As filed with the Securities and Exchange Commission on December 21, 2018. Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNION ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

444 Madison Ave., Fl 34
New York, NY 10022
(212) 981-0630
____________________

Kyle P. Bransfield
Chief Executive Officer
Union Acquisition Corp.
444 Madison Ave., Fl 34
New York, NY 10022
(212) 981-0630
____________________

With copies to:

Stephen Koval, Esq.	Conrado Tenaglia, Esq.
Christopher P. Peterson, Esq.	Matthew S. Poulter, Esq.
Arnold & Porter	Linklaters LLP
250 West 55th Street	1345 Avenue of the Americas
New York, New York 10019	New York, New York 10105
Phone: +1 (212) 836-8000	Phone: +1 (212) 903-9000
Fax: +1 (212) 836-8689	Fax: +1 (212) 903-9100
_______________
Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

_________________
CALCULATION OF REGISTRATION FEE

			Proposed
	Amount		maximum	Proposed maximum	Amount of
Title of each class of	to be		offering price	aggregate	registration
securities to be registered	registered		per share	offering price	fee(5)
Ordinary Shares issued as part of the business combination	27,116,174		$10.05	$272,517,548.70 (1)	$33,029.13
Warrants issued as part of the business combination	2,500,000	(2)	$18.00	$45,000,000.00	$5,454.00
Warrants issued as part of the business combination	2,500,000	(3)	$15.00	$37,500,000.00	$4,545.00
Warrants issued as part of the business combination	2,500,000	(4)	$11.50	$28,750,000.00	$3,484.50
Total				$383,767,548.70	$46,512.63

(1)

Estimated pursuant to Rule 457(f)(1) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $10.05, which is the average of the high and low prices of Ordinary Shares on December 14, 2018 on the New York Stock Exchange.

(2)

Represents one of three tranches of 2,500,000 warrants having an exercise price of US$18.00 that will vest upon and become exercisable upon their issuance at the consummation of the business combination.

(3)

Represents one of three tranches of 2,500,000 warrants having an exercise price of US$15.00 that will vest upon and become exercisable upon their issuance at the consummation of the business combination.

(4)

Represents one of three tranches of 2,500,000 warrants having an exercise price of US$11.50 that will vest and become exercisable if and when the price of BIOX shares trades above US$15.00 for any 20 trading days within any 30-day trading day period.

(5)	Calculated by multiplying the estimated aggregate offering price of the securities being registered by 0.0001212.
______________
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described herein until the registration statement filed with the United States Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 21, 2018

UNION ACQUISITION CORP.	BIOCERES, INC.

PROXY STATEMENT/PROSPECTUS FOR EXTRAORDINARY GENERAL
MEETING OF UNION ACQUISITION CORP.
__________________________________

PROXY STATEMENT/PROSPECTUS FOR
27,116,174 ORDINARY SHARES AND 7,500,000 WARRANTS EACH TO PURCHASE
ONE ORDINARY SHARE
__________________________________

The board of directors of Union Acquisition Corp., a Cayman Islands exempted company (“UAC,” the “Company,” “we,” “us” or “our”), has unanimously approved the share exchange agreement, dated as of November 8, 2018, as may be amended from time to time (the “Exchange Agreement”), by and between the Company (the “Acquiror” under the Exchange Agreement) and Bioceres, Inc., a wholly owned subsidiary of Parent (as defined below) incorporated under the laws of Delaware, which has been in existence for several years and which will convert into Bioceres LLC (the “Seller”) pursuant to the Reorganization (as defined below), pursuant to which the Acquiror will acquire from the Seller all of the issued and outstanding shares of common stock, par value US$0.0001 per share (the “Bioceres stock”), of New Bioceres, Inc., a Delaware corporation to be formed prior to closing as a wholly owned subsidiary of the Seller, and all of the Seller’s majority equity interest in Bioceres Semillas, S.A. (“Bioceres Semillas”), which, prior to the Semillas Contribution (as defined below) is a majority-owned subsidiary of Bioceres S.A., a company organized under the laws of Argentina (“Parent”). We refer to the transactions contemplated by the Exchange Agreement as the business combination.

Once the business combination has been approved and prior to the closing of the business combination, the Seller will create New Bioceres, Inc. and contribute to New Bioceres, Inc. its crop business net assets, including its interests in consolidated subsidiaries and joint venture entities in exchange for stock of New Bioceres, Inc. Following this contribution, Bioceres, Inc. will convert into a limited liability company (“Bioceres LLC”). Following this conversion, Parent will contribute all of its majority equity interest in Bioceres Semillas to Bioceres LLC (the “Semillas Contribution” and together with the transfer of assets by Bioceres, Inc. to New Bioceres, Inc. and the conversion of Bioceres, Inc. to Bioceres LLC, the “Reorganization”). Following the Reorganization, Bioceres LLC will contribute all the stock of New Bioceres, Inc. and all of its majority equity interest in Bioceres Semillas to UAC in exchange for shares and warrants of UAC, for an approximate equity ownership of 63.6% in the combined company (assuming no UAC public shareholder exercises redemption rights as further described in this proxy statement/prospectus and the warrants have not been exercised), resulting in UAC becoming the holding company of New Bioceres, Inc. and Bioceres Semillas. New Bioceres, Inc., together with its subsidiaries and Bioceres Semillas are referred to herein as “Bioceres.”

In addition, on October 22, 2018, Parent, RASA Holding LLC, a Delaware limited liability company and a wholly owned subsidiary of Bioceres, Inc. (“RASA Holding”), and Pedro Enrique Mac Mullen, María Marta Mac Mullen and International Property Services Corp., as sellers (collectively, the “Grantors”) entered into an amended and restated option agreement (as may be amended from time to time, the “Rizobacter Call Option Agreement”), pursuant to which the Parent, RASA Holding or any of their nominated affiliates (including New Bioceres, Inc. and its subsidiaries, collectively the “Beneficiaries”) will have the option to purchase from the Grantors all of their 11,916,000 shares of common stock, par value AR$1 each and 5 votes per share (the “Rizobacter Stock”) of Rizobacter Argentina S.A., an Argentine corporation and a subsidiary of RASA Holding (“Rizobacter”), representing 29.99% of all outstanding common stock of Rizobacter, which, upon exercise, will increase the total indirect ownership of New Bioceres, Inc. in Rizobacter to 80.00% of all outstanding stock of Rizobacter. Pursuant to the terms of the Rizobacter Call Option Agreement, RASA Holding intends to exercise the option (the “Rizobacter Call Option”) concurrently with the consummation of the business combination. The consideration payable to the Grantors by

RASA Holding for the Rizobacter Stock will be in the form of (i) US$14,985,000 in cash (the “Cash Consideration”) from the trust account (the “trust account”) established in connection with UAC’s initial public offering (the “IPO”); and/or (ii) US$34,995,000 in UAC shares redeemed in connection with the business combination, if any, and held as treasury shares (the “In-Kind Consideration”). The Cash Consideration and the In-Kind Consideration amounts may be adjusted as necessary, for so long as the total consideration (“Consideration”) does not exceed US$49,980,000. Immediately following the closing of the business combination, UAC shares constituting the In-Kind Consideration will be issued to the Grantors in reliance on an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Grantors may become party to the amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) among the Company, the Sponsor (as defined below), including current directors of UAC, to be entered into upon the consummation of the business combination.

Completion of the transactions contemplated by the Exchange Agreement requires, among other things, approval of the shareholders of UAC. As described in this proxy statement/prospectus, UAC’s shareholders are being asked to consider and vote upon the business combination (by ordinary resolution) and, among other things, to approve (by special resolution) the amendment and restatement of UAC’s amended and restated memorandum and articles of association to change UAC’s name upon the consummation of the business combination from “Union Acquisition Corp.” to Bioceres Crop Solutions Corp., to change the fiscal year end to June 30, to remove certain provisions relating to UAC’s status as a blank-check company and to remove the classified board structure of the board of directors of UAC (the “UAC Board”). Following the consummation of the business combination, the combined company intends to move its tax residence to the United Kingdom, as further described elsewhere in this proxy statement/prospectus. The Exchange Agreement and the transactions contemplated thereby are subject to approval by the board of directors of Parent (as sole member of the Seller), which has been granted broad discretion and powers by the stockholders of Parent pursuant to its by-laws, including to approve a business combination.

Under the Exchange Agreement, the Acquiror will acquire from the Seller 100% of its ownership interest in all of the issued and outstanding Bioceres stock and all of its majority equity interest in Bioceres Semillas in exchange for 27,116,174 ordinary shares of UAC and 7,500,000 warrants (the terms of which are described elsewhere in this proxy statement/prospectus), each to purchase one UAC share. In addition, the cash remaining in the trust account as of the closing date of the business combination, in the amount of approximately US$117.8 million (assuming no redemptions), will be contributed by UAC to Bioceres Crop Solutions Corp. to fund the continued operation and growth of the combined company, subject to the payment of the Cash Consideration under the Rizobacter Call Option.

It is anticipated that, upon the completion of the business combination, assuming no UAC public shareholder exercises redemption rights as further described herein and no warrants are exercised, UAC’s public shareholders will retain an ownership interest of approximately 29.7% in the combined company, the Seller will own approximately 63.6% and members of the UAC Board and all of UAC’s initial shareholders prior to the IPO and their affiliates (collectively, the “Sponsor”) will own approximately 6.7% of the combined company.

This proxy statement/prospectus covers the following securities of UAC to be issued: 27,116,174 UAC shares and 7,500,000 UAC warrants.

UAC’s units, ordinary shares, public rights and public warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols, “LTN.U,” “LTN,” “LTN RT” and “LTN WS,” respectively. UAC intends to apply to continue the listing of the UAC ordinary shares and public warrants effective upon the consummation of the business combination, on NYSE under the proposed symbols “BIOX” and “BIOX WS,” respectively.

This proxy statement/prospectus provides you with detailed information about the business combination and other matters to be considered at the extraordinary general meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference, if any. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 40 of this proxy statement/prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus, passed upon the fairness of the Exchange Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                , 2018, and is first being mailed to UAC shareholders on or about                .

UNION ACQUISITION CORP.
A Cayman Islands Exempted Company
(Company Number 329214)
444 Madison Avenue, Fl 34
New York, NY 10022
(212) 981-0630

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON                , 2019

TO THE SHAREHOLDERS OF UNION ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of Union Acquisition Corp., a Cayman Islands exempted company (“UAC” or the “Company”), will be held on                , 2019 at                 Eastern Time at                 (the “general meeting”). You are cordially invited to attend the general meeting to conduct the following items of business:

1.

Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—To consider and vote upon a proposal to (i) approve and adopt the share exchange agreement, dated as of November 8, 2018, as may be amended from time to time, by and between the Company (the “Acquiror”) and Bioceres, Inc., a Delaware corporation that will convert to Bioceres LLC (the “Seller”) pursuant to the Reorganization (described elsewhere in this proxy statement/prospectus), pursuant to which the Acquiror will purchase from the Seller all of the issued and outstanding shares of common stock, par value US$0.0001 per share, of New Bioceres, Inc. (together with its subsidiaries and Bioceres Semillas, “Bioceres”), a Delaware corporation to be formed as part of the Reorganization and a wholly owned subsidiary of the Seller, and the Seller’s majority equity interest in Bioceres Semillas S.A. (“Bioceres Semillas”), an Argentine corporation and, prior to the Semillas Contribution, a majority owned subsidiary of Bioceres S.A. (“Parent”) (the “Exchange Agreement,” and the transactions contemplated therein, the “business combination”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A; and (ii) ratify the amended call option agreement, dated as of October 22, 2018, as may be amended from time to time (the “Rizobacter Call Option Agreement”), by and among the Parent, RASA Holding LLC, a Delaware limited liability company and a wholly owned subsidiary of Bioceres, Inc. (“RASA Holding”), and Pedro Enrique Mac Mullen, María Marta Mac Mullen and International Property Services Corp., as sellers (the “Grantors”), pursuant to which the Parent, RASA Holding or any of their nominated affiliates (including New Bioceres, Inc. and its subsidiaries, collectively the “Beneficiaries”) will have the option to purchase from the Grantors all of their 11,916,000 shares of common stock, par value AR$1 each and 5 votes per share (the “Rizobacter Stock”) of Rizobacter Argentina S.A. (“Rizobacter”), an Argentine corporation and subsidiary of RASA Holding, representing 29.99% of all outstanding common stock of Rizobacter (the “Rizobacter Call Option”), which, upon exercise, will increase the total indirect ownership of New Bioceres, Inc. in Rizobacter up to 80.00% of all outstanding stock of Rizobacter, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, and the transactions contemplated by the Exchange Agreement and the Rizobacter Call Option Agreement, including the business combination, which we refer to as the “Business Combination and Rizobacter Call Option Agreement Proposal;”

The Articles Amendment Proposals—To consider and vote upon four separate proposals to approve by special resolution, assuming the Business Combination and Rizobacter Call Option Agreement Proposal is approved and adopted, the following amendments to UAC’s amended and restated memorandum and articles of association (the “Articles”):

2.

Proposal No. 2—To consider and vote upon an amendment to the Articles to authorize changing the post-business combination corporate name from “Union Acquisition Corp.” to “Bioceres Crop Solutions Corp.” (which we sometimes refer to herein as “BIOX” or “Bioceres Crop Solutions”);

3.	Proposal No. 3—To consider and vote upon an amendment to the Articles to authorize changing UAC’s fiscal year end to June 30;

4.

Proposal No. 4—To consider and vote upon an amendment to the Articles to authorize removing certain provisions relating to UAC’s status as a blank-check company that will no longer apply upon consummation of the business combination;

5.	Proposal No. 5—To consider and vote upon an amendment to the Articles to authorize removing the classified board structure of the UAC Board (as defined below);

Proposals No. 2-5 are collectively referred to herein as the “Articles Amendment Proposals.”

6.

Proposal No. 6—The Director Election Proposal—To consider and vote upon a proposal to appoint seven directors to serve on the board of directors of BIOX (the “BIOX Board”) until their respective successors are duly elected and qualified pursuant to the terms of the Articles, which we refer to as the “Director Election Proposal;”

7.

Proposal No. 7—The NYSE Proposal—To consider and vote upon a proposal to approve, assuming the Business Combination and Rizobacter Call Option Agreement Proposal and the Articles Amendment Proposals are approved and adopted, for purposes of complying with applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of more than 20% of UAC’s issued and outstanding ordinary shares to the Seller in connection with the business combination (as described herein) and the related change of control, which we refer to as the “NYSE Proposal;” and

8.

Proposal No. 8—The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the general meeting to a later date or dates, if necessary, which we refer to as the “Adjournment Proposal.”

The above matters are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Exchange Agreement. We urge you to read carefully the accompanying proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of UAC and Bioceres.

The record date for the general meeting is                 , 2019. Only shareholders of record at the close of business on that date may vote at the general meeting or any adjournment thereof.

We are providing the accompanying proxy statement/prospectus and accompanying proxy card to UAC’s shareholders in connection with the solicitation of proxies to be voted at the general meeting and at any adjournments of the general meeting. Information about the general meeting, the business combination and other related business to be considered by UAC’s shareholders at the general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the general meeting, we urge all of UAC’s shareholders to read the accompanying proxy statement/prospectus, including the Annexes and the accompanying financial statements of UAC and combined financial statements of Bioceres (“Bioceres’ combined financial statements”), carefully and in their entirety.

IN PARTICULAR, WE URGE YOU TO READ CAREFULLY THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 40 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

After careful consideration, the UAC Board of Directors (the “UAC Board”) has unanimously approved the business combination and unanimously recommends that shareholders vote “FOR” adoption of the Exchange Agreement and approval of the transactions contemplated thereby, including the business combination, and “FOR” all other proposals presented to UAC’s shareholders in the accompanying proxy statement/prospectus. When you consider the UAC Board’s recommendation of these proposals, you should keep in mind that UAC’s directors and officers have interests in the business combination that may conflict with your interests as a shareholder. Please see the section entitled “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—Interests of Certain Persons in the Business Combination” for additional information.

As a result of the business combination, UAC will acquire Bioceres. Subject to the terms of the Exchange Agreement, UAC will acquire from the Seller all of the issued and outstanding common stock of New Bioceres, Inc. (the “Bioceres stock”) and all of the Seller’s majority equity interest in Bioceres Semillas in exchange for 27,116,174 UAC shares and 7,500,000 warrants (the terms of which are described elsewhere in the accompanying proxy statement/prospectus), each to purchase one UAC ordinary share, representing a 63.6% equity interest in the combined company, assuming no UAC public shareholder exercises redemption rights as further described herein and no warrants are exercised. In addition, upon the consummation of the business combination, assuming no UAC public shareholder exercises redemption rights as further described in the accompanying proxy statement/prospectus, approximately US$117.8 million from the trust account (the “trust account”) established in connection with UAC’s initial public offering (the “IPO”) will be contributed to Bioceres Crop Solutions to fund the continued operation and growth of the combined company, subject to the payment of the Cash Consideration under the Rizobacter Call Option Agreement. It is anticipated that, upon the completion of the business combination, assuming no UAC public shareholder exercises the redemption rights and no warrants are exercised, UAC’s public shareholders will retain an ownership interest of approximately 29.7% in the combined company, the Seller will own approximately 63.6%, and members of the UAC Board and all of UAC’s initial shareholders (as defined below) and affiliates (collectively, the “Sponsor”) will own approximately 6.7% of the combined company. In addition, upon the exercise of the Rizobacter Call Option, the Beneficiaries will have the option to purchase from the Grantors all of their Rizobacter Stock. Consideration payable to the Grantors by the Beneficiaries for the Rizobacter Stock will be in the form of (i) US$14,985,000 in cash from the trust account (the “Cash Consideration”) and/or (ii) US$34,995,000 in UAC shares redeemed in connection with the business combination, if any, and held as treasury shares (the “In-Kind Consideration”). The Cash Consideration and the In-Kind Consideration amounts may be adjusted as necessary, for so long as the total consideration does not exceed US$49,980,000. It is anticipated that upon the exercise of the Rizobacter Call Option, the indirect ownership of New Bioceres, Inc. in Rizobacter will increase up to 80.00% of all outstanding stock of Rizobacter. Immediately following the closing of the business combination, UAC shares constituting the In-Kind Consideration will be issued to the Grantors in reliance on an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). See the section entitled “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal” beginning on page 94 for further details. A copy of each of the Exchange Agreement and the Rizobacter Call Option Agreement is attached to the accompanying proxy statement/prospectus as Annex A and Annex B, respectively.

In connection with the IPO, UAC’s shareholders prior to the IPO (collectively, the “initial shareholders”) agreed (i) to vote any ordinary shares owned by them in favor of the business combination and (ii) not to redeem any ordinary shares in connection with a shareholder vote to approve the business combination. Currently, the initial shareholders own 20.0% of UAC’s issued and outstanding ordinary shares.

Upon the consummation of the business combination and in connection with the issuance of the UAC shares constituting the In-Kind Consideration, the Sponsor, including directors of UAC, and the Grantors (collectively the “restricted stockholders”) may enter into an Amended and Restated Registration Rights Agreement, providing for, among other things, customary registration rights, including demand and piggy-back rights. See the section entitled “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—Related Agreements—Amended and Restated Registration Rights Agreement” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Articles, a holder of UAC’s ordinary shares issued in the IPO (“public shares”) may request that UAC redeem all or a portion of such shareholder’s public shares for cash if the business combination is consummated. For the purposes of Article 48.3 of the Articles, the exercise of redemption rights may be treated as an election to have such public shares repurchased for cash and references in the accompanying proxy statement/prospectus shall be interpreted accordingly. You will be entitled to receive cash for any public shares to be redeemed only if you: (i) (a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares, public rights and public warrants prior to exercising your redemption rights with respect to the public shares; (ii) prior to                , Eastern Time on                , 2019, submit a written request to UAC’s transfer agent, that UAC redeem your public shares for cash; (iii) vote at the general meeting; and (iv) deliver your public shares to UAC’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of UAC units must elect to separate the underlying public shares, public rights and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their UAC units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the UAC units into the underlying public shares, public rights and public warrants, or if a holder holds UAC units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders must vote at the general meeting if they wish to redeem their public shares, and may elect to redeem such shares even if they vote “FOR” the Business Combination and Rizobacter Call Option Agreement Proposal. If the business combination is not consummated, the public shares will not be redeemed for cash until UAC consummates another initial business combination, if any, or until its liquidation, 21 months from the date of UAC’s IPO, or any later date approved by UAC’s shareholders. If a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, UAC will, upon consummation of the business combination, redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of the record date, this would have amounted to approximately US$                 per public share. If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares, which will be kept in UAC’s own treasury for purposes of the exercise of the Rizobacter Call Option and tag-along exercise under Semillas Shareholders’ Agreement (as defined herein). See the section entitled “Extraordinary General Meeting of UAC Shareholders—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d) (3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares, without UAC’s prior consent. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemable for cash, without receiving such prior consent.

In no event will UAC redeem public shares in an amount that would cause its net tangible assets to be less than US$5,000,001 (pursuant to Rule 3a51-1(g)(1) of the Exchange Act). Holders of UAC warrants and rights do not have redemption rights in connection with the business combination. Holders of rights are entitled to receive one-tenth (1/10) of one ordinary share of UAC upon consummation of the business combination. As such, the rights will cease trading on the NYSE upon their conversion. UAC shares and public warrants will continue trading on the NYSE under the new symbols “BIOX” and “BIOX WS,” respectively, upon the consummation of the business combination.

The Business Combination and Rizobacter Call Option Agreement Proposal requires an ordinary resolution under Cayman Islands law, which is the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting. The approval of the Articles Amendment Proposals requires a special resolution under Cayman Islands law, which is the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting. The approval of each the NYSE Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, which is the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting. The approval of the Director Election Proposal requires an ordinary resolution, which is the affirmative vote of a majority of the issued and outstanding shares of UAC, determined as of the record date, present and entitled to vote thereon at the general meeting voting at the general meeting; provided, that, the holders of a majority of the founder shares have agreed to vote such shares for the Director Election Proposal.

Your vote is very important. Whether or not you plan to attend the general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the general meeting. The transactions contemplated by the Exchange Agreement will be consummated only if the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal and the NYSE Proposal are approved at the general meeting. Each of the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal and the NYSE Proposal are cross-conditioned on the approval of each other. Each other proposal is conditioned on the approval of the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal and the NYSE Proposal, other than the Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the general meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the general meeting. If you are a shareholder of record and you attend the general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the Annexes thereto) for a more complete description of the proposed business combination and related transactions and each of the proposals. We encourage you to read the accompanying proxy statement/prospectus carefully. If you have any questions or need assistance voting your ordinary shares, please contact D.F. King & Co., Inc., UAC’s proxy solicitor, by calling (800) 859-8511, or by emailing uac@dfking.com.

Thank you for your participation. We look forward to your continued support.

, 2019	By Order of the UAC Board,

Juan Sartori
Chairman of the UAC Board

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO UAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DTC’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. YOU WILL NOT BE ENTITLED TO REDEEM YOUR PUBLIC SHARES UNLESS YOU VOTE BY PROXY OR AT THE GENERAL MEETING.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement/prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about our:

●	ability to complete the business combination;

●	success in retaining or recruiting, or changes required in, our officers, key employees or directors following the business combination;

●	officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the business combination, as a result of which they would then receive expense reimbursements;

●	public securities’ potential liquidity and trading;

●	expectations regarding the time during which we will be an “emerging growth company” under the JOBS Act;

●	our future financial performance following the business combination; and

●	changes in the market for Bioceres products.

The forward-looking statements contained in this proxy statement/prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described below and under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Some factors that could cause actual results to differ include:

●	the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Exchange Agreement;

●	the outcome of any legal proceedings that may be instituted against Bioceres or UAC following announcement of the proposed business combination and transactions contemplated thereby;

●	the inability to complete the transactions contemplated by the proposed business combination due to the failure to obtain approval of the shareholders of UAC, or other conditions to closing in the Exchange Agreement;

●	the inability to obtain or maintain the listing of Bioceres Crop Solutions Corp. (which we sometimes refer to herein as “BIOX” or “Bioceres Crop Solutions”) shares on the NYSE following the business combination;

●	the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

●	the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability to integrate Bioceres and UAC’s businesses, and the ability of the combined business to grow and manage growth profitably;

●	costs related to the business combination;

●	changes in applicable laws or regulations;

●	the inability to launch new Bioceres products or to profitably expand into new markets;

●	the possibility that Bioceres or UAC may be adversely affected by other economic, business, and/or competitive factors; and

●	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR UAC SHAREHOLDERS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the general meeting, including with respect to the proposed business combination. The following questions and answers do not include all the information that is important to UAC’s shareholders. We urge shareholders to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed business combination and the voting procedures for the general meeting, which will be held on               at               Eastern Time at               .

Q: Why am I receiving this proxy statement/prospectus?

A: UAC’s shareholders are being asked to consider and vote upon, among other proposals, a proposal to (i) approve and adopt the Exchange Agreement and approve the transactions contemplated thereby, including the business combination; and (ii) ratify the Rizobacter Call Option Agreement. As a result of the business combination, UAC will acquire Bioceres. Subject to the terms of the Exchange Agreement, the Acquiror will purchase from the Seller the Bioceres stock and all of the Seller’s majority equity interest in Bioceres Semillas, in exchange for 27,116,174 UAC shares and 7,500,000 UAC warrants (the terms of which are further described elsewhere in this proxy statement/prospectus), representing a 63.6% equity interest in UAC, assuming no UAC public shareholder exercises the redemption rights further described herein and no warrants are exercised. In addition, upon the consummation of the business combination, UAC will change its corporate name from Union Acquisition Corp. to Bioceres Crop Solutions Corp. and intends to subsequently move its tax residence to the United Kingdom. Following the consummation of the business combination, approximately US$117.8 million (assuming no redemptions) will be contributed to Bioceres Crop Solutions Corp. from the trust account established in connection with UAC’s IPO to fund the continued operation and growth of the combined company, subject to the payment of the Cash Consideration under the Rizobacter Call Option Agreement. In addition, pursuant to the Rizobacter Call Option Agreement, the Beneficiaries will have the option to purchase from the Grantors all of their 11,916,000 shares of Rizobacter Stock, representing 29.99% of all outstanding common stock of Rizobacter, which, upon exercise, will increase the total indirect ownership of New Bioceres, Inc. in Rizobacter up to 80.00%. It is anticipated that, upon the completion of the business combination, assuming no UAC public shareholder exercises redemption rights and no warrants are exercised, UAC’s public shareholders will retain an ownership interest of approximately 29.7% in the combined company, the Seller will own approximately 63.6% and the Sponsor will own approximately 6.7% of the combined company. A copy of each of the Exchange Agreement and the Rizobacter Call Option Agreement, including each amendment thereto through the date hereof, is attached to this proxy statement/prospectus as Annex A and Annex B, respectively.

This proxy statement/prospectus and its Annexes contain important information about the proposed business combination and the other matters to be acted upon at the general meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q: What is the nature of the business of Bioceres?

A: Founded in 2001 by a leading group of growers in Argentina to address the demand for higher crop yield and productivity in a sustainable and environmentally conscious way, Bioceres is a fully-integrated provider of crop productivity solutions, including seeds, seed traits, seed treatments, biologicals, high-value adjuvants and fertilizers. While other industry participants specialize in a single technology, chemistry, product, condition or stage of plant development, Bioceres has developed a multi-discipline and multi-product platform capable of providing solutions throughout the entire crop cycle, from pre-planting to transportation and storage. Bioceres’ platform is designed to cost-effectively bring high-value technologies to market through an open-architecture approach. The company’s headquarters and primary operations are based in Argentina, which is its key end-market as well as one of the largest markets globally for genetically modified (“GM”) crops. Bioceres’ net revenue, net loss and Adjusted EBITDA for the year ended June 30, 2018 were US$133.5 million, US$14.3 million and US$22.4 million, respectively. Adjusted EBITDA is a non-IFRS financial measure. Net loss is the most directly comparable measure calculated in accordance with IFRS. For more information about Bioceres’ business and financial results, see “Information About Bioceres” and “Bioceres’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Q: When and where is the general meeting?

A: The general meeting will be held on               at               Eastern Time at               located at               .

Q: What are the specific proposals on which I am being asked to vote at the general meeting?

A: UAC’s shareholders are being asked to approve the following proposals:

Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—To consider and vote upon a proposal to (i) approve and adopt the Exchange Agreement, dated as of November 8, 2018, as may be amended from time to time, by and between the Acquiror and the Seller, pursuant to which the Acquiror will purchase from the Seller all of the Bioceres stock and all of the Seller’s majority equity interest in Bioceres Semillas, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the business combination, and (ii) ratify the Rizobacter Call Option Agreement, as described above, a copy of which is attached to this proxy statement/prospectus as Annex B, which we refer to collectively as the “Business Combination and Rizobacter Call Option Agreement Proposal;”

The Articles Amendment Proposals—To consider and vote upon four separate proposals to approve by special resolution, assuming the Business Combination and Rizobacter Call Option Agreement Proposal is approved and adopted, the following amendments to UAC’s Articles:

Proposal No. 2—To consider and vote upon an amendment to the Articles to authorize changing the post-business combination corporate name from “Union Acquisition Corp.” to “Bioceres Crop Solutions Corp.;”

Proposal No. 3—To consider and vote upon an amendment to the Articles to authorize changing UAC’s fiscal year end to June 30;

Proposal No. 4—To consider and vote upon an amendment to the Articles to authorize removing certain provisions relating to UAC’s status as a blank-check company that will no longer apply upon consummation of the business combination;

Proposal No. 5—To consider and vote upon an amendment to the Articles to authorize removing the classified board structure of the UAC Board;

Proposals No. 2-5 are collectively referred to as the “Articles Amendment Proposals.”

Proposal No. 6—The Director Election Proposal—To consider and vote upon a proposal to appoint seven directors to serve on the board of directors of BIOX (the “BIOX Board”) until their respective successors are duly elected and qualified pursuant to the terms of the Articles, which we refer to as the “Director Election Proposal;”

Proposal No. 7—The NYSE Proposal—To consider and vote upon a proposal to approve, assuming the Business Combination and Rizobacter Call Option Agreement Proposal and the Articles Amendment Proposals are approved and adopted, for purposes of complying with applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of more than 20% of UAC’s issued and outstanding ordinary shares to the Seller in connection with the business combination (as described herein) and the related change of control, which we refer to as the “NYSE Proposal;” and

Proposal No. 8—The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the general meeting to a later date or dates, if necessary, which we refer to as the “Adjournment Proposal.”

Q: Are the proposals conditioned on one another?

A: The transactions contemplated by the Exchange Agreement will be consummated only if the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal and the NYSE Proposal are approved at the general meeting. Each of the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal and the NYSE Proposal are cross-conditioned on the approval of each other. Each other proposal is conditioned on the approval of the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal and the NYSE Proposal, other than the Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Q: Why is UAC providing shareholders with the opportunity to vote on the business combination?

A: Under the Articles, UAC must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of UAC’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, UAC has elected to provide UAC’s shareholders with the opportunity to have their public shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of UAC’s shareholders of the Business Combination and Rizobacter Call Option Agreement Proposal in order to allow public shareholders to effectuate redemptions of their public shares in connection with the closing of the business combination. Additionally, approval of the Exchange Agreement and the business combination is required under the Articles, and such approval is a condition to the consummation of the business combination under the Exchange Agreement.

Q: When is the business combination expected to be completed?

A: The consummation of the business combination is expected to take place on or prior to the second business day following the satisfaction or waiver of the conditions set forth in the Exchange Agreement and described below in the subsection entitled “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—The Exchange Agreement—Conditions to Closing of the Business Combination.” The closing of the business combination, which is expected in the first quarter of 2019, is subject to customary and other closing conditions, including receipt of approvals from UAC’s shareholders. The Exchange Agreement may be terminated by UAC or the Seller if the consummation of the business combination has not occurred by March 31, 2019 (the “outside date”).

For a description of the conditions to the completion of the business combination, see the section entitled “Proposal No. 1—the Business Combination and Rizobacter Call Option Agreement Proposal—The Exchange Agreement—Conditions to Closing,” beginning on page 101 of this proxy statement/prospectus.

Q: Following the business combination, will UAC’s securities continue to trade on a stock exchange?

A: Yes. Our publicly traded ordinary shares, rights, units and warrants are currently listed on the NYSE under the symbols “LTN,” “LTN RT,” “LTN.U,” and “LTN WS,” respectively. UAC intends to apply to continue the listing of UAC ordinary shares and public warrants effective upon the consummation of the business combination, on the NYSE under the proposed symbols “BIOX” and “BIOX WS,” respectively. As a result, our publicly traded units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security. In addition, our rights are entitled to receive one-tenth (1/10) of one ordinary share of UAC upon consummation of the business combination and will no longer trade as a separate security if the business combination is completed.

Q: What happens if I sell my UAC ordinary shares before the general meeting?

A: The record date for the general meeting is earlier than the date that the business combination is expected to be completed. If you transfer your UAC ordinary shares after the record date, but before the general meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the general meeting. However, you will not be able to seek redemption of the UAC ordinary shares because you will no longer be able to deliver them for redemption upon consummation of the business combination. If you transfer your UAC ordinary shares prior to the record date, you will have no right to vote those shares at the general meeting or redeem those shares for a pro rata portion of the proceeds held in the trust account.

Q: What vote is required to approve the proposals presented at the general meeting?

A: The approval of the Business Combination and Rizobacter Call Option Agreement Proposal under Cayman Islands law requires approval by an ordinary resolution, which is the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting. Accordingly, if a UAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a quorum is established, however, if a quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination and Rizobacter Call Option Agreement Proposal. Abstentions will be counted in connection with the determination of whether a quorum is established but will have no effect on the vote for the Business Combination and Rizobacter Call Option Agreement Proposal. The initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. Currently, the initial shareholders own 20.0% of UAC’s issued and outstanding ordinary shares.

The approval of the Articles Amendment Proposals under Cayman Islands law requires approval by a special resolution, which is the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting. Accordingly, if a UAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a quorum is established, however, if a quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on any of the Articles Amendment Proposals. Abstentions will be counted in connection with the determination of whether a quorum is established but will have no effect on the vote for the Articles Amendment Proposals.

The approval of each of the NYSE Proposal, the Director Election Proposal and the Adjournment Proposal under Cayman Islands law requires approval by an ordinary resolution, which is the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting. Accordingly, if a UAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a quorum is established, however, if a quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the NYSE Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a quorum is established but will have no effect on the vote for the NYSE Proposal and the Adjournment Proposal.

Q: How many votes do I have at the general meeting?

A: UAC’s shareholders are entitled to one vote on each proposal presented at the general meeting for each UAC ordinary share held of record as of               , 2019, the record date for the general meeting. As of the close of business on the record date, there were               outstanding UAC ordinary shares.

Q: What constitutes a quorum at the general meeting?

A: The holders of a majority of the issued and outstanding UAC ordinary shares entitled to vote as of the record date at the general meeting must be present, in person or represented by proxy, or if a corporation or other non-natural person, by its duly authorized representative or proxy, at the general meeting to constitute a quorum and in order to conduct business at the general meeting. Abstentions will be counted as present for the purpose of determining a quorum. The initial shareholders, who currently own approximately 20.0% of UAC’s issued and outstanding ordinary shares, will count towards this quorum. In the absence of a quorum, the chairman of the general meeting has the power to adjourn the general meeting. As of the record date for the general meeting,               UAC ordinary shares would be required to achieve a quorum.

At the general meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present.

Q: How will the Sponsor, directors and officers vote?

A: In connection with the IPO, the initial shareholders agreed to vote their founder shares and any public shares purchased during or after the IPO in favor of the business combination. None of the Sponsor, including directors or officers of UAC, has purchased any UAC ordinary shares during or after the IPO and, as of the date of this proxy statement/prospectus, neither we nor the Sponsor, directors or officers have entered into agreements, and are not currently in negotiations, to purchase shares prior to the consummation of the business combination.

Q: What happens if I vote against the Business Combination and Rizobacter Call Option Agreement Proposal?

A: If you vote against the Business Combination and Rizobacter Call Option Agreement Proposal but the Business Combination and Rizobacter Call Option Agreement Proposal still obtains the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting, then the Business Combination and Rizobacter Call Option Agreement Proposal will be approved and, assuming the approval of the NYSE Proposal, the Articles Amendment Proposals, the Director Election Proposal and the satisfaction or waiver of the other conditions to closing, the business combination will be consummated in accordance with the terms of the Exchange Agreement.

If you vote against the Business Combination and Rizobacter Call Option Agreement Proposal and the Business Combination and Rizobacter Call Option Agreement Proposal does not obtain the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting, then the Business Combination and Rizobacter Call Option Agreement Proposal will fail and we will not consummate the business combination. If UAC does not consummate the business combination, we may continue to try to complete a business combination with a different target business until December 2, 2019, or, if an extension is approved by UAC’s shareholders, by such extended date. If UAC fails to complete an initial business combination by December 2, 2019 or, if an extension is approved, by such extended date, then UAC will be required to dissolve and liquidate the trust account by returning the then-remaining funds in such account to its public shareholders.

Q: Do I have redemption rights?

A: If you are a public shareholder and you properly exercise your right to redeem your public shares and timely deliver your shares to the transfer agent, UAC will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest, less income taxes payable, divided by the number of then issued and outstanding public shares; provided that UAC will not redeem any public shares to the extent that such redemption would result in UAC having net tangible assets of less than US$5,000,001 (pursuant to Rule 3a51-1(g)(1) of the Exchange Act). The initial shareholders have agreed to waive their redemption rights with respect to their founder shares and with respect to any public shares they may hold in connection with the consummation of the business combination. Accordingly, the outstanding founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on the fair value of marketable securities held in the trust account of approximately US$               as of the record date, the estimated per share redemption price would have been approximately US$               .

You will not be entitled to exercise your redemption rights unless you vote at the general meeting. Additionally, shares properly tendered for redemption will be redeemed only if the business combination is consummated; otherwise holders of such shares will be entitled only to a pro rata portion of the trust account (including interest but net of income taxes payable) in connection with the liquidation of the trust account, unless we complete an alternative business combination prior to December 2, 2019, or a later date if shareholders of UAC have approved to extend the deadline for consummation of the business combination.

Q: Will my vote affect my ability to exercise redemption rights?

A: No. You may exercise your redemption rights whether you vote your ordinary shares for or against the Business Combination and Rizobacter Call Option Agreement Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Exchange Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of the NYSE.

Q: Can UAC’s initial shareholders redeem their founder shares in connection with consummation of the business combination?

A: No. The initial shareholders have agreed to waive their redemption rights with respect to their founder shares and any public shares they may hold in connection with the consummation of the business combination.

Q: Is there a limit on the number of shares that may be redeemed?

A: Yes. A public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares sold in the IPO, without UAC’s prior consent. Accordingly, all shares in excess of 20% owned by a holder will not be redeemed for cash, unless such consent is granted by UAC. On the other hand, a public shareholder who holds less than 20% of the public UAC ordinary shares may redeem all of the public shares held by such shareholder for cash.

In no event is your ability to vote all of your shares (including those shares held by you in excess of 20% of the shares sold in the IPO) for or against the business combination restricted.

There is no specified maximum redemption threshold under the Articles, other than the aforementioned 20% threshold. Each redemption of UAC ordinary shares by public shareholders will reduce the amount in the trust account. In no event will UAC redeem public shares in connection with the business combination in an amount that would cause its net tangible assets to be less than US$5,000,001 (pursuant to Rule 3a51-1(g)(1) of the Exchange Act). Holders of public warrants or public rights do not have redemption rights in connection with the business combination.

Q: How do I exercise my redemption rights?

A: Pursuant to the Articles, a holder of UAC’s public shares may request that UAC redeem all or a portion of such shareholder’s public shares for cash if the business combination is consummated. For the purposes of Article 48.3 of the Articles, the exercise of redemption rights may be treated as an election to have such public shares redeemed for cash and references in this proxy statement/prospectus shall be interpreted accordingly. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)	(a) hold public shares, or (b) hold public shares through units and you elect to separate your units into the underlying public shares, public rights and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	prior to Eastern Time on , submit a written request to the transfer agent, that UAC redeem your public shares for cash; and

(iii)	timely deliver your public shares to the transfer agent, physically or electronically through DTC.

To complete the written request, you must (i) check the box on the enclosed proxy card to elect redemption, (ii) check the box on the enclosed proxy card marked “Shareholder Certification” and (iii) if you hold public units, separate the underlying public shares, public rights and public warrants. You must submit the written request that we redeem your public shares for cash and tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to the transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004-1561
Attn: Mark Zimkind, Senior Vice President & Director of Shareholder Services
Email: mzimkind@continentalstock.com
Phone: (212) 845-3287

Please check the box on the enclosed proxy card marked “Shareholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to ordinary shares. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the UAC ordinary shares included in the units sold in the IPO (without UAC’s prior consent), which we refer to as the “20% threshold.” Accordingly, all public shares in excess of the 20% threshold beneficially owned by a public shareholder or group will not be redeemed for cash, without such prior consent.

Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is UAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, UAC does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to UAC’s transfer agent at least two business days prior to the general meeting or to deliver their shares to the transfer agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the general meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the business combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming shareholder. However, this fee would be incurred regardless of whether or not we require shareholders seeking to exercise redemption rights to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q: What are the U.S. federal income tax consequences of exercising my redemption rights?

A: Please see the section entitled “Taxation—United States Federal Income Taxation—U.S. Holders—Conversion of Ordinary Shares” in UAC’s Registration Statement on Form S-1 filed with the SEC on February 23, 2018 for a discussion of material U.S. federal income tax consequences of exercising your redemption rights.

Q: If I am a UAC warrant or right holder, can I exercise redemption rights with respect to my public warrants or rights?

A: No. The holders of UAC warrants and rights have no redemption rights with respect to such warrants and rights.

Q: Do I have appraisal rights if I object to the proposed business combination?

A: No. Appraisal rights are not available to holders of UAC public shares in connection with the business combination.

Q: What happens if the business combination is not consummated?

A: There are certain circumstances under which the Exchange Agreement may be terminated. Please see the section entitled “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement—The Exchange Agreement—Termination.” If UAC does not consummate the business combination with Bioceres, we may continue to try to complete a business combination with a different target business until December 2, 2019. If UAC fails to complete an initial business combination by such date, and UAC has not received approval from its shareholders to extend the deadline for consummation of the business combination, then at such time, or such later time, if an extension is granted and no business combination has been completed as of such extended date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the trust account (less up to US$100,000 of interest to pay liquidation expenses and which interest shall be net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the UAC Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors in all cases subject to and the other requirements of applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the initial public offering price per unit in the IPO. Please see the section entitled “Risk Factors—Risks Related to UAC and the Business Combination.”

Holders of UAC founder shares have waived all rights to any distribution from the trust account with respect to such shares. In addition, if UAC fails to complete a business combination by December 2, 2019, or any extended date as described above, there will be no redemption rights or liquidating distributions with respect to UAC’s outstanding warrants or rights, which will expire worthless.

Q: What do I need to do now?

A: You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes hereto, and to consider how the business combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q: How do I vote?

A: If you were a holder of record of UAC ordinary shares on               , 2019, the record date for the general meeting, you may vote with respect to the proposals in person at the general meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the general meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the general meeting so that your shares will be voted if you are unable to attend the general meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by               Eastern Time on               , 2019.

Voting in Person at the Meeting. If you attend the general meeting and plan to vote in person, we will provide you with a ballot at the general meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the general meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the general meeting and vote in person, you will need to bring to the general meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. For additional information, please see the section entitled “Extraordinary General Meeting of UAC Shareholders” beginning on page 87 of this proxy statement/prospectus.

Q: What will happen if I sign and return my proxy card without indicating how I wish to vote?

A: Signed and dated proxies received by us without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders. The proxy holders may use their discretion to vote on any other matters which properly come before the general meeting.

Q: If I am not going to attend the general meeting in person, should I return my proxy card instead?

A: Yes. Whether you plan to attend the general meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. UAC believes the proposals presented to the shareholders at this general meeting will be considered non-discretionary and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the general meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purposes of determining the existence of a quorum but will not be counted for purposes of determining the number of votes cast at the general meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote by sending a later-dated, signed proxy card to UAC’s Secretary at the address listed below so that it is received by UAC’s Secretary prior to the general meeting or attend the general meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to UAC’s Secretary, which must be received by UAC’s Secretary prior to the general meeting.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q: Who will solicit and pay the cost of soliciting proxies for the general meeting?

A: UAC will pay the cost of soliciting proxies for the general meeting. UAC has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the general meeting. UAC has agreed to pay D.F. King & Co., Inc. a fee of US$20,000, plus disbursements, and will reimburse D.F. King & Co., Inc. for its reasonable out-of-pocket expenses and indemnify D.F. King & Co., Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. UAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of UAC’s ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of UAC’s ordinary shares and in obtaining voting instructions from those owners. UAC’s initial shareholders, directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q: Who can help answer my questions?

A: If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact UAC’s Secretary at:

Union Acquisition Corp.
444 Madison Ave., Fl 34
New York, NY 10022
Attention: UAC Secretary
Telephone: (212) 981-0630

You may also contact UAC’s proxy solicitor at:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Attention: Union Acquisition Corp.
Telephone: (800) 859-8511
E-mail: uac@dfking.com

To obtain timely delivery, UAC’s shareholders must request the materials no later than five business days prior to the general meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to UAC’s transfer agent prior to the general meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your shares, please contact UAC’s transfer agent:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004-1561
Attn: Mark Zimkind, Senior Vice President & Director of Shareholder Services
Email: mzimkind@continentalstock.com
Phone: (212) 845-3287

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of UAC and Bioceres, to fully understand the proposed business combination (as described below) before voting on the proposals to be considered at the general meeting (as described below). Please see the section entitled “Where You Can Find More Information” beginning on page 220 of this proxy statement/prospectus.

Unless otherwise specified, all share calculations assume (i) no exercise of redemption rights by any of UAC’s public shareholders, (ii) no exercise of warrants and (iii) the exercise of the Rizobacter Call Option by the Beneficiaries.

Parties to the Business Combination

UAC

UAC is a blank check company incorporated on November 14, 2017 as a Cayman Islands exempted company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities. Prior to its IPO, in December 2017, UAC issued an aggregate of 2,875,000 ordinary shares to Kyle P. Bransfield, UAC’s Chief Executive Officer, and Union Group International Holdings Limited (“UGI”), an affiliate of Juan Sartori, the Chairman of the UAC Board, for aggregate consideration of US$25,000 in cash, or approximately US$0.01 per share, in connection with its organization. Mr. Bransfield and UGI subsequently transferred a portion of their founder shares to certain individuals and entities, including UAC’s independent directors, for the same purchase price originally paid for such shares.

On March 2, 2018, UAC consummated its IPO of 11,500,000 units, including 1,500,000 units which were subject to the over-allotment option granted to the underwriters of the IPO, with each unit consisting of one ordinary share, one right, and one redeemable warrant. Each right is exchangeable for one-tenth (1/10) of one ordinary share upon the consummation of the business combination. Each warrant will become exercisable on the later of the completion of an initial business combination or March 2, 2019 and will expire on the fifth anniversary of UAC’s completion of an initial business combination, or earlier upon redemption or liquidation. The ordinary shares, rights, and warrants included in the units traded as a unit until March 22, 2018, when separate trading of ordinary shares, rights, and warrants began. Holders now have the option to continue to hold units or separate their units into the component pieces. UAC’s units, ordinary shares, rights and warrants are currently listed on the NYSE under the symbols, “LTN.U,” “LTN,” “LTN RT” and “LTN WS,” respectively. UAC intends to apply to continue the listing of UAC ordinary shares and warrants, effective upon the consummation of the business combination, on the NYSE under the proposed symbols “BIOX” and “BIOX WS,” respectively. As a result, UAC’s units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security.

Prior to entering into the Exchange Agreement, UAC’s efforts to identify a target business were not limited to a particular industry or geographic region, although since its inception, UAC has focused its search for a target business in Latin America, within sectors that are underrepresented on public exchanges, including but not limited to natural resources, industrial operations and financial services and technology sectors.

The mailing address of UAC’s principal executive office is 444 Madison Avenue, Fl 34, New York, New York 10022. The telephone number of UAC is (212) 981-0630. For more information about UAC, please see the sections of this proxy statement/prospectus entitled “Information About UAC” and “UAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Bioceres

Founded in 2001 by a leading group of growers in Argentina to address the demand for higher crop yield and productivity in a sustainable and environmentally conscious way, Bioceres is a fully-integrated provider of crop productivity solutions, including seeds, seed traits, seed treatments, biologicals, high-value adjuvants and fertilizers. While other industry participants specialize in a single technology, chemistry, product, condition or stage of plant development, Bioceres has developed a multi-discipline and multi-product platform capable of providing solutions throughout the entire crop cycle, from pre-planting to transportation and storage. Bioceres’ platform is designed to cost-effectively bring high-value technologies to market through an open-architecture approach. The company’s headquarters and primary operations are based in Argentina, which is its key end-market as well as one of the largest markets globally for GM crops. Its controlling shareholder, Bioceres S.A., leverages relationships with its shareholders, many of whom are agricultural leaders and key participants in Bioceres’ end-markets, to increase adoption of Bioceres’ products and technologies. In 2016, Bioceres raised capital through financing from strategic investors such as Monsanto and BAF Capital.

As of September 30, 2018, Bioceres owned or licensed 368 registered products and it owned or licensed, either exclusively or non-exclusively, 210 patents and patent applications. In some instances, Bioceres’ licenses are limited in terms of duration, geography and/or field of use. In the three-month period ended September 30, 2018, Bioceres distributed over 7.6 million doses of inoculants, 1.4 million liters of adjuvants, 2.6 tons of high value fertilizers as well as other agricultural inputs, and in the year ended June 30, 2018, Bioceres distributed over 14.1 million doses of inoculants, 7.5 million liters of adjuvants, 6.6 tons of high value fertilizers as well as other agricultural inputs across more than 25 countries, including Argentina, Brazil, Paraguay, India, United States, Uruguay, Germany and South Africa, among others. Bioceres’ pipeline of products includes fertilizers, inoculants, adjuvants, crop protection solutions and seeds. Bioceres’ net revenue, net loss and Adjusted EBITDA for the year ended June 30, 2018 were US$133.5 million, US$14.3 million and US$22.4 million, respectively. Adjusted EBITDA is a non-IFRS financial measure. Net loss is the most directly comparable measure calculated in accordance with IFRS. See “Bioceres’ Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures” and “Risk Factors – Risks related to Bioceres and its business” for information regarding Bioceres’ use of Adjusted EBITDA and a reconciliation of net loss to Adjusted EBITDA. Bioceres’ customers include global blue-chip companies and industry leaders, large distributors, co-ops and dealers, as well as growers.

The mailing address of Bioceres’ principal executive office is Ocampo 210bis, Predio CCT, Rosario, Province of Santa Fe, Argentina. The telephone number of Bioceres is +54 341 4861100. For more information about Bioceres, please see the sections entitled “Information About Bioceres,” “Bioceres’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management after the Business Combination.”

The Business Combination and Rizobacter Call Option Agreement Proposal

On November 8, 2018, UAC entered into the Exchange Agreement, pursuant to which UAC will, among other things, purchase from the Seller the Bioceres stock and all of the Seller’s majority equity interest in Bioceres Semillas. In addition, on October 22, 2018, the Parent, RASA Holding and the Grantors entered into the Rizobacter Call Option Agreement, pursuant to which the Beneficiaries will have the option to purchase from the Grantors all of their Rizobacter Stock, representing 29.99% of all outstanding common stock of Rizobacter, which, upon exercise, will increase the total indirect ownership of New Bioceres, Inc. in Rizobacter up to 80.00% of all outstanding stock of Rizobacter. For more information about the transactions contemplated by the Exchange Agreement and the Rizobacter Call Option Agreement, please see the sections entitled “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—The Exchange Agreement” and “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal —The Rizobacter Call Option Agreement.” A copy of each of the Exchange Agreement and the Rizobacter Call Option Agreement is attached to this proxy statement/ prospectus as Annex A and Annex B, respectively.

Consideration Payable to the Seller in the Business Combination

Subject to the terms and conditions of the Exchange Agreement, consideration payable to the Seller by UAC in exchange for the Bioceres stock and all of the Seller’s majority equity interest in Bioceres Semillas will be in the form of 27,116,174 UAC shares and 7,500,000 UAC warrants, representing a 63.6% equity interest in the combined company, assuming no UAC public shareholder exercises the redemption rights as further described herein and no warrants are exercised. For more information about the consideration payable to the Seller under the Exchange Agreement, please see the section entitled “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—The Exchange Agreement—Consideration.”

Board of Directors of BIOX Following the Business Combination

Upon consummation of the business combination, the BIOX Board is expected to consist of seven (7) directors, five (5) of whom will be designated by the Seller and two (2) of whom will be designated by the UAC Board. Please see the sections entitled “Proposal No. 6—The Director Election Proposal” and “Management After the Business Combination” for additional information.

Related Agreements

Amendment No. 1 to the Exchange Agreement

On December 19, 2018, UAC, Bioceres, Inc. and the UAC Representative (as defined below) entered into an amendment to the Exchange Agreement, pursuant to which, among other things, UAC and Bioceres, Inc. agreed that all directors of the post-Closing Union Board (as defined in the Exchange Agreement) will have one-year terms and will be appointed and removed by the majority vote of the holders of BIOX ordinary shares. A copy of the amendment is attached to this proxy statement/prospectus as Annex A-1.

Escrow Agreement

The Exchange Agreement contemplates that, as a condition precedent to the closing of the business combination, Parent, UAC, Joseph J. Schena, solely in his capacity as representative of the holders of UAC shares immediately prior to the closing of the business combination (the “UAC Representative”) and Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”), will enter into an escrow agreement (the “Escrow Agreement”). Pursuant to the Escrow Agreement, five percent (5%) of the UAC shares issued to Bioceres Inc. as consideration in the business combination will be deposited in a segregated escrow account to serve as security for, and a source of payment of, UAC’s indemnity rights under the Exchange Agreement. For additional information, please see “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—Related Agreements—Escrow Agreement.”

Shareholders’ Agreement of Bioceres Semillas S.A.

Following the execution of the Exchange Agreement, Parent notified the minority shareholders of Bioceres Semillas of the transaction contemplated herein in accordance with the tag-along provision under the shareholders’ agreement of Bioceres Semillas (“Semillas Shareholders’ Agreement”). The consideration payable to the minority shareholders of Bioceres Semillas if they exercise the tag-along rights pursuant to the terms of the Semillas Shareholders’ Agreement (the “tag-along exercise”) will be in the form of redeemed UAC shares, if any, and/or cash from the trust account and shall be equal to an amount not to exceed US$2,000,000. If all of the minority shareholders exercise the tag-along rights, Bioceres Semillas would become a wholly owned subsidiary of UAC.

Lock-up Agreement

In connection with the execution of the Exchange Agreement, UAC and Bioceres, Inc. entered into a lock-up agreement (the “Lock-up Agreement”), pursuant to which Bioceres, Inc. may not transfer the UAC shares received as consideration in the business combination until (i) the earlier of (x) one year after the completion of the business combination and (y) the date on which the closing price of BIOX ordinary shares equals or exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any twenty (20) trading days within any thirty (30) trading day period commencing on one hundred fifty (150) days after completion of the business combination, or (ii) the date on which Bioceres Crop Solutions consummates a subsequent liquidation, merger stock exchange or other similar transaction which results in all shareholders having the right to exchange their ordinary shares for cash, securities or other properties. The terms of the Lock-up Agreement are consistent with the lock-up arrangements entered into by the initial shareholders of UAC prior to its IPO.

Right of First Refusal Agreement

In connection with the business combination, at closing, a right of first refusal agreement (the “Right of First Refusal Agreement”) will be entered into, pursuant to which Parent shall be granted a right of first refusal to purchase from any of Juan Sartori, Kyle P. Bransfield, Gerald Haddock, Daniel Fink, Joseph Schena, Union Group International Holdings Limited, Union Acquisition Associates, LLC or Jim Manley (each, a “Union Investor”) any and all UAC shares (including shares issuable upon the exercise of any warrant to acquire UAC shares) held by such Union Investor prior to such Union Investor’s transfer of such shares to a third party buyer.

Amended and Restated Registration Rights Agreement

Upon the consummation of the business combination and in connection with the issuance of the UAC shares constituting the In-Kind Consideration, the Sponsor, including current directors of UAC and the Grantors (collectively the “restricted stockholders”) may enter into an Amended and Restated Registration Rights Agreement in respect of the restricted securities held by such restricted stockholders. Pursuant to the Amended and Restated Registration Rights Agreement, the restricted stockholders and their permitted transferees will be entitled to certain customary registration rights, including, among other things, demand and piggy-back rights. Additionally, the restricted stockholders, including the Grantors, will agree not to sell, transfer, pledge or otherwise dispose of UAC shares they own for one year from the closing of the business combination.

Shareholders Agreement

At the closing and in connection with the consummation of the business combination, BIOX, Bioceres LLC and the initial shareholders of UAC will enter into a shareholders agreement (the “Shareholders Agreement”), pursuant to which, among other things, the initial shareholders will have the right to nominate up to two directors to the BIOX Board following the consummation of the business combination at each annual meeting of the combined company, provided, that, they do not hold less than a certain percentage of Bioceres Crop Solutions’ shares. Bioceres LLC will agree to vote for such director nominees proposed by the initial shareholders.

Warrant Agreement

At the closing of the business combination, and in connection with the issuance of 7,500,000 UAC warrants, Bioceres Crop Solutions and Continental Stock Transfer & Trust Company, as warrant agent, will enter into a warrant agreement (the “Warrant Agreement”) on substantially the same terms (other than with respect to certain terms of UAC warrants described in the section entitled “Description of Securities” of this proxy statement/prospectus) as the warrant agreement entered into by UAC in connection with its initial public offering and filed with the SEC as Exhibit 4.1 to UAC’s Current Report on Form 8-K on March 5, 2018.

Private Placement Warrants Letter Agreement

On December 19, 2018, UAC and the holders of the private placement warrants issued in connection with the IPO entered into a letter agreement (the “Letter Agreement”), pursuant to which the holders of such private warrants agreed that such private placement warrants will only be exercisable on a cashless basis and redeemable on the same basis as the public warrants issued in connection with UAC’s IPO.

Joinder Agreement

The Exchange Agreement contemplates that, simultaneously with the closing of the business combination (assuming approval by the Board of Directors of the Parent of the transactions contemplated by the Exchange Agreement), Parent will execute a joinder to the Exchange Agreement, pursuant to which Parent will agree to become a party to the Exchange Agreement.

Organizational Structure

The following diagram depicts the current ownership structure of Bioceres, prior to the Reorganization (percentages shown as basic ownership). The entities highlighted in green are the entities involved in the business combination.

________________

Notes:

(1)	The entities highlighted in grey and enclosed in dotted lines represent 95% of the business of Bioceres S.A.

(2)	The percentage reflected are approximate in nature and based on certain assumptions.

Pursuant to the Reorganization, the following steps will take place prior to the consummation of the business combination, as depicted by the diagrams below:

Step 1

●	Bioceres, Inc. will form a new subsidiary, New Bioceres, Inc.;

●	Bioceres, Inc. will contribute its crop business net assets to New Bioceres, Inc. in exchange for 100% equity interest in New Bioceres, Inc.;

Step 2

●	Bioceres, Inc. will convert into Bioceres LLC; and

Step 3

●	Bioceres S.A. will contribute all of its equity interest in Bioceres Semillas (its direct majority owned subsidiary) to Bioceres LLC in exchange for additional equity interests in Bioceres LLC.

Step 1 Diagram:

Step 2 Diagram:

Step 3 Diagram:

Following the Reorganization, Bioceres LLC, will contribute all of its equity ownership in New Bioceres, Inc. and Bioceres Semillas to UAC.

The following diagram, which is subject to change based upon the actual amount of any redemptions by UAC’s current public shareholders in connection with the business combination, illustrates the ownership structure of BIOX immediately following the business combination (percentages shown are approximate and reflect the assumptions described in the paragraph below):

It is anticipated that, upon the completion of the business combination, UAC’s public shareholders will retain an ownership interest of approximately 29.7% in the combined company, the Seller will own approximately 63.6%, and the Sponsor will own approximately 6.7% of the combined company. The ownership percentages of BIOX following the business combination assume (i) no exercise of redemption rights by any of UAC’s public shareholders, (ii) no exercise of warrants and (ii) the exercise of the Rizobacter Call Option pursuant to the terms of the Rizobacter Call Option Agreement by the Beneficiaries. The ownership percentages include the shares issuable to the holders of the public rights (entitled to receive 1/10 of one UAC share per each right) upon the consummation of the business combination. In addition, it is anticipated that upon the exercise of the Rizobacter Call Option, New Bioceres, Inc.’s indirect ownership in Rizobacter will increase up to 80.00% of all outstanding stock of Rizobacter. Furthermore, if the tag-along rights are exercised by the minority holders pursuant to the Semillas Shareholders’ Agreement as described above, Bioceres Semillas will become a wholly owned subsidiary of UAC. See the sections entitled “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—The Exchange Agreement” beginning on page 94 and “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—The Rizobacter Call Option Agreement” beginning on page 105 for further details. Following the completion of the business combination, UAC will change its name to “Bioceres Crop Solutions Corp.,” continue as an exempted company incorporated under the laws of the Cayman Islands (but intends to change its tax residence to the United Kingdom) and become the holding company of Bioceres.

Redemption Rights

Pursuant to the Articles, a holder of public shares may request that UAC redeem all or a portion of such shareholder’s public shares for cash if the business combination is consummated. Holders of UAC units must elect to separate the underlying public shares, public rights and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their UAC units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the UAC units into the underlying public shares, public rights and public warrants, or if a holder holds UAC units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. For the purposes of Article 48.3 of the Articles, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly.

If a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, UAC will, upon consummation of the business combination, redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest, less income taxes payable, divided by the number of then issued and outstanding public shares. The initial shareholders have agreed to waive their redemption rights with respect to their founder shares and with respect to any public shares they may hold in connection with the consummation of the business combination. The outstanding founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, as of the record date, this would have amounted to approximately US$               per public share. Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the public shares.

If a public shareholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares, which will be kept in UAC’s own treasury for purposes of the exercise of the Rizobacter Call Option and/or the tag-along exercise under the Semillas Shareholders’ Agreement. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to UAC’s transfer agent in accordance with the procedures described herein. If the business combination is not consummated, the public shares will not be redeemed for cash until UAC consummates another initial business combination, if any, or until its liquidation, 21 months from the date of UAC’s IPO, or any later date approved by UAC’s shareholders. Please see the section entitled “Extraordinary General Meeting of UAC Shareholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

The Articles Amendment Proposals

UAC’s shareholders are also being asked at the general meeting to consider and vote upon four separate proposals to approve, by special resolution, assuming the Business Combination and Rizobacter Call Option Agreement Proposal is approved and adopted, the following proposals:

●	Proposal No. 2—To consider and vote upon an amendment to the Articles to authorize changing the post-business combination corporate name from “Union Acquisition Corp.” to “Bioceres Crop Solutions Corp.;”

●	Proposal No. 3—To consider and vote upon an amendment to the Articles to authorize changing UAC’s fiscal year end to June 30;

●	Proposal No. 4—To consider and vote upon an amendment to the Articles to authorize removing certain provisions relating to UAC’s status as a blank-check company that will no longer apply upon consummation of the business combination; and

●	Proposal No. 5—To consider and vote upon an amendment to the Articles to authorize removing the classified board structure of the UAC Board.

We refer to Proposals No. 2-5 collectively as the “Articles Amendment Proposals.” Please see the sections entitled “Proposals No. 2 through 5—The Articles Amendment Proposals” for more information.

Other Proposals

In addition, UAC’s shareholders will be asked to vote upon:

●	a proposal to appoint seven directors to the BIOX Board until their respective successors are duly elected and qualified pursuant to the Articles, which we refer to as “Proposal No. 6—the Director Election Proposal;”

●	a proposal to approve, assuming the Business Combination and Rizobacter Call Option Agreement Proposal and the Articles Amendment Proposals are approved and adopted, for purposes of complying with applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of more than 20% of UAC’s issued and outstanding ordinary shares to the Seller in connection with the business combination and the related change of control, which we refer to as “Proposal No. 7—the NYSE Proposal;” and

●	a proposal to adjourn the general meeting to a later date or dates, if necessary, which we refer to as “Proposal No. 8—the Adjournment Proposal.”

Please see the sections entitled “Proposal No. 6—The Director Election Proposal,” “Proposal No. 7—The NYSE Proposal” and “Proposal No. 8—The Adjournment Proposal” for more information.

Date, Time and Place of General Meeting

The general meeting will be held on               at               Eastern Time at the offices of                located at               , or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

Only UAC’s shareholders of record at the close of business on               , 2019, the record date for the general meeting, will be entitled to vote at the general meeting. You are entitled to one vote for each UAC ordinary share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were               UAC ordinary shares issued and outstanding and entitled to vote, which includes 2,875,000 founder shares owned by the initial shareholders.

Accounting Treatment

The business combination will be accounted for as a “reverse recapitalization”. Under this method of accounting, UAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Bioceres’ equityholders expecting to have a majority of the voting rights of the combined company, Bioceres comprising the ongoing operations of the combined company, Bioceres comprising a majority of the governing body of the combined company, and Bioceres’ senior management comprising the majority members of the management of the combined company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Bioceres issuing stock for the net assets of UAC, accompanied by a recapitalization. The net assets of UAC will be stated at historical cost, with no goodwill or other intangible assets recorded. It will be assumed that operations prior to the business combination will be those of Bioceres.

Appraisal Rights

Appraisal rights are not available to UAC’s shareholders in connection with the business combination.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. UAC has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the general meeting.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the general meeting. A shareholder may also change its vote by submitting a later-dated proxy or voting at the general meeting, as described in the section entitled “Extraordinary General Meeting of UAC Shareholders—Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of the UAC Board to vote in favor of the business combination, shareholders should be aware that aside from their interests as shareholders, the Sponsor, including members of the UAC Board and the officers of UAC, have interests in the business combination that are different from, or in addition to, those of other shareholders generally. The UAC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the business combination, and in recommending to shareholders that they approve the business combination. Shareholders should take these interests into account in deciding whether to approve the business combination.

See the section entitled “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—Interests of Certain Persons in the Business Combination” for more information.

Reasons for the Approval of the Business Combination

After careful consideration, the UAC Board recommends that the shareholders vote “FOR” each proposal being submitted to a vote at the general meeting. For more information about UAC’s decision-making process, please see the section entitled “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—UAC’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each of the parties to the Exchange Agreement to effect the transactions contemplated by the Exchange Agreement are subject to the satisfaction of each of the following conditions:

●

no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Exchange Agreement shall be in effect and no proceeding shall have been commenced by any governmental entity for the purpose of obtaining any such order, decree, injunction, restraint or prohibition;

●	required filings of the parties, if any, pursuant to any anti-competition laws shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated;
●	the UAC shareholder approval shall have been obtained;
●

each party shall have executed and delivered, or caused to be executed and delivered, to the other parties copies of each ancillary document to which such party or any of its respective affiliates is a party;

●	the Registration Statement shall have been declared effective; and
●	UAC shall have at least US$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

Conditions to UAC’s Obligations

The obligations of UAC to effect the transactions contemplated by the Exchange Agreement are subject to the satisfaction at or prior to the closing date of certain conditions (any or all of which may be waived in writing in whole or in part exclusively by UAC), including, among others, (i) Bioceres, Inc. and the Parent must have performed and complied in all material respects with all obligations required to be performed or complied with by Bioceres, Inc. and/or the Parent under the Exchange Agreement at or prior to the closing, (ii) no material adverse effect on Bioceres, Inc.’s ability to consummate the business combination or on its business has occurred, (iii) the indebtedness (as defined in the Exchange Agreement) of the Group Companies (defined as Bioceres Semillas, Bioceres, Inc. and each of its direct and indirect subsidiaries) must not exceed US$101,000,000 and all consents must be obtained, (iv) the Reorganization must have occurred, (v) the Rizobacter Call Option must have been exercised and (vi) the Parent shall have delivered the joinder agreement to the Exchange Agreement.

Conditions to Bioceres, Inc.’s Obligations

The obligations of Bioceres, Inc. to effect the transactions contemplated by the Exchange Agreement are subject to the satisfaction at or prior to the closing date of certain conditions (any or all of which may be waived in writing in whole or in part exclusively by Bioceres, Inc.), including, among others, (i) UAC must have performed and complied in all material respects with all obligations required to be performed or complied with under the Exchange Agreement at or prior to closing, (ii) there shall have been no material adverse effect on UAC’s ability to consummate the business combination and (iii) the NYSE shall have approved for listing the securities of the combined company post-business combination, subject to round lot holder requirements.

Please see the section entitled “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—The Exchange Agreement—Conditions to Closing” for additional information.

Quorum and Required Vote for Proposals at the General Meeting

The approval of the Business Combination and Rizobacter Call Option Agreement Proposal requires approval by an ordinary resolution, which is the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting. Accordingly, if a UAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a quorum is established, however, if a quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination and Rizobacter Call Option Agreement Proposal. Abstentions will be counted in connection with the determination of whether a quorum is established but will have no effect on the vote for the Business Combination and Rizobacter Call Option Agreement Proposal. The initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. Currently, the initial shareholders own 20.0% of UAC’s issued and outstanding ordinary shares.

The approval of the Articles Amendment Proposals requires approval by a special resolution, which is the affirmative vote of holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting. Accordingly, if a UAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a quorum is established, however, if a quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on any of the Articles Amendment Proposals. Abstentions will be counted in connection with the determination of whether a quorum is established but will have no effect on the vote for the Articles Amendment Proposals.

The approval of each of the NYSE Proposal, the Director Election Proposal and the Adjournment Proposal under Cayman Islands law requires approval by an ordinary resolution, which is the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting. Accordingly, if a UAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a quorum is established, however, if a quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the NYSE Proposal, the Director Election Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a quorum is established but will have no effect on the vote for the NYSE Proposal, the Director Election Proposal and the Adjournment Proposal.

The transactions contemplated by the Exchange Agreement will be consummated only if the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal and the NYSE Proposal are approved at the general meeting. Each of the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal and the NYSE Proposal are cross-conditioned on the approval of each other. Each other proposal is conditioned on the approval of the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal and the NYSE Proposal, other than the Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal or the NYSE Proposal do not receive the requisite vote for approval, we will not consummate the business combination. If UAC does not consummate the business combination and fails to complete an initial business combination by December 2, 2019, or, if an extension is approved, by such extended date, then UAC will be required to dissolve and liquidate the trust account by returning the then-remaining funds in such account to public shareholders.

Recommendation to UAC’s Shareholders

The UAC Board believes that each of the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal, the NYSE Proposal and the Adjournment Proposal to be presented at the general meeting is in the best interests of UAC and UAC’s shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

When you consider the recommendation of the UAC Board in favor of approval of the Business Combination and Rizobacter Call Option Agreement Proposal, you should keep in mind that the Sponsor, including members of the UAC Board and the officers of UAC, have interests in the business combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. Shareholders should take these interests into account in deciding whether to approve the business combination. For a discussion of these interests, please see the section entitled “Extraordinary General Meeting of UAC Shareholders—Recommendation to UAC’s Shareholders” beginning on page 89 of this proxy statement/prospectus.

Risk Factors

In evaluating the business combination and the proposals to be considered and voted on at the general meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 40 of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of UAC and Bioceres to complete the business combination, and (ii) the business, cash flows, financial condition and results of operations of BIOX following consummation of the business combination.

SELECTED HISTORICAL FINANCIAL INFORMATION OF UAC

The following table summarizes the relevant financial data for UAC’s business and should be read in conjunction with UAC’s financial statements, which are included in this proxy statement/prospectus. The selected condensed statements of operations for the period from November 14, 2017 (inception) to January 31, 2018 and the selected condensed balance sheets as of January 31, 2018 are derived from the audited financial statements of UAC appearing elsewhere in this proxy statement/prospectus. The selected condensed statements of operations of UAC for the three and nine-month period ended October 31, 2018 and the selected condensed balance sheets as of October 31, 2018 are derived from the unaudited interim condensed financial statements appearing elsewhere in this proxy statement/ prospectus. UAC’s condensed financial statements have been prepared in accordance with U.S. GAAP.

Union Acquisition Corp.
Condensed Balance Sheets

	October 31, 2018	January 31, 2018
	(US$)	(US$)
ASSETS
Current Assets
Cash and cash equivalents	$584,786	$112,067
Prepaid expenses	227,898	—
Total Current Assets	812,684	112,067

Deferred offering costs	—	121,467
Marketable securities held in Trust Account	117,255,039	—
Total Assets	$118,067,723	$233,534

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$69,595	$—
Accrued offering costs	—	21,299
Promissory note – related party	—	200,000
Total Current Liabilities	69,595	221,299

Commitments
Ordinary Shares subject to possible redemption, 11,082,495 and -0- shares at redemption value as of October 31, 2018 and January 31, 2018, respectively	112,998,120	—

Shareholders’ Equity
Preference Shares, US$0.0001 par value; 1,000,000 authorized; none issued and outstanding	—	—
Ordinary Shares, US$0.0001 par value; 100,000,000 shares authorized; 3,292,505 and 2,875,000 shares issued and outstanding (excluding 11,082,495 and -0- shares subject to possible redemption) as of October 31, 2018 and January 31, 2018, respectively	329	288
Additional paid-in capital	4,501,554	24,712
Retained earnings/(Accumulated deficit)	498,125	(12,765)
Total Shareholders’ Equity	5,000,008	12,235
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$118,067,723	$233,534

Union Acquisition Corp.
Condensed Statements of Operations

			For the period from
	Three Months Ended	Nine Months Ended	November 14, 2017 (Inception)
	October 31, 2018	October 31, 2018	to January 31, 2018
	(US$)	(US$)	(US$)
Operating costs	$224,138	$594,149	$12,765
Loss from operations	(224,138)	(594,149)	(12,765)

Other income:
Dividend income	528,551	1,105,039	—
Net income	$304,413	$510,890	$(12,765)

Weighted average shares outstanding, basic and diluted(1)	3,272,313	3,175,094	2,500,000

Basic and diluted net loss per ordinary share	$(0.06)	$(0.17)	$(0.01)
____________________

Notes:

(1)	Excludes an aggregate of up to 11,802,495 shares subject to possible redemption at October 31, 2018.

SELECTED HISTORICAL FINANCIAL INFORMATION OF BIOCERES

You should read the following selected combined financial data together with Bioceres’ combined financial statements and the related notes appearing at the end of this proxy statement/prospectus and “Bioceres’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this proxy statement/prospectus beginning on page 169.

In December 2016, Bioceres changed its fiscal year end from December 31 to June 30. Following the six-month period ended June 30, 2017 (the “Transition Period”), Bioceres’ fiscal year end is June 30 of each year. The selected combined statement of comprehensive income data for the year ended June 30, 2018, for the Transition Period and for the years ended December 31, 2016 and 2015 and the selected combined statements of financial position data as of June 30, 2018, June 30, 2017 and December 31, 2016 are derived from the audited combined financial statements of Bioceres appearing elsewhere in this proxy statement/prospectus. The selected combined statement of comprehensive income data for Bioceres for the three-month period ended September 30, 2018 and 2017 and the selected combined statements of financial position data as of September 30, 2018 and 2017 are derived from the unaudited interim condensed combined financial statements appearing elsewhere in this proxy statement/prospectus, which in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. Bioceres’ combined financial statements have been prepared in accordance with International Financial Reporting Standards, which we refer to as IFRS, as issued by the International Accounting Standards Board.

The information in this section is not intended to replace the audited and unaudited financial statements appearing elsewhere in this proxy statement/prospectus. Bioceres’ historical results are not necessarily indicative of the results that should be expected in the future, and the results for the three months ended September 30, 2018 are not necessarily indicative of the results that should be expected for the full year ending June 30, 2019, or any other interim periods or any future year or period. Actual future results are likely to be different from the amounts presented, and such differences may be significant.

Selected Combined Statement of Comprehensive Income of Bioceres

				Six-Month
				Transition
	Three-Month Period Ended		Year Ended	Period Ended	Year Ended
	September 30,		June 30,	June 30,	December 31,
	2018	2017	2018	2017	2016(1)	2015(2)
	(unaudited)
	(US$)
Total revenue	29,612,224	33,874,161	133,542,704	46,885,310	41,169,249	5,206,091
Crop Protection	14,673,792	16,795,948	77,655,672	31,191,970	21,493,419	—
Seed and integrated products	6,537,648	7,537,330	26,802,707	9,053,112	14,448,436	5,206,091
Crop Nutrition	8,400,784	9,540,883	29,084,325	6,640,228	5,227,394	—
Cost of Sales	(14,499,010)	(20,011,633)	(77,094,551)	(29,613,158)	(30,598,956)	(3,837,242)
Crop Protection	(7,349,496)	(10,038,912)	(49,453,167)	(22,641,887)	(16,825,572)	—
Seed and integrated products	(2,190,036)	(2,462,759)	(13,413,758)	(4,886,619)	(8,953,929)	(3,837,242)
Crop Nutrition	(4,959,478)	(7,509,962)	(14,227,626)	(2,084,652)	(4,819,455)	—
Research and development expenses	(1,048,492)	(938,374)	(3,950,100)	(1,990,268)	(853,854)	(302,774)
Selling, general and administrative expenses	(6,080,485)	(8,395,208)	(35,263,688)	(15,689,598)	(8,827,121)	(1,401,037)
Share of profit or loss of joint ventures and associates	80,156	55,117	(2,136,801)	(649,075)	(707,042)	(858,158)
Other income or loss	101,611	(56,878)	613,389	54,252	24,765	12
Operating income/(loss)	8,166,004	4,527,185	15,710,953	(1,002,537)	207,041	(1,193,108)
Finance income	12,464,317	1,326,714	26,982,795	1,762,484	156,468	1,569,592
Finance costs	(26,199,971)	(6,766,835)	(67,933,511)	(11,955,747)	(8,406,045)	(879,769)
Loss before income tax	(5,569,650)	(912,936)	(25,239,763)	(11,195,800)	(8,042,536)	(503,285)
Income tax benefit/(expense)	1,970,393	289,837	10,928,517	2,817,251	1,860,647	(690,726)

				Six-Month
				Transition
	Three-Month Period Ended		Year Ended	Period Ended	Year Ended
	September 30,		June 30,	June 30,	December 31,
	2018	2017	2018	2017	2016(1)	2015(2)
	(unaudited)
	(US$)
Loss for the period/year	(3,599,257)	(623,099)	(14,311,246)	(8,378,549)	(6,181,889)	(1,194,011)
Other comprehensive loss(3)	(16,395,253)	(4,156,488)	(31,833,554)	(2,714,241)	(4,579,700)	—
Total comprehensive loss	(19,994,510)	(4,779,587)	(46,144,800)	(11,092,790)	(10,761,589)	(1,194,011)
Non-IFRS measures
Adjusted EBITDA (unaudited)(4)	8,991,963	6,868,344	22,370,693	4,133,308	8,775,411	(1,116,215)
____________________

Notes:

(1)	Combined statements of profit or loss and other comprehensive income for the year ended December 31, 2016 include results of operations of Rizobacter from October 19, 2016 to December 31, 2016 (the period beginning on the date whereupon Bioceres acquired control of Rizobacter).

(2)	Combined statements of profit or loss and other comprehensive income for the year ended December 31, 2015 do not include the consolidated statements of profit or loss and other comprehensive income of Rizobacter, control of which Bioceres acquired on October 19, 2016.

(3)	Includes (i) exchange differences on translation of foreign operations from joint ventures, (ii) exchange differences on translation of foreign operations, (iii) revaluation of property, plant and equipment, net tax from joint ventures and (iv) revaluation of property, plant and equipment, net of tax.

(4)	To provide investors with additional information regarding Bioceres’ financial results, Bioceres monitors and has presented within this proxy statement/prospectus Adjusted EBITDA. Adjusted EBITDA is not a measurement of financial performance under IFRS and should not be considered an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to profit/(loss) as indicators of operating performance or any other measures of performance derived in accordance with IFRS. Bioceres defines Adjusted EBITDA as profit / (loss) exclusive of financial income / (costs), income tax benefit / (expense), depreciation, amortization, share-based compensation and inventory purchase price allocation. See “Bioceres Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures.”

The table below provides a reconciliation of our loss for the periods to Adjusted EBITDA:

	Three-Month			Six-Month
	Period			Transition
	Ended		Year Ended	Period Ended	Year Ended
	September 30,		June 30,	June 30,	December 31,
	2018	2017	2018	2017	2016	2015
	(unaudited)
	(US$)
Reconciliation of Net Loss to Adjusted EBITDA:
Loss for the period/year	(3,599,257)	(623,099)	(14,311,246)	(8,378,549)	(6,181,889)	(1,194,011)
Income tax (benefit)/expense	(1,970,393)	(289,837)	(10,928,517)	(2,817,251)	(1,860,647)	690,726
Finance costs	26,199,971	6,766,835	67,933,511	11,955,747	8,406,045	879,769
Finance income	(12,464,317)	(1,326,714)	(26,982,795)	(1,762,484)	(156,468)	(1,569,592)
Depreciation of property, plant and equipment	404,284	634,431	2,230,881	1,254,657	584,293	71,277
Amortization of intangible assets	417,871	577,033	2,141,476	1,418,529	424,179	2,331
Inventory purchase price allocation charge	—	1,119,155	2,257,378	2,436,949	7,516,071	—
Stock-based compensation charges	3,804	10,540	30,005	25,710	43,827	3,285
Adjusted EBITDA (unaudited)	8,991,963	6,868,344	22,370,693	4,133,308	8,775,411	(1,116,215)

Liquidity and Capital Resources

Selected Combined Statement of Financial Position of Bioceres

	Bioceres
	As of	As of	As of	As of
	September 30,	June 30,	June 30,	December 31,
	2018	2018	2017	2016
	(unaudited)
	(US$)
Cash and cash equivalents	3,255,981	2,215,103	1,679,478	982,897
Total assets	206,140,159	196,638,764	239,871,051	250,522,746
Borrowings	92,939,227	91,017,133	74,990,135	64,687,486
Total liabilities	173,553,055	163,505,108	162,631,985	166,852,003
Total equity	32,587,104	33,133,656	77,239,066	83,670,743

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined financial information has been derived by the application of pro forma adjustments to the historical combined financial statements of Bioceres, which have been presented to give effect to the business combination which is accounted for as a reverse recapitalization and the exercise of the Rizobacter Call Option (the “events”). UAC’s financial statements, which have been historically prepared under U.S. GAAP, have been adjusted to be presented under IFRS for the purposes of preparing the unaudited pro forma combined financial information.

Introduction

The unaudited pro forma combined statement of financial position as of September 30, 2018 is based on the historical statement of financial position of Bioceres (presented in accordance with IFRS) and the historical statement of financial position of UAC as of September 30, 2018 (adjusted to be presented in accordance with IFRS) to reflect the business combination, the accounting effects of the reverse recapitalization and the exercise of the Rizobacter Call Option, as if those events have occurred on September 30, 2018.

The unaudited pro forma condensed combined statement of income combines the historical audited results of operations of Bioceres for the year ended June 30, 2018 (presented in accordance with IFRS), with the historical unaudited results of operations of UAC for the period from November 14, 2017 (inception) to June 30, 2018 (adjusted to be presented in accordance with IFRS and to conform to Bioceres’ historical financial reporting periods) and gives pro forma effect to the events as if those had been consummated on July 1, 2017. The unaudited pro forma condensed combined statement of income for the three months ended September 30, 2018 combines the unaudited historical combined statement of income of Bioceres for the three-month period ended September 30, 2018 (presented in accordance with IFRS) with the unaudited historical condensed combined statement of income of UAC for the three-month period ended September 30, 2018 (adjusted to be presented in accordance with IFRS and to conform to Bioceres’ historical financial reporting periods), giving effect to the events as if those had occurred as of the beginning of the earliest period presented.

The unaudited pro forma adjustments are based on estimates, available information and certain assumptions that UAC and Bioceres believe are reasonable, factually supportable and directly attributable to the events. The unaudited pro forma adjustments and primary assumptions are described in the accompanying notes. The unaudited pro forma combined statement of income is being provided for illustrative purposes only and does not purport to represent what our results of operations or result for the period would have been if the events had occurred on the dates indicated, and are not intended to project our results of operations or results for any future period. Any of the factors underlying these estimates and assumptions may change or prove to be materially different and the estimates and assumptions may not be representative of facts that exist upon the consummation of the business combination.

Description of the business combination

On November 8, 2018, UAC entered into the Exchange Agreement, pursuant to which UAC will, among other things, purchase from Bioceres LLC (the “Seller”) the Bioceres stock and all of the Seller’s majority equity interest in Bioceres Semillas. As consideration for the transfer of all of the issued and outstanding shares of Bioceres stock and 87.2739% of the issued and outstanding equity interest in Bioceres Semillas to UAC, UAC will issue 27,116,174 ordinary shares and 7,500,000 warrants to the Seller.

In addition, on October 22, 2018, the Parent, RASA Holding and the Grantors entered into the Rizobacter Call Option Agreement, pursuant to which the Beneficiaries will have the option to purchase from the Grantors all of their Rizobacter Stock, representing 29.99% of all outstanding common stock of Rizobacter, which, upon exercise, will increase the total indirect ownership of New Bioceres, Inc. in Rizobacter up to 80.00% of all outstanding stock of Rizobacter. The consideration payable to the Grantors by the Beneficiaries for the Rizobacter Stock will be in the form of (i) US$14,985,000 in cash from the trust account and/or (ii) US$34,995,000 in UAC shares redeemed in connection with the business combination, if any, and held as treasury shares.

Please see the section entitled “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—Interests of Certain Persons in the Business Combination” for additional information.

Accounting for the business combination

The business combination will be accounted for as a “reverse recapitalization”. Under this method of accounting, UAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Bioceres’ equity holders expecting to have a majority of the voting rights of the combined company, Bioceres comprising the ongoing operations of the combined company, Bioceres comprising a majority of the governing body of the combined company, and Bioceres’ senior management comprising the majority members of the management of the combined company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Bioceres issuing stock for the net assets of UAC, accompanied by a recapitalization. The net assets of UAC will be stated at historical cost, with no goodwill or other intangible assets recorded. It will be assumed that operations prior to the business combination will be those of Bioceres.

Pro Forma Presentation

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

●	Assuming No Redemption: This scenario assumes that no ordinary shares are redeemed; and

●	Assuming Full Redemption: This scenario assumes that all the ordinary shares redeemable are redeemed, resulting in an aggregate payment of approximately $112.9 million from the trust account, which is the maximum amount of allowable redemptions whereby Union will be able to satisfy the closing conditions set forth in the Exchange Agreement, including the condition that Union shall have least five million and one U.S. Dollars (US$5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

You should read the information contained in this section in conjunction with “Bioceres’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical audited combined financial statements of Bioceres and the accompanying notes included elsewhere in this proxy statement/prospectus. Certain line items of the unaudited pro forma condensed combined financial information of UAC included herein were aligned to Bioceres’ in order to conform to the presentation standards used in Bioceres’ combined financial statements. In addition, UAC’s historical financial reporting periods have been adjusted to conform to Bioceres’ historical financial reporting periods.

Unaudited pro forma combined statement of financial position as of September 30, 2018
(Assuming No Redemption):

	I	II	III		IV		V
	Bioceres	UAC	Pro forma		Rizobacter call		Pro forma
			adjustments		option		combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	3,255,981	633,599	117,076,074	B	(49,980,000)	E	70,985,654
Other financial assets	4,562,725	117,076,074	(117,076,074)	B	—		4,562,725
Trade receivables	52,806,907	—	—		—		52,806,907
Other receivables	4,982,346	280,337	—		—		5,262,683
Income and minimum presumed income taxes recoverable	1,476,193	—	—		—		1,476,193
Inventories	25,089,935	—	—		—		25,089,935
Total current assets	92,174,087	117,990,010	—		(49,980,000)		160,184,097
NON-CURRENT ASSETS
Other financial assets	284,683	—	—		—		284,683
Other receivables	4,899,666	—	—		—		4,899,666
Income and minimum presumed income taxes recoverable	521,037	—	—		—		521,037
Deferred tax assets	597,522	—	—		—		597,522
Investments in joint ventures	22,509,645	—	—		—		22,509,645
Property, plant and equipment	37,441,647	—	—		—		37,441,647
Intangible assets	29,873,603	—	—		—		29,873,603
Goodwill	17,838,269	—	—		—		17,838,269
Total non-current assets	113,966,072	—	—		—		113,966,072
Total assets	206,140,159	117,990,010	—		(49,980,000)		274,150,169

	I	II		III		IV		V
	Bioceres	UAC		Pro forma		Rizobacter call		Pro forma
				adjustments		option		combined
LIABILITIES
CURRENT LIABILITIES
Trade and other payables	37,881,886	79,468		—		—		37,961,354
Borrowings	71,235,483	—		—		—		71,235,483
Employee benefits and social security	4,210,621	—		—		—		4,210,621
Deferred revenue and advances from customers	2,831,527	—		—		—		2,831,527
Income and minimum presumed income taxes payable	579	—		—		—		579
Government grants	6,257	—		—		—		6,257
Financed payment - Acquisition of business	20,616,463	—		95,798	C	(14,985,000)	F	5,727,261
Ordinary shares subject to possible redemption	—	112,910,534	A	(112,910,534)	D	—		—
Total current liabilities	136,782,816	112,990,002		(112,814,736)		(14,985,000)		121,973,082
NON-CURRENT LIABILITIES
Borrowings	21,703,744	—		—		—		21,703,744
Government grants	10,871	—		—		—		10,871
Investments in joint ventures	2,086,376	—		—		—		2,086,376
Deferred tax liabilities	9,807,855	—		—		—		9,807,855
Provisions	458,874	—		—		—		458,874
Financed payment - Acquisition of business	2,702,519	—		—		—		2,702,519
Total non-current liabilities	36,770,239	—		—		—		36,770,239
Total liabilities	173,553,055	112,990,002		(112,814,736)		(14,985,000)		158,743,321
EQUITY
Equity attributable to owners of the parent	11,116,962	5,000,008		112,814,736	C D	(30,628,277)	G	98,303,429
Non-controlling interests	21,470,142	—		—		(4,366,723)	G	17,103,419
Total equity	32,587,104	5,000,008		112,814,736		(34,995,000)		115,406,848
Total equity and liabilities	206,140,159	117,990,010		—		(49,980,000)		274,150,169

Notes to the pro forma combined statement of financial position as of September 30, 2018 (Assuming No Redemption)

I.	This column is derived from the unaudited combined statement of financial position of Bioceres as of September 30, 2018.

II.	This column is derived from the unaudited balance sheet of UAC as of September 30, 2018 that has been adjusted to be presented under IFRS.

	A.	This has been classified as current liabilities due to the outside date (the date the Exchange Agreement can terminate for a failure to satisfy or waive closing conditions) of the business combination, which is March 31, 2019.

III.	This column shows the pro forma adjustments regarding:

	B.	The reclassification between “Other financial assets” and “Cash and cash equivalents” related to the release of funds held in the trust account;

	C.	Financial results accrued on the amount owned for the original Rizobacter purchase option, in light of the exercise of the Rizobacter Call Option; and

	D.	The capitalization of ordinary shares subject to possible redemption assuming no redemption.

IV.	This column shows the pro forma adjustments in consideration of the exercise of the Rizobacter Call Option, which the Beneficiaries of such Rizobacter Call Option have the intention to exercise in full. Under the no redemption scenario, the consideration for the Rizobacter Call Option would be US$49,980,000 in cash. The pro forma adjustments for Rizobacter Call Option are comprised of the following:

	E.	Cash payment of US$49,980,000 to the Grantors;

	F.	Cancellation of financed payment in connection with the original Rizobacter purchase option, in light of the exercise of the Rizobacter Call Option; and

	G.	Equity adjustment for the acquisition of 29.99% equity interest in Rizobacter under the Rizobacter Call Option.

V.	This column represents the unaudited pro forma combined statement of financial position as of September 30, 2018 for the business combination under IFRS and reflects all adjustments in columns I to IV above.

Unaudited pro forma combined statement of financial position as of September 30, 2018
(Assuming Full Redemption):

	I	II	III		IV		V
	Bioceres	UAC	Pro forma		Rizobacter		Pro forma
			adjustments		call option		combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	3,255,981	633,599	—		—		3,889,580
Other financial assets	4,562,725	117,076,074	(112,910,534)	B	—		8,728,265
Trade receivables	52,806,907	—	—		—		52,806,907
Other receivables	4,982,346	280,337	—		—		5,262,683
Income and minimum presumed income taxes recoverable	1,476,193	—	—		—		1,476,193
Inventories	25,089,935	—	—		—		25,089,935
Total current assets	92,174,087	117,990,010	(112,910,534)		—		97,253,563
NON-CURRENT ASSETS
Other financial assets	284,683	—	—		—		284,683
Other receivables	4,899,666	—	—		—		4,899,666
Income and minimum presumed income taxes recoverable	521,037	—	—		—		521,037
Deferred tax assets	597,522	—	—		—		597,522
Investments in joint ventures	22,509,645	—	—		—		22,509,645
Property, plant and equipment	37,441,647	—	—		—		37,441,647
Intangible assets	29,873,603	—	—		—		29,873,603
Goodwill	17,838,269	—	—		—		17,838,269
Total non-current assets	113,966,072	—	—		—		113,966,072
Total assets	206,140,159	117,990,010	(112,910,534)		—		211,219,635
LIABILITIES
CURRENT LIABILITIES
Trade and other payables	37,881,886	79,468	—		—		37,961,354
Borrowings	71,235,483	—	—		—		71,235,483
Employee benefits and social security	4,210,621	—	—		—		4,210,621
Deferred revenue and advances from customers	2,831,527	—	—		—		2,831,527
Income and minimum presumed income taxes payable	579	—	—		—		579
Government grants	6,257	—	—		—		6,257
Financed payment - Acquisition of business	20,616,463	—	95,798	C	(14,985,000)	D	5,727,261

	I	II		III		IV		V
	Bioceres	UAC		Pro forma		Rizobacter		Pro forma
				adjustments		call option		combined
Ordinary shares subject to possible redemption	—	112,910,534	A	(112,910,534)	B	—		—
Total current liabilities	136,782,816	112,990,002		(112,814,736)		(14,985,000)		121,973,082
NON-CURRENT LIABILITIES
Borrowings	21,703,744	—		—		—		21,703,744
Government grants	10,871	—		—		—		10,871
Investments in joint ventures	2,086,376	—		—		—		2,086,376
Deferred tax liabilities	9,807,855	—		—		—		9,807,855
Provisions	458,874	—		—		—		458,874
Financed payment - Acquisition of business	2,702,519	—		—		—		2,702,519
Total non-current liabilities	36,770,239	—		—		—		36,770,239
Total liabilities	173,553,055	112,990,002		(112,814,736)		(14,985,000)		158,743,321
EQUITY
Equity attributable to owners of the parent	11,116,962	5,000,008		(95,798)	C	19,351,723	E	35,372,895
Non-controlling interests	21,470,142	—		—		(4,366,723)	E	17,103,419
Total equity	32,587,104	5,000,008		(95,798)		14,985,000		52,476,314
Total equity and liabilities	206,140,159	117,990,010		(112,910,534)		—		211,219,635

Notes to the pro forma combined statement of financial position as of September 30, 2018 (Assuming Full Redemption)

I.	This column is derived from the unaudited combined statement of financial position of Bioceres as of September 30, 2018.

II.	This column is derived from the unaudited balance sheet of UAC as of September 30, 2018 that has been adjusted to be presented under IFRS.

	A.	This has been classified as current liabilities due to the outside date (the date the Exchange Agreement can terminate for a failure to satisfy or waive closing conditions) of the business combination, which is March 31, 2019.

III.	This column shows the pro forma adjustments regarding:

	B.	The payment of the redeemed shares subject to redemption; and

	C.	Financial results accrued on the amount owned for the original Rizobacter purchase option, in light of the exercise of the Rizobacter Call Option.

IV.	This column shows the pro forma adjustments in consideration of the exercise of the Rizobacter Call Option, which the Beneficiaries of such call option have the intention of exercising it in full. Under a full redemption scenario, consideration for the Rizobacter Call Option would be US$49,980,000 in redeemed shares. The redeemed shares that would be delivered to the Grantors will be issued, immediately following the closing of the business combination, in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The pro forma adjustment for Rizobacter Call Option are:

	D.	Cancellation of financed payment – cancellation of the payment made in connection with the original Rizobacter purchase option, in light of the exercise of the Rizobacter Call Option; and

	E.	Equity adjustments for the acquisition of the 29.99% equity interest in Rizobacter in consideration of the Rizobacter Call Option and issuance of UAC shares mentioned above.

V.	This column represents the unaudited pro forma combined statement of financial position as of September 30, 2018 for the business combination under IFRS and reflects all adjustments in columns I to IV above.

Unaudited pro forma combined statement of income for the three-month period ended September 30, 2018:

	I	II	III		IV
	Historical	Historical	Pro forma		Pro forma
	Bioceres	UAC	adjustments		combined
Revenue	29,605,745	—	—		29,605,745
Government grants	6,479	—	—		6,479
Total revenue	29,612,224	—	—		29,612,224
Cost of sales	(14,499,010)	—	—		(14,499,010)
Research and development expenses	(1,048,492)	—	—		(1,048,492)
Selling, general and administrative expenses	(6,080,485)	(159,688)	—		(6,240,173)
Share of loss of joint ventures	80,156	—	—		80,156
Other income or expenses, net	101,611	—	—		101,611
Operating profit or loss	8,166,004	(159,688)	—		8,006,316
Finance income	12,464,317	507,664	(507,664)	A	12,464,317
Finance costs	(26,199,971)	—	95,798	B	(26,295,769)
Income or loss before income tax	(5,569,650)	347,976	(603,462)		(5,825,136)
Income tax benefit	1,970,393	—	28,739	B	1,999,132
Income or loss for the period	(3,599,257)	347,976	(574,723)		(3,826,004)
Attributable to:
Equity holders of the parent	(2,618,445)	347,976	(1,065,129)	C	(3,335,598)
Non-controlling interest	(980,812)	—	490,406	C	(490,406)
	(3,599,257)	347,976	(574,723)		(3,826,004)
Weighted average shares outstanding, basic and diluted assuming no redemption	—	3,271,599	39,570,979	D	42,628,606
Basic and diluted net loss per ordinary share assuming no redemption	—	(0.04)	—		(0.08)
Weighted average shares outstanding, basic and diluted assuming full redemption	—	3,271,599	33,175,546	D	36,447,145
Basic and diluted net loss per ordinary share assuming full redemption	—	(0.04)	—		(0.09)

Notes to the pro forma combined statement of income for the three-month period ended September 30, 2018

I.	This column is derived from the historical unaudited interim combined statement of income of Bioceres for three-month period ended September 30, 2018.

II.	This column is derived from the historical interim statement of income of UAC for three-month period ended September 30, 2018 that has been adjusted to be presented under IFRS.

III.	This column shows the pro forma adjustments for:

	A.	Reversing of financial income from the marketable securities held in the trust account.

	B.	Accrued finance costs on the 9.99% call option as if it had been exercised on July 1, 2017, net of income tax at the statutory rate of 30%.

C.

Reclassification of income or loss attributable to equity holders of the Parent and non-controlling interest in consideration of the full exercise of the Rizobacter Call Option (and the acquisition of 29.99% equity interest in Rizobacter) as if it had been exercised on July 1, 2017.

D.

Assuming the scenario of no redemption, this adjustment represents: (i) the capitalization of ordinary shares subject to possible redemption, (ii) rights conversions into ordinary shares and (iii) shares that are registered hereby constituting consideration in the business combination. Assuming the scenario of full redemption, this adjustment represents: (i) rights conversions into ordinary shares, (ii) shares that are registered hereby constituting consideration in the business combination and (iii) shares to be issued to the Grantors in reliance on an applicable exemption from the registration requirements of the Securities Act as mentioned above.

Pro Forma Earnings Per Share (EPS)

The table below reflects the adjustments to basic and diluted net income per share for the effect of the business combination, assuming such transactions occurred on July 1, 2017, under both the No Redemption Scenario and the Full Redemption Scenario for the three-month period ended September 30, 2018.

	EPS of Pro	EPS of Pro
	Forma Combined	Forma Combined
	(Assuming	(Assuming
	No Redemption)	Full Redemption)
Numerator:
Net Loss attributable to equity holders of the parent	(3,335,598)	(3,335,598)

Denominator:
UAC weighted average shares outstanding, basic and diluted	3,271,599	3,271,599
Capitalization of ordinary shares subject to redemption	11,090,833	—
Rights conversions into ordinary shares	1,150,000	1,150,000
Registered shares constituting consideration for the business combination	27,116,174	27,116,174
Shares issued to Grantors under the Rizobacter Call Option	—	4,909,372
Basic and diluted weighted average shares outstanding	42,628,606	36,447,145
Basic and diluted net loss per ordinary share	(0.08)	(0.09)

IV.	This column represents the unaudited pro forma combined statement of income for the business combination under IFRS and reflects all adjustments in columns I to III above.

Unaudited pro forma combined statement of income for the year ended June 30, 2018:

	I	II	III		IV
	Historical	Historical	Pro forma		Pro forma
	Bioceres	UAC	adjustments		combined
Revenue	133,491,118	—	—		133,491,118
Government grants	51,586	—	—		51,586
Total revenue	133,542,704	—	—		133,542,704
Cost of sales	(77,094,551)	—	—		(77,094,551)
Research and development expenses	(3,950,100)	—	—		(3,950,100)
Selling, general and administrative expenses	(35,263,688)	(355,847)	—		(35,619,535)
Share of loss of joint ventures	(2,136,801)	—	—		(2,136,801)
Other income or expenses, net	613,389	—	—		613,389
Operating profit or loss	15,710,953	(355,847)	—		15,355,106
Finance income	26,982,795	418,410	(418,410)	A	26,982,795
Finance costs	(67,933,511)	—	(379,531)	B	(68,313,042)
Income or loss before income tax	(25,239,763)	62,563	(797,941)		(25,975,141)
Income tax benefit	10,928,517	—	113,859	B	11,042,376
Income or loss for the period	(14,311,246)	62,563	(684,082)		(14,932,765)
Attributable to:
Equity holders of the parent	(11,039,533)	62,563	(2,319,939)	C	(13,296,909)
Non-controlling interest	(3,271,713)	—	1,635,857	C	(1,635,856)
	(14,311,246)	62,563	(684,082)		(14,932,765)

	I	II	III		IV
	Historical	Historical	Pro forma		Pro forma
	Bioceres	UAC	adjustments		combined
Weighted average shares outstanding, basic and diluted assuming no redemption	—	2,893,654	39,570,979	D	42,464,633
Basic and diluted net loss per ordinary share assuming no redemption	—	(0.12)	—		(0.31)
Weighted average shares outstanding, basic and diluted assuming full redemption	—	2,893,654	33,396,927	D	36,290,581
Basic and diluted net loss per ordinary share assuming full redemption	—	(0.12)	—		(0.37)

Notes to the pro forma combined statement of income for the year ended June 30, 2018

I.	This column is derived from the historical combined statement of income of Bioceres for the year ended June 30, 2018.

II.	This column is derived from the historical statement of income of UAC for period from November 14, 2017 (inception) through June 30, 2018.

III.	This column shows the pro forma adjustments for:

	A.	Reversing of financial income from the marketable securities held in the trust account.

	B.	Accrued finance costs on the 9.99% call option as if it had been exercised on July 1, 2017, net of income tax.

C.

Reclassification of income or loss attributable to equity holders of the Parent and non-controlling interest in consideration of the full exercise of the Rizobacter Call Option (and the acquisition of 29.99% equity interest in Rizobacter) as if it had been exercised on July 1, 2017.

D.

Assuming the scenario of no redemption, this adjustment represents: (i) the capitalization of ordinary shares subject to possible redemption, (ii) rights conversions into ordinary shares and (iii) shares that are registered hereby constituting consideration in the business combination. Assuming the scenario of full redemption, this adjustment represents: (i) rights conversions into ordinary shares, (ii) shares that are registered hereby constituting consideration in the business combination and (iii) shares to be issued to the Grantors in reliance on an applicable exemption from the registration requirements of the Securities Act as mentioned above.

Pro Forma Earnings Per Share (EPS)

The table below reflects the adjustments to basic and diluted net income per share for the effect of the business combination assuming such transactions had occurred on July 1, 2017, under both the No Redemption Scenario and the Full Redemption Scenario for the year ended June 30, 2018.

	EPS of Pro	EPS of Pro
	Forma Combined	Forma Combined
	(Assuming	(Assuming
	No Redemption)	Full Redemption)
Numerator:
Net Loss attributable to equity holders of the parent	(13,296,909)	(13,296,909)

Denominator:
UAC weighted average shares outstanding, basic and diluted	2,893,654	2,893,654
Capitalization of ordinary shares subject to redemption	11,104,805	—
Rights conversion into ordinary shares	1,150,000	1,150,000
Registered shares constituting consideration for the business combination	27,116,174	27,116,174
Shares issued to Grantors under the Rizobacter Call Option	—	4,930,753
Basic and diluted weighted average shares outstanding	42,464,633	36,290,581
Basic and diluted net loss per ordinary share	(0.31)	(0.37)

IV.	This column represents the unaudited pro forma combined statement of income for the business combination under IFRS and reflects all adjustments in columns I to III above.

MARKET PRICE AND DIVIDEND INFORMATION

UAC

Market Price of Units, Ordinary Shares and Warrants

UAC’s units, ordinary shares, rights and warrants are currently listed on the New York Stock Exchange under the symbols “LTN.U,” “LTN,” “LTN RT” and “LTN WS,” respectively.

The following table sets forth the high and low sales prices for UAC’s units, rights, ordinary shares and warrants for the periods indicated since the units began public trading on February 28, 2018 and UAC’s ordinary shares, rights and warrants began public trading on March 22, 2018.

The closing price of UAC’s units, ordinary shares, rights and warrants on November 7, 2018, the last trading day before announcement of the execution of the Exchange Agreement, was US$10.40, US$9.75, US$0.35 and US$0.33, respectively. As of the record date, the most recent closing price for each unit, ordinary share, right and warrant of UAC was US$               , respectively.

	Units				Ordinary Shares				Warrants				Rights
	High		Low		High		Low		High		Low		High		Low
	(US$)
2017
November 2017	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)
December 2017	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)
2018
January 2018	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)
February 2018	10.01	(3)	10.01	(3)	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)	—	(1)
March 2018	10.24		10.00		9.64	(2)	9.58	(2)	0.35	(2)	0.32	(2)	0.35	(2)	0.33	(2)
April 2018	10.26		10.15		9.70		9.58		0.35		0.31		0.36		0.30
May 2018	10.30		10.10		9.72		9.55		0.34		0.30		0.35		0.28
June 2018	10.30		10.13		9.70		9.63		0.35		0.32		0.33		0.30
July 2018	10.35		10.10		9.70		9.67		0.35		0.32		0.36		0.30
August 2018	10.45		10.10		9.73		9.68		0.36		0.32		0.39		0.32
September 2018	10.52		10.12		9.90		9.70		0.39		0.25		0.40		0.35
October 2018	10.45		10.12		9.75		9.66		0.36		0.31		0.40		0.35
November 2018	10.71		9.55		10.04		9.70		0.38		0.26		0.42		0.35
December 2018
____________________

Notes:

(1)	There was no trading in units, ordinary shares, warrants or rights.

(2)	Covers period from close of trading on March 22, 2018 to close of trading on March 29, 2018.

(3)	Covers date of February 28, 2018, the first day of trading of UAC’s units.

Holders

As of the record date, there were               holders of record of UAC units,               holders of record of UAC ordinary shares,               holders of record of UAC rights and               holders of record of UAC warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, ordinary shares, rights and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

UAC has not paid any cash dividends on its ordinary shares to date and does not intend to pay any cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon BIOX’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of the BIOX Board at such time.

Bioceres

Market Price of Common Stock

Historical market price information for Bioceres is not provided because there is no public market for Bioceres’ shares of common stock. See “Bioceres’ Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the business combination and the proposals to be voted on at the general meeting. The following risk factors apply to the business and operations of Bioceres and will also apply to the business and operations of Bioceres Crop Solutions following the completion of the business combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the business combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Bioceres Crop Solutions. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” The combined company may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair the combined company’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein. For purposes of this section, the terms “we,” “us” or “our” refer to Bioceres, except where the context otherwise requires.

Risks Related to Bioceres and its business

We may not be successful in developing marketable or commercial technologies.

Our success depends in part on our ability to identify and develop high-value crop productivity technologies for use in commercial products. Through our technology sourcing and product development collaborations we commit substantial efforts and other resources to accomplish this. It may take several years, if at all, before many of our products complete the development process and become available for production and commercialization.

As of the date of this proxy statement/prospectus, many of our products have been commercialized by Rizobacter, including Rizoderma, crop protection products in the Maxim line and a variety of adjuvants and packs. There can be no assurance that our future crop productivity technologies will be viable for commercial use, or that we will be able to generate revenues from those technologies, in a significant manner or at all. If seeds or other products that contain our seed traits or technology are unsuccessful in achieving their desired effect or otherwise fail to be commercialized, we will not receive revenues from our customers or royalty payments from the commercialization of the seed traits and technologies we develop, which could materially and adversely affect our business, financial condition, results of operations and growth strategy.

Seeds containing the seed traits or biological treatments that we develop may be unsuccessful or fail to achieve commercialization for any of the following reasons:

●	our seed traits or biological treatments may not be successfully validated in the target crops;
●	our seed traits or biological treatments may not have the desired effect on the relevant crop sought by our end-market;
●	we or our joint ventures or collaborators may be unable to obtain the requisite regulatory approvals for the seeds containing our seed traits or for our biological treatments;
●	our competitors may launch competing or more effective seed traits, biological treatments or germplasms;
●	a market may not exist for seeds containing our seed traits or biological treatments or such products may not be commercially successful;
●	we may be unable to patent and/or obtain breeders’ rights or any other intellectual property rights on our traits and technologies in the necessary jurisdictions;
●	even if we obtain patent and/or breeders’ rights or any other intellectual property rights on our seed traits, such rights may be later challenged by competitors or other parties; and
●	even if we obtain patent and/or breeders’ rights or any other intellectual property rights on our seed traits, competitors may design competing products that do not infringe these intellectual property rights.

Our business and the commercialization of our products currently in development are subject to various government regulations and we or our collaborators may be unable to obtain, or may face delays in obtaining, necessary regulatory approvals.

Our business is generally subject to two types of regulations: (i) those that apply to our operations and (ii) those that apply to products containing or based on our technology. We are responsible for applying for and maintaining the regulatory approvals necessary for our operations, particularly those covering our field trials, bio-safety evaluations and feed and food tests. Under the terms of our joint venture agreements, we and our joint venture partners are jointly responsible for obtaining and maintaining the regulatory approvals necessary for the commercialization of products that contain our seed traits and other technologies in the various relevant markets. As an operational matter, we generally lead these processes in Argentina through our affiliate, Instituto de Agrobiotecnologia Rosario S.A. (“INDEAR”), and our international subsidiaries or our collaborators lead these efforts in the United States, China, Brazil, Paraguay, Uruguay and other international markets. In the future, we expect to seek regulatory approvals in other markets. Regulatory and legislative requirements affect the development, production and sale of our products, including the testing, commercializing and planting of seeds containing our biotechnology seed traits. Failure to receive such approvals or non-compliance with the applicable regulatory regime could adversely impact our operations and business strategy. Additionally, we may face difficulties in obtaining regulatory approvals in jurisdictions in which we have not previously operated or in which we have limited experience.

In most of our key target markets, including the United States, regulatory approvals must be received prior to the importation and commercialization of transgenic products. Regulatory regimes in some of our key target markets may be more onerous. For example, in Argentina, the federal government’s regulation of agricultural biotechnology is handled primarily by two agencies, the Argentine National Advisory Commission on Agricultural Biotechnology (Comisión Nacional Asesora de Biotecnología Agropecuaria) (“CONABIA”), which regulates activity related to biosafety, and the National Food Safety and Quality Service (Servicio Nacional de Sanidad y Calidad Agroalimentaria), or SENASA, which regulates activity related to food and feed safety. Additionally, the National Market Regulator (Dirección Nacional de Mercados) must conduct an economic evaluation. When products containing our seed traits or other technology reach large-scale field trials, bio-safety evaluations and commercial approval stages, if we, our joint ventures or other collaborators are unable to obtain the requisite regulatory approvals or if there is a delay in obtaining such approvals as a result of negative market perception, heightened regulatory standards or unfamiliarity with the applicable regulatory regime, such products will not be commercialized, which would negatively impact our business and results of operations.

Our EcoSeed business is dependent in large part on the success of a technology that we license and that remains subject to receipt of regulatory approval.

The majority of our biotechnology seed products currently under development incorporates HB4 technology (a yield improvement technology). We expect that the sale of biotech seeds that contain HB4 technology, our EcoSeed business, will comprise an increasingly significant portion of our future revenues. As a result, our future growth and financial performance will largely depend on our ability to receive regulatory approval for and to commercialize our HB4 technology, and if this effort is unsuccessful we may not have the resources to pursue development of our other products and our business could be materially and adversely affected. We also depend on our continued exclusive use of the HB4 technology pursuant to the terms of licensing agreements with the National Scientific and Technical Research Council of Argentina (Consejo Nacional de Investigaciones Científicas y Técnicas) (“CONICET”) and the National University of the Litoral. The Parent holds an exclusive license for HB4, which terminates on the expiration date of the last of the HB4 patents in 2033, unless terminated before such date in accordance with its terms. If this licensing agreement is declared unenforceable or invalid, we could lose access to one of our principal technologies and could become involved in a costly or time-consuming legal dispute.

The Parent is party to funding agreements pursuant to which certain investors have a right to the majority of the payments we may receive in connection with the commercialization of our technologies in certain crops.

Between 2005 and 2007, the Parent entered into agreements with various investors to obtain funding in the aggregate amount of US$1.0 million for research and early stage development of technology relating to a specific sunflower gene, Hahb 4, that is intended to promote drought tolerance in crops. The funding agreements grant the investors, in the aggregate, the right to receive 52.8% of the rights and royalties payable to us from the successful commercialization of the resulting technology with respect to soybean, wheat and corn. As of the date hereof, the promoter element of the technology developed in connection with our research and development of Hahb 4 is being incorporated into a leading soybean product that Verdeca is developing, which also incorporates our HB4 technology. In addition, the licenses of our HB4 technology that we have granted to other developers and our joint ventures with respect to certain crops include the Hahb 4 promoter element. Accordingly, we may have to pay third parties royalties otherwise due to us in the absence of these agreements and we may not receive the full economic benefit of the commercialization of certain of our technologies. In addition, the investors party to these funding arrangements may claim to be entitled to payments in addition to the royalties, which we believe are within the scope of such agreements. The investors may also dispute the allocation of revenue as it relates to the relative importance of our various technologies incorporated into a given product. We cannot be certain how a court would interpret any ambiguities regarding the scope of these funding agreements or other claims that may be raised by one or more investors pursuant to these funding agreements. Any dispute regarding these agreements could be costly and divert management’s attention from our operations, and if the investors are deemed to have rights to payments in excess of those we believe are applicable, our business, results of operations, cash flows and prospects would be materially and adversely affected. See “Bioceres Management’s Discussion and Analysis of Financial Condition and Results of Operations—Tabular Disclosure of Contractual Obligations,” “Business—Early Stage Technology Development Agreements” and “Certain Relationships and Related Party Transactions—Early Stage Technology Development Agreements.”

There are a limited number of prospective collaborators in the markets in which we operate.

Our Research and Development (“R&D”) and commercialization activities are costly, time-intensive and require significant infrastructure and resources. Therefore, our business strategy involves entering into joint venture arrangements with global agricultural firms to leverage their resources, know-how and channels of distribution and into collaborations with research institutions and governmental agencies to facilitate our low-cost approach to R&D. The crop productivity market is highly consolidated and dominated by a relatively small number of large companies. Additionally, there are a limited number of researchers and research institutions focused on the technologies that we seek to develop and competition for entry into collaboration arrangements with them can be challenging. Due to the small number of companies in our markets and the small number of potential collaborators, there are limited opportunities for us to pursue additional joint ventures and collaborations with new partners and collaborators. We may cease to be attractive to prospective collaborators if our technology platform or track record is not perceived to be sufficiently developed or successful or if, in the case of prospective joint venture partners, such prospective partners view us as a competitor and choose not to collaborate with us. In addition, if we fail to develop or maintain our relationships with any of our existing collaborators, we could lose our opportunity to work with that collaborator and suffer a reputational risk that could impact our relationships with other collaborators in what is a relatively small industry community. If we are unable to enter into new joint venture agreements or collaborations, we may face higher development costs than anticipated, greater difficulties in achieving commercialization, challenges in expanding our portfolio of technologies and distribution networks and commercial products, or other adverse impacts, which could have a material adverse effect on our business prospects.

The licenses that we grant to certain of the joint ventures in which we participate and to certain third parties are exclusive with respect to certain territories and/or crops, limiting our ability to use the licensed technology and future technologies either independently or with another partner.

The license we have agreed to grant to Verdeca would be exclusive with respect to HB4 soybean technology worldwide and, although we would be permitted to use this technology, we would be prohibited from licensing it to third parties. The license we granted to Trigall Genetics is exclusive with respect to HB4 wheat technology in Argentina, Brazil, Paraguay and Uruguay. Pursuant to the terms of the licenses in each of the above-mentioned joint ventures, we reserve the rights to use such technologies for research and non-commercial purposes. We are prohibited from independently using the technology we licensed to Trigall Genetics and Verdeca with respect to wheat and soybean, respectively, within their exclusive field and territories. As a result, we are, to a certain extent, dependent on the efforts of our joint ventures and licensees that hold or will hold exclusive licenses to commercialize our technologies in those fields and territories. These licenses are valid so long as the respective joint venture operates and can be recuperated by us upon joint venture dissolution. The restrictions imposed by these licenses limit our flexibility to commercialize our technology and expand our business, both of which could adversely affect our business, results of operations and prospects.

Our product development cycle is lengthy and uncertain and we may never generate revenues or earn royalties on the sale of our products currently in development.

R&D in the crop productivity industry is expensive, complex, prolonged and uncertain. We may spend many years and dedicate significant financial and other resources developing products that may never generate revenues or come to market. Our process of developing and commercializing technologies involves several phases and can take several years from discovery to commercialization of a product. On average, it takes between five and 13 years to develop a product for our crop productivity products. Some products will never reach the final stages of development.

Development of new or improved agricultural products involves risks of failure inherent in the development of products based on innovative and complex technologies. These risks include the possibility that:

●	our products will fail to perform as expected in the field;

●	our products will not receive necessary regulatory permits and governmental clearances in the markets in which we intend to sell them;

●	our products may have adverse effects on consumers;

●	consumer preferences, which are unpredictable and can vary greatly, may change quickly, making our products no longer desirable;

●	our competitors develop new products that have other more appealing characteristics than our products;

●	our products will be viewed as too expensive by food companies or growers as compared to competitive products;

●	our products will be difficult to produce on a large scale or will not be economical to grow;

●	intellectual property and other proprietary rights of third parties will prevent us, our R&D partners, or our licensees from marketing and selling our products;

●	we may be unable to patent or otherwise obtain intellectual property protection for our discoveries in the necessary jurisdictions;

●	we or the customers that we sell our products to may be unable to fully develop or commercialize our products in a timely manner or at all; and

●	third parties may develop superior or equivalent products.

We intend to continue to invest in R&D including additional and expanded field testing to validate potential products in real world conditions. Because of the long product development cycle and the complexities and uncertainties associated with biotech technologies, there can be no assurance that we will ever generate significant revenues from the technologies or products that we are currently developing without significant delay, without the incurrence of unanticipated costs or at all.

We or our collaborators may fail to perform our respective contractual obligations and we may have disputes with our collaborators.

Pursuant to our joint venture agreements, other agreements with our joint venture partners and collaboration arrangements, we are required to provide R&D services over a particular period of time and meet other contractual obligations. If we fail to perform our obligations under these agreements, our collaborators’ obligations to us may be reduced and, in other cases, our collaborators may seek to dissolve the corresponding joint venture or terminate their agreements with us and, as a result, our anticipated revenues may decrease. In addition, the failure of any of our collaborators to perform their contractual obligations, due to financial hardship, disagreement under the relevant agreement or for any other reason, may hinder our research collaboration, development and commercialization activities, increase our costs and materially and adversely affect our results of operations. Because some of our intellectual property has been licensed to various joint ventures for use in several different fields, the interests of each of our partners in these joint ventures may not always be aligned. As a result, it is possible that potential disputes may arise between us and our partners.

Our ability to generate value from our joint ventures and research collaborations will depend on, among other things, our ability to work cooperatively with our collaborators for the discovery, development and commercialization of our technology and products and we may be unable to do so. We cannot be sure that the division of labor will be successful in aiding the commercialization of our products. Furthermore, the agreements governing our partnership and collaborations are complex and cover a range of future activities. The occurrence of any negative event with respect to the above matters or a dispute between us and our partners or collaborators could delay our development and commercialization efforts, and lead to the dissolution of the partnership or collaboration. If disagreements with a collaborator arise, any such dispute could be costly, time-consuming to resolve and distracting to our management. Such a dispute may also negatively affect our relationship with one or more of our other collaborators and may hinder our ability to enter into future collaboration agreements. Any of these occurrences could negatively impact our business and results of operations.

Our joint venture agreements or any partnerships that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our product candidates.

We may seek partnerships or joint venture arrangements with third parties for the development or commercialization of our product candidates depending on the merits of retaining commercialization rights for ourselves as compared to entering into partnerships or joint venture arrangements. We will face, to the extent that we decide to enter into partnerships or joint venture agreements, significant competition in seeking appropriate partners. Moreover, partnerships or joint venture arrangements are complex and time-consuming to negotiate document implement and maintain. We may not be successful in our efforts to establish and implement partnerships, joint ventures, or other alternative arrangements should we so chose to enter into such arrangements and any future partnerships or joint ventures that we enter into may not be successful. Furthermore, the terms of any partnerships, joint ventures, or other arrangements that we may establish may not be favorable to us.

The success of our R&D partnerships or joint venture arrangements will depend heavily on the efforts and activities of our partners. Our joint venture arrangements may present financial, managerial, and operational challenges, including potential disputes, liabilities, or contingencies and may involve risks not otherwise present when operating independently including:

●	partners may have business interests, goals or cultures that are or become inconsistent with our business interests, goals or culture;

●	partners may have significant discretion in determining the efforts and resources that they will apply to partnerships or joint ventures;

●	partners may not pursue development and commercialization of our potential products or may elect not to continue or renew development or commercialization programs based on trial results, changes in their strategic focus due to the acquisition of competitive products, availability of funding or other external factors, such as business combination that diverts resources or creates competing priorities;

●	partners may delay trials, provide insufficient funding for a trial program, stop a trial, abandon a product candidate, repeat or conduct new trials or require a new formulation of a product candidate for testing;

●	partners could independently develop, or develop with third parties, products that compete directly or indirectly with our products or product candidates;

●	a partner with marketing manufacturing and distribution rights to one or more products may not commit sufficient resources to or otherwise not perform satisfactorily in carrying out these activities;

●	we could grant exclusive rights to our partners that would prevent us from collaborating with others;

●	partners may not properly maintain or defend our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability;

●	we may incur liabilities or losses as a result of an action taken by the joint venture or our joint venture partners;

●	disputes may arise between us and a partner that causes the delay or termination of the research development or commercialization of our current or future products or that results in costly litigation or arbitration that diverts management attention and resources;

●	our joint venture partners may act contrary to our instructions, requests, policies or objectives, which could reduce our return on investment, harm our reputation or restrict our ability to run our business;

●	partnerships may be terminated, and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable current or future products;

●	partners may own or co-own intellectual property covering our products that results from our partnering with them and in such cases we would not have the exclusive right to develop or commercialize such intellectual property; and

●	a partner’s sales and marketing activities or other operations may not comply with applicable laws resulting in civil or criminal proceedings.

The risks described above or the failure to continue any joint venture or joint development arrangement or to resolve disagreements with our current or future joint venture partners could materially and adversely affect our ability to transact the business that is the subject of such joint venture, which would in turn negatively affect our financial condition and results of operations.

We may experience difficulties in collecting payments or royalties to which we believe we are entitled.

We sell certain of our products to distributors through Rizobacter and Bioceres Semillas, our proprietary commercial channels for crop productivity technologies. We also often license the use of certain technology to collaborators and licensees who use or will use the intellectual property to develop and commercialize seeds with improved seed traits. Additionally, we may be entitled under applicable intellectual property laws in the countries in which we operate to the payment of royalties from end users who subsequently multiply and use our seed technology. In each case, we may not actually receive the payments or royalties to which we are entitled, due to failure or refusal of the responsible parties to pay the amounts due. Failure to receive amounts owed to us could have an adverse impact on our business.

In the case of royalty payments from licensees, we rely on the good faith of the licensees to report to us the sales they earn from these products and to accurately calculate the royalties, to which we are entitled, processes that may involve complicated and difficult calculations. Under existing agreements, we have the right to inspect the inventory and accounts of multipliers of our seeds and licensees of our technologies; however, we must also rely on the good faith of end users to accurately report to us the multiplication of our seeds and remit royalty payments due in respect of the same, which may be respected to varying degrees in different jurisdictions given the absence of contractual privity and prevailing market practice.

Additionally, a licensee, collaborator or third party may use our intellectual property without our permission, dispute our ownership of certain intellectual property rights or argue that our intellectual property does not cover the joint venture’s marketed product.

We seek to address these concerns in our contractual agreements; however, we may not have contractual arrangements with the party in question and/or such provisions may not be effective. If these provisions prove to be ineffective, we may not be able to achieve our objectives of generating significant revenues from crop productivity products sales and royalties from our seed technologies. Furthermore, regardless of any resort to legal action, a dispute with an end-customer, a licensee or collaborator over intellectual property rights may damage our relationship with that licensee or collaborator, and may also harm our reputation in the industry.

We depend on our key personnel and research collaborators and we may be adversely affected if we are unable to attract and retain qualified scientific and business personnel.

Our business is dependent on our ability to recruit and maintain highly skilled and educated individuals through direct employment or collaboration arrangements, with expertise in a range of disciplines, including biology, chemistry, plant genetics, agronomics, mathematics programming and other subjects relevant to our business. Our ability to recruit such a work force depends in part on our ability to maintain our market leadership in agricultural biotech industry in Argentina and Latin America. Maintaining our ability to attract highly-skilled workers and leading scientific institutions depends in part on our ability to maintain a strong technology platform and state-of-the-art facilities, as well as our ability to consistently and successfully commercialize our technology. There can be no assurance that we will be able to maintain leading scientific capabilities or continue to successfully maintain advanced technology in the market.

Our success is also dependent to a significant degree upon the technical skills and continued service of certain members of our management team, in particular those of our CEO, Dr. Federico Trucco. Dr. Trucco has occupied several positions at Bioceres since 2005 and has vast experience and knowledge of our business, strategy and technologies. Furthermore, he has developed and maintained strong relationships with our original shareholders. The cessation of Dr. Trucco’s employment for any reason could have a material and negative impact on us. In addition, the number of qualified and highly educated personnel in Argentina, where the majority of our operations are located, is limited and competition for the services of such persons may be intense. Our inability to secure, retain or find replacements for key management and technical personnel could adversely affect our business and could have a material adverse effect on our business, operating results, financial condition and growth prospects.

We do not enter into non-compete agreements with our employees, and therefore we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

We do not enter into non-compete agreements with our employees, which prevents us from limiting our key employees from joining our competitors or competing directly against us. As a result, we may be unable to prevent our competitors from benefiting from the expertise of such employees. Direct competition by a former employee could materially adversely affect our business, results of operations and ability to capitalize on our proprietary information.

We may be adversely affected by global economic conditions.

Our ability to continue to develop and grow our business, build proprietary distribution channels and generate revenues from product sales and royalty payments may be adversely affected by global economic conditions in the future, including instability in credit markets, declining consumer and business confidence, fluctuating commodity prices and interest rates, volatile exchange rates and other challenges that could affect the global economy such as the changing financial regulatory environment. For example, our customers and licensees may experience deterioration of their businesses, cash flow shortages or difficulties obtaining financing, which could adversely affect the demand for our technologies, products and services. In addition, our earnings may be adversely affected by fluctuations in the price of certain commodities, such as grains, milk, meat, biofuels and biomaterials. If commodity prices are negatively impacted, the value of our products could be directly and negatively impacted. Additionally, growers’ incomes have historically been negatively affected by commodity prices. As a result, fluctuations in commodity prices could have an impact on growers’ purchasing decisions and negatively affect their ability and decisions to purchase our seeds or products that incorporate our proprietary technology. We cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

Our crop productivity business is highly seasonal and affected by factors beyond our control, which may cause our sales and operating results to fluctuate significantly.

The sale of our products is dependent upon planting and growing seasons, which vary from year to year, and are expected to result in both highly seasonal patterns and substantial fluctuations in quarterly sales and profitability. Weather conditions and natural disasters, such as heavy rains, hail, floods, freezing conditions, windstorms, drought or fire, also affect decisions by our distributors, direct customers and end users about the types and amounts of products to use and the timing of harvesting and planting. Pergamino, Argentina where a large percentage of our operations are based, experienced intense flooding in late 2016. According to the Buenos Aires Grain Exchange, the average national yields of soybean and corn as of April 18, 2018 had registered decreases as a result of the drought. From December 2017 to March 2018, Argentina experienced a significant drought, which impacted crop yields. As we increase our sales in our current markets and expand into new markets in different geographies, it is possible that we may experience different seasonality patterns in our business. Disruptions may lead to delays in harvesting or planting by growers which can result in pushing orders to a future quarter, which could negatively affect results for the quarter in question and cause fluctuations in our operating results. Seasonal variations may be especially pronounced because our product lines are mainly sold in the Southern Hemisphere. Our seeds, biologicals and other crop input products sales tend to be comparatively low during the third and fourth quarters of our fiscal year, as soybean related sales peak in the second quarter. However, planting and growing seasons, climatic conditions and other variables on which sales of our products are dependent vary from year to year and quarter to quarter. As a result, we may experience substantial fluctuations in quarterly seed sales.

The overall level of seasonality in our business is difficult to evaluate as a result of our relatively early stage of development, our limited number of commercialized products, our expansion into new geographical territories, the introduction of new products and the timing of introductions of new products. It is possible that our business may be more seasonal or experience seasonality in different periods than anticipated. Other factors may also contribute to the unpredictability of our operating results, including the size and timing of significant distributor transactions, the delay or deferral of use of our commercial technology or products and the fiscal or quarterly budget cycles of our direct customers, distributors, licensees and end users. Customers may purchase large quantities of our products in a particular quarter to store and use over long periods of time or time their purchases to manage their inventories, which may cause significant fluctuations in our operating results for a particular quarter or year.

Our results of operations from our crop productivity products may vary significantly from period to period due to circumstances beyond our control.

The crop productivity market is affected by various factors that make their operations relatively unpredictable from period to period. The development of our products may be adversely affected by circumstances beyond our control. For our crop productivity products, factors beyond our control include weather and climatic variations, such as droughts or heat stress, or other factors we are unable to identify. For example, if there were a prolonged or permanent disruption to the electricity, climate control or water supply operating systems in our greenhouses or laboratories, the plants on which we are testing our seed traits and the samples we store in freezers, both of which are essential to our development activities, would be severely damaged or destroyed, adversely affecting our development activities and thereby our business and results of operations. We have experienced crop failures in the past for various reasons, which have resulted in re-start field trials and delays in achieving expected results.

The crop productivity market is also vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied, climatic conditions and the risks associated with ongoing global climate change. The costs to control disease and other infestations vary depending on the severity of the damage and the extent of the plantings affected. Moreover, there can be no assurance that available technologies to control such infestations will continue to be effective. These infestations can also increase costs, decrease revenues and lead to additional charges to earnings, which may have a material adverse effect on our business, financial position and results of operations.

Any development or product failure we may experience or any inability to economically source necessary materials could result in increased cost of development of our crop productivity products, which may negatively impact our business and results of operations.

Certain estimates of market opportunity included in this proxy statement/prospectus are based on assumptions that are inherently uncertain and subject to risks and uncertainties that could have a material adverse effect on our business, operating results and financial condition.

The information regarding market opportunity for EcoSoy and EcoWheat has been prepared by management and our assumptions underlying our statements about these market opportunities are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and other uncertainties that could cause actual results to differ materially from those set forth in the market opportunity. No independent third party has compiled, examined, or performed any procedures with respect to our potential market opportunities related to EcoSoy and/or EcoWheat, nor has any third party expressed any opinion or any other form of assurance on the information or its achievability by us, and no independent third party has assumed responsibility for, or claimed any association with, the information we have included herein regarding such potential market opportunities. The information regarding market opportunities for EcoSoy and EcoWheat is not fact and should not be relied upon as being indicative of future results. For example, we extrapolated from publicly available data for the past ten years to estimate soy and wheat production area in order to in turn estimate the size of EcoSoy and EcoWheat-related market opportunities. Changes in economic, climate, regulatory and other factors could significantly reduce the target area and our market opportunity. We also made assumptions regarding the number of bags of soybeans and wheat seeds needed to plant one hectare as well as other information, which in each case may prove to be materially incorrect. Furthermore, we may not be able to take advantage of these market opportunities even if they are available. Our failure to take advantage of market opportunities or to correctly size our market opportunity could have a material adverse effect on our ability to take advantage of our investments in EcoSoy and EcoWheat, and therefore on our business, operating results and financial condition.

Consumer and government resistance to GM crops may negatively affect our public image and reduce sales of seeds or other products containing our seed traits.

We are active in the field of biotech development of seeds, including GM seeds and the successful commercialization of our products depends, in part, on public acceptance of genetically engineered agricultural products. Some consumers may reject foods made from GM seeds and production of certain GM crops is prohibited in certain countries due to food safety and environmental concerns. Any increase in negative perceptions of GM crops, or more restrictive government regulations in response thereto, could have a negative effect on our business and may delay or impair the development and commercialization of our products.

The commercial success of our products may be adversely affected by claims that biotechnology plant products are unsafe for consumption or use, pose risks of damage to the environment, or create legal, social and ethical dilemmas.

The high public profile of biotechnology in food production and food products and public attitudes about the safety and environmental hazards of, and ethical concerns over, genetic research and biotechnology plant products could negatively affect our public image and results of operations.

The prohibition of the production of certain GM crops in select countries and the current resistance from consumer groups to GM crops not only limits our access to such markets but also has the potential of spreading to and influencing the acceptance of products developed through biotechnology in other regions of the world and may also influence regulators in other countries to limit or ban production of GM crops, which could limit the commercial opportunities to exploit biotechnology. For example, in the United States, no product may be labelled as “organic” if it contains any genetically modified organisms (“GMO”). Additionally, some states in the United States are considering, and one state has passed a law relating to, mandatory labelling of GMO foods, which may carry a negative connotation for consumers and which could make it difficult and expensive for companies to use ingredients from GM crops and distribute products in compliance with the labelling requirements, each of which could in turn have an adverse impact on the sale of our GM seeds. In Argentina, a class action suit has been initiated against the national government and certain biotechnology companies, including the Parent, requesting, among other changes, the mandatory labelling of GM foods and environmental protection of land use. As of the date of this proxy statement/prospectus, the plaintiffs’ request for an injunction against GMO approvals was rejected by the Federal Court of Appeals and an extraordinary appeal at the Supreme Court was filed, the practicable chances of success of which are low.

GM crops are grown principally in the United States, Brazil and Argentina, where there are fewer restrictions on the production of GM crops. If these or other countries where GM crops are grown or where we engage in business activities enact laws or regulations that ban the production of such crops or make regulations more stringent, we could experience a longer product development cycle for our products and may be forced to abandon projects related to certain crops or geographies, both of which would negatively affect our business and results of operations. Public attitudes towards ownership of genetic material and potential changes to laws regulating such ownership could weaken our intellectual property rights with respect to our genetic material and discourage R&D partners from supporting, developing or commercializing our products and technologies. Furthermore, any future labeling requirements could heighten these concerns and make consumers less likely to purchase food products containing gene-edited ingredients.

Competition in crop productivity products is intense and requires continuous technological development.

We currently face significant direct and indirect competition in the markets in which we operate. The markets for crop productivity products are intensely competitive and rapidly changing. Many companies engage in the development of crop productivity products, and speed in commercializing a new product can be a significant competitive advantage.

As an example, some of our competitors engage in research associated with discovery and therefore have R&D budgets allocated for crop productivity products that are more significant than our own R&D budget and that cover more activities than those in which we engage. In addition, former collaborators, by virtue of having had access to our proprietary technology, may utilize this insight for their own development efforts.

In most segments of the crop productivity markets, the number of products available to end-customers is steadily increasing as new products are introduced. We may be unable to compete successfully against our current and future competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for products containing our seed traits and technology. In addition, many of our competitors have substantially greater financial, marketing, sales, distribution and technical resources than us and some of our competitors have more experience in R&D, regulatory matters, manufacturing and marketing. We anticipate increased competition in the future as new companies enter the market and new technologies become available. Programs to improve genetics and crop protection chemicals are generally concentrated within a relatively small number of large companies, while non-genetic approaches are underway with broader set of companies. Mergers and acquisitions in the plant science, specialty food ingredient and agricultural biotechnology seed and chemical industries may result in even more resources being concentrated among a smaller number of our competitors.

Our technology may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors, which will prevent or limit our ability to generate revenues from the commercialization of our seed traits and technology. At the same time, the expiration of patents covering existing products reduces the barriers to entry for competitors. Our ability to compete effectively and to achieve commercial success depends, in part, on our ability to control manufacturing and marketing costs; effectively price and market our products, successfully develop an effective marketing program and an efficient supply chain, develop new products with properties attractive to food manufacturers or growers and commercialize our products quickly without incurring major regulatory costs. We may not be successful in achieving these factors and any such failure may adversely affect our business, results of operations and financial condition.

We register and market soybean varieties with glyphosate tolerance technology, meaning those that have been genetically modified to tolerate herbicides based on glyphosate.

Changes in laws and regulations to which we are subject, or to which we may become subject in the future, may materially increase our costs of operation, decrease our operating revenues and disrupt our business.

Laws and regulatory standards and procedures that impact our business are continuously changing. Responding to these changes and meeting existing and new requirements may be costly and burdensome. Changes in laws and regulations may occur that could:

●	impair or eliminate our ability to source technology and develop our products, including validating our products through field trials and passing biosafety evaluations;

●	increase our compliance and other costs of doing business through increases in the cost to protect our intellectual property, including know-how, trade secrets and regulatory data, or increases in the cost to obtain the necessary regulatory approvals to commercialize and market the products we develop directly or jointly;

●	require significant product redesign or redevelopment;

●	render our seed traits and technology and products that incorporate them less profitable or less attractive compared to competing products;

●	reduce the amount of revenues generated from government grants, licenses or other royalties; and

●	discourage us and other collaborators from offering, and end-markets from purchasing, products that incorporate our seed traits and technology.

Any of these events could have a material adverse effect on our business, results of operations and financial condition. We believe we currently are in compliance with regulations related to growing GM crops in Argentina and other countries; however, if these regulations change, our validation trials and compliance efforts may become costly and burdensome.

Any changes in regulation in countries where GM crops are grown or exported into could result in our collaborators, other third parties or us being unable or unwilling to develop, commercialize or sell products that incorporate our seed traits or technology. In addition, we rely on various forms of intellectual property protection. Legislation and jurisprudence on intellectual property in the key markets where we seek protection, such as the United States, Brazil and Argentina, is evolving and changes in laws could affect our ability to obtain or maintain intellectual property protection for our products. Any changes to these existing laws and regulations may materially increase our costs, decrease our revenues and disrupt our business.

Our substantial indebtedness could adversely affect our financial condition.

We have a significant amount of indebtedness. As of September 30, 2018, our total indebtedness (as defined in the Exchange Agreement) was US$99.4 million. We may incur additional indebtedness in the future. We also have a programme under which we could issue corporate bonds in a principal amount of up to US$40 million. Our high level of indebtedness could have important adverse consequences, including:

●	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

●	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

●	increasing our vulnerability to general adverse economic and industry conditions;

●	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

●	placing us at a disadvantage compared to other, less leveraged competitors; and

●	increasing the cost of borrowing.

The occurrence of any of the above may negatively impact our business and results of operations. As of June 30, 2018, due to the macroeconomic conditions in Argentina, Rizobacter failed to comply with certain financial ratio covenants under the Syndicated Loan Facility and obtained a waiver from the majority lenders. If any of our indebtedness gets accelerated as a result of our failure to meet certain covenants, the risks described above could intensify.

Price increases and shortages of raw materials could adversely affect our results of operations.

Our results of operations may be affected by the availability and pricing of raw materials, principally materials needed to design our technologies, such as raw glycerin. Factors such as changes in the global or regional levels of supply and demand, weather conditions, seasonal fluctuations, shortages or interruptions, changes in global climates and government regulations could substantially impact the price of raw materials. To the extent we are unable to pass on increases in raw materials and energy prices to our customers, a substantial increase in raw material prices or a continued interruption in supply could have a material adverse effect on our business, financial condition and results of operations.

The overall agricultural industry is susceptible to commodity price changes and we, along with our food manufacturing customers and grower customers, are exposed to market risks from changes in commodity prices.

Changes in the prices of certain commodity products could result in higher overall cost along the agricultural supply chain, which may negatively affect our ability to commercialize our products. We will be susceptible to changes in costs in the agricultural industry as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, product recalls and government regulations. As a result, we may not be able to anticipate or react to changing costs by adjusting our practices, which could cause our operating results to deteriorate.

We may be required to pay substantial damages as a result of product liability claims for which we do not have insurance.

Product liability claims are a commercial risk for our business, particularly as we are involved in the sale of commercial technology and the supply of biotechnological products, some of which may be shown in the future to be harmful to humans and the environment. We may be held liable if any product we develop, unsuitable during marketing, sale or consumption. We do not currently have insurance coverage for such claims. Courts have levied substantial damages in the United States and elsewhere against a number of companies in the agriculture industry in past years based upon claims for injuries allegedly caused by the use of their products.

In addition, we may face product liability and similar claims involving cross-pollination of crops, which recently has affected other companies in our industry operating in the United States, and cross-contamination of GMO and non-GMO ingredients. In Argentina, there are no precedents for product liability cases in the agricultural industry related to transgenic or biotechnology products; however, there has been at least one product liability case related to the use of pesticides.

There is a possibility that a products liability case could be filed against us in Argentina, in which case damages may be substantial albeit potentially smaller than those typically awarded in the United States. Product liability claims against us, our joint ventures or third-party licensees selling products that contain our seed traits or technology or allegations of product liability relating to seeds or other products containing seed traits or technology developed by us could damage our reputation, harm our relationships with our collaborators and other business counterparties and materially and adversely affect our business, results of operations, financial condition and prospects.

Our operations are subject to various health and environmental risks associated with our use, handling and disposal of potentially toxic materials.

We are subject to numerous federal, state, local and foreign environmental, health and safety laws and regulations, including those governing laboratory procedures, the handling, use, storage, treatment, manufacture and disposal of hazardous materials and wastes, discharge of pollutants into the environment and human health and safety matters. As part of our technology sourcing and product development activities, we develop GMOs by inserting new genes into the genomes of certain plants and bacteria. Though we introduce these genes in order to improve plant traits, we cannot always predict the effect that these genes may have on the organism. In some cases, the genes may render the organism poisonous or toxic, or they may cause the organism to develop other dangerous characteristics that could harm the organism’s surrounding environment. Furthermore, there is a risk that, when testing GMOs, the seeds or strains of these organisms may escape the laboratory, greenhouse, industrial facility or field in which they are being tested and contaminate nearby areas. Poisonous or toxic organisms may therefore be inadvertently introduced into the environment or possibly enter the food production system, harming the people and animals who come in contact with them. Our crop protection products, which include Rizoderma, adjutants, therapies, herbicides, fungicides and insecticides, among others, bear similar risks in the development stage.

We cannot eliminate the risk of contamination or discharge and any resultant injury from these materials. If these risks were to materialize, we could be subject to fines, liability, reputational harm or otherwise adverse effects on our business. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, or may otherwise be required to remedy the contamination, and our liability may exceed any insurance coverage and our total assets. Furthermore, compliance with environmental, health and safety laws and regulations may be expensive and may impair our R&D efforts. If we fail to comply with these requirements, we could incur substantial costs and liabilities, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance In addition, we cannot predict the impact on our business of new or amended environmental, health and safety laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced. These current or future laws and regulations may impair our research, development or production efforts.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business.

Following the completion of this business combination, we will be required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and regulatory requirements will be time consuming, resulting in increased costs to us or other adverse consequences.

As a public company, we will be subject to the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff and provide additional management oversight. We expect to implement additional procedures and processes for the purpose of addressing the applicable standards and requirements for public companies. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

As an “emerging growth company,” as defined in the JOBS Act, we may take advantage of certain temporary exemptions from various reporting requirements including, but not limited to, an exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder. These exemptions will cease to apply by no later than the last day of our fiscal year following the fifth anniversary of the completion of UAC’s IPO (or under certain other circumstances) and we expect to incur additional expenses and devote increased management effort toward ensuring compliance with the additional reporting requirements that will apply when we cease to be an “emerging growth company.” We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

We may require additional financing in the future and may not be able to obtain such financing on favorable terms, if at all, which could force us to delay, reduce or terminate some of our activities.

The process of developing and commercializing products is expensive, lengthy and risky and we expect to continue investing in our R&D services to identify new potential products for development. We may require additional capital to fund our technology sourcing and product development projects and to provide working capital to fund other aspects of our business. None of UAC’s officers, directors or shareholders is required to provide any financing in connection with or after the business combination. Although we believe that following this business combination, our cash and cash equivalents and marketable securities will provide adequate resources to fund our operations, including technology sourcing and product development expenses, planned capital expenditures and working capital requirements for the foreseeable future, we may nevertheless need additional financing in the future, due to changes in our business strategy or the occurrence of unanticipated events.

We may seek to issue additional equity securities, which could result in dilution to our existing shareholders, or raise additional debt financing, which could subject us to restrictive covenants that limit our operating flexibility and require us to comply with certain financial ratios. Alternatively, we may not be able to raise sufficient additional funds on terms that are favorable to us, if at all. If we fail to raise the funds we require, our ability to fund our operations, take advantage of strategic opportunities, develop and commercialize products or technologies, or otherwise respond to competitive pressures could be significantly limited. In such an event, we may be forced to delay or terminate our development initiatives or the commercialization of our technology and products, curtail operations or grant licenses to our technology on terms that are not favorable to us. If adequate funds are not available, we may not be able to successfully execute our business strategy or continue our business.

Development and commercialization of our products may incur scrutiny under the Convention on Biological Diversity Treaty.

The Convention is an international treaty that was adopted at the Earth Summit in Rio de Janeiro, Brazil in 1992. The treaty provides that if a company uses genetic resources, such as an indigenous plant, from a participating country to develop a product, then such company must obtain the prior informed consent of the participating country and owes fair and equitable compensation to the participating country. Although the United States is not a participating country, most countries where we currently obtain or may obtain genetic resources in the future, including Argentina, have ratified the treaty and are currently participants in the Convention. We may fall under scrutiny of the Convention with respect to the development or commercialization of any of our products derived from genetic resources originating from any of the countries that are participants in the Convention. There can be no assurance that the government of a participating country will not assert that it is entitled to fair and equitable compensation from us. Such compensation, if demanded, may make commercialization of our products impracticable.

Our business strategy may change and the successful implementation of our business plan is uncertain.

As an emerging biotechnology company, we continually analyze our business plan and operations in the light of market conditions and developments. We currently generate a significant portion of our revenue from the sale of crop protection products. We anticipate that following the successful regulatory approval and commercialization of our technologies, including HB4, an increasing portion of our revenues will be generated by sales of seed and integrated products through our proprietary commercial channels and third-party licensees, with incremental income projected to be generated by the joint ventures in which we participate. We face numerous challenges to completing the various steps necessary for the commercialization of our products and there can be no guarantee that we will be able to successfully commercialize our technologies. As a result of our continuous analyses of our crop productivity solutions, we may decide to make substantial changes in our business plan and operations. Such modifications may also result from management’s belief that it has identified more economical or efficient means of achieving our objectives. Furthermore, such changes could relate to minor aspects of the business plan, such as the methods in which we sell our crop productivity solutions, or to key aspects of the plan, such as the type of technologies that we seek to commercialize. Changes to our business plan could result in material delays to the commercialization of our products.

Our failure to accurately forecast and manage inventory could result in an unexpected shortfall or surplus of products which could harm our business.

We are required to produce inventories of certain of our products (mainly seeds and biologicals) and we monitor our inventory levels based on our own projections of future demand. Because of the significant time it takes to produce commercial quantities of seeds, production decisions must be made well in advance of sales. An inaccurate forecast of demand for any seed variety can result in the unavailability of seeds in high demand. Such unavailability may depress sales volumes and adversely affect customer relationships. Conversely, an inaccurate forecast could also result in an over-supply of seeds which may increase costs, negatively impact cash flow, reduce the quality of inventory and ultimately create write-offs of inventory. The acquisition of Rizobacter has increased the scale of our sales operations and as a result increased the magnitude of these risks, the realization of which could have a material adverse effect on our business, results of operations and financial condition.

Disruption to our IT and operating system could adversely affect our reputation and have a material adverse effect on our business and results of operations.

Disruption or failure of our IT system due to technical reasons, natural disaster or other unanticipated catastrophic events, including power interruptions, storms, fires, floods, earthquakes, terrorist attacks and wars could significantly impair our ability to deliver data related to our projects to our collaborators on schedule and materially and adversely affect our relationships with our collaborators, our business and our results of operations. We expect to continue to develop our computational technologies and may need to update our IT system and storage capabilities. If our existing or future IT system does not function properly, or if the IT system proves incompatible with our new technologies, we could experience interruptions in data transmissions and slow response times, preventing us from completing routine research and business activities. Furthermore, we can provide no assurance that our current IT system is fully protected against third-party intrusions, viruses, hacker attacks, information or data theft or other similar threats.

Our business and operations would suffer in the event of computer system failures, cyber-attacks or a deficiency in our cyber-security.

Despite the implementation of security measures, our internal computer systems, and those of third parties on which we rely, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism war telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the Internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. The risk of a security breach or disruption, particularly through cyber-attacks or cyber-intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our product development programs. For example, the loss of field trial data from completed or ongoing or planned field trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach was to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur material legal claims and liability, damage to our reputation, and the further development of our product candidates could be delayed.

Labor unions can request, and have requested, the unionization of some of our employees.

In December 2016 and March 2017, the Argentine Trade Union of Truck Drivers (Sindicato de Choferes de Camiones) (“SCC”) and the Argentine Union of Rural Workers and Stevedores (Unión Argentina de Trabajadores Rurales y Estibadores) (“UATRE”), respectively requested the unionization of some employees of Rizobacter. With respect to the former, the SCC requested to unionize employees involved in logistics and operation of forklifts. UATRE requested to unionize workers engaged in the handling and storage of grain related to our seed treatment process undertaken seasonally. After negotiations, both SCC and UATRE came to an agreement with Rizobacter wherein Rizobacter agreed to hire companies to carry out the operations covered by each union. Each company agreed to indemnify Rizobacter in relation to any subsequent claims by the workers registered with the SCC or the UATRE, as the case may be, without direct cause to Rizobacter.

If new union disputes arise, they may be time consuming and distracting to management. The occurrence of a union dispute could have a material and adverse effect on our costs and business, results of operations and financial condition.

We rely on third parties to grow our seeds. If these parties do not grow our seeds at a satisfactory quality, in a timely manner, in sufficient quantities or at an acceptable cost, our commercialization efforts could be delayed or otherwise negatively impacted.

We rely on affiliated and unaffiliated growers to grow the majority of our proprietary seed and to sell it to us at negotiated prices each year. Our current dependence upon others for the production of our seeds may adversely affect our ability to commercialize any products on a timely and competitive basis. If our growers decline to a significant degree to plant the acreage on which we rely, and if we cannot find other growers to plant the lost acreage, our inventory of seed could be insufficient to satisfy the needs of our customers. Furthermore, growers may refuse to grow our seeds for any reason, including deterioration in our business relationship or the existence of more favorable terms with other companies. For example, if a particular crop is paying a materially higher price than has been paid in the past, growers may decide to not grow our seeds in favor of receiving a higher return from an alternative crop planted on the same acreage. If third-party growers decline to grow our seeds or if they are unable to grow our seeds at acceptable quality levels, our business, results of operations and financial condition could materially decline.

We are subject to anti-corruption and anti-money laundering laws with respect to both our domestic and international operations, and non-compliance with such laws can subject us to criminal and civil liability and harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C.§201, the U.S. Travel Act, the USA PATRIOT Act, Argentine Law No. 27,401, as amended, and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit us and our collaborators from authorizing, offering, or directly or indirectly providing improper payments or benefits to recipients in the public or private sector. We or our collaborators may have direct and indirect interactions with government agencies and state-affiliated entities and universities in the course of our business. We may also have certain matters come before public international organizations such as the United Nations. We use third-party collaborators, joint venture and strategic partners, law firms, and other representatives for regulatory compliance, patent registration, lobbying, deregulation advocacy, field testing, and other purposes in a variety of countries, including those that are known to present a high corruption risk such as India, China, and Latin American countries. We can be held liable for the corrupt or other illegal activities of these third-party collaborators, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. In addition, although we have implemented policies and procedures to ensure compliance with anti-corruption and related laws, there can be no assurance that all of our employees, representatives, contractors, partners, or agents will comply with these laws at all times. Noncompliance with these laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other or injunctions, suspension and debarment from contracting with certain governments or other persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations, and financial condition could be materially harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. Enforcement actions and sanctions could further harm our business, results of operations, and financial condition.

A portion of our revenue is generated from government grants from Argentine government entities and our operations rely on grants to fund our technology sourcing and product development activities. We cannot guarantee that we will continue to obtain government grants in the future, and our failure to do so for any reason could require us to change our operating model.

The receipt of government grants is central to our strategy of minimizing our capital expenditures in connection with technology sourcing and product development and represents an important means of development of early-stage technology. Pursuant to such grants, the government directly pays for, or we are reimbursed for certain expenses incurred in connection with, our technology development activities. Additionally, a portion of our revenue is generated from payments to us or payments made directly to our suppliers in the form of government grants.

Our ability to obtain grants and fund our technology sourcing and product development activities with funds received from government entities in the future depends upon the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these grants and other incentives is highly competitive. We may not be successful in obtaining any additional grants, loans or other incentives. The receipt of grant funds also subjects us to compliance with the specific grant requirements, including rigorous documentation requirements. Failure to comply with these requirements could lead to termination of these grant or difficulties in obtaining new grants, as well as an inability to receive reimbursement for our costs or a requirement to refund costs previously reimbursed.

Additionally, we are subject to audits in connection with our grant funds, which may subject us to penalties if we are not compliant with applicable requirements. An audit could result in a material adjustment to our results of operations and financial condition. In addition, serious reputational harm or significant adverse financial effects could occur if allegations of impropriety are made against us, even if we are ultimately found to have done no wrong.

Finally, there can be no assurance that the Argentine government, or the international bodies such as the Inter-American Development Bank and the World Bank that historically have provided the funding that the Argentine government has used to make research grants, will continue to provide grants or funding at current levels or at all. To the extent that our existing grants are terminated or modified or we are unsuccessful in securing government grants in the future, we may have to modify our business strategy and would lose a potential source of revenue and means of sourcing and developing new technology, which could adversely affect our results of operations and increase our costs.

Risks Related to Our Intellectual Property

Agreements with our collaborators and third parties may not adequately prevent disclosure of trade secrets, know-how and other proprietary information, which could materially adversely affect our technology and harm our business.

We rely on a combination of intellectual property laws and other agreements with our collaborators and third parties to protect and otherwise seek to control access to, and distribution of, our proprietary information. These measures may not prevent disclosure, infringement or misappropriation of our confidential information. Our confidentiality and nondisclosure agreements or covenants may not be enforceable under applicable law and, even if they are enforceable, may be breached, and we may not have adequate remedies for such a breach that would effectively prevent the further dissemination of our confidential information or direct competition with us by a joint venture partner. We also have limited control over the protection of trade secrets used by our collaborators and could lose future trade secret protection if any unauthorized disclosure of such information occurs. Enforcement of any claim that a party illegally disclosed confidential information or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, others may independently discover our trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Laws regarding trade secret rights in certain markets where we operate may afford little or no protection of our trade secrets. If any of our trade secrets were to be disclosed to or independently developed by a competitor, or if we otherwise were to lose protection for our trade secrets or proprietary know-how, the value of this information may be greatly reduced and our business and competitive position could be harmed. Moreover, our collaborators may allege that we have disclosed their trade secrets or confidential information.

We may not be able to adequately protect our intellectual property rights throughout the world.

Our commercial success depends in part on our ability to obtain and maintain patent or other intellectual property protection and/or trade secrets protection for the technologies we develop and use. We are responsible for determining the jurisdictions in which patent protection will be pursued for our intellectual property. Filing, prosecuting, maintaining and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States are less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States and other countries in which we file for patent protection, such as Argentina, China, India, Brazil, Mexico and Australia. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products, and we may be unable to prevent such competitors from importing those infringing products into territories where we have patent protection but enforcement is not as strong due to the exhaustion of rights. These products may compete with our product candidates and our licensed patents and other intellectual property rights may not be effective or sufficient to prevent them from competing in those jurisdictions. In addition, competitors could use our licensed patent disclosures and/or reverse engineer our trade-secret-protected products in order to produce competing products. Moreover, growers or others in the chain of commerce may raise legal challenges against our intellectual property rights or may infringe upon our intellectual property rights, including through means that may be difficult to prevent or detect. For example, in Argentina, growers may legally avoid paying royalties to the owners of intellectual property if they keep the seeds from their own harvests and plant them for personal use. Argentine legislation in respect of breeders’ rights includes a concept of a “farmer’s privilege,” which allows growers to use seeds obtained from their own harvests to be replanted on their own farm. According to the National Seed Institute of Argentina (Instituto Nacional de Semillas), the reserves of seeds kept for personal use has grown significantly in recent years, which may increase the likelihood that growers illegally claiming the privilege may use and/or sell GM seeds into the market without paying royalties owed to us.

The legal systems of certain countries, including China, where we have licensed patent applications, have not historically favored the enforcement of patents or other intellectual property rights, which could hinder us from preventing the infringement of our licensed patents or other intellectual property rights and result in substantial risks to us. Proceedings to enforce our licensed patent rights in the United States or foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our licensed patents at risk of being invalidated or interpreted narrowly and our licensed patent applications at risk of not issuing and could provoke third parties to assert patent infringement or other claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license from third parties.

Changes in Argentine and U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biotech companies, our success is heavily dependent on intellectual property, including patents. Obtaining and enforcing biotech patents involves technological and legal complexity, and is costly, time consuming, and inherently uncertain. In this regard, the Argentine Patent Office (Instituto Nacional de Propiedad Intelectual) issued Regulation 283/15 with new guidelines for examining biotech inventions. These guidelines seriously restrict the patentability of several categories of inventions in the agricultural field. This restriction is already being followed in the practice of the Argentine Patent Office.

In September 2016, the Argentine Patent Office issued Argentine Regulation 56/16, under which the Argentine Patent Office will deem that any patent application whose examination had not begun by October 15, 2016 satisfies the substantive requirements of patentability (novelty, non-obviousness and industrial application); provided that a patent has been granted abroad for the same invention by a foreign patent office carrying out substantive examination in a country whose patent law has the same substantive requirements as Argentine law. This can result in prosecution times that are substantially shorter, and similar to those of the fastest jurisdictions. In particular, the patent office has applied this regulation to biotech cases as long as they are directed to matter that is not affected by the guidelines.

In addition, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. In a recent ruling (in re “Monsanto Technology LLC c/ Instituto Nacional de la Propiedad Industrial s/ Denegatoria de Patente”, case number CCF 8044/2007), Tribunal III of the Civil and Commercial Federal Court of Appeals of the City of Buenos Aires confirmed, by revoking a decision of a lower court, the rejection of a biotechnological patent application by the Argentine Patent Office, with the understanding that the invention should be protected as a plant variety protection (“PVP”) and not under a patent (the patent application was for a recombinant DNA molecule and a cell transformed by such molecule). Lack of inventive activity and non-patentable matters are also mentioned as grounds in this precedent. Although the Court of Appeals’ decision is now being reviewed by Argentine Supreme Court of Justice, this precedent may adversely affect patentability of the technologies we develop. Depending on decisions by the Argentine and U.S. Congresses, the federal courts in each country, the U.S. Patent and Trademark Office and the Argentine Patent Office, as well as the relevant authorities in other countries in which we hold patents, the laws and regulations governing patents could change in unpredictable ways that may weaken or undermine our ability to obtain new patents or to enforce our existing licensed patents and patents we might obtain in the future. During recent years, certain sectors of the Argentine agricultural industry have been requesting that the Argentine PVP Law is amended.

If we or one of our collaborators or licensees are sued for infringing the intellectual property rights of a third party, such litigation could be costly and time consuming and could prevent us or our collaborators or licensees from developing or commercializing products that incorporate our technology.

Our ability to generate significant revenues from our products depends on our and our joint ventures’ and licensees’ ability to develop, market and sell products and utilize our proprietary technologies without infringing the intellectual property and other rights of any third parties.

As the agricultural biotech industry continues to develop, we, our collaborators or licensees may become party to, or threatened with, litigation or other adverse proceedings regarding intellectual property or proprietary rights in our technology, processes, developed seed traits or seed treatments. Third parties may assert claims based on existing or future intellectual property rights and the outcome of any proceedings is subject to uncertainties that cannot be adequately quantified in advance. Any litigation proceedings could be costly and time consuming. A negative outcome from an intellectual property infringement suit could result in liability for monetary damages, require us to indemnify our licensees for damages arising from warranties we have made about the intellectual property we have licensed, which claims might not be subject to a cap, or treble damages and attorneys’ fees if we are found to have willfully infringed a patent. There is also no guarantee that we, our collaborators or licensees would be able to obtain a license under such infringed intellectual property on commercially reasonable terms or at all. A finding of infringement could prevent us, our collaborators or our licensees from developing, marketing or selling a product or force us to cease some or all of our business operations. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel may be diverted as a result of these proceedings, which could have a material adverse effect on our operations. In some cases, our agreements with our collaborators or licensees might oblige us to pay for the enforcement of our licensed intellectual property rights, even though our collaborators or licensees may be responsible for commercializing the potentially infringing products. Claims that we have misappropriated the confidential information or trade secrets of third parties could similarly have a negative impact on our business.

The value of our intellectual property could diminish due to technological developments or challenges by competitors, making our products less competitive.

Our intellectual property rights are important to the operation of our business and the commercialization of our crop productivity products. We rely on a combination of patents, PVP, trademarks, trade secret laws, confidentiality provisions and licensing arrangements to establish and protect our intellectual property. However, the importance of technology development and intellectual property protection in the crop productivity industry increases the risk that technological advances by others could render our products less competitive. Our business could be negatively affected by any of the following:

●	our issued licensed patents, PVP certificates and trademark registrations may be successfully challenged by our competitors;
●	we may be unable to obtain intellectual property licenses that are necessary or useful to our business on favorable terms, or at all;
●	new technology that is independently developed by others may supersede our technology and make our products less desirable or costlier in the marketplace;
●	competitors may design around our licensed patent and/or PVP protections; and
●	competitors may reverse engineer our trade secret technologies.

We may be required to pay royalties to employees who develop inventions that have been or will be commercialized by us, even if the rights to such inventions have been assigned to it, exclusive licenses have been granted to it and the employees have waived their rights to royalties or other additional compensation.

Under Argentine Patent and Utility Models Law No. 24,481 and Argentine Labor Law No. 20,744, which provide the legal framework related to ownership of inventions developed during an employer-employee relationship, the employer is awarded ownership of inventions when the employee was hired for the purpose of engaging in inventive discovery or when such invention otherwise derives from the knowledge acquired by virtue of the employee’s working for the employer. Depending on the nature and the scope of an employee’s contribution to an invention and the nature of his or her hiring, he or she may be entitled to additional compensation by the employer; however, the employer will still retain ownership rights on the conditions mentioned above. If an employee was hired for a purpose other than to engage in inventive discovery and he or she creates an invention that is not related to the employer’s processes, methods or business, the employee shall be the owner of the invention.

A significant portion of our employees are dedicated to activities that may be considered inventive. As a result, a significant portion of our employees execute confidentiality and ownership rights agreements upon commencement of employment whereby they agree to classify all work undertaken by them as engagement in inventive discovery, which grants us all ownership rights in inventions created while such employees are employed by us. If these assignments or exclusive licenses were deemed invalid or unenforceable, we could be required to pay royalties to our employees who have invented intellectual property that we have commercialized, which in turn may have a material adverse effect on our results of operations. In addition, if these assignments or exclusive licenses were deemed invalid or unenforceable, it is possible that our employees could assign or license to third parties their rights in any inventions created while employed by us. This could have a material adverse effect on our results of operations.

Risks Related to Bioceres’ Acquisitions

Certain of the Rizobacter shares are subject to a judicial injunction.

As of the date of this proxy statement/prospectus, we own 50.01% of Rizobacter’s capital stock through our subsidiary RASA Holding. Of the total shares of Rizobacter acquired by RASA Holding, 7.6 million shares (or 19% of the total share capital of Rizobacter) are subject to a precautionary measure issued pursuant to an injunction that affects 44% of the total share capital of Rizobacter. In addition, if the Rizobacter Call Option for an additional 29.99% stake in Rizobacter is exercised at the closing of the business combination, as described elsewhere in this proxy statement/prospectus, 10% of the 29.99% of Rizobacter shares are subject to the precautionary measure. The precautionary measure also covers 30% of the dividends distributed on such shares, directing such percentage of dividends into a judicially created escrow account. The precautionary measure relates to litigation among historical shareholders of Rizobacter arising from a disputed transfer of shares that occurred in 1995. Although the Supreme Court of Argentina ruled against certain of the litigating historical shareholders, such shareholders subsequently pursued other legal recourse—including the precautionary measure and non-innovative (medida de no innovar)—to further dispute the original transfer of shares. The non-innovative measure (medida de no innovar) was overturned by an Argentine court of appeals on April 17, 2018.

We purchased our controlling stake in Rizobacter subject to the precautionary measure and associated ongoing litigation. Should such contingencies be lifted, the Parent may be obligated to pay a contingent purchase price of US$17.3 million to certain selling shareholders of Rizobacter. Conversely, should the court rule against the free transferability of the affected shares, we would be obligated to return certain shares, thereby reducing our equity participation in Rizobacter, and the Parent would not be obligated to pay the abovementioned contingent purchase price. Given the Supreme Court of Argentina’s finding that the 1995 share transfer was valid, it is not likely or probable that our equity participation in Rizobacter will be affected and that the Parent may be obligated to pay the contingent purchase price of US$17.3 million. The same Rizobacter shareholders who challenged the 1995 transfer requested an additional precautionary measure against the sellers and Rizobacter relating to the same disputed share transfer, in response to which Rizobacter filed a motion for reversal with an appeal, which was granted by an Argentine court of appeals on April 17, 2018, overturning the non-innovative measure.

We may not be able to manage our growth successfully.

We expect that the acquisition of Rizobacter will expand our operations and that such expansion will continue. As we continue to grow, we must improve our operational, technical and managerial knowledge and compliance systems in order to effectively manage our operations across the expanded group. Failure to integrate, monitor and manage expanded operations could have a material adverse effect on our business, results of operations and financial condition.

Integration of Rizobacter involves certain risks that may have a material adverse effect on us.

We have engaged in acquisitions in the past, including the acquisition of Rizobacter in October 2016, and may complete further mergers and acquisitions in the future as part of our growth strategy. We believe that these transactions will contribute to our continued growth and competitiveness.

Like any acquisition of companies and assets and the integration of such companies and assets, the acquisition of Rizobacter involves certain risks, including the risk that:

●	integrating new networks, information systems, personnel, financial and accounting systems, risk and other management systems, financial planning and reporting, products and customer bases into our existing business may run into difficulties, cause us to incur unexpected costs and operating expenses and place additional demands on management time;

●	we may incur unexpected liabilities or contingencies relating to acquired businesses;
●	the expected operation and financial synergies and other benefits from such acquisitions may not be fully achieved;
●	the use of more cash or other financial resources on integration and implementation activities than expected; and
●	the use of more cash or other financial resources on integration and implementation activities than expected.

If we fail to achieve the business growth opportunities, cost savings and other benefits it anticipates from mergers and acquisition transactions, or incur greater integration costs than it has estimated, our business, results of operations and financial condition may be materially and adversely affected.

We may acquire businesses or products, or form strategic alliances, in the future, and we may not realize the benefits of such acquisitions.

We plan to selectively partner, in-license or acquired key enabling technologies and businesses across our value chain that we believe will keep us on the cutting edge of our industry. We may not be able to identify appropriate targets or make acquisitions under satisfactory conditions, in particular, satisfactory price conditions. In addition, we may be unable to obtain the financing for these acquisitions under other purposes in the context of existing operations. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction, which could have a material adverse effect on our business, financial conditions, earnings and prospects.

Risks Related to Operating in Latin America and Argentina

Latin America

Latin America has experienced, and may continue to experience, adverse economic or political conditions that may impact our business, financial condition and results of operations.

Our business is dependent to a certain extent upon the economic conditions prevalent in Argentina, as well as the other Latin American countries in which it currently operates, such as Uruguay, and in which it may seek to expand operations in the future, such as Brazil. Latin American countries have historically experienced uneven periods of economic growth, recessions, periods of high inflation and economic instability. Recently, the economic growth rates of the economies of many Latin American countries have slowed and some have entered mild recessions. Additionally, economic and political developments in Latin America, including future economic changes or crises (such as inflation, currency devaluation or recession), government deadlock, political instability, terrorism, civil strife, changes in laws and regulations, restrictions on the repatriation of dividends or profits, expropriation or nationalization of property, restrictions on currency convertibility, volatility of the foreign exchange market and exchange controls could impact our operations and/or the market value of the ordinary shares and the ADSs and have a material adverse effect on our business, financial condition and results of operations.

Latin American governments have exercised, and continue to exercise, significant influence over the economies of the countries in which we operate, which could adversely affect our business, financial condition, results of operations and prospects.

Historically, governments in Latin America have frequently intervened in the economies of their respective countries and have occasionally made significant changes in policy and regulations. Governmental actions to control inflation and other policies and regulations have often involved, among others, price controls, currency devaluations, capital controls and tariffs. Our business, financial condition, results of operations and prospects may be adversely affected by the changes in government policies or regulations of Latin American governments, including:

●	exchange rates and exchange control policies;
●	tariff and inflation control policies;
●	price control policies;
●	liquidity of domestic capital and lending markets;
●	tax policies, royalty and tax increases and retroactive tax claims; and
●	other political, diplomatic, social and economic developments in or affecting the countries in which we operate.

In July 2018, Andrés Manuel López Obrador was elected president of Mexico and assumed office on December 1, 2018, and in October 2018, Jair Bolsonaro was elected president of Brazil and will assume office on January 1, 2019. We cannot predict the changes these new administrations may bring, the impact of such changes on the Argentine economy or the business and results of the operations of our Argentine subsidiaries.

Argentina

Our business, results of operations and financial condition may be adversely affected by fluctuations in currency exchange rates, including between the U.S. dollar and the Argentine peso.

In recent years, and especially during the last months, the Argentine peso has suffered significant devaluations against the U.S. dollar. In 2015, the peso depreciated 51.73% against the U.S. dollar primarily after the lifting of certain foreign exchange restrictions in the month of December, mainly as a consequence of the substantial reduction of the spread between the exchange rate on the Argentine Exchange Currency Market (Mercado Único y Libre de Cambio) (“MULC”) and the unofficial market. Since the devaluation in December 2015, the Central Bank of Argentina (Banco Central de la República Argentina) (“Central Bank”) has allowed the peso to float and significantly limited interventions to those needed to ensure the orderly functioning of the MULC. In 2016, the peso depreciated 22.15% against the U.S. dollar and in 2017, the peso depreciated 18.45% against the U.S. dollar.

Due to several factors, including but not limited to the raising of the interest rate by the US Federal Reserve, the inability of the Argentine government to perform structural changes and reduce the fiscal deficit, the Argentine government’s increasing need for international financing, the increase of the Argentine government’s inflation goals for 2018, a historical drought that affected the crops production (main export of Argentina) and the Turkish crisis, during the first half of 2018 the Argentine peso suffered a new sharp depreciation, which as of September 30, 2018 accumulated 117.83%. As a consequence of the recent inflation trends, the peso qualifies as a currency in a hyperinflationary economy as of July 1, 2018.

As part of the plan to control the foreign exchange rate and inflation, on June 7, 2018, the Argentine government and the International Monetary Fund (“IMF”) announced a technical agreement through which the IMF would grant to Argentina a stand-by loan for an amount of up to $50 billion for a term of up to three years to strengthen the federal reserves and Argentina’s financial and fiscal position. On June 21, 2018, the IMF made a first disbursement of $15 billion under the agreement. By the end of September 2018, the amount of the stand-by loan was increased an additional $7.1 billion, and by the end of October 2018, the IMF approved the disbursement of $5.7 billion. It is expected that the IMF will make additional disbursements in 2018 for additional $13.5 billion (including the $5.7 approved) and 2019, for $28.3 billion.

On September 28, 2018, the U.S. dollar exchange rate reached a peak of AR$40.8967 per U.S. dollar. Effective October 1, 2018, the Central Bank defined foreign exchange intervention and non-intervention zones for the U.S. dollar exchange rate until the end of 2018, at AR$34 per U.S. dollar in the lower bound and AR$44 per U.S. dollar in the upper bound. Such rates are adjusted daily, provided that if the exchange rate is beyond the upper bound, the Central Bank may sell foreign currency for a daily amount of up to US$150 million, and beyond the lower bound, the Central Bank may increase the monetary base backed with the increase of the Argentine federal reserves. As of the date of this proxy/prospectus, the exchange rate was equal to AR$ per U.S. dollar. The sharp depreciation of the Argentine peso in 2018 has fostered again inflation and created a strong volatility in the U.S. dollar exchange rate that gave raise to doubts on further depreciations of the Argentine peso and the control of the inflation levels, which could lead to a new financial crisis. We are unable to predict the future value of the peso against the U.S. dollar. If the peso continues to devalue, all or some of the negative effects on the Argentine economy related to such devaluation could reappear.

Our combined financial information included herein is presented in U.S. dollars. Therefore, the resulting exchange differences arising from the translation of balances and transactions in Argentine pesos to U.S. dollars are recognized in the financial gain or expense item. Fluctuations in exchange rates relative to the U.S. dollar could impair the comparability of our results from period to period and could have a material adverse effect on our results of operations and financial condition. In addition, our results of operations and financial condition are affected by changes in the Argentine peso to U.S. dollar exchange rate because the majority of our operations are conducted in Argentina and, accordingly, a significant portion of our costs are incurred in Argentine pesos, while our revenues are primarily denominated in or influenced by U.S. dollars. Consequently, appreciation of the U.S. dollar relative to the Argentine peso, to the extent not offset by inflation in Argentina, could result in favorable variations in our operating margins and, conversely, depreciation of the Argentine peso against the U.S. dollar may raise our costs in U.S. dollars, which would increase the prices of our commercial technology, products and services to our customers, which, in turn, could adversely affect our business and results of operations and cause significant variability in our results of operations from period to period. See “Bioceres’ Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Our Results of Operations—Macroeconomic conditions” and “Bioceres’ Management’s Discussion and Analysis of Financial Condition and Results of Operations—Note Regarding Comparability of Our Results of Operations.”

The devaluation of the Argentine peso has had a negative impact on the ability of certain Argentine businesses to honor their foreign currency-denominated debt and has also led to very high inflation and significantly reduced real wages. We have a significant amount of indebtedness denominated in U.S. dollars. If the Argentine peso is further significantly devalued, the Argentine economy and our business could be adversely affected. Finally, certain restrictions on the purchase of foreign currency have given rise to the development of an implied rate of exchange. Significant variations in the comparative value of the Argentine peso to the U.S. dollar could adversely affect our business and results of operations.

As of July 1, 2018, the peso qualifies as a currency of a hyperinflationary economy, and we are required to apply inflationary adjustments to our financial statements, which could adversely affect our Argentine subsidiaries’ financial statements, results of operations and financial condition.

Pursuant to the International Accounting Standards (“IAS”) 29 (Financial Reporting in Hyperinflationary Economies), the financial statements of entities whose functional currency is that of a hyperinflationary economy must be adjusted for the effects of changes in a suitable general price index. IAS 29 does not prescribe when hyperinflation arises, but includes several characteristics of hyperinflation. The International Accounting Standards Board (“IASB”) does not identify specific hyperinflationary jurisdictions. However, in June 2018, the International Practices Task Force of the Centre for Quality (“IPTF”), which monitors “highly inflationary countries” categorized Argentina as a country with projected three-year cumulative inflation rate greater than 100%. Additionally, some of the other qualitative factors of IAS 29 were present, providing prima facie evidence that the Argentine economy is hyperinflationary for purposes of IAS 29. Therefore, Argentine companies using International Financial Reporting Standard as adopted by the IASB (“IFRS”) are required to apply IAS 29 to their financial statements for periods ending on and after July 1, 2018.
Similarly, Argentine Generally Accepted Accounting Principles (“Argentine GAAP”) (Technical Resolutions No. 17, 39 and 41 (“TR 17”)) also requires the adjustment of financial statements to reflect the changes in general price index in the context of hyperinflation. The Argentine Federation of Economic Sciences Professionals Bodies (Federación Argentina de Consejos Profesionales de Ciencias Económicas) (“FACPCE”), after finding the presence of the qualitative requirements of Argentine GAAP for the adjustment, stated that the adjustment should be applied to all Argentine companies’ financial statements for periods ending on or after July 1, 2018.

Adjustments to reflect inflation, such as those required by IAS 29 and TR 17, were prohibited by law No. 23,928 (the “Law 23,928”). Additionally, Decree No. 664/03, issued by the Argentine government (the “Decree”), instructed regulatory authorities, such as Public Registries of Commerce, the Superintendence of Corporations of the City of Buenos Aires and the Argentine Securities Commission (Comisión Nacional de Valores) (“CNV”), to accept only financial statements that comply with the prohibition set forth by the Law 23,928. However, on December 4, 2018, Law 27,468 abrogated Decree No. 664/03 and amended Law 23,928 indicating that the prohibition of indexation no longer applies to the financial statements. The regulatory authorities have not yet commented on the subject. However, for purposes of the determination of the indexation for tax purposes, Law 27,468 substituted the WPI (as defined below) for the CPI, and modified the standards for triggering the tax indexation procedure. During the first three years as from January 1, 2018, the tax indexation will be applicable if the variation of the Consumer Price Index (“CPI”) exceeds 55% in 2018, 30% in 2019 and 15% in 2020. The tax indexation determined during any such year will be allocated as follows: 1/3 in that same year, and the remaining 2/3 in equal parts in the following two years. From January 1, 2021, the tax indexation procedure will be triggered under similar standards as those set forth by IAS 29 and TR 17. It is expected that the tax indexation would not be triggered for 2018.

As a result, beginning with the period ending on December 31, 2018, Bioceres’ Argentine subsidiaries will prepare financial statements in compliance with IFRS, adopting IAS 29 and TR 17 for regulatory purposes in Argentina. However, Bioceres’ Argentina subsidiaries’ interim financial statements as of September 30, 2018 were prepared, for regulatory purposes, to comply with IFRS or Argentina GAAP without adopting IAS 29 or TR 17, and will differ from such subsidiaries’ financial statements prepared in connection with international reporting requirements adopting IAS 29 and TR 17.

We cannot predict the full future impact that the application of IAS 29 and TR 17 and the eventual application of the Tax Indexation Procedure and related adjustments will have on Bioceres’ Argentine subsidiaries’ financial statements or the effects on our business, results of operations and financial condition.

Government intervention in the Argentine economy could adversely affect the economy and our financial condition and results of operations.

During recent years, the Argentine government increased its direct intervention in the economy, including through the implementation of regulation of market conditions, expropriations or nationalizations and price controls.

For example, in 2012, the Kirchner administration removed the directors and senior officers of YPF S.A., Argentina’s largest oil and gas company, which was controlled by the Spanish group Repsol, and the Argentine Congress approved a bill to expropriate the shares held by Repsol representing 51% of the shares of YPF S.A. In February 2014, the Argentine government and Repsol reached an agreement on the terms of the compensation payable to Repsol for the expropriation of the YPF S.A. shares, which totaled US$5.0 billion (Ps.79.3 billion) payable by delivery of Argentine sovereign bonds with various maturities. The agreement settled the claim filed by Repsol with the International Centre for Settlement of Investment Disputes (“ICSID”).

In December 2012 and July 2013, the Argentine Congress established new regulations relating to domestic capital markets. The new regulations generally provided for increased intervention in the capital markets by the government, authorizing, for example, the CNV to appoint observers with the ability to veto the decisions of the board of directors of companies admitted to the public offering regime under certain circumstances and suspend the board of directors for a period of up to 180 days. This power was later abrogated by the Law No. 27,440.

In September 2014, the Kirchner administration enacted a law that enables the Argentine government to intervene in certain markets when it considers that any party to such market is trying to impose prices or supply restrictions in such market. This law applies to all economic processes linked to goods, facilities and services which, either directly or indirectly, satisfy basic needs of the population (so-called “basic needs goods”), and grants broad powers to the relevant enforcing agency to become involved in such processes. It also empowers the enforcing agency to order the sale, production, distribution and/or delivery of basic needs goods throughout the country in case of a shortage of supply.

In May 2016, the Argentine congress barred companies from laying off workers for a 180-day period in a law later vetoed by President Macri.

More recently, and due to the foreign exchange crisis, rapidly increasing inflation and decline in economic activity during the first half of 2018, on November 8, 2018 the Central Bank issued Communication “A” 6595 imposing on financial entities a minimum cash requirement equal to 23% up to 29 days; 17% between 30 and 59 days; 11%

between 60 and 89 days; 5% between 90 and 179 days; 2% between 180 and 365 days; and 0% for more than 365 days on obligations with international financial facilities. On November 12, 2018, the Argentine government issued a decree imposing the payment of an extraordinary non-remuneratory bonus of AR$5,000 to all workers in the private sector, to be paid in two installments in December 2018 and February 2019, and imposing a notice requirement until March 31, 2019, under which all private sector employers must give notice of any proposed layoffs without cause to the Argentine Ministry of Production and Work, at least ten days prior to the proposed layoffs. In addition, effective October 1, 2018, the Central Bank defined foreign exchange intervention and non-intervention zones for the U.S. dollar exchange rate until the end of 2018, at AR$34 per U.S. dollar in the lower bound and AR$44 per U.S. dollar in the upper bound. Such rates are adjusted daily; provided that beyond the upper bound, the Central Bank may sell foreign currency for a daily amount of up to US$150 million, and beyond the lower bound, the Central Bank may increase the monetary base backed with the increase of the federal reserves.

Substantially all of our assets are located in Argentina. Therefore, we are subject to political uncertainties, including expropriation or nationalization of our business or assets, or subject to renegotiation or annulment of existing contracts and other similar risk, although the current administration has not taken an interventionist approach. In the future, intervention in the economy by the Argentine government may continue or increase, the occurrence of which may adversely affect Argentina’s economy and, in turn, our business, results of operations and financial condition. We cannot assure investors that these or other measures that may be adopted by the Argentine government in the future in response to social unrest, such as nationalizations, intervention by the CNV, forced renegotiations or modifications of existing contracts, new tax policies, price fixing, regulations and reforms affecting foreign trade and investments, will not have a material adverse effect on the Argentine economy and, consequently, will not adversely affect our business, results of operations and financial condition.

Political developments in Argentina could adversely affect the Argentine economy.

Presidential and congressional elections in Argentina took place and a runoff election (ballotage) between the two leading presidential candidates was held on November 22, 2015, which resulted in Mr. Mauricio Macri being elected President of Argentina. The Macri administration assumed office on December 10, 2015.

Since assuming office, the Macri administration has announced and implemented several significant economic and policy reforms, including:

●

Argentine National Institute of Statistics and Census (Instituto Nacional de Estadística y Censos) (“INDEC”) reforms. In January 2016, based on its determination that INDEC had failed to produce reliable statistical information, the Macri administration declared the national statistical system and the INDEC in a state of administrative emergency. INDEC implemented certain methodological reforms and adjusted certain macroeconomic statistics on the basis of these reforms which enabled a readjustment of Argentine duties towards the IMF. Since June 2015, INDEC began publishing revised data, including foreign trade and balance of payment statistics, the CPI and revised Gross Domestic Product (“GDP”) data for the years 2004 through 2015. In March 2018, the Macri administration announced the preparation of a draft bill to provide INDEC with total autonomy and to transform it into an entity that will guarantee greater statistical independence of the main macroeconomic indicators.

●

Agreement with holdout creditors. The Macri administration has settled the substantial majority of outstanding claims brought by holdout creditors and has issued sovereign bonds in the international financial markets passed by Congress through Law No. 27,249. Although the size of the claims involved has decreased significantly, litigation initiated by bondholders that have not accepted Argentina’s settlement offer continues in several jurisdictions.

●

Foreign exchange reforms. The Macri administration eliminated all foreign exchange restrictions, including certain currency controls, which were imposed by the previous administration. However, due to the foreign exchange crisis, soaring inflation and plummeting economic activity during the first half of 2018, on November 8, 2018 the Central Bank issued Communication “A” 6595 imposing on financial entities a minimum cash requirement equal to 23% up to 29 days; 17% between 30 and 59 days; 11% between 60 and 89 days; 5% between 90 and 179 days; 2% between 180 and 365 days; and 0% for more than 365 days on obligations with international financial facilities. In addition, effective October 1, 2018, the Central Bank defined foreign exchange intervention and non-intervention zones for the U.S. dollar exchange rate until the end of 2018, at AR$34 per U.S. dollar in the lower bound and AR$44 per U.S. dollar in the upper bound.

Such rates are adjusted daily; provided that beyond the upper bound, the Central Bank may sell foreign currency for a daily amount of up to US$150 million, and beyond the lower bound, the Central Bank may increase the monetary base backed with the increase of the federal reserves.

●

Foreign trade reforms. The Macri administration has eliminated export duties on wheat, corn, beef and other regional products, and reduced duties on soybeans by 5% from 35% to 30%. With respect to payments for imports of goods and services, the Macri administration announced the elimination of amount limitations for access to the Foreign Exchange Market for any new transactions as of December 17, 2015, and for existing debts for imports of goods and services as of April 22, 2016. On January 2, 2017, the Argentine government enacted a further reduction of the export duties rate set for soybean and soybean products, setting a monthly 0.5% cut on the export duties rate beginning on January 2018. However, due to the foreign exchange crisis in the second half of 2018, in September general export duties were re-imposed and the progressive reduction of export duties on soybean products stopped. For example, a general additional export duty has been imposed on all exports of goods, levied on the lower of 12% of the good’s FOB value or AR$3 or AR$4 per U.S. dollar, depending on the kind of the good. Also, in addition to the general additional export duty referred above, exports of soybean and soybean products have been subject to an export duty equal to 18%.

●

Fiscal policy. The Macri administration took steps to anchor fiscal accounts, reduce the primary fiscal deficit, eliminate subsidies, reorganize certain expenditures and generate increased revenue through a tax amnesty program. The primary fiscal deficit for 2016 was 4.6% of GDP, 0.2% lower than the Federal government target; for 2017 the primary fiscal deficit was 3.9% of GDP, 0.3% lower than the Federal government target, and for 2018, the primary fiscal deficit is 2.7%, while the primary fiscal deficit as of July 31, 2018 was 0.9%. Due to the foreign exchange crisis in the second half of 2018, the Argentine government implemented a series of measures aiming at reducing the fiscal deficit drastically for the incoming years, including the suspension of public infrastructure works, the depreciation of the Argentine peso, the re-imposition of export duties, the request of a stand-by loan agreement with the IMF and the elimination of the Supportive Federal Fund (by which the Federal Government distributed 30% of the proceeds of the export duties on soybean and soybean products to the provinces and municipalities), among other things. For the incoming years, the Argentine government targets a primary fiscal deficit of 0% of the GDP for 2019 and a primary fiscal surplus of 1% of the GDP for 2020.

●

Correction of monetary imbalances. The Macri administration has adopted an inflation targeting regime in parallel with the floating exchange rate regime and set inflation targets for the next four years. The Central Bank has increased stabilization efforts to reduce excess monetary imbalances and raised peso interest rates to offset inflationary pressure. The Central Bank announced inflation target ranges for 2017 (12% to 17%); 2018 (8% to 12%); and 2019 (3.5% to 6.5%). However, inflation for 2017 arose to 24.8%, and during the first nine months of 2018, fostered by a depreciation of 117.83% of the Argentine peso to the U.S. dollar during the same period, the inflation soared to 32.20%, with an estimation of 47.5% for 2018. Since October 1, 2018, in addition to the creation of the foreign exchange intervention and non-intervention zones, the Central Bank adopted a policy of zero currency issuance. Therefore, the Central Bank re-calculated the inflation target for 2019 and 2020 to 27.8% and 19.6%, respectively. See “—Risks Related to Operating in Latin America and Argentina — Argentina — Political developments in Argentina could adversely affect the Argentine economy — Foreign Exchange Reforms” and “—Risks Related to Operating in Latin America and Argentina — Argentina — Continuing high inflation may have a negative effect on the Argentine economy and on our financial performance.”

●

Tax Amnesty Law. On June 29, 2016, the Argentine Congress passed Law No. 27,260, which became effective on July 22, 2016 and provides for a tax amnesty regime and tax reform. This regime allowed individuals and entities to disclose undeclared assets both abroad and in Argentina, under the conditions set forth in the law and within a period extending from its effectiveness until March 31, 2017, without the need to repatriate such assets to Argentina and without penalty (other than charges described below) or the need to explain the source of the funds, among other benefits. The law also provides that there will be no charge on assets worth up to US$25,000, and a discounted applicable tax of 5% on property and assets worth up to US$80,000. Above that threshold, the applicable tax was 10% until the end of 2016 and 15% until the end of March 2017, when the amnesty window closed.

●

National Electricity State of Emergency and Reforms. Following years of very limited investment in the domestic energy sector, as well as a continued freeze on electrical power and natural gas tariffs since the 2001-2002 economic crisis, Argentina began to experience energy shortages in 2011. In response to the growing energy deficit left by the prior government, the Macri administration, upon assuming office, declared a state of emergency with respect to the national electrical power system, which will remain in effect until December 31, 2017. The state of emergency allowed the federal government to take actions designed to ensure the supply of electrical power to the country, such as instructing the Ministry of Energy and Mining to design and implement, with the cooperation of all federal public entities, a coordinated program to guarantee the quality and security of the electrical power system. In addition, the Macri administration announced the elimination of certain energy subsidies and a substantial increase in electrical power rates.

●

Corporate Criminal Liability Law (Ley de Responsabilidad Penal Empresaria). On November 8, 2017, the Argentine Congress passed Law No. 27,401 which provides for the criminal liability of corporate entities when the following crimes are committed, directly or indirectly, with their intervention or on their behalf, interest or benefit: (a) local or international bribery and influence peddling, (b) negotiations that are incompatible with public office, (c) illegal payments made to public officials under the appearance of taxes or fees owed to the relevant government agency (conclusión), (d) illegal enrichment of public officers and employees, and (e) producing knowingly false balance sheets and reports to cover up local or international bribery or influence peddling. Companies found liable for committing such crimes may be subject to various sanctions, including, among others, fines ranging from two to five times the “undue” benefit that was obtained or that could have been obtained through the actions incurred in breach of this regulation. Additionally, Companies found liable may forfeit assets obtained through the illegal actions. The law became effective on March 1, 2018.

●

Amendment to Labor Risks Law. On February 15, 2017, the Argentine congress passed Law 27,348, which amends and complements Labor Risks Law No. 24,557, or the Labor Risks Law, and aims to reduce litigation arising from accidents at work. Under the new regime, prior to filing a lawsuit resulting from work-related accidents, affected workers must go through jurisdictional medical commissions, in order to assess the impact of any accident and to assign benefits provided for under the Labor Risks Law.

●

Productive Financing Law. On May 9, 2018, the Argentine congress passed Law No. 27,440, which amends and updates the Argentine Capital Markets Law, the Mutual Funds Law and the Argentine Negotiable Obligations Law, among others. Furthermore, the law amends certain tax provisions, including certain regulations relating to derivatives and promotes a financial inclusion program.

●

Social Security Reform Law. On December 28, 2017 Argentine Law No. 27,426 was promulgated. The law provides for modifications to the method of calculation of increases of social security benefits. In most cases, minimum benefits will equal 82% of the minimum wage. The law also grants employees the option to maintain their employment status until the age of 70, though employees may choose to retire earlier. Male employees may retire at 65 and female employees may retire at 60.

●

Labor Reform Draft Bill. The Macri administration announced a draft bill to reform labor and social security which was sent to the Argentine congress for debate on November 21, 2017. On November 29, 2017, the draft bill was passed by the Argentine senate, and sent to the Argentine congress the same day. The draft bill aims to improve competitiveness and efficiency of various sectors, increase employment, attract investment and reduce labor costs.

●	Tax Rules.
○

The Personal Assets Tax Bill has been approved by the Argentine congress on December 5, 2018; enactment of the law by the Executive Branch and further publication is still pending. If this bill is enacted from 2018, the minimum taxable amount would be AR$2 million. For taxpayers domiciled in Argentina, the tax rate would still be 0.25% if the aggregate amount of declared assets is between AR$2 million and AR$5 million, but it would increase to 0.5% on the excess of AR$5 million if the declared assets are of between AR$5 and AR$20 million and to 0.75% on the excess of AR$20 million if the value of informed assets is higher than AR$20 million. For individuals and entities not domiciled in Argentina, the tax rate would be maintained at 0.25%, irrespective of the value of the taxable assets.

○

Law No. 27,430, enacted on December 27, 2017, which included a series of tax and social security reforms (the “Tax Reform”) did not substantially modify the tax treatment set forth in Law No. 26,893 to gains recognized by nonresidents on the sale of shares, quotas or other equity participations in Argentine companies as well as “other securities” of Argentine residents. However, the reform shifted the tax liability from nonresident purchasers to nonresident sellers. Beginning January 1, 2018, when a nonresident seller sells shares or quotas in an Argentine company to a nonresident buyer, the seller must pay Argentine Income Tax on the Capital Gains (as defined below) through its legal representative in Argentina. General Resolution No. 4,227 establishes a payment mechanism for the Argentine Income Tax on Capital Gains pertaining to completed transactions.

●	Limitation of Bureaucracy and Simplification. On January 11, 2018, Decree No. 27/2018, or Decree 27/2018, was published in the Argentine Official Gazette, with the objective to reduce government bureaucracy and approve new practices which reduce costs and boost competitiveness. The Decree 27/2018 modifies and simplifies regulatory frameworks related to Argentina’s National Food Safety and Quality Service (Servicio Nacional de Sanidad y Calidad Agroalimentaria) (“SENASA”), companies, transportation, trademark and patent procedures, transportation, digital signature, access to credit and work promotion.
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Regulation of the Modern Biotechnology Promotion and Development Law. On January 17, 2018, Decree 50/2018 regulating the Modern Biotechnology Promotion and Development Law No. 26,270 was published in the Argentine Official Gazette. With the aim of promoting the development and production of modern biotechnology in Argentina through tax benefits and other incentives, Decree 50/2018 establishes benefits that apply to qualifying beneficiaries.

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Negotiation with the IMF. On June 7, 2018, the Argentine government and the IMF announced the arrival of a technical agreement for the granting of a stand-by loan to Argentina for an amount of up to US$50 billion for a term of up to three years for strengthening the federal reserves and the financial and fiscal position of Argentina. The agreement was approved for the Board of Directors of the IMF on June 20, 2018, together with the fiscal and economic plan for Argentina and on June 21, 2018, the IMF made the first disbursement of US$15 billion. By the end of September 2018, a new agreement was announced under which the amount of the stand-by loan is increased in US$7.1 billion. Pursuant to the agreement, by the end of October 2018, the IMF approved the disbursement of $5.7 billion. It is expected that the IMF would make additional disbursements in 2018 for an additional US$13.5 billion (including the $5.7 billion approved) and in 2019, for US$28.3 billion.

Some of the measures proposed by the Macri administration may generate political and social opposition, which may in turn prevent the new government from adopting such measures as proposed. Political parties opposed to the Macri administration retained a majority of the seats in both chambers of the Argentine Congress in the last elections, which will require the Macri administration to seek political support from the opposition for its economic proposals. In October 2017, mid-term congressional elections were held in Argentina. Although President Macri’s governing coalition obtained the largest share of the votes at the national level, it continues without a majority in either chamber of congress. Such circumstances create further uncertainty in the ability of the Macri administration to pass legislation required to implement its proposals. In addition, there are presidential elections in Argentina in October 2019, and there are uncertainties on whether Macri will run for re-election or will be re-elected, or other candidate from his coalition will be elected, and the coalition majorities at both chambers of congress. Therefore, there remains uncertainty on the continuation of the measures and policies adopted by the Macri administration, or the changes to be adopted by a new administration and their impact on the economy and our business.

The fiscal, monetary and currency adjustments undertaken by the Macri administration subdued growth in the short-term. Immediately after most of the foreign exchange controls were lifted on December 10, 2015, the dismantling of the multiple exchange regime resulted in the official peso exchange rate (available only for certain types of transactions) falling in value by 40.1%, as the peso-U.S. dollar exchange rate reached Ps.13.76 to US$1.00 on December 17, 2015. As of December 2016, the Argentine peso depreciated 22.15% and as of December 2017, the Argentine peso depreciated 18.45%. From the beginning of 2018, the Argentine peso has depreciated 117.83% (with a peak of AR$40.8967 to US$1 in September 30, 2018) accumulating a total depreciation of 316.18% since December 16, 2015 (immediately after most of the foreign exchange controls were lifted and dismantling of the multiple exchange regimes). For containing the escalade of the peso-U.S. dollar exchange rate, during 2018 the Central Bank sold more than US$14 billion, reducing the Central Bank reserves; and increased the peso interest rates to more than 60%, affecting the access to domestic financing. Due to the foreign exchange crisis, in 2018 the inflation soared to 32.20% as of September 30, 2018 with a total estimated of 47.5% for 2018; and the economic activity is expected to contract to 2.4% in 2018.

As of the date of this proxy statement/prospectus, the impact that these measures and any future measures taken by the Macri administration will have on the Argentine economy cannot be predicted. The proposed deregulation could be disruptive to the economy and fail to benefit, or harm, our business. The failure of these measures to achieve their intended goals could adversely affect the Argentine economy and our business, financial condition and results of operations.

The credibility of several Argentine economic indexes has been called into question, which may lead to a lack of confidence in the Argentine economy and in turn limit our ability to access the credit and capital markets.

Between 2007 and 2014, INDEC, which is the only institution in Argentina with the statutory authority to produce official national statistics, underwent a process of institutional and methodological reforms that gave rise to a controversy with respect to the reliability of the information it produces, including inflation, GDP and unemployment data.

Reports published by the IMF and data produced by private sources has shown that between 2007 and 2014, inflation rates were considerably higher than those published by INDEC. The IMF has censured Argentina for failing to adopt remedial measures addressing the quality of official data, including inflation and GDP data, as required under the Articles of Agreement of the IMF adopted at the United Nations Monetary and Financial Conference, Bretton Woods, on July 22, 1944 (the “Articles of Agreement of the IMF”).

Between February 2014 and November 2015, INDEC established a new inflation index, known as National Urban Consumer Price Index (Índice de Precios al Consumidor Nacional Urbano), which measured prices on goods across the country and replaced the previous index that only measured inflation in the urban sprawl of the City of Buenos Aires. Even though the new methodology brought inflation statistics closer to those estimated by private sources, material differences between the official inflation data and private estimates remained during 2015.

However, during December 2015 and January 2016, the Macri administration declared the national statistical system and INDEC to be in a state of administrative emergency through December 31, 2016 and announced that INDEC would implement certain methodological reforms and adjust certain macroeconomic statistics on the basis of these reforms. Accordingly, the publication of official data on prices, poverty, unemployment and GDP was temporarily suspended and in the interim the Macri administration released an alternative temporary CPI index based on data from the City of Buenos Aires and the province of San Luis. After implementing the methodological reforms, in June 2016, INDEC resumed its CPI publications and revised GDP data for the years 2004 through 2015. Among other adjustments, in calculating GDP for 2004, INDEC made changes to the composition of GDP that resulted in a downward adjustment of approximately 12% for that year. In calculating real GDP for subsequent years based on the revised 2004 GDP, INDEC used deflators that are consistent with its revised methodology to calculate inflation. By understating inflation in the past, INDEC had overstated growth in real terms. The adjustments made by INDEC resulted in a determination of real GDP growth for the period between 2004 and 2015 of 48.6%, as opposed to a 65% growth in real terms for the same period resulting from the information used prior to June 2016. As a consequence of these reforms, on November 9, 2016, the IMF lifted its censure on Argentina, noting that Argentina had resumed the publication of data in a manner consistent with its obligations under the Articles of Agreement of the IMF. Recently, in March 2018, the Macri administration announced a draft bill to provide INDEC with total autonomy and to transform it into an entity that will guarantee greater statistical independence of the main macroeconomic indicators.

However, uncertainty remains as to whether official data and measurement procedures sufficiently reflect inflation in Argentina, and what effect these reforms will have on the Argentine economy. As of the date of this proxy statement/prospectus, the impact that these measures and other future measures taken by the Macri administration with respect to INDEC could have on the Argentine economy and investors’ perception of the country cannot be predicted.

Continuing high inflation may have a negative effect on the Argentine economy and on our financial performance.

In the past, inflation has materially undermined the Argentine economy and the government’s ability to foster conditions that would permit stable growth. In recent years, Argentina has confronted inflationary pressures (including the depreciation of the Argentine Peso), evidenced by significantly higher fuel, energy and food prices, among other factors.

The reliability of INDEC’s statistical data between 2007 and 2015 has been called into question. However, since assuming office in December 2015, Macri’s administration temporarily suspended INDEC’s publication of price indexes and implemented a series of methodological reforms and adjustments to improve the reliability of the statistical information reported by INDEC. In the interim, INDEC released alternative temporary CPI index based on data from the City of Buenos Aires and the Province of San Luis and resumed CPI publications in June 2016. For further information, see “—Risks Related to Operating in Latin America and Argentina—Argentina—The credibility of several Argentine economic indexes has been called into question, which may lead to a lack of confidence in the Argentine economy and in turn limit our ability to access the credit and capital markets.”

According to data published by INDEC, the CPI increased 11.9% between January and October 2015. In 2015, based on data from the Province of San Luis, the CPI grew 31.6% and based on data from the City of Buenos Aires, the CPI grew by 26.9%. For the period between January and April 2016, based on data from the Province of San Luis, the CPI grew 14.08% and based on data from the City of Buenos Aires, the CPI grew by 19.10%. After implementation of the methodological reforms, INDEC reported an increase in the CPI of 16.8% between June and December 2016, and of 24.8% in 2017. However, fostered by a depreciation of the Argentine Peso against the U.S. dollar of 117.83% during the first nine months of 2018, the CPI increased by 32.20%, and it is expected that the CPI increase for 2018 will be approximately 47.5%. During the first nine months of 2018, the Wholesale Price Index (“WPI”) increased by 66.10%.

INDEC also published inflation figures for the WPI. According to data published by INDEC, the WPI increased 10.6% between January and October 2015, increased 34.5% in 2016 and 18.8% in 2017. Further, INDEC reported an increase of 66.10% during the first nine months of 2018.

If the fiscal deficit is not reduced and the exchange rate of the Argentine Peso to the U.S. dollar not stabilized, inflation rates could continue escalating and end in hyperinflation and a new economic crisis. There is uncertainty regarding the effects that the measures adopted, or that may be adopted in the future, by the Central Bank and/or the Argentine government may have in controlling inflation. If inflation remains high or continues to rise, Argentina’s economy may be negatively impacted, and our results of operations could be materially affected.

Limited access of the Federal Government and the private sector to the international capital markets could adversely affect our financial condition.

After Argentina’s 2001 sovereign default, resulting from defaulted bonds exchanges in 2005 and 2010, Argentina restructured approximately 91% of its defaulted debt that was eligible for restructuring. Holdout bondholders that declined to participate in the restructurings, however, filed lawsuits against Argentina in several countries, including the United States.

In November 2012, the United States District Court for the Southern District of New York ratified the injunction order issued on February 23, 2012, which held that Argentina had violated the pari passu clause with respect to the bondholders that had not participated in the sovereign debt swaps in 2005 and 2010, and as a consequence was required pursuant to the District Court’s ruling to pay 100% of the amounts due to the plaintiffs together with the payment of the amounts due on the next maturity date to bondholders who had participated in the debt swaps. In June 2014, the U.S. Supreme Court denied Argentina’s appeal for certiorari of the Second Circuit Court of Appeals’ ruling affirming the District Court judgment. That same month, the District Court ruled that funds should not be delivered to the holders of restructured debt in the absence of a prior agreement with the holdout bondholders. In June 2015, the U.S. Second Circuit Court of Appeals granted partial summary judgment to a group of “me-too” plaintiffs in 36 separate lawsuits, finding that Argentina violated a pari passu clause in bonds issued to the “me-too” bondholders.

In February 2016, the Macri administration reached agreements in principle with certain holdout bondholders to settle these claims, which were subject to the approval of the Argentine Congress and the lifting of the pari passu injunctions. In March 2016, after the District Court agreed to vacate the pari passu injunctions subject to certain conditions, the Argentine Congress ratified these settlement agreements through Law No. 27,249 and repealed the so-called Lock Law No. 26,017 and the Sovereign Payment Law No. 26,984, which prohibited Argentina to offer to holdout bondholders more favorable terms than those offered in the 2005 and 2010 debt swaps. In the months following the decisions, the Argentine government has reached settlement agreements with holders of a significant portion of the defaulted bonds and has repaid the majority of the holdouts creditors with the proceeds from a US$16.5 billion international offering of 3-year, 5-year, 10-year and 30-year bonds on April 22, 2016. Although the size of the claims involved decreased significantly, litigation initiated by bondholders that have not accepted Argentina’s settlement offer continues in several jurisdictions. Through this offering, Argentina temporarily regained access to the international capital markets.

Additionally, foreign shareholders of several Argentine companies have filed claims with ICSID, alleging that the emergency measures adopted by the Argentine government since the crisis in 2001 and 2002 differ from the just and equal treatment standards set forth in several bilateral investment treaties to which Argentina is a party. Many of these claims have been ruled against Argentina.

In January 2018, a new claim against the Argentine government was submitted by the fund “Draw Capital Partners” in New York in relation to certain interests due between 2014 and 2016. This claim has reopened discussions around Argentina’s foreign debt, despite the agreement reached by Macri’s administration to overcome the default.

Pursuant to a report issued by the Secretary Office of Finance in October 2018, as of June 30, 2018, Argentina’s foreign debt amounted to US$327.2 billion, which represents 77.4% of Argentina’s GDP. If the GDP Coupon is also considered, then Argentina’s foreign debt amounts to US$340.6 billion.

Holdout creditors litigation, as well as ICSID and other claims against the Argentine government, have resulted and may result in new material judgments against the government, lead to attachments of or injunctions relating to Argentina’s assets, or could bring Argentina in default of its other obligations, and such event may prevent Argentina from obtaining favorable terms or interest rates when accessing international capital markets or from accessing international financing at all. The termination of the injunctions issued by the U.S. courts preventing bondholders from receiving their interest payments on the bonds issued pursuant to the 2005 and 2010 exchange offers and the related subsequent events have paved the way for the Argentine government to regain access to the international capital markets.

However, the publication of a description of the bribes paid by Argentine businessmen to the Kirchner administration (known as the notebooks or graft scandal (escándalo de los cuadernos)), along with the strong depreciation of the Argentine peso in 2018 and the increase of the fiscal deficit and inflation, have once again limited both the Argentine government and private entities’ access to the international capital markets.

The Argentine government’s ability to obtain additional international or multilateral private financing or direct foreign investment may be limited, which may in turn impair its ability to implement reforms and public policies to foster economic growth. In addition, the access of Argentine companies, such as us, to the international capital markets may continue to be limited or subject to terms less favorable than those provided to companies in other countries in the region, potentially impacting our financial condition.

An increase in export and import duties and controls may have an adverse impact on our business.

Since 2002, the Argentine government has imposed duties on the exports of various primary and manufactured products. Even though the majority of such imposed duties were suspended after the Macri administration took office, similar export duties were reimposed on September 4, 2018, until December 2020, in an effort to balance the Argentine government’s budget until the economy is stabilized. See “–Risks Related to Operating in Latin America and Argentina— Argentina—Political developments in Argentina could adversely affect the Argentine economy—Foreign Trade Reforms.”

The government imposed the Import Monitoring System (the “SIMI”) in December 2015. Under this new system, importers are required to submit certain information electronically through the SIMI application which, once approved, will be valid for 180 calendar days.

The Argentine government has also enacted an import licensing regime that includes automatic and non-automatic licensing for imports according to the tariff codes of the goods to be imported. Automatic import licensing implies that the importer must only get through the SIMI and any other certification related to the imported goods. Non-automatic licensing implies that the authorities also have a ten-day term to either approve or reasonably reject the import license requested due to its effect on local businesses, aside from the other import requirements that the goods may have (including SIMI and certifications).

Notwithstanding the above, we cannot make assurances or predictions that there will not be further increases in the export duties or that other new export duties, taxes or quotas will not be imposed. The imposition of new export duties, taxes or quotas or a significant increase in existing export duties or the application of export quotas or the imposition of regimes that aim to restrict or control imports and exports could adversely affect our financial condition or results of operations.

The implementation of future exchange controls and restrictions on capital inflows and outflows could limit the availability of international credit, adversely affecting the Argentine economy, and, as a result, our financial condition and results of operations.

Starting in 2001, and increasingly from 2011 until President Macri assumed office in December 2015, the Argentine government increased foreign exchange controls. Together with regulations established in 2012 that subjected certain foreign exchange transactions to prior approval by the Argentine tax authorities or the Central Bank, the measures taken by the previous administration significantly curtailed access to the foreign exchange market by Argentine and non-Argentine individuals and private sector entities. In response, an unofficial U.S. dollar trading market developed in which the peso-U.S. dollar exchange rate differed substantially from the official peso-U.S. dollar exchange rate.

In the past, the Argentine government also imposed informal restrictions, such as limitations on the ability of certain local companies and individuals to purchase foreign currency. These restrictions on foreign currency purchases started in October 2011 and tightened during 2012 through 2014 until the end of 2015. Informal restrictions may consist of de facto measures restricting local residents and companies from purchasing foreign currency through the foreign exchange market to make payments abroad, such as dividends, capital reductions, and payment for importation of goods and services.

Exchange controls which were in place in the previous administration affected the level of international reserves deposited with the Central Bank, which significantly decreased from US$47.4 billion as of November 1, 2011 to US$25.6 billion (Ps.332.9 billion) as of December 31, 2015, resulting in a reduced capacity of the Argentine government to intervene in the foreign exchange market and to provide access to such markets to private sector entities like our Argentine subsidiaries. As of December 31, 2017, the level of international reserves deposited with the Central Bank was US$55.1 billion and as of October 2018, US$48.5 billion. Notwithstanding the measures adopted by the new administration, in the future the Argentine government could otherwise reduce the level of international reserves deposited with the Central Bank, which could lead to political and social tensions and undermine the Argentine government’s public finances, as has occurred in the past, which could adversely affect Argentina’s economy and prospects for economic growth.

Effective October 1, 2018, the Central Bank defined foreign exchange intervention and non-intervention zones for the U.S. dollar exchange rate until the end of 2018, which were set at AR$34 per U.S. dollar in the lower bound and AR$44 per U.S. dollar in the upper bound, and are adjusted daily at a monthly rate of 3%, provided that beyond the upper bound, the Central Bank may sell foreign currency for a daily amount of up to US$150 million, and beyond the lower bound, the Central Bank may increase the monetary base backed with the increase of the federal reserves.

In addition, due to the foreign exchange crisis, soaring inflation and plummeting economic activity during the first half of 2018, on November 8, 2018 the Central Bank issued Communication “A” 6595 imposing on financial entities a minimum cash requirement equal to 23% up to 29 days; 17% between 30 and 59 days; 11% between 60 and 89 days; 5% between 90 and 179 days; 2% between 180 and 365 days; and 0% for more than 365 days on obligations with international financial facilities.

In the future, the Argentine government could reinstate other exchange controls, transfer restrictions, repatriation obligations, mandatory deposits and take other measures in response to capital flight or a significant depreciation of the Argentine peso, all of which could limit our ability to access the international capital markets. Such measures could lead to political and social tensions and undermine the Argentine government’s public finances, as has occurred in the past, which could adversely affect Argentina’s economy and prospects for economic growth, which, in turn, could impair the ability of our Argentine subsidiaries to make dividend payments and adversely affect our business and results of operations.

The Argentine government may order salary increases for employees in the private sector, which could increase our operating costs and adversely affect our results of operations.

In the past, the Argentine government has passed laws, regulations and decrees requiring companies in the private sector to increase wages and provide specified benefits to employees and may do so again in the future. In September 2014, the minimum salary was Ps.4,400 and the Argentine government increased it to Ps.4,716 in January 2015, to Ps.5,588 in August 2015, to Ps.6,060 in January 2016, to Ps.6,810 in June 2016, to Ps.7,560 in September 2016, to Ps.8,860 in September 2017 and to Ps.10,700 in September 2018. Recently, the Argentine government has also approved additional increases of the minimum salary to Ps.11,300 as of December 2018, to Ps.11,900 as of

March 2019 and to Ps.12,500 as of June 2019. Argentine employers, both in the public and private sectors, have experienced significant pressure from their employees and labor organizations to increase wages and to provide additional employee benefits. Due to the high levels of inflation, employees and labor organizations are demanding significant wage increases. Recently, the INDEC published data regarding the evolution of salaries in the private and public sectors, which reflects a salary increase in the private and public sectors, respectively, of 32.91% and 32.58% between November 2015 and December 2016, 26.7% and 25.26% between January 2017 and December 2017 and 9.9% and 7% between January 2018 and May 2018. However, due to high levels of inflation, employers in both the public and private sectors have historically experienced, and currently are experiencing, significant pressure from unions and their employees to further increase salaries. Recently, commercial pilots’ of Aerolíneas Argentinas S.A. (the state-owned airline) obtained a salary increase of 40.5%, and workers in the oil industry obtained a salary increase of 25.0% and have demanded additional increases. In addition, on November 12, 2018, the Argentine government issued a decree imposing the payment of an extraordinary non-remuneratory bonus of AR$5,000 to all workers in the private sector, to be paid in two installments in December 2018 and February 2019. This bonus and similar salary increases and additional payments could also have an effect on inflation, and, if, as a result of such measures and demands, future salary increases in the Argentine peso exceed the pace of the devaluation of the Argentine peso, this could have a material and adverse effect on our costs and business, results of operations and financial condition.

The disposition or sale of your UAC shares and/or UAC warrants may be subject to taxation in Argentina.

According to amendments to Argentine Income Tax Law No. 20,628 (the “Argentine Income Tax Law”) through the Tax Reform on December 27, 2017, gains realized from the indirect sale or disposal of assets located in Argentina, including shares or other equity participations in Argentine companies by an entity or individual not resident in Argentina (“Non-Argentine Resident”) are taxable under certain conditions, as if a direct sale took place (the “Tax on Indirect Sales”).

The Tax Reform created a presumption of income from Argentine source on the sale or disposition by Non-Argentine Residents of shares and participations (or rights to receive such shares or participations) in foreign entities whose underlying assets are fully or partially located in Argentina, as long as the following conditions are met:

(1)

At least thirty percent of the value of the shares, participations or rights of the foreign entity, at the time of sale or in any of the 12 previous months, derives from assets that the entity owns directly or indirectly in Argentina. For this purpose, such Argentine assets or rights will be valued at their fair market value and will include, among others, shares or other forms of ownership, control or participation in the profits of a company incorporated in Argentina; and

(2)

The securities or rights of the foreign entity being sold or disposed represent, at least, ten percent of the equity of that entity, at the time of their disposal or in any of the 12 previous months. For purposes of this calculation, ownership of related entities, spouses and other relatives must be considered jointly.

(3)	The relevant shares and participations in the foreign entity have been acquired on or after January 1, 2018.

In case the Tax on Indirect Sales applies, the Argentine source gain (the acquisition cost may be adjusted by inflation) on which the Tax on Indirect Sales will be calculated is a proportion to the value of the Argentine assets held by the foreign entity with respect to the total value of the securities or rights being transferred.

The Tax on Indirect Sales is levied at a 15% rate on the net capital gain (the acquisition cost may be adjusted by inflation), or at a 13.5% effective rate on the gross price and should be paid to the Argentine tax authorities if (i) the buyer or acquirer is an Argentine corporate entity (in general, entities organized or incorporated under Argentine law, certain traders and intermediaries, local branches of foreign entities, sole proprietorships and individuals carrying on certain commercial activities in Argentina) (“Argentine Entity”) or an Argentine resident individual (“Argentine Resident”), by the Argentine Entity or Argentine Resident, who will act as withholding agent, or (ii) none of the parties are Argentine Entities or Residents, by the seller or transferor or its legal representative in Argentina, if any. However, such rates may be reduced if a Treaty to Avoid Double Taxation were applicable to the Seller. If the Tax on Indirect Sales becomes applicable and the tax is applied on a net basis, pursuant to current income tax rules, the acquisition cost may be adjusted by the CPI to calculate the net capital gain.

Argentine Income Tax Law sets forth that the tax on Indirect Sales does not apply to transfers made within the same economic group. Pursuant to draft regulations published by the Argentine Ministry of Economy (not yet issued), transfers within the same economic group would take place when the seller or sellers participate or participates, directly or indirectly, in at least 80% of the transferee’s capital, or vice versa, or when one or more entities participate, directly or indirectly, in at least 80% of the transferor’s and transferee’s capital, and such participations have been held for at least two years prior to the transfer.

The payment of the In-Kind Consideration under the Rizobacter Call Option may be subject to taxation in Argentina.

In the event the Rizobacter Call Option is exercised, and if the redeemed UAC shares to be delivered by UAC in connection with the payment of the In-Kind Consideration represent more than ten percent of all UAC’s issued and outstanding shares, such delivery of the redeemed UAC shares would be subject to the Tax on Indirect Sales at the level of UAC levied on the gain resulting from the difference between the redeemed UAC shares’ tax basis (acquisition cost) and the redeemed UAC shares fair market value as of the transfer date. However, the rate of the Tax on Indirect Sales might be reduced if at the time of the delivery by UAC of redeemed UAC shares, UAC is a UK tax resident and the Treaty to Avoid Double Taxation between Argentina and United Kingdom applies. Any resulting Tax on Indirect Sales would be calculated on the proportion of the value that the Argentine assets represent with respect to the total value of the redeemed UAC shares delivered and should be paid to the Argentine tax authorities by UAC or its legal representative in Argentina, if any. However, to the extent that the delivery of the redeemed UAC shares and satisfaction of the In-Kind Consideration occurs simultaneously, there would be no tax basis for the Tax on Indirect Sales if UAC’s acquisition cost for the redeemed UAC shares equals such shares’ fair market value on the same day.

In addition, satisfaction of the In-Kind Consideration under the Rizobacter Call Option would be deemed a sale of the redeemed UAC shares by RASA Holding to the Grantors subject to the Tax on Indirect Sales at the level of RASA Holding. However, to the extent that the delivery of the UAC’s Redeemed Shares and satisfaction of the In-Kind Consideration occurs simultaneously, there would be no tax basis for the Tax on Indirect Sales as RASA Holding’s acquisition cost for the redeemed UAC shares equals such shares’ fair market value on the same day.

The holding of Argentine companies’ equity by Non-Argentine Residents and dividend distributions from Argentine Entities to Non-Argentine Residents may be subject to taxation in Argentina.

Non-Argentine residents are subject to Argentine personal assets tax for holding shares and other equity participations in Argentine companies as of December 31st of each year at a rate of 0.25%, which is levied on the proportional net worth value (valor patrimonial proporcional) of the shares arising from the last balance sheet. Argentine companies are obliged to pay the tax on behalf of their Non-Argentine Resident shareholders, partners or owners and are entitled to seek reimbursement from them.

As a result of the Tax Reform, dividends from profits obtained by Argentine Entities during fiscal years beginning on or after January 1, 2018 and up to December 31, 2019, paid to Non-Argentine Residents are subject to income tax withholding at a rate of 7% on the amount of dividends paid levied, which rate is increased to 13% for profits obtained during fiscal years beginning on or after January 1, 2020. The 13% domestic rate may be reduced by application of tax treaties signed by Argentina.

We cannot predict the full impact that the application of these taxes would have on Bioceres Crops Solutions, which is not an Argentine company, New Bioceres, Inc. and their other Non-Argentine Resident subsidiaries in connection with their holding of shares and equity in Argentine companies.

Risks Related to UAC and the Business Combination

The initial shareholders and management team have agreed to vote in favor of the business combination, regardless of how public shareholders vote.

As of the date hereof, the initial shareholders own 20% of UAC’s outstanding ordinary shares in total. UAC’s Articles provide that the business combination will be approved if UAC receives the affirmative vote of a majority of the ordinary shares issued and outstanding and entitled to vote thereon at the general meeting voting at the general meeting. Accordingly, the agreement by the initial shareholders to vote in favor of the business combination will increase the likelihood that UAC will receive the requisite shareholder approval for the business combination.

The Sponsor, including members of the UAC Board and the officers of UAC have interests in the business combination that are different from or are in addition to other shareholders in recommending that shareholders vote in favor of approval of the Business Combination and Rizobacter Call Option Agreement Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering the UAC Board’s recommendation that UAC’s shareholders vote in favor of the approval of the Business Combination and Rizobacter Call Option Agreement Proposal, UAC’s shareholders should be aware that the Sponsor, including members of the UAC Board and the officers of UAC have interests in the business combination that may be different from, or in addition to, the interests of UAC’s shareholders. See the section titled “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—Interests of Certain Persons in the Business Combination” for further information.

The Sponsor, including UAC officers and directors may not be eligible to be reimbursed for their out-of-pocket expenses if a business combination is not completed.

At the closing of the business combination, the Sponsor, including UAC executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on UAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on UAC’s behalf. If UAC does not consummate a business combination by the outside date (or any extension date), such out-of-pocket expenses will only be reimbursed to the extent sufficient funds are available for such reimbursement outside of the trust account. The personal and financial interests of the Sponsor, including UAC executive officers and directors, may influence their motivation in identifying and selecting a target business combination and completing the business combination.

The Sponsor, directors or officers or their affiliates may elect to purchase shares from public shareholders, which may influence a vote on a proposed business combination and reduce the public “float” of BIOX shares.

The Sponsor, including UAC’s directors or executive officers, or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of shares of UAC ordinary shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, including directors, officers or their affiliates, purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining shareholder approval of the business combination or to satisfy closing conditions in the Exchange Agreement regarding required amounts in the trust account. This may result in the completion of the business combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of BIOX shares and the number of beneficial holders of BIOX securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of UAC’s securities on the NYSE or another national securities exchange or reducing the liquidity of the trading market for BIOX shares.

There can be no assurance that BIOX shares that will be issued in connection with the business combination will be approved for listing on NYSE following the consummation of the business combination, or that UAC will be able to comply with the continued listing standards of the NYSE.

The UAC ordinary shares and public warrants are currently listed on the NYSE. UAC’s continued eligibility for listing may depend on, among other things, the number of public shares that are redeemed. If, after the business combination, the NYSE does not approve for listing or delists BIOX shares from trading on its exchange for failure to meet the listing standards, BIOX shareholders could face significant material adverse consequences including:

●	a limited availability of market quotations for BIOX’s securities;

●	reduced liquidity for BIOX’s securities;

●	a determination that BIOX shares is a “penny stock” which will require brokers trading in BIOX share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for BIOX’s securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because UAC ordinary shares and public warrants are listed on the NYSE, they are covered securities. Although the states are preempted from regulating the sale of UAC’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While UAC is not aware of a state, other than the state of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if the shares were no longer listed on NYSE, UAC’s securities would not be covered securities and UAC would be subject to regulation in each state in which UAC offers securities.

Public shareholders will experience dilution as a consequence of, among other transactions, the issuance of BIOX shares as consideration in the business combination. Having a minority share position may reduce the influence that UAC’s current shareholders have on the management of UAC.

Assuming there is no redemption and no warrants are exercised, it is anticipated that, upon completion of the business combination: (i) UAC’s public shareholders will own approximately 29.7% ownership of Bioceres Crop Solutions; (ii) the Sponsor will own approximately 6.7% of Bioceres Crop Solutions; and (iii) the Seller will own approximately 63.6% of Bioceres Crop Solutions. The ownership percentages of Bioceres Crop Solutions following the business combination exclude the UAC ordinary shares issuable upon the exercise of (i) the currently outstanding UAC warrants, and (ii) the UAC warrants that will be issued in connection with and remain outstanding following the business combination. To the extent that any UAC warrants remain outstanding following the business combination are exercised, current shareholders may experience substantial additional dilution. Such dilution could, among other things, limit the ability of UAC’s current shareholders to influence management of UAC through the election of directors following the business combination. For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information.” For more information on the UAC warrants currently outstanding, please see “—The exercise of outstanding warrants would increase the number of shares eligible for future resale in the public market and result in dilution to shareholders” below.

A significant portion of BIOX shares following the business combination will be restricted from immediate resale, but may be sold into the market in the future. This could cause the market price of BIOX shares to drop significantly, even if our business is doing well.

Sales of a substantial number of shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of BIOX shares.

The initial shareholders of UAC have agreed not to transfer, assign or sell any of their UAC shares until the earlier to occur of: (A) one year after the completion of an initial business combination or (B) the date on which the closing price of UAC’s ordinary shares equals or exceeds US$12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalization) for any 20 trading days within any 30-trading day period commencing 150 days after a business combination, or earlier if, subsequent to a business combination, UAC completes a liquidation, merger, share exchange or other similar transaction that results in all of UAC’s public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

In addition, in connection with the execution Exchange Agreement, UAC and Bioceres, Inc. entered into a lock-up agreement (the “Lock-up Agreement”), pursuant to which Bioceres, Inc. may not transfer the UAC shares received as consideration in the business combination under terms that are consistent with the lock-up arrangements described above. As restrictions on resale end, the market price of BIOX shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The exercise of outstanding warrants would increase the number of shares eligible for future resale in the public market and result in dilution to shareholders.

UAC issued public warrants to purchase 11,500,000 ordinary shares as part of its IPO and private warrants to purchase 5,200,000 ordinary shares. Each public and private warrant will become exercisable on the completion of the business combination and will expire on the fifth anniversary of the completion of the business combination, or earlier upon redemption or the liquidation of UAC, if no business combination is completed. Pursuant to the terms of the warrant agreement, UAC has agreed that as soon as practicable after the consummation of the business combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the ordinary shares issuable upon exercise of the warrants. UAC will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. In addition, 7,500,000 warrants will be issued in connection with the business combination. The potential for the issuance of a substantial number of additional shares upon exercise of these warrants will result in dilution to the then existing holders of BIOX shares and increase the number of ordinary shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of BIOX shares.

UAC has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that UAC will be unable to continue as a going concern if it does not consummate an initial business combination by December 2, 2019, or if the extension is approved, by such other date. If UAC is unable to effect a business combination by December 2, 2019, or if the extension is approved, by such other date, UAC will be forced to liquidate and UAC’s warrants and rights will expire worthless.

UAC is a blank check company, and as such has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. There is a risk that UAC will be unable to continue as a going concern if it does not consummate an initial business combination by December 2, 2019, or if the extension is approved, by such other date. Unless UAC receives shareholder approval to amend its Articles to extend the life of UAC and certain other agreements into which UAC has entered, if it does not complete an initial business combination by December 2, 2019, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to US$100,000 of interest to pay dissolution expenses) divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of UAC’s remaining shareholders and the UAC Board, dissolve and liquidate, subject in each case to UAC’s obligations under the Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the initial public offering price per public unit in the IPO. In addition, if UAC fails to complete an initial business combination by December 2, 2019, or if the extension is approved, by such other date, there will be no redemption rights or liquidating distributions with respect to UAC’s public or private warrants or rights, which will expire worthless.

UAC is not required to obtain and has not obtained an opinion from an independent investment banking or accounting firm, and consequently, you may have no assurance from an independent source that the price UAC is paying for Bioceres is fair from a financial point of view.

UAC is not required to obtain an opinion from an independent investment banking or accounting firm that the price it is paying to acquire Bioceres is fair from a financial point of view. The UAC Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the business combination. In analyzing the business combination, the UAC Board and UAC’s management conducted due diligence on Bioceres and researched the industry in which Bioceres operates and concluded that the business combination was in the best interests of UAC and its shareholders. Accordingly, investors will be relying solely on the judgment of the UAC Board in valuing Bioceres’ business, and the UAC Board may not have properly valued the business. The lack of a third-party valuation or fairness opinion may also lead an increased number of public shareholders to vote against the business combination or demand redemption of their shares, which could potentially impact UAC’s ability to consummate the business combination.

For more information about UAC’s decision-making process, see the section entitled “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—UAC Board of Director’s Reasons for the Approval of the Business Combination.”

Even if UAC consummates the business combination, there is no guarantee that the public warrants will ever be in the money, and they may expire worthless.

The exercise price for UAC’s warrants is US$11.50 per whole UAC ordinary share. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

UAC’s ability to successfully effect the business combination and to be successful thereafter will be dependent upon the efforts of UAC’s key personnel, including the key personnel of Bioceres whom UAC expects to stay with Bioceres Crop Solutions following the business combination. The loss of key personnel could negatively impact the operations and profitability of Bioceres Crop Solutions’ post-combination business and its financial condition could suffer as a result.

UAC’s ability to successfully effect the business combination is dependent upon the efforts of certain key personnel, including the key personnel of Bioceres. Although some of Bioceres’ key personnel may remain with the combined company in advisory positions following the business combination, it is possible that Bioceres Crop Solutions will lose some key personnel, the loss of which could negatively impact the operations and profitability of Bioceres Crop Solutions’ post-combination business. UAC anticipates that some or all of the management of Bioceres will remain in place. While UAC intends to closely scrutinize any individuals engaged after a business combination, UAC cannot assure you that UAC’s assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company, which could result in UAC expending time and resources familiarizing new employees with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues, which may adversely affect the combined company’s operations.

Bioceres Crop Solutions’ success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure of certain of Bioceres’ officers could have a material adverse effect on Bioceres Crop Solutions’ business, financial condition, or operating results. Bioceres does not maintain key-man life insurance on any of its officers. The services of such personnel may not continue to be available to the combined company.

UAC and Bioceres will be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the effect of the business combination on employees and third parties may have an adverse effect on UAC and Bioceres. These uncertainties may impair UAC or Bioceres’ ability to retain and motivate key personnel and could cause third parties that deal with UAC or Bioceres to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, UAC or Bioceres’ business could be harmed.

The exercise of discretion by UAC’s directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Exchange Agreement may result in a conflict of interest when determining whether such changes to the terms of the Exchange Agreement or waivers of conditions are appropriate and in the best interests of UAC’s shareholders.

In the period leading up to the consummation of the business combination, other events may occur that, pursuant to the Exchange Agreement, would require UAC to agree to amend the Exchange Agreement, to consent to certain actions or to waive rights that it is entitled to under those agreements. Such events could arise because of changes in the course of Bioceres’ business, a request by Bioceres or Bioceres’ management to undertake actions that would otherwise be prohibited by the terms of the Exchange Agreement or the occurrence of other events that would have a material adverse effect on Bioceres’ business and would entitle UAC to terminate the Exchange Agreement. In any of such circumstances, it would be in the discretion of UAC, acting through the UAC Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for UAC and UAC’s shareholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, UAC does not believe there will be any changes or waivers that UAC’s directors and officers would be likely to make after shareholder approval of the business combination has been obtained. While certain changes could be made without further shareholder approval, if there is a change to the terms of the business combination that would have a material impact on the shareholders, UAC will be required to circulate a new or amended proxy statement/prospectus or a supplement thereto and resolicit the vote of UAC’s shareholders with respect to the Business Combination and Rizobacter Call Option Agreement Proposal. UAC may not waive the condition that UAC’s shareholders approve the business combination. Please see the section entitled “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—The Exchange Agreement—Conditions to Closing of the Business Combination” for additional information.

UAC will incur significant transition costs in connection with the business combination. Whether or not the business combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by UAC.

UAC has incurred and expects to incur significant, non-recurring costs in connection with consummating the business combination and operating as a public company following the consummation of the business combination. UAC may incur additional costs to retain key employees. All expenses incurred in connection with the Exchange Agreement and the transactions contemplated thereby (including the business combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs. Even if the business combination is not completed, UAC expects to use substantially all of its cash resources (outside of the trust account) to cover such expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by UAC, whether or not the business combination is completed.

If UAC is unable to complete the business combination, public shareholders may receive only approximately US$10.10 per share on the liquidation of the trust account (or less than US$10.10 per share in certain circumstances where a third party brings a claim against us that the sponsor is unable to indemnify), and UAC’s warrants and rights will expire worthless.

If UAC is unable to complete an initial business combination by December 2, 2019, or any extension date, public shareholders may receive only approximately US$10.10 per share on the liquidation of the trust account (or less than US$10.10 per share in certain circumstances where a third-party brings a claim against us that the Sponsor is unable to indemnify (as described herein)) and UAC’s warrants and rights will expire worthless.

UAC’s placing of funds in the trust account may not protect those funds from third-party claims against it. Although UAC will seek to have all vendors, service providers (other than UAC’s independent auditors), prospective target businesses or other entities with which UAC does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any funds held in the trust account for the benefit of public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against UAC’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the funds held in the trust account, UAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to it than any alternative.

Examples of possible instances where UAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with UAC and will not seek recourse against the trust account for any reason. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be held liable for such third-party claims. UAC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and UAC has not asked the Sponsor to reserve for such indemnification obligations.

Upon redemption of public shares, if UAC is unable to complete the business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the business combination, UAC will be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the US$10.10 per share initially held in the trust account, due to claims of such creditors. If UAC is unable to complete a business combination and distribute the proceeds held in trust to UAC’s public shareholders, Union Group International Holdings Limited, one of our major shareholders, which is an initial holder of UAC and an affiliate of Juan Sartori, has agreed (subject to certain exceptions described elsewhere in this proxy statement/ prospectus) that it will be liable to ensure that the proceeds in the trust account are not reduced below US$10.10 per share by the claims of target businesses or claims of vendors or other entities that are owed money by UAC for services rendered or contracted for or for products sold to UAC. UAC believes Union Group International Holdings Limited has sufficient net worth to satisfy its indemnity obligation should it arise, however UAC cannot assure you it will have sufficient liquid assets to satisfy such obligations if it is required to do so. Therefore, the per-share distribution from the trust account may be less than US$10.10, plus interest, due to such claims.

UAC’s directors may decide not to enforce Union Group International Holdings Limited’s indemnification obligations, resulting in a reduction in the amount of funds in the trust account available for distribution to UAC’s public shareholders.

In the event that the proceeds in the trust account are reduced below US$10.10 per public share and Union Group International Holdings Limited asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Union Group International Holdings Limited to enforce such indemnification obligations. It is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public shareholders may be reduced below US$10.10 per share.

If, before distributing the proceeds in the trust account to public shareholders, UAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against UAC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of UAC’s shareholders and the per-share amount that would otherwise be received by UAC’s shareholders in connection with UAC’s liquidation may be reduced.

If, before distributing the proceeds in the trust account to public shareholders, UAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against UAC that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in UAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of UAC’s shareholders. To the extent any bankruptcy claims deplete the trust account, UAC may not be able to return to UAC’s public shareholders at least US$10.10.

Following the closing of the business combination, we expect to be a “controlled company” within the meaning of NYSE rules and, as a result, qualify for exemptions from certain corporate governance requirements.

Upon completion of the business combination, Bioceres S.A. will control, directly or indirectly, a majority of the voting power of Bioceres Crop Solutions’ outstanding shares. Under NYSE rules, a listed company of which more than 50.0% of the voting power for the election of directors is held by any person or group of persons acting together is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including the requirement (i) that a majority of the Board of Directors consist of independent directors, as defined under the NYSE rules, (ii) to have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (iii) to have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (iv) for an annual performance evaluation of the governance and compensation committees. We plan to elect to be treated as a “controlled company” following the business combination. Accordingly, following the business combination, you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

Bioceres S.A. will control us, and its interests may conflict with yours in the future.

Immediately following the business combination, Bioceres S.A. will indirectly own 63.6% of Bioceres Crop Solutions. As a result of this voting control, Bioceres S.A. will effectively be able to determine the outcome of all matters requiring shareholder approval, including, but not limited to, the election and removal of directors (subject to any contractual designation rights), as well as other matters of corporate or management policy (such as potential mergers or acquisitions, payment of dividends, asset sales, and amendments to organizational documents). This concentration of ownership may delay or deter possible changes in control and limit the liquidity of the trading market for BIOX shares, which may reduce the value of an investment such shares. This voting control could also deprive shareholders of an opportunity to receive a premium for their shares as part of a potential sale of Bioceres Crop Solutions. So long as Bioceres S.A. and its affiliates continue to own a significant amount of Bioceres Crop Solutions’ voting power, they may continue to be able to strongly influence or effectively control its decisions. The interests of Bioceres S.A. and its affiliates may not coincide with the interests of other holders of BIOX shares.

Subsequent to the completion of the business combination, BIOX may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on BIOX’s financial condition, results of operations and BIOX’s share price, which could cause you to lose some or all of your investment.

Although UAC has conducted due diligence on Bioceres, this diligence may not reveal all material issues that may affect Bioceres’ business, and factors outside of UAC’s control and outside of BIOX’s and Bioceres’ control may arise later. As a result of these factors, BIOX may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in BIOX’s reporting losses. Even though these charges may be non-cash items and not have an immediate impact on BIOX’s liquidity, the fact that BIOX reports charges of this nature could contribute to negative market perceptions about BIOX or its ordinary shares. In addition, charges of this nature may cause UAC to be unable to obtain future financing on favorable terms or at all. Accordingly, any of UAC’s shareholders who choose to remain shareholders of BIOX following the business combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by UAC’s officers or fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement/prospectus relating to the business combination contained an actionable material misstatement or material omission.

UAC has no operating or financial history and UAC’s results of operations may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

UAC is a blank check company and UAC has no operating history and no revenues. The unaudited pro forma condensed combined statement of income included in this proxy statement/prospectus combines the historical audited results of operations of Bioceres for the year ended June 30, 2018, with the historical unaudited results of operations of UAC for the period from November 14, 2017 (inception) to June 30, 2018, and gives pro forma effect to the business combination as if it had been consummated on July 1, 2017 together with the exercise of the Rizobacter Call Option at that same date. The unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2018 combines the unaudited historical combined statement of income of Bioceres for the three months ended September 30, 2018 with the unaudited historical condensed combined statement of income of UAC for the three months ended September 30, 2018, giving effect to the business combination as if it had occurred as of the beginning of the earliest period presented, together with the exercise of the Rizobacter Call Option at that same date. The unaudited pro forma condensed combined statement of financial position as of September 30, 2018 combines the historical unaudited statement of financial position of Bioceres as of September 30, 2018 and of UAC as of September 30, 2018 and gives pro forma effect to the business combination as if it had been consummated on September 30, 2018, together with the exercise of the Rizobacter Call Option at that same date.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the business combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of UAC. Accordingly, UAC’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

UAC has been and may continue to be treated as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to certain U.S. investors.

UAC will be treated as a “passive foreign investment company” (“PFIC”) for any taxable year in which either (1) at least 75% of UAC’s gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of UAC’s assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If, following the business combination, UAC is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder who acquires UAC shares after the business combination, such U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. See the section of this proxy statement/prospectus entitled “Material Cayman Islands and United States Tax Considerations—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules”). UAC urges prospective U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules to their individual circumstances.

U.S. Holders who beneficially owned UAC shares prior to the business combination are subject to the PFIC regime. For the U.S. federal income tax consequences applicable to such U.S. Holders, see the discussion under “Taxation––United States Federal Income Taxation––U.S. Holders––Passive Foreign Investment Company Rules” in UAC’s Registration Statement on Form S-1 filed on February 23, 2018.

Distributions on UAC shares may not qualify for the preferential qualified dividend rate.

Subject to applicable limitations, including a holding period requirement, dividends paid in respect of UAC shares to certain noncorporate U.S. Holders generally will only be treated as “qualified dividend income” that is taxable to such U.S. Holders at preferential tax rates if both (1) such shares are readily tradable on an established securities market in the United States; and (2) UAC is not classified as a “passive foreign investment company” for its taxable year during which the dividend is paid or the immediately preceding taxable year. There can be no assurance that UAC will be able to satisfy either of these conditions in order for dividends paid in respect of UAC shares to be treated as qualified dividend income for U.S. federal income tax purposes. In addition, it is expected that any dividends paid by UAC during its taxable year ending January 31, 2020 would not be treated as qualified dividend income.

UAC may not qualify as a U.K. tax resident, which would increase withholding taxes on dividends received from its subsidiaries.

UAC intends to move its place of central management and control to the United Kingdom and become a tax resident of the United Kingdom. In the event that it does not, or if the United Kingdom taxing authority does not accept that UAC is a United Kingdom tax resident or any other relevant tax authority does not accept that it is a UK tax resident, then, amongst other things, UAC will not be able to benefit from the United Kingdom’s double tax treaties and therefore treaty benefits, including in the form of reduced rates of overseas withholding tax on dividends and interest paid to the Company. In particular, any dividend distributions from UAC’s U.S. subsidiary would be subject to a 30% U.S. withholding tax.

A market for BIOX’s securities may not continue, which would adversely affect the liquidity and price of BIOX securities.

Following the business combination, the price of BIOX’s securities may fluctuate significantly due to the market’s reaction to the business combination and general market and economic conditions. An active trading market for BIOX’s securities following the business combination may never develop or, if developed, it may not be sustained. In addition, the price of BIOX’s securities after the business combination can vary due to general economic conditions and forecasts, BIOX’s general business condition and the release of BIOX’s financial reports. Additionally, if BIOX’s securities are not listed on, or become delisted from, the NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of BIOX’s securities may be more limited than if BIOX was quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the business combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of UAC’s securities may decline.

If the benefits of the business combination do not meet the expectations of investors, shareholders or securities analysts, the market price of UAC’s securities prior to the consummation of the business combination may decline. The market values of UAC’s securities at the time of the business combination may vary significantly from their prices on the date the Exchange Agreement was executed, the date of this proxy statement/prospectus, or the date on which UAC’s shareholders vote on the business combination.

In addition, following the business combination, fluctuations in the price of UAC’s securities could contribute to the loss of all or part of your investment. Immediately prior to the business combination, there has not been a public market for Bioceres’ stock and trading in UAC ordinary shares has not been active. Accordingly, the valuation ascribed to Bioceres and UAC ordinary shares in the business combination may not be indicative of the price that will prevail in the trading market following the business combination. If an active market for BIOX’s securities develops and continues, the trading price of UAC’s securities following the business combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond its control. Any of the factors listed below could have a material adverse effect on your investment in UAC’s securities and UAC’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of UAC’s securities may not recover and may experience a further decline.

Factors affecting the trading price of BIOX’s securities following the business combination may include, among others:

●	actual or anticipated fluctuations in BIOX’s quarterly financial results or the quarterly financial results of companies perceived to be similar to BIOX;

●	changes in the market’s expectations about BIOX’s operating results;

●	the public’s reaction to BIOX’s press releases, BIOX’s other public announcements and BIOX’s filings with the SEC;

●	speculation in the press or in the investment community;

●	success of competitors;

●	the operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning BIOX or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to BIOX;

●	BIOX’s ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting BIOX’s business;

●	commencement of, or involvement in, litigation involving BIOX;

●	changes in BIOX’s capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of BIOX’s ordinary shares available for public sale;

●	any major change in the BIOX Board or management;

●	sales of substantial amounts of BIOX ordinary shares by BIOX’s directors, officers or significant shareholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of BIOX’s securities irrespective of BIOX’s operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of BIOX’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to BIOX could depress BIOX’s share price regardless of BIOX’s business, prospects, financial conditions or results of operations. A decline in the market price of BIOX’s securities also could adversely affect BIOX’s ability to issue additional securities and BIOX’s ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert UAC’s management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

BIOX’s quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond BIOX’s control, resulting in a decline in BIOX’s share price.

BIOX’s quarterly operating results may fluctuate significantly because of several factors, including:

●	labor availability and costs for hourly and management personnel;

●	profitability of BIOX’s products, especially in new markets and due to seasonal fluctuations;

●	changes in interest or exchange rates;

●	impairment of long-lived assets;

●	macroeconomic conditions;

●	negative publicity relating to BIOX’s products;

●	changes in consumer preferences and competitive conditions; and

●	expansion to new markets.

If, following the business combination, securities or industry analysts do not publish or cease publishing research or reports about BIOX, its business, or its market, or if they change their recommendations regarding BIOX ordinary share adversely, then the price and trading volume of BIOX ordinary share could decline.

The trading market for BIOX ordinary shares will be influenced by the research and reports that industry or securities analysts may publish about us, BIOX’s business, BIOX’s market, or BIOX’s competitors. Securities and industry analysts do not currently, and may never, publish research on UAC or BIOX. If no securities or industry analysts commence coverage of BIOX, BIOX’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover BIOX change their recommendation regarding BIOX’s shares adversely, or provide more favorable relative recommendations about BIOX’s competitors, the price of BIOX ordinary shares would likely decline. If any analyst who may cover UAC were to cease coverage of BIOX or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause BIOX’s share price or trading volume to decline.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect BIOX’s business, investments and results of operations.

BIOX will be subject to laws, regulations and rules enacted by national, regional and local governments and the NYSE. In particular, BIOX will be required to comply with certain SEC, NYSE and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on BIOX’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on BIOX’s business and results of operations.

UAC may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then outstanding warrants.

UAC’s existing warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and UAC. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. The warrant agreement requires the approval by the holders of at least a majority of the then outstanding warrants (including the private warrants) in order to make any change that adversely affects the interests of the registered holders. Accordingly, UAC would need approval from the holders of only 3,150,001, or 27.4%, of the public warrants to amend the terms of the warrants (assuming the holders of the private placement warrants voted in favor of such amendment).

UAC’s officers and directors may not have significant experience or knowledge regarding the jurisdiction or industry of Bioceres.

We cannot assure you that UAC’s officers and directors will have enough experience or have sufficient knowledge relating to the jurisdiction of Bioceres or its industry to make an informed decision regarding the business combination.

UAC may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

UAC has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of US$0.01 per warrant, provided that the last reported sales price of the ordinary shares equals or exceeds US$18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading-day period ending on the third business day prior to proper notice of such redemption provided that on the date UAC gives notice of redemption and during the entire period thereafter until the time UAC redeems the warrants, UAC has an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by UAC, UAC may exercise UAC’s redemption right even if UAC is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

Because UAC is incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

UAC is an exempted company incorporated under the laws of the Cayman Islands and certain of UAC’s officers and directors are residents of jurisdictions outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon UAC’s directors or executive officers, or enforce judgments obtained in the United States courts against UAC’s directors or officers.

UAC’s corporate affairs are, and will continue to be following the business combination, governed by the Cayman Islands Companies Law (2018 Revision) (as the same may be supplemented or amended from time to time) or the common law of the Cayman Islands. UAC is also subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of UAC’s directors to UAC under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of UAC’s shareholders and the fiduciary responsibilities of UAC’s directors under Cayman Islands law are different from statutes or judicial precedent in some jurisdictions in the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In particular, the Cayman Islands has a different body of securities laws as compared to the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

UAC has been advised by UAC’s Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against UAC judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against UAC predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

UAC is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make UAC’s ordinary shares less attractive to investors.

UAC is an “emerging growth company,” as defined in the JOBS Act. Upon the completion of the business combination, the combined company will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of UAC’s IPO, (b) in which BIOX has total annual gross revenue of at least US$1.07 billion, or (c) in which BIOX is deemed to be a large accelerated filer, which means the market value of BIOX’s outstanding shares that are held by non-affiliates exceeds US$700 million as of the prior June 30, and (2) the date on which BIOX has issued more than US$1.0 billion in non-convertible debt during the prior three year period. As an emerging growth company, BIOX is not required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, BIOX has reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and BIOX is exempt from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, BIOX has elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, BIOX’s financial statements may not be comparable to companies that comply with public company effective dates. BIOX cannot predict if investors will find BIOX’s shares less attractive because BIOX may rely on these provisions. If some investors find BIOX’s shares less attractive as a result, there may be a less active trading market for BIOX’s shares and BIOX’s share price may be more volatile.

Ladenburg Thalmann, CIM Securities, LLC and Atlantic-Pacific Capital may have a conflict of interest in rendering services to UAC in connection with the business combination.

UAC has engaged Ladenburg Thalmann, CIM Securities, LLC and Atlantic-Pacific Capital, each an initial shareholder of UAC or an affiliate of an initial shareholder of UAC, to assist UAC in connection with the business combination. UAC will pay these firms a cash fee for such services upon the consummation of the business combination in an aggregate amount equal to 3.5% of the total gross proceeds raised in the IPO. In addition, the initial shareholders agreed to vote their founder shares and any public shares purchased during or after the IPO in favor of the business combination. The outstanding founder shares held by the initial shareholders have no redemption rights upon UAC’s liquidation and will be worthless if no business combination is effected by UAC by December 2, 2019 or any extension date. Ladenburg Thalmann, CIM Securities, LLC and Atlantic-Pacific Capital also hold 5,200,000 private warrants. If UAC does not complete a business combination by December 2, 2019 or any extension date, the proceeds from the sale of the private warrants will be included in the liquidation distribution to UAC’s public shareholders and the private warrants will become worthless. The above financial interests may result in Ladenburg Thalmann, CIM Securities, LLC and Atlantic-Pacific Capital having a conflict of interest when providing the services to UAC in connection with the business combination.

If the combined company’s management following the business combination is unfamiliar with United States securities laws, they may have to expend time and resources becoming familiar with such laws, which could lead to various regulatory issues.

Following the business combination, certain members of UAC management team will likely resign from their positions as officers or directors of the company and the management of Bioceres at the time of the business combination will remain in place. Management of Bioceres may not be familiar with United States securities laws. If new management is unfamiliar with U.S. laws, they may have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues, which may adversely affect UAC’s operations.

Risks Related to the Redemption

UAC requires shareholders who wish to redeem their shares in connection with the consummation of the business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

In connection with the business combination, each public shareholder will have the right, regardless of whether such shareholder is voting for or against the business combination, to demand that UAC redeem its shares for a pro rata share of the trust account as of two business days prior to the consummation of the initial business combination. Such redemption will be effectuated under Cayman Islands law as a compulsory redemption of the shares, with the repurchase price to be paid being the applicable pro rata portion of the monies held in the trust account. UAC requires public shareholders who wish to redeem their shares in connection with the business combination to either (i) tender their certificates (if any) to UAC’s transfer agent or (ii) deliver their shares to the transfer agent electronically using the DTC’s DWAC System, at the holders’ option, in each case at least two business days prior to the general meeting of the shareholders to approve the business combination. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and UAC’s transfer agent will need to act to facilitate this request. It is UAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because UAC does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. While UAC has been advised that it takes a short time to deliver shares through the DWAC System, UAC cannot assure you of this fact. Accordingly, if it takes longer than UAC anticipates for shareholders to deliver their shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their conversion rights and thus may be unable to redeem their shares.

Shareholders electing to redeem their shares will receive their pro rata portion of the trust account less income taxes payable, calculated as of two business days prior to the anticipated consummation of the business combination. Please see the section entitled “Extraordinary General Meeting of UAC Shareholders—Redemption Rights” for additional information on how to exercise your redemption rights.

As a result of UAC’s public shareholders who wish to redeem their shares having to comply with specific requirements for redemption, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the business combination is not approved.

As described above, UAC requires public shareholders who wish to redeem their shares to comply with specific delivery requirements for redemption in connection with the business combination. However, such public shareholders may only redeem their shares if the business combination is consummated. If UAC fails to consummate the business combination, UAC will promptly return the certificates tendered by the public shareholders. Accordingly, investors who attempted to redeem their shares in such a circumstance will be unable to sell their securities after the failed business combination until UAC has returned their securities to them. The market price for UAC’s ordinary shares may decline during this time and you may not be able to sell your securities when you wish to, even while other shareholders that did not seek redemption may be able to sell their securities.

UAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of UAC’s shareholders do not agree.

The Articles do not provide a specified maximum redemption threshold, except that UAC will not redeem public shares in an amount that would cause UAC net tangible assets to be less than US$5,000,001 (pursuant to Rule 3a51-1(g)(1) of the Exchange Act). As a result, UAC may be able to complete the business combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by UAC or the persons described above have been entered into with any such investor or holder. UAC will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination and Rizobacter Call Option Agreement Proposal or other proposals (as described in this proxy statement/prospectus) at the general meeting.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than twenty (20%) of the UAC ordinary shares issued in the IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of the UAC ordinary shares issued in the IPO, unless you have UAC’s prior consent.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the UAC ordinary shares included in the units sold in the IPO, without UAC’s prior consent. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, UAC will require each public shareholder seeking to exercise redemption rights to certify to UAC whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to UAC at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which UAC makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over UAC’s ability to consummate the business combination and you could suffer a material loss on your investment in UAC if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if UAC consummates the business combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the shares sold in the IPO and, in order to dispose of such excess shares, would be required to sell your shares in open market transactions, potentially at a loss. UAC cannot assure you that the value of such excess shares will appreciate over time following the business combination or that the market price of UAC ordinary shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge UAC’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, UAC’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the business combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

UAC can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the business combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the business combination, may cause an increase in UAC share price, and may result in a lower value realized now than a shareholder of UAC might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If a shareholder fails to receive notice of UAC offer to redeem public shares in connection with the business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite UAC compliance with the proxy rules, a shareholder fails to receive UAC proxy materials, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that UAC is furnishing to holders of public shares in connection with the business combination describes the various procedures that must be complied with in order to validly redeem public shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.

EXTRAORDINARY GENERAL MEETING OF UAC SHAREHOLDERS

This proxy statement/prospectus is being provided to UAC’s shareholders as part of a solicitation of proxies by the UAC Board for use at the general meeting of UAC’s shareholders to be held on               , 2019, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the general meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about               , 2019 to all shareholders of record of UAC as of               , 2019, the record date for the general meeting. Shareholders of record who owned UAC ordinary shares at the close of business on the record date are entitled to receive notice of, attend and vote at the general meeting. As of the record date, there were               ordinary shares issued and outstanding, which includes 2,875,000 founder shares owned by the initial shareholders.

Date, Time and Place of the General Meeting

The general meeting will be held at               Eastern Time on               , 2019 at               ,               , or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

As a shareholder of UAC, you have a right to vote on the matters presented at the general meeting, which are summarized above and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the general meeting if you owned UAC ordinary shares at the close of business on               , 2019, which is the record date for the general meeting. You are entitled to one vote for each UAC ordinary share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted.

Proposals at the general meeting:

At the general meeting, UAC’s shareholders will vote on the following proposals:

Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—To consider and vote upon a proposal to (i) approve and adopt the Exchange Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the business combination, and (ii) ratify the Rizobacter Call Option Agreement, a copy of which is attached to this proxy statement/prospectus as Annex B, which we refer to as the “Business Combination and Rizobacter Call Option Agreement Proposal;”

The Articles Amendment Proposals—To consider and vote upon four separate proposals to approve by special resolution, assuming the Business Combination and Rizobacter Call Option Agreement Proposal is approved and adopted, the following amendments to the Articles:

Proposal No. 2—To consider and vote upon an amendment to the Articles to authorize changing the post-business combination corporate name from “Union Acquisition Corp.” to “Bioceres Crop Solutions Corp.;”

Proposal No. 3—To consider and vote upon an amendment to the Articles to authorize changing UAC’s fiscal year end to June 30;

Proposal No. 4—To consider and vote upon an amendment to the Articles to authorize removing certain provisions relating to UAC’s status as a blank-check company that will no longer apply upon consummation of the business combination;

Proposal No. 5—To consider and vote upon an amendment to the Articles to authorize removing the classified board structure of the UAC Board;

Proposals No. 2-5 are collectively referred to herein as the “Articles Amendment Proposals.”

Proposal No. 6—The Director Election Proposal—To consider and vote upon a proposal to appoint seven directors to serve on the BIOX Board until their respective successors are duly elected and qualified pursuant to the terms of the Articles, which we refer to as the “Director Election Proposal;”

Proposal No. 7—The NYSE Proposal—To consider and vote upon a proposal to approve, assuming the Business Combination and Rizobacter Call Option Agreement Proposal and the Articles Amendment Proposals are approved and adopted, for purposes of complying with applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of more than 20% of UAC’s issued and outstanding ordinary shares to the Seller in connection with the business combination (as described herein) and the related change of control, which we refer to as the “NYSE Proposal;” and

Proposal No. 8—The Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the general meeting to a later date or dates, if necessary, which we refer to as the “Adjournment Proposal.”

THE UAC BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF
THESE PROPOSALS.

Vote of UAC’s Sponsor, Directors and Officers

In connection with the IPO, the initial shareholders agreed to vote their founder shares and any public shares purchased during or after the IPO in favor of the business combination. Currently, the initial shareholders own 20.0% of UAC’s issued and outstanding ordinary shares. These agreements apply to the initial shareholders, including the Sponsor, as it relates to the outstanding founder shares and the requirement to vote all of the outstanding founder shares in favor of the Business Combination and Rizobacter Call Option Agreement Proposal and for all other proposals presented to UAC’s shareholders in this proxy statement/prospectus.

The initial shareholders, other current directors and officers have waived any redemption rights, including with respect to UAC ordinary shares purchased in the IPO or in the aftermarket, in connection with the business combination. The outstanding founder shares held by the initial shareholders have no redemption rights upon UAC’s liquidation and will be worthless if no business combination is effected by us by December 2, 2019 or any extension date. However, the initial shareholders are entitled to redemption rights upon UAC’s liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the General Meeting

The approval of the Business Combination and Rizobacter Call Option Agreement Proposal requires an ordinary resolution under Cayman Islands law, which is the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting. Accordingly, if a UAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a quorum is established, however, if a quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the Business Combination and Rizobacter Call Option Agreement Proposal. Abstentions will be counted in connection with the determination of whether a quorum is established but will have no effect on the vote for the Business Combination and Rizobacter Call Option Agreement Proposal. The initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. Currently, the initial shareholders own 20.0% of UAC’s issued and outstanding ordinary shares.

The approval of the Articles Amendment Proposals requires a special resolution under Cayman Islands law, which is the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting. Accordingly, if a UAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a quorum is established, however, if a quorum is otherwise established, such failure to vote will have no effect on any of the Organizational Documents Proposals. Abstentions will be counted in connection with the determination of whether a quorum is established but will have no effect on the vote for the Articles Amendment Proposals.

The approval of each of the NYSE Proposal, the Director Election Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting. Accordingly, if a UAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a quorum is established, however, if a quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the NYSE Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a quorum is established but will have no effect on the vote for the NYSE Proposal and the Adjournment Proposal.

The transactions contemplated by the Exchange Agreement will be consummated only if the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal and the NYSE Proposal are approved at the general meeting. Each of the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal and the NYSE Proposal are cross-conditioned on the approval of each other. Each other proposal is conditioned on the approval of the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal and the NYSE Proposal, other than the Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal or the NYSE Proposal do not receive the requisite vote for approval, we will not consummate the business combination. If UAC does not consummate the business combination and fails to complete an initial business combination by December 2, 2019 or any extension date, UAC will be required to dissolve and liquidate the trust account by returning the then remaining funds in such account to the public shareholders.

Recommendation to UAC’s Shareholders

The UAC Board believes that each of the Business Combination and Rizobacter Call Option Agreement Proposal, the NYSE Proposal, the Articles Amendment Proposals, the Director Election Proposal and the Adjournment Proposal to be presented at the general meeting is in the best interests of UAC and UAC’s shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

When you consider the recommendation of the UAC Board in favor of approval of the Business Combination and Rizobacter Call Option Agreement Proposal, you should keep in mind that the Sponsor and certain members of the UAC Board and officers have interests in the business combination that are different from or in addition to (or which may conflict with) your interests as a shareholder. Shareholders should take these interests into account when deciding whether to approve the proposals presented at the general meeting, including the Business Combination and Rizobacter Call Option Agreement Proposal.

These interests include, among other things:

●	the fact that the initial shareholders paid an aggregate of US$25,000 for the outstanding founder shares, or approximately US$0.01 per share which, if valued based on the closing price of US$ per share on the NYSE on the record date, would be valued at approximately US$ (after giving effect to the redemption) but will expire worthless if UAC fails to complete a business combination by December 2, 2019 or any extension date;
●	the fact that the initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if UAC fails to complete an initial business combination by December 2, 2019 or any extension date;
●	the fact that the initial shareholders paid an aggregate of US$5,200,000 for their 5,200,000 private placement warrants, which, if valued based on the closing price of US$ per warrant on the NYSE on , the record date, would be valued at approximately US$ but will expire worthless if UAC fails to complete a business combination by December 2, 2019 or any extension date;
●	if the trust account is liquidated in the event UAC is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify UAC to ensure that the proceeds in the trust account are not reduced below US$10.10 per public share, or such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

●	the anticipated election of Kyle P. Bransfield and Juan Sartori as directors of the combined company and the receipt of director compensation by such directors in the future;
●	the continued indemnification of UAC’s existing directors and officers and the continuation of UAC’s directors’ and officers’ liability insurance after the business combination; and
●	the fact that the Sponsor, officers and directors will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by December 2, 2019 or any extension date, and there are insufficient funds outside of the trust account.

Broker Non-Votes

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the general meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the general meeting. Broker non-votes will be counted for the purposes of determining the existence of a quorum but will not be counted for purposes of determining the number of votes cast at the general meeting.

Voting Your Shares—Shareholders of Record

If you are a UAC shareholder of record, you may vote by mail or in person at the general meeting. Each UAC ordinary share that you own in your name entitles you to one vote on each of the proposals for the general meeting. Your one or more proxy cards show the number of UAC ordinary shares that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the general meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the general meeting so that your shares will be voted if you are unable to attend the general meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the general meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your ordinary shares will be voted as recommended by the UAC Board. The UAC Board recommends voting “FOR” the Business Combination and Rizobacter Call Option Agreement Proposal, “FOR” the NYSE Proposal, “FOR” the Articles Amendment Proposals, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by               Eastern Time on               , 2019.

Voting in Person at the Meeting. If you attend the general meeting and plan to vote in person, we will provide you with a ballot at the general meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the general meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the general meeting and vote in person, you will need to bring to the general meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your ordinary shares.

Voting Your Shares—Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the shareholder of record for purposes of voting at the general meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the general meeting, you will need to bring to the general meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. Please see “—Attending the general meeting” below for more details.

Attending the general meeting

Only UAC’s shareholders on the record date or their legal proxy holders may attend the general meeting. To be admitted to the general meeting, you will need a form of photo identification and valid proof of ownership of ordinary shares or a valid legal proxy. If you have a legal proxy from a shareholder of record, you must bring a form of photo identification and the legal proxy to the general meeting. If you have a legal proxy from a “street name” shareholder, you must bring a form of photo identification, a legal proxy from the record holder (that is, the bank, broker or other holder of record) to the “street name” shareholder that is assignable, and the legal proxy from the “street name” shareholder to you. Shareholders may appoint only one proxy holder to attend on their behalf.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the general meeting or at the general meeting by doing any one of the following:

●	you may send another proxy card with a later date;
●	you may notify UAC’s Secretary in writing to 444 Madison Ave., Fl 34, New York, NY 10022 before the general meeting that you have revoked your proxy; or
●	you may attend the general meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters

The general meeting has been called only to consider the approval of the Business Combination and Rizobacter Call Option Agreement Proposal, the NYSE Proposal, the Articles Amendment Proposals, the Director Election Proposal and the Adjournment Proposal. Other than procedural matters incident to the conduct of the general meeting, no other matters may be considered at the general meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the general meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your UAC ordinary shares, you may call D.F. King & Co., Inc., UAC’s proxy solicitor, at (800) 859-8511.

Redemption Rights

A holder of UAC’s public shares must vote at the general meeting if such holder wishes to exercise such holder’s redemption rights in connection with the consummation of the business combination. Pursuant to the Articles, a holder of UAC’s public shares may request that UAC redeem all or a portion of such shareholder’s public shares for cash if the business combination is consummated. For the purposes of Article 48.3 of the Articles, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly. If a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, UAC will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of the record date, this would have amounted to approximately US$               per public share.

In order to exercise your redemption rights, whether you are a record holder or hold your shares in “street name,” you must:

●	if you hold public units, separate the underlying public shares, public rights and public warrants;
●	check the box on the enclosed proxy card to elect redemption;

●	check the box on the enclosed proxy card marked “Shareholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to the ordinary shares; and
●	prior to Eastern Time on , 2019 (two business days before the general meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to the transfer agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004-1561
Attn: Mark Zimkind, Senior Vice President & Director of Shareholder Services
Email: mzimkind@continentalstock.com
Phone: (212) 845-3287

Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is UAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, UAC does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed. The requirement for physical or electronic delivery prior to the general meeting ensures that a redeeming shareholder’s election to redeem is irrevocable once the business combination is approved.

Holders of outstanding public units must separate the underlying public shares, public rights and public warrants prior to exercising redemption rights with respect to the public shares. If you hold public units registered in your own name, you must deliver the certificate for such public units to UAC’s transfer agent, with written instructions to separate such public units into public shares, public rights and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your redemption rights upon the separation of the public shares from the public units.

If a broker, dealer, commercial bank, trust company or other nominee holds your public units, you must instruct such nominee to separate your public units. Your nominee must send written instructions by facsimile to UAC’s transfer agent. Such written instructions must include the number of public units to be split and the nominee holding such public units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of public shares, public rights and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the public units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of UAC ordinary shares by public shareholders will reduce the amount in the trust account, which held marketable securities with a fair value of approximately US$117.3 million as of October 31, 2018. Holders of UAC warrants and rights do not have redemption rights in connection with the business combination. Holders of UAC rights will receive one-tenth (1/10) of one ordinary share of UAC upon consummation of the business combination.

Prior to exercising their redemption rights, shareholders should verify the market price of UAC ordinary shares as they may receive higher proceeds from the sale of their UAC ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. However, UAC cannot assure you that you will be able to sell your UAC ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in UAC ordinary shares when you wish to sell your shares.

If you exercise your redemption rights, the UAC ordinary shares will cease to be outstanding immediately prior to the consummation of the business combination, will be held in UAC’s own treasury and will only represent your right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of UAC, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the business combination is not approved and UAC does not consummate a business combination by December 2, 2019 or any extension date, UAC will be required to dissolve and liquidate the trust account by returning the then remaining funds in such trust account to the public shareholders and UAC’s warrants and rights will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of public shares in connection with the business combination.

Proxy Solicitation Costs

UAC is soliciting proxies on behalf of the UAC Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. UAC has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the general meeting. UAC and its initial shareholders, directors, officers and employees may also solicit proxies in person. UAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

UAC will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. UAC will pay D.F. King & Co., Inc. a fee of US$20,000, plus disbursements, reimburse D.F. King & Co., Inc. for its reasonable out-of-pocket expenses and indemnify D.F. King & Co., Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as UAC proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to UAC’s shareholders. Directors, officers and employees of UAC who solicit proxies will not be paid any additional compensation for soliciting proxies.

PROPOSAL NO. 1—THE BUSINESS COMBINATION AND RIZOBACTER CALL OPTION
AGREEMENT PROPOSAL

We are asking our shareholders to (i) approve by ordinary resolution and adopt the Exchange Agreement and the transactions contemplated thereby and (ii) ratify the Rizobacter Call Option Agreement and the transactions contemplated therein. Our shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Exchange Agreement, which is attached as Annex A and the Rizobacter Call Option Agreement, which is attached as Annex B, to this proxy statement/prospectus. Please see the subsections entitled “—The Exchange Agreement” and “—The Rizobacter Call Option Agreement” below, for additional information and a summary of certain terms of the Exchange Agreement. You are urged to read carefully the Exchange Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the business combination, we may consummate the business combination only if it is approved by the affirmative vote of the holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting.

Structure of the Business Combination

In connection with the closing of the business combination contemplated by the Exchange Agreement, the parties will undertake the following transactions:

Reorganization

In connection with the proposed business combination and prior to its consummation, Bioceres S.A. will undertake the following steps in the order specified below:

●	Bioceres S.A.’s wholly owned subsidiary, Bioceres, Inc. will form a new Delaware entity, New Bioceres, Inc., and contribute its crop business net assets to New Bioceres, Inc. in exchange for 100% of the equity in New Bioceres, Inc.;
●	Bioceres, Inc. will convert into Bioceres LLC; and
●	Bioceres S.A. will contribute all of its interest in 87.2739% of the issued and outstanding equity in Bioceres Semillas to Bioceres LLC.

Contribution

Following the Reorganization, Bioceres LLC will contribute all of the issued and outstanding stock of New Bioceres, Inc. and its majority equity interest in Bioceres Semillas to UAC in exchange for consideration described below under “—The Exchange Agreement—Consideration.” As a result of these transactions, UAC will become the holding company of New Bioceres, Inc. and Bioceres Semillas.

Upon the consummation of the business combination, UAC will change its name to “Bioceres Crop Solutions Corp.” and continue its existence as a Cayman Islands exempted company, but intends to change its tax residence to the United Kingdom, as described elsewhere in this proxy statement/prospectus.

The Exchange Agreement

General

The Exchange Agreement provides for a business combination transaction, pursuant to which, among other things, and subject to the terms and conditions contained in the Exchange Agreement, the Acquiror will purchase from the Seller all of the issued and outstanding shares of Bioceres stock and 87.2739% of the issued and outstanding equity interest in Bioceres Semillas. In exchange, the Seller will receive ordinary shares of the Acquiror, par value US$0.0001 and warrants, each to purchase one share of Acquiror shares, as further described under “—Consideration.”

Consideration

As consideration for the transfer of all of the issued and outstanding shares of Bioceres stock and 87.2739% of the issued and outstanding equity interest in Bioceres Semillas to the Acquiror, the Acquiror will issue to the Seller: (i) 27,116,174 newly issued ordinary shares of the Acquiror, par value US$0.0001 (the “Exchange Shares”); and (ii) (A)

2,500,000 warrants to purchase ordinary shares of the Acquiror, having a strike price of US$11.50, that will vest if and when the price of the ordinary shares of the Acquiror trades above US$15.00 for any twenty (20) trading days within any thirty (30) trading-day period; (B) 2,500,000 warrants of the Acquiror, having a strike price of US$15.00, which will vest upon issuance; and (C) 2,500,000 warrants of the Acquiror, having a strike price of US$18.00, which will vest upon issuance (collectively, the “Acquiror Warrants”). In addition, if, in connection with the business combination, the minority shareholders of Bioceres Semillas exercise their tag- along rights under the Semillas Shareholders’ Agreement, the consideration payable to such minority shareholders will be in the form of UAC redeemed shares, if any, and/or cash and shall be equal to an amount not to exceed US$2,000,000.

Trust Account

The Acquiror has established a trust account at JP Morgan Chase Bank, N.A. (with Continental Stock Transfer & Trust Company (“Trustee”) acting as trustee) into which substantially all of the proceeds received by the Acquiror as a result of its initial public offering plus additional funds have been deposited for the benefit of the Acquiror’s public shareholders. As of October 31, 2018, the Acquiror had approximately US$117.3 million in the trust account and held in trust by the Trustee pursuant to that certain Investment Management Trust Agreement, dated as of February 27, 2018, between the Acquiror and the Trustee (the “Trust Agreement”). Prior to the closing (as defined below), the Acquiror may disburse monies from the Trust Account only in accordance with the express terms of the Trust Agreement. If the transactions contemplated by the Exchange Agreement (or, upon termination of the Exchange Agreement, if the transactions contemplated by another business combination) are not consummated by December 2, 2019, the Acquiror will be obligated to return to its shareholders the amount being held in the trust account, unless such date is otherwise extended pursuant to the terms of the Articles.

Closing

The closing of the transactions contemplated by the Exchange Agreement (the “closing”) will take place at the offices of Arnold & Porter Kaye Scholer LLP at 250 West 55th Street, New York, NY 10019, at 10:00 a.m. (local time) or by exchange of the required documents by facsimile or email on the date that is two (2) business days following the satisfaction or waiver of all conditions described below under “—Conditions to Closing” (other than those conditions that by their nature can only be satisfied at closing), or at such other mutually agreed to time and place (the “closing date”).

Definition of Material Adverse Effect

Under the Exchange Agreement, certain representations and warranties of the Seller with respect to the Seller, the Parent, Bioceres, Inc. and each of its direct and indirect subsidiaries (the “Group Companies”) are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representation or warranty has occurred. Pursuant to the Exchange Agreement, a “Bioceres Material Adverse Effect” means: any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect on (i) the assets, liabilities, financial condition, business or results of operations of the Group Companies, taken as a whole, or (ii) the ability of the Seller to timely consummate the transactions contemplated by the Exchange Agreement in accordance with the terms and subject to the conditions set forth in the Exchange Agreement; provided, however, that any adverse event, circumstance, change, development or effect arising from or related to (a) any national or international political or social conditions, including, engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack or otherwise, (b) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (c) changes in U.S. GAAP or IFRS (or in the interpretation thereof), (d) changes in (or in the interpretation of) any laws, rules, regulations, orders, or other binding directives issued by any governmental entity or any action required to be taken under any law or existing contract by which any Group Company (or any of their respective assets or properties) is bound, (e) any change that is generally applicable to the industries or markets in which the Group Companies operate, (f) the loss or departure of officers or other employees of the Group Companies (other than the loss or departure of Federico Trucco and Enrique Lopez Lecube) in connection with the announcement of the Exchange Agreement or the pendency or consummation of the transactions contemplated by the Exchange Agreement, or (g) the taking of any action contemplated by the Exchange Agreement or any ancillary document (including the completion of the transactions contemplated by the Exchange Agreement or any ancillary document) or with the Acquiror’s consent (but excluding effects resulting from the closing), shall not be considered a Bioceres Material Adverse Effect; provided, however, that with respect to each of clauses (a) through (f), any event, circumstance, change, development or effect referred to above shall be taken into account in determining whether a Bioceres Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, circumstance, development, occurrence, fact, condition, or change has a materially disproportionate effect on the Group Companies taken as a whole compared to other participants in the industries in which such Group Companies primarily conduct their businesses.

Under the Exchange Agreement, certain representations and warranties of the Acquiror are also qualified in whole or in part by a material adverse effect standard. Pursuant to the Exchange Agreement, an “Acquiror Material Adverse Effect” means any event, circumstance, change, development or effect, individually or in the aggregate with all other events, circumstances, changes, developments or effects, has had a material adverse effect on the ability of the Acquiror to perform its obligations under the Exchange Agreement or to consummate the transactions contemplated thereby.

As also set forth under “—Conditions to Closing”, the Exchange Agreement provides that as a condition to the Acquiror’s obligation to close, since the date of the Exchange Agreement, no Bioceres Material Adverse Effect shall have occurred and be continuing and, similarly, as a condition to the Seller’s obligation no Acquiror Material Adverse Effect shall have occurred and be continuing.

Representations and Warranties

Under the Exchange Agreement, the Seller has made and, as of the closing, the Parent will have made, customary representations and warranties regarding the Group Companies relating to: organization and qualification, including subsidiaries; capitalization of the Group Companies; no violation, consents and approval; financial statements; undisclosed liabilities; books and records; material contracts; absence of changes; litigation; compliance with applicable law; employee benefit plans; environmental matters; intellectual property; labor matters; insurance; tax matters; brokers; real and personal property; transactions with related parties; certain business practices; customers and suppliers; information regarding Bioceres; state takeover statutes; product warranty, product liability; and pre-closing reorganization contracts.

Under the Exchange Agreement, the Seller has made, and as of the closing, the Seller and Parent, jointly and severally will have made, as to themselves, customary representations and warranties relating to: authority, no violations, consents and approval; title to the shares of Bioceres, ownership of Bioceres; litigation; and brokers.

Under the Exchange Agreement, the Acquiror made customary representations and warranties relating to: incorporation; authority; no violations, consents and approvals; absence of changes; brokers; Acquiror information, trust account; listing on NYSE; UAC Board approval, Acquiror SEC documents and financial statements; litigation; absence of certain payments; Acquiror ordinary shares; and tax matters.

Covenants and Agreements

Covenants of the Seller and Parent

Under the Exchange Agreement, the Seller has agreed, and as of the closing, the Parent will have agreed, to take or refrain from taking, certain actions until the business combination has been consummated, including, among others, the following:

●	Cause the Group Companies (in the case of the Seller), and prior to the Reorganization, cause Bioceres Semillas (in the case of Parent), not to do any of the following during the period between the date of the Exchange Agreement and closing without the prior consent of the Acquiror:

i.

issue (other than to any other Group Company) (A) any equity securities of or any equity interest in any Group Company; or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any equity securities of or any equity interest in any Group Company;

ii.

(A) obtain or incur any indebtedness (as defined in the Exchange Agreement) in excess of US$101,000,000, or (B) create any lien on any assets or properties of any Group Company, other than permitted liens;

iii.

sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the material fixed assets of any Group Company having a value in excess of US$450,000;

iv.	acquire (by merger, consolidation or combination, or acquisition of shares or stock or assets) any corporation, partnership or other business organization or division thereof;

v.

except in the ordinary course of business, enter into, amend, terminate or extend (other than as a result of automatic renewals and extensions set forth therein) any material contract or material lease, or waive, release, assign or fail to enforce any material rights or claims under any such material contract or material lease;

vi.

(A) enter into or amend any employment, deferred compensation, severance or similar agreement, except any employment agreement providing for annual base salary of less than US$250,000 per annum; (B) increase the compensation payable, or to become payable, by any Group Company to directors or officers of such Group Company; (C) pay or make provision for the payment of any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any employee of any Group Company, or any director or officer of any Group Company other than in the ordinary course of business; or (D) increase the coverage or benefits available under any employee benefit plan or foreign benefit plan, payment or arrangement made to, for or with any director, officer, employee of any Group Company, agent or representative, other than, in the case of each of clauses (A) through (D), increases, payments or provisions which are made in the ordinary course of business consistent with past practice, or which are made pursuant to a contractual obligation in existence as of the date of the Exchange Agreement;

vii.	make any capital expenditures in excess of US$350,000 individually;

viii.	adopt, terminate or change any method of financial or tax accounting or financial or Tax accounting practice used by any Group Company, other than as required by IFRS or applicable law;

ix.

make any material election relating to taxes; alter, modify, change, terminate or revoke any election relating to taxes; enter into any closing agreement or other tax-related agreement with a taxing authority; settle any material proceeding relating to taxes; file any amended tax return relating to a material amount of taxes; or take any affirmative action to surrender any right to claim a material tax refund;

x.	allow any material insurance policy of the Group Companies to lapse uncured;

xi.

effect or agree to any change, other than in the ordinary course of business with regard to any material practices or terms, including payment terms, with respect to Group Company customers or suppliers;

xii.	waive, release, assign, settle or compromise any material rights, claims or litigation (including relating to any confidentiality agreement) with a value in excess of US$450,000;

xiii.	adopt or propose any amendment to the governing documents of any Group Company, other than in connection with the Reorganization;

xiv.	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Group Company, other than the Reorganization; or

xv.	enter into any agreement to take any of the actions described above or publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

●	Upon reasonable notice, cause the Group Companies to provide to the Acquiror, and its authorized representatives, during normal business hours, reasonable access to all books and records of the Group Companies reasonably requested by the Acquiror.

●	As promptly as reasonably practicable, use commercially reasonable efforts to (and cause the Group Companies to use commercially reasonable efforts to) provide the Acquiror with all such information that is required or reasonably requested by the Acquiror to be included in the Registration Statement or any other statement, filing, notice or application required to be made by or on behalf of the Acquiror to the SEC or the NYSE, as the case may be, in connection with the transactions contemplated by the Exchange Agreement.

●	Prior to the closing, and as necessary, following the closing, use its commercially reasonable efforts to (and cause each other Group Company to use its commercially reasonable efforts to), (i) notify any third parties who are required by any material contract or material lease to be notified of the transactions contemplated by the Exchange Agreement, (ii) obtain all necessary consents, approvals or waivers from third parties (“Consents”) under any material contract or material lease, and (iii) satisfy any legal requirement necessary for the consummation of the transactions contemplated by the Exchange Agreement, as promptly as possible after the date of the Exchange Agreement.

●	Not to engage (in the case of the Seller, Parent or any of their respective affiliates), directly or indirectly, in any transactions involving the securities of Bioceres, prior to the time of the making of a public announcement of the transactions contemplated by the Exchange Agreement.

●	(i) File the assignments to the applicable Group Company with the Network Information Center of Argentina or its equivalent in another jurisdiction for the internet domain names, (ii) file the assignments to the applicable Group Company before the Argentine Patent and Trademark Office—Instituto Nacional de la Propiedad Industrial (INPI) for all trademarks and/or before any other pertinent trademark office; and (iii) obtain from Parent a written undertaking that it will enter into a license agreement on the terms set forth in the IP Outline attached as Exhibit D to that certain LLC Agreement of Verdeca LLC, dated February 24, 2012, between Arcadia Biosciences, Inc. and Bioceres, Inc.

●	Cause all documentation necessary to properly effect the Reorganization to have been received, approved and authorized, as applicable.

●	All sales, use, value added, transfer, stamp, registration, real property transfer or similar taxes (“Transfer Taxes”) arising in connection with the transfer of the Bioceres stock to be borne by the Seller.

●	File such tax return required to be filed to report Transfer Taxes imposed on or with respect to the transactions contemplated by the Exchange Agreement.

Covenants of the Acquiror

Under the Exchange Agreement, the Acquiror has agreed to take or refrain from taking, certain actions until the business combination has been consummated, including, among others, the following:

●	Except as otherwise contemplated by the Exchange Agreement, or as required by applicable law, the Acquiror will not do any of the following during the period between the date of the Exchange Agreement and closing without the prior consent of the Seller:

i.

issue (A) any shares, capital stock or other equity or debt securities; or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Acquiror to issue, deliver or sell any shares, capital stock or other equity or debt securities;

ii.	adopt or propose any amendment to the governing documents of the Acquiror;

iii.

acquire any capital stock, membership interest, partnership interest, joint venture interest or other equity or other interest in any person, or merge, consolidate or adopt a plan or scheme of arrangement with, or purchase a substantial portion of the assets of any person or any division or business thereof;

iv.

create, issue, deliver, pledge or sell, or propose or authorize the creation, issuance, delivery, pledge or sale of, or grant any options or other awards with respect to any capital stock or other equity securities, or make any other agreements with respect to, any of its shares of capital stock or any other securities or adopt or implement any shareholder, stockholder or member rights plan;

v.

as applicable, split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any Acquiror ordinary shares or any other securities of the Acquiror;

vi.	increase in any manner the compensation or benefits payable or to become payable to any founder of the Acquiror;

vii.	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

viii.

(A) obtain or incur any indebtedness (as defined in the Exchange Agreement) in excess of US$500,000 (other than pursuant to the Acquiror’s credit facilities existing as of the date of the Exchange Agreement up to an amount not to exceed the facility limit applicable to each such credit facility as of the date of the Exchange Agreement), or (B) create any lien on any assets or properties of the Acquiror;

ix.

voluntarily incur any liability or obligation in excess of US$100,000 individually or US$250,000 in the aggregate other than (A) pursuant to the terms of a material contract in existence as of the date hereof or entered into in the ordinary course of business or (B) in connection with the engagement of legal counsel, tax or financial advisors or other consultants in connection with the transactions contemplated by the Exchange Agreement; or

x.	enter into any agreement to take any of the actions described above or publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

●	Upon reasonable notice, provide to Seller, and its authorized representatives during normal business hours reasonable access to all books and records of the Acquiror reasonably requested.

●	Prepare and file with the SEC the Registration Statement, in which this proxy statement will be included as a prospectus, use commercially reasonable efforts to cause the Registration Statement and this proxy statement to comply with the rules and regulations promulgated by the SEC, and have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions.

●	Prior to the closing, use commercially reasonable efforts to (i) notify any third parties who are required to be notified of the transactions contemplated by the Exchange Agreement, and (ii) satisfy any legal requirement necessary for the consummation of the transactions contemplated by the Exchange Agreement.

●	As promptly as practicable after the Registration Statement is declared effective under the Securities Act (a) give notice of and (b) convene and hold the extraordinary general meeting.

●	Cooperate and use all commercially reasonable efforts to assist the Seller in obtaining the requisite consents and provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent is sought under the Exchange Agreement.

●	Not to (and not to permit any of its representatives or affiliates to) contact any partner, member, equityholder (other than Bioceres), officer, director, employee, customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by the Exchange Agreement, in each case, without the prior written consent of Seller, which consent shall not be unreasonably withheld.

●	Immediately following the closing and subject to approval by the UAC public shareholders at the general meeting, amend its governing documents to change its name to Bioceres Crop Solutions Corp.

●	Maintain in effect for a period of six (6) years after the closing date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Acquiror immediately prior to the closing date, or (ii) obtain as of the closing date “tail” insurance policies with a claims period of six (6) years from the closing date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Acquiror, in each case with respect to claims arising out of or relating to events that occurred on or prior to the closing date.

●	File on the closing date a registration before the Public Registry of Commerce of the City of Buenos Aires as a shareholder of Bioceres Semillas.

Mutual Covenants of the Seller and Acquiror

The Seller and the Acquiror have agreed to take or refrain from taking, certain actions until the business combination has been consummated, including, among others, the following:

●	From and after execution of the Exchange Agreement until the earlier of the closing date or termination of the Exchange Agreement (the “pre-closing period”), the Acquiror shall, the Seller shall cause the Group Companies to and, prior to the Reorganization, the Parent shall cause Bioceres Semillas to, (i) conduct its respective businesses in the ordinary and regular course in substantially the same manner conducted before the execution of the Exchange Agreement, and (ii) use commercially reasonable efforts to preserve substantially intact its respective business organization and to preserve the present commercial relationships with key persons with whom each of them does business.

●	(i) Cooperate with one another and use commercially reasonable efforts to take all actions and to do all things reasonably necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective as promptly as practicable the transactions contemplated by the Exchange Agreement; (ii) use reasonable best efforts to obtain all consents, permits and other authorizations of all governmental entities (including all state securities law or “Blue Sky” permits and approvals) necessary to consummate the transactions contemplated by the Exchange Agreement; (iii) furnish each other with all information concerning itself, its affiliates, its representatives and shareholders and interest holders, and such other matters as may be reasonably necessary or advisable in connection with any schedule, statement, filing, notice or application made by or on behalf of any party or its affiliates to any governmental entity in connection with the transactions contemplated by the Exchange Agreement and the ancillary documents; and (iv) in the event any proceeding by any governmental entity or other person is commenced which questions the validity or legality of the transactions contemplated by the Exchange Agreement or seeks damages in connection therewith, cooperate and use commercially reasonable efforts to defend against such proceeding and, if an injunction or other order is issued in any such proceeding, use commercially reasonable efforts to have such injunction or other order lifted, and cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by the Exchange Agreement.

●	Use best efforts to jointly prepare, and cause to be filed with the SEC, in preliminary form, materials that will include this proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the shareholders of the Acquiror relating to the general meeting.

●	Notify the other party in writing of all events, circumstances, facts and occurrences arising subsequent to the execution of the Exchange Agreement, which would result in a breach of any representation, warranty, or covenant in the Exchange Agreement such that the conditions described below would not be satisfied.

●	Consult with one another and seek one another’s written approval before issuing any public announcement with respect to the transactions contemplated by the Exchange Agreement and not (and cause their respective affiliates to not) issue any such public announcement prior to such consultation and approval; provided that either party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation or rule of any applicable national securities exchange.

●	During the pre-closing period, not take, or permit any representative to take, any action to solicit, encourage, initiate, or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any person concerning any purchase of any of the Company’s equity securities or any merger, sale of substantial assets or similar transaction involving any Group Company (in the case of the Seller) and concerning the acquisition of any operating business, merger, or acquisition of substantial assets or similar transaction involving the Acquiror (in the case of the Acquiror).

●	Retain all books and records relating to the Company and its business, in each case, with respect to the period before the closing, for a period of six (6) years after the closing date (or such longer period as may be required under applicable law); cooperate in the defense of any action or inquiry relating to periods prior to the closing date and provide access to properties and individuals as reasonably requested by the other party and furnish records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by a party in connection therewith.

●	Cooperate with one another in the preparation of a post-closing integration and transition plan.

●	Use commercially reasonable efforts to ensure that at the closing the board of directors of the combined company is comprised of seven (7) members, five (5) of whom are designated by the Seller and two (2) of whom are designated by the UAC Board.

Conditions to Closing

Conditions to Obligations of the Parties

The obligations of each party to consummate the transactions contemplated by the Exchange Agreement are subject to the satisfaction (or, if permitted by applicable law, waiver by the parties) of each of the following conditions:

●	no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Exchange Agreement shall be in effect and no proceeding shall have been commenced by any governmental entity for the purpose of obtaining any such order, decree, injunction, restraint or prohibition;

●	required filings of the parties, if any, pursuant to any anti-competition laws shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated;

●	the UAC shareholder approval shall have been obtained;

●	each party shall have executed and delivered, or caused to be executed and delivered, to the other parties copies of each ancillary document to which such party or any of its respective affiliates is a party;

●	the Registration Statement shall have been declared effective; and

●	the Acquiror shall have at least US$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

Conditions to Obligations of Seller

The obligations of the Seller to consummate the transactions contemplated by the Exchange Agreement are subject to the satisfaction at or prior to the closing of each of the following conditions:

●	the representations and warranties of the Acquiror shall be true and correct in all material respects as of the closing date as though made on and as of the closing date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date);

●	the Acquiror shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Acquiror under the Exchange Agreement on or prior to the closing;

●	since the date of the Exchange Agreement, no Acquiror Material Adverse Effect shall have occurred and be continuing;

●	the NYSE shall have approved for listing the securities of the combined company post-business combination, subject to round lot holder requirements; and

●	prior to or at the closing, the Acquiror shall have delivered the following closing documents:

i.	the Escrow Shares (as defined below), in book-entry form, to the Escrow Agent;

ii.	the Closing Exchange Shares (as defined in the Share Exchange Agreement), in book-entry form, to the Seller;

iii.	certificates representing the Acquiror Warrants to the Seller; and

iv.

a certificate of an authorized officer of the Acquiror, dated as of the closing date, certifying (i) that the conditions specified above have been satisfied and (ii) the resolutions of the UAC Board authorizing the execution and delivery of the Exchange Agreement, the ancillary documents and the consummation of the transactions contemplated by the Exchange Agreement.

Conditions to Obligations of the Acquiror

The obligations of the Acquiror to consummate the transactions contemplated by the Exchange Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by the Acquiror of the following conditions:

●	the representations and warranties regarding the Group Companies, the Seller and Parent shall be true and correct in all material respects as of the closing date as though made on and as of the closing date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date);

●	the Seller and Parent, shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Seller and/or Parent under the Exchange Agreement at or prior to the closing;

●	since the date of the Exchange Agreement, no Bioceres Material Adverse Effect shall have occurred and be continuing;

●	the indebtedness (as defined in the Exchange Agreement) of the Group Companies shall not exceed US$101,000,000;

●	all Consents shall have been obtained;

●	the Reorganization shall have been effected and the Reorganization consents shall have been obtained;

●	the Rizobacter Call Option shall have been exercised;

●	the Parent Joinder (as defined below) to the Exchange Agreement shall have been executed and delivered by Parent;

●	the sole member of the Seller shall have approved and declared advisable the Exchange Agreement and the transactions contemplated by the Exchange Agreement; and

●	prior to or at the closing, the Seller shall have delivered the following closing documents:

i.	certificates (if any) evidencing shares of New Bioceres, Inc. common stock, duly executed by officers of New Bioceres, Inc.;

ii.	certificates (if any) evidencing shares of Bioceres Semillas stock, duly executed by officers of Bioceres Semillas;

iii.

a certificate of an authorized officer of the Seller, dated as of the closing date, certifying (A) that the conditions described above have been satisfied by the Seller; and (B) the resolutions of the sole member of the Seller authorizing the execution and delivery of the Exchange Agreement, the ancillary documents and the consummation of the transactions contemplated by the Exchange Agreement; and

iv.

a properly executed certificate, dated as of the closing date, in a form reasonably acceptable to the Acquiror conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3), and a properly executed notice as described in Treasury Regulations Section 1.897-2(h).

Termination

The Exchange Agreement may be terminated at any time, prior to the closing date, under each of the following circumstances:

●	by mutual written consent of the Acquiror and the Seller;

●	by either the Acquiror or the Seller, if any governmental entity has issued a final, non-appealable order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Exchange Agreement;

●	by either the Acquiror or the Seller, if any of the conditions described above shall not have been satisfied or waived on or prior to March 31, 2019; provided, that the Acquiror or the Seller is not in breach of its representations, warranties, obligations or covenants under the Exchange Agreement;

●	by either the Acquiror or the Seller if the Acquiror shareholder approval is not obtained at the general meeting (unless such meeting has been adjourned, in which case at the final adjournment thereof);

●	by the Acquiror, if there is a breach by the Seller of (i) any of the representations and warranties regarding the Group Companies, (ii) any of the representations and warranties of the Seller and Parent, (iii) any covenant or (iv) any other agreement contained in the Exchange Agreement, which would result in the failure of a condition described above to be satisfied; provided, the Seller and Parent, as applicable, will be entitled to cure any such breach during a thirty (30) day period following receipt of written notice by the Acquiror to the Seller or Parent, as applicable, of such breach; or

●	by the Seller, if there is a breach by the Acquiror of (i) any of the representations and warranties of the Acquiror, (ii) any covenant or (iii) any other agreement contained in the Exchange Agreement, which would result in the failure of a condition described above to be satisfied; provided, that prior to any termination of the Exchange Agreement the Acquiror will be entitled to cure any such breach during a thirty (30) day period following receipt of written notice by the Seller to the Acquiror of such breach.

Effect of Termination

In the event of the termination of the Exchange Agreement as described above, the Exchange Agreement will become void (and there will be no liability or obligation on the part of any party, its affiliates, or their respective officers, directors or equityholders) with the exception of the provisions of the Non-Disclosure Agreement entered into by Parent and the Acquiror, the provisions related to: access to information, no claim against the trust account, effect of termination, fees and expenses, reimbursement of expenses, and miscellaneous, all of which will survive such termination; provided, however, that nothing in the Exchange Agreement will relieve the Acquiror, the Seller or Parent from liability (i) for any breach by such party of any provision of the Exchange Agreement prior to such termination, or (ii) in connection with fraud.

Extension; Waiver

At any time prior to the closing, the Seller may (a) extend the time for the performance of any of the obligations or other acts of the Acquiror contained in the Exchange Agreement, (b) waive any inaccuracies in the representations and warranties of the Acquiror contained in the Exchange Agreement or in any document, certificate or writing delivered by the Acquiror, or (c) waive compliance by the Acquiror with any of the agreements or conditions contained therein. At any time prior to the closing, the Acquiror may (i) extend the time for the performance of any of the obligations or other acts of the Seller contained in the Exchange Agreement, (ii) waive any inaccuracies in the representations and warranties regarding the Group Companies or of the Seller contained in the Exchange Agreement or in any document, certificate or writing delivered by the Seller, or (iii) waive compliance by the Seller with any of the agreements or conditions contained therein. Any agreement on the part of any party to any such extension or waiver will be valid only if set forth in a written instrument duly authorized and executed on behalf of such party. No course of dealing or other failure of any party to assert any of its rights under the Exchange Agreement will constitute a waiver of such rights.

Indemnification

From and after the closing, the Seller and Parent will jointly and severally indemnify and defend the Acquiror and its affiliates and their respective representatives, successors and assigns (the “Acquiror Indemnified Parties”), as the case may be, and hold it and each of them harmless from and against, and reimburse and pay it and each of them as actually incurred with respect to any and all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, penalties, diminutions in value, lost earnings, costs and expenses, including reasonable attorneys’ fees and costs of investigation, suffered or paid by them (collectively, “Losses”) as a result of, arising out of or associated with:

i.	any breach or inaccuracy of any representation or warranty regarding the Group Companies or of the Seller and Parent that the Seller and Parent has made in the Exchange Agreement;

ii.	any non-fulfillment, breach, violation or default by the Seller or Parent of any of its covenants, agreements or obligations contained in the Exchange Agreement;

iii.	indebtedness (as defined in the Exchange Agreement) of the Group Companies being more than US$101,000,000;

iv.

proceedings, including any amendments to such proceedings, claims, cross claims or other claims, whether currently existing or asserted in the future, associated with, arising out of, or resulting from the shares of Rizobacter’s capital stock that are subject to an injunction (the “precautionary measure”) or any other proceeding resulting from, arising out of, associated with or in connection with the precautionary measure or the facts or circumstances surrounding the litigation among historical shareholders of Rizobacter arising from a disputed transfer of Rizobacter shares, whether or not existing as of the date of the Exchange Agreement or in the future (the “Rizobacter Legal Proceedings”); and

v.	certain items relating to labor and product liability claims as set forth in Section 3.13(a), Section 3.23(a), and Section 3.23(e) of the Seller’s disclosure schedule.

The Exchange Agreement provides that the aggregate liability of Seller and Parent to the Acquiror Indemnified Parties for Losses resulting from breaches or inaccuracies of any representation or warranty regarding the Group Companies or of the Seller and Parent may not exceed US$20,000,000; provided, however, the foregoing cap does not apply to Losses of the Acquiror Indemnified Parties arising from or in connection with (i) any breach or inaccuracy of any Bioceres Fundamental Representation (as defined in the Exchange Agreement), (ii) any breach or non-fulfillment of any covenant, (iii) indebtedness (as defined in the Exchange Agreement) of the Group Companies being more than US$101,000,000, (iv) those certain claims relating to labor and product liability as set forth in the Seller’s disclosure schedule or (v) fraud; provided, further, that the aggregate liability in the case of clauses (i) and (ii) above may not exceed the value of the Exchange Shares at closing and the aggregate liability in the case of clauses (iii)-(v) above are uncapped.

The Exchange Agreement also provides that the aggregate liability of Seller and Parent to the Acquiror Indemnified Parties for Losses resulting from the precautionary measure or any other proceeding resulting from, arising out of, associated with or in connection with the precautionary measure or the facts or circumstances surrounding the litigation among historical shareholders of Rizobacter arising from a disputed transfer of Rizobacter shares, may not exceed US$23,000,000 in the event the Rizobacter Call Option is exercised, or US$17,300,000 in the event the Rizobacter Call Option is not exercised. The foregoing caps, as applicable, on liability may not be applied towards the US$20,000,000 general liability cap referenced in the preceding paragraph as such cap is reserved solely for Losses resulting from breaches or inaccuracies of any representations or warranties regarding the Group Companies or of the Seller and Parent.

The Exchange Agreement provides that the Acquiror Indemnified Parties shall only be entitled to recover for Losses to the extent the aggregate amount of all such Losses incurred by the Acquiror Indemnified Parties for which the Acquiror Indemnified Parties are entitled to indemnification thereunder exceeds in the aggregate US$2,700,000 (the “Basket”), in which event the Acquiror Indemnified Parties shall be entitled to indemnification for the amount of such Losses from the first dollar; provided that, such Basket shall not apply to Losses with respect to claims for indemnification by the Acquiror Indemnified Parties arising directly or indirectly from or in connection with (a) any breach or inaccuracy of any Bioceres Fundamental Representation, (b) any breach or non-fulfillment of any covenant, (c) Losses as a result of, arising out of or associated with (x) indebtedness (as defined in the Exchange Agreement) of the Group Companies being more than US$101,000,000, (y) the Rizobacter Legal Proceedings and (z) those certain claims relating to labor, product warranty and product liability as set forth in the Seller’s disclosure schedule, or (d) fraud, in which case, Bioceres, Inc. and Parent will be liable for all such Losses from the first dollar.

Survival of Representations, Warranties and Covenants

The representations and warranties, covenants and agreements contained in the Exchange Agreement will survive the closing and remain in full force and effect for the Survival Period. The “Survival Period” means the period beginning on the closing date and ending on the later of (i) October 31, 2019, and (ii) thirty (30) days after the date on which the Seller delivers to the Acquiror the Group Companies’ financial statements for the 2019 fiscal year audited in accordance with IFRS; provided, however, that the Survival Period for a breach of (a) a Seller fundamental representation (except for tax matters) shall mean the period beginning on the closing date and ending on the date that is four (4) years after the closing date; and (b) the representations and warranties related to tax matters shall mean the period beginning on the closing date and ending on the date that is ninety (90) days after expiration of the applicable statute of limitations (as it may be extended or waived).

Expenses

Except as otherwise set forth in the Exchange Agreement, all fees and expenses incurred in connection with or related to the authorization, preparation, negotiation, execution or performance of the Exchange Agreement or any ancillary document and all other matters related to the consummation of the Exchange Agreement, including the fees and expenses of counsel, financial advisors and accountants, shall be borne by the party incurring such fees or expenses; provided, however, if the business combination is consummated, all Transaction Expenses shall be paid by the Acquiror. “Transaction Expenses” means all fees and expenses of any of the Acquiror, the Seller or any of the Group Companies incurred or payable as of the closing and not paid prior to the closing, (a) in connection with the negotiation or consummation of the transactions contemplated by the Exchange Agreement, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Acquiror, the Seller or any of the Group Companies, (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Acquiror, the Seller, or any Group Company at or after the closing pursuant to any agreement to which any of the foregoing is a party prior to the closing which become payable (including if subject to continued employment) as a result of the execution of the Exchange Agreement or the consummation of the transactions contemplated by the Exchange Agreement and (c) any Taxes imposed in connection with the transfer of the Exchange Shares that are imposed on the Acquiror, the Seller, New Bioceres, Inc., or Bioceres Semillas.

Amendments

The Exchange Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the parties.

Governing Law; Jurisdiction and Venue; Waiver of Jury Trial

The Exchange Agreement is governed by and construed in accordance with the laws of the State of New York. With respect to any proceeding or action arising out of or relating to the Exchange Agreement, each party submits to the exclusive jurisdiction of any state or federal court of the State of New York and agrees not to bring any proceeding or action in any other court. The parties to the Exchange Agreement agreed to waive a trial by jury in respect of any claim, demand, action, or cause of action (i) arising under the Exchange Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of the Exchange Agreement or any of the transactions contemplated thereby. The parties further agreed that any such claim, demand, action or cause of action will be decided by a court trial without a jury and that the parties may file a copy of the Exchange Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

Amendment No. 1 to the Exchange Agreement

On December 19, 2018, UAC, Bioceres, Inc. and Joseph J. Schena in his capacity as the Pre-Closing Union Representative (as defined in the Exchange Agreement) entered into an amendment to the Exchange Agreement, pursuant to which, among other things, UAC and Bioceres, Inc. agreed that all directors of the post-Closing Union Board (as defined in the Exchange Agreement) will have one-year terms and will be appointed and removed by the majority vote of the holders of BIOX ordinary shares.

The Rizobacter Call Option Agreement

Pursuant to the Rizobacter Call Option Agreement, dated as of October 22, 2018, by and among Parent, RASA Holding, and the Grantors, the Beneficiaries (including New Bioceres, Inc. and its subsidiaries) will have the option to purchase from the Grantors all of their 11,916,000 shares of Rizobacter Stock, representing 29.99% of all outstanding common stock of Rizobacter, which, upon exercise, is anticipated to increase the total indirect ownership of New Bioceres, Inc. in Rizobacter up to 80.00% of all outstanding common stock of Rizobacter.

The consideration payable to the Grantors by the Beneficiaries for the Rizobacter Stock will be in the form of (i) US$14,985,000 in cash from the trust account (the “Cash Consideration”) and/or (ii) US$34,995,000 in UAC shares redeemed in connection with the business combination, if any, and held as treasury shares (the “In-Kind Consideration”). The Cash Consideration and the In-Kind Consideration amounts may be adjusted as necessary, for so long as the total consideration (“Consideration”) does not exceed US$49,980,000. The Rizobacter Call Option will become exercisable upon the completion of the transactions contemplated by the Exchange Agreement and expires on March 31, 2019. Immediately following the closing of the business combination, UAC shares constituting the In-Kind Consideration will be issued in reliance on an applicable exemption from the registration requirements of the Securities Act, and the Grantors may become party to the Amended and Restated Registration Rights Agreement among the Company, the Sponsor, and certain current directors of UAC, to be entered into upon the consummation of the business combination.

Related Agreements

Escrow Agreement

As a condition precedent to the closing of the business combination, the Parent, the Acquiror, the UAC Representative and the Escrow Agent, will enter into the Escrow Agreement. Pursuant to the Escrow Agreement, the Acquiror will issue, on the closing, to the Escrow Agent 5% of the UAC shares issued to Bioceres Inc. as consideration in the business combination, in book entry form (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held along with any Escrow Property (as defined below), by the Escrow Agent in a segregated escrow account (the “Escrow Account,” and as reduced by any disbursements of such Escrow Shares from the Escrow Account by the Escrow Agent in accordance with the terms of the Escrow Agreements and the Exchange agreement, the “Escrow Property”). While the Escrow Shares are held in the Escrow Account, the Seller will have the right to vote the Escrow Shares.

The Escrow Shares and other Escrow Property will serve as a source of security after the closing for the Seller and the Parent’s indemnification obligations under the Exchange Agreement. Payments from the Escrow Account with respect to any indemnification claims will first be paid with the Escrow Shares and then with any remaining property in the Escrow Account. The Escrow Property will no longer be subject to any indemnification claim after the date that is the later of (i) October 31, 2019 and (ii) 30 days after the date on which the Seller delivers to the Acquiror the Group Companies’ financial statements for its 2019 fiscal year audited in accordance with IFRS (the “Escrow Release Date”); provided, however, with respect to any indemnification claims made on or prior to the Escrow Release Date that remain unresolved as of the end of the Escrow Release Date (“Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims shall remain in the Escrow Account until such time as such Pending Claim is resolved. After the Escrow Release Date, any Escrow Property remaining in the Escrow Account that is not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an indemnified party, will be disbursed by the Escrow Agent to the Seller. Promptly after the final resolution of all Pending Claims and the payment of all indemnification obligations, the Escrow Agent will disburse any Escrow Property remaining in the Escrow Account to the Seller.

The Escrow Agent will rely exclusively on instructions provided by the UAC Representative or the Seller as to the amount and recipient of any distribution of Escrow Property or the relevant order of any court of competent jurisdiction or other award granted pursuant to other binding legal process. The Escrow Agent has no duty or responsibility to calculate any distribution or to confirm the accuracy of any distribution amount.

The Escrow Agent will be entitled to compensation for its services under the Escrow Agreement, and to be paid or reimbursed for all reasonable, documented out-of-pocket expenses, disbursements and advances, including reasonable documented out-of-pocket attorneys’ fees, incurred or paid in connection with carrying out its duties under the Escrow Agreement, such amounts to be paid by the Acquiror.

The Escrow Agreement will terminate upon the final, proper and complete distribution of the Escrow Property in accordance with the terms of the Escrow Agreement. The Escrow Agent may resign and be discharged from its duties or obligations by giving no less than 60 days’ advance notice in writing of such resignation. The parties to the Escrow Agent will have the right to terminate their appointment of the Escrow Agent upon 30 days’ notice to the Escrow Agent.

The Seller and the Acquiror will jointly and severally indemnify and hold the Escrow Agent harmless from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Escrow Agent, arising out of or in connection with its entering into the Escrow Agreement and carrying out its duties under the Escrow Agreement.

Lock-up Agreement

In connection with the execution of the Exchange Agreement, UAC, the UAC Representative and the Seller entered into the Lock-up Agreement pursuant to which the Seller may not transfer the Exchange Shares until (i) the earlier of (x) one year after the completion of the business combination and (y) the date on which the closing price of BIOX ordinary shares equals or exceeds US$12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30 trading day period commencing on 150 days after completion of the business combination, and (ii) the date on which the Bioceres Crop Solutions consummates a subsequent liquidation, merger stock exchange or other similar transaction which results in all shareholders having the right to exchange their ordinary shares for cash, securities or other properties. The terms of the Lock-up Agreement are consistent with the lockup arrangements entered into by the initial shareholders of UAC prior to its IPO.

Amended and Restated Registration Rights Agreement

Upon the consummation of the business combination and in connection with the issuance of UAC shares constituting the In-Kind Consideration, the Sponsor, including certain current directors of UAC, and the Grantors (collectively the “restricted stockholders”) may enter into an Amended and Restated Registration Rights Agreement in respect of the restricted securities held by such restricted stockholders. Pursuant to the Registration Rights Agreement, the restricted stockholders and their permitted transferees will be entitled to certain registration rights, including, among other things, customary registration rights, including demand and piggy-back rights. Additionally, the restricted stockholders, including the Grantors, will agree not to sell, transfer, pledge or otherwise dispose of UAC shares they own for one year from the consummation of the business combination.

Shareholders Agreement

At the closing and in connection with the consummation of the business combination, BIOX, Bioceres LLC and the Sponsor will enter into the Shareholders Agreement, pursuant to which, among other things, the initial shareholders will have the right to nominate up to two directors to the BIOX Board following the consummation of the business combination at each annual meeting of the combined company, provided, that, they do not hold less than a certain percentage of Bioceres Crop Solutions’ shares. Bioceres LLC will agree to vote for such director nominees proposed by the initial shareholders.

Right of First Refusal Agreement

In connection with the business combination, at closing, the Right of First Refusal Agreement will be entered into, pursuant to which the Parent will be granted a right of first refusal to purchase from any of Juan Sartori, Kyle P. Bransfield, Gerald Haddock, Daniel Fink, Joseph Schena, UGI, Union Acquisition Associates, LLC or Jim Manley (each, a “UAC Investor”) any and all UAC shares (including shares issuable upon the exercise of any warrant to acquire UAC shares) held by such Union Investor prior to such Union Investor’s transfer of such shares to a third party buyer, at the purchase price and on the other terms of the proposed transfer of such UAC shares.

Warrant Agreement

At the closing, and in connection with the issuance of 7,500,000 UAC Warrants, Bioceres Crop Solutions and Continental Stock Transfer & Trust Company, as warrant agent, will enter into a warrant agreement on substantially the same terms as the warrant agreement entered into by UAC in connection with its IPO and filed with the SEC as Exhibit 4.1 to UAC’s Current Report on Form 8-K on March 5, 2018.

Private Placement Warrants Letter Agreement

On December 19, 2018, UAC and the holders of the private placement warrants issued in connection with the IPO entered into the Letter Agreement, pursuant to which the holders of such private placement warrants agreed that such private placement warrants will only be exercisable on a cashless basis and redeemable on the same basis as the public warrants issued in connection with UAC’s IPO.

Joinder Agreement

The Exchange Agreement contemplates that, simultaneously with the closing of the business combination (assuming approval by the Board of Directors of the Parent of the transactions contemplated by the Exchange Agreement), the Parent will execute a joinder to the Exchange Agreement, pursuant to which the Parent will agree to become a party to the Exchange Agreement.

Shareholders’ Agreement of Bioceres Semillas S.A.

Following the execution of the Exchange Agreement, Parent notified the minority shareholders of Bioceres Semillas of the transaction contemplated therein in accordance with the tag-along provision under the Semillas Shareholders’ Agreement. The consideration payable to the minority shareholders of Bioceres Semillas if they exercise the tag-along rights pursuant to the terms of the Semillas Shareholders’ Agreement will be in the form of UAC redeemed shares, if any, and/or cash from the trust account and shall be equal to an amount not to exceed US$2,000,000.

Background of the Business Combination

UAC is a blank check company incorporated in the Cayman Islands on November 14, 2017 as an exempted company with limited liability. UAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. UAC’s efforts to identify a prospective target business were not limited to a particular industry or geographic region, although it focused its search for a target business in Latin America. The business combination was the result of a thorough search for a potential transaction utilizing the investing and operating experience of UAC’s management team and of the UAC Board. The terms of the business combination were the result of extensive negotiations between the UAC Board, UAC’s management team, representatives of UAC’s Sponsor, management of Bioceres, representatives of Bioceres and their respective representatives. The following is a brief description of the background of these negotiations, the business combination and related transactions.

On February 28, 2018, UAC consummated its IPO of 11,500,000 units (including 1,500,000 units subject to the underwriters’ over-allotment option) at a price of US$10.00 per unit generating gross proceeds of US$115,000,000 before underwriting discounts and expenses. Each unit sold in the IPO consisted of one ordinary share, par value US$0.0001 per share, one right to automatically receive one-tenth of one ordinary share upon consummation of a business combination and one warrant to purchase one ordinary share at a price of US$11.50 per share, subject to adjustment (each, a “public warrant”). In addition, prior to the IPO, UAC completed the private sale of an aggregate of 5,200,000 private placement warrants, at a purchase price of US$1.00 per private placement warrant to the Sponsor generating gross proceeds to UAC of US$5,200,000.

UAC received gross proceeds from the IPO, including the exercise of the over-allotment option, and the sale of the private placement warrants of US$115,000,000 and US$5,200,000, respectively, for an aggregate of US$120,200,000. Of such amount, US$116,150,000 was deposited into a trust account with the remaining amounts used to pay offering expenses and UAC’s working capital needs.

Prior to the consummation of the IPO on March 2, 2018, neither UAC, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a potential business combination involving UAC.

Upon the consummation of the IPO, UAC commenced an active search for prospective target businesses to acquire. Representatives of UAC contacted and were contacted by a number of individuals and entities with respect to such acquisition opportunities.

During the active search period, UAC’s management team and the Sponsor:

●	considered or conducted an analysis of over 20 potential target businesses;

●	engaged in discussions or additional due diligence with 13 of the 20 target businesses or their representatives, entering into non-disclosure agreements with 6 of those potential target businesses; and

●	ultimately actively negotiated definitive documentation in respect of a business combination with one party, Bioceres.

On May 8, 2018, Guzman Fernandez, CEO of Union Oil and Gas Group, introduced Carlos Camargo de Colón, Bioceres’ Director of Business Development, to Kyle P. Bransfield, UAC’s chief executive officer, by email, setting up a meeting to take place between Mr. Camargo de Colón and Mr. Bransfield on May 14, 2018. On May 9, 2018, UAC and Bioceres signed a non-disclosure agreement and confidentiality agreement for a period of two years.

On May 14, 2018, Mr. Camargo de Colón met with Mr. Bransfield at UAC’s offices. Mr. Bransfield explained UAC’s strategy and acquisition focus. Mr. Camargo de Colón provided an overview of Bioceres’ business model and the recent financing history, including Bioceres’ IPO attempt in early 2018. Mr. Camargo de Colón conveyed that despite positive investor reception to Bioceres’ business, volatility in the equity markets disrupted their early 2018 IPO attempt. The two concluded the meeting agreeing to further explore the possibility of a potential business combination between the parties.

During the period between May 15, 2018 and July 13, 2018, UAC conducted preliminary due diligence on Bioceres, including an assessment of the Argentine market, a competitive analysis of the agriculture inputs and agriculture technology sectors, and a review of Bioceres’ registration statement on Form F-1.

On July 6, 2018, Mr. Bransfield participated in a conference call with the management team of Bioceres (including Federico Trucco, Bioceres’ CEO, Enrique Lopez Lecube, Bioceres’ CFO, and Mr. Camargo de Colón) to discuss the Bioceres business in greater detail, and to provide the management team with a high level overview of the details of a special purpose acquisition company (“SPAC”) model. Following the meeting, Bioceres provided UAC with its updated financial statements.

On July 13, 2018, UAC held a conference call with Mr. Lopez Lecube to review the financial statements provided by Bioceres following the July 6, 2018 conference call. Of particular focus during this conference call was Bioceres’ exposure to foreign exchange fluctuations, its debt position and its working capital structure.

On July 18, 2018, UAC held a conference call with Bioceres to discuss the structure of a potential transaction. Following the conference call, Mr. Bransfield provided Bioceres with a model illustrating the mechanics of a potential SPAC business combination. The model did not serve as an offer, but rather as a resource for the Bioceres team to develop a detailed understanding of a business combination with UAC. Immediately following distribution of the model, the UAC team held a subsequent conversation with Mr. Lopez Lecube to discuss the hypothetical pro forma ownership and dilutive effects of the potential business combination. UAC subsequently provided Bioceres with a copy of the UAC IPO prospectus.

In advance of a conference call scheduled on July 26, 2018 to further discuss a potential business combination between UAC and Bioceres, Bioceres provided UAC with financial projections for the years 2018 to 2022 and a presentation providing a detailed overview of its business and its strategy for future growth. Included in this presentation was a proposal describing which Bioceres entities would be included in a prospective business combination between the parties. UAC and Bioceres held a conference call to review the financial projections. Mr. Bransfield and Daniel Fink of UAC and Mr. Trucco, Mr. Lopez Lecube and Mr. Camargo de Colón of Bioceres participated in the conference call. The parties also discussed potential uses of transaction proceeds, and agreed to schedule an in-person meeting in the following weeks. Ultimately, UAC and Bioceres agreed to meet in New York City from August 1, 2018 to August 3, 2018.

On July 31, 2018, the UAC Board held a conference call to review the materials that had been provided by Bioceres as of that date and to discuss a potential business combination. The UAC Board agreed to continue to consider a possible business combination with Bioceres. On that date, Mr. Bransfield sent Mr. Trucco a non-binding draft letter of intent (the “Draft LOI”) and an exclusivity agreement for Mr. Trucco to review in advance of the meetings to take place between August 1, 2018 and August 3, 2018. The Draft LOI assigned a US$310 million pre-money equity valuation to Bioceres. The Draft LOI also contemplated that the Sponsor would be entitled to select two members to the board of directors of the post-combination business entity.

Between August 1, 2018 and August 3, 2018, representatives from UAC and Bioceres met in New York City to further discuss a potential business combination. On August 1, 2018, several due diligence sessions were held to discuss the structure of a potential transaction in greater detail. UAC was joined by outside parties for select diligence sessions:

●	A representative from Ladenburg Thalman & Co. Inc., one of the underwriters in UAC’s IPO, answered detailed questions regarding the mechanics of a SPAC business combination

●	Representatives from Mitrani Caballero & Ruiz Moreno, Argentinian counsel to UAC (“Mitrani”), joined via a conference call to discuss potential transaction structures

●	Representatives from KPMG, independent auditors engaged by UAC to assist with a potential business combination provided Bioceres with a detailed due diligence request list and discussed a timeline for completing due diligence should an agreement between UAC and Bioceres be reached

On August 3, 2018, representatives from UAC and Bioceres met again in New York City to discuss specific parameters of a potential business combination. UAC was joined by a representative from A&P. The participants negotiated terms, but were unable to come to an agreement before the Bioceres team left New York City on the evening of August 3, 2018. Of particular concern for Mr. Trucco was the potential for incremental dilution due to the public and sponsor warrants. After further negotiations, the parties agreed to issue new warrants to Bioceres, Inc. as part of the consideration in the business combination. The warrants would be issued in three tranches to address this concern: 2.5 million warrants with a strike price of US$11.50, 2.5 million warrants with a strike price of US$15.00, and 2.5 million warrants with a strike price of US$19.50. Mr. Trucco indicated that he would need to take the proposal to Bioceres’ board of directors before agreeing on the terms.

On August 6, 2018, Bioceres submitted a counter-proposal with the aggregate number of warrants increased from 7.5 million to 9.0 million, to further mitigate any dilutive effects of public and sponsor warrants. Later that day, representatives from UAC and Bioceres held a conference call to discuss the counter-proposal, and UAC expressed concern regarding the dilutive effects of 1.5 million more warrants for its public shareholders. Later in the day, Mr. Bransfield and Mr. Trucco spoke on the phone and ultimately agreed to issue 2.5 million warrants to Bioceres shareholders at each of the three tranches with a reduced strike price for the last tranche (from US$19.50 to US$18.00). On August 7, 2018, UAC and Bioceres agreed to and signed a term sheet and exclusivity agreement.

On August 13, 2018, representatives from UAC, Ladenburg and Bioceres held a conference call to discuss the business combination transaction. The participants discussed the likely trading pattern of UAC shares and warrants following announcement of the transaction.

On August 14, 2018, representatives from UAC separately met with prospective capital markets advisors, Macquarie Capital Inc. (“Macquarie”) and Nomura Securities International (“Nomura”). In both meetings, the groups discussed the potential need for an equity backstop investment in connection with the business combination. Both advisors were generally supportive of the transaction and agreed to have an additional meeting with Bioceres management at a later date.

On August 17, 2018, representatives from UAC and Mr. Lopez Lecube held a call to review Bioceres’ operating model. The participants discussed the relationship between Bioceres’ core entities and joint venture investments. Additionally, the representatives from UAC conveyed to Mr. Lopez Lecube a request for additional financial information. Mr. Lopez Lecube provided the requested information on August 20, 2018.

From August 21, 2018 to August 23, 2018, representatives from UAC met with the Bioceres team in Argentina to conduct site visits and to meet with additional members of the Bioceres management team. This included visits to Bioceres’ headquarters in Rosario and the Rizobacter facilities in Pergamino.

On August 22, 2018, Mr. Bransfield and Mr. Trucco discussed the potential need for an equity backstop investment, including participation by Bioceres’ current shareholders in such investment.

On August 24, 2018, representatives from UAC held a conference call with representatives from UBS to discuss the potential business combination. The parties agreed to have a follow-up meeting in New York City on September 5, 2018. UAC also scheduled meetings with Nomura, Macquarie, and Goldman Sachs Group, Inc. for the same day. On September 5, 2018, four separate meetings were held between representatives from UAC and representatives from the aforementioned potential capital markets advisors. UBS, Macquarie and Nomura each submitted engagement letter proposals following the meetings.

On August 28, 2018, representatives from Bioceres, UAC and their respective outside legal counsels held a conference call to discuss various potential structures to the potential business combination. Participants discussed the need for a tax-efficient structure and discussed various structures to achieve this goal. On August 28, 2018, Bioceres opened the virtual data room for performing legal, financial and accounting due diligence.

On September 11, 2018, UAC retained KPMG to conduct financial and tax due diligence for the transaction. On September 14, 2018, UAC provided Bioceres with a due diligence request list from KPMG. On September 17, 2018, representatives from UAC, Bioceres and KPMG held a conference call to discuss the due diligence request. During the period from September 18, 2018 to September 21, 2018, Bioceres populated the online data room with materials requested by KPMG.

On September 17, 2018, at the request of Mr. Bransfield and Mr. Fink, A&P gave Mitrani the green light to begin their legal due diligence review. On September 25, 2018, Mitrani provided a preliminary red flag report along with a list of additional items they intended to request from Bioceres. Over the course of their due diligence review, Mitrani had various discussions regarding due diligence items directly with internal counsel at Bioceres and with their local counsel, Marval, O’Farrell & Mairal.

On September 24, 2018, A&P and Bioceres’ U.S. counsel, Linklaters LLP (“Linklaters”), held a conference call to discuss accounting related requirements for SEC filings related to the potential business combination. The participants discussed the requirement of providing the required financial statements and pro forma financial information for the transaction reported under U.S. GAAP versus IFRS. Bioceres currently reports under IFRS. The call participants concluded that Bioceres would more likely than not be required to provide the SEC with financial statements audited under U.S. GAAP, but entertained the possibility of obtaining a waiver from the SEC, given that the surviving entity would qualify as a foreign private issuer once the business combination is completed and would be able to continue reporting under IFRS.

On September 27, 2018, representatives from UAC and UBS met to discuss the potential business combination and the role of UBS as the potential capital markets advisor for the transaction. The participants discussed the marketing strategy, a tentative timeline and the potential use of a “PIPE” financing. UAC agreed to provide UBS with additional financial information on Bioceres, including an updated financial model to assist UBS in refining their perspective on valuation.

On October 1, 2018, UAC and UBS held a conference call to further discuss UBS’s role as UAC’s capital markets advisor for the transaction. The participants also discussed various valuation methodologies used to value Bioceres’ business and their implications relative to UAC’s offer of US$310 million pre-money equity value for Bioceres.

On October 2, 2018, representatives from UAC, UBS and Bioceres held a conference call to discuss the marketing strategy. Representatives from Bioceres expressed their concern with respect to the potential dilutive effects of a PIPE and suggested exploring a scenario in which existing investors in Bioceres provide an equity backstop in lieu of a PIPE. UBS was supportive of this possibility and recommended that Bioceres further explore it. Over the course of the subsequent weeks, UAC and UBS continued negotiating the engagement letter and ultimately agreed to and signed the engagement letter on October 16, 2018.

On October 2, 2018, A&P was granted access to Bioceres’ virtual data room and began its legal due diligence review of the U.S. entities that were proposed to be acquired in connection with the business combination.

During the period from October 1, 2018 to October 11, 2018, A&P and UAC drafted the Exchange Agreement. On October 2, 2018, A&P provided UAC with an initial draft of the Exchange Agreement. On October 5, 2018, A&P provided UAC with a revised draft of the Exchange Agreement, which incorporated comments from Mitrani. On October 8, 2018, representatives from UAC and A&P held a conference call to discuss UAC’s feedback on the Exchange Agreement. The participants held a second conference call later in the day to discuss further comments. On October 9, 2018, A&P provided UAC with a revised draft of the Exchange Agreement and on October 10, 2018, the parties held another conference call to discuss further comments. On October 11, 2018, A&P distributed the draft of the Exchange Agreement to Bioceres and Linklaters.

On October 4, 2018, UAC, Bioceres and UBS held a conference call to discuss the deal strategy. On the conference call, Mr. Trucco introduced the idea of amending the Rizobacter purchase option from 9.99% to 29.99%, allowing Bioceres and UAC to consolidate to 80% equity ownership of Rizobacter. The proposed amendment would include, at Bioceres’ and UAC’s options, the ability to pay for the additional Rizobacter shares in redeemed UAC shares and/or cash. From October 4 to October 18, Bioceres negotiated with the existing owners of the Rizobacter shares to amend the call option agreement. On October 22, 2018, representatives from Bioceres and Rizobacter signed the Rizobacter Call Option Agreement (as revised).

On October 7, 2018, Linklaters provided A&P with a draft of the waiver request letter, requesting the use of IFRS in the financial statements and pro forma financial information to be included in the proxy statement/prospectus and the closing Current Report on Form 8-K, to the SEC. On October 8, 2018, A&P provided written comments to Linklaters. On October 9, 2018, Linklaters and A&P finalized the waiver request letter and Linklaters submitted the request letter to the SEC.

During the week of October 7, 2018, UAC discussed with Bioceres an extension to the exclusivity period, proposing to extend the expiration of the period from October 15, 2018 to November 15, 2018. On October 18, 2018, Bioceres and UAC agreed to an extended exclusivity period, effective through November 15, 2018.

During the period from October 7, 2018 through the end of the month of October, the parties continued the negotiation of the Exchange Agreement and related due diligence with respect to Bioceres.

On October 18, 2018, Mitrani provided their final legal due diligence report with respect to the Bioceres entities formed in Argentina and Uruguay that were proposed to be acquired in connection with the business combination.

On October 25, 2018, representatives of A&P and Linklaters held a conference call with the SEC to provide additional detail to the Staff regarding the transaction in light of the waiver request letter sent to the SEC by Linklaters on October 9, 2018. The SEC requested that the parties provide additional written information with respect to the transaction structure to assist the Staff in considering the waiver request.

On October 26, 2018, A&P received a translated draft (the original agreement is in Spanish) of the amended Rizobacter Call Option Agreement, which included the mechanism for purchasing an additional 20% interest in Rizobacter.

On October 26, 2018, representatives from KPMG and UAC held a call to discuss the findings of KPMG’s financial due diligence. The representatives from KPMG stated that, with the exception of minor accounting conventions, the audited financial statements provided by Bioceres served as accurate representations of Bioceres’ business performance.

On October 28, 2018, Linklaters provided an amended draft of the waiver request letter to the SEC, which included additional detail with respect to the transaction structure prior to and upon the consummation of the business combination. On October 30, 2018, the SEC granted the waiver request, permitting the usage of IFRS in connection with the financial statements required to be provided in the proxy statement/prospectus.

On November 2, 2018, representatives from UAC, A&P and KPGM held a conference call to discuss the progress of KPMG’s tax due diligence. The participants agreed on items for KPGM to further examine. On November 7, 2018, KPMG provided the results of the tax due diligence to UAC, noting that they did not encounter any significant due diligence issues during their investigation. On November 3, 2018, representatives from UAC and Bioceres held a conference call to discuss some of the outstanding items in the Exchange Agreement. The participants came to a verbal agreement on all of the outstanding issues.

On November 5 and 6, 2018, representatives from UAC, Bioceres, and UBS met with a range of prospective investors. The purpose of these meetings was to discuss the proposed transaction, and gauge preliminary investor interest. The prospective investors included current shareholders of UAC, institutional investors that Bioceres engaged with earlier in 2018, and other fundamental investors with whom UBS has an existing relationship.

On November 8, 2018, UAC held a telephonic meeting of the UAC Board to approve the business combination and UAC’s entry into the Exchange Agreement. Following the approval by the UAC Board, UAC and Bioceres executed the Exchange Agreement, and issued a press release announcing the proposed business combination between UAC and Bioceres. On November 9, 2018, UAC and Bioceres held a public conference call announcing the signing of the Exchange Agreement.

UAC’s Board of Directors’ Reasons for the Approval of the Business Combination

The UAC Board, in evaluating the business combination, consulted with UAC’s management and legal and financial advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Exchange Agreement, including the proposed business combination, are advisable, fair to, and in the best interests of UAC and its shareholders and (ii) to recommend that shareholders adopt and approve the Exchange Agreement and approve the transactions contemplated therein, the UAC Board considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, the UAC Board did not consider it practicable to and did not attempt to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The UAC Board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of UAC’s reasons for the business combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

In approving the business combination, the UAC Board determined not to obtain a fairness opinion. The officers and directors of UAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of UAC’s financial advisors, including UBS, APC, Ladenburg and CIM, enabled them to make the necessary analyses and determinations regarding the business combination with Bioceres. In addition, UAC’s officers and directors and UAC’s advisors have substantial experience with mergers and acquisitions.

In considering the business combination, the UAC Board gave considerable weight to the following factors:

●	Leading Latin American Biotech Platform. Bioceres is a leader in the agricultural biotechnology sector, with a diversified set of business lines to drive near, medium, and long-term growth;

●	Favorable Industry Tailwinds. Population growth and higher demand for food, coupled with decreasing arable land and challenging environmental conditions, drives the need for yield-enhancing products developed by Bioceres;

●	Diverse Set of Growth Levers. Bioceres has three different business segments – crop protection, crop nutrition, and seed & integrated products – each with distinct products.

●	Highly Accomplished Management Team. Federico Trucco, Chief Executive Officer, has a PhD in crop sciences and has over a decade of experience at Bioceres, including overseeing the successful acquisition and integration of Rizobacter. Ricardo Yapur, Managing Director, has over 30 years of growing Rizobacter into a leading biological company. Enrique Lopez Lecube, Chief Financial Officer, has deep experience in finance and agriculture in a variety of different roles;

●	Strategic Shareholder Base. Bioceres’ controlling shareholder, Bioceres S.A,. has a highly strategic shareholder base, including Monsanto and over 300 South American farmers;

●	Groundbreaking HB4 Technology. Bioceres developed HB4, the first drought-resistant GMO, which improves crop yields in the face of droughts. HB4 Soybean and Wheat products have the potential to significantly drive and substantially increase revenue by 2023;

●	Protected Technologies. Bioceres’ technologies are protected by over 200 patents across key geographies. Additionally, a lengthy product development cycle further insulates Bioceres from copycat technologies. Developing a product similar to HB4, including technology development, regulatory approval, and inventory build, is a cycle that would take a competitor over a decade to replicate;

●	Accretive Consolidation of Rizobacter. As part of this transaction, Bioceres has negotiated the consolidation of an additional 29.99% of Rizobacter, increasing Bioceres’ ownership in Rizobacter from 50.01% to 80%, at a substantially similar valuation that was struck in 2016. Both management of Bioceres and UAC consider this to be a highly accretive transaction given the strong performance of the Rizobacter business since the 2016 acquisition;

●	Mitigated Currency Risk. The vast majority of Bioceres revenues are linked to the US dollar, with costs split between US dollars and Argentine Pesos, protecting the company from further peso devaluation;

●	Compelling Use of Proceeds. The proceeds from the business combination will be reinvested into the business to drive growth, or to pay down debt, with no cash distributions to existing shareholders.

The UAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the business combination, including, but not limited to, the following:

●	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

●	Other Risks. Various other risks associated with the business of Bioceres, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The UAC Board concluded that the potential benefits that it expects UAC and its shareholders to achieve as a result of the business combination outweigh the potential risks associated with the business combination. The UAC Board also noted that the UAC shareholders would have a substantial economic interest in the combined company (depending on the level of UAC shareholders that sought redemption of their public shares, as described in greater detail elsewhere in this proxy statement/prospectus). Accordingly, the UAC Board unanimously determined that the Exchange Agreement was advisable, fair to, and in the best interests of UAC and its shareholders.

Certain Forecasted Financial Information for Bioceres

Bioceres provided UAC with its internally prepared forecasts for each of the years in the five-year period ending June 30, 2023. This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These forecasts were prepared solely for internal use and capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the forecasts in making a decision regarding the business combination, as the forecasts may be materially different than actual results.

The forecasts are based on information as of the date of this proxy statement/prospectus and reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Bioceres’ control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The most significant assumptions upon which Bioceres’ management based its projections and the reasonable and supportable basis for those assumptions are, among other things, (i) the adoption of HB4 technology, which has been proven in field tests and patented in the key agricultural geographies, and has had significant interest given last year’s drought in Argentina; (ii) the continued usage of products by existing customers, some of which are Bioceres S.A. shareholders; (iii) the ability to ramp up the usage of installed capacity in its micro-beaded fertilizer plant; and (iv) long-term convergence of inflation and foreign exchange rates for its Argentine operations.

Bioceres believes that the assumptions used to derive these projections are both reasonable and supportable. Management derived its forecasts based on modeling revenue growth assumptions and estimates of controllable expenditures. In preparing the models, management relied on a number of factors, including the executive team’s significant experience in the agriculture sector, and the historic performance of Bioceres since the Rizobacter Acquisition in 2016.

Although the assumptions and estimates on which the forecasts for revenue and costs are based are believed by Bioceres’ management to be reasonable and based on the best-then currently available information, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Bioceres’ control. While all forecasts are necessarily speculative, Bioceres believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/prospectus should not be regarded as an indication that Bioceres or its representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts.

The forecasts were requested by, and disclosed to, UAC for use as a component in its overall evaluation of Bioceres, and are included in this proxy statement/prospectus on that account. Bioceres has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including to UAC. Neither Bioceres’ management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Bioceres compared to the information contained in the forecasts, and none of them intends to or undertakes any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Bioceres will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The prospective financial information included in this proxy statement/prospectus was prepared by, and is the responsibility of, Bioceres’ management. Price Waterhouse & Co. S.R.L. (“PwC”), Bioceres’ auditor, has neither audited, reviewed, examined, compiled nor performed agreed upon procedures with respect to the accompanying prospective financial information and, accordingly, PwC does not express an opinion or any other form of assurance with respect thereto. The report furnished by PwC included in this proxy statement/prospectus relates to historical financial information of Bioceres. It does not extend to the prospective financial information and should not be read to do so. This prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The projections are included in this proxy statement/prospectus only because such projections were provided to the UAC Board.

The key elements of the forecasts provided to UAC are summarized below (in millions of US dollars):

	Fiscal Year Ended December 31,
(US$ in millions)	2019E	2020E	2021E	2022E	2023E
Revenue	$159	$211	$288	$398	$466
Gross Profit(1)	$68	$93	$128	$177	$208
Adjusted EBITDA(2)(3)	$38	$62	$95	$148	$180
____________________

Notes:

(1)	Defined as Total Revenue less Cost of Sales.

(2)

Bioceres defines Adjusted EBITDA as profit / (loss) exclusive of financial income / (costs), income tax benefit / (expense), depreciation, amortization, share-based compensation and inventory purchase price allocation.

(3)

Adjusted by incentives based on shares and options that will be settled as equity instruments, and additional charges accounted for in cost by the business combination and the sale of inventories acquired in such combination.

Forecasts provided to UAC also included projected capital expenditures, which ranged from US$4 million to US$6 million during the 4 year period ending June 30, 2022.

Comparable Company Analysis

UAC’s management primarily relied upon a comparable company analysis to assess the value that the public markets would likely ascribe to Bioceres following a business combination with UAC and this analysis was presented to the UAC Board. The relative valuation analysis was based on publicly-traded companies in the agriculture inputs and specialty chemicals sectors, which were determined to be most comparable. The comparable companies the UAC Board reviewed within the agriculture inputs sector were CF Industries Holdings (“CF Industries”), Mosaic Company (“Mosaic”), UPL Limited (“UPL”), and American Vanguard Corporation (“American Vanguard Corporation”). Within the specialty chemicals sector the UAC Board reviewed Novozymes A/S Class B (“Novozymes”), FMC Corporation (“FMC”), Croda International PLC (“Croda International”), Lonza Group (“Lonza Group”), Chr. Hansen Holdings (“Chr. Hansen”), and Balchem Corporation (“Balchem Corporation”). These companies were selected by UAC as the publicly traded companies having businesses most similar to the combined company’s business in the broader crop productivity space globally. However, the UAC Board also took into consideration that no company was identical in nature to Bioceres.

The UAC Board reviewed, among other things, the enterprise values of the selected companies, enterprise values as a multiple of estimated EBITDA for calendar years 2019 and 2020, and projected revenue and EBITDA compound annual growth rates from calendar year 2017 through calendar year 2019.

The enterprise values, multiples and growth rates for the selected comparable companies are summarized in the table below:

		EV/CY	EV/CY	2017–2019	2017–2019
Company	Enterprise	2019	2020	Revenue	EBITDA
(US$ in millions)	Value	EBITDA	EBITDA	CAGR %	CAGR %
Agriculture Inputs
CF Industries	$16,247	10.9x	9.6x	8.6%	21.3%
Mosaic	16,655	7.6x	6.8x	15.1%	26.8%
UPL	5,731	7.9x	7.2x	15.7%	20.0%
American Vanguard Corporation	652	8.8x	na	17.7%	20.5%
Platform Specialty Products	8,291	17.3x	11.3x	-25.9%	-20.6%
Agriculture Inputs Median	N/A	8.9x	8.4x	15.5%	20.6%

		EV/CY	EV/CY	2017–2019	2017–2019
Company	Enterprise	2019	2020	Revenue	EBITDA
(US$ in millions)	Value	EBITDA	EBITDA	CAGR %	CAGR %
Specialty Chemicals
Novozymes	$12,525	17.9x	16.8x	3.0%	3.4%
FMC	14,176	9.9x	9.3x	31.5%	49.6%
Croda International	8,375	14.7x	13.8x	3.0%	6.2%
Lonza Group	27,222	14.5x	13.1x	12.7%	22.7%
Chr. Hanson	12,923	26.5x	23.9x	6.3%	8.5%
Balchem Corporation	6,013	18.7x	na	7.5%	10.2%
Specialty Chemicals Median	NA	16.9x	14.7x	6.9%	9.4%
____________________

Notes:

Estimates based on FactSet as of October 31, 2018.

The median multiples for the agriculture inputs companies were 8.9x and 8.4x for calendar years 2019 and 2020 EBITDA, respectively. The median multiples for specialty chemicals companies were 16.9x and 14.7x for calendar years 2019 and 2020 EBITDA, respectively.

Based on the review of these selected comparable publicly traded companies, the UAC Board concluded that Bioceres’ implied total enterprise value as a multiple of Adjusted EBITDA was below the similar benchmarks of such companies, while Bioceres’ pro forma financial metrics were comparable or better than those of the comparable companies. This analysis supported the UAC Board’s determination that the terms of the business combination were fair to and in the best interests of UAC and its shareholders.

Satisfaction of 80% Test

After consideration of the factors identified and discussed in the section entitled “— UAC’s Board of Directors’ Reasons for Approval of the Business Combination,” The UAC Board concluded that the business combination met all of the requirements disclosed in the prospectus for its IPO, including that the business of Bioceres had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Exchange Agreement (excluding deferred underwriting discounts). In light of the financial background and experience of the members of our management team and the UAC Board, the UAC Board believes that the members of our management team and the UAC Board are qualified to determine whether the business combination meets the 80% test. The UAC Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Interests of Certain Persons in the Business Combination

In considering the recommendation of the UAC Board to vote in favor of the business combination, shareholders should be aware that aside from their interests as shareholders, the Sponsor, including members of the UAC Board and officers have interests in the business combination that are different from, or in addition to, those of other shareholders generally. The UAC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the business combination, and in recommending to shareholders that they approve the business combination. Shareholders should take these interests into account when deciding whether to approve the business combination. For a discussion of these interests, please see the section entitled “Extraordinary General Meeting of UAC Shareholders” beginning on page 87 of this proxy statement/prospectus. These interests may influence UAC’s directors in making their recommendation that you vote in favor of the approval of the business combination.

Potential Purchases of Public Shares

In connection with the shareholder vote to approve the proposed business combination, the Sponsor, including UAC’s directors or officers or their respective affiliates, may privately negotiate transactions to purchase shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with the vote to approve the business combination. None of UAC’s directors or officers or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of UAC shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights and would include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, including UAC’s directors or officers or their affiliates, purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account. The purpose of such purchases would be to increase the likelihood of obtaining shareholder approval of the business combination.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the business combination. Where actual amounts are not known or knowable, the figures below represent UAC’s good faith estimate of such amounts assuming a closing as of the indicated date.

Sources and Uses—assuming no redemptions

(U.S. dollars in thousands)
Sources	Uses
Cash in Trust Account: $117,255	●Exercise of the Rizobacter Call Option: $50,000 ●Cash to balance sheet / working capital: $58,705 ●Transaction fees and expenses: $8,550

Sources and Uses—assuming full redemptions

(U.S. dollars in thousands)
Sources	Uses
Cash in Trust Account: $5,000	Transaction fees and expenses: $5,000

Board of Directors Following the Business Combination

Upon consummation of the business combination, we anticipate that the BIOX Board will consist of seven directors. See the section entitled “Management After the Business Combination” for additional information.

Name; Headquarters

The name of the post-combination company after the business combination will be Bioceres Crop Solutions Corp. and our headquarters will be located at                .

Appraisal Rights

Appraisal rights are not available to UAC’s shareholders in connection with the business combination.

Anticipated Accounting Treatment

The business combination will be accounted for as a “reverse recapitalization”. Under this method of accounting, UAC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on Bioceres’ equityholders expecting to have a majority of the voting rights of the combined company, Bioceres comprising the ongoing operations of the combined company, Bioceres comprising a majority of the governing body of the combined company, and Bioceres’ senior management comprising the majority members of the management of the combined company. Accordingly, for accounting purposes, the business combination will be treated as the equivalent of Bioceres issuing stock for the net assets of UAC, accompanied by a recapitalization. The net assets of UAC will be stated at historical cost, with no goodwill or other intangible assets recorded. It will be assumed that operations prior to the business combination will be those of Bioceres.

Vote Required for Approval

The transactions contemplated by the Exchange Agreement will be consummated only if the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal and the NYSE Proposal are approved at the general meeting. Each of the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal and the NYSE Proposal are cross-conditioned on the approval of each other. Each other proposal is conditioned on the approval of the Business Combination and Rizobacter Call Option Agreement Proposal, the Articles Amendment Proposals, the Director Election Proposal and the NYSE Proposal, other than the Adjournment Proposal, which is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

This Business Combination and Rizobacter Call Option Agreement Proposal (and consequently, the Exchange Agreement and the Rizobacter Call Option Agreement and the transactions contemplated thereby, including the business combination) will be adopted and approved or ratified, respectively, only if the holders of a majority of ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting, voting at the general meeting vote “FOR” the Business Combination and Rizobacter Call Option Agreement Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the vote. An abstention from voting will have no effect on the vote for the Business Combination and Rizobacter Call Option Agreement Proposal.

As of the date of this proxy statement/prospectus, the initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. Currently, the initial shareholders own 20.0% of UAC’s issued and outstanding ordinary shares.

Proposed Shareholder Resolution

It is resolved, by an ordinary resolution, that UAC’s entry into (i) the Exchange Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A; and (ii) the Rizobacter Call Option Agreement, a copy of which is attached to this proxy statement/prospectus as Annex B, and the transactions contemplated by the Exchange Agreement and the Rizobacter Call Option Agreement, including the business combination be confirmed, ratified and approved in all respects.

Recommendation of the UAC Board of Directors

THE UAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION AND RIZOBACTER CALL OPTION AGREEMENT PROPOSAL.

PROPOSAL NOS. 2 THROUGH 5—THE ARTICLES AMENDMENT PROPOSALS

If the business combination is consummated, UAC will amend the Articles as described below.

UAC’s shareholders are asked to consider and vote upon and to approve by special resolution four separate proposals in connection with the amendment of the Articles. The Articles Amendment Proposals are conditioned on the approval of the Business Combination and Rizobacter Call Option Agreement Proposal, the NYSE Proposal and the Director Election Proposal. Accordingly, if the Business Combination and Rizobacter Call Option Agreement Proposal, the NYSE Proposal and the Director Election Proposal are not approved, the Articles Amendment Proposals will have no effect, even if approved by holders of UAC shares.

Vote Required for Approval of Each of the Articles Amendment Proposals

The approval of each of Proposal 2 through Proposal 5 below requires a special resolution under the Cayman Islands Companies Law, which is the affirmative vote of the holders of a majority of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting.

PROPOSAL NO. 2

In connection with the amendment of the Articles, UAC’s shareholders are being asked to approve changing the post-business combination corporate name from “Union Acquisition Corp.” to “Bioceres Crop Solutions Corp.”

Proposed Shareholder Resolution

It is resolved, by a special resolution, that the name of UAC be changed from “Union Acquisition Corp.” to “Bioceres Crop Solutions Corp.”

Recommendation of the UAC Board of Directors

THE UAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 2.

PROPOSAL NO. 3

In connection with the amendment of the Articles, UAC’s shareholders are being asked to approve changing UAC’s fiscal year end to June 30.

Proposed Shareholder Resolution

It is resolved, by a special resolution, that the fiscal year end be changed to June 30.

Recommendation of the UAC Board of Directors

THE UAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 3.

PROPOSAL NO. 4

In connection with the amendment of the Articles, UAC’s shareholders are being asked to approve removing certain provisions relating to UAC’s status as a blank-check company that will no longer apply upon the consummation of the business combination.

Proposed Shareholder Resolution

It is resolved, by a special resolution, that the Articles be amended to remove certain provisions relating to the UAC’s status as a blank-check company that will no longer apply upon consummation of the business combination between UAC and Bioceres.

Recommendation of the UAC Board of Directors

THE UAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 4.

PROPOSAL NO. 5

In connection with the amendment of the Articles, UAC’s shareholders are being asked to approve removing the classified board structure of the UAC Board.

Proposed Shareholder Resolution

It is resolved, by a special resolution, that the Articles be amended to remove the classified board structure of the UAC Board.

Recommendation of the UAC Board of Directors

THE UAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF PROPOSAL NO. 5.

PROPOSAL NO. 6—THE DIRECTOR ELECTION PROPOSAL

Overview

Upon the closing of the business combination, the BIOX Board will consist of seven directors. Assuming the Business Combination and Rizobacter Call Option Agreement Proposal, the NYSE Proposal and Articles Amendment Proposals are approved at the general meeting, shareholders are being asked to elect seven directors to the BIOX Board, effective upon the consummation of the business combination. The election of these directors is contingent upon the closing of the business combination. Each of BIOX’s directors will have a term that expires at BIOX’s annual meeting of shareholders in 2020 or until their earlier resignation, removal or death.

The UAC Board has nominated each of Messrs. Bransfield, Sartori, Trucco, Lecube, Camargo de Colón, Freisinger and Montaron Estrada to serve as directors of BIOX.

For more information on the experience of Messrs. Bransfield and Sartori, please see the section titled “Information About UAC—Management—Directors and Executive Officers” commencing on page 128 of this proxy statement/prospectus.

For more information on the experience of Messrs. Trucco, Lecube, Camargo de Colón, Freisinger and Montaron Estrada, please see the section titled “Management After the Business Combination” commencing on page 196 of this proxy statement/prospectus.

Vote Required for Approval

Under Cayman Islands law, the approval of the Director Election Proposal requires an ordinary resolution, which is the affirmative vote of the holders of a majority of the issued and outstanding shares of UAC, determined as of the record date, present and entitled to vote thereon at the general meeting voting at the general meeting. The holders of founder shares have indicated that they intend to vote such shares for the Director Election Proposal.

This proposal is conditioned upon the approval of the Business Combination and Rizobacter Call Option Agreement Proposal, the NYSE Proposal and the Articles Amendment Proposals. If the Business Combination and Rizobacter Proposal, the NYSE Proposal or the Articles Amendment Proposals are not approved, this proposal will have no effect, even if approved by an ordinary resolution of UAC shareholders.

Proposed Shareholder Resolution

It is resolved, by an ordinary resolution, that the following persons be appointed as directors of the combined company with effect upon the consummation of the business combination, each to hold office in accordance with the Articles until the 2020 annual general meeting of BIOX or until their respective successors are duly elected and qualified:

1.	Kyle P. Bransfield

2.	Juan Sartori

3.	Federico Trucco, Ph.D.

4.	Enrique Lopez Lecube

5.	Carlos Camargo de Colón

6.	Ari Freisinger

7.	Gloria Montaron Estrada

Recommendation of the Board of Directors

THE UAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 7—THE NYSE PROPOSAL

As required by the rules of the NYSE, the UAC Board proposes that the shareholders approve the issuance of UAC shares as consideration in the business combination, in exchange for 100% of issued and outstanding common stock of Bioceres. The business combination is further described herein in the section entitled “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal— The Exchange Agreement.”

If the business combination is completed pursuant to the Exchange Agreement, UAC expects to issue 27,116,174 new UAC shares and 7,500,000 new warrants as consideration for the business combination. Under the rules of the NYSE, shareholder approval must be obtained for the issuance of shares in excess of 20% of the number of shares issued and outstanding. As of the date of this proxy statement/prospectus, the number of UAC shares that may be issued as consideration in the business combination represents approximately 189% of the UAC shares currently issued and outstanding.

The approval of the NYSE Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting. Accordingly, if a UAC shareholder fails to vote by proxy or to vote in person at the general meeting, their shares will not be counted in connection with the determination of whether a quorum is established, however, if a quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on the NYSE Proposal. Abstentions will be counted in connection with the determination of whether a quorum is established but will have no effect on the vote for the NYSE Proposal.

If the NYSE Proposal is approved by UAC shareholders but the Exchange Agreement is terminated, and the business combination is not consummated, UAC will not issue any UAC shares even though the NYSE Proposal was approved.

Proposed Shareholder Resolution

It is resolved, by an ordinary resolution, that, for purposes of complying with applicable provisions of Section 312.03 of the New York Stock Exchange Listed Company Manual, the issuance of more than 20% of UAC’s issued and outstanding ordinary shares to Bioceres LLC, in connection with the business combination between UAC and Bioceres LLC, the related exchange and the related change of control, be approved.

Recommendation of the UAC Board of Directors

THE UAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

PROPOSAL NO. 8—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the UAC Board to adjourn the general meeting to a later date or dates.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by UAC’s shareholders, the UAC Board may not be able to adjourn the general meeting to a later date.

Vote Required for Approval

The approval of the Adjournment Proposal requires an affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting voting at the general meeting “FOR” the Adjournment Proposal. Failure to vote by proxy or to vote in person at the general meeting will have no effect on the vote. Abstentions will have no effect on the vote on this proposal.

Proposed Shareholder Resolution

It is resolved, by an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date in accordance with the Articles be approved in all respects.

Recommendation of the UAC Board of Directors

THE UAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MATERIAL CAYMAN ISLANDS AND UNITED STATES TAX CONSIDERATIONS

The following summary of the material Cayman Islands and United States federal income tax considerations in connection with the Exchange Agreement is based upon laws and relevant interpretations thereof in effect as of the date of this proxy statement/prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, rights and warrants, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the company or its shareholders. The Cayman Islands is not party to a double taxation treaty with any country that is applicable to any payment made to or by us.

On November 28, 2017, we received an undertaking from the Financial Secretary of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by the company to its members or a payment of principal or interest or other sums due under a debenture or other obligation of the company.

U.S. Federal Income Tax Considerations

The following summary discusses certain U.S. federal income tax considerations associated with the business combination for U.S. Holders (as defined below) that hold UAC shares as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to the business combination by prospective shareholders in light of their particular circumstances, nor does this summary address any U.S. federal income tax consequences that may be applicable to non-U.S. shareholders. In particular, this summary does not address all of the U.S. federal income tax considerations that may be relevant to certain types of shareholders subject to special treatment under U.S. federal income tax laws, such as:

●	dealers in securities or currencies;
●	financial institutions;
●	regulated investment companies;
●	real estate investment trusts;
●	tax-exempt entities (including private foundations);
●	insurance companies;
●	persons holding UAC shares as a part of a hedging, integrated, conversion or constructive sale transaction, or a straddle for U.S. federal income tax purposes;
●	traders in securities that elect to use a mark-to-market method of accounting;
●	persons liable for alternative minimum tax;
●	persons that own (directly, indirectly or by attribution) 10% or more of the UAC shares by vote or value;
●	entities or arrangements treated as partnerships for U.S. federal income tax purposes (or partners therein);
●	persons that receive UAC shares in connection with services provided;
●	individual retirement accounts and other tax deferred accounts;
●	persons that have ceased to be U.S. citizens or lawful permanent residents of the U.S.;
●	investors holding the UAC shares in connection with a trade or business conducted outside of the U.S.;

●	U.S. citizens or lawful permanent residents living abroad; or
●	U.S. Holders whose “functional currency” is not the U.S. dollar.

This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Department of the Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as currently in effect, and all subject to differing interpretations or change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. This summary does not address any U.S. state, U.S. local, non-U.S., non-income, gift, estate, net investment income or alternative minimum tax considerations. UAC has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary. As a result, the IRS or the courts may not agree with the tax consequences discussed below. A different treatment from that discussed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in UAC shares.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of UAC shares who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust if either it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) was in existence on August 20, 1996 and has properly elected under applicable Treasury Regulations to be treated as a U.S. trust.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds UAC shares, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) that hold UAC shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state and local and non-U.S. tax consequences applicable to them of the ownership of UAC shares.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. AND OTHER TAX CONSEQUENCES OF OWNING UAC SHARES IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

Conversion of Public Rights into UAC Shares

See the discussion relating to the acquisition of ordinary shares pursuant to the rights under “Taxation—United States Federal Income Taxation —U.S. Holders—Exercise or Lapse of a Warrant” in UAC’s Registration Statement on Form S-1 filed on February 23, 2018, for the U.S. federal income tax consequences applicable to the conversion of public rights into UAC shares.

Acquisition, Ownership and Disposition of UAC Shares and UAC Warrants

See the discussions under “Taxation—United States Federal Income Taxation—U.S. Holders” and “Taxation —United States Federal Income Taxation—Backup Withholding and Information Reporting” in UAC’s Registration Statement on Form S-1 filed on February 23, 2018, for the U.S. federal income tax consequences applicable to the acquisition, ownership and disposition of UAC shares and UAC warrants (except that: (i) subject to applicable limitations, including a holding period requirement, dividends paid in respect of UAC shares to certain non-corporate U.S. Holders (assuming that the PFIC (as defined below) rules do not apply to such U.S. Holders) generally will be treated as “qualified dividend income” that is taxable to such U.S. Holders at preferential tax rates if: (1) such shares are readily tradable on an established securities market in the United States; and (2) UAC is not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (it is expected that any dividends paid by UAC during its taxable year ending January 31, 2020 would not be treated as qualified dividend income); (ii) UAC expects to be a passive foreign investment company (a “PFIC”) for its taxable year ending January 31, 2019 and not eligible for the “start up exception” and as such, U.S. Holders who beneficially owned UAC shares prior to the end of our most recent taxable year are subject to the PFIC regime; and (iii) for taxable years beginning on or after January 1, 2018, the backup withholding rate changed to 24% (from 28%)).

COMPARATIVE SHARE INFORMATION

The following tables set forth the:

●	historical per share information of UAC for the three months ended September 30, 2018 and the period from November 14, 2017 (inception) to June 30, 2018;
●	historical per share information of Bioceres for the three months ended September 30, 2018 and the year ended June 30, 2018; and
●	unaudited pro forma per share information of the combined company for the three months ended September 30, 2018 and the year ended June 30, 2018, after giving effect to the business combination, assuming two redemption scenarios as follows:

●	Assuming No Redemptions: This scenario assumes that no UAC shares are redeemed; and
●	Assuming Maximum Redemption: As of September 30, 2018, this scenario assumes that 11,090,833 UAC shares are redeemed at a redemption price of approximately US$10.18 per share, resulting in an aggregate payment of US$112.9 million out of the trust account. As of June 30, 2018, this scenario assumes that 11,104,805 UAC shares are redeemed at a redemption price of approximately US$10.14 per share, resulting in an aggregate payment of US$112.6 million out of the trust account.

Net income (loss) and cash dividends per share information reflects the business combination contemplated by the Exchange Agreement as if it had occurred on July 1, 2017.

This information should be read in conjunction with, the selected historical financial information, the unaudited pro forma condensed combined financial information, the historical financial information and the audited and unaudited financial statements of UAC and Bioceres that are included in this proxy statement/prospectus. The unaudited pro forma condensed combined per share data are presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the business combination had been completed as of the dates indicated or will be realized upon the completion of the business combination.

	Three-Months Ended September 30, 2018
			Pro Forma	Pro Forma
			Combined (Assuming	Combined (Assuming
	UAC	Bioceres	No Redemptions)	Max Redemptions)
Book value per share at September 30, 2018(1)	$1.52	—	2.68	1.42
Basic and diluted net loss per share for the three-months ended September 30, 2018	$(0.04)		(0.08)	(0.09)
Cash Dividends	—	—	—	—
___________________ Note:

(1)	Book value per share is calculated using the following formula: total equity/shares outstanding.

	Year Ended June 30, 2018
			Pro Forma	Pro Forma
			Combined (Assuming	Combined (Assuming
	UAC	Bioceres	No Redemptions)	Max Redemptions)
Book value per share at June 30, 2018(1)	$1.53	—	2.70	1.45
Basic and diluted net loss per share for the year ended June 30, 2018	$(0.12)		(0.31)	(0.37)
Cash Dividends	—	—	—	—
___________________

Note:

(1)       Book value per share is calculated using the following formula: total equity/shares outstanding.

INFORMATION ABOUT UAC

General

UAC is a blank check company incorporated on November 14, 2017 as a Cayman Islands exempted company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities, which we refer to herein as a “target business.” Prior to entering into the Exchange Agreement, UAC’s efforts to identify a prospective target business were not limited to a particular industry or geographic region, although since its inception, UAC has focused its search for a target business in Latin America, within sectors that are underrepresented on public exchanges, including but not limited to natural resources, industrial operations and financial services and technology sectors. UAC’s acquisition selection process has leveraged its management team’s use of its extensive networks and experience in the continent to source and execute a business combination. UAC has neither engaged in any operations nor generated any revenue to date. Based on UAC’s business activities, it is a “shell company” as defined under the Exchange Act because UAC has no operations and nominal assets consisting almost entirely of cash.

Prior to its IPO, in December 2017, UAC issued an aggregate of 2,875,000 ordinary shares to Kyle P. Bransfield, UAC’s Chief Executive Officer, and Union Group International Holdings Limited (“UGI”), an affiliate of Juan Sartori, the Chairman of the UAC Board, for aggregate consideration of US$25,000 in cash, or approximately US$0.01 per share, in connection with UAC’s organization. Mr. Bransfield and UGI subsequently transferred a portion of their founder shares to certain individuals and entities, including UAC’s independent directors, for the same purchase price originally paid for such shares. The founder shares included an aggregate of 375,000 shares that were subject to forfeiture if the underwriters’ over-allotment option was not exercised in full in UAC’s IPO. Since the underwriters exercised their over-allotment option in full, these 375,000 founder shares are no longer subject to forfeiture.

On March 2, 2018, UAC consummated its IPO of 11,500,000 units, including 1,500,000 units which were subject to the over-allotment option granted to the underwriters of the IPO, with each unit consisting of one ordinary share, one right, and one redeemable warrant. Each right is exchangeable for one-tenth (1/10) of one ordinary share upon the consummation of our initial business combination. Each warrant will become exercisable on the later of the completion of an initial business combination or March 2, 2019 and will expire on the fifth anniversary of UAC’s completion of an initial business combination, or earlier upon redemption or liquidation. The ordinary shares, rights, and warrants included in the units traded as a unit until March 22, 2018, when separate trading of ordinary shares, rights, and warrants began. Holders now have the option to continue to hold units or separate their units into the component pieces. The units were sold at an offering price of US$10.00 per unit, generating gross proceeds of US$115,000,000.

Simultaneously with the consummation of the IPO, UAC consummated the private placement of 5,200,000 warrants (the “private placement warrants”) at a price of US$1.00 per warrant, generating total proceeds of US$5,200,000. The private placement warrants were purchased by certain of UAC’s initial shareholders. Pursuant to the Letter Agreement, the private placement warrants will be exercisable on a cashless basis only and redeemable on the same basis as the public warrants included in the units sold in the IPO. Additionally, the purchasers of the private placement warrants have agreed not to transfer, assign, or sell any of the private placement warrants (except to certain permitted transferees) until the completion of the initial business combination.

UAC paid a total of US$2,300,000 in underwriting discounts and commissions at the closing of the IPO and US$424,997 for other costs and expenses related to its formation and the IPO. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to UAC from the IPO and simultaneous private placement were approximately US$117,475,000. UAC may withdraw from the trust account interest earned on the funds held therein necessary to pay UAC’s income taxes, if any, and for UAC’s working capital purposes. Except as described above, these funds will not be released to UAC until the earlier of the completion of a business combination or UAC’s liquidation if it does not consummate a business combination within the required 21-month time period, unless otherwise extended by the UAC shareholders.

The mailing address of the Company’s principal executive office is 444 Madison Ave., Fl 34, New York, NY 10022 and its telephone number is (212) 981-0630.

Initial Business Combination

The initial target business or businesses that UAC acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding taxes payable on income earned on the funds in the trust account) at the time of the execution of a definitive agreement for the initial business combination, although UAC may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. The fair market value of the target is determined by the UAC Board based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). The UAC Board has determined that the business combination meets the 80% test.

Redemption Rights for Holders of Public Shares

UAC is providing its public shareholders with the opportunity to redeem their public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the business combination, including interest, divided by the number of then issued and outstanding public shares. For illustrative purposes, as of the record date, this would have amounted to approximately US$                per public share. The initial shareholders have agreed to waive their redemption rights with respect to their founder shares and to waive their redemption rights with respect to any public shares they may hold in connection with the consummation of the business combination. The outstanding founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Submission of the Business Combination to a Shareholder Vote

The general meeting of UAC’s shareholders to which this proxy statement/prospectus relates is to solicit your approval of the business combination. UAC’s public shareholders are not required to vote against the business combination in order to exercise their redemption rights. If the business combination is not completed, then public shareholders electing to exercise their redemption rights will not be entitled to receive such payments. The initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. Currently, the initial shareholders own 20.0% of UAC’s issued and outstanding ordinary shares.

Limitations on Redemption Rights

Notwithstanding the foregoing redemption rights, the Articles provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the shares sold in the IPO, without UAC’s prior consent.

Officers

UAC currently has one executive officer. This individual is not obligated to devote any specific number of hours to UAC matters and intends to devote only as much time as he deems necessary to UAC’s affairs until an initial business combination is completed. The amount of time he will devote in any time period will vary based on the current stage of the business combination process. UAC presently expects its executive officer to devote such amount of time as he reasonably believes is necessary to our business. UAC does not intend to have any full time employees prior to the consummation of a business combination.

Management

Directors and Executive Officers

The UAC Board is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Messrs. Schena and Fink, will expire at UAC’s first annual meeting of shareholders. The term of office of the second class of directors, consisting of Messrs. Haddock and Bransfield, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Mr. Sartori, will expire at the third annual meeting.

The directors and executive officers of UAC are as follows:

Name	Age	Position
Juan Sartori	37	Chairman of the Board
Kyle P. Bransfield	34	Chief Executive Officer and Director
Gerald W. Haddock	71	Director
Daniel W. Fink	41	Director
Joseph J. Schena	60	Director

Juan Sartori has served as Director and our Chairman of the Board since November 2017. Mr. Sartori is the Chairman and founder of Union Group, a privately owned investment and private equity management firm with significant strategic Latin American interests. These cover the agricultural, energy, forestry, infrastructure, minerals, oil & gas and real estate sectors. Mr. Sartori established Union Group in 2007. In 2008, he formed UAG, one of the first companies affiliated with Union Group to consolidate agricultural assets. UAG has grown to become the largest agricultural company in Uruguay, and one of the biggest in Latin America, with a subsidiary listed on the Montevideo Stock Exchange. Since its incorporation, Union Group and its subsidiaries have performed numerous transactions across Latin America, continuously growing its portfolio of businesses of private and public companies. Mr. Sartori is a regular speaker about Latin American issues in worldwide conferences and media. Mr. Sartori began his career as a financial services entrepreneur in 2002 launching Union Capital Group, a Geneva based multi-strategy asset manager, selling its control in 2008. Mr. Sartori received a Bachelor Degree in Business and Economics from École des Hautes Études Commerciales de Lausanne. UAC management believes Mr. Sartori is well qualified to serve as a director due to his contacts and business experience.

Kyle P. Bransfield has served as our Chief Executive Officer and a director since December 2017. Mr. Bransfield is a Partner of Atlantic-Pacific Capital, Inc. and has lead the firm’s global direct private placement and structured investment activities since 2015. Mr. Bransfield has over 11 years of experience in direct equity and debt private markets principal investing, capital raising, and investment banking. Prior to joining Atlantic-Pacific, Mr. Bransfield was an investment banker in Sagent Advisors’ Private Financing Solutions Group from 2014 to 2015. Prior to Sagent, Mr. Bransfield spent five years from 2009 to 2014 as a Principal and General Partner at CS Capital Partners, a Philadelphia-based multi-family office focused on alternative investments. In his role there, he co-managed a portfolio of direct investments, served as an observer to several boards of directors, and fulfilled operating roles within portfolio companies. In 2006, Mr. Bransfield began his career in the Mergers & Acquisitions Group at Stifel Nicolaus Weisel. Mr. Bransfield received a B.S. in Business Administration from American University. UAC management believes Mr. Bransfield is well qualified to serve as a director due to his contacts and business experience.

Gerald W. Haddock has served as a director since November 2017. Mr. Haddock founded Haddock Enterprises, LLC in 2000 and has served as its President since such time. Haddock Enterprises is an entrepreneurial development company concentrating on private investments and transactions, including oil and gas and real estate, located in Fort Worth, Texas. Mr. Haddock formerly served as President and Chief Operating Officer of Crescent Real Estate Equities Company, a diversified real estate investment trust, from 1994 to 1999. Mr. Haddock has served as a director of ENSCO International, Plc., a leading global offshore oil and gas drilling service company, since 1986. As a director for ENSCO, he has served as its co-lead director and Chairperson of the Audit Committee and is also a member of the Nominating and Governance Committee. He has also served as a director of Meritage Homes Corporation, a real estate development company that constructs single-family detached homes across the United States as well as active adult communities and luxury real estate in Arizona, since 2005 and has served as Chairman of the Nominating and Corporate Governance Committee since 2006 and as a member of the Audit Committee since 2009. Mr. Haddock is a former board member of Cano Petroleum, Inc., having served from December 2004 to October 2008. He also serves on the board of trustees and is a member of various committees for the Executive Investment Committee at Baylor University, the M.D. Anderson Proton Therapy Education and Research Foundation, the CEELI Institute and the Johnny Unitas Golden Arm Educational Foundation. Mr. Haddock received his Bachelor’s Degree in Business Administration from Baylor University and his J.D. from Baylor University Law School. He also has received a Masters of Law in Taxation degree from New York University School of Law and a Master of Business Administration from Dallas Baptist University. UAC management believes Mr. Haddock is well qualified to serve as a director due to his contacts and business experience, as well as his experience on other public company boards and committees.

Daniel W. Fink has served as a director since November 2017. Mr. Fink has been a Partner at PTW Capital, an investment firm, since March 2017, and the Managing Principal at Blue Moose of Boulder, an emerging natural foods company, since October 2015. Mr. Fink has spent the majority of his career in investment banking and private equity, including working at Morgan Stanley from 1999 to 2001, J.W. Childs Associates, L.P. from 2001 to 2007, Stone Tower Equity Partners from 2007 to 2008 and Centerview Capital from 2009 to 2013. From April 2013 to March 2015, Mr. Fink was at Bacardi Limited where he served as Vice President of Finance/Business Planning. Over the course of his career, Mr. Fink has helped to build or revitalize some highly recognized brands in the consumer industry. Mr. Fink received a BA in Economics from Yale University and an MBA from Harvard Business School. UAC management believes Mr. Fink is well qualified to serve as a director due to his contacts and business experience.

Joseph J. Schena has served as a director since November 2017. Mr. Schena has served as a principal and co-founder of PTW Capital since June 2017. Mr. Schena also is Chief of Staff of C&S Grocers (“C&S”), one of the world’s largest privately-owned companies, where he is responsible for Finance & Accounting, Information Technology and Corporate Strategy. Mr. Schena joined C&S in September 2014. Prior to C&S Mr. Schena was Chief Financial Officer of Bacardi Limited. from October 2012 to September 2014. Previously, Mr. Schena served as an Operating Partner at Centerview Capital (“Centerview”) from 2007 to 2012 and was involved in the US$5.5 billion privatization of Del Monte Foods and the acquisition of Richelieu Foods. Prior to Centerview, Mr. Schena served in various senior financial positions at Gillette from 2001 to 2007 where he was Chief Financial Officer of the Gillette business unit after the sale to P&G and Kraft/Nabisco from 1980 to 2000. Mr. Schena received an MBA in Finance and a BBA in Accounting from Iona College. UAC management believes Mr. Schena is well qualified to serve as a director due to his contacts and business experience.

Director Independence

Under the NYSE listing standards, no director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). The UAC Board has determined that each of Messrs. Haddock, Fink and Schena is an “independent director” under the NYSE listing standards and applicable SEC rules. The independent directors have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions are entered into on terms no less favorable to UAC than could be obtained from independent parties. The UAC Board reviews and approves all affiliated transactions with any interested director abstaining from such review and approval.

Board Leadership Structure and Role in Risk Oversight

The UAC Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of UAC at any point in time. As a result, no policy exists requiring combination or separation of leadership roles and UAC’s governing documents do not mandate a particular structure. This has allowed UAC’s Board the flexibility to establish the most appropriate structure for UAC at any given time. Currently, UAC’s Chief Executive Officer and Chairman roles are separately held by Messrs. Bransfield and Sartori, respectively.

The UAC Board is actively involved in overseeing UAC’s risk management process. The UAC Board focuses on UAC’s general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to the UAC Board include consideration of the challenges and risks of UAC’s businesses, and UAC’s Board and management actively engage in discussion on these topics. In addition, each of the UAC Board’s committees considers risk within its area of responsibility. The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the audit committee reviews and, in its sole discretion, pre-approves all audit and permitted non-audit services to be provided by the independent auditors as provided under the audit committee charter. In addition, UAC’s Compensation Committee considers risk and structures UAC’s executive compensation programs, if any, to provide incentives to appropriately reward executives for growth without undue risk taking.

Compensation Committee Interlocks and Insider Participation

None of UAC’s officers currently serve, and in the past year has not served, as a member of the UAC Board or compensation committee of an entity that has one or more executive directors serving on the UAC Board.

Committees of UAC’s Board

The UAC Board has three standing committees: an audit committee, a nominating committee and a compensation committee.

Audit Committee

UAC has established an audit committee of the UAC Board, which consists of Messrs. Haddock, Fink and Schena, each of whom is an independent director under NYSE’s listing standards. The audit committee’s duties, which are specified in the Audit Committee Charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the UAC Board whether the audited financial statements should be included in the annual report on Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of UAC’s financial statements;
●	discussing with management major risk assessment and risk management policies;
●	monitoring the independence of the independent auditor;
●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
●	reviewing and approving all related-party transactions;
●	inquiring and discussing with management UAC’s compliance with applicable laws and regulations;
●	pre-approving all audit services and permitted non-audit services to be performed by UAC’s independent auditor, including the fees and terms of the services to be performed;
●	appointing or replacing the independent auditor;
●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by UAC regarding accounting, internal accounting controls or reports which raise material issues regarding UAC’s financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by the management team in identifying potential target businesses.

The audit committee has at all times been composed exclusively of “independent directors” who are “financially literate” as defined under NYSE’s listing standards. Mr. Schena qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee

UAC has established a nominating committee of the UAC Board, which consists of Messrs. Haddock, Fink and Schena, each of whom is an independent director under NYSE’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the UAC Board. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;
●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

Compensation Committee

UAC has established a compensation committee of the UAC Board, which consists of Messrs. Haddock, Fink and Schena, each of whom is an independent director under NYSE’s listing standards. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●

reviewing and approving on an annual basis the corporate goals and objectives relevant to UAC’s Chief Executive Officer’s compensation, evaluating UAC’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of all of UAC’s other executive officers;
●	reviewing UAC’s executive compensation policies and plans;
●	implementing and administering UAC’s incentive compensation equity-based remuneration plans;
●	assisting management in complying with proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for UAC’s executive officers and employees;
●	if required, producing a report on executive compensation to be included in the annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Committee Membership, Board and Committee Meetings and Attendance

All of UAC Board’s committees are comprised entirely of independent directors.

During fiscal year 2018, UAC’s audit committee held three meetings, at which all members of the audit committee were present. The UAC Board or a committee thereof acted by way of unanimous written resolution three times in fiscal year 2018. Neither the compensation committee nor the nominating committee held any meetings in fiscal year 2018 because none of our officers or directors were compensated in 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, UAC’s directors and executive officers, and any persons holding 10% or more of UAC shares, are required to report their beneficial ownership and any changes therein to the SEC. Specific due dates for those reports have been established, and we are required to report herein any failure to file such reports by those due dates. Based on a review of Forms 3, 4 and 5 filed by such persons, we believe that during fiscal year 2018 there were no delinquent filers that were not already previously disclosed publicly.

Code of Ethics

UAC has adopted a code of ethics that applies to all of its executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of UAC’s business.

Executive Compensation

For a discussion regarding compensation of UAC’s executive officer and directors, please see the section entitled “Executive Compensation” beginning on page 195 of this proxy statement/prospectus.

Fees and Services

Marcum LLP has audited UAC’s financial statements for the period from November 14, 2018 (inception) through January 31, 2018. The following is a summary of fees paid or to be paid to Marcum LLP for services rendered during such period.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of UAC’s year-end financial statements and services that are normally provided by Marcum LLP in connection with regulatory filings. The fees billed by Marcum LLP for professional services rendered for the audit of UAC’s annual financial statements, review of the financial information included in UAC’s forms 10-Q for the respective periods, the registration statement, the Form 8-K filed in connection with the closing of the IPO and other required filings with the SEC for the period from November 14, 2017 (inception) through January 31, 2018 totaled US$91,935. The above amount includes interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of UAC’s financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the period from November 14, 2018 (inception) through January 31, 2018, such audit-related fees totaled US$0.

Tax Fees. UAC did not pay Marcum LLP for tax planning and tax advice for the period from November 14, 2017 (inception) through January 31, 2018.

All Other Fees. UAC did not pay Marcum LLP for any other services for the period from November 14, 2017 (inception) through January 31, 2018.

UAC’s audit committee has determined that the services provided by Marcum LLP are compatible with maintaining the independence of Marcum LLP as UAC’s independent registered public accounting firm.

Pre-Approval Policy

UAC’s audit committee has approved all of the foregoing services. UAC’s audit committee will pre-approve all future auditing services and permitted non-audit services to be performed for UAC by its auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by UAC’s audit committee prior to the completion of the audit).

UAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes of UAC included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting UAC’s current expectations, estimates and assumptions concerning events and financial trends that may affect UAC’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

UAC is a Cayman Islands exempted company incorporated on November 14, 2017 for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. Our efforts to identify a target business have not be limited to a particular industry or geographic region, although UAC had focused its search for a target business in Latin America.

As indicated in the accompanying condensed financial statements, at October 31, 2018, UAC held cash of US$584,786 and had current liabilities of US$69,595. UAC expects to continue to incur significant costs in the pursuit of UAC’s acquisition plans. UAC cannot assure you that its plans to complete a business combination will be successful.

Recent Developments

Proposed Bioceres Business Combination

On November 8, 2018, UAC entered into the Exchange Agreement with Bioceres, as described elsewhere in this proxy statement/prospectus, pursuant to which, among other things and subject to the terms and conditions contained in the Exchange Agreement, (i) UAC will become the holding company of New Bioceres, Inc. and Bioceres Semillas, (ii) UAC will change its name to Bioceres Crop Solutions Corp., and (iii) UAC intends to move its tax residence to the United Kingdom. For more information about the transactions contemplated therein, please see the sections entitled “Summary of the Proxy Statement/Prospectus” and “Proposal No. 1— the Business Combination and Rizobacter Call Option Agreement Proposal.”

Results of Operations

For the period from November 14, 2017 (inception) through January 31, 2018, UAC had losses of US$12,765.

For the three months ended October 31, 2018 UAC had net income of US$304,413, which consisted of interest/dividend income from the trust account of US$528,551 and operating costs of US$224,138. For the nine months ended October 31, 2018, UAC had net income of US$510,890, which consisted of interest/dividend income from the trust account of US$1,105,039 and operating cost of US$594,149.

UAC’s business activities from inception through October 31, 2018 consisted solely of completing the IPO and identifying and evaluating prospective acquisition targets for a business combination. UAC will not generate any operating revenues until after completion of the business combination at the earliest. Starting in March 2018, UAC began generating non-operating income in the form of interest income on the funds held in the trust account. There has been no significant change in UAC’s financial or trading position and no material adverse change has occurred since the date of UAC’s financial statements. UAC incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses related to its acquisition plans. UAC’s management believes that UAC has sufficient funds available to complete its efforts to effect a business combination by March 2, 2019, or any extension of such date.

Liquidity and Capital Resources

At October 31, 2018, UAC had cash of US$584,786 and a working capital surplus of US$743,089.

At October 31, 2018, US$117,255,039 was held in the trust account and consisted of cash and money market funds.

On March 2, 2018, UAC consummated the IPO of 11,500,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a price of US$10.00 per Unit, generating gross proceeds of US$115,000,000. Simultaneously with the closing of the IPO, UAC consummated the sale of 5,200,000 private placement warrants to UAC’s initial shareholders at a price of US$1.00 per warrant, generating gross proceeds of US$5,200,000.

Following the IPO and the sale of the private placement warrants, a total of US$116,150,000 was placed in the trust account. UAC incurred US$2,724,997 in IPO related costs, consisting of US$2,300,000 of underwriting fees and US$424,997 of other costs.

For the nine months ended October 31, 2018, cash used in operating activities was US$752,452. Net income of US$510,890 was impacted by dividend income earned on marketable securities held in the trust account of US$1,105,039 and changes in operating assets and liabilities, which used US$158,303 of cash.

At October 31, 2018, UAC had marketable securities held in the trust account of US$117,255,039. UAC intends to use substantially all of the funds held in the trust account, including any amounts representing income earned on the trust account (less taxes payable) to complete the business combination. UAC may withdraw income from the trust account to pay franchise and income taxes. To the extent that UAC’s equity or debt is used, in whole or in part, as consideration to complete the business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business, make other acquisitions and pursue UAC’s growth strategies.

At October 31, 2018, UAC had cash of US$584,786 held outside the trust account. UAC has used and intends to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination, to pay taxes to the extent the interest earned on the trust account is not sufficient to pay UAC’s taxes. Such expenses may be significant, and UAC expects that a portion of these expenses will be paid upon the completion of the business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with the proposed business combination, UAC’s initial shareholders or their affiliates, or certain of UAC’s officers and directors may, but are not obligated to, loan UAC funds as may be required. If UAC completes the proposed business combination, UAC would repay such loaned amounts. In the event that the business combination does not close, UAC may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to US$1,500,000 of such loans may be convertible into warrants, at a price of US$1.00 per warrant at the option of the lender. There are currently no working capital warrants outstanding.

UAC does not believe that it will need to raise additional funds in order to meet the expenditures required for operating its business prior to the business combination. However, if UAC’s estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an the business combination are less than the actual amount necessary to do so, UAC may have insufficient funds available to operate its business prior to the consummation of the business combination. Moreover, UAC may need to obtain additional financing either to complete the business combination or because UAC becomes obligated to redeem a significant number of its public shares upon completion of the business combination, in which case UAC may issue additional securities or incur debt in connection with the business combination. If UAC is unable to complete its initial business combination because UAC does not have sufficient funds available to it, UAC will be forced to cease operations and liquidate the trust account.

Administrative Services Agreement

For a discussion of the arrangements under UAC’s Administrative Services Agreement, please see the section entitled “Certain Relationships and Related Party Transactions” beginning on page 210 of this proxy statement/prospectus.

Off-Balance Sheet Arrangements

UAC did not have any off-balance sheet arrangements as of October 31, 2018 as defined in Item 303(a)(4)(ii) of Regulation S-K. UAC does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. UAC has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

As of October 31, 2018, UAC did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay two affiliates of certain of its officers and directors a monthly fee of US$10,000 for office space, utilities and administrative support provided to UAC. See “—Administrative Services Agreement”. UAC began incurring these fees on February 27, 2018 and will continue to incur these fees monthly until the earlier of the completion of the business combination and UAC’s liquidation.

The underwriters are entitled to underwriting discounts and commissions of 2.00%, of which 2.00% (US$2,300,000) was paid at the closing of the IPO. Additionally, UAC engaged UBS, Ladenburg Thalmann, CIM Securities, and Atlantic-Pacific Capital, Inc. as advisors in connection with the proposed business combination and entered into an agreement under which UAC is obligated to pay these entities a combined amount of US$4,065,250 (exclusive of any applicable finders’ fees which might become payable) upon consummation of the business combination.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. UAC has identified the following critical accounting policy.

Ordinary shares subject to possible redemption

UAC accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. UAC’s ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, at October 31, 2018, the ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of UAC’s balance sheet.

Recent accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on UAC’s financial statements.

Quantitative and Qualitative Disclosures About Market Risk

All of UAC’s activity through October 31, 2018 related to its formation and the preparation for and consummation of the IPO and identifying, evaluating and underwriting prospective acquisition targets for a business combination. On March 2, 2018, the net proceeds of the IPO and the sale of the private placement warrants held in the trust account were invested in a qualified Money Market Fund within the meaning of section 2(a)(16) of the Investment Company Act of 1940. Due to the short-term nature of these investments, UAC believes there will be no associated material exposure to interest rate risk.

At October 31, 2018, US$117,255,039 was held in the trust account for the purposes of consummating a business combination. If UAC completes a business combination within 21 months after the closing date of the IPO, funds in the trust account will be used to pay for the business combination, redemptions of UAC ordinary shares, if any, and accrued expenses related to the business combination. Any funds remaining will be made available to UAC to provide working capital to finance the combined company’s operations.

INFORMATION ABOUT BIOCERES

For purposes of this section, the terms “we,” “us” or “our” refer to New Bioceres, Inc. and its subsidiaries and Bioceres Semillas, except where the context otherwise requires.

General Overview

We are a fully-integrated provider of crop productivity solutions, including seeds, seed traits, seed treatments, biologicals, high-value adjuvants and fertilizers. While most industry participants specialize in a single technology, chemistry, product, condition or stage of plant development, we have developed a multi-discipline and multi-product platform capable of providing solutions throughout the entire crop cycle, from pre-planting to transportation and storage. Our platform is designed to cost-effectively bring high-value technologies to market through an open-architecture approach. See “—Our Business Model”. Our headquarters and primary operations are based in Argentina, which is our key end-market as well as one of the largest markets globally for GM crops. Our controlling shareholder, Bioceres S.A., leverages its relationship with its shareholders, many of whom are agricultural leaders and key participants in our end-markets, to increase adoption of our products and technologies. In 2016, we raised capital through financing from strategic investors such as Monsanto and BAF Capital, which we believe represents validation of our business model as well as endorsement of our products.

As of September 30, 2018, we owned or licensed 368 registered products and we owned or licensed, either exclusively or non-exclusively, 210 patents and patent applications. In some instances, our licenses are limited in terms of duration, geography and/or field of use. In the three-month period ended September 30, 2018, we distributed over 7.6 million doses of inoculants, 1.4 million liters of adjuvants, 2.6 tons of high value fertilizers as well as other agricultural inputs, and in the year ended June 30, 2018, we distributed over 14.1 million doses of inoculants, 7.5 million liters of adjuvants, 6.6 tons of high value fertilizers as well as other agricultural inputs across more than 25 countries, including Argentina, Brazil, Paraguay, India, United States, Uruguay, Germany, South Africa among others. Our pipeline of products includes fertilizers, inoculants, adjuvants, crop protection solutions and seeds. Our net revenue, net loss and Adjusted EBITDA for the year ended June 30, 2018 were US$133.5 million, US$14.3 million and US$22.4 million, respectively. Adjusted EBITDA is a non-IFRS financial measure. Net loss is the most directly comparable measure calculated in accordance with IFRS. See “Bioceres’ Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-IFRS Financial Measures” and “Risk Factors—Risks related to Bioceres and its business” for information regarding our use of Adjusted EBITDA and a reconciliation of net loss to Adjusted EBITDA.

Taking into account our acquisition of Rizobacter in October 2016, we have a combined experience of 42 years and we have established a leadership position in sourcing, development, production and sales of biological products for some of the most globally prolific crops, including soy, corn, wheat and alfalfa. We sell our products through a 90-person sales and marketing team and enjoy exceptional access to the end-user grower as a result of: (i) our strategic alliances with global leaders, such as Syngenta AG (“Syngenta”), Valent Biosciences, Dow AgroSciences, Don Mario and TMG; (ii) the shareholders of our parent company, who collectively control significant agricultural land; and (iii) our longstanding relationships with dealers and distributors. Our customers include global blue-chip companies and industry leaders, large distributors, co-ops and dealers, as well as growers.

Our leading infrastructure, the success of our platform and commanding presence in our key markets have made us the effective flagship agricultural solutions provider, as well as the natural partner for global conglomerates, in South America.

Our History

Our parent company, Bioceres S.A. (the “Parent”), was founded in 2001 by a leading group of growers in Argentina to address the demand for higher crop yield and productivity in a sustainable and environmentally conscious way. Since our founding, we have developed one of the leading fully integrated biotechnology platforms of its kind to source, validate, develop and commercialize agricultural technologies and products. We have strategically targeted some of the most globally prolific crops, namely, soy, wheat, alfalfa and corn, in one of the largest geographies for GM plants on a global scale.

In order to bring our products to market in an efficient and cost-effective manner, we have established multiple joint ventures, formed non-joint venture collaborations and created and acquired multiple companies. Our joint ventures include partnerships with important industry participants, such as Florimond Desprez, De Sangosse and Arcadia Biosciences. Some of our non-joint venture collaborations include those with Dow AgroSciences,

Momentive, Syngenta and Forage Genetics, among others. Of the companies we have acquired, the most significant was our October 2016 acquisition of the controlling stake in Rizobacter S.A., a global leader in biological products and a pioneer in liquid inoculants. We expect to exercise a call option for an additional 29.99% of Rizobacter upon the successful completion of the business combination. In addition to its market leading position in biological products, Rizobacter offers fertilizers, professional seed treatment services and tolling or formulation services.

The graph below sets forth our history and track record of innovation through joint ventures and acquisitions:

____________________

Note: Graphics (bars) for illustrative purpose only.

1.	Bioceres expects to exercise the Rizobacter Call Option for additional 29.99% of common stock of Rizobacter upon the consummation of the business combination.

Our Operational and Organizational Structure

Bioceres is headquartered in Rosario, Argentina. Our main manufacturing and distribution facilities are located in Pergamino, Argentina. Our manufacturing facilities include an approximately 1.05 million gallon formulation plant, an approximately 24,000 gallon fermentation plant as well as packaging and logistics operations with over 375,000 square feet of warehouse space. In June 2016, we inaugurated our new 250,000-square foot fertilizer facility as part of our joint venture with De Sangosse.

We test and conduct trial runs of our key technologies at our main field station located in Pergamino, Argentina, which also has processing capabilities for foundation seed. We also operate facilities in Brazil and Paraguay and have sales offices or representatives in nine countries. We believe that we will continue to grow our dominant position in Argentina and that our leadership position will continue to attract interest in partnerships from global industry leaders seeking to develop and commercialize high-value crop productivity solutions in the large and attractive Argentine and South American markets. As of September 30, 2018, we had 389 full-time employees.

Technology Sourcing

We have a right of first refusal agreement with INDEAR, our Parent’s technology sourcing and product development subsidiary, for any technology INDEAR develops or sources concerning crop productivity. Through such arrangement with INDEAR, we source and validate promising early stage technologies, which are usually financed through public grants and/or other capital efficient sources and thereby mitigate the associated high financial risks associated with such early stage discoveries.

Product Development Partnering

We focus on collaborating with strategic partners and creating joint ventures to develop validated technologies and to bring these products to market. We further reduce our financial burden and risk from product development activities while also increasing our ability to develop multiple products. The following joint ventures currently support this initiative:

●	Verdeca, our U.S.-based joint venture, was created to develop and bring soybean varieties with next-generation agricultural technologies to market.
●	Trigall Genetics, our Uruguay-based joint venture that focuses on developing and commercializing conventional and next-generation biotechnology wheat varieties for the South American market.
●	Semya, an intra-company joint venture with Rizobacter, is dedicated to the EcoSeed initiative and focuses on researching and developing seed treatments as well as agricultural biological input applications for soybean, wheat and alfalfa markets.

Production and Market Access

We focus on leveraging our shareholder base of leading South American growers as well as proprietary sales channels for direct access to end consumers. By establishing multiple pathways to markets, we maximize our market reach and rate of technology adoption. We currently have over 300 products and licenses. The following subsidiaries support this initiative, certain of which match our investments on a dollar-for-dollar basis:

●	Rizobacter, a global leader in biological products and Argentina’s leading provider of bio-based solutions for the agricultural sector with a strong focus on crop nutrition and protection solutions.
●	Bioceres Semillas, our sales channel for seeds, with a primary crop focus on wheat and soybean.
●	Synertech, which was formed in partnership with De Sangosse with the goal of producing and commercializing micro-beaded fertilizers.

Joint Ventures and Key Collaborators

Some of our main projects are conducted through joint ventures and key collaborations. The form of the collaborations depends on the nature and stage of development of the particular product candidate. We participate in joint ventures to develop certain technologies and to maintain a diverse pipeline of products. When a joint venture successfully develops a product, we integrate such product into our commercial offering and license the technology to third-party channels through the joint-venture vehicle. We engage in non-joint venture collaborations to develop a single or otherwise limited product opportunity. We generate revenue from our non-joint venture collaborations primarily by licensing our technology for inclusion in end products, or for the use of our technologies in industrial processes. Finally, we have relationships with third parties who have product development capabilities or market presence outside of our core geographies or crops, to whom we license our technologies. For our corporate chart, see “—General Overview—Our Operational and Organizational Structure.”

Joint Ventures and Unconsolidated Entities

Verdeca LLC

In February 2012, we formed a joint venture with Arcadia Biosciences. The resulting joint venture, in which we have a 50% equity interest, Verdeca, is engaged in the development and deregulation of soybean traits.

Our joint venture agreement provides for each of the joint venture partners to license our trait technologies to Verdeca for use in soybeans. Accordingly, we have agreed to grant an exclusive, worldwide, sublicensable license to Verdeca for our technologies, including HB4, for use in soybeans. The first product in the Verdeca pipeline is our HB4 trait.

In April 2015, Verdeca entered into an agreement with Dow AgroSciences to develop and commercialize innovative traits in soybeans.

Trigall Genetics S.A.

In December 2013, we formed a joint venture in Uruguay with Florimond Desprez. The resulting joint venture, Trigall Genetics, in which we have a 50% equity interest, is engaged in the development and deregulation of conventional and GM wheat varieties in Latin America. The first products in the Trigall Genetics pipeline are conventional wheat varieties that will be sold through Bioceres Semillas, as well as through other Trigall Genetics licensees. Our first GM product is our HB4 trait, which is now in the advanced deregulation phase of development in Argentina and Uruguay and will be licensed in Trigall Genetics finished wheat varieties.

Synertech Industrias S.A.

Synertech, acquired as part of the Rizobacter Acquisition in 2016, was formed by Rizobacter in partnership with De Sangosse for production and commercialization of micro-beaded fertilizers. Rizobacter, together with De Sangosse, operates its own production plant for Synertech in Pergamino with a capacity to produce 50,000 tons of micro-beaded fertilizers annually.

Semya S.A.

Semya was formed in 2014 in partnership with Rizobacter to create, research and develop biological products or their metabolites for agricultural and industrial use.

Non-Joint Venture Collaborations

We principally engage in strategic non-joint venture collaborations for product development or with academic entities and internationally recognized research institutions with whom we collaborate in pre-competitive technology sourcing and early-stage research. We pay a percentage of profits to our non-joint venture collaborators according to the stage of development of the technology. In earlier stages, during which our R&D costs are relatively low, we pay a comparatively higher percentage of profits, while in later stages of development, during which our costs are relatively high, we pay a comparatively lower percentage of profits. Our collaborations that focus on product development are primarily driven by our commercial interest in a particular product that we hope to research and develop on a preliminary basis before including in our pipeline of products. Examples of our most important collaborations of this nature include: Monsanto Company and Forage Genetics International for the deregulation of HarvXtra™ Alfalfa with Roundup Ready® Technology in Argentina; DBN Biotechnology Center of China for the development of crop protection technologies for soybean varieties; Eagle Seeds & Biotech Ltd. for breeding and field testing of conventional soybean varieties in India; and Sensako Pty Ltd. for field testing of soybean varieties in South Africa.

Rizobacter has a strategic alliance with Syngenta, one of the leading global companies in the research, development, production, marketing and sale of seed treatment products and solutions. Syngenta installed their Seed Care Institute in Rizobacter’s principal facility located in Pergamino for the research, development, production, marketing and sale of Syngenta’s seed treatment products and solutions in Argentina, including Maxim Integral, Maxim Evolution, Suren Plus, Rizopack® 420 Hc, Ekey Top, Funcion Pack and Cruiser Pack.

Rizobacter also engages in a strategic partnership with Momentive for the distribution and commercialization of Momentive’s well-known silicone spray adjuvant, Silwet, in Argentina, Bolivia, Uruguay, Mexico and Paraguay. Rizobacter additionally partners with Valent Biosciences, a global leader in developing, registering, manufacturing and commercializing biorational products in the areas of public health, forestry, crop protection, plant health, plant growth regulation and post-harvest treatments, focusing on the development, marketing and distribution of next generation inoculant technologies and products in the United States, Argentina, Canada, Mexico and Brazil.

Our collaborations that focus on technology sourcing are primarily driven by our ability to accelerate, in a capital-efficient manner, the development of promising technology discovered by internationally recognized scientific groups or institutions. Examples of our most important collaborations of this nature include: CONICET and the National University of the Litoral in the creation of seed traits with a focus on transcription factors for the development of drought-tolerant transgenic plants, including the grant to us of partial ownership of the HB4 patent families; Phytogene Pty Ltd., a wholly-owned subsidiary of Agriculture Victoria Services Pty Ltd., for the development of multiple gene leads in forages and other crops; and the University of Illinois in accessing herbicide tolerance technology for use in the fields of soybeans and alfalfa.

For non-joint venture collaborations, we pay a percentage of profits to our collaborators according to the stage of development of the technology. In earlier stages, when our R&D costs are relatively low, we pay a comparatively higher percentage of profits while in later stages of development, when our costs are relatively high, we pay a comparatively lower percentage of profits.

Third-Party Channels

We license our technologies to third parties with whom have product development capabilities or market presence outside of our core geographic area and with whom we have developed and maintained strong relationships. For example, through Verdeca, we entered into a series of agreements with GDM Seeds (Grupo Don Mario) for the licensing of our biotechnology related to soy and have granted various licenses to TMG for our biotechnology related to soy in Brazil, Paraguay and Uruguay.

Significant Transactions

We have concluded the following three transactions of significance to our business model and trajectory:

Rizobacter Acquisition

On October 19, 2016, RASA Holding, our subsidiary incorporated in Delaware, acquired 20,004,000 shares of Rizobacter, an Argentine company located in Pergamino, Province of Buenos Aires, representing 50.01% of the outstanding capital stock (the “Rizobacter Acquisition”). The total purchase price was US$57.3 million, of which US$42 million was paid in cash on the date of acquisition and the remainder was agreed to be paid through financing and is guaranteed by Parent. In addition, a contingent payment of US$17.3 million may be payable by the Parent to certain of the selling shareholders of Rizobacter subject to precautionary measures and associated ongoing litigation. See “Information about Bioceres— Legal Proceedings — Contingent Fee Payment of US$17.3 Million Related to Precautionary Measure (Medidas Cautelares) in Connection with Rizobacter Acquisition.”

Furthermore, RASA Holdings, our wholly owned subsidiary, has a call option to purchase an additional 29.99% of the capital stock of Rizobacter upon closing of the business combination. See “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal—Related Agreements—Rizobacter Call Option Agreement.” The acquisition of Rizobacter was approved by the Argentine Antitrust Commission (Comisión Nancional de Defensa de la Competencia or CNDC) on August 25, 2017.

With 42 years of history, Rizobacter, which we acquired in 2016, has developed a leading global position in biological products and a leading ag-input channel for high-value products in Argentina and neighboring countries. Prior to the Rizobacter Acquisition, we developed a partnership relationship with Rizobacter through jointly-owned Semya, a product development initiative focused on identifying customized seed treatments for our EcoSeed products. The Rizobacter Acquisition has allowed us to combine Rizobacter’s experience in microbials with our pre-existing pipeline of germplasm and trait assets and provides us a unique position on biological assets for key row crops, which represent one of the most difficult sets of assets to develop within the ag-input value chain, resulting in one of the highest-value segments within the sector. Additionally, Rizobacter’s 40-year commercial history in the ag-input market provides a unique platform that facilitates the launch of new products and the continued development of our pipeline of innovations.

Monsanto-Led Investment

In April 2016, our Parent entered into a convertible loan agreement with Monsanto (through Monsanto Argentina, S.R.L.) and BAF, as a financial investor, pursuant to which promissory notes were issued granting Monsanto and BAF participation rights to subscribe to a total nominal value of US$17.55 million of our Parent’s shares in a future qualified or non-qualified financing and received US$15 million net proceeds, after applying a 17% subscription discount. In March 2018, 2,218,710 ordinary shares of our Parent were issued to Monsanto and BAF, which terminated and released all of our debt obligations under the convertible loan agreement, as well as the related promissory notes and the related participation rights agreements.

Monsanto is a global leader in seed biotechnology and other crop productivity solutions. We believe that the Monsanto-led investment represents an endorsement of our products and an initial strategic validation of our pipeline and business model.

Our Business Model

Our business model is driven by three key pillars: technology sourcing, product development partnering and production and market access.

Technology Sourcing

The technology sourcing stage of our business model involves identifying and collaborating with leading academic and independent research institutions at the early stages of technology development. We have a right of first refusal agreement with INDEAR, our Parent’s technology sourcing and product development subsidiary, for any technology INDEAR develops or sources concerning crop productivity. INDEAR searches for collaborators who are pursuing innovative technological concepts that are consistent with our business strategy and have generated promising preliminary evidence, but have yet to be validated for their intended purposes. In these collaborations, INDEAR employs its advanced biotechnology capabilities and specialized know-how to leverage the technology discovery process already undertaken. These technology sourcing activities are mainly financed through public grants and other capital efficient sources meant to limit financial exposure.

Product Development Partnering

The product development partnering stage of our business model involves identifying and collaborating with strategic partners and creating joint ventures to develop and bring products to market. We have created an extensive network of regional and international relationships in the agricultural sector from which we source partners for our product development initiatives. We employ an open-architecture approach to technology origination which involves identifying and accessing promising technologies from third parties, and forming strategic and capital-efficient partnerships that leverage each party’s capabilities to quickly bring innovations to market. By co-funding projects and leveraging the discovery efforts of leading global research institutions and scientists with whom we have developed and maintained strong relationships, we are able to reduce the risks and expenses associated with biotechnology discovery and development and increase our ability to develop multiple products. Upon technology validation, we partner with internationally-recognized entities that can provide co-funding, technology sourcing, intellectual property and market access for the development of our technologies into products. For more detail about the “proof of concept phase”, see “—The Technology Sourcing and Product Development Timeline and Process.” In selecting a partner, we look for internationally-recognized entities that can provide complementary funding, technology, sourcing, product development capabilities, intellectual property and market access.

Production and Market Access

The production and market access stage of our business model focuses on leveraging shareholder base and proprietary sales channels to access and establish multiple pathways to markets and maximize market reach and develop innovative technology. Once a technology obtains the required regulatory approvals, we, our joint ventures or our technology licensees commercialize products that employ such technology and sell them to end-users in domestic and international markets through shareholder base and proprietary sales channels. We also complement our direct sales efforts by licensing our technologies to other companies for inclusion in their products or production systems. This complementary approach seeks to widen the presence of our technologies in the market and increase our revenues.

The Technology Sourcing and Product Development Timeline and Process

The technology sourcing and product development process for our products and technology, provided through INDEAR, generally include the following phases: discovery, proof of concept, early development, advances development, pre-launch and product launch.

Below is a description of the relative cost, risk and approximate expected timing for each of the phases of technology sourcing and product development.

The development and integration of technologies into products that can be commercialized is a lengthy process, which varies depending on the complexity of the technology being developed and the type of crop involved. Furthermore, the length of the technology development process impacts the uncertainty of product development. For example, during the technology sourcing and product development process, a technology may fail to address the performance criteria required in order to advance to later development stages or the development of a certain technology may be affected by changes in the competitive landscape.

The below chart sets forth an annual estimated timeline for the development of our seed biotechnology products based on the phases described above:

The estimated timeframes of phase duration are based on our experience and estimates. The phases may overlap during the product development cycle and the total development time for a particular product may be longer or shorter than the duration presented above depending on a range of factors including the type of crop and trait involved and the resources available or devoted to our development. For example, although the process for developing seed traits or biological seed treatments is relatively similar, the two differ significantly in terms of development timelines. Obtaining regulatory approval for GM seeds is a far more comprehensive and lengthy process than for a biological seed treatment.

Discovery

The first phase in the technology development process is discovery, or the identification of candidate genes or genetic systems, metabolites, or microorganisms, potentially capable of enhancing specified plant characteristics or enabling an agro-industrial biotech solution. For the most part, we rely on collaborators such as leading research institutions or private research groups to perform this early-stage discovery work and we then advance the work through our technological platforms and processes. It is at the discovery phase that we generally negotiate our rights with respect to the intellectual property generated by our third-party collaborators, which can include partial ownership and exclusive licenses for commercial development. The discovery phase typically lasts 18 months, although it may range from as few as six months for microbial solutions to as many as 36 months for plant GM traits. During this phase, we use several technologies including the following:

Seeds	Activities
Genetically modified:
●DNA and RNA high throughput sequencing
●Synthetic biology, including gene optimization and modeling
●Analysis of large volumes of data from Illumina sequencer platforms based on big data principles, or Bioinformatics

Non-Genetically modified:
●DNA and RNA high throughput sequencing
●Synthetic biology, including gene optimization and modeling
●Bioinformatics
●Target Induced Local Lesions in Genome, or TILLING, for creating a large phenotype library to see trends for ideal mutagenic lines

Biologicals:	●DNA and RNA high throughput sequencing ●De-novo genome assembly ●Bioinformatics

Proof of Concept (Phase I)

Upon successful validation of the technologies in model systems (in vitro or in vivo), promising technologies graduate from discovery and are advanced to a phase referred to as “proof of concept.” In this phase, the technologies are integrated into, or tested in, target organisms to verify their efficacies using greenhouse trials, field trials, or both. In the case of solutions that require microbial fermentation, these technologies are validated at laboratory scale of between one to five liters of batch production.

The goal of the proof of concept phase is to validate a technology within the targeted organism before moving forward with technology escalation activities or extensive field validation, which minimizes risk of investment in technologies that may not prove viable. The proof of concept phase is typically conducted by us as part of our research collaboration with relevant groups and represents the last phase of our technology sourcing collaborations. We generally file for intellectual property protection at this stage. See “—Intellectual Property.” In our experience, the proof of concept phase typically lasts 36 months, although it may range from as few as six months for a microbial solution to as many as five years for plant GM traits. During this phase, several promising technologies are tested using various technologies including the following:

Seeds	Activities
Genetically modified:
●DNA and RNA high throughput sequencing
●Synthetic biology, including gene optimization and modeling
●Bioinformatics
●Target Induced Local Lesions in Genome, or TILLING, for creating a large phenotype library to see trends for ideal mutagenic lines

Seeds	Activities
Biologicals:	●Agrobacterium transformation ●Biobalistic transformation ●Target site transformation which uses the ExZactTM platform, developed through our partnership with Dow AgroSciences
Non-Genetically modified:	●Agrobacterium transformation ●Biobalistic transformation ●Cluster regular interface short palindromic repeat for gene editing ●Double haploids ●Protoplast editing
Biologicals:	●Gas and liquid chromatography for metabolites identification ●High performance liquid chromatography technologies ●Lab scale fermentations

Early Development (Phase II)

The goal of the early development phase is to identify the best use of a technology and to define our performance concept. Escalation tests are initiated in the early development phase of microbial-based solutions. Similarly, for GM traits, field tests are expanded to evaluate various permutations of a technology in multiple geographies and growing cycles.

At the end of the early development phase and before initiating the most capital-intensive stages of product development, we typically identify strategic partners for further development of our technologies. For collaborations involving multiple technologies within a pipeline, we often create new entities or joint ventures with our strategic partners. Examples of such joint ventures are Verdeca and Trigall Genetics, dedicated to soybean and wheat technologies, respectively. Single or limited product development collaborations are often structured using framework agreements. During this phase, we use several technologies including the following:

Seeds	Activities
Genetically modified:
●Drone phenotyping
●Technologies to accelerate trait integration in crops by analyzing large volumes of data based on bioinformatics and big data analytics using Illumina sequencing platforms and different amplifications and detection procedures, such as simple sequence repeat markers for wheat and genotyping by sequencing in soy

Non-Genetically modified:	●Drone phenotyping ●Single nucleotide polymorphism genotyping ●High resolution melting genotyping

Advanced Development (Phase III)

In the advanced development phase, extensive tests are used to demonstrate the effectiveness of the technology for our intended purpose. In the case of GM traits, the process of obtaining regulatory approvals from government authorities is also initiated during this phase, and tests are performed to evaluate the potential environmental impact of modified plants. For solutions involving microbial fermentation, industrial-scale runs are conducted. In Argentina and some other countries in South America, we are primarily responsible for undertaking this phase of product development. Similarly, our strategic partners usually lead the advanced development and regulation activities in other markets in connection with the applicable contractual arrangements.

The advanced development phase typically lasts about 24 months, with some projects requiring substantial regulatory data taking as many as three to five years. During this phase, we use several technologies including the following:

Seeds	Activities
Genetically modified:
●Diverse array technology for chromosome identification and trait localizations
●Event molecular characterization based on high throughput sequencing and using junction sequence analysis after analyzing large sets of data to find insertion sites

Pre-Launch (Phase IV)

The pre-launch phase involves finalizing the regulatory approval process and preparing for the launch and commercialization of the technology being developed. The range of activities in this phase includes, pre-commercial production, seed increases and product and solution testing with selected customers. Usually, a more detailed marketing strategy and preparation of marketing materials occur during this phase. In Argentina and some other countries, we are responsible for this phase of product development, while pre-launch activities in other markets are primarily undertaken by our strategic partners. The pre-launch phase may last up to 24 months.

Product Launch

In general, we, our joint ventures and/or our technology licensees carry out the launch and commercialization of the technology, which is the last phase of the technology sourcing and product development process. When we commercialize technology through collaboration partners or licensees, pursuant to the respective agreements, a successful product launch triggers royalty payments, which are generally calculated as a percentage of the net sales generated by the technology and captured upon commercialization. Typically, in this phase, revenues at launch are limited by our ability to make products available, especially when dealing with seed products that need multiple seasons of multiplication before they can satisfy demand.

Our Segments and Key Products

We divide our business into the following three principal segments: crop protection, seed and integrated products and crop nutrition.

Crop Protection

Our key crop protection products include adjuvants as well as seed-applied insecticides and fungicides.

Adjuvants

Adjuvants are used in tank mixes to facilitate application and effectiveness of crop protection products. We distribute Silwet, a well-known silicone-based adjuvant, and are currently developing microbially-enhanced adjuvants in partnership with other companies.

Insecticides and Fungicides

We offer a full range of chemical seed treatments tailored for specific crop and pest combinations. We are in the process of formulating and commercializing stand-alone chemical seed treatments, including fungicides and insecticides, in partnership with Syngenta, to reduce disease and pest pressure during crop establishment. We hold a leading market position for such products, with an estimated 50% market share in Argentina in 2016 and 2017. Furthermore, we are pursuing commercialization of biological fungicides formulated as seed treatments that control and restrict the growth of pathogenic agents in wheat and barley, as well as developing a microbial-based insecticide.

Seed and Integrated Products

The key products of this segment include seed traits, germplasms and seed treatments for healthier and higher yielding crops.

Seed Traits

Our seed trait effort is primarily focused on improving plant yields by increasing plant tolerance to abiotic stress, such as drought or salinity. We also have a secondary focus on crop protection and quality traits. We gain access to these technologies by collaborating with the original developers of the technologies or by co-developing new events with our partners. Our most advanced technology in the seed trait area, HB4 helps increase yield by an average of 13% to 19% for multiple crops under various growing seasons and conditions, including sporadic drought episodes. HB4 is also able to provide higher yield without adversely impacting yields in optimal growing conditions, which is a distinctive and important factor compared to other stress tolerance technologies. HB4 has been approved for use in soybean in Argentina and by the U.S. FDA. Submissions for approval for use of HB4 in wheat have been initiated in Argentina, Brazil, Uruguay and Paraguay.

The charts below show the results of field trials for HB4 wheat and HB4 soybean across varying yield environments.

We also have a secondary focus on crop protection and quality traits. We gain access to these technologies by collaborating with the original developers of the technologies or by co-developing new events with our partners.

Germplasms

We currently breed germplasms for soybean and wheat and we plan to advance our elite germplasms by delivering these technologies using proprietary channels. Our soybean breeding program produces varieties that are registered or are in the process of being registered in Argentina, Uruguay, Paraguay, and South Africa. Our wheat breeding program is operated through our joint venture, Trigall Genetics, which has exclusive rights to the breeding program of Florimond Desprez. In addition, we hold exclusive rights to all wheat varieties developed between 2003 and 2013 by the Argentine national breeding program at the Argentine National Agricultural Technological Institute (Instituto Nacional de Tecnología Agropecuaria) (“INTA”).

Seed Treatments

Seed treatments comprise one of our core products and include Rizopacks, produced and commercialized by our subsidiary Rizobacter in partnership with Syngenta Seedcare, which are our flagship soybean product with proprietary inoculants and fungicides. We also offer certain variations customized for peanut, beans and chickpea. In addition, we are pursuing the development of next-generation biologicals, particularly for seed treatments tailored for specific germplasms, seed traits and environment combinations.

Crop Nutrition

Our main crop nutrition products include inoculants, biofertilizers and chemical-based fertilizers.

Inoculants

Inoculants are broadly used nitrogen-fixing bacteria that promote growth of leguminous crops such as soybean and alfalfa. We hold a leadership position in sales of soybean inoculants, with approximately 30% market share in Argentina as of June 30, 2018 based on our internal data. We are currently developing our next generation of inoculants, including Bioinductor 2.0 and Extended-Shelf-Life products for professional seed treatment businesses. Additionally, we are developing new biofertilizers, such as plant-growth promoting rizobacteria, for wheat, corn, chickpea and pea.

Biofertilizers

Biofertilizers contain living microorganisms that colonize the interior of a plant and promote growth by increasing supply or availability of primary nutrients through the natural processes of nitrogen fixation, solubilizing phosphorus and stimulating plant growth through synthesis of growth-promoting substances. The combination of biologicals and chemical fertilizers can maximize crop yields while reducing environmental impact as a result of reduced use of chemicals. We are also in early stages of development for microbially-enhanced fertilizers for soybean, wheat, corn and chickpeas.

Chemical-Based Micro-Granulated Fertilizers

We produce and commercialize fertilizers based on chemically formulated micro-beads. As these fertilizers can be applied next to the seed at planting, lower doses are needed than standard fertilizers, resulting in logistical efficiency and environmental benefits. Currently, our production is focused on Microstar PZ, a starter fertilizer that provides nitrogen, phosphorus, sulfur and zinc to different crops, by allowing immediate nutrient availability and uptake by the seedlings.

The following table sets forth the key products, growth drivers, revenue and gross profit, key markets and selected commercial partners for each of our segments:

Revenue and Gross
			Margin (Year Ended		Selected Commercial
	Key Products	Growth Drivers	June 30, 2018)	Key Markets	Partners
Crop Protection	●Adjuvants ●Insecticides ●Fungicides	●High-tech adjuvants increase spray efficacy by approximately 5%	●US$77.7 million ●36% Gross Margin	●Argentina ●Brazil ●Paraguay	●Momentive ●Syngenta
Seed & Integrated Product	●BioWheat ●BioSoy ●Seed treatment packs	●Integrated products bring 10%+ yield advantage	●US$26.8 million ●50% Gross Margin	●Argentina ●Brazil ●Paraguay ●Uruguay	●Don Mario ●Dow Agrosciences ●Syngenta ●TMG
Crop Nutrition	●Micro-bead fertilizers ●Inoculants	●80%+ reduction in logistics costs	●US$29.1 million ●51% Gross Margin	●Argentina ●Brazil ●Paraguay	●De Sangosse ●Syngenta ●Valent BioSciences
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Note:

(i)	Gross margin is calculated as total revenue minus cost of sales, divided by total revenue.

Early Stage Technology Development Agreements

Between 2005 and 2007, we entered into agreements with various investors in order to obtain funding in the aggregate amount of US$1.0 million for research related to early stage technology for the development of technology relating to a specific gene from sunflower intended to promote drought tolerance in crops, which was refer to as Hahb 4. The agreements grant the investors in the aggregate the right to receive 52.8% of the rights and royalties payable to Parent from the successful commercialization of the resulting technology with respect to soybean, wheat and corn.

Industry Overview

Global Industry Overview

We develop, produce and/or formulate: germplasm, seed traits, seed treatments, biological and microgranulated fertilizers, specialty insecticides and fungicides and adjuvants. Our key geographical end-markets include Argentina, which is the third largest market for agricultural biotechnology products, Brazil and the rest of Latin America, the United States, China and India. We sell our products in more than 25 countries globally. Our products and technologies have applicability across a wide variety of crops, including some of the most globally prolific crops such as corn, soy, alfalfa and wheat.

Demand for crop yields from agricultural lands are seeing a dramatic increase as a result of increasing global population, an expanding middle class, trend towards urbanization, decrease in agricultural land per capita, demand for reduced use of environmentally harmful chemicals and an increase in unfavorable weather patterns for farming. This demand cannot be met by conventional farming alone. Agricultural biotechnology products are the only currently viable avenue available to meet this expected high demand in crop yields.

According to the USDA, global demand for grains increased by more than 57% from 1.4 billion metric tons in 1980 to 2.2 billion metric tons in 2010. Furthermore, according to the OECD and the Food and Agriculture Organization of the UN (“FAO”), this demand is expected to increase another 20% by 2020 reaching 2.6 billion metric tons. The increase in demand is primarily driven by population growth in developing countries and an expanding middle class. Also, according to the OECD and the FAO, global population is projected to increase from 7.3 billion in 2016 to 8.2 billion in 2025, with almost all of this increase occurring in developing countries. Also, the OECD estimates that global middle-class population is expected to grow from 1.8 billion people in 2009 to 3.2 billion people by 2020 and 4.9 billion people by 2030. As household incomes rise, demand for protein-rich diets often increases and this drives additional demand for grains. The trend toward urbanization is also causing a large drop in arable land available per capita. The FAO estimates that ratio of arable land to population has declined by over 50% from 1962 to 2010. As a result of this, according to a report from Statista, the number of people fed per hectare is expected to increase by 100% from 2.3 to 5.6 people fed per hectare from 1960 to 2020.

The chart below sets forth the arable land per person over periods indicated.

Arable Land per Person Over Time

In addition to reducing available land for farming, urbanization leads to a change in dietary tendencies. According to the International Service for the Acquisition of Agribiotec Applications (“ISAAA”), the shift on the composition of diets towards more meat consumption has led to an increase in demand for feed grains. The transition also increases demand of open land for cattle raising and grazing, making arable land increasingly scarce. The finite availability of arable land has driven the growth in demand of high yielding agriculture products in order to supply the demand while utilizing less hectarage.

Due to the location of the remaining arable land worldwide and its uneven distribution, certain regions have been driven to produce a larger proportion part of the required supply. As these trends continue South America will present an interesting opportunity for developing and exporting crops, to meet growing demand. For example, according to the USDA, soybean demand is expected to grow over 4% in 2018, with Asia accounting for almost half of that demand and dependent on exports from other countries. According to the USDA Brazil accounted for over 40% of soybean exports over the last five years.

The U.S. EPA has validated that more extreme temperature and precipitation can prevent crops from growing. Dealing with drought could become a challenge in many areas, and although increased irrigation might be possible in some places, in other places water supplies may also be reduced, leaving less water available for irrigation when more is needed. According to the U.S. Global Change Research Program, climate disruptions to agricultural production have increased in the past 40 years and are projected to increase over the next 25 years. By mid-century and beyond, these impacts will be increasingly negative on most crops and livestock.

The charts below set forth fresh water resources per capita and carbon dioxide emissions per capita over time.

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Sources: Worldbank and U.S. Department of Energy Office of Science.

These trends will continue to drive growth in the global agriculture sector. The USDA reported global demand for grains increased by more than 57% from 1.4 billion metric tons to 2.2 billion metric tons in 2010. Furthermore, according to the OECD and the FAO, this demand is expected to increase by an additional 20% by 2020 reaching 2.6 billion metric tons.

The agricultural sector is of key importance to Argentina. According to the 2017 CIA Factbook, 10.9% of the country’s GDP originates from agriculture and approximately 54% of land has a connection to the agricultural sector (arable land 13.9%; permanent crops 0.4%; permanent pasture 39.6%).

Due to the importance of the sector, the administration led by Mauricio Macri, in office since December 2015, has enacted favourable policies focused on growth for agricultural exports. On December 29, 2015, the government eliminated the export permit system known as the Register of Export Operations, or ROEs, for grains and oilseeds, along with significant reform to export taxes. ROEs were used as export declarations and were allotted based on discretionary government quotas causing restrictions on exports. The removal of these export restrictions and reduction in export taxes are expected to encourage higher production and further innovation. Per the USDA’s October 2017 report, Argentina is the third largest producer and exporter of soybeans and Argentina soybean exports are projected to increase from 7.0 million metric tons in October 2017 to 8.0 million metric tons in October 2018.

The by crop charts below set forth the harvest and production profile in Argentina:

Argentine Harvest and Production Profile

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Sources: Argentine Ministry of Agriculture, Livestock and Fishing.

According to ISAAA, conventional crop technology alone cannot address this immense demand or feed the increase in population. Sustainable approaches using the best of conventional crop technology, such as use of the best adapted germplasms, as well as the best of biotechnology are required in order to increase crop productivity enough to meet the growing demands associated with the increase in population. The last 20 years of commercialization of biotech crops has confirmed that biotech crops have and can deliver substantial agronomic, environmental, health, economic and social benefits. The rapid adoption of biotech crops reflects the multiple substantial benefits realized globally and in the last 20 years, with an accumulated 2 billion hectares of biotech crops grown commercially. Furthermore, in many countries, the adoption rate for biotech crops has reached over 90% for major products in principal markets in both developing and industrial companies.

Sustainable approaches using top of the line conventional crop technology, such as use of the best adapted germplasms, as well as the best of biotechnology is required to meet crop productivity demands. The last 20 years of commercialization of biotech crops has confirmed that these have and can deliver substantial agronomic, environmental, health, economic and social benefits. More than 18 million growers in 26 countries have experienced the benefits of biotech crops, including increasing productivity, conserving biodiversity, ability to be self-sufficient on available arable land, mitigating negative impacts of climate change and overall improvement of their economic situation.

According to ISAAA, in most countries adoption for biotech crops has reached over 90% for major products in principal markets in both developing and industrial countries. Globally accumulated hectarage of planted biotech crops have reached over 2 billion worldwide over a period of 20 years, with developing countries leading the growth over the last five years, accounting for 53% of the global biotech hectarage growth in 2017.

According to ISAAA, biotech crops were present in only 24 countries as of 2017, presenting a significant long-term growth opportunity in the sector as demand continues to rise. Approximately, 19 of the countries with biotech crops are considered developing markets. In these countries, the estimated yield gaps exceed 50%, presenting a significant opportunity for improvement. Large agricultural companies, as well as smaller independent research firms, have invested billions of dollars to identify and commercialize high-value seed traits to sell to growers. Given the ability of these products to differentiate through yield performance, these markets have demonstrated stronger growth in sales than conventional seed sales. Phillips McDougall, an industry consultant, estimates the market for GM seeds to be US$20 billion in 2016. ISAAA states that 190 million hectares were planted with GM crops in 2017.

The map below sets forth the global biotechnology crop hectarage in 2016:

Global Biotech Crop Hectarage (2017)

In 2017, according to ISAAA, corn and soybeans represented a majority of the seed biotechnology market, making up approximately 87% of the global biotech seed market. The United States, Brazil and Argentina were the top planters of biotech seeds with more than 150 million hectares under production of biotech crops. As of 2017, the adoption of GM varieties is above 90% for soybean, above 80% for corn and above 65% for cotton. In Argentina, approximately 24 million hectares of biotech crops were planted in 2017 with virtually 100% of soybean, 97% of corn and 95% of cotton hectares utilizing biotech varieties. Historically, the Argentine market has been quick to adopt biotechnology as a result of concentrated nature of farm groups as well as comfort with fast commercialization of new GM varieties.

The chart below sets forth the global adoption rates for different crops in 2017:

The most attractive trait in biotech seeds for growers is herbicide tolerance, which accounts for approximately 47% of all seeds used. However, demand for stacked seed traits continue growing and accounted for 41% of seeds in 2017. The same number was registered on 2016, but related to a smaller planting area of biotech crops (185 MHa on 2016 and 190 MHa on 2017). As more stacked traits seed varieties become available growers will shift towards these to increase profitability. In response to this shift, technology developers are currently focused on stacked traits seeds, which represented 70.8% of the total 176 of approved events during 2017.

The charts below set forth biotechnology crops by trait:

The aggregate economic benefits of biotech crops in the last 21 years account for on incremental US$186.1 billion to growers, according to ISAAA. Over 50% of these gains were in developing countries and the United States, Argentina and India were the top three beneficiaries.

Based on its economic gain to growers and the rest of the agricultural supply chain, biotech crops have been the fastest adopted agricultural technology over the last twenty years, increasing productivity by an aggregate 574 million tons.

Historically, the Argentine market has swiftly adopted biotechnology as a result of concentrated farm groups as well as comfort with the fast commercialization of new GM varieties. Adoption of GM crops in Argentina began in the mid 1990’s with the herbicide-tolerant soybean. The country is in an early adapter and is considered one of the six Founder Biotech Crop Counties alongside countries like the U.S., China and Canada.

As previously mentioned, Argentina is one of the top three countries in terms of global share of planted biotech seed hectares, with approximately 12% of total global planted hectarage. In 2017, approximately 24 million hectares of biotech crops were planted, comprised of 18.1 million hectares of soybean, 5.2 million of corn and 0.25 million of cotton accounting for virtually 100% of soybean, 97% of corn and 95% of cotton hectares utilizing biotech varieties.

The graph below reflects the adoption rates of GM crops in Argentina for the periods indicated:

Adoption Rates of GM Crops in Argentina

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Source: USDA Foreign Agricultural Service.

In the United States, which is the top producer of biotech seeds, 75 million hectares were planted using biotech crops in 2017. The United States has an established history of rapid adoption rates of GM crops, typically reaching 65% to 90% peak penetration in ten years driven by overall yield and productivity improvements of specific seed traits as well on-going consumer education and resulting acceptance.

The graph below reflects the adoption rates of GM crops in the United States for the periods indicated:

Adoption Rates of GM Crops in the U.S.

Due to this early adoption of technology and its leading position in the biotech market, Argentina has developed one of the first and most recognizable regulatory systems for Genetically Engineered (GE) events. CONABIA has been recognized by FAO as “Center of Reference for the Biosafety of GE Events”; since its creation CONABIA has reviewed over 1,500 permit applications. The Secretary of Agroindustry remains committed to the technological development and improvements of bureaucratic processes for agricultural biotechnology. During 2012, the system was revamped to reduce approval time for new events to 24 months from 42 months, allowing for continued innovation and reduced bureaucracy in the system.

According to the USDA, although Argentina is a major producer and exporter of agricultural biotechnology products, it faces regulatory challenges in providing adequate protection of intellectual property (“IP”) rights for agricultural biotechnology. Current regulation provides growers protection from repercussion if a seed is saved or replanted. Newly proposed legislation introduced in October 2016 looks to address companies’ seed IP by allowing seed companies to attempt to collect under the Patent Law from non-exempt producers for up to three years after the initial purchase.

The global seed market has grown an 85% in ten years up to US$37 billion in 2016 from US$20 billion in 2006 per a 2017 report by Phillips McDougall. Also, GM seeds have grown in prominence, representing up to 55% (US$20 billion) in 2016 growing from only 29% (US$6 billion) of the global market in 2006. This increase of more than 330% in the market size of GM seeds underlines the increasing significance and need for agricultural biotechnology. In response, the Company is strategically targeting the GM seed and integrated seed submarket for its high growth potential.

The graph below reflects the increase in the global seed market and the penetration of biotechnology crops for the periods indicated:

Global Seed Market & Penetration of Biotech Crops

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Source: Phillips McDougall, 2017.

The graph below reflects global biotechnology sales by crop and area of biotechnology crops by country:

Global Biotech Sales by Crop and Area of Biotech Crops by Country

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Source: ISAAA, 2016.

Syngenta, our joint venture partner and a global leader in crop protection, estimates that the global market for agrochemical products, including crop protection products such as high-tech adjuvants, doubled from 2000 to 2014, reaching an estimated size of US$63 billion. The Company, based on its research and market sources, also estimates this unprecedented growth to continue driven by introduction of new chemistries, which address many unmet agronomic challenges faced by growers, as well as the need to address significant losses from abiotic stresses that could potentially be in excess of US$100 billion.

The International Fertilizer Organization estimates that the global crop nutrition market as represented by the total market value for fertilizer sales is US$171.6 billion. According to the FAO, the demand for global crop nutrition, which includes fertilizer nutrients such as nitrogen, phosphate and potash, has increased from 186.9 million metric tons to 200.5 million metric tons, with a compounded annual growth rate of 1.8%. In response, the Company is strategically targeting the biofertilizer and micro-granulated fertilizer submarket for its potential high growth.

The graph below sets out lost yield potential across a variety of crops.

Abiotic Stress Accounts for 66%-82% of Lost Yield Potential(1)

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Note:

(1)	Source: Biochemistry and Molecular Biology of Plants, Buchanan, Gruissem, Jones, American Society of Plant Physiologists, 2000.

We believe that agricultural biotechnology and biologicals will continue to grow as the benefits of these technologies and products become more widely known and consumers appreciate the similar efficacy to conventional chemicals while also addressing other issues such as pest resistance and environmental safety.

Our Competitive Strengths

Our diversified platform generates revenues through multiple technologies, customers, distribution channels and end-markets, providing us with a profitable growth trajectory. Our key competitive strengths include:

Premier Agricultural Solutions Provider with Flagship Position in Latin America

As the first non-governmental Latin America-based entity with an approved GMO event in a major global crop, we consider ourselves to be the pioneer in the agricultural biotechnology industry in Latin America. We have a combined experience of 42 years, which has allowed us to become and maintain our position not only as a reference entity for governmental agencies and policy-makers, but also as a leading choice for partnerships with global conglomerates. We have helped define regulations for gene editing and new breeding technologies as well as formulate intellectual property guidelines and legislation for our industry. We are a founding member of the Argentine Chamber of Biotechnology and one of a handful of selected companies collaborating with the Argentine Department of Science, Technology and Productive Innovation in the design of research grants aimed at our sector. We are a frequent and leading participant in all major forums dedicated to our industry and a prominent representative of our sector.

Proven Platform with a Successful Track-Record in Sourcing, Developing and Commercializing Key Biotechnologies

With our combined 42 years of experience, we and our subsidiaries have created our proprietary platform for sourcing, validating, developing and bringing key technologies and products to commercialization.

We source our technologies and products through various partnerships, collaborations and long-standing relationships with research institutions and scientists. We are the strategic partner of various institutions including CONICET for the development of multiple GM trait leads, Danziger Innovations for the development of modified gene lines in soybeans as well as quality and protection traits and the University of Illinois for the development of herbicide tolerance technology for alfalfa and soybeans, among others. We have also entered into various collaborative product development and distribution agreements including with: (a) Forage Genetics for enhanced alfalfa with herbicide resistance technology; (b) Dow AgroSciences for the development of new seed traits in soybeans; (c) Momentive for adjuvants; (d) Syngenta for new seed treatments; and (e) Valent BioSciences for the microbials in the United States, among others.

We manage our product development via various joint ventures and partnerships with leading participants in the global agriculture sector. We focus our efforts on developing products and technologies that address the specific requirements and demands of our global customer base and for some of the most globally prolific crops, such as soy and wheat, among others.

We have access not only to the largest distributors, co-ops and dealers, but also to end customers through our well-established subsidiaries, divisions, partnerships and our shareholders. By selling our proven genetics, seed and seed treatments on a branded basis, we believe we will continue to further strengthen our brand and grow our position in Latin America.

Capital-Efficient, Risk Mitigated Development Model

Development and regulatory approval for our products and technologies requires a highly evolved and complicated process that can last between 12 to 14 years. Furthermore, capital allocation requirements can be onerous due to the expensive discovery activities usually associated with life sciences research and the strict requirements for regulatory approval that are imposed on GM crops and technologies.

Through INDEAR, we believe that we have created a highly-competitive and capital efficient, independent platform for developing such products and technologies in Latin America. We consider INDEAR to be the go-to partner for advanced validation of promising research leads developed by local research institutions in Argentina, most of which do not have the necessary capabilities for this purpose. As advanced validation initiatives are funded often by existing government programs, INDEAR is able to reduce its capital exposure at this high-risk stage of the R&D process.

Upon technology validation, we enter into joint ventures, partnerships and collaborative agreements with industry participants that agree on the merits of a new technology and pursue the business opportunity jointly with us. Partnering with others in this stage of the R&D process allows us to reduce our capital exposure while retaining a controlling interest in the product or technology under development. By co-funding projects at an average investment ratio of four dollars from partners to one dollar that we invest, we further reduce our financial burden and risk from product development activities while also increasing our ability to develop multiple products.

We enjoy a competitive advantage in commercializing our products as we are able to leverage our strong industry relationships to bring our products to market faster than our competitors. We also facilitate the use of our technologies through licensing agreements and partnerships with global industry leaders, particularly in new markets with expanded regulatory requirements.

Patented and Well-Established High Impact Technologies and Integrated Products and as a Robust Pipeline of New Products and Technologies at or Close to Commercialization Phase.

We offer integrated products, such as our Rizobacter insignia Pack products, and we are currently developing our EcoSeed product. The EcoSeed combines germplasm, traits, biologicals and chemical components into a single product to improve overall crop yields. We will support our customers through an ag-tech platform that can provide a range of solutions including: cop evolution monitoring, localized weather analysis and accurate agronomic recommendations, satellite monitoring and fleet monitoring, geo-referenced crop scouting and crop re-plant insurance.

We believe that our patent and trademark portfolio for plant-related biologicals is amongst the most competitive in South America. As of June 30, 2018, we have identified and sought patent protection in our capacity as either title holder or licensee, either as exclusive or non-exclusive licensee, to 210 patents or patent applications. In some instances, our licenses are limited in terms of duration, geography and/or field of use. We usually seek patent protection in the largest global markets for our products and technologies, including, the United States, Brazil, Argentina, China, India, Mexico, Australia and certain other European and South American countries.

We have registrations in Argentina for 27 wheat, 20 soybean and 4 corn varieties and are also seeking registration for an additional 13 soybean and 2 wheat varieties. Our subsidiary Rizobacter has 346 trademarks and applications in Argentina and 268 trademarks and applications globally.

We also have a robust and innovative portfolio of products and technologies for all stages of crop development. Many of these technologies are at or close to the commercialization phase, such as EcoSoy, EcoWheat and HarvXtra™ Alfalfa products. This year we launched a new bio-fungicide for soybean seed treatment and a new abiotic stress tolerant inoculant for soybeans. By 2019, we expect to launch seed traits for wheat, soybean and alfalfa, seed treatments for wheat and soybeans, biocontrol products such as new bio-fungicides for wheat seed treatment, which will increase resistance mitigation, the EcoSeeds integrated product, which we expect to increase yields by up to 10%, and a bioadjuvants product, which is a microbially enhanced adjuvant with improved environmental footprint. By 2020, we expect to launch new seed traits for soybeans, and microbially-enhanced fertilizers and biofertilizers for a variety of crops, which we expect will increase yields and mitigate environmental effects. By 2021, we expect to launch wheat and soybean seed treatments and seed traits for soybean and alfalfa crops. For each of the years from 2018 to 2022, we expect to launch germplasms for wheat and soybean.

Unique Ownership by Key Industry Influencers Leading to Early and Broad Adoption of Technologies and Products

The current ownership structure of our parent company is composed of more than 300 shareholders, including some of the largest farm operators, processors, distributors and commercial participants in the Latin American agricultural sector. Our parent company shareholder structure also includes founding members of the Argentine Association of No-Till Producers (La Asociación Argentina de Peoductores en Siembra Directa) (“AAPRESID”) and leading members of the Argentine Association of Regional Consortiums for Agricultural Experimentation (Asociación Argentina de Consorcios Regionales de Experimentación Agrícola) (“AACREA”). These unique relationships not only allow us to quickly bring our products to market and integrate our technologies into the broad market by creating a proprietary distribution and commercialization channel, but also provides us with a highly desired early stage testing platform that allows us to receive direct market feedback in the testing process to vet and facilitate faster market penetration.

Highly Accomplished Management Team with a Unique Blend of Technical and Commercialization Experience and the Ability to Identify and Integrate Key Acquisitions

We believe we have a strong management team with a unique blend of executive, managerial, technical, commercialization and acquisition experience. We are able to leverage the experience of our management team not only to efficiently source and develop our technologies and products, but also to leverage their vast experience in commercial production, distribution, navigation of intellectual property requirements and inorganic acquisitions to strategically grow our business.

Our Growth Strategy

Our long-term growth strategy is based on an open-architecture approach to technology origination, identifying and accessing promising technologies from third parties, as well as forming strategic and capital-efficient partnerships that leverage each party’s strategic strengths and capabilities to more quickly bring innovations to market. Our near-term growth strategy includes the following:

Continue to Lead Development and Commercialization of New Agricultural Biotechnology Products in Existing and New Markets

We intend to build upon our diverse portfolio of crop productivity solutions by consolidating our position in biological assets, including microbial, seed traits and germplasm assets, and continuing to pursue an integrated approach in the development of superior yielding products. We intend to expand upon our direct reach to customers by offering additional high demand technologies, such as digital farming solutions and direct-to-consumer retail, which we believe will facilitate the adoption and subsequent sales of our products as well as achieve efficiencies to create additional value opportunities.

Scale-Up Production of Rizobacter Products to Accelerate Penetration in Local and Regional Crop Nutrition Markets

We have invested significant capital in future developments of specialty fertilizers and have completed the construction of our micro-beaded fertilizer facility in Pergamino, Argentina. The facility began operations in January 2017 and is expected to supply high-demand specialty fertilizers in Argentina and neighboring countries. Through our acquisition of Rizobacter in 2016, we also have a sub-license for Microstar, the leading brand in micro-granulated fertilizers granted to Synertech by our commercial partner De Sangosse.

Commercial Launch of Seed Traits and EcoSeed Products to Drive Penetration in Local and Regional Integrated Seed Market

Given the near-term commercialization opportunity that HB4 and other seed technologies represent, we plan to integrate these solutions into customized seed products that represent a superior value proposition, with an initial focus on Latin America. EcoWheat and EcoSoy seeds integrate the uniqueness of HB4 stress tolerance into locally-adapted germplasms, customized with a seed treatment solution prescribed for specific environments. We believe that the product differentiation provided by our unique and varied technologies increase the value of our products for EcoSeed customers and will drive significant growth in this segment of our business. In the medium-term, we expect royalties from HB4 licenses to represent a significant component of our revenues as this landmark technology is more broadly adopted through strategic partnerships and third-party channels. We have recently received regulatory approval for the commercialization of the HarvXtra™ Alfalfa with Roundup Ready® technology developed by Forage Genetics International.

Expand our International Business by Accelerating Registration and Sales of Products Through Multiple Subsidiaries

We consider ourselves to be a global leader in the biological market and have used this position to establish subsidiaries in Brazil, Paraguay, Bolivia, Uruguay, the United States, South Africa, and more recently, India, Colombia and France. We believe we can use our international footprint and sales force to continue to define our key brands by bringing our broader portfolio of crop productivity solutions to these markets. We expect international growth to be driven initially by continued growth in our historical biological business, as well as by incorporating high-value adjuvants and crop nutrition solutions in the future. In the medium-term, we expect to leverage our leading distribution network to bring our integrated seed products and other crop protection and nutrition solutions to all of our current and target markets.

Pursue Strategic Collaborations and Acquisitions in Key Markets

We intend to continue working with our collaboration partners to bring our products to customers in key markets. We also plan to continue pursuing acquisitions and in-licensing opportunities to gain access to validated and important later stage products and technologies that we believe to be a strategic fit for our business.

Sales and Marketing

Our business model is based on a multi-channel sales structure of (1) direct sales to distributors and end-users via our proprietary sales channels, and (2) non-exclusive licensing of commercial technology to third parties directly or via our joint ventures for incorporation into non-proprietary products.

Rizobacter

Rizobacter commercializes crop nutrition and crop protection products. With more than 620 distributors across Argentina, Rizobacter is positioned as the local leader for certain products, such as soybean inoculants, seed treatments, adjuvants, and pest baits where it accounts for 26%, 27%, 27% and 50% of the local market, respectively. Additionally, Rizobacter has more than 20 international distributors, increasing our market reach to Brazil, Paraguay and Uruguay.

As of June 30, 2018, sales through the local channel accounted for 80% of our total sales whereas sales through the international channel accounted for 20% of our total sales. In addition to the distribution network sales, Rizobacter directly caters to other businesses, particularly large end-users. Large end-users include growers who have operations of over 10,000 hectares or seed companies that use Rizobacter products in professional seed treatments or for other needs. As of June 30, 2018, sales made directly to companies accounted for 13% of our total sales and sales made directly to large end-users accounted for 14% of our total sales.

Our distribution network is composed of four main warehouses located in Pergamino, Necochea, Paraná and Rio IV. The map below sets forth Rizobacter’s distribution network in Argentina.

Bioceres Semillas

Bioceres Semillas is our proprietary commercial channel for seeds and integrated seed products including leading wheat and soybean varieties, selling to a number of distributors and end-users under the Bioceres Semillas brand. Since 2017, Bioceres Semillas has been operated by Rizobacter. This proprietary channel also serves as a competitive driver for third-party non-exclusive licensees of our technology to seek a rapid path to market.

Synertech Industrias

Synertech is exclusively focused on the commercialization of micro-beaded fertilizers within the crop productivity segment to major regional distributors, including the distribution networks of both partners (Rizobacter and De Sangosse), taking advantage of both partners’ extensive distribution capabilities. Synertech targets different geographies, at a global level, for product commercialization, including but not limited to major Latin American markets.

Third-Party Channels

We also rely on third-party channels for the commercialization of our proprietary technology and licenses, either directly or through our joint venture companies, to participants in the biotech seed and agro-industrial market. We license such technology to our joint venture partners and large companies active in the biotechnology and agro-industrial space, in each case for incorporation into non-proprietary products and subsequent sale to end-customers. Subsequent sales of any products incorporating our technology generate royalty income.

Third-party channels for commercialization and development of new soybean varieties in Argentina and Brazil include TMG and GDM seeds.

Customers and Contracts

Below is a description of our principal customers and contracts across our main segments.

Seed and Integrated Products

In the twelve-month period ended June 30, 2018, we sold our seed and integrated products to customers in Argentina and Uruguay. Our top five customers in our seed and integrated products segment represented 22% of our total revenue in this segment for the twelve-month period ended June 30, 2018. Sales to our grower-shareholders accounted for 5% of our total revenue in our seed and integrated products segment for the twelve-month period ended June 30, 2018. We currently generate revenues in our seed and integrated products segment through the sale of seed treatments, seed packs and seeds products to distributors and end-users. In the future, we intend to sell our seed and integrated products directly to our customers or to third parties as licensors of seed traits, germplasm and/or seed treatments for incorporation into non-proprietary products. Licensing arrangements for use of our HB4 technology provide for pre-commercial payments including, depending on the particular agreement, a technology access fee, milestone fees, and/or annual fees, as well as future commercial royalties based on the income generated by the technology. We expect that the commercialization of EcoSeed products containing our HB4 technology combined with the expected licensing arrangements for use of our HB4 technology in non-proprietary products will expand our seed and integrated products segment.

Crop Protection

In the twelve-month period ended June 30, 2018, sales from our crop protection segment were made to customers in Argentina, South Africa, Brazil, Paraguay, Bolivia and Uruguay. Our top five customers in our crop protection segment represented 17% of our total revenue in this segment for the twelve-month period ended June 30, 2018. Sales to our grower-shareholders accounted for 3% of our revenue in our crop protection segment for the twelve-month period ended June 30, 2018.

Crop Nutrition

In the twelve-month period ended June 30, 2018, sales from our crop nutrition segment were made in Argentina, Brazil, Uruguay, Paraguay and other international markets. Our top five customers in our crop nutrition segment represented 27% of our total revenue in this segment for the twelve-month period ended June 30, 2018. Sales to our grower-shareholders accounted for 1% of our revenue in our crop nutrition segment for the twelve-month period ended June 30, 2018.

Market Opportunity

The information regarding market opportunity for EcoSoy and EcoWheat is not fact and should not be relied upon as being indicative of future results. Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the potential market opportunities. No independent third party has compiled, examined, or performed any procedures with respect to the potential market opportunities related to EcoSoy and/or EcoWheat, nor has any third party expressed any opinion or any other form of assurance on such information or its achievability, and no independent third party has assumed responsibility for, or claimed any association with, the potential market opportunities. Inclusion of the potential market opportunities in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the potential market opportunities will be achieved. We do not intend to update or otherwise revise the potential market opportunities to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, we do not intend to update or revise the potential market opportunities to reflect changes in general economic, industry or technological conditions. Additional information relating to the principal assumptions used in preparing the potential market opportunities is set forth below. See “Risk Factors— Risks Related to Bioceres and its business—Certain estimates of market opportunity included in this proxy statement/prospectus are based on assumptions that are inherently uncertain and subject to risks and uncertainties that could have a material adverse effect on our business, operating results and financial condition,” for a discussion of various factors that could materially affect our financial condition, results of operations, business, prospects and securities.

Given the near-term commercialization opportunity that HB4 and other seed technologies represent, we plan to integrate these solutions into customized seed products in the markets in which we currently operate. Our EcoSeed products, including EcoSoy and EcoWheat, integrate the uniqueness of HB4 stress tolerance into locally-adapted germplasms, customized with a seed treatment solution prescribed for specific environments. We believe that the value proposition represented by these products will drive significant growth in this sector of our business.

EcoSoy Market Opportunity

We have analyzed the EcoSoy market opportunity in Argentina and Brazil and, based on the assumptions below, we believe there is an estimated combined target area for EcoSoy of 21.5 million hectares in the two countries. For illustrative purposes, assuming that 60 kilograms of seeds (one and a half 40 kilogram bags) are needed to plant each hectare of soybeans, then our target market opportunity would be an estimated 32.3 million bags of seed that will be needed to plant 21.5 million hectares. The assumptions and estimates underlying the target market opportunities are inherently uncertain and, though considered reasonable by our management as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the target market opportunity, including, among others, risks and uncertainties. Accordingly, there can be no assurance that the target market opportunity is indicative of our future performance.

We have relied on the below assumptions in estimating the above estimated target area and, number of bags of EcoSoy treated seeds.

●	We have assumed the estimated target area for EcoSoy of 21.5 million hectares based on the following:
●	An assumed total soy production area of 53.1 million hectares, 19.4 million hectares in Argentina and 33.7 million hectares in Brazil.

●	We obtained the official soy production and average yield data of each county in Argentina and Brazil published by the Ministry of Agroindustry of Argentina between 2011 and 2016 and the Brazilian Institute of Geography and Statistics between 2004 and 2013, respectively, including the average yield and total production area data. The figure below shows heat maps for soybean producing counties of Argentina and Brazil:

____________________

Sources: Ministry of Agroindustry of Argentina and Brazilian Institute of Geography and Statistics (IBGE).

We used the average yield data of each county to obtain an expected yield benefit for each county. We then used the average soybean price for the ten-year period ending in 2016 to transform the expected average yield benefit of each county into an expected average dollar value creation, or Expected Benefit. For example, if EcoSoy had a premium of US$15 per hectare when compared to a conventional soybean seed, then in counties where the Expected Benefit is less than US$60 per hectare we would consider adoption as unlikely. Likewise, we would consider counties where the benefit is equal or greater than US$60 per hectare to be within the EcoSoy target area. We assume a US$15 premium for EcoSoy based on pricing analysis suggesting revenues would be maximized if the premium were set at US$15. Aggregating the average production areas of all counties in Argentina and Brazil with an Expected Benefit equal or greater than US$60 per hectare gives an estimated target area for EcoSoy or 21.5 million hectares. The figure below illustrates the forgoing example.

●	To estimate the expected yield benefit of EcoSoy varieties we used our field trial data set comparing the performance of HB4 soy with a similar non-HB4 variety in multiple environments and seasons. This data set allows us to perform a regression analysis between two series: (i) average yield of the non-HB4 variety (i.e., the wild type), and (ii) the expected yield benefit obtained in the HB4 variety (P<0.05). Using this regression equation we are able to estimate an expected yield benefit in environments with different average yield levels for non-HB4 materials.
●	We used the average soybean price between 2007 and 2016 of US$424 per ton or US$11.7 per bushel, according to the International Monetary Fund, to estimate expected average yield benefit of the HB4 soybean variety in U.S. dollar terms.

Currently, we price our conventional soybean at US$22 per bag.

EcoWheat Market Opportunity

We have analyzed the EcoWheat market opportunity in Argentina and, based on the assumptions below, we believe there is an estimated combined target market opportunity for EcoWheat of 3.6 million hectares, five to seven years after launch, if the wheat growing areas of Brazil, Paraguay, Uruguay and Bolivia are subject to the same analysis and assumptions below. For illustrative purposes, assuming that 100 kilograms of seeds (two and a half 40 kilogram bags) are needed to plant one hectare of wheat, then an estimated 9 million bags will be needed to plant 3.6 million hectares.

We have relied on the below assumptions in estimating the above estimated target area and potential revenue opportunities. The assumptions and estimates underlying the target market opportunities are inherently uncertain and, though considered reasonable by our management as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the target market opportunity, including, among others, risks and uncertainties. Accordingly, there can be no assurance that the target market opportunity is indicative of our future performance.

We have assumed the estimated target area for EcoWheat of 3.6 million hectares based on the following:

●	An assumed total wheat production area of 8.2 million hectares.
●	We obtained the official wheat production statistics of each county in Argentina published by the Ministry of Agroindustry of Argentina between 2011 and 2016, including the average yield and total production area data. The figure below shows heat maps for wheat producing counties of Argentina:

____________________

Source: Ministry of Agroindustry of Argentina.

●	We used the average yield data of each county to obtain an expected yield benefit for each county. We then used the average wheat price for the ten-year period ending in 2016 to obtain the Expected Benefit. For example, if EcoWheat had a premium of US$20 per hectare when compared to a conventional wheat seed, then in counties where the Expected Benefit is less than US$80 per hectare we would consider adoption as unlikely. Likewise, we would consider counties where the benefit is equal or greater than US$80 per hectare to be within the EcoWheat target area. Aggregating the average production areas of all counties in Argentina with an Expected Benefit equal or greater than US$80 per hectare gives an estimated target area for EcoWheat of 2.2 million hectares. The wheat growing areas of Brazil, Paraguay, Uruguay and Bolivia together account for an additional 3.0 million hectares. Assuming similar value creation values and adoption percentages to the ones calculated for Argentina, we estimate a target area of 1.4 million hectares in these additional geographies. Therefore, the combined EcoWheat target area is estimated in 3.6 million hectares. The figure below illustrates the forgoing example:

●	Publicly available wheat production data for Brazil (2.1 million hectares), Paraguay (0.6 million hectares), Uruguay (0.2 million hectares) and Bolivia (0.1 million hectares) from Foreign Agricultural Service/USDA.
●	To estimate the expected yield benefit of EcoWheat varieties we used our field trial data set comparing the performance of HB4 wheat with a similar non-HB4 variety in multiple environments and seasons. This data set allows us to perform a regression analysis between two series: (i) average yield of the non-HB4 variety (i.e., the wild type), and (ii) the expected yield benefit obtained in the HB4 variety (P<0.1). Using this regression equation we are able to estimate an expected yield benefit in environments with different average yield levels for non-HB4 materials.
●	We used average wheat price between 2007 and 2016 of US$229 per ton or US$6.4 per bushel, according to the International Monetary Fund, to estimate expected average yield benefit of the HB4 wheat variety in U.S. dollar terms.

Currently, we price our conventional wheat seed at an average price of US$20 per bag.

Competition

The market for agricultural biotechnology products is characterized by intense commercial and technological change and we face significant direct and indirect competition in each of our business segments. The crop productivity sector is highly competitive and includes large companies, such as Monsanto Company, Bayer, DuPont Pioneer, Dow Agrosciences, Novozymes, and Syngenta AG, as well as other smaller companies. In order to provide customers with the most advanced products, companies in the crop productivity sector must continuously invest substantial resources in the development of seeds, seed traits and agronomic methods and products. Large companies that have access to a broad range of germplasm as a platform for trait commercialization have a key competitive advantage in this sector. Despite Rizobacter’s leading position in the local inoculant sector, it is a highly competitive market. In 2011, Novozymes acquisition of Nitragin positioned it as the second largest player in the sector, representing a 15% market share according to internal projections. Similarly, Bayer’s acquisition of Biagro in 2014 positioned it as the fourth largest player in the sector, representing a 7% market share according to internal projections. Other important competitors include Nova and Becker Underwood, each of which represents a 11% or less market share according to internal projections.

Competition in the seed and integrated products sector extends to each of the components that we provide for our integrated products. We face competition for our seed traits from other companies, such as Evogene Ltd., that engage in R&D and license technology to customers. We also face competition for our proprietary germplasm from other seed producers who produce their own germplasm, such as Don Mario.

We believe that the key competitive drivers in the crop productivity industry are proven performance, customer support and value of the product, which encompasses the price of the seed as well as pre- and post-sale support to secure overall customer satisfaction. We believe that our long track record as a technology provider as established through the Rizobacter group of brands, our strong personal relationships with growers in Argentina, and our reputation for using advanced science and technology in the development of innovative products provide us with a strategic advantage in the markets in which we participate. As a result of the integrated and specialized products and services we offer, our principal competitors are, in many instances, some of our third-party collaborators, joint venture partners and clients. We believe that in order to stay competitive and maintain our leadership position we must continue to offer access to market-ready platforms to our third-party collaborators, joint venture partners and clients in order to achieve their R&D goals.

Intellectual Property

Our success depends in large part on our ability to obtain and maintain intellectual property and proprietary protection of our products and technology related to our business, defend and enforce our intellectual property rights (in particular our patent rights, plant variety, trademarks and trade secrets), preserve the confidentiality of our intellectual property and operate without infringing valid and enforceable intellectual property rights of others.

We seek to protect our proprietary products, technology and trade secrets, in part, by entering into confidential disclosure agreements with our employees, consultants and potential and actual third-party collaborators. By protecting our proprietary technologies we are able to offer our customers and partners unique products that they cannot obtain from our competitors and to limit our competitors from using technologies that we have developed or exclusively licensed from other parties.

Individual patent terms extend for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance, and the legal term of patents in the countries in which they are obtained. Our licensed patents for the HB4 family expire in 2033, for the Coxc5-1 family in 2025 and for the HB10 family in 2026. We are the exclusive licensees and non-exclusive licensees of the following patents: rGRF3 technology patents which expire in 2033; NUE technology patents which expire in 2026; WUE technology patents which expire in 2030; TREF technology patents which expire in 2028; herbicide resistant patents which expire in 2028; LXR®, a delayed senescence technology, which expires in 2028; HarvXtra™ Alfalfa with Roundup Ready® Technology, a reduced lignin technology, which expires in 2032, Intacta RR2 PRO technology which expires in 2032; and ZFP® technology which expires in 2033.

In 2003, we entered into an Hahb 4 research and development agreement with CONICET and the National University of the Litoral under which they became equal owners of the patents derived from their research activity regarding the Hahb 4 gene, which we refer to as the 2003 Hahb 4 patents. Under this agreement, that was subsequently amended in 2010, we financed the Hahb 4 research activities performed by CONICET and the National University of the Litoral in exchange for an exclusive license to commercially exploit their rights in the 2003 Hahb 4 patents. Other than the commercialization of a promoter element used in connection with our HB4 modified gene trait, we do not expect to commercialize the Hahb 4 technology or 2003 Hahb 4 patents. The Hahb 4 promoter element can be used to initiate expression of the modified HB4 gene.

In 2012, we entered into a separate agreement with CONICET and the National University of the Litoral for the ownership and licensing rights of additional patents for development of our modified HB4 gene trait, which we refer to as the 2012 HB4 patents. Pursuant to this agreement, we own 40% of the 2012 HB4 patents, and CONICET and the National University of the Litoral each own 30%. In addition, CONICET and the National University of the Litoral granted us an exclusive license to commercially exploit their respective rights in the 2012 HB4 patents. The license related to additional patents under the 2012 agreement will remain in force until the expiration of the last 2012 HB4 patent in 2033, unless terminated earlier in accordance with the terms of the agreement.

Our patents or patent applications generally relate to compositions of matter for DNA and protein sequences, plants, plant parts and enzymes, and methods of improving plants and bacteria. We continue to file new patent applications and the main countries in which we seek patent protection are in the United States, Brazil, Argentina, Australia, India, China, Mexico and certain other countries in South America and Europe.

As of the date of this proxy statement/prospectus, we, in our capacity as either title holder or licensee (either as exclusive or non-exclusive licensee), have 210 patents and patent applications concerning technologies such as improved yield, drought tolerance, increased performance in high saline environments, NUE and WUE technologies and herbicide resistance. Certain of these technologies are currently protected through our own or exclusively licensed approximately 25 patents and 17 patent applications. We have also licensed 168 patents and patent applications linked to seed traits such as NUE and WUE technologies, herbicide resistance, Intacta technology and ZFP® technology for use in our products. In some instances, our licenses are limited in terms of duration, geography and/or field of use.

The discovery phase of our R&D process is based largely on collaborations with governmental agencies and scientific institutions, such as CONICET, the University of Illinois, the National University of the Litoral and various research universities throughout the world. See “—Research & Development Process—Discovery.” After we determine that we have discovered a new trait, trait composition, industrial enzyme, or a production methodology, we file a PCT patent application under the PCT. The PCT application allows an applicant to file one single application to seek protection for an invention in 152 countries throughout the world.

Within 18 months of the PCT filing, we file national applications in the countries in which we would like to seek protection. The main PCT countries in which we file in addition to the United States include Brazil, Australia, India, China, Mexico and certain other countries in South America and Europe. For non-PCT countries such as Argentina, Uruguay and Paraguay, a national filing is made at the same time as the PCT filing or 12 months after the PCT filing.

We seek additional protection of our seed and germplasm intellectual property through PVP certificates, which preserve a variety owner’s exclusive rights to sell, reproduce, import, and export a plant variety and our seed. The duration of PVP protection varies among jurisdictions and is 20 years from the time of issue in the United States and 20 and 15 years from the time of issue in Argentina and Brazil, respectively. As of the date of this proxy statement/prospectus, we do not have PVP certificates in the United States. In addition, in Argentina, we have received, as owner and/or as licensee, registrations with the RNC and/or the Registro Nacional de Propiedad de Cultivares for 27 wheat varieties, 18 soybean varieties, five alfalfa varieties, four corn varieties and two sunflower varieties, all of which are authorized for our marketing in Argentina. We are currently seeking registration with the RNC and the Registro Nacional de Propiedad de Cultivares for 13 soybean varieties, two wheat varieties, two amaranth varieties and 17 alfalfa varieties. We have also received the registration for seven soybean varieties and one wheat variety in Uruguay and one soybean variety in South Africa. We are currently seeking registration for four additional wheat varieties in Uruguay.

We seek to protect our non-patent intellectual property such as know-how and regulatory data through contracts and confidentiality agreements. Know-how generated by the activities of our companies is protected by specific services agreements or employment agreements. Employment agreements include undertakings regarding confidentiality and assignment of inventions and discoveries. Our regulatory data is protected by standard confidentiality and data protection mechanisms. We have 42 trademarks and 18 trademark applications in Argentina, Brazil, the United States and Uruguay, including Bioceres, HB4, ECOSEED and SPC. Rizobacter has 346 trademarks and applications in Argentina and 268 trademarks and applications abroad, in Brazil, China, the United States, Uruguay, Turkey, Pakistan, Paraguay, Peru, Mexico, Colombia, Chile, Canada, Bolivia, South Africa, India and the EU. These include RIZOBACTER, RIZOSTAR, RIZOOIL, SIGNUM which is a single-component bio-inducer for soybeans that maximizes soybeans’ ability to generate nitrogen, RIZOSPRAY Extremo which is a last generation adjuvant that enhances the effects of the active ingredients to be sprayed on crops, RIZOFOS which increases the availability of phosphorus in soil and acts favorably on root development, RIZOLIQTop which is a bacterial inoculant that boosts metabolic and physiological performance of bacteria, RIZOPACK which includes integrated products that deliver a combination of seed therapies and / or bacterial protectants and RIZODERMA, a Trichoderma harzianum based fungicide.

We will continue to file and prosecute patent, PVP certificate and trademark applications in the United States and foreign jurisdictions, as well as maintain trade secrets as is consistent with our business plan in an ongoing effort to protect our intellectual property.

Government Regulation

We are subject to agriculture, health and the environmental regulations in the countries in which we operate. We must obtain and comply with various permits and licenses from government authorities and municipalities in the jurisdictions in which we operate. The laws and regulations we are subject to will continue to evolve as there are advances in biotechnology and our other businesses.

Employees

As of September 30, 2018 we had 389 employees, of which 6.9% were involved in technology sourcing and product development. Our team’s expertise extends across multiple disciplines, including experts in biology, chemistry, plant genetics, agronomics, mathematics, computer science, process engineering and other related fields.

Our employees are located mainly in Argentina. The table below shows our employees by role as of the dates indicated and does not include employees of our research collaborators or joint venture partners.

	As of	As of		As of
	September 30,	June 30,		December 31,
	2018	2018	2017	2016
Management, administrative and sales	362	346	338	319
Research and development services	27	38	39	38
Total	389	384	377	357

Facilities

Bioceres is headquartered in Rosario, Argentina. Rizobacter’s main facilities are located in Pergamino and include a fermentation plant, laboratories and offices spanning 135,600 square feet; a warehouse of 253,500 square feet; and a tolling plant of 53,800 square feet. The 92,000-liter fermentation plant has a daily capacity of 200,000 doses of inoculants. Rizobacter also owns storage and manufacturing facilities in Brazil and Paraguay.

Synertech owns a 257,600 square-foot plant in Pergamino with a production capacity of 50,000 tons of micro-beaded fertilizers annually.

Insurance

We maintain customary insurance policies that we consider to be in line with market practice and adequate for our business. Our principal insurance policies are personal injury (as mandated by Argentine labor law), civil liability, fire, theft, car, transport, credit, work injury risk and bond insurance entered into in connection with grants received. We do not maintain product liability insurance coverage.

Legal Proceedings

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in any legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations, other than the proceeding described below. As of the date of this proxy statement/prospectus, we are involved in one material legal proceeding, as described below, and we do not face any claims of possible intellectual property infringement. We may become involved in material legal proceedings in the future as part of the ordinary course of our business.

Contingent Fee Payment of US$17.3 Million Related to Precautionary Measure (Medidas Cautelares) in Connection with Rizobacter Acquisition

Through our subsidiary RASA Holding we own 50.01% of Rizobacter’s capital stock. Of the total shares in Rizobacter acquired by our subsidiary RASA Holding, 7.6 million shares (representing 19% of Rizobacter’s capital stock) are subject to a precautionary measure issued by an injunction that affects 44% of the total capital stock of Rizobacter. 10% out of the 29.99% of Rizobacter shares that are subject to the Rizobacter Call Option described elsewhere in this proxy statement/prospectus are subject to the precautionary measure. Under the terms of the Rizobacter Call Option Agreement, to the extent Consideration for the exercise of Rizobacter Call Option includes In-Kind Consideration, the number of UAC redeemed shares representing 10% of Rizobacter shares subject to the precautionary measure will be pledged to Rasa Holding. The precautionary measure also covers 30% of the dividends distributed to such shares, directing such percentage of dividends into a judicially created escrow account. The precautionary measure relates to litigation among historical shareholders of Rizobacter arising from a disputed transfer of shares that occurred in 1995. In the event the contingencies are lifted, the Parent may be obligated to pay a contingent fee payment of US$17.3 million to certain selling shareholders of Rizobacter. Conversely, in the event that the court rules against the free transferability of the affected shares, the Parent would not be obligated to pay the contingent fee payment but we may be obligated to return certain shares, thereby reducing our equity participation in Rizobacter. For further information on the precautionary measure, see “Risk Factors—Risks Related to Our Acquisitions—Certain of the Rizobacter shares are subject to a judicial injunction.”

Executive Officers and Directors

Below is a list of names and a brief account of the business experience of our executive officers and directors.

Our Executive Officers

Name	Age	Position	Current Position Held Since
Federico Trucco, Ph.D.	41	Chief Executive Officer	June 2011
Enrique Lopez Lecube	36	Chief Financial Officer	December 2017
Ricardo Yapur	60	Managing Director	November 2013
Gloria Montaron Estrada	47	General Counsel	March 2014
Gerónimo Watson	40	Chief Technology Officer	June 2014
Jorge Wagner	48	Chief Operating Officer	October 2016

The following are brief biographical descriptions of our executive officers.

Federico Trucco, Ph.D., has served as our chief executive officer since June 2011 and was appointed as a member of Bioceres S.A.’s board of directors in December 2014. He previously served in various positions at INDEAR including as general manager from 2009 to 2011, director of product development from 2008 to 2009 and research team leader of the Amaranth project from 2005 to 2009. Dr. Trucco also serves as president of Bioceres, Inc. and S&W Semillas, manager of Verdeca, a director of RASA Holding, Heritas and Rizobacter Argentina, and vice president of SEMYA and AGBM. Dr. Trucco received a Ph.D. in crop sciences and a CBA from the University of Illinois, a master of science degree in plant pathology and weed science from the Colorado State University and a bachelor’s degree in biochemistry from the Louisiana State University.

Enrique López Lecube has served as our chief financial officer since December 2017. He was appointed as executive member of the board of directors of Chemotécnica in December 2016. He has served as Manager for M&A and Corporate Finance at Lartirigoyen & Cia S.A. - a Glencore subsidiary - since 2016, where he has led transactions in the food, chemical and service industries and worked in the finance department to oversee 10 group entities. Previously, he worked as head trader from 2010 to 2016 at Lartirigoyen & Cia S.A. From 2008 to 2010, he worked at Cargill focusing on grain and oilseed. Mr. López Lecube received an MBA from Kellogg of School of Management of Northwestern University and a degree as an industrial engineer from ITBA (Instituto Tecnológico de Buenos Aires).

Ricardo Yapur has served as Managing Director of Rizobacter since November 2013, and was appointed Vice-chairman of Rizobacter board of directors in October 2016. He previously served in various positions at Rizobacter. Mr. Yapur received a degree in agronomy from the National University of La Plata, Argentina.

Gloria Montaron Estrada has served as our general counsel since March 2014. She previously served as an attorney at Marval, O’Farrell & Mairal in Buenos Aires for 16 years, where her practice as centered around intellectual property, corporate and banking matters. Ms. Montaron also serves as legal director and secretary of Bioceres, Inc., as secretary of RASA Holding, and as a director of INDEAR and AGBM. She received an LLM in intellectual property from the University of Palermo, Buenos Aires and a degree in Law from the University of Buenos Aires, Argentina.

Gerónimo Watson has served as our chief technology officer since June 2014. He previously served in several positions at INDEAR, including as director of product development from 2011 to 2014, head of technology testing and field operations until 2011 and as a member of the Amaranth project starting in 2005. Mr. Watson also serves as a director of Trigall and Verdeca and as chief technology officer of Bioceres, Inc. Mr. Watson received a master’s degree in agronomy from the Kansas State University and a degree in agronomy from the Catholic University of Cordoba, Argentina.

Jorge Wagner has served as our chief operating officer since October 2016. He has also served as chief financial officer of Rizobacter since 2013. Prior to that, he served as regional chief financial officer (Paraguay, Uruguay, Argentina and Bolivia) of Syngenta Agro S.A. from 2010 to 2013. He received a CPA and an MBA from the University of Buenos Aires, Argentina.

BIOCERES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of Bioceres’ financial condition and results of operations should be read in conjunction with the combined financial statements of Bioceres and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. For purposes of this section, the terms “we,” “us” or “our” refer to Bioceres, except where the context otherwise requires.

Overview

We are a fully-integrated provider of crop productivity solutions, including seeds, seed traits, seed treatments, biologicals, high-value adjuvants and fertilizers. While most industry participants specialize in a single technology, chemistry, product, condition or stage of plant development, we have developed a multi-discipline and multi-product platform capable of providing solutions throughout the entire crop cycle, from pre-planting to transportation and storage. Our platform is designed to cost-effectively bring high-value technologies to market through an open-architecture approach. See “Information about Bioceres—Our Business Model.” Our headquarters and primary operations are based in Argentina, which is our key end-market as well as one of the largest markets globally for GM crops. Our controlling shareholder, Bioceres S.A., leverages its relationship with its shareholders, many of whom are agricultural leaders and key participants in our end-markets, to increase adoption of our products and technologies. In 2016, we raised capital through financing from strategic investors such as Monsanto and BAF Capital, which we believe represents validation of our business model as well as endorsement of our products.

As of September 30, 2018, we owned or licensed 368 registered products and we owned or licensed, either exclusively or non-exclusively, 210 patents and patent applications. In some instances, our licenses are limited in terms of duration, geography and/or field of use. In the three-month period ended September 30, 2018, we distributed over 7.6 million doses of inoculants, 1.4 million liters of adjuvants, 2.6 tons of high value fertilizers as well as other agricultural inputs, and in the year ended June 30, 2018, we distributed over 14.1 million doses of inoculants, 7.5 million liters of adjuvants, 6.6 tons of high value fertilizers as well as other agricultural inputs across more than 25 countries, including Argentina, Brazil, Paraguay, India, United States, Uruguay, Germany and South Africa among others. Our pipeline of products includes fertilizers, inoculants, adjuvants, crop protection solutions and seeds. Our net revenue, net loss and Adjusted EBITDA for the year ended June 30, 2018 were US$133.5 million, US$14.3 million and US$22.4 million, respectively. Adjusted EBITDA is a non-IFRS financial measure. Net loss is the most directly comparable measure calculated in accordance with IFRS. See “— Non-IFRS Financial Measures” and “Risk Factors—Risks related to Bioceres and its business” for information regarding our use of Adjusted EBITDA and a reconciliation of net loss to Adjusted EBITDA.

Our business model is divided into the following three principal segments: crop protection, seed and integrated products and crop nutrition. Our diversified platform generates revenues through multiple technologies, customers, distribution channels and end-markets, providing us with a profitable growth trajectory. Our leading infrastructure, the success of our platform and commanding presence in our key markets have made us the effective flagship agricultural solutions provider, as well as the natural partner for global conglomerates, in South America.

Financial Presentation

In December 2016, Bioceres S.A. approved a change in our fiscal year end from December 31 to June 30. Following the six-month period ended June 30, 2017 (the “Transition Period”), our fiscal year end is June 30 of each year. We have presented unaudited financial information for the twelve-month period ended June 30, 2017 and the six-month period ended June 30, 2016 for comparative purposes.

The combined statements of comprehensive income data for Bioceres for the three-month periods ended September 30, 2018 and 2017 and the combined statements of financial position data as of September 30, 2018 are derived from our unaudited interim condensed combined financial statements appearing elsewhere in this proxy statement/prospectus. The combined statements of comprehensive income data for Bioceres for the year ended June 30, 2018, for the Transition Period and for the years ended December 31, 2016 and 2015 and the combined statements of financial position data as of June 30, 2018, 2017 and as of December 31, 2016 are derived from our audited combined financial statements appearing elsewhere in this proxy statement/prospectus. The information for the twelve-month period ended June 30, 2017 and the six-month period ended June 30, 2016 is derived from unaudited combined financial statements, which are not included in this proxy statement/prospectus.

Our presentation currency is U.S. dollars. We account for our 50% equity interests in our joint ventures as equity method investments in our combined financial statements.

We have applied the following standards and amendments for the first time for our annual reporting period commencing July 1, 2018:

●	IFRS 9 – Financial Instruments (version 2014).
●	IFRS 15 – Revenue from Contracts with Customers.
●	Amendments to IFRS 2 – Classification and measurement of share-based payment transactions.
●	IFRIC 22 – Foreign currency transactions and advance consideration.
●	Amendments to IAS 40 – Transfers of investment.

The adoption of these amendments did not have a material impact on the amounts recognized in prior periods.

Factors Affecting Our Results of Operations

Our results of operations have been influenced and will continue to be influenced by the following factors:

Market demand for our products and services

Our sales and profitability are influenced by the demand for our crop productivity products in the particular markets in which we operate. Demand for our seed and integrated products, crop nutrition products and crop protection products is affected by the purchase decisions of our distributors and customers, which are typically driven by fluctuation in agricultural commodities prices, crop profitability and planting decisions, as well as externalities such as general market conditions, grower production decisions and new technology adoption, commodity prices, operating costs and weather conditions.

Fluctuations in commodity prices

Our results of operations, particularly the demand and price for our seed and integrated products, crop production products and crop nutrition products, are affected by global agricultural commodities prices, such as grains, milk, meat, biofuels and biomaterials. Global prices of agricultural commodities vary in accordance with domestic and export market prices, which are primarily affected by the local and global demand for, and supply of, those commodities. Prices for agricultural commodities are also significantly influenced by speculative actions and by currency exchange rates, volatility in credit markets and fluctuation in consumer and business confidence. In addition, prices for agricultural commodities are affected by governmental programs and policies regarding agriculture, as well as general trade, fiscal and exchange control policies. Extrinsic factors, such as drought, floods, general weather conditions, disease and natural disasters may also affect agricultural commodities prices. Demand for agricultural commodities, such as wheat and soybeans, both for human consumption and as cattle feed, has generally increased with worldwide economic growth and prosperity.

Seasonality and weather conditions

Our revenues fluctuate depending on the timing of orders from our distributors and customers and on prevailing seed market prices, which influence the purchase decisions of growers, the end users of our seed and integrated products, crop protection products and crop nutrition products. Given the cyclicality of crop planting and harvesting and South America’s planting and growing seasons, which vary from year to year, our business is highly seasonal. This results in substantial fluctuations in quarterly sales and profitability. Generally, our sales are concentrated in the third and fourth quarters of each calendar year, when demand for our seed and integrated products, crop protection products and crop nutrition products increases as growers begin planting their fields. With our seed and integrated products business, we contract with growers and seed suppliers based upon our anticipated market demand. Generally, in our seed and integrated products business we stock the seed during the harvest season and ship from inventory throughout the year, with the objective of selling most of the inventory from the current year’s harvest before the next year’s, with our crop protection and our crop nutrition business following a similar cycle to the seed cycle. Milestone, royalty and license revenues are also likely to fluctuate from period to period given the seasonality of agriculture and time required to progress from one milestone to the next.

Our seed and integrated products, crop protection and crop nutrition businesses are also affected by unpredictable weather conditions such as heavy rains, hail, floods, freezing conditions, windstorms, drought or fire, as well as other hazardous situations beyond our control, which may cause our sales and operating results to fluctuate significantly. In addition, disruptions that cause delays by growers in harvesting or planting can result in the movement of orders to a future quarter, which also causes fluctuations in our quarterly operating results. Finally, some of our customers and distributors order in bulk only one or two times a year, which may further cause our seed product revenues to fluctuate from period to period.

Stages of development of our products

Our results of operations will vary depending on the stage of development of our products and technologies. Some of our products are currently in the early stages of development and our historical operating results are not indicative of the operating results we expect to experience in later stages of product development. As we are able to advance such technologies and products through the development and regulatory phases to commercial launch, we expect our revenues and cash flows to increase. In particular, we expect our operating results prior to the time we fully launch and commercialize HB4 and related technologies included in our EcoSeed products to differ significantly from our operating results following such product launch.

As our seed and integrated products, crop protection and crop nutrition businesses continue to develop internationally, we expect to experience an increase in sales of micro-bead fertilizers and inoculants from our crop nutrition solutions, adjuvants and other crop protection solutions and seed and integrated products as well as to generate additional revenues from licensing fees from third parties and our joint venture partners, due to the introduction of our seed trait products to the global market, as these become commercially available, and due to the acquisition of Rizobacter and its extensive distribution network. We expect to continue to generate license fees from payments that we receive from third parties pursuant to license agreements, as well as royalty fees from distributors and growers who save harvested seeds that contain our technology and then use the seeds in subsequent harvests. We also expect to generate additional revenues from distribution fees that our joint venture partners pay to our proprietary distribution channels for selling seed and integrated products that incorporate our technologies.

Our costs are impacted by the stage of development of our products and technologies, requiring, for example, expenditures in the research, development and regulatory phases of a product without corresponding flows of revenue until the time of commercial launch. Product development expenses may fluctuate from period to period and may also increase if we choose to accelerate certain product development programs or if we elect to take a greater role in the regulatory and commercialization process with respect to one or more of our crop productivity products in development incorporating our crop productivity technologies.

Regulatory environment

Our results of operations will vary depending on the speed in which we are able to obtain regulatory approvals for our products and the cost and expense associated with gaining such approvals. The degree of regulation to which we are subject varies by activity and country. Our ability to sell our technologies and products depends on our obtaining and maintaining necessary authorizations, permits and regulatory approvals in the markets in which we operate. As of the date of this proxy statement/prospectus, we have obtained regulatory approval for our HB4 technology for soybeans in Argentina and the United States (pending USDA approval), and have been seeking to obtain regulatory approval for several technologies in Argentina and Uruguay, with plans to subsequently seek regulatory approvals either directly or through our joint ventures or collaborators in other large agricultural markets such as Brazil and the United States. Additionally, as we and our third-party collaborators develop new technologies, our results will be affected by our ability to achieve successful product launch and commercialization of approved technologies.

Effects of export taxes on our products

The administration of Argentina has eliminated export duties on wheat, corn, beef and other regional products, and reduced duties on soybeans by 5% from 35% to 30%. With respect to payments for imports of goods and services, the administration announced the elimination of amount limitations for access to the Foreign Exchange Market for any new transactions as of December 17, 2015, and for existing debts for imports of goods and services as of April 22, 2016. On January 2, 2017, the Argentine government enacted a further reduction of the export duties rate set for soybean and soybean products, setting a monthly 0.5% cut on the export duties rate beginning in January 2018. However, due to the foreign exchange crisis in the second half of 2018, in September 2018, general export duties were re-imposed and the progressive reduction of export duties on soybean products stopped. For example, a general additional export duty has been imposed on all exports of goods, levied on the lower of 12% of the good’s FOB value or AR$3 or AR$4 per each US$1, depending on the kind of the good. Also, in addition to the general additional export duty described above, exports of soybean and soybean products have been subject to an export duty equal to 18%. As local prices are determined by, among other things, the export parity reference, any change in export taxes would affect its financial results.

Effects of purchase price allocation

Since the Rizobacter Acquisition on October 19, 2016, we have consolidated Rizobacter into our group’s accounting, and applied rules related to accounting purchase price allocation, or PPA, that have significantly impacted our balance sheet and results since the acquisition date. PPA rules required us to revalue assets and liabilities at fair market value, including inventories, property, plant and equipment, intangible assets and investments in joint ventures, including Rizobacter’s 50% equity interests in Synertech and Semya. Our results of operations will be affected as the remaining revalued inventories are sold (recognizing a non-cash, non-recurring charge resulting in higher cost of goods sold related to the sale of those revalued inventories), the revalued property, plant and equipment is depreciated over its remaining useful life resulting in higher non-cash depreciation expenses, and the revalued intangible assets (including customer relationships, intellectual property and product registrations) are amortized over their remaining useful life resulting in higher non-cash amortization expenses.

Our results of operations for the three-month period ended September 30, 2018 were affected by a PPA related non-cash charges principally related to R&D expenses and selling, general and administrative expenses of US$0.3 million related to incremental amortization and depreciation charges from revalued intangible assets and property, plant and equipment. Those effects were partially offset by an income tax benefit related to PPA for US$0.6 million. As of September 30, 2018, our combined statements of financial position included PPA valuation step-ups of US$4.7 million in revalued property, plant and equipment, US$22.1 million in revalued intangible assets, US$18.8 million in revalued investments in joint ventures and US$7.4 million in revalued deferred tax liabilities, as well as US$17.8 million of goodwill related to the Rizobacter Acquisition.

Our results of operations for the year ended June 30, 2018, were affected by the following PPA-related non-cash charges principally related to: (i) cost of sales included a non-recurring incremental cost of US$2.3 million related to PPA adjustments for revalued inventories sold since the acquisition date, and (ii) R&D expenses and selling, general and administrative expenses of US$1.6 million related to incremental amortization charges from revalued intangible assets and property, plant and equipment. Those effects were partially offset by an income tax benefit related to PPA for US$5.0 million. As of June 30, 2018, our combined statements of financial position included PPA valuation step-ups of US$4.2 million in revalued property, plant and equipment, US$19.0 million in revalued intangible assets, US$16.4 million in revalued investments in joint ventures and US$5.9 million in revalued deferred tax liabilities, as well as US$14.4 million of goodwill related to the Rizobacter Acquisition.

Our results of operations for the Transition Period were affected by the following PPA related non-cash charges principally related to: (i) cost of sales including a non-recurring incremental cost of US$2.4 million related to PPA adjustments for revalued inventories sold since the date of Rizobacter Acquisition, and (ii) R&D expenses and selling, general and administrative expenses of US$1.1 million related to incremental amortization and depreciation charges from revalued intangible assets and property, plant and equipment. Those effects were partially offset by an income tax benefit related to PPA for US$1.2 million. As of June 30, 2017, our combined statements of financial position included PPA valuation step-ups of US$2.4 million in remaining Rizobacter revalued inventories, US$7.4 million in revalued property, plant and equipment, US$34.8 million in revalued intangible assets, US$28.4 million in revalued investments in joint ventures and US$15.6 million in revalued deferred tax liabilities, as well as US$25.1 million of goodwill related to the Rizobacter Acquisition.

Our results of operations for the year ended December 31, 2016, were affected by the following PPA related non-cash charges principally related to: (i) cost of sales including a non-recurring incremental cost of US$7.5 million related to PPA adjustments for revalued inventories sold since the date of Rizobacter Acquisition, and (ii) R&D expenses and selling, general and administrative expenses of US$0.4 million related to incremental amortization and depreciation charges from revalued intangible assets and property, plant and equipment. Those effects were partially offset by an income tax benefit related to PPA for US$0.6 million. As of December 31, 2016, our combined statements of financial position included PPA valuation step-ups of US$4.9 million in remaining Rizobacter revalued inventories, US$8.1 million in revalued property, plant and equipment, US$37.3 million in revalued intangible assets, US$29.9 million in revalued investments in joint ventures and US$17.5 million in revalued deferred tax liabilities, as well as US$26.2 million of goodwill related to the Rizobacter Acquisition.

Macroeconomic conditions

We have determined that, as of July 1, 2018, the Argentine economy qualifies as a hyperinflationary economy according to the guidelines of the International Accounting Standard 29, Financial Reporting in Hyperinflationary Economies (“IAS 29”), since the total cumulative inflation in Argentina in the 36 months prior to July 1, 2018, as measured by the wholesale price index published by the INDEC, exceeded 100%. Accordingly, IAS 29 guidance is applicable to our financial statements for periods ending after July 1, 2018. IAS 29 requires the financial information of an entity whose functional currency is a currency of a hyperinflationary economy to be adjusted by applying a general price index and expressed in the measuring unit at the end of the reporting period and then such financial information to be translated into the presentation currency at the prevailing exchange rate. See Note 2.5 to our unaudited combined financial statements included elsewhere in this proxy statement/prospectus. See “Risk Factors — Risks Related to Operating in Latin America and Argentina — The recent increase of inflation rates in Argentina and the presence of other elements under the International Accounting Standards and Argentine Generally Accepted Accounting Principles triggered the requirement of the inflationary adjustment of the financial statements, which could adversely affect our Argentine subsidiaries’ financial statements, results of operations and financial condition.”

Note Regarding Comparability of Our Results of Operations

A number of factors have a significant impact on our business and results of operations, the most important of which are the following:

In December 2016, Bioceres S.A. approved a change in our fiscal year end from December 31 to June 30. Following the Transition Period, our fiscal year ends on June 30 of each year. Due to this change, the Transition Period figures presented in our combined financial statements are not entirely comparable to those presented for the years ended June 30, 2018 or December 31, 2016 and 2015. For comparative purposes, we have presented unaudited financial information for the twelve-month period ended June 30, 2017 and six-month period ended June 30, 2016, derived from our unaudited combined financial statements, which are not included in this proxy statement/prospectus.

The comparability of our results of operations is also affected by the consummation of the Rizobacter Acquisition on October 19, 2016. Our operating results for the periods following the Rizobacter Acquisition may not be comparable to the periods prior to the Rizobacter Acquisition.

In addition, during the three-month period ended September 30, 2018, Argentina experienced a significant devaluation of its currency against the U.S. Dollar of approximately 43%, which exceeded the inflation rate for the same period of approximately 11%. This factor, compounded with the application of IAS 29 as from July 1, 2018, which changed the mechanism for translating the financial information into U.S. Dollars that we have been applying up to June 30, 2018, affects the comparability of the figures reported for the three-month period ended September 30, 2018 with the corresponding period in 2017.

Following IAS 29 guidance, if the inflation rate is lower than the devaluation rate of the Argentine peso, revenue figures reported in U.S. Dollar are less than what they would have been if they had been converted based on the exchange rate in effect as of the relevant invoice date. Because the Argentine peso devaluation rate exceeded the inflation rate by approximately 300% for the three-month period ended September 30, 2018, our results of operations reported in our financial statements for that period were adversely affected.

Principal Components of our Results of Operations

Revenue

Revenues are generated by our three business segments: seed and integrated products, crop protection and crop nutrition.

Seed and integrated products. The seed and integrated products segment generates revenues primarily through sales of seeds and integrated products incorporating our proprietary or licensed technology to distributors and customers, as well as through receipt of royalty payments from distributors, through extended royalty payments from growers who save harvested seeds that contain our technology and then use the seeds in subsequent harvests, and through license fees in the form of upfront fees or milestone payments from third parties pursuant to license agreements. We generally recognize revenue from seed and integrated product sales upon delivery to third-party distributors or customers. We generally recognize distribution network royalty payments when the distributor reports the sales to us and recognizes extended royalty payment revenues when the non-governmental organization that manages the settlement system for extended royalty transactions, ARPOV (Asociación Argentina de Protección de las Obtenciones Vegetales), to which growers report and declare the amount of seed they save for future harvests, periodically settles and pays us the amount of extended royalties due and collected from growers. We generally recognize license fees as revenue when upfront fee payments are received for services rendered or when milestone fee related performance criteria are achieved. Milestones typically consist of significant stages of development for our seed traits in a potential commercial product, such as achievement of specific technological targets, completion of field trials, filing with regulatory agencies, completion of the regulatory process, and commercial launch of a product containing our seed traits.

Crop protection. The crop protection segment generates revenues primarily through sales of adjuvants, seed-applied insecticides and fungicides, acaricides and post-harvest pest control products. We generally recognize revenue from crop protection product sales upon delivery to third-party distributors or customers.

Crop nutrition. The crop nutrition segment generates revenues primarily through sales of inoculants, biofertilizers and micro-bead fertilizers. We generally recognize revenue from crop nutrition product sales upon delivery to third-party distributors or customers.

Cost of sales

Cost of sales consists of direct costs related to the sale of our products and services. We generally recognize these costs when our products and services are delivered and recognized as revenue in each of our four business segments.

Seed and integrated products—Cost of sales for our seed and integrated products consists primarily of costs of purchasing third-party licensed seed products and raw materials including seeds, production services and costs relating to processing and packaging of our proprietary and licensed seed products and royalty and license payments we must make to our suppliers of seed products and licensors of technology.

Crop protection—Cost of sales for our crop protection products consists primarily of production costs incurred in manufacturing our adjuvants and other crop protection products and technologies, costs of purchasing third-party products, and costs incurred in delivering formulation services to third parties.

Crop nutrition—Cost of sales for our crop nutrition products consists primarily of production costs incurred in manufacturing our inoculants, biofertilizers and micro-bead fertilizers.

Research and development expenses

Research and development expenses consist of costs incurred in the discovery, development and testing of products that incorporate our seed traits and technologies, except for the capitalized portion of these costs. These expenses include employee salaries and benefits, fees paid to third-party research providers, scientists and professionals for product registration and approval, fees associated with licensed technology, chemicals and supplies, the pro rata cost of our facility for R&D purposes and other external expenses. R&D costs are generally expensed as incurred.

Selling, general and administrative expenses

Selling, general and administrative expenses consist primarily of salaries and benefits of our commercial and administrative employees; professional service fees (including consulting, legal, accounting and audit fees); expenses for advertising, taxes on sales, marketing and promotional activities; shipping and handling costs; business development expenses; depreciation of our property, plant and equipment; and overhead and office administration costs. Selling, general and administrative expenses also include allowances for bad or doubtful accounts. Following the completion of the business combination selling, general and administrative expenses will include expenses incurred in connection with our public company obligations, including as result of compliance with the rules promulgated by the SEC and the NYSE. Selling, general and administrative expenses are generally expensed as incurred.

Share of profit or loss of joint ventures

Share of profit or loss of joint ventures consists of our participation in the profits or losses generated by our 50% equity interest in our unconsolidated joint ventures, Trigall Genetics, Verdeca, Synertech, Semya and Indrasa based on the equity method and the elimination of 50% of unrealized profit arising from transactions between us and our 50% joint ventures to the extent that those transactions generate costs and are capitalized in the accounts of our joint venture. We have not received any distributions from any of these unconsolidated joint venture entities since their inception.

Finance income

Finance income consists primarily of interest income charged to clients that purchase our products under deferred payment financing terms, foreign currency exchange gains on monetary assets and liabilities, net gain of inflation effects on the monetary items and gains from interests of financial assets measured at amortized cost using the effective interest method.

Finance costs

Finance costs consist primarily of interest on outstanding loans, borrowings and other payables, foreign currency exchange losses on monetary assets and liabilities and losses from interest of financial liabilities measured at amortized cost using the effective interest method.

Income tax benefit/expense

Income tax benefit/expense consists of the credit for income tax and the variation in deferred tax registered in the statement of profit or loss and other comprehensive income. Our income tax provision has not been historically significant, as we have incurred losses since our inception. As of June 30, 2018, we had unused tax losses carryforwards of US$3.6 million. These unused tax losses carryforwards in Argentina expire five years from the time of incurrence, and in the United States, 20 years. The statutory tax rate in Argentina was 35% for each of 2017, 2016 and 2015. On January 1, 2018, the statutory income tax rate was reduced from 35% to 30%. Beginning in fiscal year 2020, the statutory income tax rate will be reduced to 25%.

Comparison of the three-month periods ended September 30, 2018 and 2017

As of July 1, 2018, Bioceres began to apply IAS 29 “Financial reporting in hyperinflationary economies” to its financial statements. As a result, results of operations for the three-month period ended September 30, 2018 have been accounted for under the application of such standard, while results of operations for the three-month period ended September 30, 2017 have not.

The table below illustrates our results of operations for the three-month periods ended September 30, 2018 and 2017.

	For the three-month
	period ended
	September 30,	September 30,
	2018	2017
	(unaudited)
	(US$)
Total revenue	29,612,224	33,874,161
Crop protection	14,673,792	16,795,948
Seed and integrated products	6,537,648	7,537,330
Crop nutrition	8,400,784	9,540,883
Cost of sales	(14,499,010)	(20,011,633)
Crop protection	(7,349,496)	(10,038,912)
Seed and integrated products	(2,190,036)	(2,462,759)
Crop nutrition	(4,959,478)	(7,509,962)
Research and development expenses	(1,048,492)	(938,374)
Selling, general and administrative expenses	(6,080,485)	(8,395,208)
Share of loss of joint ventures and associates	80,156	55,117
Other income / (loss), net	101,611	(56,878)
Operating income	8,166,004	4,527,185
Finance income	12,464,317	1,326,714
Finance costs	(26,199,971)	(6,766,835)

	For the three-month
	period ended
	September 30,	September 30,
	2018	2017
	(unaudited)
	(US$)
Loss before income tax	(5,569,650)	(912,936)
Income tax benefit	1,970,393	289,837

Loss for the period	(3,599,257)	(623,099)
Other comprehensive loss	(16,395,253)	(4,156,488)
Total comprehensive loss(1)	(19,994,510)	(4,779,587)
Non-IFRS measures
Adjusted EBITDA (unaudited)(2)	8,991,963	6,868,344
____________________

Notes:

(1)

Includes (i) exchange differences on translation of foreign operations from joint ventures, (ii) exchange differences on translation of foreign operations, (iii) revaluation of property, plant and equipment, net of tax from joint ventures and (iv) revaluation of property, plant and equipment, net of tax.

(2)	Adjusted EBITDA is a non-IFRS measure. For a complete presentation of the reconciliation of Net Loss to Adjusted EBITDA, see the section entitled “—Non-IFRS Financial Measures.”

Revenue

Primarily due to a significant devaluation of the Argentine peso and the application of IAS 29 as from July 1, 2018, our reported revenue in U.S. Dollars decreased by 13%, or US$4.3 million, to US$29.6 million for the three-month period ended September 30, 2018 from US$33.9 million for the corresponding three-month period in 2017. The change in the translation mechanism from the application of IAS 29 had a negative impact of US$5.9 million in the three-month period ended September 30, 2018; however, excluding such impact, sales increased by US$1.6 million in crop nutrition revenues, by US$0.5 million in crop protection and decreased by US$0.5 million in seed and integrated products.

Revenue by business segment

Crop Protection. Revenue reported in U.S. Dollars was US$14.7 million for the three-month period ended September 30, 2018 compared to US$16.8 million for the corresponding three-month period in 2017, primarily due to the change in translation mechanism that results from the application of IAS 29, which caused a US$1.6 million reduction in our reported revenues of adjuvants and a US$1.0 million reduction in our reported revenues of insecticides, fungicides and other crop protection products. This effect was partially offset by an increase of revenues in all crop protection products of US$0.5 million.

Seed and Integrated Products. Revenue reported in U.S. Dollars for the three-month period ended September 30, 2018 was US$6.5 million, compared to US$7.5 million for the corresponding three-month period in 2017, primarily due to (i) the change in translation mechanism that results from the application of IAS 29, which caused a US$0.5 million decrease in our reported revenue of seed and integrated products and (ii) a decrease in sales of our seed and integrated products of US$0.5 million.

Crop Nutrition. Revenue reported in U.S. Dollars for the three-month period ended September 30, 2018 was US$8.4 million, compared to US$9.5 million for the corresponding three-month period in 2017, primarily due to the change in translation mechanism that results from the application of IAS 29, which caused a US$2.7 million reduction in reported accrued inoculants and fertilizers revenue, offset by an increase of US$1.6 million in revenues. The higher sales in crop nutrition of US$1.6 million were produced by an increase of US$2.6 million in fertilizers revenues, offset by lower revenues in inoculants of US$1.0 million.

Cost of sales

Cost of sales also decreased due to the application of IAS 29 and the mechanism of translation to U.S. Dollars. Our reported cost of sales was US$14.5 million for the three-month period ended September 30, 2018 compared to US$20.0 million for the corresponding three-month period in 2017. US$2.3 million of the US$5.5 million decrease in the amount accrued in cost of sales was caused by the application of IAS 29 and the change in translation mechanism that results from its application.

Cost of sales by business segment

Crop Protection. Our reported cost of sales was US$7.3 million for the three-month period ended September 30, 2018 compared to US$10.0 million for the corresponding three-month period in 2017. US$1.5 million of the US$2.7 million decrease in the amount accrued in cost of sales was caused by the change in translation mechanism that results from the application of IAS 29. The decrease was also primarily caused by a decrease in cost of sales of other crop protection products of US$1.3 million.

Seed and Integrated Products. Our reported cost of sales decreased by US$0.3 million, to US$2.2 million for the three-month period ended September 30, 2018 compared to US$2.5 million for the corresponding three-month period in 2017, primarily due to a decrease in reported cost of seed sales and royalties of US$0.4 million, offset by an increase in reported Rizobacter integrated products’ cost of sales accrued of US$0.1 million. The effect of the change in translation mechanism that results from the application of IAS 29 in the amount of cost of sale of seed and integrated products was minimal.

Crop Nutrition. Our reported cost of sales was US$5.0 million for the three-month period ended September 30, 2018 compared to US$7.5 million for the corresponding three-month period in 2017. The variation of US$2.5 million in the amount accrued in cost of sales was affected by the change in translation mechanism that results from the application of IAS 29, which caused a US$1.0 million decrease in the reported amount. Additional variations were principally caused by a decrease of US$2.0 million in cost of sales of inoculants, partially offset by an increase in fertilizers cost of sales.

Research and development expenses

Research and development expenses increased by 13%, or US$0.1 million, to US$1.0 million for the three-month period ended September 30, 2018 from US$0.9 million for the corresponding three-month period in 2017, primarily due to increased amount of expenses for laboratory supplies and materials. The significant devaluation of the Argentine peso during 2018 generated a decrease in expenses originally incurred in Argentine pesos, which then in turn were translated in U.S. Dollars for reporting purposes. The effect of change in translation mechanism that results from the application of IAS 29 did not cause a significant decrease of R&D expenses.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased by 28%, or US$2.3 million, to US$6.1 million for the three-month period ended September 30, 2018 from US$8.4 million for the corresponding three-month period in 2017, primarily as a result of a decrease in those expenses nominated in Argentine pesos in light of the significant devaluation occurred during 2018. Therefore, expenses or charges such as employee benefits and social security expenses, taxes and publicity and advertising expenses have shown a substantial decrease. Additionally, the effect of change in translation mechanism that results from the application of IAS 29 caused a decreased on the accrued amount of selling, general and administrative expenses of US$1.1 million.

Share of loss of joint ventures and associates

Our share in the loss of joint ventures and associates resulted in a gain of US$80,156 for the three-month period ended September 30, 2018 compared to a gain of US$55,117 for the corresponding three-month period in 2017, primarily as a result of minor losses relating to our equity holdings in Trigall, partially offset by minor profit relating to our equity holdings in Synertech. Those variations include the effect of the application of IAS 29 as the equity holding in Synertech was recalculated in accordance with IAS 29.

Other income or expenses, net

Other income increased by US$0.2 million, to a profit of US$0.1 million for the three-month period ended September 30, 2018 from a loss of US$0.1 million for the corresponding three-month period in 2017, primarily as a result of miscellaneous net income accrued.

Operating income

As a result of the foregoing, we recorded operating income of US$8.2 million for the three-month period ended September 30, 2018 compared to US$4.5 million for the corresponding three-month period in 2017. The effect of the change in the translation mechanism that results from the application of IAS 29 mentioned above caused a decrease of US$2.2 million in operating income.

Finance income

Finance income increased by US$11.2 million, to US$12.5 million for the three-month period ended September 30, 2018 from US$1.3 million for the corresponding three-month period in 2017, primarily as a result of an increase in exchange differences of US$10.8 million.

Finance costs

Finance costs increased by US$19.4 million, to a loss of US$26.2 million for the three-month period ended September 30, 2018 from a loss of US$6.8 million for the corresponding three-month period in 2017, primarily as a result of higher exchange differences of US$18.9 million and higher changes in fair value of financial assets or liabilities of US$0.7 million.

Loss before income tax

As a result of the foregoing, we recorded a loss before income tax of US$5.6 million for the three-month period ended September 30, 2018 compared to a loss before income tax of US$0.9 million for the corresponding three-month period in 2017.

Income tax benefit

Income tax benefit increased by US$1.7 million, to US$2.0 million for the three-month period ended September 30, 2018 from US$0.3 million for the corresponding three-month period in 2017, primarily as a result of the higher loss incurred. This increase includes the effect of the change in translation mechanism that results from the application of IAS 29 on income tax benefit.

Loss for the period

As a result of the foregoing, loss for the period amounted to US$3.6 million for the three-month period ended September 30, 2018 compared to US$0.6 million for the corresponding three-month period in 2017.

Other comprehensive loss

Other comprehensive loss was US$16.4 million for the three-month period ended September 30, 2018 compared to a loss of US$4.2 million for the corresponding three-month period in 2017, comprised primarily of a translation loss of US$19.2 million partially offset by a gain on revaluation of property, plant and equipment of US$2.8 million.

Total comprehensive loss

As a result of the foregoing, we recorded a total comprehensive loss of US$20.0 million for the three-month period ended September 30, 2018 compared to a total comprehensive loss of US$4.8 million for the corresponding three-month period in 2017.

Comparison of the year ended June 30, 2018 and the twelve-month period ended June 30, 2017

The table below illustrates our results of operations for the year ended June 30, 2018 and for the twelve-month period ended June 30, 2017. We present unaudited financial information for the twelve-month period ended June 30, 2017 for comparative purposes only. The information for the twelve-month period ended June 30, 2017 is derived from unaudited combined financial statements, which are not included in this proxy statement/prospectus.

	For the Year	For the
	Ended June 30,	Twelve-Month Period
	2018	Ended June 30, 2017(1)
		(unaudited)
	(US$)
Total revenue	133,542,704	87,108,647
Crop protection	77,655,672	52,685,389
Seed and integrated products	26,802,707	22,555,636
Crop nutrition	29,084,325	11,867,622
Cost of sales	(77,094,551)	(59,421,443)
Crop protection	(49,453,167)	(39,467,459)
Seed and integrated products	(13,413,758)	(13,049,877)
Crop nutrition	(14,227,626)	(6,904,107)
Research and development expenses	(3,950,100)	(2,708,852)
Selling, general and administrative expenses	(35,263,688)	(23,358,600)
Share of loss of joint ventures and associates	(2,136,801)	(1,129,787)
Other income	613,389	79,017
Operating income	15,710,953	568,982
Finance income	26,982,795	1,758,859
Finance costs	(67,933,511)	(19,611,061)
Loss before income tax	(25,239,763)	(17,283,220)
Income tax benefit	10,928,517	4,208,670
Loss for the period	(14,311,246)	(13,074,550)
Other comprehensive loss	(31,833,554)	(7,293,941)
Total comprehensive loss(2)	(46,144,800)	(20,368,491)
Non-IFRS measures
Adjusted EBITDA (unaudited)(3)	22,370,693	14,190,302
____________________

Notes:

(1)	Combined statements of profit or loss and other comprehensive income for the twelve-month period ended June 30, 2017 include the consolidated statements of profit or loss and other comprehensive income of Rizobacter from October 19, 2016 (the date whereupon we assumed control of Rizobacter following its acquisition by us).

(2)	Includes (i) exchange differences on translation of foreign operations from joint ventures, (ii) exchange differences on translation of foreign operations, (iii) revaluation of property, plant and equipment, net of tax from joint ventures and (iv) revaluation of property, plant and equipment, net of tax.

(3)	Adjusted EBITDA is a non-IFRS measure. For a complete presentation of the reconciliation of Net Loss to Adjusted EBITDA, see the section entitled “—Non-IFRS Financial Measures.”

Revenue

Revenue increased by US$46.4 million, to US$133.5 million for the year ended June 30, 2018 from US$87.1 million for the twelve-month period ended June 30, 2017, as a result of an increase in crop protections sales of US$25.0 million, in crop nutrition sales of US$17.2 million and in seed and integrated products sales of US$4.2 million, in line with the expansion of our business as a result of the Rizobacter Acquisition.

Revenue by business segment

Crop Protection. Revenue increased by US$25.0 million, to US$77.7 million for the year ended June 30, 2018 compared from US$52.7 million for the twelve-month period ended June 30, 2017, as a result of an increase in adjuvants sales of US$12.4 million and higher sales of insecticides, fungicides and other crop protection products of US$12.5 million.

Seed and Integrated Products. Revenue increased by US$4.2 million, to US$26.8 million for the year ended June 30, 2018 compared to US$22.6 million for the twelve-month period ended June 30, 2017, due to higher integrated product of Rizobacter sales totaling US$6.3 million, offset by a decrease in seeds and royalty sales of US$2.1 million.

Crop Nutrition. Revenue increased by US$17.2 million, to US$29.1 million for the year ended June 30, 2018 compared to US$11.9 million for the twelve-month period ended June 30, 2017, due to higher inoculants sales totaling US$8.0 million and fertilizers sales of US$9.2 million.

Cost of sales

Cost of sales increased by US$17.7 million, to US$77.1 million for the year ended June 30, 2018 from US$59.4 million for the twelve-month period ended June 30, 2017, primarily as a result of higher cost in crop protection sales of US$10.0 million, in crop nutrition cost of sales of US$7.3 million and in seed and integrated products of US$0.4 million, in line with the expansion of our business as a result of the Rizobacter Acquisition.

Cost of sales by business segment

Crop Protection. Cost of sales of crop protection products increased by US$10.0 million, to US$49.4 million for the year ended June 30, 2018 from US$39.5 million for the twelve-month period ended June 30, 2017, primarily as a result of higher cost in adjuvants sales of US$9.9 million and insecticides, fungicides and other crop protection products of US$4.8 million. These factors were offset by a decrease in the non-recurring incremental cost related to PPA adjustments in inventories of US$ 4.7 million.

Seed and Integrated Products. Cost of sales increased by US$0.4 million, to US$13.4 million for the year ended June 30, 2018 from US$13.0 million for the twelve-month period ended June 30, 2017, due to higher costs of Rizobacter integrated products sold totaling US$2.2 million offset by a decrease in cost of sales for our seed products and totaling US$1.8 million.

Crop Nutrition. Cost of sales increased by US$7.3 million, to US$14.2 million for the year ended June 30, 2018 from US$6.9 million for the twelve-month period ended June 30, 2017, primarily as a result of higher cost in fertilizers sales of US$5.9 million and an increase of US$1.7 million in inoculants cost of sales.

Research and development expenses

Research and development expenses increased by US$1.2 million, to US$3.9 million for the year ended June 30, 2018 from US$2.7 million for the twelve-month period ended June 30, 2017, primarily as a result of increased R&D employee costs of US$0.6 million, a higher charge for amortization of intangible assets and for depreciation of property, plant and equipment of US$0.5 million and higher expenses in laboratory supplies and materials of US$0.7 million. The effect of these factors was partially offset by miscellaneous R&D expenses, office suppliers and freight expenses of US$0.6 million.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by US$11.9 million, to US$35.3 million for the year ended June 30, 2018 from US$23.4 million for the twelve-month period ended June 30, 2017. Primarily, the increases were attributable to employee costs of US$4.8 million, taxes of US$1.3 million, professional fees of US$0.6 million, charges for impairment of receivables of US$1.4 million, publicity and advertising of US$0.8 million, mobility, travel and freight expenses of US$1.1 million, and other net miscellaneous expenses of US$1.9 million.

Share of loss of joint ventures and associates

The loss resulting from our share in the loss of joint ventures and associates increased US$1.0 million, to US$2.1 million for the year ended June 30, 2018 from US$1.1 million for the twelve-month period ended June 30, 2017 as a result of higher charges relating to our equity holdings in Synertech of US$0.7 million and in Trigall Genetics of US$0.2 million.

Other income

Other income increased to US$0.5 million for the year ended June 30, 2018 from almost nil for the twelve-month period ended June 30, 2017, primarily as a result of miscellaneous income.

Operating profit

As a result of the foregoing, operating profit increased by US$15.1 million, to a profit of US$15.7 million for the year ended June 30, 2018 from a loss of US$0.6 million for the twelve-month period ended June 30, 2017.

Finance income

Finance income increased by US$25.2 million, to US$27.0 million for the year ended June 30, 2018 from US$1.8 million for the twelve-month period ended June 30, 2017, primarily as a result of an increase in exchange differences generated by assets due to the devaluation of Argentine peso.

Finance costs

Finance costs increased by US$48.3 million, to US$67.9 million for the year ended June 30, 2018 from US$19.6 million for the twelve-month period ended June 30, 2017, primarily as a result of higher exchange differences of US$45.8 million and higher interest expenses of US$2.4 million.

Loss before income tax

As a result of the foregoing, we recorded a loss before income tax of US$25.2 million for the year ended June 30, 2018 compared to a loss before income tax of US$17.3 million for the twelve-month period ended June 30, 2017.

Income tax benefit

Income tax benefit amounted to US$10.9 million for the year ended June 30, 2018 compared to a benefit of US$4.2 million for the twelve-month period ended June 30, 2017, primarily as a result of the higher loss incurred and the effect of the tax rate change that occurred in December 2017 in Argentina.

Loss for the period

As a result of the foregoing, loss for the period amounted to US$14.3 million for the year ended June 30, 2018 compared to US$13.1 million for the twelve-month period ended June 30, 2017.

Other comprehensive loss

Other comprehensive loss amounted to US$31.8 million for the year ended June 30, 2018 compared to US$7.3 million for the twelve-month period ended June 30, 2017, primarily as a result of exchange differences on translation of foreign operations of US$34.4 million and partially offset by gains from revaluation of property, plant and equipment, net of tax for US$8.0 million and from tax rate change over revaluation of property, plant and equipment for US$1.8 million.

Total comprehensive loss

As a result of the foregoing, we recorded a total comprehensive loss of US$46.1 million for the year ended June 30, 2018 compared to a total comprehensive loss of US$20.4 million for the twelve-month period ended June 30, 2017.

Comparison of the six-month Transition Period ended June 30, 2017 and six-month period ended June 30, 2016

The table below illustrates our combined results of operations for the Transition Period ended June 30, 2017 and six-month period ended June 30, 2016. We present unaudited financial information for the six-month period ended June 30, 2016 for comparative purposes only. The information for the six-month period ended June 30, 2016 is derived from unaudited combined financial statements, which are not included in this proxy statement/prospectus.

	Six-month	Six-month
	Transition Period	Period Ended
	Ended June 30, 2017	June 30, 2016(1)
		(unaudited)
	(US$)
Total revenue	46,885,310	945,912
Crop protection	31,191,970	–
Seed and integrated products	9,053,112	945,912
Crop nutrition	6,640,228	–
Cost of sales	(29,613,158)	(790,671)
Crop protection	(22,641,887)	–
Seed and integrated products	(4,886,619)	(790,671)
Crop nutrition	(2,084,652)	–
Research and development expenses	(1,990,268)	(135,270)
Selling, general and administrative expenses	(15,689,598)	(1,158,119)
Share of loss of joint ventures and associates	(649,075)	(226,330)
Other income	54,252	–
Operating income	(1,002,537)	(1,364,478)
Finance income	1,762,484	160,093
Finance costs	(11,955,747)	(750,731)
Loss before income tax	(11,195,800)	(1,955,116)
Income tax benefit	2,817,251	469,228
Loss for the period	(8,378,549)	(1,485,888)
Other comprehensive loss	(2,714,241)	–
Total comprehensive loss(2)	(11,092,790)	(1,485,888)
Non-IFRS measures
Adjusted EBITDA (unaudited)(3)	4,133,308	(1,281,583)
____________________

Notes:

(1)	Combined statements of profit or loss and other comprehensive income for the six-month period ended June 30, 2016 do not include the consolidated statements of profit or loss and other comprehensive income of Rizobacter, which we acquired on October 19, 2016.

(2)	Includes exchange differences on translation of foreign operations and revaluation of property, plant and equipment, net of tax.

(3)	Adjusted EBITDA is a non-IFRS measure. For a complete presentation of the reconciliation of Net Loss to Adjusted EBITDA, see the section entitled “—Non-IFRS Financial Measures.”

Revenue

Revenue increased by US$45.9 million, to US$46.9 million for the Transition Period from US$0.9 million for the corresponding six-month period in 2016, primarily as a result of (i) the addition of Rizobacter’s revenues of US$44.5 million, including revenues during the Transition Period of US$31.2 million from crop protection products, US$6.6 million from integrated products and US$6.6 million from crop nutrition products; and (ii) an increase in seed sales of US$1.5 million, mainly attributable to higher volumes of sales of wheat and soy.

Revenue by business segment

Crop Protection. Revenue was US$31.2 million for the Transition Period compared to nil for the corresponding six-month period in 2016, primarily due to revenue contributed by the Rizobacter Acquisition.

Seed and Integrated. Products. Revenue increased by US$8.1 million to US$9.0 million for the Transition Period compared to US$0.9 million for the corresponding six-month period in 2016, due to higher seed sales totaling US$1.5 million and integrated product sales totaling US$6.6 million driven by the Rizobacter Acquisition.

Crop Nutrition. Revenue was US$6.6 million for the Transition Period compared to nil for the corresponding six-month period in 2016, primarily due to revenue contributed by the Rizobacter Acquisition, which took place in October 2016.

Cost of sales

Cost of sales increased by US$28.8 million to US$29.6 million for the Transition Period from US$0.8 million for the corresponding six-month period in 2016, primarily as a result of the costs of Rizobacter products sold during the Transition Period totaling US$27.5 million, which includes a non-recurring incremental cost of US$2.4 million related to PPA adjustments for revalued inventories sold during the Transition Period and the higher cost of sales of US$1.3 million for our seed products.

Cost of sales by business segment

Crop Protection. Cost of sales was US$22.6 million for the Transition Period compared to nil for the corresponding six-month period in 2016, primarily due to Rizobacter cost of sales recorded during the Transition Period compared to no Rizobacter sales costs recorded for the corresponding six-month period in 2016.

Seed and Integrated Products. Cost of sales increased by US$4.1 million to US$4.9 million for the Transition Period compared to US$0.8 million for the corresponding six-month period in 2016, primarily due to the costs of Rizobacter products sold during the Transition Period totaling US$2.8 million and a higher cost of sales for our seed products totaling US$1.3 million.

Crop Nutrition. Cost of sales was US$2.1 million for the Transition Period compared to nil for the corresponding six-month period in 2016, primarily due to Rizobacter cost of sales recorded during the Transition Period compared to no Rizobacter cost of sales recorded for the corresponding six-month period in 2016.

Research and development expenses

Research and development expenses increased by US$1.9 million to US$2.0 million for the Transition Period from US$0.1 million for the corresponding six-month period in 2016, primarily as a result of increased R&D employee costs, a higher charge for amortization of intangible assets and for depreciation of property, plant and equipment mainly due to the addition of Rizobacter’s fixed and intangible assets and higher expenses in laboratory supplies and materials.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by US$14.5 million to US$15.7 million for the Transition Period from US$1.2 million for the corresponding six-month period in 2016, primarily as a result of an increase in employees’ salaries and related personnel costs of US$6.6 million, an increase of US$1.6 million in sales and other taxes mainly attributable to the Rizobacter business; an increase of US$1.6 million in charges for amortization of intangible assets and property, plant and equipment, mainly due to the addition of Rizobacter’s intangible and fixed assets; an increase of US$0.9 million in freight expenses mainly attributable to the Rizobacter business; an increase of US$1.0 million in publicity and advertising expenses; an increase of US$1.2 million in professional services fees; and an increase in net miscellaneous expenses of US$1.7 million.

Share of loss of joint ventures and associates

The loss resulting from our share in the loss of joint ventures and associates increased by US$0.4 million to US$0.6 million for the Transition Period from US$0.2 million for the corresponding six-month period in 2016, primarily as a result of higher charges relating to our equity holdings in Synertech (through our acquisition of Rizobacter), partially offset by lower charges relating to our equity holdings in Trigall Genetics.

Other income

Other income increased to US$0.1 million for the Transition Period from nil for the corresponding six-month period in 2016, primarily as a result of the sale of equipment and other miscellaneous income.

Operating loss

As a result of the foregoing, operating loss decreased by US$0.4 million to US$1.0 million for the Transition Period from US$1.4 million for the corresponding six-month period in 2016.

Finance income

Finance income increased by US$1.6 million to US$1.8 million for the Transition Period from US$0.2 million for the corresponding six-month period in 2016, primarily as a result of an increase in exchange differences of US$1.0 million, higher interest income of US$0.5 million and changes in fair value of financial assets or liabilities of US$0.1 million.

Finance costs

Finance costs increased by US$11.3 million to US$12.0 million for the Transition Period from US$0.7 million for the corresponding six-month period in 2016, primarily as a result of higher interest expenses of US$7.4 million, resulting mainly from interest charges contributed by Rizobacter, higher exchange differences of US$2.5 million, higher financial commissions from Rizobacter of US$1.0 million, and increases in fair value of financial assets or liabilities of US$0.3 million.

Loss before income tax

As a result of the foregoing, we recorded a loss before income tax of US$11.2 million for the Transition Period compared to a loss before income tax of US$1.9 million for the corresponding six-month period in 2016.

Income tax benefit

Income tax benefit amounted to US$2.8 million for the Transition Period compared to a benefit of US$0.5 million for the corresponding six-month period in 2016, primarily as a result of the higher loss incurred.

Loss for the period

As a result of the foregoing, loss for the period amounted to US$8.4 million for the Transition Period compared to US$1.5 million for the corresponding six-month period in 2016.

Other comprehensive loss

Other comprehensive loss amounted to US$2.7 million for the Transition Period compared to nil for the corresponding six-month period in 2016, primarily as a result of exchange differences on translation of foreign operations of US$4.7 million, partially offset by gains from revaluation of property, plant and equipment, net of tax for US$2.0 million.

Total comprehensive loss

As a result of the foregoing, we recorded a total comprehensive loss of US$11.1 million for the Transition Period compared to a total comprehensive loss of US$1.5 million for the corresponding six-month period in 2016.

Comparison of the year ended December 31, 2016 and 2015

The table below illustrates our combined results of operations for the years ended December 31, 2016 and 2015.

	Year Ended December 31,
	2016(1)	2015(2)
	(US$)
Total revenue	41,169,249	5,206,091
Crop protection	21,493,419	—
Seed and integrated products	14,448,436	5,206,091
Crop nutrition	5,227,394	—
Cost of sales	(30,598,956)	(3,837,242)
Crop protection	(16,825,572)	—
Seed and integrated products	(8,953,929)	(3,837,242)
Crop nutrition	(4,819,455)	—
Research and development expenses	(853,854)	(302,774)
Selling, general and administrative expenses	(8,827,121)	(1,401,037)
Share of loss of joint ventures and associates	(707,042)	(858,158)
Other income	24,765	12
Operating income	207,041	(1,193,108)
Finance income	156,468	1,569,592
Finance costs	(8,406,045)	(879,769)
Loss before income tax	(8,042,536)	(503,285)
Income tax benefit/(loss)	1,860,647	(690,726)
Loss for the period	(6,181,889)	(1,194,011)
Other comprehensive loss	(4,579,700)	—
Total comprehensive loss(3)	(10,761,589)	(1,194,011)
Non-IFRS measures
Adjusted EBITDA (unaudited)(4)	8,775,411	(1,116,215)
____________________

Notes:

(1)	Combined statements of profit or loss and other comprehensive income for the year ended December 31, 2015 do not include the consolidated statements of profit or loss and other comprehensive income of Rizobacter, control of which we assumed on October 19, 2016.

(2)	Combined results of our operations include results of operations of Rizobacter from October 19, 2016 to December 31, 2016 (the period beginning on the date whereupon we assumed control of Rizobacter following its acquisition by us).

(3)	Includes (i) exchange differences on translation of foreign operations from joint ventures, (ii) exchange differences on translation of foreign operations, (iii) revaluation of property, plant and equipment, net of tax from joint ventures and (iv) revaluation of property, plant and equipment, net of tax.

(4)	Adjusted EBITDA is a non-IFRS measure. For a complete presentation of the reconciliation of Net Loss to Adjusted EBITDA, see the section entitled “—Non-IFRS Financial Measures.”

Revenue

Revenues increased by US$35.9 million, to US$41.2 million for the year ended 2016 from US$5.2 million for the year ended 2015, primarily as a result of the addition of Rizobacter’s US$36.7 million of revenues since its acquisition on October 19, 2016, partially offset by a decrease of US$0.8 million of seeds and royalty sales.

Revenue by business segment

Crop Protection. Revenue was US$21.5 million for 2016 compared to nil for 2015, as a result of the addition of Rizobacter since its acquisition on October 19, 2016.

Seed and Integrated Products. Revenue increased by 178%, or US$9.2 million, to US$14.4 million for 2016 compared to US$5.2 million for 2015, primarily due to the addition of US$10.0 million of Rizobacter revenues since its acquisition on October 19, 2016, partially offset by lower seed sales of US$0.8 million.

Crop Nutrition. Revenue was US$5.2 million for 2016 compared to nil for 2015, primarily as a result of the addition of Rizobacter since its acquisition on October 19, 2016.

Cost of sales

Cost of sales increased by US$26.8 million, to US$30.6 million for 2016 from US$3.8 million for 2015, primarily as a result of the direct costs of Rizobacter products sold since the acquisition on October 19, 2016, which includes a non-recurring incremental cost of US$7.5 million related to PPA adjustments for revalued inventories sold since the acquisition date, while the direct costs of Bioceres’ seed sales remained mostly unchanged from 2015 to 2016.

Cost of sales by business segment

Crop Protection. Cost of sales was US$16.8 million for 2016 compared to nil for 2015, as a result of the addition of Rizobacter since its acquisition on October 19, 2016.

Seed and Integrated Products. Cost of sales increased by 133%, or US$5.1 million, to US$8.9 million for 2016 compared to US$3.8 million for 2015, primarily as a result of the direct costs of Rizobacter products sold since its acquisition on October 19, 2016, while the direct costs of seed sales remained mostly unchanged from 2015 to 2016.

Crop Nutrition. Cost of sales was of US$4.8 million for 2016 compared to nil for 2015, as a result of the addition of Rizobacter since its acquisition on October 19, 2016.
Research and development expenses

Research and development expenses increased by US$0.6 million to US$0.9 million for 2016 from US$0.3 million for 2015, primarily as a result of increased R&D employee costs due to the addition of Rizobacter’s R&D employee costs since its acquisition on October 19, 2016 and other miscellaneous R&D expenses.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by US$7.4 million, to US$8.8 million for 2016 from US$1.4 million for 2015, primarily as a result of an increase of US$2.7 million in employees’ salaries and related personnel costs, an increase of US$0.7 million in charges for amortization of intangible assets and depreciation of property, plant and equipment, an increase of taxes of US$0.9 million, an increase of US$0.8 million in professional services fees, higher freight expenses of US$0.7 million and higher miscellaneous expenses of US$1.7 million.

Share of loss of joint ventures and associates

The loss resulting from our share in the loss of joint ventures and associates decreased by US$0.2 million, to US$0.7 million for 2016 from a loss of US$0.9 million for 2015, primarily as a result of lower charges relating to our equity holdings in Trigall Genetics, offset by an increase due Synertech and Semya since the acquisition of Rizobacter.

Operating profit/loss

As a result of the foregoing, we recorded an operating profit of US$0.2 million for 2016, an increase of US$1.4 million from an operating loss of US$1.2 million for 2015.

Finance income

Finance income decreased by US$1.4 million to US$0.2 million for 2016 from US$1.6 million for 2015, primarily as a result of decreases in net exchange differences.

Finance costs

Finance costs increased by US$7.5 million, to US$8.4 million for 2016 from US$0.9 million for 2015, primarily as a result of US$5.4 million of higher interest expenses, US$1.3 million of higher net exchange differences and US$0.9 million of higher financial commissions.

Loss before income tax

As a result of the foregoing, we recorded a loss before income tax of US$8.0 million for 2016 compared to a loss before income tax of US$0.5 million for 2015.

Income tax

Income tax benefit amounted to US$1.9 million for 2016 compared to an income tax expense of US$0.7 million for 2015. Although we recorded losses before income tax in each of 2016 and 2015, income tax arose in 2015 primarily because of differences between IFRS and Argentine tax law regarding the accounting treatment of the exchange differences on translation of foreign operations derived from different functional currency.

Loss for the period

As a result of the foregoing, loss for the year 2016 amounted to US$6.2 million compared to US$1.2 million for year 2015.

Other comprehensive loss

Other comprehensive loss amounted to US$4.6 million for 2016 compared to nil for 2015 as a result of exchange differences on translation of foreign operations.

Total comprehensive loss

As a result of the foregoing, we recorded a total comprehensive loss of US$10.8 million for 2016 compared to a total comprehensive loss of US$1.2 million for 2015.

Non-IFRS Financial Measures

We supplement the use of IFRS financial measures in this proxy statement/prospectus with non-IFRS financial measures, including Adjusted EBITDA. We define Adjusted EBITDA as profit/(loss) exclusive of financial income/(costs), income tax benefit/(expense), depreciation, amortization, share-based compensation and inventory purchase allocation.

We believe that Adjusted EBITDA provides useful supplemental information to investors about us and our results. Adjusted EBITDA is among the measures used by our management team to evaluate our financial and operating performance and make day-to-day financial and operating decisions. In addition, Adjusted EBITDA and similarly titled measures are frequently used by our competitors, rating agencies, securities analysts, investors and other parties to evaluate companies in our industry. We also believe that Adjusted EBITDA is helpful to investors because it provides additional information about trends in our core operating performance prior to considering the impact of capital structure, depreciation, amortization and taxation on our results. Adjusted EBITDA should not be considered in isolation or as a substitute for other measures of financial performance reported in accordance with IFRS. Adjusted EBITDA has limitations as an analytical tool, including:

●	Adjusted EBITDA does not reflect changes in, including cash requirements for, our working capital needs or contractual commitments;

●	Adjusted EBITDA does not reflect our financial expenses, or the cash requirements to service interest or principal payments on our indebtedness, or interest income or other financial income;

●	Adjusted EBITDA does not reflect our income tax expense or the cash requirements to pay our income taxes;

●	although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will need to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for the replacements;

●	although share-based compensation is a non-cash charge, Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation; and

●	other companies may calculate Adjusted EBITDA and similarly titled measures differently, limiting its usefulness as a comparative measure.

We compensate for the inherent limitations associated with using Adjusted EBITDA through disclosure of these limitations, presentation of our combined financial statements in accordance with IFRS and reconciliation of Adjusted EBITDA to the most directly comparable IFRS measure, income/(loss) for the period or year.

The table below provides a reconciliation of our loss for the period/year to Adjusted EBITDA:

					Six-month
	Three-month			Twelve-	Transition	Six-month
	Period			Month	Period	Period
	Ended		Year Ended	Period Ended	Ended	Ended	Year Ended
	September 30,		June 30,	June 30,	June 30,	June 30,	December 31,
	2018	2017	2018	2017	2017	2016	2016	2015
	(unaudited)			(unaudited)		(unaudited)
	(US$)
Reconciliation of Net Loss to Adjusted EBITDA:
Loss for the period/year	(3,599,257)	(623,099)	(14,311,246)	(13,074,550)	(8,378,549)	(1,485,888)	(6,181,889)	(1,194,011)
Income tax (benefit)/expense	(1,970,393)	(289,837)	(10,928,517)	(4,208,670)	(2,817,251)	(469,228)	(1,860,647)	690,726
Finance costs	26,199,971	6,766,835	67,933,511	19,611,061	11,955,747	750,731	8,406,045	879,769
Finance income	(12,464,317)	(1,326,714)	(26,982,795)	(1,758,859)	(1,762,484)	(160,093)	(156,468)	(1,569,592)
Depreciation of property, plant and equipment	404,284	634,431	2,230,881	1,798,713	1,254,657	40,237	584,293	71,277
Amortization of intangible assets	417,871	577,033	2,141,476	1,839,911	1,418,529	2,797	424,179	2,331
Inventory purchase price allocation charge	—	1,119,155	2,257,378	9,953,020	2,436,949	—	7,516,071	—
Stock-based compensation charges	3,804	10,540	30,005	29,676	25,710	39,861	43,827	3,285
Adjusted EBITDA (unaudited)	8,991,963	6,868,344	22,370,693	14,190,302	4,133,308	(1,281,583)	8,775,411	(1,116,215)

Liquidity and Capital Resources

Since our inception, we have funded our operations primarily with sales of our products, borrowings, including loans and credit facilities, and equity contributions from our shareholders. Our principal use of cash is to fund our operations, investments in intangible assets, expenditures in property, plant and equipment, working capital requirements and repayment of debt obligations.

As of September 30, 2018, our cash and cash equivalents amounted to US$3.3 million. As of September 30, 2018, we held other current financial assets that amounted to US$4.6 million.

We believe that our existing cash and cash equivalents, cash inflows from revenue and borrowings (including refinancing debt and credit lines) will be adequate to meet our anticipated cash needs for the next 12 months. In addition, we expect that the business combination will provide us with additional financial flexibility to execute our strategic objectives, including the possibility of expanding our businesses into new markets and making strategic investments and acquisitions. See Note 1 to Bioceres’ combined financial statements included elsewhere in this proxy statement/prospectus.

Our ability to generate cash is subject to our performance, general economic conditions, industry trends and other factors. To the extent that net proceeds resulting from the business combination, combined with existing cash and cash equivalents are insufficient to fund our future activities and requirements, we may need to raise additional funds through public or private equity or debt financing. If we issue equity securities in order to raise additional funds, substantial dilution to existing shareholders may occur. If we raise cash through the issuance of indebtedness, we may be subject to additional contractual restrictions on our business. We cannot assure the investor that we would be able to raise additional funds on favorable terms or at all.

Combined Statement of Cash Flows

The tables below illustrate our combined statement of cash flows for the periods indicated:

	Three-month			Six-month
	Period Ended		Year Ended	Transition Period	Year Ended
	September 30,		June 30,	Ended June 30,	December 31,
	2018	2017	2018	2017	2016	2015
	(unaudited)
	(US$)
Combined statement of cash flow of Bioceres:
Net cash flows provided by (used in) operating activities	(329,394)	(5,685,244)	9,036,893	(1,004,055)	(2,019,885)	(1,118,524)
Net cash flows used in investing activities	(397,815)	(2,474,403)	(8,219,684)	(5,857,749)	(41,868,228)	(5,594)
Net cash flows provided by (used in) financing activities	1,768,087	7,925, 212	(281,584)	7,558,385	44,850,486	1,107,951
Net increase (decrease) in cash and cash equivalents	1,040,878	(234,435)	535,625	696,581	962,373	(16,167)

Net cash flows provided by / (used in) operating activities

Cash used in operating activities for the three-month period ended September 30, 2018 amounted to US$0.3 million. Our loss of US$3.6 million, non-cash negative adjustments for income tax credit of US$2.0 million and a negative charges financials result accrued of US$1.6 million, were offset by proceeds from working capital adjustments of US$5.3 million, interest and exchange differences from borrowings of US$0.6 million and non-cash positive adjustments relating primarily to depreciation and amortization charges of US$0.8 million. Working capital is made up of trade and other receivables, income and minimum-presumed income taxes, inventories, trade and other payables, employee benefits and social security, deferred revenue and advances from customers, income and minimum presumed income taxes payable and government grants.

Cash used in operating activities for the three-month period ended September 30, 2017 amounted to US$5.7 million. Our loss of US$0.6 million, non-cash negative adjustments for interests and exchange differences from borrowings of US$3.0 million and a negative variation in net working capital of US$3.7 million were offset by non-cash positive adjustments relating primarily to depreciation and amortization charges of US$1.2 million and charges of impairment of trade debtors of US$0.4 million and gain on sale of equipment and intangible assets of US$0.4 million.

Cash provided by operating activities for the year ended June 30, 2018 amounted to US$9.0 million. Our loss of US$14.3 million and non-cash negative adjustments for income tax credit of US$10.9 million and changes in fair value of financial assets of US$1.4 million were partially offset by working capital inflow of US$5.7 million, non-cash positive adjustments relating primarily to financial results of US$9.8 million, interests and exchange differences from borrowings of US$11.8 million, depreciation and amortization charges of US$4.4 million.

Cash used in operating activities for the Transition Period amounted to US$1.0 million. Our loss of US$8.4 million, non-cash negative adjustments for income tax credit of US$2.8 million and changes in fair value of financial assets of US$4.3 million were partially offset by a positive variation in net working capital of US$2.9 million and non-cash positive adjustments relating primarily to interest, exchanges differences and other financial results accrued of US$7.9 million, depreciation and amortization charges of US$2.7 million and charges for our share in the results of joint ventures of US$0.6 million and charges for allowance for impairment of trade debtors and obsolescence of US$0.5 million.

Cash used in operating activities for the year ended December 31, 2016 amounted to US$2.0 million. Our loss of US$6.2 million, non-cash negative adjustments for income tax credit of US$1.9 million, changes in fair value of financial assets of US$0.7 million combined with working capital requirements of US$6.3 million, were partially offset by non-cash positive adjustments relating primarily to interest, exchanges differences and other financial results accrued of US$9.9 million, depreciation and amortization charges of US$1.0 million, charges for our share in the results of joint ventures of US$0.7 million and charges for allowance for impairment of trade debtors, obsolescence and contingencies of US$1.4 million.

Cash used in operating activities for the year ended December 31, 2015 amounted to US$1.1 million. Our loss of US$1.2 million and working capital requirements of US$1.9 million were partially offset by non-cash positive adjustments relating primarily to charges for our share in the results of joint ventures of US$0.8 million, an income tax benefit of US$0.7 million and charges for allowance for impairment of trade debtors and obsolescence of US$0.3 million.

Net cash flows used in investing activities

Cash used in investing activities for the three-month period ended September 30, 2018 amounted to US$0.4 million and was primarily attributable to investments in property, plant and equipment of US$0.1 million and capitalized development expenditures relating to intangible assets of US$0.3 million.

Cash used in investing activities for the three-month period ended September 30, 2017 amounted to US$2.5 million and was primarily attributable to loans to joint ventures of US$2.1 million and investments in property, plant and equipment of US$0.3 million.

Cash used in investing activities for the year ended June 30, 2018 amounted to US$8.2 million and was primarily attributable to investments in property, plant and equipment of US$2.8 million, purchases and capitalized development expenditures relating to intangible assets of US$2.9 million and loans to joint ventures in which we participate of US$2.6 million.

Cash used in investing activities for the Transition Period amounted to US$5.8 million and was primarily attributable to loans to joint ventures of US$2.4 million and purchases and capitalized development expenditures relating to intangible assets of US$2.9 million.

Cash used in investing activities for the year ended December 31, 2016 amounted to US$41.9 million and was primarily attributable to the Rizobacter Acquisition of US$40.7 million and purchase of property, plant and equipment of US$0.6 million.

Cash used in investing activities for the year ended December 31, 2015 amounted to US$5,594 attributable to purchase of intangible assets.

Net cash flows provided by / (used in) financing activities

Cash generated from financing activities for the three-month period ended September 30, 2018 amounted to US$1.8 million and consisted of net proceeds from bank borrowings of US$16.1 million, partially offset by repayment of borrowings and interest payments of US$13.2 million.

Cash generated from financing activities for the three-month period ended September 30, 2017 amounted to US$7.9 million and consisted of proceeds from bank borrowings of US$72.7 million, partially offset by repayment of borrowings and interest payments of US$65.1 million.

Cash used in financing activities for the year ended June 30, 2018 amounted to US$0.3 million and consisted repayments of bank borrowings for US$56.2 million, partially offset by proceeds of US$55.3 million raised from bank borrowings.

Cash generated from financing activities for the Transition Period amounted to US$7.6 million and consisted of proceeds of US$60.6 million raised from bank borrowings, partially offset by the repayment of bank borrowings for US$50.0 million.

Cash generated from financing activities for the year ended December 31, 2016 amounted to US$44.8 million and consisted of proceeds raised from issuance of preferred shares in the amount of US$42.0 million (to fund the cash consideration of the Rizobacter Acquisition), bank borrowings for US$10.5 million, partially offset by repayments of bank borrowings and interest payments of US$6.4 million.

Cash generated from financing activities for the year ended December 31, 2015 amounted to US$1.1 million and consisted of bank borrowings.

Indebtedness

As of September 30, 2018, our total outstanding borrowings were US$92.9 million, which consists of US$71.2 million of current borrowings, including US$45.1 million of the short-term portion of long-term loans, US$9.1 million in discounted checks, US$11.7 million in BAF loans, US$5.2 million in loans from the Parent and US$0.2 million of bank overdraft and US$21.7 million of non-current borrowings, consisting of long-term loans and credit facilities.

Our borrowings denominated in Argentine pesos as of September 30, 2018 amounted to US$13.3 million and include loans for US$10.6 million that bear fixed interest rates ranging from 20% to 75%, and loans for US$2.7 million that bear variable interest rates that ranged from 25% to 61%. Our borrowings denominated in currencies other than the Argentine peso as of September 30, 2018 amounted to US$79.6 million that bear fixed interest rates ranging from 3% to 9.9%. Of our total outstanding borrowings as of September 30, 2018, US$48.6 million was unsecured, US$30.1 million was secured by certain receivables, by checks for US$9.1 million, by time deposits for US$4.5 million and certain property and plant and equipment for US$0.5 million.

Additionally, as of September 30, 2018 we had liabilities for financed payments relating to the acquisition of Rizobacter of US$23.3 million, consisting of US$20.6 million of current financed payments and US$2.7 million of non-current financed payments.

Rizobacter Facility

In order to finance working capital and improve our capital structure, we consummated a syndicated loan facility for up to US$45 million among Rizobacter and a group of banks including Banco de Galicia y Buenos Aires S.A., as administrative agent (the “Syndicated Loan Facility”), with a first installment of US$22 million funded in March 2017 and a second installment of US$23 million funded in April 2017. The terms of the syndicated loan dictate a final maturity in 48 months, with quarterly interest payments at a 6.5% annual rate, and 13 quarterly principal repayments after a one-year grace period. As of September 30, 2018, there was US$34.7 million outstanding under the Syndicated Loan Facility.

The proceeds of the Syndicated Loan Facility were used to fund repayment of Rizobacter’s short-term borrowings and working capital needs. The facility is guaranteed with a portion of Rizobacter’s cash flows, a US$4.5 million dedicated term deposit and by Bioceres S.A. The Syndicated Loan Facility includes certain standard representations and warranties on behalf of Rizobacter and certain covenants, including limitations on the change of control, i.e., reduction of our shareholding in Rizobacter’s capital stock, and on dividends by Rizobacter and payments to shareholders of Rizobacter while the loan facility is effective. The Syndicated Loan Facility limits lending by Rizobacter in favor of any affiliate for an amount in excess of US$5 million. The facility also contemplates certain financial covenants which may limit Rizobacter’s ability to incur additional debt, requiring a ratio of financial debt to EBITDA of no more than 3x, interest coverage ratios ranging from 1.2x to 2x over the course of the loan and limitations placed on the overall ratio of liabilities to assets ranging from 0.85x to 0.8x over the course of the loan. As of June 30, 2018, due to macroeconomic conditions in Argentina, Rizobacter failed to comply with certain financial ratio covenants under the Syndicated Loan Facility and obtained a waiver from the majority lenders. See “Risk Factors – Risks related to Bioceres and its Business - Our substantial indebtedness could adversely affect our financial condition.”

Projected Sources and Uses of Cash

Historically, our principal sources of liquidity have consisted of our operating cash flow, borrowings, including loans and credit facilities, and in a minor proportion with equity contributions from our shareholders. We anticipate that we will generate cash from projected growth in our operating cash flow as we execute our expansion plans.

We expect our operating cash flows to be positive in the foreseeable future as a result of growing revenue and profitability through expanding local and international sales of our current products, and of our pipeline’s new product launches, by:

Scaling up production of Rizobacter products to accelerate penetration in local and regional crop nutrition markets.

●	Commercially launching seed traits and EcoSeed products to drive penetration in local and regional integrated seed markets.

●	Expanding our international business by accelerating registration and sales of products through multiple subsidiaries.

●	Pursuing strategic collaborations and acquisitions in key markets.

Nevertheless, we cannot assure you that we will generate positive operating cash flow.

Tabular Disclosure of Contractual Obligations

The following table summarizes our contractual obligations as of June 30, 2018.

	Payments Due by Period
			Between	Between
		Up to	One and	Three and	Subsequent
	Total	One Year	Three Years	Five Years	Years
	(as of June 30, 2018)
Trade payables and other payables	27,660,416	27,660,416	—	—	—
Borrowings (1)	93,165,366	65,975,311	27,190,055	—	—
Financed payment - Acquisition of business (2)	23,797,500	20,860,000	2,937,500	—	—
Total	144,623,282	114,495,727	30,127,555	—	—
____________________

Notes:

(1)	Total includes US$2,099,818 million of prospective interest. The outstanding amount without prospective interest as of June 30, 2018 is US$91,065,548.

(2)	Total includes US$992,891 of prospective interest. The outstanding amount without prospective interest as of June 30, 2018 is US$22,874,609.

We do not currently engage in, or have not engaged in for the periods presented, any off-balance sheet transactions, arrangements or obligations with unconsolidated entities or otherwise.

Critical Accounting Policies and Estimates

The preparation of our combined financial statements (which have been prepared on a carveout basis, using Bioceres, Inc. historical accounting records relating to the crop business line and combining them with Bioceres Semillas S.A.’s financial information) and related disclosures in accordance with IFRS requires our management to make certain judgments, estimates and assumptions regarding the future. Estimates and judgments are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In the future, actual experience may differ from these judgments, estimates and assumptions. The judgments, estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed in our audited combined financial statements included elsewhere in this proxy statement/prospectus. See Note 1 to Bioceres’ combined financial statements “General Information” for a description of the preparation of the combined financial statements.

In order to provide an understanding of the manner in which our management forms its judgments about future events, including the variables underlying our judgments, estimates and assumptions, we summarize our critical accounting policies in Note 5 to our audited combined financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosure about Market Risk

Our board of directors has overall responsibility for establishing and monitoring our risk management objectives and policies. While it retains ultimate responsibility for risk management, it has delegated the day to day monitoring to our finance team to design and operate processes that ensure effective implementation of the risk management objectives and policies of our finance team, which periodically reports to the board on the evolution of the risk management activities and results. Our audit committee will also review the risk management policies and processes and report our findings to the board. The overall objective of the board is to set policies that seek to reduce risk as far as possible without unduly affecting our competitiveness and flexibility. We do not use market risk-sensitive instruments for trading or speculative purposes.

The risks and methods for managing the risks are reviewed regularly, in order to reflect changes in market conditions and our activities. Through training, management standards and procedures, we aim to develop a disciplined and constructive control environment in which all our employees understand their roles and obligations. The principal risks and uncertainties facing the business, set out below, do not appear in any particular order of potential materiality or probability of occurrence.

Currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rate. Currency on foreign exchange risk arises when we enter into transactions denominated in a currency other than its functional currency. A significant part of our business activities is conducted in Argentine peso. However, some of our subsidiaries with Argentine peso as functional currency also have significant transactions denominated in U.S. dollars, mainly sales and financing activities.

Our policy is, where possible, to allow our entities to settle liabilities denominated in U.S. dollars with the cash generated from their own operations in U.S. dollars. We have liabilities denominated in U.S. dollars in entities that use the Argentine peso as their functional currency, which expose us to foreign currency exchange risks. Such risks are partially mitigated by our revenues, which are also partially denominated in U.S. dollars (mainly exports) or Pesos but adjusted to reflect changes in U.S. dollars.

We periodically evaluate the use of derivatives and other financial instruments to hedge our foreign exchange rate exposure, but do not have any exchange rate related financial instruments in place.

The table below sets forth our net exposure to currency risk as of September 30, 2018, June 30, 2018, June 30, 2017 and December 31, 2016:

	September 30,	June 30,	June 30,	December 31,
	2018	2018	2017	2016
Net USD foreign currency position	(49,718,304)	(28,861,129)	(17,917,954)	(11,643,706)

We estimate that a devaluation of the Argentine peso against the U.S. dollar of 20% in the three-month period ended September 30, 2018, would have resulted in a net pre-tax loss of approximately US$9.9 million. We estimate that an appreciation of Argentine peso against the U.S. dollar of 20% would have resulted in a net pre-tax gain of approximately US$9.9 million.

Interest rate risk

Our financing costs may be affected by interest rate volatility. Borrowings under our interest rate management policy may be fixed or floating rate. We maintain adequate committed borrowing facilities and hold most of our financial assets primarily in cash or checks collected from customers that are readily convertible into known amounts of cash.

Our interest rate risk arises from long term borrowings. Borrowings issued at floating rates expose us to cash flow interest rate risk. Borrowings issued at fixed rates expose us to fair value interest rate risk.

We have not entered into derivative contracts to hedge this exposure.

Our debt consists of loans and of financing for the Acquisition, as set out below.

September 30,
2018
Carrying
Amount
(US$)
Fixed-rate instruments
Current financial liabilities	(87,535,576)
Non-current financial liabilities	(24,406,263)
Variable rate instruments
Current financial liabilities	(2,672,352)
Non-current financial liabilities	—

We do not use derivative financial instruments to hedge our interest rate risk exposure.

Credit risk

Our credit risk is our risk of financial loss if a customer or counterparty fails to meet its contractual obligations and derives mainly from trade receivables and other receivables generated by services and product sales, as well as from cash and deposits in financial institutions. We are also exposed to political and economic risk events, which may cause non-payment of local and foreign currency obligations owed to us by customers, partners, contractors and/or suppliers.

We sell seed and integrated products, crop protection products and crop nutrition products to a diverse base of customers. Our customers include multi-national and local agricultural companies, distributors, and growers who purchase our seed products.

Our finance function determines concentrations of credit risk by periodically monitoring the credit rating of existing customers and through monthly reviews of the trade receivables’ aging analysis. Based on our periodic monitoring the customers’ credit risk, customers are grouped according to their credit characteristics.

About 17% of our seed and integrated products segment sales for the year ended June 30, 2018 were made to five well-known customers with good quality standing, with the top two customers representing 11% of such segment sales. In the crop protection segment, the top five customers represented 14% of the segment’s sales. In the crop nutrition segment, the top five customers represented 25% of the segment’s sales.

Our policy is to manage credit exposure to counterparties through a process of credit rating. We perform credit evaluations of existing and new customers, and conduct a thorough credit check on every new customer before offering the customer transaction terms. Our examination includes collecting outside credit rating information, if available. Additionally, and even if there is no independent outside rating, we assess the credit quality of the customer taking into account our financial position, past experience, bank references and other factors. We prescribe a credit limit for each customer and examine such limits annually. Customers that do not meet our criteria for credit quality may do business with us on the basis of a prepayment or upon furnishing appropriate collateral. We may seek collateral and guarantees, as considered appropriate, for the credit profile of any customer.

Based on our periodic monitoring of customer credit risk, the customers are grouped according to a characterization of their credit, based on geographical location, industry, aging of receivables, maturity, and existence of past financial difficulties. Customers defined as “high risk” are added to a restricted customer list and are supervised by management. In the case of a doubtful debt, we record a provision for the amount of the debt less the value of the collateral provided and take measures to enforce upon the collateral.

We are also exposed to counterparty credit risk on cash and cash equivalent balances. We hold cash on deposit with a number of financial institutions. We manage our credit risk exposure by limiting individual deposits to clearly defined limits. We only deposit funds with high-quality banks and financial institutions.

EXECUTIVE COMPENSATION

UAC

The following disclosure concerns the compensation of UAC’s officer and directors. After the completion of our business combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the post-combination company. For a discussion of our executive compensation arrangements after the closing of the business combination, please see the section entitled “Management after the Business Combination— Compensation Philosophy and Objectives Following the Business Combination” and “Management after the Business Combination—Director Compensation Following the Business Combination.”

None of UAC’s officers or directors have received any cash compensation for services rendered to us. There are no agreements or understandings, whether written or unwritten, with our named executive officers concerning the information specified in Item 402(t)(2) or (3) (i.e., any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the business combination). Since our formation, we have not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of our officers or directors. Commencing on November 14, 2017, through the earlier of the consummation of an initial business combination or our liquidation, we have and will continue to pay monthly recurring expenses of US$10,000 to our Sponsor for office space, administrative and support services. Our Sponsor, officers, directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors regularly review all payments that were made to our Sponsor, officer, directors, and our or their affiliates. For more information about the interests of our Sponsor in the business combination, please see the section entitled “Proposal No. 1—The Business Combination and Rizobacter Call Option Agreement Proposal.”

Bioceres

Bioceres has historically entered into oral arrangements with its named executive officers and directors. For disclosure of the compensation arrangements of Bioceres’ named executive officers and directors for the fiscal year ended June 30, 2018, please see “Management after the Business Combination—BIOX Executive Officer and Director Compensation.”

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The current executive officers of Bioceres S.A. are expected to become executive officers of Bioceres Crop Solutions following the business combination. For biographical information concerning the current executive officers of Bioceres S.A., who are anticipated to become the executive officers of Bioceres Crop Solutions, please see the section entitled “Information About Bioceres—Executive Officers and Directors.” The following persons (with ages as of the date of this proxy statement/prospectus) are anticipated to be the directors and executive officers of Bioceres Crop Solutions, upon the consummation of the business combination.

Our Executive Officers and Directors

Name	Age	Position
Federico Trucco, Ph.D.	41	Chief Executive Officer and Executive Director
Enrique Lopez Lecube	36	Chief Financial Officer and Executive Director
Ricardo Yapur	60	Managing Director
Gloria Montaron Estrada	47	General Counsel and Executive Director
Gerónimo Watson	40	Chief Technology Officer
Jorge Wagner	48	Chief Operating Officer
Carlos Camargo de Colón	50	Non-Executive Director
Ari Freisinger	33	Non-Executive Director
Kyle P. Bransfield	34	Non-Executive Director
Juan Sartori	37	Non-Executive Director

Information about Anticipated Executive Officers and Directors upon the Consummation of the Business Combination

Upon the consummation of the business combination, we anticipate increasing the size of the BIOX Board to seven directors, each of whom will be voted upon by UAC’s shareholders at the general meeting. If all director nominees are elected and the business combination is consummated, the BIOX Board will initially consist of seven directors. The BIOX Board has determined that each of Messrs. Kyle P. Bransfield, Juan Sartori and Ari Freisinger will be “independent directors” under NYSE listing standards.

See the biography relating to each of Messrs. Bransfield and Sartori set forth above under the section entitled “Information About UAC—Management—Directors and Executive Officers.”

Carlos Camargo de Colón. Carlos Camargo de Colón has served as Bioceres’ director of business development and investor relations since January 2018. Previously, from 2015 to 2017, he served as managing director at Peregrine Advisors in Dubai where he focused on agricultural opportunities in Africa and Brazil. From 2012 to 2014, he worked at Brazil Agricultural Land Investors (a joint venture between G5, the Brazilian partner of Evercore, and Bunge) to invest in Brazilian agricultural land, with a focus on soybean, corn and sugar cane. Prior to that, he served as an investment banker for over 15 years at UBS Investment Bank and Morgan Stanley. He received a bachelor’s degree in history from Columbia University in the City of New York.

Ari Freisinger. Ari Freisinger was a Principal at Highfields Capital from 2010-2018. Prior to that, he served as an investment banker at Barclays Capital in the mergers & acquisitions group. Mr. Freisinger received a master’s of science degree in economics and social history from Oxford University and a bachelor’s degree in economics from Columbia University. He currently serves on the board of the Jewish Family Service of Metrowest, a philanthropic organization in the greater Boston area.

Board of Directors

As discussed above, in connection with the business combination and if the Director Election Proposal is approved, the BIOX Board will be reconstituted and initially be comprised of seven directors. Each of BIOX’s directors will have a term that expires at BIOX’s annual meeting of shareholders in 2020, or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Following the closing of the business combination, Bioceres Crop Solutions expects to be a “controlled company” under the NYSE rules. Controlled companies under the NYSE rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. The Parent will control more than 50% of the voting power of Bioceres Crop Solutions’ shares following the closing of the business combination, and, as a result, under the NYSE’s current listing standards, Bioceres Crop Solutions would qualify for and intends to rely on the controlled company exception under the corporate governance rules of the NYSE. As a controlled company, Bioceres Crop Solutions will not be required to have (1) a majority of “independent directors” on its board of directors, (2) a compensation committee and a nominating and governance committee composed entirely of “independent directors” as defined under the rules of the NYSE or (3) an annual performance evaluation of the compensation and nominating and governance committees. The controlled company exception does not modify the independence requirements for the audit committee, and Bioceres Crop Solutions intends to comply with the requirements of the NYSE rules, which require that its audit committee be composed of at least three members, all of whom are independent directors.

Audit Committee

Upon consummation of the business combination, the audit committee will consist of Messrs. Kyle P. Bransfield, Juan Sartori and Ari Freisinger, with Ari Freisinger serving as the chair of the Audit Committee. Each of Messrs. Kyle P. Bransfield, Juan Sartori and Ari Freisinger is expected to meet the applicable audit committee independence standards. Ari Freisinger is expected to qualify as an “audit committee financial expert,” as such term is defined in applicable SEC rules.

Bioceres Crop Solutions’ audit committee will, among other matters, oversee (1) its financial reporting, auditing and internal control activities; (2) the integrity and audits of its financial statements; (3) its compliance with legal and regulatory requirements; (4) the qualifications and independence of its independent auditors; (5) the performance of its internal audit function and independent auditors; and (6) its overall risk exposure and management. Duties of the audit committee will also include the following:

●	annually review and assess the adequacy of the audit committee charter and the performance of the audit committee;
●	be responsible for recommending the appointment, retention and termination of Bioceres Crop Solutions’ independent auditors and determine the compensation of the independent auditors;
●	review the plans and results of the audit engagement with the independent auditors;
●	evaluate the qualifications, performance and independence of the independent auditors;
●	have sole authority to approve in advance all audit and non-audit services by the independent auditors, the scope and terms thereof and the fees therefor;
●	review the adequacy of Bioceres Crop Solutions’ internal accounting controls; and
●	meet at least quarterly with Bioceres Crop Solutions’ executive officers, internal audit staff and independent auditors in separate executive sessions.

Bioceres Crop Solutions expects that the BIOX Board will adopt a written charter for the audit committee, which will be available free of charge on Bioceres Crop Solutions’ corporate website                   under                  upon the completion of the business combination. The information on Bioceres Crop Solutions’ website is not part of this proxy statement/prospectus.

Compensation Committee

Upon consummation of the business combination, Bioceres Crop Solutions’ compensation committee will consist of Federico Trucco, Ari Freisinger and Juan Sartori, with Federico Trucco serving as the chair of the compensation committee. As a result of Bioceres Crop Solutions’ status as a “controlled company” under the rules of the NYSE following the consummation of the business combination, its compensation committee is not required to consist of independent directors, although if such rules change in the future or Bioceres Crop Solutions no longer meets the definition of a controlled company under the current rules, Bioceres Crop Solutions will adjust the composition of the compensation committee accordingly in order to comply with such rules.

The compensation committee will have the sole authority to retain and terminate any compensation consultant, to assist in the evaluation of employee compensation and to approve consultants’ fees and the other terms and conditions of consultants’ retention. The compensation committee will also, among other matters:

●	assist the board of directors in developing and evaluating potential candidates for executive officer positions and oversee the development of executive succession plans;
●	administer, review and make recommendations to the BIOX Board regarding Bioceres Crop Solutions’ compensation plans;
●	annually review and approve Bioceres Crop Solutions’ corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluate each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and any equity and non-equity incentive compensation, subject to approval by the BIOX Board;

●	provide oversight of management’s decisions regarding the performance, evaluation and compensation of other officers; and
●	review Bioceres Crop Solutions’ incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking and review and discuss, at least annually, the relationship between risk management policies and practices, business strategy and executive officer compensation.

Nominating and Governance Committee

Upon consummation of the business combination, Bioceres Crop Solutions’ nominating and governance committee will consist of Carlos Camargo de Colón, Ari Freisinger and Kyle P. Bransfield, with Carlos Camargo de Colón serving as the chair of the nominating and governance committee. As a result of Bioceres Crop Solutions’ status as a “controlled company” under the rules of the NYSE following the consummation of the business combination, its nominating and governance committee is not required to consist of independent directors, although if such rules change in the future or if Bioceres Crop Solutions no longer meets the definition of a controlled company under the current rules, Bioceres Crop Solutions will adjust the composition of its nominating and governance committee accordingly in order to comply with such rules. The nominating and governance committee will, among other matters:

●	evaluate the independence of directors and nominate individuals to serve as directors;
●	review the committee structure of the BIOX Board and recommend directors to serve as members or chairs of each committee of the BIOX Board;
●	review and recommend committee slates annually and recommend additional committee members to fill vacancies as needed;
●	develop and recommend to the BIOX Board a set of corporate governance guidelines applicable to Bioceres Crop Solutions and, at least annually, review such guidelines and recommend changes to the BIOX Board for approval as necessary; and

●	oversee the annual self-evaluation of the BIOX Board.

Code of Ethics

Bioceres Crop Solutions is expected to adopt a Code of Ethics applicable to Bioceres Crop Solutions’ directors, executive officers and employees. The Code of Ethics will codify the business and ethical principles that govern all aspects of Bioceres Crop Solutions’ business. A copy of the Code of Ethics will be filed with the SEC and will be provided without charge upon written request to Bioceres Crop Solutions in writing at                  . Bioceres Crop Solutions intends to disclose any amendments to or waivers of certain provisions of Bioceres Crop Solutions’ Code of Ethics in a Current Report on Form 8-K (as required) or on Bioceres Crop Solutions’ website.

BIOX Executive Officer and Director Compensation

The following disclosure concerns the compensation of individuals who will serve as BIOX’s named executive officers and directors following the completion of the business combination. As an emerging growth company, UAC provides the disclosures required for “smaller reporting companies,” as such term is defined under the Exchange Act.

Summary Compensation Table

The following table presents information regarding the compensation of certain of Bioceres S.A. executive officers (who will serve as executive officers of BIOX upon consummation of the business combination) for services rendered during the fiscal years ended June 30, 2017 and June 30, 2018. The value of the option awards is determined by the value of the latest capital increase at Bioceres S.A., approved by its shareholders at a shareholders’ meeting.

				Option	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)
Federico Trucco	2018	143,126	—	—	—	143,126
Chief Executive Officer	2017	143,136	—	—	—	143,136
Enrique Lopez Lecube	2018	97,843	—	—	—	97,843
Chief Financial Officer	2017	—	—	—	—	—
Gloria Montaron Estrada	2018	144,846	—	—	—	144,846
General Counsel	2017	142,135	—	—	—	142,135
Ricardo Yapur	2018	235,208	—	—	—	235,208
Managing Director	2017	196,120	95,955 (1)	—	—	292,074
Geronimo Watson	2018	101,335	—	—	—	101,335
Director of Technology and Products	2017	99,890	—	—	—	99,890
____________________

Notes:

(1)	See “—Rizobacter Annual Bonuses.”

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding stock options held by Bioceres S.A. executive officers (who will serve as executive officers of BIOX upon consummation of the business combination) as of June 30, 2018.

	Number of	Number of		Option
	Securities Underlying	Securities Underlying		Exercise
	Unexercised Options	Unexercised Options		Price	Option	Option
Name	(#) Exercisable	(#) Unexercisable		(US$)	Issuance Date	Expiration Date
Gloria Montaron	—	101,120	(1)	7.91	December 16, 2015	April, 2019
Federico Trucco	—	240,160	(1)	7.91	December 16, 2015	April, 2019
Gerónimo Watson	—	120,080	(1)	7.91	December 16, 2015	April, 2019
Grants
Jorge Wagner	—	90,000	(2)	7.91	June 30, 2018	June 30, 2021
Ricardo Yapur		90,000	(3)	7.91	June 30, 2018	June 30, 2021
____________________

Notes:

(1)	Stock options authorized and granted as of April 1, 2017 at a price of US$7.91, which can be exercised up two years after April 2017. See “—Equity Incentive Plans of Bioceres S.A.”

(2)

Stock grants authorized as of June 30, 2018 at a price of US$7.91, or an earn out of up to US$990,900, at beneficiary’s election. The stock grants and or the earn out clause can be exercised in two tranches for 45,000 shares or US$499,950 in cash, in each tranche if the financial milestones provided therein are achieved. See “—Equity Incentive Plans of Bioceres S.A.”

(3)

Stock grants authorized as of June 30, 2018 at a price of US$7.91, or an earn out of up to US$990,900, at beneficiary´s election. The stock grants and or the earn out clause can be exercised in two tranches for 45,000 shares or US$499,950 in cash, in each tranche if the financial milestones provided therein are achieved. See “—Equity Incentive Plans of Bioceres S.A.”

Equity Incentive Plans of Bioceres S.A.

On December 17, 2014, Bioceres S.A.’s shareholders approved a stock option incentive plan permitting option grants exercisable into up to 1,264,000 ordinary shares (“Stock Option Incentive Plan”) and a stock grant incentive plan permitting stock grants of up to 1,264,000 ordinary shares (the “Stock Grant Incentive Plan,” and, collectively with the Stock Option Incentive Plan, the “Equity Incentive Plans”). On August 25, 2015, the board of directors of Bioceres S.A. authorized the issuance of stock options under the Stock Option Incentive Plan to certain Bioceres S.A. executives, officers and directors with whom Bioceres S.A. had executed individual stock option agreements. Such stock options were exercisable into 808,960 ordinary shares, with an exercise price of US$7.91 per share and a vesting date of April 1, 2017, which will remain exercisable until two years after the vesting date. The board of directors of Bioceres S.A. also authorized the issuance of stock grants of 902,487 ordinary shares under the Stock Grant Incentive Plan to certain Bioceres S.A. executives, officers and directors with whom it had executed individual grant agreements with respect to 362,148 ordinary shares, of which 2,148 has already been granted and the remaining 360,000 ordinary shares have different vesting dates between June 2018 to June 2022.

Eligibility. Certain members of the Bioceres S.A. board of directors, management and other critical personnel are eligible for stock options and grants under the Equity Incentive Plans. Stock options and grants that are directed to members of the compensation committee under the Equity Incentive Plans require approval by Bioceres S.A. board of directors.

Administration. The Equity Incentive Plans approved by the shareholders are administered by the compensation committee of Bioceres S.A. The committee has authority to grant the stock options and grants under the Equity Incentive Plans in accordance with the terms and conditions of the Equity Incentive Plans already approved by the Bioceres S.A. board of directors and to take any actions deemed necessary or advisable in connection therewith, including, without limitation, the authority to appoint beneficiaries, determine the amount of stock options or shares to be granted, determine the price and timing for the exercise of stock options as well as the issuance of stock grants and settle disputes involving the Equity Incentive Plans.

Rizobacter Annual Bonuses

The Rizobacter Annual Bonus is an annual cash incentive bonus awarded to Rizobacter employees to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year according to a target. Each year Rizobacter determines the objectives and other terms and conditions of the annual cash bonuses for all its employees.

Director Compensation

Bioceres has not, in the past, paid directors for services as members of the board of directors, except as disclosed under “—Summary Compensation Table.”

Compensation Philosophy and Objectives Following the Business Combination

Following the consummation of the business combination, Bioceres Crop Solutions intends to develop an executive compensation program that is consistent with Bioceres’ existing compensation policies and philosophies, which are designed to align compensation with Bioceres Crop Solutions’ business objectives and the creation of shareholder value, while enabling Bioceres Crop Solutions to attract, motivate and retain individuals who contribute to the long-term success of Bioceres Crop Solutions.

Decisions on the executive compensation program will be made by the BIOX Board. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the BIOX Board. The executive compensation program actually adopted will depend on the judgment of the members of the BIOX Board and may differ from that set forth in the following discussion.

Bioceres Crop Solutions anticipates that decisions regarding executive compensation will reflect its belief that the executive compensation program must be competitive in order to attract and retain Bioceres Crop Solutions’ executive officers. Bioceres Crop Solutions anticipates that the BIOX Board will seek to implement compensation policies and philosophies by linking a significant portion of BIOX’s executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

Bioceres Crop Solutions anticipates that compensation for its executive officers will have two primary components: base salary and equity-based awards to be approved by the compensation committee.

Base Salary

It has been Bioceres’ historical practice to ensure that base salary is fair to the executive officers, competitive within the industry and reasonable in light of Bioceres’ cost structure. Following completion of the business combination, the BIOX Board will determine base salaries, subject to the terms of any employment agreements, and will review base salaries annually based upon advice and counsel of its advisors.

Equity-Based Awards

Bioceres Crop Solutions intends to use equity-based awards to reward long-term performance of the named executive officers. Bioceres Crop Solutions believes that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of its named executive officers with the interests of its shareholders and serve to motivate and retain the individual named executive officers.

Executive Agreements

Bioceres Crop Solutions anticipates that it will put in place a policy to pay and compensate key executives as appropriate to attract, retain and compensate executive talent following the business combination and that said policies will be subject to approval by the BIOX Board.

Other Compensation

Bioceres Crop Solutions expects to continue to maintain various employee benefit plans, including medical plans, in which the named executive officers will participate. Bioceres Crop Solutions also expects to continue to provide certain perquisites to its named executive officers, subject to the BIOX Board’s ongoing review.

Deductibility of Executive Compensation

Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of US$1.0 million per year paid to certain current and former executive officers of a publicly traded corporation.

Director Compensation Following the Business Combination

Prior to or concurrently with the completion of the business combination, the BIOX Board will establish a compensation program for independent directors, which is expected to consist of an annual retainer and committee fees for their service as directors. Bioceres Crop Solutions will also reimburse its independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at board and committee meetings. Directors who are employees will not receive any compensation for their services as directors.

Shareholder Communications

The BIOX Board plans to establish a process for shareholders to send it communications, which is expected to be set forth in its Nominating Committee Charter. Shareholders may communicate with the BIOX Board generally or a specific director at any time by writing to BIOX’s Secretary at               . BIOX plans to review all messages received, and forward any message that reasonably appears to be a communication from a shareholder about a matter of shareholder interest that is intended for communication to the BIOX Board.

DESCRIPTION OF SECURITIES

The following summary of the material terms of UAC’s securities prior to and following the business combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Articles in its entirety for a complete description of the rights and preferences of BIOX’s securities following the business combination.

Authorized and Outstanding Shares

Under the Articles, the share capital of UAC is 101,000,000 shares, consisting of (i) 100,000,000 ordinary shares, par value US$0.0001 per share, and (ii) 1,000,000 preference shares, par value US$0.0001 per share. The shares of UAC issuable in connection with the business combination pursuant to the Exchange Agreement and the private placement, if any, will be duly authorized, validly issued, fully paid and non-assessable. As of               , 2018, the record date, there were (i)               UAC shares issued and outstanding, held of record by approximately               holders, (ii) 5,200,000 private placement warrants outstanding, held of record by approximately                holders, (iii) 11,500,000 public warrants outstanding, held of record by approximately               holders, and (iv) no preferred shares issued and outstanding. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

UAC ordinary shares

Holders of UAC ordinary shares are entitled to receive ratable dividends when and if declared by the UAC Board out of funds legally available therefor, subject to any rights of any outstanding series of preferred shares.

Upon UAC’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, holders of UAC ordinary shares will be entitled to receive pro rata our remaining assets available for distribution.

The rights, powers and privileges of holders of UAC’s ordinary shares are subject to those of holders of any shares of UAC’s preferred shares or any other series or class of shares UAC may authorize and issue in the future.

Voting, Election of Directors following the business combination

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred shares, the holders of BIOX ordinary shares will possess all voting power for the election of our directors and all other matters requiring shareholder action and will at all times vote together as one class on all matters submitted to a vote of the shareholders of BIOX. Holders of BIOX ordinary shares will be entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote generally, including the election or removal of directors. Holders of BIOX ordinary shares will not have cumulative voting rights in the election of directors.

Preemptive or Other Rights

There will be no sinking fund or redemption provisions applicable to BIOX shares. Upon the consummation of the business combination, Bioceres S.A. will have a right of first refusal for any transfer of shares owned by certain existing shareholders of UAC. For additional information, please see the section entitled “Summary of the Proxy Statement/Prospectus – Related Agreements – Right of First Refusal Agreement.”

Election of Directors

Upon consummation of the business combination, the BIOX Board is expected to consist of seven directors, five (5) of whom will be designated by the Seller and two (2) of whom will be designated by the UAC Board. Each of BIOX’s directors will have a term that expires at BIOX’s annual meeting of shareholders in 2020, or until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. There will be no cumulative voting with respect to the election of directors, with the result that directors will be elected by a majority of the votes cast at an annual meeting of BIOX shareholders.

Share Capital Prior to the Business Combination

Pursuant to UAC’s Articles, a holder of UAC public shares may request that UAC redeem all or a portion of such shareholder’s public shares for cash upon the completion of the business combination. For the purposes of Article 48.3 of the Articles and the Cayman Islands Companies Law (2018 Revision), the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus shall be interpreted accordingly.

If the business combination is not consummated, the public shares will not be redeemed for cash. If a public shareholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, UAC will redeem each public share for a per-share price, payable in cash, equal to (x) the aggregate amount then on deposit in the trust account, calculated as of two business days prior to the consummation of the business combination, including interest, divided by (y) the number of then issued and outstanding public shares. For illustrative purposes, as of the record date, this would have amounted to approximately US$               per public share.

The initial shareholders and UAC’s officers and directors have agreed to waive their redemption rights with respect to their founder shares, private shares and public shares they may hold in connection with any vote to amend the Articles. Specifically, the Articles provide, among other things, that:

●	UAC shall either (a) seek shareholder approval of an initial business combination at a meeting called for such purpose at which shareholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination, into their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable), or (b) provide UAC shareholders with the opportunity to sell their shares to UAC by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable), in each case subject to the limitations described herein;

●	UAC will consummate an initial business combination only if UAC has net tangible assets of at least US$5,000,001 upon such consummation and, if UAC seeks shareholder approval, a majority of the outstanding ordinary shares entitled to vote thereon at the general meeting, voting at the general meeting, are voted in favor of the business combination;

●	if an initial business combination is not consummated within 21 months from the closing of the IPO, then UAC will redeem all of the outstanding public shares and thereafter seek to liquidate and dissolve UAC;

●	UAC may not consummate any other business combination, merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction prior to an initial business combination; and

●	prior to an initial business combination, UAC may not issue additional shares that participates in any manner in the proceeds of the trust account, or that votes as a class with the ordinary shares sold in this offering on an initial business combination

UAC will consummate the business combination only if a majority of UAC’s ordinary shares represented in person or by proxy and entitled to vote thereon at the general meeting, voting at the general meeting are voted in favor of the Business Combination and Rizobacter Call Option Agreement Proposal at the general meeting, and additionally the Articles Amendment Proposals and the NYSE Proposal are approved. The initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination. As of the date of filing this proxy statement/prospectus, the initial shareholders and UAC’s directors and officers do not hold any public shares. Public shareholders may elect to redeem their public shares whether they vote for or against the business combination.

Pursuant to the Articles, if UAC is unable to consummate an initial business combination by December 2, 2019 or any extension date, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem its public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to US$100,000 of interest to pay liquidation expenses and net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish the public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of UAC’s remaining shareholders and the UAC Board, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to UAC warrants or rights which will expire worthless if UAC fails to complete an initial business combination by December 2, 2019 or any extension date. The initial shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the outstanding founder shares if UAC fails to complete its business combination by December 2, 2019, or any extension date. However, the initial shareholders would be entitled to liquidating distributions from the trust account with respect to any public shares they acquire if UAC fails to consummate an initial business combination within that period.

UAC’s shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to UAC’s ordinary shares, except that upon the consummation of a business combination, subject to the limitations described herein, UAC’s public shareholders will be provided the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest (net of taxes payable), divided by the number of then issued and outstanding public shares, subject to the limitations described herein.

UAC Founder Shares

The outstanding founder shares are identical to UAC ordinary shares in all respects and holders of founder shares have the same shareholder rights as public shareholders, except that (i) the outstanding founder shares are subject to certain transfer restrictions, as described in more detail below, and (ii) the initial shareholders have entered into agreements with UAC, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares and with respect to any public shares they may hold in connection with the consummation of the business combination and (B) to waive their rights to liquidating distributions from the trust account with respect to their founder shares if UAC fails to complete its business combination by December 2, 2019 or any extension date, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if UAC fails to complete its business combination within such time period.

The outstanding founder shares may not be transferred, assigned or sold until the earlier of (i) one year after the completion of the business combination and (ii) the date on which UAC completes a liquidation, merger, share exchange or other similar transaction after the business combination that results in all of the public shareholders having the right to exchange their UAC shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the UAC shares equals or exceeds US$12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination, the outstanding founder shares will be released from the lock-up. The initial shareholders have agreed to vote their founder shares and any public shares they may hold in favor of the business combination.

Preferred Shares

The Articles provide and the Proposed Articles will provide that preferred shares may be issued from time to time in one or more series. The BIOX Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The BIOX Board will be able, without shareholder approval, to issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of the board to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. UAC has no preferred shares issued and outstanding at the date hereof. Although UAC does not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

As of the date of this proxy statement/prospectus, UAC had 11,500,000 public warrants outstanding. Each public warrant outstanding prior to the consummation of the business combination entitles the registered holder thereof to purchase one UAC share, at an exercise price of US$11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of UAC’s IPO or upon the consummation of the business combination, provided in each case that an effective registration statement under the Securities Act covering the

UAC shares issuable upon the exercise of the warrants and a current prospectus relating to such warrants is available (or UAC permits holders to exercise their public warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities or blue sky laws of the state of residence of the holder. In the event that these conditions are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will UAC be required to net cash settle any warrant. The warrants will expire five years after the completion of the business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation of UAC.

The outstanding public warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and UAC. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement pertaining to the IPO, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then issued and outstanding public warrants to make any change that adversely affects the interests of the registered holders, including any modification or amendment to increase the warrant price or shorten the exercise period and any amendment to the terms of only the private placement warrants issued to the Sponsor.

The public warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to UAC, for the number of warrants being exercised. The public warrant holders do not have the rights or privileges of holders of UAC shares and any voting rights until they exercise their warrants and receive UAC shares. After the issuance of UAC shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

UAC has agreed that as soon as practicable after the consummation of the business combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of UAC ordinary shares issuable upon exercise of the public warrants. UAC has agreed to use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of UAC ordinary shares issuable upon exercise of the warrants is not effective by the ninetieth (90th) day after the closing of the business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the public warrants become exercisable, UAC may call the warrants for redemption:

●	in whole and not in part;

●	at a price of US$0.01 per public warrant;

●	at any time during the exercise period;

●	upon not less than 30 days’ prior written notice of redemption (the “30 day redemption period”) to each public warrant holder;

●

if, and only if, the last reported sale price of UAC shares equals or exceeds US$18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third business day prior to the date UAC sends the notice of redemption to the warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants.

If the foregoing conditions are satisfied and UAC issues a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the UAC shares may fall below the US$18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the US$11.50 per share warrant exercise price after the redemption notice is issued.

If UAC calls the public warrants for redemption as described above, UAC’s management will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering their warrants for that number ordinary shares of UAC equal to the quotient obtained by dividing (x) the product of the number of shares of UAC ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the ordinary shares issued and outstanding (the “Cap”).

As part of the consideration payable to Seller in the business combination, UAC will issue 7,500,000 new public warrants. The terms of these warrants will be identical to the terms of the outstanding public warrants in all respects as described above, except that they will be issued in three tranches as follows, (a) 2,500,000 warrants having a strike price of US$15.00 that will vest upon and become exercisable upon their issuance at the consummation of the business combination, (b) 2,500,000 warrants having a strike price of US$18.00 that will vest upon and become exercisable upon their issuance at the consummation of the business combination, and (c) 2,500,000 having a strike price or US$11.50 per share, which will vest and become exercisable if and when the price of BIOX shares trades above US$15.00 for any 20 trading days within any 30-day trading day period. In addition, the warrants issued in connection with the business combination may not be redeemed by BIOX at any time and the warrant holders may not elect to be subject to the Cap. These public warrants will be issued in registered form, pursuant to a warrant agreement, by and between BIOX and Continental Stock Transfer & Trust Company, to be entered into at the consummation of the business combination. You should review a copy of the warrant agreement, a form of which is included as an exhibit to this registration statement for a complete description of the terms and conditions applicable to the warrants.

Pursuant to the terms of the warrant agreement, BIOX has agreed that as soon as practicable after the consummation of the business combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of BIOX ordinary shares issuable upon exercise of the warrants. BIOX will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering BIOX ordinary shares issuable upon exercise of the warrants is not effective by the ninetieth (90th) day after the closing of the business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Private Placement Warrants

As of the date of this proxy statement/prospectus, UAC had 5,200,000 private placement warrants outstanding. The private placement warrants (including the UAC ordinary shares issuable upon exercise of the private placement warrants) are not transferable, assignable or salable until the completion of the business combination (except, among other limited exceptions, to UAC’s officers and directors and other persons or entities affiliated with the Sponsor) and pursuant to the Letter Agreement, the private placement warrants will be redeemable on the same basis as the public warrants and exercisable on a cashless basis only.

Rights

Each holder of a right will receive one-tenth (1/10) of one ordinary share upon consummation of the initial business combination. In the event UAC will not be the surviving entity upon completion of its initial business combination, each holder of a right will be required to affirmatively convert its rights in order to receive the 1/10 ordinary share underlying each right (without paying any additional consideration). If UAC is unable to complete an initial business combination within the required time period and UAC redeems the public shares for the funds held in the trust account, holders of rights will not receive any such funds in exchange for their rights and the rights will expire worthless. UAC will not issue fractional shares upon exchange of the rights. If, upon exchange of the rights, a holder would be entitled to receive a fractional interest in a share, UAC will, upon exchange, round down to the nearest whole number the number of shares to be issued to the right holder.

Private Placement Shares Issued in Connection with the Rizobacter Call Option Agreement

As described elsewhere in this proxy statement/prospectus, any UAC shares that constitute the In-Kind Consideration under the Rizobacter Call Option Agreement will be issued to the Grantors, immediately following the closing of the business combination, in reliance on an applicable exemption from the registration requirements of the Securities Act. In connection therewith, the Grantors may enter into an Amended and Restated Registration Rights Agreement with Bioceres Crop Solutions, pursuant to which Bioceres Crop Solutions will agree that one year from the consummation of the business combination and upon Grantors’ request, it will use its best efforts within sixty (60) days from the receipt of such request, to file with the SEC a registration statement for the registration, under the Securities Act, of BIOX shares to register the shares offered in the private placement. Following the consummation of the business combination, BIOX will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto. In no event may holders of BIOX shares sold in a private placement sell such shares absent an effective registration statement or unless such sale is otherwise exempt from registration under the Securities Act. Any private placement shares, if and when issued, shall bear the following legend:

THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY, IN EACH OF CASES (I) THROUGH (III), IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. THE COMPANY MAY REQUIRE THE DELIVERY OF A WRITTEN OPINION OF COUNSEL, CERTIFICATIONS AND/OR ANY OTHER INFORMATION IT REASONABLY REQUIRES TO CONFIRM THE SECURITIES ACT EXEMPTION FOR SUCH TRANSACTION.

Dividends

UAC has not paid any cash dividends on its shares to date, nor does it intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon BIOX’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of a business combination. The payment of any cash dividends subsequent to the consummation of the business combination will be within the discretion of the BIOX Board at such time. UAC is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

Transfer Agent and Warrant Agent

The transfer agent for UAC’s securities and rights agent for the UAC rights and warrant agent for the UAC warrants is Continental Stock Transfer & Trust Company, 1 State Street Plaza, New York, New York 10004-1561. UAC has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, rights agent and warrant agent against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or willful misconduct of Continental Stock Transfer & Trust Company and in its roles as rights agent and warrant agent, due to any gross negligence, willful misconduct or bad faith.

Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against UAC and UAC’s assets outside the trust account and not against any monies in the trust account or interest earned thereon.

Rule 144

Pursuant to Rule 144 of the Securities Act, which we refer to as “Rule 144,” a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of UAC’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) UAC is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as UAC was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares or warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of BIOX shares then issued and outstanding, on an as converted basis; or

●	the average weekly reported trading volume of BIOX shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by UAC’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the record date, UAC had                 ordinary shares outstanding. Of these shares, 11,500,000 ordinary shares issued in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares held by one of UAC’s affiliates within the meaning of Rule 144 under the Securities Act. All of the 2,875,000 founder shares owned by the initial shareholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the business combination is approved, any UAC shares issued to the Grantors as the In-Kind Consideration will also be restricted securities for purposes of Rule 144. The UAC shares we issue to the Seller in exchange for all of Bioceres stock and a majority equity ownership in Bioceres Semillas pursuant to the Exchange Agreement will be “control securities” and thus will also be subject to the resale provisions of Rule 144.

As of the date of this proxy statement/prospectus, there are 16,700,000 warrants of UAC outstanding, consisting of 11,500,000 public warrants originally sold as part of the units issued in the IPO and 5,200,000 private placement warrants that were sold to certain of our initial shareholders in a private placement concurrent with the IPO. In addition, as part of the share exchange consideration and pursuant to the terms and conditions of the Exchange Agreement, UAC will issue 7,500,000 new public warrants to the Seller on the terms described above, all of which will be “control securities” and thus will also be subject to the resale provisions of Rule 144.

UAC anticipates that following the consummation of the business combination, BIOX will no longer be a shell company, and once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities by BIOX affiliates.

Listing of Securities

Upon, or prior to, the consummation of the business combination, UAC intends to apply to continue listing its shares and public warrants on the NYSE under the proposed symbols “BIOX” and “BIOX WS,” respectively. As a result, UAC’s units will separate into the component securities upon consummation of the business combination and will no longer trade as a separate security. In addition, UAC rights are entitled to receive one-tenth (1/10) of one ordinary share of UAC upon consummation of the business combination and will no longer trade as a separate security if the business combination is completed.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

UAC’s Related Party Transactions

Related Party Loans

UAC issued to UGI an unsecured promissory note pursuant to which UAC was permitted to borrow up to US$200,000 in aggregate principal amount. Between inception and March 2, 2018, UAC borrowed US$200,000. This note was non-interest bearing and was repaid in full to UGI at the time of the IPO.

Administrative Services Agreement

UAC presently occupies office space provided by affiliates of UAC’s directors and officers. The affiliates have agreed that, until UAC consummates a business combination, it will make such office space, utilities and administrative support, available to UAC. The Administrative Services Agreement provides that UAC pay the affiliate an aggregate of US$10,000 per month for such office space, utilities and administrative support. UAC began incurring these fees on February 27, 2018 and will continue to incur these fees monthly until the earlier of the completion of the business combination and UAC’s liquidation.

Private Placement Warrants

Certain of our initial shareholders (who are UGI, Union Acquisition Associates, LLC, Jim Manley, CIM Securities and Ladenburg Thalmann) purchased 5,200,000 private placement warrants at US$1.00 per warrant (for an aggregate purchase price of US$5,200,000) from UAC in a private placement on the closing of the IPO. The proceeds from the sale of the private placement warrants were placed into the trust account. Each private placement warrant is exercisable for one UAC share at an exercise price of US$11.50. Pursuant to the Letter Agreement, the private placement warrants will be redeemable on the same basis as the public warrants and exercisable on a cashless basis only. Additionally, the purchasers of the private placement warrants have agreed not to transfer, assign, or sell any of the private placement warrants (except to certain permitted transferees) until the completion of the initial business combination.

Founder Shares

In connection with the organization of UAC, in December 2017, an aggregate of 2,875,000 shares (the “founders shares”) were sold to Kyle P. Bransfield and UGI at a price of approximately US$0.01 per share, for an aggregate price of US$25,000. Mr. Bransfield and UGI subsequently transferred 25,000 founders shares to each of UAC’s independent directors, 100,222 founder shares to each of Ladenburg Thalmann and CIM Securities and an aggregate of 979,602 founder shares to certain of UAC’s affiliates, in each case at the same per-share purchase price paid by Mr. Bransfield and UGI. The 2,875,000 founder shares included an aggregate of up to 375,000 shares that were subject to forfeiture if the over-allotment option was not exercised in full by the underwriters of the IPO in order to maintain the initial shareholders’ ownership at 20% of the issued and outstanding ordinary shares upon completion of the IPO. Following the exercise of the over-allotment option in full, 375,000 founder shares are no longer subject to forfeiture. The outstanding founder shares are identical to the UAC shares held by UAC’s public shareholders included in the units sold in the IPO. However, the initial shareholders have agreed (A) to vote any shares owned by them in favor of any proposed business combination, (B) not to convert any shares in connection with the shareholder vote to approve the business combination or any amendment to the Articles prior to consummation of the business combination or sell any shares to UAC in a tender offer in connection with a business combination and (C) not participate in any liquidating distribution from the trust account upon winding up if the business combination is not consummated. The outstanding founder shares may not be transferred, assigned or sold until the earlier of (i) one year after the completion of the business combination and (ii) the date on which UAC completes a liquidation, merger, share exchange, or other similar transaction after the business combination that results in all of the public shareholders having the right to exchange their UAC shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the UAC shares equals or exceeds US$12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination, the outstanding founder shares will be released from the lock-up.

Business Combination Marketing Agreement

On February 27, 2018, UAC engaged Ladenburg Thalmann, CIM Securities and Atlantic-Pacific Capital, Inc., and on October 16, 2018, UAC engaged UBS, all of them as advisors in connection with the business combination to assist UAC in holding meetings with its shareholders to discuss the business combination and the target business’ attributes, introduce UAC to potential investors that are interested in purchasing UAC’s securities in connection with the business combination, assist UAC in obtaining shareholder approval for the business combination and assist UAC with its press releases and public filings in connection with the business combination. UAC will pay these entities an aggregate cash fee for such services upon the consummation of the business combination of US$4,065,250 (exclusive of any applicable finders’ fees which might become payable).

Bioceres Related Party Transactions

Relationship with the Parent

Following the business combination, the Parent will own approximately 63.6% of Bioceres Crop Solutions’ ordinary shares and continue to exercise control over the composition of the board of directors and any other action requiring the approval of the shareholders of Bioceres Crop Solution. See “Risk Factors—Risks Related to UAC and the Business Combination—We expect the Controlling Entities will control us, and their interests may conflict with yours in the future.”

Rizobacter Shareholders’ Agreement

In connection with the acquisition of Rizobacter by RASA Holding, RASA Holding has entered into an agreement with certain existing shareholders of Rizobacter, or the Rizobacter Shareholders’ Agreement. Through the Rizobacter Shareholders’ Agreement, RASA Holding has control over a supermajority of 80% of the voting shares of Rizobacter. The Rizobacter Shareholders’ Agreement grants to RASA Holding (i) a right of first refusal for any transfer of shares owned by certain existing shareholders on the same terms as the relevant firm offer, (ii) the right to appoint a majority of the board of directors of Rizobacter, including the chairman, and the right to choose two of the three members of the Supervisory Committee of Rizobacter and (iii) the commitment of certain existing shareholders to vote in the shareholders meetings in accordance with the instructions of RASA Holding. The Rizobacter Shareholders’ Agreement also restricts the existing shareholders’ ability to sell shares to third parties in accordance with the terms of the tag-along rights and drag-along rights, as applicable, for approved sales of shares to third parties as set forth therein.

Corporate Services Agreements with Bioceres S.A.

On July 4, 2017 Bioceres Semillas entered into a corporate services agreement with Bioceres S.A.

Term. One-year term from the date of effectiveness. Once the initial one-year term expires, the parties can agree to extend the term of the original contract for another year and can do so indefinitely. On July 4, 2019, the agreement was renewed for an additional one year.

Services. Each contract typically covers day-to-day operations and services, including administrative services, human resources, accounting, supervision of personnel, management, as well as compliance with laws and regulations.

Compensation. Bioceres Semillas must pay an amount equal to US$112,553 in 12 installments, which are invoiced on a monthly basis.

Intellectual Property. Under each contract, Bioceres S.A. will gain ownership over all intellectual property rights that arise from services rendered. The intellectual property rights include, but are not limited to, patents, trademarks, trade secrets and know how.

Confidentiality. The parties have agreed to keep the terms of each contract confidential, subject to certain exceptions, during the term of the contract and for a period of ten years after termination of the contract.

Indemnification. Bioceres S.A. has agreed to indemnify Bioceres Semillas for any liability that arises out of the performance of the services under each contract.

Corporate Services Agreements with Rizobacter

On July 4, 2018, Bioceres Semillas entered into a services agreement with Rizobacter Argentina S.A. (the “Rizobacter Corporate Agreement”), pursuant to which Rizobacter Argentina S.A. provides day-to-day operations support and services, which includes marketing, financial operations, management, communications and strategy for business development.

Term. One-year term from the date of effectiveness of the Rizobacter Corporate Agreement. Once the initial one-year term expires, the parties can agree to extend the term of the Rizobacter Corporate Agreement for one year and can do so indefinitely.

Compensation. Bioceres Semillas must pay an amount equal to US$51,392.00 in 12 instalments, which are invoiced on monthly basis.

Indemnification. Rizobacter Argentina S.A. has agreed to indemnify Bioceres Semillas for any liability that arises out of the performance of the services under the Rizobacter Corporate Agreement.

Research and Development Services Agreements with INDEAR

In connection with R&D services, Bioceres Semillas and Rizobacter Argentina S.A. typically enter into agreements with INDEAR.

Rizobacter Term. One-year term from the date of effectiveness of the Rizobacter Research and Development Agreement. Once the initial one-year term expires, the parties can agree to extend the term of the Agreement for one year and can do so indefinitely.

Bioceres Semillas Term. Two-year term from the date of effectiveness. Once the initial two-year term expires, the parties can agree to extend the term of the original contract for another two years and can do so indefinitely.

Rizobacter Compensation. Rizobacter Argentina S.A. must pay an amount equal to US$54,417 in 12 instalments, which are invoiced on a monthly basis.

Bioceres Semillas Compensation. In return for the services provided by INDEAR, Bioceres Semillas must pay INDEAR a sum equal to the costs of services rendered plus 15% of such amount. These fees will be calculated in accordance with an itemized schedule and are invoiced on a quarterly basis.

Intellectual Property. Under each contract, INDEAR’s counterparties will gain ownership over all intellectual property rights that arise from services rendered. The intellectual property rights include, but are not limited to, patents, trademarks, plant variety rights, trade secrets, and any intellectual property rights that arise out of the R&D services.

Confidentiality. The parties have agreed to keep the terms of the contract confidential, subject to certain exceptions, during the term of the contract and for a period of five years after effectiveness and/or termination of the contract.

Indemnification. INDEAR has agreed to indemnify each of the counterparties for any liability that arises out of the performance of R&D services.

License Agreements

Trigall Genetics S.A.

License agreement dated December 19, 2013, between Bioceres Inc. (to become BCS Holding pursuant to the Reorganization) and Trigall Genetics S.A. (the “Trigall License Agreement”), pursuant to which Bioceres Inc. granted to Trigall Genetics S.A. the exclusive license of HB4 Technology in wheat for research and commercial use of wheat in Argentina, Paraguay, Brazil and Uruguay.

Term. The Trigall License Agreement will remain in full force and effect until the date of dissolution of Trigall Genetics S.A.

Reservation of Rights. Bioceres Inc. reserved the rights to research, develop, make or use (but not to sell, offer to sell or otherwise commercially exploit) HB4 Technology solely for research purposes, during the term of the Trigall License Agreement within the defined territory of Argentina, Paraguay, Brazil and Uruguay.

Service Agreements to Joint Ventures

Trigall Genetics S.A., FD Admiral SAS, Bioceres Inc. and Instituto de Agrobiotecnología Rosario S.A.

The service agreement dated December 19, 2013, by and among Trigall Genetics S.A., FD Admiral SAS and its affiliate Florimond Desprez Veuve & Fils SAS, Bioceres Inc. (to become BCS Holding pursuant to the Reorganization), Bioceres S.A. and Instituto de Agrobiotecnología Rosario S.A. (the “Trigall Service Agreement”), pursuant to which research and development services are provided by Bioceres Inc. and Florimond Desprez Veuve & Fils SAS through its affiliates.

Term. The Trigall Service Agreement will remain in full force and effect until the date of the dissolution of Trigall Genetics S.A.

Compensation. Trigall Genetics S.A. will pay to Bioceres Inc. and Florimond Desprez Veuve & Fils SAS for the services provided. The services and the budget for such services will be approved by the Board of Directors of Trigall in advance.

Intellectual Property. All rights, titles and interest in or to the results and/or the intellectual property related thereto will vest in and be owned by Trigall Genetics S.A. All rights, title and interest in or to the intellectual property furnished to Trigall Genetics S.A. by Bioceres Inc. or its affiliates and Florimond Desprez Veuve & Fils SAS or its affiliates in the framework of the Trigall Service Agreement remains owned by each party.

Arcadia Biosciences Inc. and Verdeca LLC

The service agreement dated January 1, 2017, by and among Bioceres Inc. (to become BCS Holding pursuant to the Reorganization), Arcadia Biosciences Inc. and Verdeca LLC (the “Arcadia Biosciences Service Agreement”) pursuant to which research and development services are provided by Bioceres Inc. (to become BCS Holding pursuant to the Reorganization) and Arcadia Biosciences Inc., as described in each annual work plan. The research and development services are focused on the development of soybean varieties having modified traits, which are produced or generated by means of the genetic modification or mutagenisis of soybeans.

Term. One-year term from the date of effectiveness of the Arcadia Biosciences Service Agreement.

Compensation. The services and the budget for such services budget shall be approved annually by the management committee of Verdeca LLC.

Intellectual Property: The parties agreed that intellectual property rights may be developed and/or acquired, separately and/or jointly, by Arcadia Biosciences Inc. and by Bioceres Inc. respectively according with the terms and conditions of the licenses agreements to be granted by each party to Verdeca LLC.

Synertech Industrias

Service Agreement dated June 30, 2016, by and between Synertech Industrias S.A. and Rizobacter Argentina S.A. (the “Synertech Services Agreement”), detailing the services regarding the production and maintenance of the industrial facility.

Term. Three-year from date of effectiveness of the Synertech Services Agreement.

Compensation. Synertech Industrias S.A. will pay a man-hour per services on a monthly basis. Services and the budget for such services will be approved in advance each year by the Board of Directors of Synertech Industries S.A.

Rizobacter Argentina S.A. Loan Agreement

Bioceres Inc., as borrower, entered into a loan agreement with Rizobacter Argentina S.A., as lender, on October 17, 2017, which has been renewed by two amendments dated April 11, 2018 and dated October 11, 2018. The loan will mature on April 5, 2019 for an amount equal to US$2.5 million. The loan agreement has an annual interest rate of 10.9%. The aggregate amount outstanding under the loan as of September 30, 2018 was US$2.9 million.

Synertech Industrias S.A. Loan Facility Agreement

On February 22, 2018, Synertech Industrias S.A., as the borrower, entered into a revolving loan facility agreement with Rizobacter Argentina S.A., as the lender, for a period of one year ending on February 22, 2019, with an interest rate of 6.5%. The aggregate amount outstanding under the loan as of September 30, 2018 was US$5.9 million.

Bioceres Semillas Loan Facility Agreement

On July 4, 2018, Bioceres Semillas, as the borrower, entered into a revolving loan facility agreement with Rizobacter Argentina S.A., as the lender, for a period of one year ending on July 4, 2019, for up to a maximum amount of US$5.0 million, with an interest rate of 6.5%. The aggregate amount outstanding under the loan as of September 30, 2018 was US$630,418.

Trigall Genetics S.A. Loan Facility Agreement

In December 2013, Bioceres, Inc. entered into a revolving loan facility agreement with Trigall Genetics, as the borrower, acting as a joint lender with Florimond Desprez for a period of seven years ending on December 2020, up to a maximum amount of US$6 million. On December 4, 2017, the agreement was amended to increase the maximum loan amount to US$8 million. Responsibility for funding amounts drawn under facility is apportioned proportionally between Bioceres Inc. and Florimond Desprez up to US$3 million, respectively. The aggregate amount outstanding under the loan owed to Bioceres Inc. as of September 30, 2018 amounted to US$3.5 million. Trigall Genetics has no obligation to pay any interest on amounts owing under the facility.

Bioceres Inc. Loan Facility Agreement

On July 1, 2018, Bioceres Inc., as the borrower, entered into a revolving loan facility agreement with Bioceres S.A., as the lender, for a period of one year ending on July 1, 2019, for up to a maximum amount of US$15.0 million, with an interest rate of 6.5%. The aggregate amount outstanding under the loan as of September 30, 2018 was US$5.2 million.

INDEAR Loan Agreement

On June 30, 2018, INDEAR, as the borrower, entered into a revolving loan facility agreement with Rizobacter Argentina S.A., as the lender, for a period of one year ending on July 1, 2019, for up to a maximum amount of US$5.0 million, with an interest rate of 6.5%. The aggregate amount outstanding under the loan as of September 30, 2018 was US$517,146.

Bioceres S.A. and Rizobacter Loan Agreements

On June 30, 2018, Bioceres S.A., as the borrower, entered into a revolving loan facility agreement with Rizobacter Argentina S.A., as the lender, for a period of one year ending on July 1, 2019, for up to a maximum amount of US$5.0 million, with an interest rate of 6.5%. The aggregate amount outstanding under the loan as of September 30, 2018 was US$322,475.

On the same day, Rizobacter Argentina S.A., as the borrower, entered into a revolving loan facility agreement with Bioceres S.A., as the lender, with the same terms and conditions. The aggregate amount outstanding under the loan as of September 30, 2018 was US$0.

Bioceres Semillas Loan Agreement

On June 30, 2018, Bioceres Semillas, as the borrower, entered into a revolving loan facility agreement with Bioceres S.A., as the lender, for a period of one year ending on July 1, 2019, for up to a maximum amount of US$5.0 million, with an interest rate of 6.5%. The aggregate amount outstanding under the loan as of September 30, 2018 was US$0.

Related Party Transactions

The following are certain other transactions with BIOX directors, executive officers and stockholders. Omitted periods below signify that there were no transactions in such period or the value of such transaction was a de minimis amount.

Sales by and between Rizobacter Argentina S.A. and Ricardo Yapur, Managing Director of Rizobacter Argentina S.A.

Ricardo Yapur, Managing Director of Rizobacter Argentina S.A. purchased products of Rizobacter Argentina S.A. during fiscal year ended June 30, 2017 and 2018, for US$124,206 and US$241,666, respectively.

Right of First Refusal Agreement

See “Summary of the Proxy Statement/Prospectus—Related Agreements—Right of First Refusal Agreement.”

Amended and Restated Registration Rights Agreement

See “Summary of the Proxy Statement/Prospectus—Related Agreements—Amended and Restated Registration Rights Agreement.”

Shareholders Agreement

At the closing and in connection with the consummation of the business combination, BIOX, Bioceres LLC and the Sponsor will enter into the Shareholders Agreement, pursuant to which, among other things, the initial shareholders will have the right to nominate up to two directors to the BIOX Board following the consummation of the business combination at each annual meeting of the combined company, provided, that, they do not hold less than a certain percentage of Bioceres Crop Solutions’ shares. Bioceres LLC will agree to vote for such director nominees proposed by the initial shareholders.

Indemnification Agreement

We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements will provide that the director or officer will be indemnified by us to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit or proceeding which he or she becomes involved as a party or otherwise by virtue of his or her being or having been such a director or officer of and against amounts paid or incurred by him or her in the settlement thereof. The agreements are subject to certain exceptions, including that no indemnification will be provided to any director or officer against any liability to us or our shareholder (i) by reason of intentional fraudulent conduct, dishonesty, wilful misconduct, or gross negligence on the part of the director or officer; (ii) by reason of payment made under an insurance policy or any third party that has no recourse against the indemnitee director or officer; or (iii) if contrary to applicable law.

Executive Officer Compensation

See “Management After the Business Combination—BIOX Executive Officer and Director Compensation” for additional information regarding compensation of Bioceres’ executive officers and directors.

Director and Officer Indemnification and Insurance

Bioceres Crop Solutions intends to purchase prior to the consummation of this business combination a policy of directors’ and officers’ liability insurance that will insure Bioceres Crop Solutions’ directors and executive officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Policy Concerning Related Person Transactions

Upon the consummation of the business combination, the board of directors of Bioceres Crop Solutions will adopt a written policy (the “related person transaction approval policy”), for the review of any transaction, arrangement or relationship in which it is a participant, if the amount involved exceeds US$120,000 and one of Bioceres Crop Solutions’ executive officers, directors, director nominees or beneficial holders of more than 5% of Bioceres Crop Solutions’ total equity (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

A copy of the related person transaction approval policy will be available on Bioceres Crop Solutions’ website upon the completion of this business combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to UAC regarding (i) the actual beneficial ownership of UAC ordinary shares as of the record date (pre-business combination) and (ii) the expected beneficial ownership of BIOX shares immediately following consummation of the business combination (post-business combination), assuming that no public shares are redeemed, and alternatively assuming that the maximum number of public shares are redeemed, by:

●	each person who is, or is expected to be, the beneficial owner of more than five percent (5%) of outstanding ordinary shares;
●	each of UAC’s current officers and directors;
●	each person who will become a named officer or director of Bioceres Crop Solutions; and
●	all current executive officers and directors of UAC, as a group and all executive officers and directors of Bioceres Crop Solutions following consummation of the business combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of UAC ordinary shares pre-business combination is based on ordinary shares (of which 11,500,000 are UAC ordinary shares and 2,875,000 are founder shares held by the initial shareholders) issued and outstanding as of the date of this proxy statement/prospectus.

The expected beneficial ownership of BIOX ordinary shares post-business combination, assuming no public shares are redeemed, has been determined based upon the following assumptions: (i) no public shareholder has exercised its redemption rights to receive cash from the trust account in exchange for its ordinary shares, (ii) the business combination has been consummated, (iii) none of the investors set forth in the table below has purchased or purchases UAC ordinary shares or BIOX ordinary shares in the open market and (iv) there will be an aggregate of               shares outstanding at the closing of the business combination.

Unless otherwise indicated, UAC believes that all persons named in the table below have sole voting and investment power with respect to all UAC shares beneficially owned by them.

	Pre-closing		Post-Closing
			No redemption		With Full redemption
	Number of	%	Number of	%	Number of	%
Beneficial owners	shares	owned	shares	owned	shares	owned
Juan Sartori(1)	1,619,954	11.3%	1,619,954	3.8%	1,619,954	4.4%
Kyle P. Bransfield(2)	730,684	5.1%	730,684	1.7%	730,684	2.0%
Gerald W. Haddock	25,000	*	25,000	*	25,000	*
Daniel W. Fink	25,000	*	25,000	*	25,000	*
Joseph J. Schena	25,000	*	25,000	*	25,000	*
Union Group International Holdings Limited	1,619,954	11.3%	1,619,954	3.8%	1,619,954	4.4%
All directors and executive officers of UAC as a Group (five individuals)(3)	2,425,638	16.9%	2,425,638	5.7%	2,425,638	6.6%
Federico Trucco	—	—	—	—	—	—
Enrique López Lecube	—	—	—	—	—	—
Ricardo Yapur	—	—	—	—	—	—
Gloria Montaron Estrada	—	—	—	—	—	—
Gerónimo Watson	—	—	—	—	—	—
Jorge Wagner	—	—	—	—	—	—
Carlos Camargo de Colón	—	—	—	—	—	—
Ari Freisinger	—	—	—	—	—	—
All directors and executive officers of Bioceres as a Group (nine individuals)	—	—	—	—	—	—

5% Shareholders
Boothbay Absolute Return Strategies LP(4)	800,000	5.6%	880,000	2.1%	80,000	*
Weiss Asset Management LP(5)	1,237,500	8.6%	1,361,250	3.2%	123,750	*
AQR Capital Management, LLC(6)	1,250,000	8.7%	1,375,000	3.2%	125,000	*
Bioceres LLC(7)	—	—	27,116,174	63.6%	27,116,174	74.2%
Grantors under the Rizobacter Call Option(8)	—	—	—	—	4,901,879	13.4%
____________________

*	Less than 1%
(1)	Represents shares held by Union Group International Holdings Limited, an entity controlled by Mr. Sartori.
(2)	Includes shares held by Union Acquisition Associates, LLC, an entity controlled by Mr. Bransfield.
(3)	Includes shares held by Union Group International Holdings Limited and Union Acquisition Associates, LLC. See footnotes 1 and 2 above.
(4)

According to a filing on Schedule 13G, filed on or about March 5, 2018, UAC ordinary shares reported therein are held in the form of units, which are held by Boothbay Absolute Return Strategies LP, which is managed by Boothbay Fund Management, LLC. Boothbay Fund Management, LLC has the power to vote and the power to direct the disposition of all units held by Boothbay Absolute Return Strategies, LP. Ari Glass is the managing member of Boothbay Fund Management, LLC. Accordingly, Boothbay Absolute Return Strategies, LLC, Boothbay Fund Management, LLC and Ari Glass claim shared voting power with respect to 800,000 UAC ordinary shares and shared dispositive power with respect to 800,000 UAC ordinary shares, or 6.4% of the 12,500,000 shares issued and outstanding following UAC’s IPO made pursuant to UAC’s prospectus filed with the SEC on February 28, 2018.

(5)

According to a filing on Schedule 13G, filed on or about March 6, 2018, BIP GP is the sole general partner of a private investment partnership (the “Partnership”). Weiss Asset Management is the sole investment manager to the Partnership. WAM GP is the sole general partner of Weiss Asset Management. Andrew Weiss is the managing member of WAM GP and BIP GP. Shares reported for WAM GP, Andrew Weiss and Weiss Asset Management include shares beneficially owned by the Partnership. Each of BIP GP, WAM GP, Weiss Asset Management

and Andrew Weiss disclaims beneficial ownership of the shares reported therein as beneficially owned by each except to the extent of their respective pecuniary interest therein. The percent of class computations are based on 14,375,000 shares of ordinary shares issued and outstanding as of March 2, 2018, as calculated based on the information in UAC’s prospectus filed with the SEC on February 28, 2018 and UAC’s announcement of the closing of its IPO released through Business Wire on March 2, 2018.

(6)

According to a filing on Schedule 13G, filed on or about March 9, 2018, AQR Capital Management, LLC is a wholly owned subsidiary of AQR Capital Management Holdings, LLC. CNH Partners, LLC is deemed to be controlled by AQR Capital Management, LLC. AQR Capital Management, LLC, and CNH Partners, LLC act as investment manager to AQR Absolute Return Master Account, L.P. AQR Principal Global Asset Allocation, LLC is the general partner of AQR Absolute Return Master Account, L.P. Accordingly, AQR Capital Management, LLC, AQR Capital Management Holdings, LLC and CNH Partners, LLC claim shared voting power with respect to 1,250,000 UAC ordinary shares and shared dispositive power with respect to 1,250,000 UAC ordinary shares as of February 28, 2018. AQR Absolute Return Master Account, L.P. and AQR Principal Global Asset Allocation, LLC claim shared voting power with respect to 1,000,000 UAC ordinary shares and shared dispositive power with respect to 1,000,000 UAC ordinary shares as of February 28, 2018.

(7)

Represents shares held by Bioceres LLC, a limited liability company incorporated under the laws of Delaware, with its registered office at 1209 Orange Street, Wilmington 19801-1120, County of New Castle. Bioceres LLC is wholly owned by Bioceres S.A., a company organized under the laws of Argentina with its registered office at Ocampo 2010bis, Predio CCT, Rosario, Argentina. As a result, Bioceres S.A. may be deemed to be the ultimate beneficial owner of shares of common stock held by Bioceres LLC. 15.7% of Bioceres S.A.’s equity interest is owned by BAF Latam Credit Fund B.V.

(8)

Represents ordinary shares held by International Property Service Corp. (2,159,651), María Marta Mac Mullen (1,371,114) and Pedro Enrique Mac Mullen (1,371,114), assuming consideration for the Rizobacter Call Option consisted entirely of redeemed UAC shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of UAC’s independent registered public accounting firm, Marcum LLP, will be available via teleconference if necessary at the general meeting. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

LEGAL MATTERS

Arnold & Porter Kaye Scholer LLP is acting as legal counsel to UAC in connection with the registration of our securities under the Securities Act. Maples and Calder, UAC’s Cayman Islands counsel, has provided a legal opinion regarding the validity of the ordinary shares and on matters of Cayman Islands law.

EXPERTS

The combined financial statements of Bioceres, Inc. Crop Business and Bioceres Semillas S.A. as of June 30, 2018, June 30, 2017 and December 31, 2016 and for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and the two years ended December 31, 2016 included in this proxy statement/prospectus have been so included in reliance on the report of Price Waterhouse & Co. S.R.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Union Acquisition Corp. as of January 31, 2018 and for the period from November 14, 2017 (inception) through January 31, 2018, included in this proxy statement/prospectus have been included herein in reliance upon the report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

APPRAISAL RIGHTS

Appraisal rights are not available to holders of UAC public shares in connection with the business combination.

HOUSEHOLDING INFORMATION

Unless UAC has received contrary instructions, UAC may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if UAC believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact UAC at Union Acquisition Corp., c/o UAC Secretary, 444 Madison Ave., Fl 34, New York, NY 10022 or by telephone at (212) 981-0630, to inform UAC of his or her request; or if a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for UAC’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

The UAC Board is aware of no other matter that may be brought before the general meeting. Under Cayman Islands Law, only business that is specified in the notice of general meeting to UAC shareholders may be transacted at the general meeting.

FUTURE SHAREHOLDER PROPOSALS

For any proposal to be considered for inclusion in BIOX’s proxy statement and form of proxy for submission to the shareholders at BIOX’s 2020 annual general meeting, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

UAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. Following the business combination, BIOX will file reports, proxy statements and other information with the SEC. You can read UAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document UAC files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the business combination or the proposals to be presented at the general meeting, you should contact UAC at the following address and telephone number:

Union Acquisition Corp.,
444 Madison Ave., Fl 34
New York, NY 10022
(212) 981-0630
Attention: UAC Secretary

You may also obtain these documents, without charge, by requesting them in writing or by telephone from UAC’s proxy solicitation agent at the following address and telephone number:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Attention: Union Acquisition Corp.
Telephone: (800) 859-8511
E-mail: uac@dfking.com

If you are a shareholder of UAC and would like to request documents, please do so by                , 2019, in order to receive them before the general meeting. If you request any documents from us, we will mail them to you, without charge, by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to UAC has been supplied by UAC, and all such information relating to Bioceres has been supplied by Bioceres. Information provided by either UAC or Bioceres does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of UAC for the general meeting. UAC has not authorized anyone to give any information or make any representation about the business combination, UAC or Bioceres that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
UNION ACQUISITION CORP.—UNAUDITED FINANCIAL STATEMENTS
Condensed Balance Sheets as of January 31, 2018 and October 31, 2018	F-2
Condensed Statements of Operations For the Three Months and Nine Months Ended October 31, 2018	F-3
Condensed Statement of Cash Flows For the Nine Months Ended October 31, 2018	F-4
Notes to Condensed Financial Statements	F-5
UNION ACQUISITION CORP.—AUDITED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-15
Balance Sheet as of January 31, 2018	F-16
Statement of Operations For the Period from November 14, 2017 (Inception) Through January 31, 2018	F-17
Statement of Shareholders’ Equity For the Period from November 14, 2017 (Inception) Through January 31, 2018	F-18
Statement of Cash Flows For the Period from November 14, 2017 (Inception) Through January 31, 2018	F-19
Notes to Financial Statements	F-20
BIOCERES, INC. CROP BUSINESS & BIOCERES SEMILLAS S.A.—UNAUDITED FINANCIAL STATEMENTS
Condensed Combined Statements of Financial Position as of September 30, 2018 and June 30, 2018	F-29
Condensed Combined Statements of Comprehensive Income for the Three-Month Periods Ended September 30, 2018 and 2017	F-31
Condensed Combined Statements of Changes in Equity for the Three-Month Periods Ended September 30, 2018 and 2017	F-32
Condensed Combined Statements of Cash Flows for the Three-Month Periods Ended September 30, 2018 and 2017	F-33
Notes to Condensed Combined Financial Statements	F-35
BIOCERES, INC. CROP BUSINESS & BIOCERES SEMILLAS S.A.—AUDITED FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-60
Combined Statements of Financial Position as of June 30, 2018, June 30, 2017 and December 31, 2016	F-61
Combined Statements of Comprehensive Income for the Year Ended June 30, 2018, for the Six-Month Transition Period Ended June 30, 2017 and for the Years Ended December 31, 2016 and 2015	F-63
Combined Statements of Changes in Equity For The Year ended June 30, 2018, for the Six-Month Transition Period Ended June 30, 2017 and for the Years Ended December 31, 2016 and 2015	F-64
Combined Statements of Cash Flows for the Year Ended June 30, 2018, for Six-Month Transition Period Ended June 30, 2017 and for the Years Ended December 31, 2016 and 2015	F-65
Notes to Combined Financial Statements	F-67

Union Acquisition Corp.
Condensed Balance Sheets

	October 31, 2018	January 31, 2018
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$584,786	$112,067
Prepaid expenses	227,898	—
Total Current Assets	812,684	112,067

Deferred offering costs	—	121,467
Marketable securities held in Trust Account	117,255,039	—
Total Assets	$118,067,723	$233,534

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$69,595	$—
Accrued offering costs	—	21,299
Promissory note – related party	—	200,000
Total Current Liabilities	69,595	221,299

Commitments
Ordinary Shares subject to possible redemption, 11,082,495 and -0- shares at redemption value as of October 31, 2018 and January 31, 2018, respectively	112,998,120	—

Shareholders’ Equity
Preference Shares, $0.0001 par value; 1,000,000 authorized; none issued and outstanding	—	—
Ordinary Shares, $0.0001 par value; 100,000,000 shares authorized; 3,292,505 and 2,875,000 shares issued and outstanding (excluding 11,082,495 and -0- shares subject to possible redemption) as of October 31, 2018 and January 31, 2018, respectively	329	288
Additional paid-in capital	4,501,554	24,712
Retained earnings/(Accumulated deficit)	498,125	(12,765)
Total Shareholders’ Equity	5,000,008	12,235
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$118,067,723	$233,534

The accompanying notes are an integral part of these condensed financial statements.

Union Acquisition Corp.
Condensed Statements of Operations
(unaudited)

	Three Months Ended	Nine Months Ended
	October 31, 2018	October 31, 2018
Operating costs	$224,138	$594,149
Loss from operations	(224,138)	(594,149)

Other income:
Dividend income	528,551	1,105,039
Net income	$304,413	$510,890

Weighted average shares outstanding, basic and diluted(1)	3,272,313	3,175,094

Basic and diluted net loss per ordinary share	$(0.06)	$(0.17)
____________________

(1)	Excludes an aggregate of up to 11,082,495 shares subject to possible redemption at October 31, 2018.

The accompanying notes are an integral part of these condensed financial statements.

Union Acquisition Corp.
Condensed Statement of Cash Flows
(unaudited)

Nine Months Ended
October 31, 2018
Cash Flows from Operating Activities:
Net income	$510,890
Adjustments to reconcile net income to net cash used in operating activities:
Dividend income on marketable securities held in Trust Account	(1,105,039)
Changes in operating assets and liabilities:
Prepaid expenses	(227,898)
Accounts payable and accrued expenses	69,595
Net cash used in operating activities	(752,452)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(116,150,000)
Net cash used in investing activities	(116,150,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	112,700,000
Proceeds from sale of Private Placement Warrants	5,200,000
Repayment of promissory note – related party	(200,000)
Payment of offering costs	(324,829)
Net cash provided by financing activities	117,375,171

Net Change in Cash and Cash Equivalents	472,719
Cash and Cash Equivalents – Beginning	112,067
Cash and Cash Equivalents – Ending	$584,786

Non-cash Investing and Financing Activities:
Initial classification of ordinary shares subject to possible redemption	$112,487,235

Change in value of ordinary shares subject to possible redemption	$510,885

The accompanying notes are an integral part of these condensed financial statements.

UNION ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1 — Organization and Plan of Business Operations

Union Acquisition Corp. (the “Company”) is a Cayman Islands exempted company incorporated on November 14, 2017. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company’s efforts to identify a prospective target business is not limited to a particular industry or geographic region, although the Company is focusing its search for a target business on those located in Latin America. Effective February 14, 2018, the Company selected January 31 as its fiscal year end.

All activity through October 31, 2018 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, searching for a Business Combination candidate, and activities in connection with the proposed Business Combination with Bioceres, Inc., a Delaware corporation (“Bioceres, Inc.”), as described in Note 7.

The registration statement for the Company’s Initial Public Offering was declared effective on February 27, 2018. On March 2, 2018 the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the ordinary shares included in the Units offered, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating total gross proceeds of $115,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 5,200,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant in a private placement (the “Private Placement”) to certain of the Company’s shareholders prior to the Initial Public Offering (the “Initial Shareholders”), generating total gross proceeds of $5,200,000, which is described in Note 4.

Following the closing of the Initial Public Offering on March 2, 2018, an amount of $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants in the Private Placement was placed in a trust account (the “Trust Account”), which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

Transaction costs amounted to $2,724,997, consisting of $2,300,000 of underwriting fees and $424,997 of offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the sale of Units in the Initial Public Offering and the sale of the Private Placement Warrants in the Private Placement, although substantially all of the net proceeds are intended to be applied toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value of at least 80% of the balance in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the aggregate amount then on deposit in the Trust Account ($10.10 per share, plus any pro rata income earned and not previously released to the Company to pay its income and other tax obligations).

UNION ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

The Company will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, in the case of a shareholder vote, a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares. In connection with any shareholder vote required to approve any Business Combination, the Initial Shareholders and officers and directors and their affiliates have agreed (i) to vote any ordinary shares owned by them in favor of a Business Combination, (ii) not to redeem any of their ordinary shares in connection therewith and (iii) not to sell any their ordinary shares to the Company in a tender offer.

The Company has until December 2, 2019 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including income (which income shall be net of taxes payable, and less up to $100,000 of income to pay liquidation expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The proceeds deposited in the Trust Account could, however, become subject to claims of creditors. Therefore, the actual per-share redemption amount could be less than $10.10.

In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account ($10.10 per share, plus any pro rata income earned, net of taxes payable, on funds in the Trust Account not previously released to the Company, and minus up to $100,000 of income to pay dissolution expenses). There will be no redemption rights or liquidating distributions with respect to the Public Warrants (as defined in Note 3), the Founder Shares (as defined in Note 5) or the Private Placement Warrants. The Public Warrants and Private Placement Warrants will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, Union Group International Holdings Limited (“UGI”), one of the Company’s initial shareholders and an affiliate of the Company’s Chairman of the Board, has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below $10.10 per share. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, UGI will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that UGI will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

UNION ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Act (the “SEC”) for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended January 31, 2018 as filed with the SEC on April 30, 2018, which contains the audited financial statements and notes thereto. The financial information as of January 31, 2018 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the period ended January 31, 2018. The interim results for the three and nine months ended October 31, 2018 are not necessarily indicative of the results to be expected for the year ending January 31, 2019 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

UNION ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At October 31, 2018 and January 31, 2018, the Company had $584,786 and $0 of cash equivalents, respectively.

Marketable securities held in Trust Account

At October 31, 2018, the assets held in the Trust Account were substantially held in a money market fund comprised of U.S. Treasury Bills.

Ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at October 31, 2018, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheet.

Offering costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $2,724,997 were charged to shareholder’s equity upon the completion of the Initial Public Offering.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of October 31, 2018 and January 31, 2018, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

UNION ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction, and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net loss per ordinary share

Net loss per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at October 31, 2018, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and the Private Placement to purchase 16,700,000 ordinary shares and (2) rights sold in the Initial Public Offering that convert into 1,150,000 ordinary shares, in the calculation of diluted loss per share, since the exercise of the warrants and the conversion of the rights into ordinary shares of common stock are contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

Reconciliation of net loss per ordinary share

The Company’s net income is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted net loss per ordinary share is calculated as follows:

	Three Months Ended	Nine Months Ended
	October 31, 2018	October 31, 2018
Net income	$304,413	$510,890
Less: Income attributable to ordinary shares subject to possible redemption	(509,365)	(1,064,926)
Adjusted net loss	(204,952)	(554,036)
Weighted average shares outstanding, basic and diluted	3,272,313	3,175,094
Basic and diluted net loss per ordinary share	$(0.06)	$(0.17)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk may consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. At October 31, 2018 and January 31, 2018, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed financial statements, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

UNION ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 11,500,000 Units at a purchase price of $10.00 per Unit, which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units at $10.00 per Unit. Each Unit consists of one ordinary share, one right (“Public Right”) and one redeemable warrant (“Public Warrant”). Each Public Right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of a Business Combination (see Note 7). Each Public Warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share (see Note 7).

Note 4 — Private Placement

Simultaneously with the Initial Public Offering, certain of the Initial Shareholders purchased an aggregate of 5,200,000 Private Placement Warrants at $1.00 per Private Placement Warrant (or an aggregate purchase price of $5,200,000). Each Private Placement Warrant is exercisable to purchase one ordinary share at an exercise price of $11.50. The proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units except that the Private Placement Warrants (i) are not redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Placement Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants. In addition, the Private Placement Warrants may not be transferable, assignable or salable until the consummation of a Business Combination, subject to certain limited exceptions.

Note 5 — Related Party Transactions

Founder Shares

In December 2017, the Company issued an aggregate of 2,875,000 ordinary shares to the Initial Shareholders (the “Founder Shares”) for an aggregate purchase price of $25,000. The Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture by the Initial Shareholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Shareholders would own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding any units purchased by them in the Initial Public Offering). As a result of the underwriters’ election to exercise their over-allotment option in full, 375,000 Founder Shares are no longer subject to forfeiture.

The Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (i) one year after the date of the consummation of a Business Combination and (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after a Business Combination, or earlier if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

UNION ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Promissory Note – Related Party

On December 4, 2017, the Company issued an unsecured promissory note to UGI, pursuant to which the Company borrowed an aggregate principal amount of $200,000 (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2018, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determined not to proceed with the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on March 2, 2018.

Administrative Services Agreement

The Company entered into an agreement commencing on February 27, 2018 to pay two affiliates of certain of the Company’s officers and directors an aggregate monthly fee of $10,000 for office space, utilities and administrative support. The agreement will terminate upon the earlier of the consummation of a Business Combination or the Company’s liquidation. For the three and nine months ended October 31, 2018, the Company incurred $30,000 and $80,000 in fees for these services, of which $55,000 is included in accounts payable and accrued expenses in the accompanying condensed balance sheet.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Initial Shareholders, the Company’s officers, directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, as may be required (the “Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment.

Note 6 — Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on February 27, 2018, the holders of the Founder Shares, the Private Placement Warrants (and their underlying securities) and any warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Private Placement Warrants and warrants issued in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements (see Note 7).

Business Combination Marketing Agreement

On February 27, 2018, the Company engaged certain advisors in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay these entities an aggregate cash fee for such services upon

UNION ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

the consummation of a Business Combination of $4,065,250 (exclusive of any applicable finders’ fees which might become payable). If a Business Combination is not consummated for any reason, no fee shall be due or payable to the advisors.

Note 7 — Bioceres Business Combination

On November 8, 2018, the Company announced entry into a Share Exchange Agreement, by and among the Company, Joseph J. Schena, solely in his capacity as representative of the holders of the Company’s ordinary shares, and Bioceres, Inc. (the “ Exchange Agreement ”).

Pursuant to the Exchange Agreement, among other things, (i) Bioceres S.A., an Argentine corporation and the parent company of Bioceres, Inc., will form a new entity, New Bioceres Inc., a Delaware corporation (“ Bioceres ”), and Bioceres, Inc. will contribute all of its assets and liabilities to Bioceres, in exchange for all of the outstanding stock of Bioceres (“ Bioceres stock ”); (ii) Bioceres, Inc. will convert into a Delaware limited liability company, Bioceres LLC; and (iii) Bioceres S.A. will contribute all of its equity interest in its majority owned subsidiary, Bioceres Semillas, S.A. (“ Bioceres Semillas ”) to Bioceres LLC (the transactions described in (i), (ii) and (iii), collectively, the “ Reorganization ”). Following the Reorganization, Bioceres LLC will contribute all if its equity interest in Bioceres and Bioceres Semillas to the Company in exchange for 27,116,174 ordinary shares of the Company (“ UAC Shares ”) and 7,500,000 warrants (“ UAC Warrants ”), each to purchase one UAC Share (the “ Exchange, ” and together with the Reorganization and the other transactions contemplated by the Exchange Agreement, the “ Business Combination ”). In addition, the consideration payable in connection with the minority ownership of Bioceres Semillas, if the minority holders exercise their tag along rights in connection with the consummation of the Business Combination, will be in the form of UAC Shares and/or cash and shall be equal to an amount not to exceed $2,000,000 to be payable to the minority holders of Bioceres Semillas by Bioceres S.A. The number of UAC Shares exchanged for Bioceres stock and all of the issued and outstanding stock of Bioceres Semillas owned by Bioceres LLC shall not exceed 27,116,174. Upon the consummation of the Business Combination, all of the Bioceres stock outstanding immediately prior to the effective time of the Exchange shall be automatically cancelled, extinguished and converted into 27,116,174 UAC Shares and 7,500,000 UAC Warrants.

The consummation of the Business Combination is subject to customary closing conditions, including approval by the Company’s shareholders. In addition, consummation of the Business Combination is subject to (a) the Company having at least $5,000,001 of net tangible assets upon closing of the Business Combination, (b) the listing of the combined company’s shares on the New York Stock Exchange upon the closing of the Business Combination, (c) the consummation of the transactions contemplated by the Exchange Agreement, (d) the exercise of the Rizobacter option (as such term is defined in the Exchange Agreement); (e) the indebtedness of the Group Companies (as such term is defined in the Exchange Agreement) not to exceed $101 million; and (f) no Bioceres Material Adverse Effect (as such term is defined in the Exchange Agreement) having occurred.

Note 8 — Shareholders’ Equity

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At October 31, 2018 and January 31, 2018, there were no preference shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 100,000,000 ordinary shares, with a par value of $0.0001 per share. Holders of the ordinary shares are entitled to one vote for each ordinary share. At October 31, 2018 and January 31, 2018, there were 3,292,505 and 2,875,000 ordinary shares issued and outstanding (excluding 11,082,495 and -0- ordinary shares subject to possible redemption), respectively.

UNION ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

Rights

Each holder of a Public Right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if a holder of such right converted all ordinary shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the Public Rights. No additional consideration will be required to be paid by a holder of Public Rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Public Rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary shares basis and each holder of Public Rights will be required to affirmatively covert its rights in order to receive 1/10 of a share underlying each right (without paying additional consideration). The ordinary shares issuable upon exchange of the Public Rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination and the Company liquidates the funds held in the Trust Account, holders of Public Rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the Public Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Public Rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the Public Rights. Accordingly, the Public Rights may expire worthless.

Warrants

The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. However, no Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the Public Warrants is not effective and current within 90 days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	at any time during the exercise period;
●	upon not less than 30 days’ prior written notice of redemption; and
●	if, and only if, the last sale price of the Company’s ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

UNION ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. The Company has agreed to use its best efforts to have declared effective a prospectus relating to the ordinary shares issuable upon exercise of the warrants and keep such prospectus current until the expiration of the warrants. However, if the Company does not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants for cash and the Company will not be required to net cash settle or cash settle the warrant exercise. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at October 31, 2018 and January 31, 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		October 31,	January 31,
Description	Level	2018	2018
Assets:
Marketable securities held in Trust Account	1	$117,255,039	$—

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to December 11, 2018, the date that the financial statements were issued. Other than as described in Note 7, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Union Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Union Acquisition Corp. (the “Company”) as of January 31, 2018, the related statements of operations, changes in shareholders’ equity and cash flows for the period from November 14, 2017 (inception) through January 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2018, and the results of its operations and its cash flows for the period from November 14, 2017 (inception) through January 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ MARCUM LLP
Marcum LLP

We have served as the Company’s auditor since 2017.

New York, NY
April 30, 2018

UNION ACQUISITION CORP.
BALANCE SHEET
JANUARY 31, 2018

ASSETS
Current asset – Cash	$112,067
Deferred offering costs	121,467
Total Assets	$233,534

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued offering costs	$21,299
Promissory note — related party	200,000
Total Current Liabilities	221,299

COMMITMENTS

Shareholders’ Equity
Preference shares, $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	—
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized; 2,875,000 shares issued and outstanding(1)	288
Additional paid-in capital	24,712
Accumulated deficit	(12,765)
Total Shareholders’ Equity	12,235
Total Liabilities and Shareholders’ Equity	$233,534
____________________

(1)	Includes an aggregate of 375,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full (see Note 6).

The accompanying notes are an integral part of these financial statements.

UNION ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM NOVEMBER 14, 2017 (INCEPTION) THROUGH JANUARY 31, 2018

Formation and operating costs	$12,765
Net loss	$(12,765)
Weighted average number of shares outstanding, basic and diluted(1)	2,500,000
Basic and diluted net loss per share	$(0.01)
____________________

(1)	Excludes an aggregate of 375,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full (see Note 6).

The accompanying notes are an integral part of these financial statements.

UNION ACQUISITION CORP.
STATEMENT OF SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM NOVEMBER 14, 2017 (INCEPTION) THROUGH JANUARY 31, 2018

	Ordinary Shares		Additional		Total
			Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Equity
Balances, November 14, 2017 (Inception)	—	$—	$—	$—	$—
Ordinary shares issued to Initial Shareholders(1)	2,875,000	288	24,712	—	25,000
Net loss	—	—	—	(12,765)	(12,765)
Balances, January 31, 2018	2,875,000	$288	$24,712	$(12,765)	$12,235
____________________

(1)	Includes an aggregate of 375,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full (see Note 6).

The accompanying notes are an integral part of these financial statements.

UNION ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM NOVEMBER 14, 2017 (INCEPTION) THROUGH JANUARY 31, 2018

Cash Flows from Operating Activities:
Net loss	$(12,765)
Net cash used in operating activities	(12,765)

Cash Flows from Financing Activities:
Proceeds from issuance of ordinary shares to Initial Shareholders	25,000
Proceeds from promissory note – related party	200,000
Payment of offering costs	(100,168)
Net cash provided by financing activities	124,832

Net change in cash	112,067
Cash at beginning of period	—

Cash at end of period	$112,067

Non-cash Investing and Financing Activities:
Offering costs included in accrued offering costs	$21,299

The accompanying notes are an integral part of these financial statements.

UNION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 14, 2017 (INCEPTION) THROUGH JANUARY 31, 2018

Note 1 — Organization and Plan of Business Operations

Union Acquisition Corp. (the “Company”) is a Cayman Islands exempted company incorporated on November 14, 2017. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company’s efforts to identify a prospective target business is not limited to a particular industry or geographic region, although the Company is focusing its search for a target business on those located in Latin America. Effective February 14, 2018, the Company selected January 31 as its fiscal year end.

At January 31, 2018, the Company had not yet commenced any operations. All activity through January 31, 2018 relates to the Company’s formation and its preparation of its initial public offering (“Initial Public Offering”), which is described below.

The registration statement for the Company’s Initial Public Offering was declared effective on February 27, 2018. On March 2, 2018 the Company consummated the Initial Public Offering of 11,500,000 units (“Units” and, with respect to the ordinary shares included in the Units offered, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating total gross proceeds of $115,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 5,200,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant in a private placement to certain of the Company’s shareholders prior to the Initial Public Offering (the “Initial Shareholders”), generating total gross proceeds of $5,200,000, which is described in Note 4.

Following the closing of the Initial Public Offering on March 2, 2018, an amount of $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

Transaction costs amounted to $2,724,997, consisting of $2,300,000 of underwriting fees and $424,997 of offering costs. In addition, as of March 2, 2018, $1,376,838 of cash was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the sale of Units in the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value of at least 80% of the balance in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will

UNION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 14, 2017 (INCEPTION) THROUGH JANUARY 31, 2018

be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the aggregate amount then on deposit in the Trust Account ($10.10 per share, plus any pro rata interest earned and not previously released to the Company to pay its income and other tax obligations).

The Company will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, in the case of a shareholder vote, a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares. In connection with any shareholder vote required to approve any Business Combination, the Initial Shareholders and officers and directors and their affiliates have agreed (i) to vote any ordinary shares owned by them in favor of a Business Combination, (ii) not to redeem any of their ordinary shares in connection therewith and (iii) not to sell any their ordinary shares to the Company in a tender offer.

The Company has until December 2, 2019 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay liquidation expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The proceeds deposited in the Trust Account could, however, become subject to claims of creditors. Therefore, the actual per-share redemption amount could be less than $10.10.

In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account ($10.10 per share, plus any pro rata interest earned, net of taxes payable, on funds in the Trust Account not previously released to the Company, and minus up to $100,000 of interest to pay dissolution expenses). There will be no redemption rights or liquidating distributions with respect to the Public Warrants (as defined in Note 3), the Founder Shares (as defined in Note 5) or the Private Placement Warrants. The Public Warrants and Private Placement Warrants will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, Union Group International Holdings Limited, a shareholder and an affiliate of the Company’s Chairman of the Board, has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below $10.10 per share. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Union Group International Holdings Limited will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that Union Group International Holdings Limited will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

UNION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 14, 2017 (INCEPTION) THROUGH JANUARY 31, 2018

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company did not have any cash equivalents as of January 31, 2018.

Deferred offering costs

Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $2,724,997 were charged to shareholders’ equity upon completion of the Initial Public Offering.

UNION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 14, 2017 (INCEPTION) THROUGH JANUARY 31, 2018

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of January 31, 2018, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by U.S. federal, U.S. states or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

On December 22, 2017 the U.S. Tax Cuts and Jobs Act of 2017 (“Tax Reform”) was signed into law. As a result of Tax Reform, the U.S. statutory tax rate was lowered from 35% to 21% effective January 1, 2018, among other changes. ASC Topic 740 requires companies to recognize the effect of tax law changes in the period of enactment; therefore, the Company was required to revalue its deferred tax assets and liabilities at the new rate. The SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain tax effects of Tax Reform.

The Company’s tax provision is zero because the Company is organized in the Cayman Islands with no connection to any other taxable jurisdiction. As such, the Company has no deferred tax assets. The Company is considered to be an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.

Net Loss Per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 375,000 ordinary shares that were subject to forfeiture if the over-allotment option was not exercised by the underwriters (see Note 6). At January 31, 2018, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the losses of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. At January 31, 2018, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

UNION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 14, 2017 (INCEPTION) THROUGH JANUARY 31, 2018

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying financial statements, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 11,500,000 Units at a purchase price of $10.00 per Unit, which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units at $10.00 per Unit. Each Unit consists of one ordinary share, one right (“Public Right”) and one redeemable warrant (“Public Warrant”). Each Public Right entitles the holder thereof to receive one-tenth (1/10) of one ordinary share upon the consummation of a Business Combination (see Note 7). Each Public Warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share (see Note 7).

Note 4 — Private Placement

Simultaneously with the Initial Public Offering, certain of the Initial Shareholders purchased an aggregate of 5,200,000 Private Placement Warrants at $1.00 per Private Placement Warrant (or an aggregate purchase price of $5,200,000). Each Private Placement Warrant is exercisable to purchase one ordinary share at an exercise price of $11.50. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units except that the Private Placement Warrants (i) are not redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Placement Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants. In addition, the Private Placement Warrants may not be transferable, assignable or salable until the consummation of a Business Combination, subject to certain limited exceptions.

Note 5 — Related Party Transactions

Founder Shares

In December 2017, the Company issued an aggregate of 2,875,000 ordinary shares to the Initial Shareholders (“Founder Shares”) for an aggregate purchase price of $25,000. The Founder Shares included an aggregate of up to 375,000 shares subject to forfeiture by the Initial Shareholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Shareholders would own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding any units purchased by them in the Initial Public Offering). As a result of the underwriters’ election to exercise their over-allotment option in full, 375,000 Founder Shares are no longer subject to forfeiture.

UNION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 14, 2017 (INCEPTION) THROUGH JANUARY 31, 2018

The Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (i) one year after the date of the consummation of a Business Combination and (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after a Business Combination, or earlier if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note – Related Party

On December 4, 2017, the Company issued an unsecured promissory note to Union Group International Holdings Limited, one of the Company’s initial shareholders and an affiliate of Juan Sartori, the Company’s Chairman, pursuant to which the Company borrowed an aggregate principal amount of $200,000 (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2018, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determined not to proceed with the Initial Public Offering. As of January 31, 2018, $200,000 was outstanding under the Promissory Note. The Promissory Note was repaid upon the consummation of the Initial Public Offering on March 2, 2018.

Administrative Services Agreement

The Company entered into an agreement commencing on February 27, 2018 to pay two affiliates of certain of the Company’s officers and directors an aggregate monthly fee of $10,000 for office space, utilities and administrative support. The agreement will terminate upon the earlier of the consummation of a Business Combination or the Company’s liquidation.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Initial Shareholders, the Company’s officers, directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment.

Note 6 — Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on February 27, 2018, the holders of the Founder Shares, the Private Placement Warrants (and their underlying securities) and any warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Private Placement Warrants and warrants issued in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements (see Note 7).

UNION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 14, 2017 (INCEPTION) THROUGH JANUARY 31, 2018

Underwriters Agreement

The Company granted the underwriters a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. The underwriters elected to exercise their overallotment option in full on March 2, 2018.

The underwriters were paid a cash underwriting discount of two percent (2.0%) of the gross proceeds of the Initial Public Offering, or $2,300,000.

Business Combination Marketing Agreement

On February 27, 2018, the Company engaged Ladenburg Thalmann & Co., Inc., CIM Securities, LLC and Atlantic-Pacific Capital, Inc. as advisors in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay these entities an aggregate cash fee for such services upon the consummation of a Business Combination of $4,065,250 (exclusive of any applicable finders’ fees which might become payable).

Note 7 — Shareholder’s Equity

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At January 31, 2018, there were no preference shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 100,000,000 ordinary shares, with a par value of $0.0001 per share. Holders of the ordinary shares are entitled to one vote for each ordinary share. At January 31, 2018, there were 2,875,000 ordinary shares issued and outstanding, of which 375,000 shares were subject to forfeiture to the extent that the underwriter’s over-allotment option was not exercised in full so that the Initial Shareholders would own 20% of the issued and outstanding shares after the Initial Public Offering (excluding any Units that may have been purchased by them in the Initial Public Offering).

Rights

Each holder of a Public Right will receive one-tenth (1/10) of one ordinary share upon consummation of a Business Combination, even if a holder of such right converted all ordinary shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the Public Rights. No additional consideration will be required to be paid by a holder of Public Rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Public Rights to receive the same per share consideration the holders of the ordinary shares will receive in the transaction on an as-converted into ordinary shares basis and each holder of Public Rights will be required to affirmatively covert its rights in order to receive 1/10 of a share underlying each right (without paying additional consideration). The ordinary shares issuable upon exchange of the Public Rights will be freely tradable (except to the extent held by affiliates of the Company).

UNION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 14, 2017 (INCEPTION) THROUGH JANUARY 31, 2018

If the Company is unable to complete a Business Combination and the Company liquidates the funds held in the Trust Account, holders of Public Rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the Public Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Public Rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the Public Rights. Accordingly, the Public Rights may expire worthless.

Warrants

The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. However, no Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the Public Warrants is not effective and current within 90 days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	at any time during the exercise period;

●	upon not less than 30 days’ prior written notice of redemption; and

●	if, and only if, the last sale price of the Company’s ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. The Company has agreed to use its best efforts to have declared effective a prospectus relating to the ordinary shares issuable upon exercise of the warrants and keep such prospectus current until the expiration of the warrants. However, if the Company does not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants for cash and the Company will not be required to net cash settle or cash settle the warrant exercise. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

UNION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM NOVEMBER 14, 2017 (INCEPTION) THROUGH JANUARY 31, 2018

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify subsequent events that would have required adjustment or disclosure in the financial statements.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
UNAUDITED INTERIM CONDENSED COMBINED
STATEMENTS OF FINANCIAL POSITION
As of September 30, 2018 and June 30, 2018
(Amounts in USD)

	Notes	09/30/2018	06/30/2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	5.1	3,255,981	2,215,103
Other financial assets	5.2	4,562,725	4,550,847
Trade receivables	5.3	52,806,907	52,888,427
Other receivables	5.4	4,982,346	4,240,205
Income and minimum presumed income taxes recoverable		1,476,193	2,082,269
Inventories	5.5	25,089,935	19,366,001
Total current assets		92,174,087	85,342,852

NON-CURRENT ASSETS
Other financial assets	5.2	284,683	243,358
Other receivables	5.4	4,899,666	4,979,507
Income and minimum presumed income taxes recoverable		521,037	126,653
Deferred tax assets		597,522	5,601,821
Investments in joint ventures	9	22,509,645	19,072,055
Property, plant and equipment	5.6	37,441,647	40,177,146
Intangible assets	5.7	29,873,603	26,657,345
Goodwill	5.8	17,838,269	14,438,027
Total non-current assets		113,966,072	111,295,912
Total assets		206,140,159	196,638,764

The accompanying Notes are an integral part of these Unaudited Interim condensed combined financial statements. Related parties balances and transactions are disclosed in Note 12.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
UNAUDITED INTERIM CONDENSED COMBINED
STATEMENTS OF FINANCIAL POSITION
As of September 30, 2018 and June 30, 2018
(Amounts in USD)

	Notes	09/30/2018	06/30/2018
LIABILITIES
CURRENT LIABILITIES
Trade and other payables	5.9	37,881,886	27,708,830
Borrowings	5.10	71,235,483	65,308,928
Employee benefits and social security	5.11	4,210,621	4,411,713
Deferred revenue and advances from customers	5.12	2,831,527	1,007,301
Income and minimum presumed income taxes payable		579	2,569
Government grants	5.13	6,257	17,695
Financed payment - Acquisition of business	5.16	20,616,463	20,223,590
Total current liabilities		136,782,816	118,680,626

NON-CURRENT LIABILITIES
Borrowings	5.10	21,703,744	25,708,205
Government grants	5.13	10,871	15,532
Investments in joint ventures	9	2,086,376	2,012,298
Deferred tax liabilities		9,807,855	13,591,942
Provisions	5.14	458,874	845,486
Financed payment - Acquisition of business	5.16	2,702,519	2,651,019
Total non-current liabilities		36,770,239	44,824,482
Total liabilities		173,553,055	163,505,108

EQUITY
Equity attributable to owners of the parent		11,116,962	13,713,484
Non-controlling interests		21,470,142	19,420,172
Total equity		32,587,104	33,133,656
Total equity and liabilities		206,140,159	196,638,764

The accompanying Notes are an integral part of these Unaudited Interim condensed combined financial statements. Related parties balances and transactions are disclosed in Note 12.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
UNAUDITED INTERIM CONDENSED COMBINED
STATEMENTS OF COMPREHENSIVE INCOME
For the three-month periods ended September 30, 2018 and 2017
(Amounts in USD)

	Notes	09/30/2018	09/30/2017
Revenue	6.1	29,605,745	33,859,549
Government grants	5.13	6,479	14,612
Total revenue		29,612,224	33,874,161

Cost of sales	6.2	(14,499,010)	(20,011,633)
Research and development expenses	6.3	(1,048,492)	(938,374)
Selling, general and administrative expenses	6.4	(6,080,485)	(8,395,208)
Share of loss of joint ventures	9	80,156	55,117
Other income or expenses, net		101,611	(56,878)
Operating profit		8,166,004	4,527,185

Finance income	6.5	12,464,317	1,326,714
Finance costs	6.6	(26,199,971)	(6,766,835)
Loss before income tax		(5,569,650)	(912,936)

Income tax		1,970,393	289,837
Loss for the period		(3,599,257)	(623,099)

Other comprehensive income or loss		(16,395,253)	(4,156,488)

Items that may be subsequently reclassified to profit and loss		(19,211,348)	(4,156,488)
Exchange differences on translation of foreign operations from joint ventures		(5,734,527)	(1,264,283)
Exchange differences on translation of foreign operations		(13,476,821)	(2,892,205)
Items that will not be subsequently reclassified to loss and profit		2,816,095	—
Revaluation of property, plant and equipment, net of tax, of JV and associates		562,268	—
Revaluation of property, plant and equipment, net of tax		2,253,827	—
Total comprehensive loss		(19,994,510)	(4,779,587)
Loss for the period attributable to:
Equity holders of the parent		(2,618,445)	(826,318)
Non-controlling interests		(980,812)	203,219
		(3,599,257)	(623,099)
Total comprehensive income/loss attributable to:
Equity holders of the parent		(14,247,185)	(3,739,593)
Non-controlling interests		(5,747,325)	(1,039,994)
		(19,994,510)	(4,779,587)

The accompanying Notes are an integral part of these Unaudited Interim condensed combined financial statements. Related party balances and transactions are disclosed in Note 12.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
UNAUDITED INTERIM CONDENSED COMBINED
STATEMENTS OF CHANGES IN EQUITY
For the three-month periods ended September 30, 2018 and 2017
(Amounts in USD)

	Attributable to the Equity Holders of the Parent
						Equity /
	Parent			Foreign		(Deficit)
	Company			Currency		Attributable	Non-
	Investment	Stock	Retained	Translation	Revaluation	to Owners of	controlling	Total
Description	(Note 9.1)	Options	Deficit	Reserve	of PP&E	the Parent	Interests	Equity
06/30/2017	56,257,329	72,822	(15,110,050)	(6,598,080)	1,219,600	35,841,621	41,397,445	77,239,066
Stock options	—	10,540	—	—	—	10,540		10,540
Loss for the period	—	—	(826,318)	—	—	(826,318)	203,219	(623,099)
Other comprehensive loss	—	—	—	(2,913,275)	—	(2,913,275)	(1,243,213)	(4,156,488)
09/30/2017	56,257,329	83,362	(15,936,368)	(9,511,355)	1,219,600	32,112,568	40,357,451	72,470,019

	Attributable to the Equity Holders of the Parent
						Equity /
	Parent			Foreign		(Deficit)
	Company			Currency		Attributable	Non-
	Investment	Stock	Retained	Translation	Revaluation	to Owners of	controlling	Total
Description	(Note 9.1)	Options	Deficit	Reserve	of PP&E	the Parent	Interests	Equity
06/30/2018	68,026,259	102,827	(26,149,583)	(36,612,070)	8,346,051	13,713,484	19,420,172	33,133,656
Adjustment of opening balance for the application of IAS 29	14,449,251	(43,693)	5,199,342	(44,876)	—	19,560,024	7,797,295	27,357,319
Parent company investment	(7,913,165)	—	—	—	—	(7,913,165)	—	(7,913,165)
Stock options	—	3,804	—	—	—	3,804	—	3,804
Loss for the period	—	—	(2,618,445)	—	—	(2,618,445)	(980,812)	(3,599,257)
Other comprehensive income	—	—	—	(15,571,273)	3,942,533	(11,628,740)	(4,766,513)	(16,395,253)
09/30/2018	74,562,345	62,938	(23,568,686)	(52,228,219)	12,288,584	11,116,962	21,470,142	32,587,104

The accompanying Notes are an integral part of these Unaudited Interim condensed combined financial statements. Related parties balances and transactions are disclosed in Note 12.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
UNAUDITED INTERIM CONDENSED COMBINED
STATEMENTS OF CASH FLOWS
For the three-month periods ended September 30, 2018 and 2017
(Amounts in USD)

	Notes	09/30/2018	09/30/2017
OPERATING ACTIVITIES
Loss for the period		(3,599,257)	(623,099)

Adjustments to reconcile loss to net cash flows
Income tax		(1,970,393)	(289,837)
Depreciation of property, plant and equipment	5.6	404,284	634,431
Amortization of intangible assets	5.7	417,871	577,033
Share of loss of joint ventures	9	(80,156)	(55,117)
Changes in fair value of financial assets		(29,349)	(47,680)
Provisions for contingencies	5.16	(5,047)	—
Allowance for impairment of trade debtors	5.16	(9,067)	381,551
Allowance for obsolescence	5.16	213,534	19,923
Stock option		3,804	10,540
Gain or loss on sale of equipment and intangible assets		12,552	425,327
Interests and exchange differences from borrowings		598,381	(2,991,704)
Other financial results accrued		(1,639,347)	(21,644)

Working capital adjustments
Trade receivables		90,587	(16,297,522)
Other receivables		(662,300)	2,314,520
Income and minimum presumed income taxes		209,702	1,416,245
Inventories		(5,937,468)	(5,155,807)
Trade and other payables		10,045,240	13,239,243
Employee benefits and social security		(201,092)	350,431
Deferred revenue and advances from customers		1,824,226	1,310,369
Income and minimum presumed income taxes payable		—	(863,169)
Government grants		(16,099)	(19,278)
Net cash flows used in operating activities		(329,394)	(5,685,244)

The accompanying Notes are an integral part of these Unaudited Interim condensed combined financial statements. Related parties balances and transactions are disclosed in Note 12.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
UNAUDITED INTERIM CONDENSED COMBINED
STATEMENTS OF CASH FLOWS
For the three-month periods ended September 30, 2018 and 2017
(Amounts in USD)

	Notes	09/30/2018	09/30/2017
INVESTMENT ACTIVITIES
Purchase of property, plant and equipment	5.6	(114,063)	(303,225)
Loans granted to joint ventures		—	(2,059,818)
Capitalized development expenditures	5.7	(283,752)	(111,124)
Purchase of intangible assets	5.7	—	(236)
Net cash flows used in investing activities		(397,815)	(2,474,403)

FINANCING ACTIVITIES
Proceeds from borrowings		16,101,533	72,737,914
Repayment of borrowings and interest payments		(13,158,772)	(65,108,984)
(Decrease)/Increase bank overdraft and other short-term borrowings		(1,174,674)	296,282
Net cash flows provided by financing activities		1,768,087	7,925,212

Net increase / (decrease) in cash and cash equivalents		1,040,878	(234,435)
Cash and cash equivalents as of beginning of the period	5.1	2,215,103	1,679,478
Cash and cash equivalents as of the end of the period	5.1	3,255,981	1,445,043

The accompanying Notes are an integral part of these Unaudited Interim condensed combined financial statements. Related parties balances and transactions are disclosed in Note 12.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

Index
1.	General information
2.	Accounting standards and basis of preparation
2.1.	Statement of compliance with IFRS as issued by IASB
2.2.	Scope of combination
2.3.	Authorization for the issue of the Unaudited Interim condensed combined financial Statements
2.4.	Basis of measurement
2.5.	Functional currency and presentation currency
2.6.	Changes in accounting policies
2.7.	Changes in accounting estimates and judgements
2.8.	Changes in subsidiaries
3.	New standards, amendments and interpretations issued by the IASB
4.	Seasonality
5.	Information about components of Interim condensed combined statements of financial position
5.1.	Cash and cash equivalents
5.2.	Other financial assets
5.3.	Trade receivables
5.4.	Other receivables
5.5.	Inventories
5.6.	Property, plant and equipment
5.7.	Intangible assets
5.8.	Goodwill
5.9.	Trade and other payables
5.10.	Borrowings
5.11.	Employee benefits and social security
5.12.	Deferred revenue and advances from customers
5.13.	Government grants
5.14.	Provisions
5.15.	Financed payment - Acquisition of business
5.16.	Changes in allowances and provisions
6.	Information about components of combined statement of comprehensive income
6.1.	Revenue
6.2.	Cost of sales
6.3.	R&D classified by nature

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

6.4.	Expenses classified by nature and function
6.5.	Finance income
6.6.	Finance costs
7.	Information about combined components of equity
7.1.	Parent company investment
7.2.	Non-controlling interest
8.	Cash flow information
9.	Joint ventures
10.	Segment information
11.	Financial instruments- risk management
12.	Shareholders and other related parties balances and transactions
13.	Key management personnel compensation
14.	Contingencies, commitments and restrictions on the distribution of profits
15.	Events occurring after the reporting period

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

1. GENERAL INFORMATION

These Combined financial statements are comprised by Bioceres Inc Crop Business, using a carve-out basis (“Bioceres Inc Crop Business”) and Bioceres Semillas S.A. (“Bioceres Semillas” and together with Bioceres Inc Crop Business, the “Group”).

BCS Holdings, Inc (“BCS Holdings”) will be a US domiciled holding company that will be created prior to the consummation of the business combination with Union Acquisition Corp. (“Union”), a Cayman Islands exempted special purpose acquisition company listed on the New York Stock Exchange and Domestic filer for SEC purposes. BCS Holdings will receive from Bioceres Inc certain assets and liabilities prior to the consummation of the business combination. Bioceres Inc Crop Business, through the newly created holding intermediate BCS Holdings, and Bioceres Semillas will be acquired by Union in the business combination.

The Group is a fully-integrated agricultural biotechnology business with a leadership position in the South America region. It operates multiple technology platforms to develop and commercialize products that enhance crop productivity and expand feedstock applications in order to provide value to its customers around the world. The Group is ultimately controlled by Bioceres S.A., domiciled in the City of Rosario, Province of Santa Fe, Argentina.

See the details of the business combination in the Combined financial statements as of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015.

Financial and economic situation

Upon completion of the business combination with Union, the newly created BCS Holdings will have access to funds released from Union´s Trust Account after payment of any shares redemptions that could occur.

With net proceeds form the business combination the newly created BCS Holdings intends to meet current financial obligations arising from the acquisition of Rizobacter. These financial obligations are represented by outstanding deferred payments to sellers of Rizobacter, as well as current borrowings obtained by the Group in the past and used to pay installments of the acquisition as they became due (Note 5.15). Furthermore, remaining net proceeds from the business combination with Union after payment of acquisition related obligations, will be destined to working capital requirements enabling the Group to optimize its capital structure and financing costs.

To meet short-term debts, the Group could, if necessary, issue a new Corporate Bond up to US$40 million. This program is already authorized by the regulatory authorities of Argentina and could be allocated to the Group’s needs (Note 5.15). In addition, the Group has revolving credit facilities up to an amount of USD 31.1 million with financial institutions, that jointly with the generation of resources from the business operations, allows the Group to meet its current financial obligations.

2. ACCOUNTING STANDARDS AND BASIS OF PREPARATION

2.1. Statement of compliance with IFRS as issued by IASB

These unaudited interim condensed combined financial statements for the three-months period ended September 30, 2018 has been prepared in accordance with Accounting Standard IAS 34 Interim Financial Reporting.

These unaudited interim condensed combined financial statements does not include all the notes of the type normally included in an annual Financial Statements. Accordingly, these unaudited interim condensed combined financial statements is to be read in conjunction with the Combined financial statements as of June 30, 2018.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

2.2. Scope of combination

IFRS provides no guidelines for the preparation of combined financial statements, which are therefore subject to the rules given in International Accounting Standards (IAS) 8.12. This paragraph requires consideration of the most recent pronouncements of other standard-setting bodies, other financial reporting requirements and recognized industry practices. During the reporting periods of the Unaudited Interim condensed combined financial statements, the assets and liabilities forming the Group were under common control of Bioceres.

2.3. Authorization for the issue of the Unaudited Interim condensed combined financial statements

These Unaudited Interim condensed combined financial statements of the Group as of September 30, 2018, June 30, 2018 and for the three-month period ended September 30, 2018 and 2017 have been authorized by the Board of Directors of Bioceres S.A. at their meetings held on December 21, 2018.

2.4. Basis of measurement

The Unaudited Interim condensed combined financial statements of the Group have been prepared using:

●

Going Concern Basis of Accounting, considering the conclusion of the assessment made by the Group’s Management about the ability of the Group and its subsidiaries to continue as a going concern, in accordance with the requirements of paragraph 25 of IAS 1, “Presentation of Financial Statements”.

●

Accrual Basis of Accounting (except for cash flows information). Under this basis of accounting, the effects of transactions and other events are recognized as they occur, even when there are no cash flows.

2.5. Functional currency and presentation currency

a) Functional currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic market in which the entity operates (i.e., “the functional currency”).

IAS 29 “Financial reporting in hyperinflationary economies” requires that the financial statements of an entity whose functional currency is the currency of a hyperinflationary economy with high inflation, whether they are based on the historical cost method or the current cost method, be stated in terms of the measuring unit current at the closing date of the reporting period. For such purpose, the inflation produced from the acquisition date or the revaluation date, as applicable, must be computed in non-monetary items. The standard details a series of factors to be considered for concluding whether an economy is a hyperinflationary economy, including, but not limited to, a cumulative inflation rate over a three-year period that approaches or exceeds 100%. Inflation accumulated in three years, as of June 30, 2018, is over 100%. It is for this reason that, in accordance with IAS 29, the Argentine economy should be considered as high inflation since July 1, 2018. Consequently, the Group has begun the restatement of its financial statements in accordance with IAS 29.

In an inflationary period, any entity that maintains an excess of monetary assets over monetary liabilities, will lose purchasing power, and any entity that maintains an excess of monetary liabilities on monetary assets, will gain purchasing power, provided that such items are not subject to an adjustment mechanism.

Briefly, the restatement mechanism of IAS 29 establishes that monetary assets and liabilities will not be restated because they are already expressed in a current unit of measurement at the end of the reporting period. Assets and liabilities subject to adjustments based on specific agreements, will be adjusted according to that agreements. Non-monetary items measured at their current values at the end of the reporting period, such as the net realizable value or others, do not need to be restated. The remaining non-monetary assets and liabilities will be restated for a general price index. The loss or gain for the net monetary position will be included in the net result of the reporting period, revealing this information in a separate line item.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

The inflation adjustment on the initial balances was calculated by means of conversion factor derived from the Argentine price indexes published by the National Institute of Statistics. The average index for the three-month period ended September 30, 2018, was 1.141.

The comparative figures in these Unaudited Interim condensed combined financial statements presented in a stable currency are not adjusted for subsequent changes in the price level or exchange rates. This resulted in an initial difference, arising on the adoption of hyperinflation accounting, between the closing equity of the previous year and the opening equity of the current year. The Company recognized this initial difference directly in equity.

b) Presentation currency

The Unaudited Interim condensed combined financial statements of the Group are presented in USD, which is the presentation currency.

c) Foreign currency

Transactions entered into by Group entities in a currency other than their functional currency are recorded at the relevant exchange rates as of the date upon which such transactions occur. Foreign currency monetary assets and liabilities are translated at the prevailing exchanges rates as of the final day of each reporting period. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are recognized immediately in profit or loss, except for foreign currency borrowings qualifying as a hedge of a net investment in a foreign operation for which exchange differences are recognized in other comprehensive income and accumulated in the foreign exchange reserve along with the exchange differences arising on the retranslation of the foreign operation. Upon the disposal of a foreign operation, the cumulative exchange differences recognized in the foreign exchange reserve relating to such operation up to the date of disposal are transferred to the Combined statement of profit or loss and other comprehensive income as part of the profit or loss taking place upon such disposal.

2.6. Changes in accounting policies

The accounting policies adopted in the preparation of the Unaudited Interim condensed financial statements are consistent with those adopted for the preparation of the Annual combined financial statements.

2.7. Changes in accounting estimates and judgments

There were no significant changes in accounting estimates and judgments with respect to the Combined financial statements as of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015.

2.8. Changes in subsidiaries

At the end of the period ended September 30, 2018, the participation of Rizobacter S.A. in Indrasa S.A. decreased by 35%, therefore the Group loss the control over this subsidiary.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

3. NEW STANDARDS, AMENDMENTS AND INTERPRETATIONS ISSUED BY THE IASB

The following new standards became applicable for the current reporting period and the Group had to change its accounting policies as a result of adopting the following standards:

-IFRS 15 Revenue from Contracts with Customers

The main changes are the following:

The standard introduces a new five-step model for recognizing revenue from contracts with customers:

1)	Identifying the contract with the customer.

2)	Identifying separate performance obligations in the contract.

3)	Determining the transaction price.

4)	Allocating the transaction price to separate performance obligations.

5)	Recognizing revenue when the performance obligations are satisfied.

The Group has chosen a modified retrospective application of IFRS 15.

The impact of adopting IFRS 15 was not significant and therefore no cumulative effect upon adoption was recorded.

The standards and interpretations issued, but not yet in force at the date of issuance of these Unaudited Interim condensed combined financial statements, which are or may be applicable to the Group, are:

IFRS 16 – Leases.

IFRIC 23: Uncertainty over income tax treatments

The Group intends to adopt these standards and interpretations when they enter into force, except that the opposite is indicated.

IFRS 16 - Leases

IFRS 16 was issued in January 2016. It will result in almost all leases being recognized on the balance sheet, as the distinction between operating and finance leases will be removed. Under the new standard, an asset (the right to use the leased item) and a financial liability to pay rentals are recognized. The only exceptions are short-term and low-value leases.

The accounting for lessors will not significantly change.

The standard will affect primarily the accounting for the Group’s operating leases. However, the Group has not yet assessed what adjustments, if any, are necessary due to the change in the definition of the lease term and the different treatment of variable lease payments and of extension and termination options. It is therefore not yet possible to estimate the amount of right-of-use assets and lease liabilities that will have to be recognized on adoption of the new standard and how this may affect the Group’s profit or loss and classification of cash flows going forward.

The new standard will be effective for financial years commencing on or after January 1, 2019. At this stage, the Group does not intend to adopt the standard before its effective date.

The Group is currently assessing the impact of the new disclosure requirements and currently it is not possible to estimate the potential effects to the Group.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

IFRIC 23: Uncertainty over income tax treatments

On 7 June 2017, the IFRS Interpretations Committee (IFRS IC) issued IFRIC 23, which clarifies how the recognition and measurement requirements of IAS 12 Income taxes are applied where there is uncertainty over income tax treatments.

The interpretation specifically addresses: i) whether an entity considers uncertain tax treatments separately, ii) the assumptions an entity makes about the examination of tax treatments by taxation authorities, iii) how an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates and iv) how an entity considers changes in facts and circumstances.

IFRIC 23 is effective for annual periods beginning on or after 1 January 2019. At this stage, the Group does not intend to adopt the standard before its effective date. The Group does not expect impacts due to the application of this interpretation.

4. SEASONALITY

The Group revenues fluctuate depending on the timing of orders from our distributors and customers and on prevailing seed market prices, which influence the purchase decisions of growers, the end users of seed and integrated products, crop protection products and crop nutrition products. Given the cyclicality of crop planting and harvesting and South America’s planting and growing seasons, which vary from year to year, our business is highly seasonal. This results in substantial fluctuations in quarterly sales and profitability. Generally, the Group sales are concentrated in the third and fourth quarters of each calendar year, when demand for seed and integrated products, crop protection products and crop nutrition products increases as growers begin planting their fields. With seed and integrated products business, the Group contract with growers and seed suppliers based upon our anticipated market demand. Generally, in seed and integrated products business we stock the seed during the harvest season and ship from inventory throughout the year, with the objective of selling most of the inventory from the current year’s harvest before the next year’s, with crop protection and crop nutrition business following a similar cycle to the seed cycle. The impact of seasonality and the resulting fluctuations in quarterly results may be moderated as we achieve our international expansion plans for seed business in geographies with contrasting seasons and climates.

5. INFORMATION ABOUT COMPONENTS OF UNAUDITED INTERIM CONDENSED COMBINED STATEMENTS OF FINANCIAL POSITION

5.1. Cash and cash equivalents

	09/30/2018	06/30/2018
Cash and banks	3,255,981	2,215,103
	3,255,981	2,215,103

5.2. Other financial assets

	09/30/2018	06/30/2018
Current
Other marketable securities	8,766	12,526
Restricted short-term deposit	4,553,959	4,538,321
	4,562,725	4,550,847

	09/30/2018	06/30/2018
Non-current
Shares of Bioceres S.A.	282,977	240,920
Other marketable securities	1,706	2,438
	284,683	243,358

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

5.3. Trade receivables

	09/30/2018	06/30/2018
Trade debtors	39,761,550	44,641,053
Allowance for impairment of trade debtors	(2,655,975)	(3,212,170)
Shareholders and other related parties (Note 12)	940,126	571,216
Allowance for impairment of related parties (Note 12)	(22,246)	(23,126)
Allowance for return of goods	(415,987)	(1,517,361)
Trade debtors - Parent company (Note 12)	401,017	361,606
Trade debtors - Joint ventures (Note 12)	174,441	209,039
Discounted and deferred checks	14,623,981	11,858,170
	52,806,907	52,888,427

Variations in the allowance for uncollectible trade receivables are reported in Note 5.16.

5.4. Other receivables

	09/30/2018	06/30/2018
Current
Taxes	891,983	664,926
Insurance to be accrued	7,699	9,219
Other receivables - Shareholders and other related parties (Note 12)	3,656	119,677
Other receivables - Parent Company (Note 12)	322,475	103,251
Other receivables - Joint ventures (Note 12)	1,732,782	1,962,459
Prepayments to suppliers	1,411,969	516,742
Reimbursements over exports	362,563	362,815
Loans receivable	—	1,360
Miscellaneous	249,219	499,756
	4,982,346	4,240,205

	09/30/2018	06/30/2018
Non-Current
Taxes	115,983	295,924
Reimbursements over exports	547,771	346,575
Other receivables - Joint ventures (Note 12)	4,235,912	4,337,008
	4,899,666	4,979,507

5.5. Inventories

	09/30/2018	06/30/2018
Agrochemicals	15,666	94,486
Seeds and grains	842,468	514,000
Microbiological resale products	12,531,586	8,389,191
Microbiological products produced	6,573,530	6,383,263
Goods in transit	2,564,976	776,869
Supplies	3,409,033	3,978,934
Allowance for obsolescence	(847,324)	(770,742)
	25,089,935	19,366,001

The roll-forward of allowance for obsolescence is in Note 5.16.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

5.6. Property, plant and equipment

Property, plant and equipment as of September 30, 2018 and June 30, 2018 included the following:

	09/30/2018	06/30/2018
Gross carrying amount	42,834,109	44,764,394
Accumulated depreciation	(5,392,462)	(4,587,248)
Net carrying amount	37,441,647	40,177,146

1. Net carrying amount for each class of assets is as follows:

	Net Carrying	Net Carrying
	Amount	Amount
Class	09/30/2018	06/30/2018
Office equipment	174,591	194,819
Vehicles	1,053,083	1,099,603
Equipment and computer software	144,636	212,236
Fixtures and fittings	3,473,264	3,508,083
Machinery and equipment	4,985,386	4,466,293
Land and buildings	27,372,483	30,513,273
Buildings in progress	238,204	182,839
Total	37,441,647	40,177,146

2. Gross carrying amount as of September 30, 2018 is as follows:

	Gross Carrying Amount
		Adjustment
		of Opening
		Net Book
	As of the	Amount for			Foreign		As of the
	Beginning	Application			Currency		End of
Class	of Period	of IAS 29	Additions	Disposals	Translation	Revaluation	Period
Office equipment	243,948	194,944	11,713	(6,605)	(162,867)	—	281,133
Vehicles	1,660,294	623,032	20,893	—	(556,330)	—	1,747,889
Equipment and computer software	419,638	299,670	7,692	—	(238,075)	—	488,925
Fixtures and fittings	3,826,665	1,777,746	—	—	(1,513,426)	—	4,090,985
Machinery and equipment	5,404,029	3,303,509	33,146	(18,643)	(2,333,061)	—	6,388,980
Land and buildings	33,026,981	3,356,144	—	—	(10,199,207)	3,414,075	29,597,993
Buildings in progress	182,839	96,409	40,619	—	(81,663)	—	238,204
Total	44,764,394	9,651,454	114,063	(25,248)	(15,084,629)	3,414,075	42,834,109

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

3. Accumulated depreciation as of September 30, 2018 is as follows:

	Depreciation
		Adjustment
		of Opening
	Accumulated	Net Book
	as of the	Amount for			Foreign		Accumulated
	Beginning of	Application		Of the	Currency		as of the End
Class	Period	of IAS 29	Disposals	Period	Translation	Revaluation	of Period
Office equipment	49,129	155,774	(3,116)	6,630	(101,875)	—	106,542
Vehicles	560,691	293,553	—	83,682	(243,120)	—	694,806
Equipment and computer software	207,402	300,560	—	11,391	(175,064)	—	344,289
Fixtures and fittings	318,582	506,331	—	68,107	(275,299)	—	617,721
Machinery and equipment	937,736	1,178,567	(9,580)	125,981	(829,110)	—	1,403,594
Land and buildings	2,513,708	392,419	—	108,493	(1,192,222)	403,112	2,225,510
Total	4,587,248	2,827,204	(12,696)	404,284	(2,816,690)	403,112	5,392,462

4. Gross carrying amount as of September 30, 2017 is as follows:

	Gross Carrying Amount
	Adjustment
	of Opening
	Net Book
	Amount for				Foreign		As of the
	Application				Currency		End of
Class	of IAS 29	Additions	Transfers	Disposals	Translation	Revaluation	Period
Office equipment	252,220	4,133	—	(4,812)	(6,614)	—	244,927
Vehicles	2,223,102	108,123	—	(82,974)	(58,940)	—	2,189,311
Equipment and computer software	426,530	9,718	3,812	—	(13,074)	—	426,986
Fixtures and fittings	4,665,074	282	188,163	—	(182,786)	—	4,670,733
Machinery and equipment	9,177,077	52,293	—	(26,061)	(381,022)	—	8,822,287
Land and buildings	30,931,226	50,798	94,755	—	(1,201,029)	—	29,875,750
Buildings in progress	870,469	77,878	(286,730)	(46,240)	(27,362)	—	588,015
Total	48,545,698	303,225	—	(160,087)	(1,870,827)	—	46,818,009
5. Accumulated depreciation as of September 30, 2017 is as follows:

	Depreciation
	Adjustment
	of Opening
	Net Book
	Amount for			Foreign		Accumulated
	Application		Of the	Currency		as of the End
Class	of IAS 29	Disposals	Period	Translation	Revaluation	of Period
Office equipment	31,522	—	8,103	(810)	—	38,815
Vehicles	373,216	(37,985)	188,085	(7,075)	—	516,241
Equipment and computer software	118,169	—	33,972	(1,771)	—	150,370
Fixtures and fittings	204,171	—	62,969	(7,815)	—	259,325
Machinery and equipment	771,636	—	197,335	(52,809)	—	916,162
Land and buildings	828,109	—	143,967	(31,897)	—	940,179
Total	2,326,823	(37,985)	634,431	(102,177)		2,821,092

The depreciation charge is included in Notes 6.3 and 6.4.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

Revaluation of property, plant and equipment

At a minimum, the Group updates their assessment of the fair value of its land and buildings at the end of each reporting year (after the revaluation policy was adopted), taking into account the most recent independent valuations and market data. Valuations were performed at September 30, 2018. Management determined the property, plant and equipment’s value within a range of reasonable fair value estimates.

All resulting fair value estimates for properties are included in level 3.

5.7. Intangible assets

Intangible assets as of September 30, 2018 and June 30, 2018 included the following:

	09/30/2018	06/30/2018
Gross carrying amount	33,235,633	29,155,315
Accumulated amortization	(3,362,030)	(2,497,970)
Net carrying amount	29,873,603	26,657,345

1. Net carrying amount of each class of intangible assets is as follows:

	Net Carrying	Net Carrying
	Amount	Amount
Class	09/30/2018	06/30/2018
Seed and integrated products
Soybean HB4	5,158,705	4,927,853
Crop nutrition
Microbiology products	1,550,407	2,122,484
Other intangible assets
Trademarks and patents	6,447,979	5,574,682
Software	1,456,259	949,310
Customer loyalty	15,260,253	13,083,016
Total	29,873,603	26,657,345

2. Gross carrying amount as of September 30, 2018 is as follows:

	Gross Carrying Amount
		Adjustment
		of Opening
		Net Book
	As of the	Amount for			Foreign	As of the
	Beginning of	Application			Currency	End of
Class	Period	of IAS 29	Additions	Disposals	Translation	Period
Seed and integrated products
Soybean HB4	4,927,853	—	230,852	—	—	5,158,705
Crop nutrition
Microbiology products	2,505,864	192,658	52,900	—	(668,350)	2,083,072
Other intangible assets
Trademarks and patents	6,278,706	3,005,387	—	—	(1,884,375)	7,399,718
Software	1,444,603	1,484,407	—	—	(832,444)	2,096,566
Customer loyalty	13,998,289	6,700,470	—	—	(4,201,187)	16,497,572
Total	29,155,315	11,382,922	283,752	—	(7,586,356)	33,235,633

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

3. Accumulated amortization as of September 30, 2018 is as follows:

	Amortization
		Adjustment
		of Opening
	Accumulated	Net Book
	as of	Amount for			Foreign	Accumulated
	Beginning of	Application		Of the	Currency	as of the End
Class	Period	of IAS 29	Disposals	Period	Translation	of Period
Crop nutrition
Microbiology products	383,380	245,725	—	64,518	(160,958)	532,665
Other intangible assets
Trademarks and patents	704,024	336,989	—	122,018	(211,292)	951,739
Software	495,293	278,679	—	72,705	(206,370)	640,307
Customer loyalty	915,273	438,107	—	158,630	(274,691)	1,237,319
Total	2,497,970	1,299,500	—	417,871	(853,311)	3,362,030

4. Gross carrying amount as of September 30, 2017 is as follows:

	Gross Carrying Amount
	As of the			Foreign	As of the
	Beginning of			Currency	End of
Class	Period	Additions	Disposals	Translation	Period
Seed and integrated products
Soybean HB4	3,111,253	—	—	—	3,111,253
Crop nutrition
Microbiology products	3,782,238	111,124	—	(149,011)	3,744,351
Other intangible assets
Trademarks and patents	10,906,317	—	—	(429,681)	10,476,636
Software	1,787,925	236	—	(70,439)	1,717,722
Customer loyalty	24,315,484	—	—	(957,968)	23,357,516
Total	43,903,217	111,360	—	(1,607,099)	42,407,478

5. Accumulated amortization as of September 30, 2017 is as follows:

	Amortization
	Accumulated
	as of			Foreign	Accumulated
	Beginning of		Of the	Currency	as of the End
Class	Period	Disposals	Period	Translation	of Period
Crop nutrition
Microbiology products	290,969	—	89,805	(11,217)	369,557
Other intangible assets
Trademarks and patents	503,553	—	172,282	(19,367)	656,468
Software	395,156	—	90,969	(15,319)	470,806
Customer loyalty	654,648	—	223,977	(25,177)	853,448
Total	1,844,326	—	577,033	(71,080)	2,350,279

The amortization charge is included in Notes 6.3 and 6.4.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

5.8. Goodwill

The variations in goodwill occurred during the periods combined correspond to the restatement as a result of inflation adjustment and conversion to presentation currency. There have been no goodwill impairment indicators.

Carrying amount of goodwill as of September 30, 2018 and June 30, 2018 is as follows:

	09/30/2018	06/30/2018
Rizobacter	17,838,269	14,438,027
Total	17,838,269	14,438,027

5.9. Trade and other payables

	09/30/2018	06/30/2018
Trade creditors	28,749,755	22,222,872
Shareholders and other related parties (Note 12)	273,135	365,994
Trade creditors - Joint ventures (Note 12)	7,825,308	3,493,113
Taxes	35,469	35,391
Miscellaneous	998,219	1,591,460
	37,881,886	27,708,830

5.10. Borrowings

	09/30/2018	06/30/2018
Current
Bank overdraft	171,594	532,912
Bank borrowings	44,885,681	44,061,555
Corporate bonds	—	3,262,924
BAF Loans	11,667,802	5,112,222
Discount checks	9,068,530	10,243,204
Loans payables-Parent company (Note 12)	5,221,697	1,816,084
Finance lease	220,179	280,027
	71,235,483	65,308,928
Non-current
Bank borrowings	21,403,969	25,253,940
Finance lease	299,775	454,265
	21,703,744	25,708,205

On August 31, 2018, the payment of the last capital and interest service of Corporate bonds were made. After these payments there are no more outstanding Corporate bonds corresponding to the regime of public offering.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

The carrying value of some borrowings as of September 30, 2018 measured at amortized cost differ from their fair value. The following fair values measured are based on discounted cash flows (Level 3) due to the use of unobservable inputs, including own credit risk.

	09/30/2018
	Amortized
	Cost	Fair Value
Current
Bank borrowings	44,885,681	43,523,959
Discount checks	9,068,530	7,518,346

Non-current
Bank borrowings	21,403,969	17,893,567

The group has met the capital and interest installments whose maturity was effective in the three-month period ended September 30, 2018.

Covenant compliance is required to be measured annually.

5.11. Employee benefits and social security

	09/30/2018	06/30/2018
Salaries and social security	2,312,112	3,146,583
Staff incentives and vacations	1,898,509	1,265,130
	4,210,621	4,411,713

5.12. Deferred revenue and advances from customers

	09/30/2018	06/30/2018
Advances from customers	2,831,527	1,007,301
	2,831,527	1,007,301

5.13. Government grants

	09/30/2018	06/30/2018
Current	6,257	17,695
Non-current	10,871	15,532
Total	17,128	33,227

	09/30/2018	09/30/2017
At of the beginning of the period	33,227	118,545
Received during the period	15,704	29,136
Currency conversion difference	(25,324)	(33,802)
Released to the statement of profit or loss	(6,479)	(14,612)
At the end of period	17,128	99,267

There are neither unfulfilled conditions nor other contingencies attaching to government grants or government assistance.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

5.14. Provisions

	09/30/2018	06/30/2018
Provisions for contingencies	458,874	845,486
	458,874	845,486

There are no expected reimbursements related to the provisions.

The roll forward of the provision is in Note 5.16.

5.15. Financed payment – Acquisition of business

	09/30/2018	06/30/2018
Current
Purchase option	14,889,202	14,605,469
Financed payment to sellers	5,727,261	5,618,121
	20,616,463	20,223,590
Non-current
Financed payment to sellers	2,702,519	2,651,019
	2,702,519	2,651,019

As of the date of issuance of these Unaudited Interim condensed combined financial statements, the three installments that were due in October 2017, April 2018 and October 2018, have been fully paid for a value of USD 3.5 million, USD 2.9 million and USD 2.9 million, respectively. The funds for this payment was obtained through bank loans.

Purchase option

The Group subscribed to an option to purchase a further 9.99% of Rizobacter for a nominal value of USD 14.9 million. Group Bioceres had the right to exercise this option over a term of two years since October 19, 2016. As from the second anniversary, or if Bioceres S.A. and/or its affiliates purchase a portion or all of the equity interests held by certain shareholders, Group Bioceres will have the obligation to purchase the percentage if the Sellers so require it.

In October, 2018, an addendum to the purchase option was signed with the sellers extending the term of the exercise of the option by Bioceres to March 31, 2019. Additionally, this addendum increases the purchase option to 29.99 % of Rizobacter. The Group would have to pay USD 49.98 million, of which USD 34.995 million (nominal value of the purchase option for the additional 20% of Rizobacter equity interest) are subject to the successful completion of the business combination planed with Union.

The consideration payable will consist in: (i) USD 14,985,000 in cash (“Cash consideration”) and (ii) USD 34,995,000 in UAC shares redeemed in connection with the business combination, if any (“In-Kind Consideration”) provided that any deficiencies in the Cash Consideration will be set off with additional Redeemed Shares and any deficiencies in the In-Kind Consideration will be set off with additional cash.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

5.16. Changes in allowances and provision

				Currency
			Uses and	Conversion
Item	06/30/2018	Additions	Reversals	Difference	09/30/2018
DEDUCTED FROM ASSETS

Allowance for impairment of trade debtors	(3,212,170)	(4,201)	77,331	483,065	(2,655,975)
Allowance for impairment of related parties	(23,126)	(21,358)	10,216	12,022	(22,246)
Allowance for obsolescence	(770,742)	(213,534)	—	136,952	(847,324)
Total deducted from assets	(4,006,038)	(239,093)	87,547	632,039	(3,525,545)

INCLUDED IN LIABILITIES

Provisions for contingencies	(845,486)	—	132,863	253,749	(458,874)
Total included in liabilities	(845,486)	—	132,863	253,749	(458,874)
Total	(4,851,524)	(239,093)	220,410	885,788	(3,984,419)

				Currency
			Uses and	Conversion
Item	06/30/2017	Additions	Reversals	Difference	09/30/2017
DEDUCTED FROM ASSETS

Allowance for impairment of trade debtors	(2,873,688)	(382,091)	540	(294,166)	(3,549,405)
Allowance for impairment of related parties	(205,960)	—	—	(8,405)	(214,365)
Allowance for obsolescence	(707,105)	(19,923)	213,216	41,180	(472,632)
Total deducted from assets	(3,786,753)	(402,014)	213,756	(261,391)	(4,236,402)

INCLUDED IN LIABILITIES

Provisions for contingencies	(1,415,290)	—	—	144,391	(1,270,899)
Total included in liabilities	(1,415,290)	—	—	144,391	(1,270,899)
Total	(5,202,043)	(402,014)	213,756	(117,000)	(5,507,301)

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

6. INFORMATION ABOUT COMPONENTS OF COMBINED STATEMENT OF COMPREHENSIVE INCOME

6.1. Revenue

	09/30/2018	09/30/2017
Sale of goods	29,271,169	33,707,643
Rendering of services	8,940	24,683
Royalties	325,636	127,223
	29,605,745	33,859,549

Transactions of sales of goods and services with joint ventures and with shareholders and other related parties are reported in Note 12.

6.2. Cost of sales

Item	09/30/2018	09/30/2017
Inventory as of the beginning of the period	19,366,001	31,338,034
Adjustment of opening net book amount for the application of IAS 29	4,273,416	—
Purchases of the period	20,950,020	23,651,795
Production costs	2,094,206	2,794,113
Currency conversion difference	(7,094,698)	(1,298,391)
Subtotal	39,588,945	56,485,551
Inventory as of the end of the period	(25,089,935)	(36,473,918)
Cost of sales	14,499,010	20,011,633

6.3. R&D classified by nature

	Research and	Research and
	Development	Development
	Expenses	Expenses
Item	09/30/2018	09/30/2017
Amortization intangible assets	212,895	197,940
Import and export expenses	2,230	4,228
Depreciation property, plant and equipment	40,326	118,181
Freight and haulage	—	255
Employee benefits and social securities	387,965	371,777
Taxes	1,139	1,406
Maintenance	6,076	13,174
Energy and fuel	15,375	11,410
Supplies and materials	341,186	109,232
Mobility and travel	9,806	29,979
Stock options based incentive	3,804	10,540
Professional fees and outsourced services	16,456	34,948
Office supplies	7,163	15,170
Insurance	1,583	6,484
Miscellaneous	2,488	13,650
Total	1,048,492	938,374

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

	09/30/2018	09/30/2017
R&D Capitalized (Note 5.7)	283,752	111,124
R&D profit and loss	1,048,492	938,374
Total	1,332,244	1,049,498
% of total revenue	4.50%	3.10%

6.4. Expenses classified by nature and function

		Selling, General
	Production	and Administrative	Total
Item	Costs	Expenses	09/30/2018
Amortization intangible assets	—	204,976	204,976
Analysis and storage	125,659	40,439	166,098
Commissions and royalties	298,478	50,462	348,940
Bank expenses and commissions	—	6,444	6,444
Import and export expenses	9,566	245,859	255,425
Depreciation property, plant and equipment	245,762	118,196	363,958
Impairment of receivables	—	(9,067)	(9,067)
Freight and haulage	25,448	334,319	359,767
Employee benefits and social securities	890,475	2,741,959	3,632,434
Maintenance	78,896	60,533	139,429
Energy and fuel	74,815	117,615	192,430
Supplies and materials	56,927	49,352	106,279
Mobility and travel	7,570	281,930	289,500
Publicity and advertising	—	296,226	296,226
Contingencies	—	(5,047)	(5,047)
Professional fees and outsourced services	—	333,472	333,472
Professional fees related parties	—	122,764	122,764
Office supplies	1,672	62,023	63,695
Insurance	14,571	95,953	110,524
System expenses	—	108,476	108,476
Obsolescence	213,534	—	213,534
Taxes	4,595	732,009	736,604
Miscellaneous	46,238	91,592	137,830
Total	2,094,206	6,080,485	8,174,691

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

		Selling, General
	Production	and Administrative	Total
Item	Costs	Expenses	09/30/2017
Amortization intangible assets	—	379,093	379,093
Analysis and storage	26,253	6,225	32,478
Commissions and royalties	49,108	113,516	162,624
Bank expenses and commissions	—	5,912	5,912
Import and export expenses	24,683	365,733	390,416
Depreciation property, plant and equipment	278,779	237,471	516,250
Impairment of receivables	—	381,551	381,551
Freight and haulage	54,137	414,916	469,053
Employee benefits and social securities	1,920,490	3,506,740	5,427,230
Maintenance	250,709	150,103	400,812
Energy and fuel	47,380	128,477	175,857
Supplies and materials	47,763	2,078	49,841
Mobility and travel	8,793	203,943	212,736
Publicity and advertising	—	586,814	586,814
Professional fees and outsourced services	—	394,220	394,220
Professional fees related parties	—	133,755	133,755
Office supplies	9,230	170,788	180,018
Insurance	26,206	139,638	165,844
System expenses	—	75,010	75,010
Obsolescence	19,923	—	19,923
Taxes	6,789	825,666	832,455
Miscellaneous	23,870	173,559	197,429
Total	2,794,113	8,395,208	11,189,321

6.5. Finance income

	09/30/2018	09/30/2017
Exchange differences	11,934,458	1,140,487
Interest generated by assets	61,214	126,181
Interest generated by assets related parties	—	12,366
Others finance income	23,447	—
Net gain of inflation effects on the monetary items	397,369	—
Changes in fair value of financial assets or liabilities and other financial results	47,829	47,680
	12,464,317	1,326,714

6.6. Finance costs

	09/30/2018	09/30/2017
Exchange differences	(21,471,990)	(2,609,834)
Interest generated by liabilities related parties	(7,054)	—
Interest generated by liabilities	(3,731,484)	(3,675,693)
Financial commissions	(296,405)	(481,308)
Others finance cost	(674,558)	—
Changes in fair value of financial assets or liabilities and other financial results	(18,480)	—
	(26,199,971)	(6,766,835)

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

7. INFORMATION ABOUT COMBINED COMPONENTS OF EQUITY

7.1. Parent company investment

The Group has recognized the contribution made by Bioceres into the combined entity as Parent company investment as follows:

	09/30/2018	09/30/2017
Intangible contributed	230,853	—
Rizobacter acquisition consideration	(8,144,018)	—
	(7,913,165)	—

7.2. Non-controlling interests

There were no dividends paid to non-controlling interest (NCI) in the period ended September 30, 2018, and 2017 after the acquisition of Rizobacter.

8. CASH FLOW INFORMATION

Significant non-cash transactions related to investing and financing activities are as follows:

	09/30/2018	09/30/2017
Financing activities
Parent company investment	(7,913,165)	—
	(7,913,165)	—

9. JOINT VENTURES

Investments in joint ventures and related companies:

	09/30/2018	06/30/2018
Assets
Semya S.A.	3,003,796	2,972,239
Synertech	19,488,191	16,099,816
Indrasa Biotecnología S.A.	17,658	—
	22,509,645	19,072,055

	09/30/2018	06/30/2018
Liabilities
Trigall Genetics	2,086,376	2,012,298
	2,086,376	2,012,298

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

Changes in join ventures investments:

	09/30/2018	09/30/2017
As of the beginning of the period	17,059,757	30,580,943
Monetary contributions	116,230	—
Adjustment for loss of control Indrasa	10,591	—
Revaluation of property, plant and equipment	562,268	—
Adjustment of opening net book amount for the application of IAS 29	8,328,794	—
Foreign currency translation	(5,734,527)	(1,264,283)
Share of profit or loss	80,156	55,117
As of the end of the period	20,423,269	29,371,777

Share of profit or loss of joint ventures:

	09/30/2018	09/30/2017
Trigall	(74,079)	(199,403)
Semya	(27,083)	(2,860)
Synertech	174,251	257,380
Indrasa	7,067	—
	80,156	55,117

10. SEGMENT INFORMATION

The Group is organized into three main operating segments:

-	Seed and integrated products

The seed and integrated products segment focuses mainly on the development and commercialization of seed technologies and products that increase yield per hectare, with a focus on the provision of seed technologies and integrated crop protection and crop nutrition products designed to control weeds, insects or diseases, to increase their quality characteristics, to improve nutritional value and other benefits. The segment focuses on the commercialization of integrated products that combine three complementary components biotechnological events, germplasm and seed treatments—in order to increase crop productivity and create value for customers. While each component can increase yield independently, through an integrated technology strategy the segment offers biotechnological events, germplasm and treatments for seeds that complement and integrate with each other to generate higher yields in crops.

Currently the segment generates revenue from ordinary activities through the sale of seeds, integrated packs, royalties and licenses charged to third parties, among others.

-	Crop protection

The crop protection segment mainly includes the development, production and marketing of adjuvants, insecticides and fungicides. The adjuvants are used in mixtures to facilitate greater efficiency of the products to be applied (such as fertilizers and agrochemicals). Insecticides and fungicides can significantly reduce disease or insect problems during the germination period.

The segment currently generates revenue from ordinary activities through the sale of adjuvants, insecticides, fungicides and baits, among others.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

-	Crop nutrition

The crop nutrition segment focuses mainly on the development, production and commercialization of inoculants that allow the biological fixation of nitrogen in the crops, and of fertilizers including biofertilizers and microgranulated fertilizers that optimize the productivity and yield of the crops.

Currently the segment generates income from ordinary activities through the sale of inoculants, bio-inductors, biological fertilizers and microgranulated fertilizers, among others

The measurement principles for the Group’s segment reporting structure are based on the IFRS principles adopted in the Combined financial statements. Revenue generated by products and services exchanged between segments and entities within the Group are calculated on the basis of market prices.

The following tables present information with respect to the Group´s reporting segments:

	Seed and
	Integrated	Crop	Crop
Period Ended September 30, 2018	Products	Protection	Nutrition	Combined
Revenues
Sale of goods	6,196,593	14,673,792	8,400,784	29,271,169
Rendering of services	8,940			8,940
Royalties	325,636			325,636
Government grants
Grants	6,479			6,479
Total revenue	6,537,648	14,673,792	8,400,784	29,612,224

Cost of sales	(2,190,036)	(7,349,496)	(4,959,478)	(14,499,010)
Gross margin per segment	4,347,612	7,324,296	3,441,306	15,113,214
%	67%	50%	41%	51%

	Seed and
	Integrated	Crop	Crop
Period Ended September 30, 2017	Products	Protection	Nutrition	Combined
Revenues
Sale of goods	7,370,812	16,795,948	9,540,883	33,707,643
Rendering of services	24,683			24,683
Royalties	127,223			127,223
Government grants
Grants	14,612			14,612
Total revenue	7,537,330	16,795,948	9,540,883	33,874,161

Cost of sales	(2,462,759)	(10,038,912)	(7,509,962)	(20,011,633)
Gross margin per segment	5,074,571	6,757,036	2,030,921	13,862,528
%	67%	40%	21%	41%

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

	09/30/2018	09/30/2017
Seed and integrated products	6,537,648	7,537,330
Seeds, royalties & licenses	855,316	1,021,347
Packs	5,682,332	6,515,983

Crop protection	14,673,792	16,795,948
Adjuvants	6,398,032	7,993,798
Insecticides & fungicides	2,479,124	2,409,728
Other	5,796,636	6,392,422

Crop nutrition	8,400,784	9,540,883
Inoculants	3,195,459	6,306,921
Fertilizers	5,205,325	3,233,962

Total revenue	29,612,224	33,874,161

11.	FINANCIAL INSTRUMENTS – RISK MANAGEMENT

The following tables show additional information required under IFRS 7 on the financial assets and liabilities recorded as of September 30, 2018 and June 30, 2018.

			Mandatorily Measured at
			Fair Value Through Profit
	Amortized Cost		or Loss
Financial Asset	09/30/2018	06/30/2018	09/30/2018	06/30/2018
Cash and cash equivalents	3,255,981	2,215,103	—	—
Other financial assets	4,838,642	4,781,679	8,766	12,526
Trade receivables	52,806,907	52,888,427	—	—
Other receivables(*)	7,454,378	7,732,901	—	—
Total	68,355,908	67,618,110	8,766	12,526
____________________

(*)	Advances expenses and tax balances are not included.

			Mandatorily Measured at
			Fair Value Through Profit
	Amortized Cost		or Loss
Financial Liability	09/30/2018	06/30/2018	09/30/2018	06/30/2018
Trade Payables and other payables	37,881,886	27,708,830	—	—
Borrowings	92,939,227	91,017,133	—	—
Financed payment - Acquisition of business	23,318,982	22,874,609	—	—
Total	154,140,095	141,600,572	—	2,500,000

11.1.	Financial instruments measured at fair value

Measurement at Fair Value at 09/30/2018	Level 1	Level 2	Level 3
Financial assets at fair value
Other financial assets	8,766	—	—

Measurement at Fair Value at 06/30/2018	Level 1	Level 2	Level 3
Financial assets at fair value
Other financial assets	12,526	—	—

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

Estimation of fair value

The fair value of marketable securities is calculated using the market approach using quoted prices in active markets for identical assets (Level 1 of the fair value hierarchy).

The Group’s financial liabilities, which were not traded in an active market were determined using valuation techniques that maximize the use of available market information, and thus rely as little as possible on specific estimates of the entity. The rates applicable to similar loans in the market (Level 2 of the fair value hierarchy) were compared.

The Group’s policy is to recognize transfers between different categories of the fair value hierarchy at the time they occur or when there are changes in the circumstances that cause the transfer.

There were no transfers between levels of the fair value hierarchy. There were no changes in economic or business circumstances affecting fair value.

11.2.	Financial instruments not measured at fair value

The financial instruments not measured at fair value include cash and cash equivalents, trade accounts receivable, other accounts receivable, trade payables and other debts, borrowings, financed payments and instruments with a put option.

The carrying value of financial instruments not measured at fair value does not differ significantly from their fair value, except for borrowings (Note 5.10).

Management estimates that the carrying value of the financial instruments measured at amortized cost approximates their fair value.

12.	SHAREHOLDERS AND OTHER RELATED PARTIES BALANCES AND TRANSACTIONS

During the period ended September 30, 2018 and 2017 the transactions between the Group and related parties, and the related balances owed by and to them, are as follows:

Party	Transaction Type	09/30/2018	09/30/2017
Joint ventures	R&D sales and services	33,304	—
Joint ventures	Purchases of goods and services	(4,075,892)	(4,199,798)
Joint ventures	Equity contributions	116,230	—
Joint ventures	Loans granted	—	46,242
Key management personnel	Salaries, social security benefits and other benefits	(595,921)	(845,510)
Shareholders and other related parties	Sales of goods and services	166,551	275,902
Shareholders and other related parties	Interest gain	—	12,366
Shareholders and other related parties	Interest lost	(7,054)	—
Shareholders and other related parties	Purchases of goods and services	(172,285)	(460,045)
Parent company	Sales of goods and services	—	2,285
Parent company	Purchases of goods and services	(22,140)	—
Total		(4,557,207)	(5,168,558)

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS
As of September 30, 2018, June 30, 2018 and for the three-month periods ended September 30, 2018 and 2017
(Amounts in USD, except otherwise indicated)

		Amounts Receivable from
		Related Parties
Party	Transaction Type	09/30/2018	06/30/2018
Parent company	Trade receivables	401,017	361,606
Parent company	Other accounts receivable	322,475	103,251
Shareholders and other related parties	Trade receivables	940,126	571,216
Shareholders and other related parties	Allowance for impairment	(22,246)	(23,126)
Shareholders and other related parties	Other accounts receivable	3,656	119,677
Joint ventures	Trade receivables	174,441	209,039
Joint ventures	Other accounts receivable	5,968,694	6,299,467
Total		7,788,163	7,641,130

		Amounts Payable to
		Related Parties
Party	Transaction type	09/30/2018	06/30/2018
Parent company	Loans payables	(5,221,697)	(1,816,084)
Key management personnel	Salaries, social security benefits and other benefits	(51,574)	(1,556,035)
Shareholders and other related parties	Trade payables	(273,135)	(365,994)
Joint ventures	Trade payables	(7,825,308)	(3,493,113)
Total		(13,371,714)	(7,231,226)

13.	KEY MANAGEMENT PERSONNEL COMPENSATION

The compensation of directors and other members of key management personnel, including social contributions and other benefits, was as follows for the period ended September 30, 2018, and 2017.

	09/30/2018	09/30/2017
Salaries, social security and other benefits	595,921	845,510
Total	595,921	845,510

The Group currently does not pay any compensation to any of its non-employee board members.

14.	CONTINGENCIES, COMMITMENTS AND RESTRICTIONS ON THE DISTRIBUTION OF PROFITS

In order to guarantee the obligations assumed on the Syndicated loan (Note 5.10), Rizobacter signed a granted a pledge of a fixed term certificate constituted on September 10, 2018 for USD 4.3 million.

There were no other significant changes to the contingencies, commitments and restrictions on the distribution of profits from the disclosed made in the Combined financial statement as of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015.

15.	EVENTS OCCURRING AFTER THE REPORTING PERIOD

Subsequent to September 30, 2018, there have been no other situations or circumstances that may require significant adjustments or further disclosure in these InterimUnaudited Interim condensed combined financial statements that were not mentioned above.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.

Report of Independent Registered Public Accounting Firm

To the board of directors of Bioceres S.A. and the Shareholders of Bioceres Inc. and Bioceres Semillas S.A.

Opinion on the Financial Statements

We have audited the accompanying combined statements of financial position of Bioceres Inc. crop business and Bioceres Semillas S.A. (the “Company”) as of June 30, 2018, June 30, 2017 and December 31, 2016, and the related combined statements of comprehensive income, of change in equity and of cash flow for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and the two years ended December 31, 2016 including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018, June 30, 2017 and December 31, 2016, and the results of its operations and its cash flows for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and the two years ended December 31, 2016 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Price Waterhouse & Co. S.R.L.

/s/ Gabriel Marcelo Perrone
Gabriel Marcelo Perrone
Partner

Rosario, Argentina
December 21, 2018

We have served as the Company’s auditor since 2018.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
COMBINED STATEMENTS OF FINANCIAL POSITION
As of June 30, 2018, June 30, 2017 and December 31, 2016
(Amounts in USD)

	Notes	06/30/2018	06/30/2017	12/31/2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	6.1	2,215,103	1,679,478	982,897
Other financial assets	6.2	4,550,847	4,264,792	4,474
Trade receivables	6.3	52,888,427	41,675,918	56,050,629
Other receivables	6.4	4,240,205	7,108,219	4,286,910
Income and minimum presumed income taxes recoverable	8	2,082,269	1,701,382	—
Inventories	6.5	19,366,001	31,338,034	32,677,314
Total current assets		85,342,852	87,767,823	94,002,224

NON-CURRENT ASSETS
Other financial assets	6.2	243,358	766,999	712,367
Other receivables	6.4	4,979,507	2,183,244	2,390,562
Income and minimum presumed income taxes recoverable	8	126,653	315,565	879,380
Deferred tax assets	8	5,601,821	3,372,101	4,649,504
Investments in joint ventures	11	19,072,055	32,108,229	32,875,663
Property, plant and equipment	6.6	40,177,146	46,218,875	46,393,761
Intangible assets	6.7	26,657,345	42,058,891	42,368,326
Goodwill	6.8	14,438,027	25,079,324	26,250,959
Total non-current assets		111,295,912	152,103,228	156,520,522
Total assets		196,638,764	239,871,051	250,522,746

The accompanying Notes are an integral part of these Combined financial statements.
Related parties balances and transactions are disclosed in Note 15.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
COMBINED STATEMENTS OF FINANCIAL POSITION
As of June 30, 2018, June 30, 2017 and December 31, 2016
(Amounts in USD)

	Notes	06/30/2018	06/30/2017	12/31/2016
LIABILITIES
CURRENT LIABILITIES
Trade and other payables	6.9	27,708,830	22,794,716	36,006,517
Borrowings	6.10	65,308,928	34,037,971	53,135,510
Employee benefits and social security	6.11	4,411,713	5,047,045	3,616,478
Deferred revenue and advances from customers	6.12	1,007,301	1,197,080	878,874
Income and minimum presumed income taxes payable	8	2,569	29,788	2,932,777
Government grants	6.13	17,695	60,829	63,671
Financed payment - Acquisition of business	6.16	20,223,590	6,219,980	3,177,807
Total current liabilities		118,680,626	69,387,409	99,811,634

NON-CURRENT LIABILITIES
Borrowings	6.10	25,708,205	40,952,164	11,551,976
Government grants	6.13	15,532	57,716	92,248
Investments in joint ventures	11	2,012,298	1,527,286	1,569,160
Deferred tax liabilities	8	13,591,942	25,611,927	26,385,786
Provisions	6.14	845,486	1,415,290	1,909,530
Financed payment - Acquisition of business	6.16	2,651,019	21,180,193	23,031,669
Puttable instruments	6.15	—	2,500,000	2,500,000
Total non-current liabilities		44,824,482	93,244,576	67,040,369
Total liabilities		163,505,108	162,631,985	166,852,003

EQUITY
Equity attributable to owners of the parent		13,713,484	35,841,621	42,527,712
Non-controlling interests		19,420,172	41,397,445	41,143,031
Total equity		33,133,656	77,239,066	83,670,743
Total equity and liabilities		196,638,764	239,871,051	250,522,746

The accompanying Notes are an integral part of these Combined financial statements.
Related parties balances and transactions are disclosed in Note 15.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
COMBINED STATEMENTS OF COMPREHENSIVE INCOME
For the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD)

	Notes	06/30/2018	06/30/2017	12/31/2016	12/31/2015
Revenue	7.1	133,491,118	46,853,369	41,027,474	5,100,395
Government grants	6.13	51,586	31,941	141,775	105,696
Total revenue		133,542,704	46,885,310	41,169,249	5,206,091

Cost of sales	7.2	(77,094,551)	(29,613,158)	(30,598,956)	(3,837,242)
Research and development expenses	7.3	(3,950,100)	(1,990,268)	(853,854)	(302,774)
Selling, general and administrative expenses	7.4	(35,263,688)	(15,689,598)	(8,827,121)	(1,401,037)
Share of loss of joint ventures	11	(2,136,801)	(649,075)	(707,042)	(858,158)
Other income or expenses, net		613,389	54,252	24,765	12
Operating profit/(loss)		15,710,953	(1,002,537)	207,041	(1,193,108)
Finance income	7.5	26,982,795	1,762,484	156,468	1,569,592
Finance costs	7.6	(67,933,511)	(11,955,747)	(8,406,045)	(879,769)
Loss before income tax		(25,239,763)	(11,195,800)	(8,042,536)	(503,285)
Income tax	8	10,928,517	2,817,251	1,860,647	(690,726)
Loss for the year / period		(14,311,246)	(8,378,549)	(6,181,889)	(1,194,011)

Other comprehensive income or loss		(31,833,554)	(2,714,241)	(4,579,700)	—

Items that may be subsequently reclassified to profit and loss		(43,710,972)	(4,747,113)	(4,579,700)	—
Exchange differences on translation of foreign operations from joint ventures		(13,865,192)	(1,498,641)	(277,603)	—
Exchange differences on translation of foreign operations		(29,845,780)	(3,248,472)	(4,302,097)	—

Items that will not be subsequently reclassified to loss and profit		11,877,418	2,032,872	—	—
Revaluation of property, plant and equipment, net of tax, of JV and associates		1,679,818	189,025	—	—
Revaluation of property, plant and equipment, net of tax		8,381,618	1,843,847	—	—
Tax rate change over revaluation of property, plant and equipment		1,815,982	—	—	—
Total comprehensive loss		(46,144,800)	(11,092,790)	(10,761,589)	(1,194,011)

Loss for the year / period attributable to:
Equity holders of the parent		(11,039,533)	(5,908,927)	(5,865,870)	(1,194,011)
Non-controlling interests		(3,271,713)	(2,469,622)	(316,019)	—
		(14,311,246)	(8,378,549)	(6,181,889)	(1,194,011)

Total comprehensive loss attributable to:
Equity holders of the parent		(33,927,072)	(8,069,589)	(9,083,688)	(1,194,011)
Non-controlling interests		(12,217,728)	(3,023,201)	(1,677,901)	—
		(46,144,800)	(11,092,790)	(10,761,589)	(1,194,011)

The accompanying Notes are an integral part of these Combined financial statements.
Related party balances and transactions are disclosed in Note 15.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
COMBINED STATEMENTS OF CHANGES IN EQUITY
For the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD)

	Attributable to the equity holders of the parent
						Equity /
	Parent			Foreign		(Deficit)
	Company			Currency		Attributable	Non-
	Investment	Stock	Retained	Translation	Revaluation	to Owners of	controlling	Total
Description	(Note 9.1)	Options	Deficit	Reserve	of PP&E	the Parent	Interests	Equity
12/31/2014	3,796,654	—	(2,141,242)	—	—	1,655,412	—	1,655,412
Parent company investment	632,596	—	—	—	—	632,596	—	632,596
Stock options	—	3,285	—	—	—	3,285	—	3,285
Loss for the year	—	—	(1,194,011)	—	—	(1,194,011)	—	(1,194,011)
12/31/2015	4,429,250	3,285	(3,335,253)	—	—	1,097,282	—	1,097,282
Parent company investment	50,470,291	—	—	—	—	50,470,291	—	50,470,291
Non-controlling investment	—	—	—	—	—	—	6,481,930	6,481,930
Non-controlling interest in business combination	—	—	—	—	—	—	36,339,002	36,339,002
Stock options	—	43,827	—	—	—	43,827	—	43,827
Loss for the year	—	—	(5,865,870)	—	—	(5,865,870)	(316,019)	(6,181,889)
Other comprehensive loss	—	—	—	(3,217,818)	—	(3,217,818)	(1,361,882)	(4,579,700)
12/31/2016	54,899,541	47,112	(9,201,123)	(3,217,818)	—	42,527,712	41,143,031	83,670,743
Parent company investment	1,357,788	—	—	—	—	1,357,788	—	1,357,788
Reclassification of puttable preferred shares	—	—	—	—	—	—	3,277,615	3,277,615
Stock options	—	25,710	—	—	—	25,710	—	25,710
Loss for the period	—	—	(5,908,927)	—	—	(5,908,927)	(2,469,622)	(8,378,549)
Other comprehensive income or loss	—	—	—	(3,380,262)	1,219,600	(2,160,662)	(553,579)	(2,714,241)
06/30/2017	56,257,329	72,822	(15,110,050)	(6,598,080)	1,219,600	35,841,621	41,397,445	77,239,066
Parent company investment	2,009,385	—	—	—	—	2,009,385	—	2,009,385
Transfer of preferred stocks from non-controlling interest	9,759,545	—	—	—	—	9,759,545	(9,759,545)	—
Stock options	—	30,005	—	—	—	30,005	—	30,005
Loss for the year	—	—	(11,039,533)	—	—	(11,039,533)	(3,271,713)	(14,311,246)
Other comprehensive income or loss	—	—	—	(30,013,990)	7,126,451	(22,887,539)	(8,946,015)	(31,833,554)
06/30/2018	68,026,259	102,827	(26,149,583)	(36,612,070)	8,346,051	13,713,484	19,420,172	33,133,656

The accompanying Notes are an integral part of these Combined financial statements.
Related parties balances and transactions are disclosed in Note 15.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
COMBINED STATEMENTS OF CASH FLOWS
For the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD)

	Notes	06/30/2018	06/30/2017	12/31/2016	12/31/2015
OPERATING ACTIVITIES
Loss for the year / period		(14,311,246)	(8,378,549)	(6,181,889)	(1,194,011)

Adjustments to reconcile loss to net cash flows
Income tax		(10,928,517)	(2,817,251)	(1,860,647)	690,726
Depreciation of property, plant and equipment	6.6	2,230,881	1,254,657	584,293	71,277
Amortization of intangible assets	6.7	2,141,476	1,418,529	424,179	2,331
Share of loss of joint ventures	11	2,136,801	649,075	707,042	858,158
Changes in fair value of financial assets		(1,430,880)	(4,314,950)	(716,841)	—
Provisions for contingencies	6.17	46,103	(248,727)	293,009	3,108
Allowance for impairment of trade debtors	6.17	1,259,127	333,490	125,764	177,705
Allowance for obsolescence	6.17	661,804	148,840	982,351	167,989
Stock option		30,005	25,710	43,827	3,285
Gain or loss on sale of equipment and intangible assets		4,834	155,422	(13,760)	—
Interests and exchange differences from borrowings		11,783,017	3,932,042	8,132,061	—
Other financial results accrued		9,720,144	3,927,806	1,781,284	—

Working capital adjustments
Trade receivables		(9,849,989)	14,041,092	(11,815,455)	619,705
Other receivables		448,613	3,219,277	(3,741,766)	(789,358)
Income and minimum presumed income taxes		(148,118)	(2,762,518)	3,421,958	168,344
Inventories		11,310,229	1,190,440	10,023,018	(2,259,725)
Trade and other payables		4,914,114	(13,211,801)	(3,327,080)	199,729
Employee benefits and social security		(635,332)	1,430,567	3,589,450	(16,590)
Deferred revenue and advances from customers		(189,779)	318,206	605,949	272,925
Income and minimum presumed income taxes payable		(71,076)	(1,278,038)	(5,079,759)	(41,736)
Government grants		(85,318)	(37,374)	3,127	(52,386)
Net cash flows provided by (used in) operating activities		9,036,893	(1,004,055)	(2,019,885)	(1,118,524)

The accompanying Notes are an integral part of these Combined financial statements.
Related parties balances and transactions are disclosed in Note 15.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
COMBINED STATEMENTS OF CASH FLOWS
For the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD)

	Notes	06/30/2018	06/30/2017	12/31/2016	12/31/2015
INVESTMENT ACTIVITIES
Proceeds from sale of property, plant and equipment		109,711	130,011	13,760	—
Purchase of property, plant and equipment	6.6	(2,791,794)	(695,667)	(608,061)	—
Loans granted to joint ventures		(2,621,647)	(2,428,076)	—	—
Capitalized development expenditures	6.7	(2,301,425)	(1,884,289)	(175,527)	—
Purchase of intangible assets	6.7	(614,529)	(979,728)	(420,254)	(5,594)
Acquisition of business		—	—	(40,678,146)	—
Net cash flows used in investing activities		(8,219,684)	(5,857,749)	(41,868,228)	(5,594)
FINANCING ACTIVITIES
Proceeds from borrowings		55,294,741	60,569,826	10,548,235	—
Repayment of borrowings and interest payments		(56,180,740)	(49,954,328)	(6,351,924)	—
Net increase/(decrease) bank overdraft and other short-term borrowings		604,415	(3,057,113)	(1,332,036)	1,107,951
Proceeds from the issuance of preferred shares		—	—	42,000,001	—
Cash dividends distributed by subsidiary		—	—	(13,790)	—
Net cash flows provided by (used in) financing activities		(281,584)	7,558,385	44,850,486	1,107,951
Net increase / (decrease) in cash and cash equivalents		535,625	696,581	962,373	(16,167)
Cash and cash equivalents as of beginning of the year / period	6.1	1,679,478	982,897	20,524	36,691
Cash and cash equivalents as of the end of the year / period	6.1	2,215,103	1,679,478	982,897	20,524

The accompanying Notes are an integral part of these Combined financial statements.
Related parties balances and transactions are disclosed in Note 15.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

INDEX

1.	General information
2.	Accounting standards and basis of preparation
2.1.	Statement of compliance with IFRS as issued by IASB
2.2.	Scope of combination
2.3.	Authorization for the issue of the Combined financial statements
2.4.	Comparative figures
2.5.	Basis of measurement
2.6.	Functional currency and presentation currency
2.7.	Subsidiaries
3.	New standards, amendments and interpretations issued by the IASB
3.1.	New standards and interpretations adopted by the Group
3.2.	New standards and interpretations not yet adopted by the Group
4.	Summary of significant accounting policies
4.1.	Cash and cash equivalents
4.2.	Financial assets
4.3.	Inventories
4.4.	Business combinations
4.5.	Impairment of non-financial assets (excluding inventories and deferred tax assets)
4.6.	Joint arrangements
4.7.	Property, plant and equipment
4.8.	Leased assets
4.9.	Intangible assets
4.10.	Financial liabilities
4.11.	Employee benefits
4.12.	Provisions
4.13.	Parent company investment
4.14.	Revenue recognition
4.15.	Government grants
4.16.	Borrowing costs
4.17.	Income tax and minimum presumed income tax
4.18.	Share-based payments
5.	Critical accounting judgments and estimates
5.1.	Critical judgments

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

5.2.	Critical estimates
6.	Information about components of Combined statements of financial position
6.1.	Cash and cash equivalents
6.2.	Other financial assets
6.3.	Trade receivables
6.4.	Other receivables
6.5.	Inventories
6.6.	Property, plant and equipment
6.7.	Intangible assets
6.8.	Goodwill
6.9.	Trade and other payables
6.10.	Borrowings
6.11.	Employee benefits and social security
6.12.	Deferred revenue and advances from customers
6.13.	Government grants
6.14.	Provisions
6.15.	Puttable instruments
6.16.	Financed payment – Acquisition of business
6.17.	Changes in allowances and provisions
7.	Information about components of Combined statements of comprehensive income
7.1.	Revenue
7.2.	Cost of sales
7.3.	R&D classified by nature
7.4.	Expenses classified by nature and function
7.5.	Finance income
7.6.	Finance costs
8.	Income tax and minimum presumed income tax
9.	Information about combined components of equity
9.1.	Parent company investment
9.2.	Non-controlling interest
10.	Cash flow information
11.	Joint ventures
12.	Segment information
13.	Financial instruments- risk management

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

13.1.	Principal financial instruments
13.2.	Financial instruments by category
13.3.	Financial instruments measured at fair value
13.4.	Financial instruments not measured at fair value
13.5.	General objectives, policies and processes
14.	Leases
14.1.	Finance lease - lessee
14.2.	Operating lease – lessee
15.	Shareholders and other related parties balances and transactions
16.	Key management personnel compensation
17.	Share-based payments
18.	Contingencies, commitments and restrictions on the distribution of profits
19.	Events occurring after the reporting period

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

1. GENERAL INFORMATION

These Combined financial statements are comprised by Bioceres Inc Crop Business, using a carve-out basis (“Bioceres Inc Crop Business”) and Bioceres Semillas S.A. (“Bioceres Semillas” and together with Bioceres Inc Crop Business, the “Group”).

BCS Holdings, Inc (“BCS Holdings”) will be a US domiciled holding company that will be created prior to the consummation of the business combination with Union Acquisition Corp. (“Union”), a Cayman Islands exempted special purpose acquisition company listed on the New York Stock Exchange and Domestic filer for SEC purposes. BCS Holdings will receive from Bioceres Inc certain assets and liabilities prior to the consummation of the business combination. Bioceres Inc Crop Business, through the newly created holding intermediate BCS Holdings, and Bioceres Semillas will be acquired by Union in the business combination.

The Group is a fully-integrated agricultural biotechnology business with a leadership position in the South America region. It operates multiple technology platforms to develop and commercialize products that enhance crop productivity and expand feedstock applications in order to provide value to its customers around the world. The Group is ultimately controlled by Bioceres S.A., domiciled in the City of Rosario, Province of Santa Fe, Argentina.

Description of the reorganization

In order to facilitate the business combination with Union, a reorganization will be conducted prior to the consummation of such business combination, whereby a) certain business activities will be transferred between entities; and b) an intermediate holding company will be created under US laws. This reorganization will not affect the common control structure of the entities forming the Group.

Bioceres Semillas is a company domiciled in the City of Rosario, Province of Santa Fe, Argentina, whose main activity is the development, production and commercialization of seeds and agricultural products.

BCS Holdings, will be a company to be created by Bioceres Inc, a Delaware, US, domiciled non-public holding company, in connection with the proposed business combination with Union, prior to the consummation of it. Bioceres Inc will be converted into Bioceres LLC pursuant to Section 18-214 of the Delaware Limited Liability Act, and through its operating subsidiaries, is engaged in crop productivity.

The reorganization will be completed when Bioceres Inc, a wholly-owned subsidiary of Bioceres S.A., contributes to BCS Holdings the following assets and liabilities in exchange for a 100% of the share participation in BCS Holdings:

●

RASA Holding LLC (“RASA Holding”): its common and preferred shares of RASA Holding, a company domiciled at 1209 Orange Street, Wilmington, in the state of Delaware in US. The sole shareholder of RASA Holding is Bioceres Inc, which is controlled by Bioceres S.A.

On October 19, 2016, RASA Holding acquired 20,004,000 shares of Rizobacter Argentina S.A. (“Rizobacter”) representing 50.01% of the outstanding capital share plus an option for a further 9.99%. Rizobacter is a global leader in soybean biological products and provider of bio-based solutions for the agricultural sector with a strong focus on crop nutrition and crop protection solutions and an extensive network of international affiliates.

Rizobacter has a strategic partnership with the French company De Sangosse. As part of a joint venture, they formed Synertech Industrias S.A. (“Synertech”), a company that produces and commercializes micro-beaded fertilizers.

●

Trigall Genetics S.A. (“Trigall”): Its share participation in Trigall, a joint venture that was formed in December 2013 with Florimond Desprez (a company incorporated in France with an internationally recognized track record in wheat breeding) through Bioceres, Inc. Equity interest is equally shared between both participants.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

Trigall focuses on developing and commercializing conventional and next-generation biotechnology wheat varieties for the South American market.
●

Verdeca LLC (“Verdeca”): Its share participation in Verdeca, a joint venture that was formed in February 2012 with Arcadia (an USA based company that develops agricultural biotechnologies) through Bioceres, Inc. Equity interest is equally shared between both participants.

Verdeca was created to develop and bring soybean varieties with next-generation agricultural technologies to market.
●

Intangibles technology and germplasms technology that are recognized as intangible assets in Bioceres Inc and R&D related expenses for those intangibles that have not reached their advanced development.

●

The total of the deferred payment derived from the acquisition of Rizobacter that was recognized on the business combination net of contingent payment. Such contingent payment, that will not be transferred to BCS Holdings, and consequently will still be owned by the Parent, may be payable to certain of the selling shareholders of Rizobacter subject to precautionary measures and associated ongoing litigation.

On November 8, 2018, Bioceres Inc signed the Share Exchange Agreement with Union and together issued a press release. Following the reorganization, Bioceres LLC will contribute all if its equity interest in BCS Holdings and Bioceres Semillas to Union in exchange for 27,116,174 ordinary shares and 7,500,000 warrants, each to purchase one Union Share (the “Exchange,” and together with the Reorganization and the other transactions contemplated by the Exchange Agreement, the “Business Combination”).

Financial and economic situation

Upon completion of the business combination with Union Acquisition Corp., the newly created BCS Holdings will have access to funds released from Union’s Trust Account after payment of any shares redemptions that could occur.

With net proceeds from the business combination the newly created BCS Holdings intends to meet current financial obligations arising from the acquisition of Rizobacter. These financial obligations are represented by outstanding deferred payments to sellers of Rizobacter, as well as current borrowings obtained by the Group in the past and used to pay installments of the acquisition as they became due (Note 6.16). Furthermore, remaining net proceeds from the business combination with Union after payment of acquisition related obligations, will be destined to working capital requirements enabling the Group to optimize its capital structure and financing costs.

To meet short-term debts, the Group could, if necessary, issue a new Corporate Bond up to US$40 million. This program is already authorized by the regulatory authorities of Argentina and could be allocated to the Group’s needs (Note 6.16). In addition, the Group has revolving credit facilities up to an amount of USD 31.1million with financial institutions, that jointly with the generation of resources from the business operations, allows the Group to meet its current financial obligations.

2. ACCOUNTING STANDARDS AND BASIS OF PREPARATION

2.1. Statement of compliance with IFRS as issued by IASB

The Combined financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by International Accounting Standard Board (“IASB”) following the accounting policies as set forth and summarized in Note 4. All IFRS issued by the IASB, effective at the time of preparing these Combined financial statements have been applied.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

2.2. Scope of combination

IFRS provides no guidelines for the preparation of Combined financial statements, which are therefore subject to the rules given in International Accounting Standards (IAS) 8.12. This paragraph requires consideration of the most recent pronouncements of other standard-setting bodies, other financial reporting requirements and recognized industry practices. During the reporting periods of the Combined financial statements, the assets and liabilities forming the Group were under common control of Bioceres S.A.

2.3. Authorization for the issue of the Combined financial statements

These Combined financial statements of the Group as of June 30, 2018, June 30, 2017 and December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended 2017 and for the years ended December 31, 2016 and 2015 have been authorized by the Board of Directors of Bioceres S.A. at their meetings held on December 21, 2018.

2.4. Comparative figures

On October 19, 2016, RASA Holding acquired a controlling equity interest in Rizobacter. Therefore, figures presented for the Group in these Combined financial statements in connection with year ended December 31, 2016 are not entirely comparable to the year ended December 31, 2015, given the significance of Rizobacter within the Group.

Also, in December 2016, Bioceres S.A. and its subsidiaries approved the amendment of its bylaws, thereby changing the fiscal year-end date from December 31 to June 30 of each year. As a result of the change in the fiscal year end, figures presented for the Group in these financial statements in connection with year ended June 30, 2018, are not entirely comparable to the six-month transition period ended June 30, 2017.

2.5. Basis of measurement

The Combined financial statements of the Group have been prepared using:

●

Going Concern Basis of Accounting, considering the conclusion of the assessment made by the Group’s Management about the ability of the Group and its subsidiaries to continue as a going concern, in accordance with the requirements of paragraph 25 of IAS 1, “Presentation of Financial Statements”.

●

Accrual Basis of Accounting (except for cash flows information). Under this basis of accounting, the effects of transactions and other events are recognized as they occur, even when there are no cash flows.

2.6. Functional currency and presentation currency

a) Functional currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic market in which the entity operates (i.e., “the functional currency”).

The acquisition of Rizobacter generated synergies and other changes in the Group’s operations that, along with other changes in the business, triggered the reassessment of some of the Group companies’ functional currency. Management concluded that the Argentine Peso shall be the functional currency of all of the Group’s Argentine entities, including Bioceres Semillas, as from January 1, 2017. The group accounted for this change prospectively.

IAS 29 “Financial reporting in hyperinflationary economies” requires that the financial statements of an entity whose functional currency is the currency of a hyperinflationary economy with high inflation, whether they are based on the historical cost method or the current cost method, be stated in terms of the measuring unit current at the closing date of the reporting period. For such purpose, the inflation produced from the acquisition date or the revaluation date, as applicable, must be computed in non-monetary items. The standard details a series of factors to

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

be considered for concluding whether an economy is a hyperinflationary economy, including, but not limited to, a cumulative inflation rate over a three-year period that approaches or exceeds 100%. Inflation accumulated in three years, as of June 30, 2018, is over 100%. It is for this reason that, in accordance with IAS 29, the Argentine economy should be considered as high inflation since July 1, 2018. Consequently, the Group should restate its next financial statements to be presented after that date.

In an inflationary period, any entity that maintains an excess of monetary assets over monetary liabilities, will lose purchasing power, and any entity that maintains an excess of monetary liabilities on monetary assets, will gain purchasing power, provided that such items are not subject to an adjustment mechanism.

Briefly, the restatement mechanism of IAS 29 establishes that monetary assets and liabilities will not be restated because they are already expressed in a current unit of measurement at the end of the reporting period. Assets and liabilities subject to adjustments based on specific agreements, will be adjusted according to that agreements. Non-monetary items measured at their current values at the end of the reporting period, such as the net realizable value or others, do not need to be restated. The remaining non-monetary assets and liabilities will be restated for a general price index. The loss or gain for the net monetary position will be included in the net result of the reporting period, revealing this information in a separate line item.

b) Presentation currency

The Combined financial statements of the Group are presented in USD, which is the presentation currency.

c) Foreign currency

Transactions entered into by Group entities in a currency other than their functional currency are recorded at the relevant exchange rates as of the date upon which such transactions occur. Foreign currency monetary assets and liabilities are translated at the prevailing exchanges rates as of the final day of each reporting period. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are recognized immediately in profit or loss, except for foreign currency borrowings qualifying as a hedge of a net investment in a foreign operation for which exchange differences are recognized in other comprehensive income and accumulated in the foreign exchange reserve along with the exchange differences arising on the retranslation of the foreign operation. Upon the disposal of a foreign operation, the cumulative exchange differences recognized in the foreign exchange reserve relating to such operation up to the date of disposal are transferred to the Combined statement of profit or loss and other comprehensive income as part of the profit or loss taking place upon such disposal.

2.7. Subsidiaries

Where the Group holds a controlling interest in an entity, such entity is classified as a subsidiary. The Group exercises control over such an entity if all three of the following elements are present: (i) the Group has the power to direct or cause the direction of the management and policies of the entity; (ii) the Group is exposed to the variable returns of such entity; and (iii) the Group has power to affect the variability of such returns. Control is reassessed whenever facts and circumstances indicate that there may be a change in any of these elements of control.

De-facto control exists in situations where the Group has the practical ability to direct the relevant activities of an entity without holding the majority of the voting rights. In determining whether de facto control exists, the Group considers all relevant facts and circumstances, including:

●	The relative share of the Group’s voting rights with respect both the size and dispersion of other parties who hold voting rights;
●	Substantive potential voting rights held by the Group and by other parties;
●	Other contractual arrangements; and
●	Historic patterns in voting attendance.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

The subsidiaries of the Group, all of which have been included in the Combined financial statements of the Group, are as follows:

		Country of
		Incorporation
		and Principal		% Equity Interest
Name	Principal Activities	Place of Business	Ref	06/30/2018	06/30/2017	12/31/2016
RASA Holding, LLC	Investment in subsidiaries	United States	a	100.00%	100.00%	100.00%
Rizobacter Argentina S.A.	Microbiology Business	Argentina	b	60.00%	60.00%	60.00%
Rizobacter do Brasil Ltda.	Selling of agricultural inputs	Brazil	c	59.99%	59.94%	59.94%
Rizobacter del Paraguay S.A.	Selling of agricultural inputs	Paraguay	c	59.94%	57.00%	57.00%
Rizobacter Uruguay	Selling of agricultural inputs	Uruguay	c	60.00%	60.00%	60.00%
Rizobacter South Africa	Selling of agricultural inputs	South Africa	c	57.00%	57.00%	57.00%
Comer. Agrop. Rizobacter de Bolivia S.A.	Selling of agricultural inputs	Bolivia	c	59.97%	57.00%	57.00%
Rizobacter USA, LLC	Selling of agricultural inputs	United States	c	60.00%	60.00%	60.00%
Rizobacter India Private Ltd.	Selling of agricultural inputs	India	c	59.99%	59.99%	59.99%
Rizobacter Colombia SAS	Selling of agricultural inputs	Colombia	c	60.00%	—	—
Indrasa Biotecnología S.A.	Research and development	Argentina	c d	31.50%	31.50%	31.50%
Rizobacter France SAS	Research and development	France	c	60.00%	60.00%	60.00%

The Group holds a majority share of the voting rights in all of its subsidiaries.

a)	The percentage of the voting rights attributable to the Group is the same as the percentage of its equity interest as set forth in the table above.
b)	RASA Holding entered into a shareholders’ agreement with certain existing shareholders of Rizobacter pursuant to which the Group was granted control of 80% of the voting rights of Rizobacter.
c)

Indirect interests held through Rizobacter. The indirect equity interest participation included in this table was the 60% of the direct equity interest participation that Rizobacter owns in each entity.

d)	In September 2018, the participation of Rizobacter S.A. in Indrasa S.A. decreased by 35%, therefore the Group loss the control over this subsidiary.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

3. NEW STANDARDS, AMENDMENTS AND INTERPRETATIONS ISSUED BY THE IASB

3.1. New standards and interpretations adopted by the Group

The standards and interpretations issued that became effective as of January 1, 2018 are:

IFRS 9 – Financial Instruments (version 2014).

IFRS 15 – Revenue from Contracts with Customers.

Amendments to IFRS 2 – Classification and measurement of share-based payment transactions.

IFRIC 22 – Foreign currency transactions and advance consideration.

Amendments to IAS 40 – Transfers of investment.

These standards are effective for fiscal years beginning on January 1, 2018 and therefore their impact on the Bioceres Group will rule from the next fiscal year to start on July 1, 2018

The standards and interpretations issued, but not yet in force at the date of issuance of these Combined financial statements, which are or may be applicable to the Group, are:

IFRS 16 – Leases.

The Group intends to adopt these standards and interpretations when they enter into force, except that the opposite is indicated.

IFRS 9 – Financial Instruments (version 2014)

In July 2014, the IASB issued the final version of “IFRS 9 Financial Instruments” which reflects all phases of the financial instruments project and replaces “IAS 39 Financial Instruments: Recognition and Measurement” and all previous versions of IFRS 9. The standard introduces new requirements for classification and measurement, impairment, and hedge accounting. IFRS 9 is effective for annual periods beginning on or after January 1, 2018, with early application permitted. Retrospective application is required, but comparative information is not compulsory. Early application of previous versions of IFRS 9 (2009, 2010 and 2013) is permitted if the date of initial application is before February 1, 2015.

The Group previously elected to adopt IFRS 9 (version 2013) early.

The new measurement and classification requirements in IFRS 9 (version 2014) are not applicable to the Group’s business model for managing its financial assets and that model is not expected to change in the foreseeable future. The Group does not use hedge accounting.

Regarding the new impairment requirements in IFRS 9 (version 2014), the Group will have to change its impairment testing methodology for financial assets from an “incurred losses model” to the new “expected losses model.”

These amendments do not have a material impact on the Group.

IFRS 15 – Revenue from contracts with costumers

IFRS 15 was issued in May 2014 and establishes a new five-step model that will apply to revenue arising from contracts with customers. Under IFRS 15 revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

The principles in IFRS 15 provide a more structured approach to measuring and recognizing revenue.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

The new revenue standard is applicable to all entities and will supersede all current revenue recognition requirements under IFRS. Either a full or modified retrospective application is required for annual periods beginning on or after January 1, 2018 with early adoption permitted.

These amendments do not have a material impact on the Group.

Amendments to IFRS 2 – Classification and measurement of share-based payment transactions

The standard was amended in June 2016 to clarify the measurement basis for cash-settled share-based payments and the accounting for modifications that change an award from cash-settled to equity-settled. It also introduces an exception to IFRS 2 principles by requiring an award to be treated as if it was wholly equity-settled where an employer is obliged to withhold an amount in respect of the employee’s tax obligation associated with a share-based payment and to pay that amount to the relevant tax authority. It is effective for annual periods beginning on or after January 1, 2018. The Group is currently analyzing the impact of its application on the Group’s operating results or financial position.

IFRIC 22 – Foreign currency transactions and advance consideration

IFRIC 22 was issued in December 2016. The interpretation addresses how to determine the date of the transaction for the purpose of determining the exchange rate to use on initial recognition of the related asset, expense or income related to an entity that has received or paid advance consideration in a foreign currency. The date of the transaction is the date on which an entity initially recognizes the non-monetary asset or non-monetary liability arising from the payment or receipt of such advance consideration. The standard is effective for annual periods beginning on January 1, 2018. The Group is currently analyzing the impact of its application on the Group’s operating results or financial position.

Amendments to IAS 40 – Transfers of investment

These modifications clarify when an entity must transfer properties, including properties under construction or development, or outside investment property. The modifications establish that a change in use occurs when the property complies with or fails to meet the definition of investment property and there is evidence of change in use. A simple change in Management’s intentions about the use of the property does not provide evidence of change in use.

The changes to the standard will become effective for annual periods beginning on January 1, 2018, with advance application permitted. The modifications are applied prospectively to changes in use occurring after the beginning of the annual period in which the modifications are applied for the first time.

These amendments are not expected to have material impact on the Group.

3.2. New standards and interpretations not yet adopted by the Group

IFRS 16 - Leases

IFRS 16 was issued in January 2016. It will result in almost all leases being recognized on the balance sheet, as the distinction between operating and finance leases will be removed. Under the new standard, an asset (the right to use the leased item) and a financial liability to pay rentals are recognized. The only exceptions are short-term and low-value leases.

The accounting for lessors will not significantly change.

The standard will affect primarily the accounting for the Group’s operating leases. However, the Group has not yet assessed what adjustments, if any, are necessary due to the change in the definition of the lease term and the different treatment of variable lease payments and of extension and termination options. It is therefore not yet possible to estimate the amount of right-of-use assets and lease liabilities that will have to be recognized on adoption of the new standard and how this may affect the Group’s profit or loss and classification of cash flows going forward.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

The new standard will be effective for financial years commencing on or after January 1, 2019. At this stage, the Group does not intend to adopt the standard before its effective date.

The Group is currently assessing the impact of the new disclosure requirements and currently it is not possible to estimate the potential effects to the Group.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

4.1. Cash and cash equivalents

For the purposes of the statements of financial position and statements of cash flows, cash and cash equivalents include cash on hand and in banks and short-term highly liquid investments (original maturity of less than 90 days). In the Combined statements of financial position, bank overdrafts are included in borrowings within current liabilities.

4.2. Financial assets

The Group previously elected to early adopt IFRS 9 (version 2013).

The Group measures its financial assets at initial recognition at fair value.

The Group classifies its financial assets as financial assets measured at amortized cost (using the effective interest method) on the basis of both:

●	The Group’s business model for managing the financial assets; and
●	The contractual cash flows characteristics of the financial asset.

The Group has not irrevocably designated a financial asset as measured at fair value through profit or loss to eliminate or significantly reduce a measurement or recognition inconsistency.

Financial assets at fair value through profit or loss are measured at fair value through profit and loss due to the business model used in their negotiation and/or the contractual characteristics of their cash flows.

The Group does not apply hedge accounting.

Estimates

The Group makes estimates of uncollectibility of its recorded receivables. Management analyzes trade account receivables in accordance with conventional criteria, adjusting the amount through a charge of an allowance for bad debts upon recognition of the inability of third parties to afford their financial obligations to the Group. Management specifically analyzes the accounts receivable, the historical bad debts, solvency of customers, current economic trends and the changes to the payment conditions of customers to assess the adequate allowance for bad debts.

4.3. Inventories

Inventories are recognized at cost initially and subsequently at the lower of cost and net realizable value. Cost comprises all costs of purchase and conversion as well as other costs incurred in bringing the inventories to their present location and condition.

Weighted average cost is used to determine the cost of ordinarily interchangeable items.

Estimates

The Group assesses the recoverability of inventories considering their sale price, whether the inventories are damaged and whether they have become obsolete in whole or in part.

Net realizable value is the sale price estimated to be attained in the ordinary course of business, less costs of completion and other selling expenses.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

The Group sets up an allowance for obsolescence or slow-moving inventories in relation to finished and in-process products. The allowance for obsolescence or slow-moving inventories is recognized for finished products and in-process products based on an analysis by Management of the aging of inventory stocks.

4.4. Business combinations

The Group applies the acquisition method to account for business combinations. The acquisition cost is measured as the aggregate of the consideration transferred for the acquisition of a subsidiary, which is measured at fair value at the acquisition date, and the amount of any non-controlling interest in such subsidiary. The Group recognizes any non-controlling interest in a subsidiary at the non-controlling interest’s proportionate share of the recognized amounts of subsidiary’s identifiable net assets. The acquisition related costs are expensed as incurred.

Any contingent consideration to be transferred by the Group is recognized at fair value at the acquisition date. The contingent consideration is classified as an asset or liability that is a financial instrument under IFRS 9 is measured at fair value through profit or loss.

Goodwill is initially measured at cost, which is the excess of the aggregate of the consideration transferred and the amount of the non-controlling interest and any previous interest carried over the net identifiable assets acquired and liabilities assumed.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For impairment testing, goodwill acquired in a business combination is, as of the acquisition date, allocated to each of the cash-generating units of the Group that is expected to benefit from the synergies of the combination, without considering whether other assets or liabilities of the subsidiary are allocated to those units.

Any impairment in the carrying value is recognized in the combined statement of comprehensive income. In the case of acquisitions in stages, prior to the write-off of the previously held equity interest in the subsidiary, said interest is re-measured at fair value as of the date of acquisition of control over the subsidiary. The result of the remeasurement at fair value is recognized in profit or loss.

When a seller in a business combination has contractually agreed to indemnify the Group for the result of a contingency or uncertainty related to the entirety or a portion of an asset or liability, the Group recognizes an indemnification asset. The indemnification asset is measured on the same basis as the indemnification item. At the end of each period, the Group measures the indemnification assets recognized at the acquisition date on the same basis as the indemnified liability, subject to any contractual limitation on the amount and, for an indemnification asset that is not periodically measured at fair value, based on Management’s assessment of the recoverability of the indemnification asset. The Group derecognizes the indemnification asset when it collects or sells it, or when it loses the right over it.

Judgment

The Group entered into a purchase option contract with certain sellers of Rizobacter to acquire a further 9.99% interest, which option is effective until March 31, 2019 according to the addendum signed (see Note 6.16). As stated in paragraphs B89 and B90 of IFRS 10, the Group must evaluate whether the purchase option grants it, in substance, rights to returns from its involvement with Rizobacter.

If the equity interest currently gives the Group rights to returns from its involvement with Rizobacter, then the proportion of returns allocated to the controlling entity should consider the possible exercise of the voting rights that currently entitle the Group to those returns. Otherwise, the possible exercise of the voting rights should not be considered and only the current voting rights are to be considered.

To perform this analysis, the Group has considered that the purchase option contract exposes the Group to returns from the change in the value of the shares (due to the fixed price of the option) and that dividends are not significant in relation to the returns from the equity interest, since the Group has the power to restrict dividend

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

payments to equity holders in Rizobacter. Based on this analysis, the Group has concluded that the purchase option contract grants it, in substance, rights to returns from its involvement with Rizobacter and computed those possible voting rights when determining the proportion of returns allocated to the controlling entity.

4.5. Impairment of non-financial assets (excluding inventories and deferred tax assets)

Impairment tests on goodwill and intangible assets not yet available for use are undertaken annually at the end of the reporting period. Other non-financial assets are subject to impairment tests whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Where the carrying value of an asset exceeds its recoverable amount (i.e. the higher of value in use and fair value less costs to sell), the asset is written down accordingly.

Where it is not possible to estimate the recoverable amount of an individual asset, the impairment test is carried out on the smallest group of assets to which it belongs for which there are separately identifiable cash flows (its Cash Generating Unit or CGU). Goodwill is allocated on initial recognition to each of the Group’s CGUs that are expected to benefit from a business combination that gives rise to the goodwill.

Impairment charges are included in profit or loss, except to the extent they reverse gains previously recognized in other comprehensive income. An impairment loss recognized for goodwill is not reversed.

Estimate

Impairment testing of goodwill and intangible assets not yet available for use requires the use of significant assumptions for the estimation of future cash flows and the determination of discount rates. The significant assumptions and the determination of discount rates for the impairment testing of goodwill are further explained in Note 6.8.

4.6. Joint arrangements

An associate is an entity over which the Group exerts significant influence. Significant influence is the power to participate in financial and operating policy decision-making at such entity, but it does not involve control or joint control over those policies.

The Group is a party to a joint arrangement when there is a contractual arrangement that confers joint control over the relevant activities of the arrangement to the Group and at least one other party. Joint control is assessed under the same principles as control over subsidiaries.

The Group classifies its interests in joint arrangements as either:

●	Joint ventures: where the group has rights to only the net assets of the joint arrangement.
●	Joint operations: where the group has both the rights to the assets and obligations for the liabilities of the joint arrangement.

In assessing the classification of interests in joint arrangements, the Group considers:

●	The structure of the joint arrangement;
●	The legal form of joint arrangements structured through a separate vehicle;
●	The contractual terms of the joint arrangement agreement; and
●	Any other facts and circumstances (including any other contractual arrangements).

The Group accounts for its interests in joint ventures using the equity method, where the Group’s share of post-acquisition profits and losses and other comprehensive income is recognized in the Combined statement of profit and loss and other comprehensive income.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

Losses in excess of the Group’s investment in the joint venture are recognized only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the joint venture.

Profits and losses arising on transactions between the Group and its joint ventures are recognized only to the extent of unrelated investors’ interests in the joint venture. The Group’s share in a joint venture’s profits and losses resulting from a transaction is eliminated against the carrying amount of investment in the joint venture through the line “share of profit (or loss) of joint ventures” in the Combined statements of profit or loss and other comprehensive income.

Any premium paid for an investment in a joint venture above the fair value of the Group’s share of the identifiable assets, liabilities and contingent liabilities acquired is capitalized and included in the carrying amount of the investment in the joint venture. Where there is objective evidence that the investment in a joint venture has been impaired, the carrying amount of the investment is tested for impairment in the same way as other non-financial assets.

When the Group loses significant influence in an associate or joint control over a joint venture, it measures and recognizes any investment held at fair value. Any difference between the carrying amount of the associate or joint venture when losing significant influence or joint control and the fair value of the held investment and sale revenue are recognized in profit or loss.

The Group accounts for its interests in joint operations by recognizing its share of assets, liabilities, revenues and expenses in accordance with its contractually conferred rights and obligations.

For all joint arrangements structured in separate vehicles the Group must assess the substance of the joint arrangement in determining whether it is classified as a joint venture or joint operation. This assessment requires the Group to consider whether it has rights to the joint arrangement’s net assets (in which case it is classified as a joint venture), or rights to and obligations for specific assets, liabilities, expenses, and revenues (in which case it is classified as a joint operation).

Upon consideration of the factors mentioned above, the Group has determined that all of its joint arrangements structured through separate vehicles only give it rights to the net assets and are therefore classified as joint ventures (Note 11).

Estimates

There is considerable uncertainty regarding Management’s estimates of the Group’s ability to recover the carrying amounts of the investments in joint ventures, since such estimates depend on the joint ventures’ ability to generate sufficient funds to complete the development projects, the future outcome of the project deregulation process and the amounts and timing of the cash flows from projects, among other future events.

Management assesses whether there are impairment indicators and, if any, it performs a recoverability analysis.

Management estimates of the recoverability of these investments represent the best estimate based on available evidence, the existing facts and circumstances, using reasonable and provable assumptions in the cash flow projections.

Therefore, the Combined financial statements do not include adjustments that would be required if the Group were unable to recover the carrying amount of the above-mentioned assets by generating sufficient economic benefits in the future.

When the Group acquired control of Rizobacter, it also acquired the joint control of Synertech. Therefore, the investment in Synertech was added at the time of initial recognition of the acquisition at fair value. The determination of the fair value of Synertech at the acquisition date is based on the application of a future cash flow present value technique. The main assumptions considered in determining fair value relate to the applicable discount rate and to the projections of higher revenue from sales of micro-granulated fertilizers.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

4.7. Property, plant and equipment

Property, plant and equipment items are initially recognized at cost. In addition to the purchase price, cost also includes costs directly attributable to such property, plant and equipment items. There are no unavoidable costs with respect to dismantling and removing items. The cost of property, plant and equipment items acquired in a business combination is their fair value at the acquisition date.

Depreciation is calculated using the straight-line method to allocate the property, plant or equipment items’ cost or revalued amounts, net of their residual values, over their estimated useful lives or, in the case of leasehold improvements and certain leased plant and equipment, the shorter lease term as follows:

Research instruments: 3 to 10 years

Office equipment: 5 to 10 years

Vehicles: 5 years

Computer equipment and software: 3 years

Fixture and fittings: 10 years

Machinery and equipment: 5 to 10 years

Buildings: 50 years

Useful lives and depreciation methods are reviewed every year as required by IAS 16.

Assets under items Land and Buildings, are accounted for at fair value arising from the last revaluation performed, applying the revaluation model indicated by IAS 16. This policy was adopted by the Group since the six-month transition period ended June 30, 2017.

Revaluations are performed on a regular basis, when there are signs that the book value differs significantly from that to be determined using the fair value at the end of the reporting year.

To obtain fair values, the existence of an active market is considered for the assets in their current status. For those assets for which an active market in their current status exists, the fair values were determined based on their market values. For the remaining cases, the market values of comparable new assets are analysed, applying a discount based on the status and wear of each asset and considering the characteristics of each of the revalued assets (for example, improvements made, maintenance status, level of productivity, use, etc.)

Estimates

The Group carries certain classes of property, plant and equipment under the revaluation model under IAS 16. The revaluation model requires that the Group carry property, plant and equipment at revalued amounts, being fair value at the date of revaluation less any subsequent accumulated depreciation and any subsequent accumulated impairment losses. IAS 16 requires that the Group carry out these revaluations with sufficient regularity so that the carrying amounts of its property, plant and equipment do not differ materially from that which would be determined using fair value at the end of a reporting period. The determination of fair value at the date of revaluation requires judgments, estimates and assumptions based on market conditions prevailing at the time of any such revaluation. Changes to any of the Group’s judgments, estimates or assumptions or to the market conditions subsequent to a revaluation will result in changes to the fair value of property, plant and equipment.

The Group prepares the corresponding revaluations on a regular basis taking into account the work of independent appraisers. The Group uses different valuation techniques depending on the class of property being valued. Generally, the Group determines the fair value of its industrial buildings and warehouses based on a depreciated replacement cost approach. The Group determines the fair value of its land based on active market prices adjusted, if necessary, for differences in the nature, location or condition of the specific asset. If this information is not available, the Group may use alternative valuation methods, such as recent prices in less active markets.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

Property valuation is a significant area of estimation uncertainty. Fair values are prepared regularly by Management, taking into account independent valuations. The determination of fair value for the different classes of property, plant and equipment is sensitive to the selection of various significant assumptions and estimates. Changes in those significant assumptions and estimates could materially affect the determination of the revalued amounts of property, plant and equipment. The Group utilizes historical experience, market information and other internal information to determine and/or review the appropriate revalued amounts.

The following are the most significant assumptions used in the preparation of the revalued amounts for its classes of property, plant and equipment:

a) Land: The Group generally uses the market price of a square meter of land for the same or similar location as the most significant assumption to determine the revalued amount. The Group typically uses comparable land sales in the same location to assess appropriateness of the value of its land. A 10% increase or decrease in the market price of land could have a significant impact on the revalued amount of its land.

b) Industrial buildings and warehouses: The Group generally determines the construction cost of a new asset and then the Group adjusts it for normal wear and tear. Construction prices may include, but are not limited to, construction materials, labor costs, installation and assembly costs, site preparation, professional fees and applicable taxes. Construction costs may differ significantly from year to year and are subject to macroeconomic changes in the economy where the Group operates, such as the impact of inflation and foreign exchange rates. The construction cost of its industrial buildings and warehouses is determined on a US dollar per constructed square meter basis, while the construction cost of its mills, facilities and grain storage facilities is determined by reference to their total capacity measured in tons milled or stored, respectively. A 5% increase or decrease in the construction costs relating to such assets could have a significant impact on their revalued amounts. A 5% variation in the estimate of normal wear and tear could also have a significant impact on their revalued amounts.

Increases in the carrying amounts arising on revaluation of land and buildings are recognized, net of tax, in other comprehensive income and accumulated in reserves in shareholders’ equity. To the extent that the increase reverses a decrease previously recognized in profit or loss, the increase is first recognized in profit or loss. Decreases that reverse previous increases of the same asset are first recognized in other comprehensive income to the extent of the remaining surplus attributable to the asset; all other decreases are charged to profit or loss.

4.8. Leased assets

Where substantially all of the risks and rewards incidental to ownership of a leased asset have been transferred to the Group (a “finance lease”), the asset is treated as if it had been purchased outright. The amount initially recognized as an asset is the lower of the fair value of the leased property and the present value of the minimum lease payments payable over the term of the lease. The corresponding lease commitment is shown as a liability. Lease payments are categorized as capital or interest. The interest element is charged to the Combined statement of profit or loss and other comprehensive income over the period of the lease and is calculated so that it represents a constant proportion of the lease liability. The capital element reduces the balance owed to the lessor.

Where substantially all of the risks and rewards incidental to ownership are not transferred to the Group (an “operating lease”), the total rentals payable under the lease are charged to the Combined statement of profit or loss and other comprehensive income on a straight-line basis over the lease term.

The aggregate benefit of lease incentives is recognized as a reduction of the rental expense over the lease term on a straight-line basis.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

4.9. Intangible assets

a) Externally acquired intangible assets

Externally acquired intangible assets are initially recognized at cost and subsequently amortized on a straight-line basis over their useful economic lives.

Intangible assets acquired from third parties have an estimated useful life as follows (in years):

Software: 3 years

Trademarks and patents: 5 years

Certification ISO Standards: 3 years

Useful lives and amortization methods are reviewed every year as required by IAS 38.

b) Internally generated intangible assets (development costs)

Expenditure on internally developed products is capitalized if it can be demonstrated that:

●	It is technically feasible to develop the product for it to be sold;
●	Adequate resources are available to complete the development;
●	There is an intention to complete and sell the product;
●	The Group is able to sell the product;
●	Sale of the product will generate future economic benefits; and
●	Expenditure on the project can be measured reliably.

Development expenditure not satisfying the above criteria and expenditure on the research phase of internal projects are recognized in the combined statement of profit or loss and other comprehensive income as incurred (Note 7.3).

Capitalized development costs are amortized using the straight-line method over the periods the Group expects to benefit from selling the products developed (Note 6.7).

Useful lives and amortization methods are reviewed every year as required by IAS 38.

The research and development process can be divided into several discrete steps or phases, which generally begin with discovery, validation and development and end with regulatory approval and commercial launch. The process for developing seed traits is relatively similar for both GM and non-GM traits. However, the two differ significantly in later phases of development. For example, obtaining regulatory approval for GM seeds is a far more comprehensive and lengthy process than for non-GM seeds. Although breeding programs and industrial biotechnology solutions may have shorter or simpler phases than those described below, the Group has used the industry consensus for seed-trait development phases to characterize its technology portfolios, which is generally divided into the following six phases:

i)

Discovery: The first phase in the technology development process is the discovery or identification of candidate genes or genetic systems, metabolites, or microorganisms potentially capable of enhancing specified plant characteristics or enabling an agro-industrial biotech solution. In the Group’s experience, the discovery phase typically lasts 18 months, though it may range from as few as six months for microbial solutions to as many as 36 months for plant GM traits.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

ii)

Proof of concept: Upon successful validation of the technologies in model systems (in vitro or in vivo), promising technologies graduate from discovery and are advanced to the proof of concept phase. The goal of this phase is to validate a technology within the targeted organism before moving forward with technology escalation activities or extensive field validation. In the Group’s experience, the proof of concept phase typically lasts 36 months, though it may range from as few as six months for a microbial solution to as many as four years for plant GM traits.

iii)

Early development: In this phase, field tests commenced in the proof of concept phase are expanded to evaluate various permutations of a technology in multiple geographies and growing cycles, as well as other characteristics in order to optimize the technology’s performance in the targeted organisms. The goal of the early development phase is to identify the best mode of use of a technology to define its performance concept. The early development phase typically lasts 24 months.

iv)

Advanced development and deregulation: In this phase, extensive field tests are used to demonstrate the effectiveness of the technology for its intended purpose. In the case of GM traits, the process of obtaining regulatory approvals from government authorities is also initiated during this phase, and tests are performed to evaluate the potential environmental impact of modified plants. For solutions involving microbial fermentation, industrial-scale runs are conducted. In Argentina and some other countries in South America, the Group is primarily responsible for undertaking this phase of product development. Similarly, the Group’s strategic partners usually lead the advanced development and deregulation activities in other markets pursuant to the applicable contractual arrangements. The advanced development and deregulation phase typically lasts about 24 months, with some projects requiring substantial regulatory data lasting as many as three years. For molecular farming projects, where grain production will occur within Argentina, the Group may follow a simplified regulatory approach, which requires less time than traditional GM regulatory approvals.

v)

Pre-launch: This phase involves finalizing the regulatory approval process and preparing for the launch and commercialization of the technology. The range of activities in this phase includes seed increases, pre-commercial production, and product and solution testing with selected customers. Usually, a more detailed marketing strategy and preparation of marketing materials occur during this phase. The pre-launch phase may last up to 24 months.

vi)

Product launch: In general, this phase, which is the last milestone of the research and development process, is carried out by the Group, the joint ventures and/or the Group’s technology licensees. When technology is commercialized through the joint ventures or technology licensees, a successful product launch will trigger royalty payments to the Group, which are generally calculated as a percentage of the net sales realized by the technology and captured upon commercialization.

Demonstrability of technical feasibility generally occurs when the project reaches the “advanced development and deregulation” phase because at this stage success is considered to be probable.

c) Intangible assets acquired in a business combination

Intangible assets acquired in a business combination and recognized separately from goodwill are initially recognized at acquisition date fair value (which is considered as their cost). After initial recognition, those assets are measured at cost less accumulated amortization and accumulated impairment losses in the same manner as intangible assets acquired separately.

●	Product registration: In accordance with regulations set by certain regulatory agencies such as the National Agri-Food Safety and Quality Service (SENASA), Rizobacter has been required to register products with regulatory authorities to be able to sell them both in the domestic and international markets (jointly referred to as “Product Registration”). Some of the registered products have been developed by third parties.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

●	Brand: Rizobacter offers a wide variety of proprietary and third-party products, which are commercialized under the Rizobacter brand name. This intangible has been designated with an indefinite useful life.

●	Customer loyalty: Rizobacter sales to distributors of agrochemicals and to special accounts, mainly large retailers and wholesalers, whether inside or outside the Argentine territory are included. They are recognised at their fair value at the date of acquisition and are subsequently amortised on a straight-line based on the timing of projected cash flows of the clients over their estimated useful lives.

Intangible assets acquired in a business combination have an estimated useful life as follows (in years):

Product registration: 5 years

Customer loyalty: 26 years

Estimates

The Group acquired certain intangible assets from Rizobacter in a business combination. To value those intangible assets, valuation techniques generally accepted in the market were applied, based mainly on the revenue approach (such as excess earnings, relief from royalty, and with or without), considering the characteristics of the assets to be valued and available information to estimate their acquisition date fair value. Application of these valuation techniques requires the use of several assumptions related to future cash flows and the discount rate.

4.10. Financial liabilities

The Group adopted IFRS 9 (version 2013) early.

The Group measures its financial liabilities at initial recognition at fair value.

The Group classifies all its financial liabilities as financial liabilities measured at amortized cost (using the effective interest rate method), except for the following liabilities that are measured at fair value: (a) Certain hybrid contracts that include embedded derivatives and for which the option of paragraph 4.3.5 of IFRS 9 was used to designate the hybrid contract as a whole at fair value through profit or loss and (b) embedded derivatives.

In the case of hybrid contracts that were designated as a whole at fair value through profit or loss, the amount of the change in fair value of the financial liability that is attributable to changes in credit risk attaching to that liability is disclosed in other comprehensive income. The rest of the change in fair value of the liability is recognized in income.

In the case of the other financial liabilities measured at fair value, the change in fair value is charged to income.

The Group does not apply hedge accounting.

Estimates

The Group has designated certain hybrid contracts as a whole at fair value. Management of the Group periodically evaluates the appropriate valuation techniques and data used in the fair value measurement and estimation of changes in fair value derived from changes in credit risk. In estimating the fair value of those financial liabilities, the Group uses observable market inputs as far as possible.

Information about the valuation techniques and significant assumptions used is detailed in Note 13.

4.11. Employee benefits

Employee benefits are expected to be settled wholly within 12 months after the end of the reporting period and are presented as current liabilities.

The accounting policies related to incentive payments based on the stock options are detailed in Note 4.18.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

4.12. Provisions

The Group has recognized provisions for liabilities of uncertain timing or amount. The provision is measured at the best estimate of the expenditure required to settle the obligation at the end of the reporting period, discounted at a pre-tax rate reflecting current market assessments of the time value of money and risks specific to the liability.

4.13. Parent company investment

The Group has recognized the contribution made by Bioceres S.A. into the combined entity as Parent company investment.

Financial instruments issued by the Group are classified as equity only to the extent that they do not meet the definition of a financial liability.

The Group’s ordinary shares are classified as equity instruments, except for the puttable shares which are compound financial instruments. Puttable shares are segregated into separate components of equity instruments and puttable instruments, the latter of which is classified as a financial liability in accordance with IAS 32.

The shares classified as equity instruments are measured at nominal value.

4.14. Revenue recognition

Revenue is measured at fair value of consideration received or receivable.

a) Sale of goods

Revenue from the sale of goods is recognized when all the following conditions have been satisfied:

(i)	the Group has transferred to the buyer the significant risks and rewards of ownership of the goods;

(ii)	the Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

(iii)	the amount of revenue can be measured reliably;

(iv)	it is probable that the economic benefits associated with the transaction will flow to the Group; and

(v)	the costs incurred or to be incurred in respect of the transaction can be measured reliably.

In the case of sales made with where delivery is delayed at the buyer’s request but the buyer assumes ownership and accepts the invoice, revenue is recognized when the buyer assumes ownership, provided that:

●	It must be probable that delivery will take place;

●	The goods must be on hand, identified and be ready for delivery to the buyer at the time the sale is recognized

●	The buyer must specifically acknowledge the deferred delivery instructions; and

●	The usual payment terms must apply.

No revenue is recognized when there is only an intention to purchase or produce the goods in time for delivery.

b) Rendering of services

When the outcome of a transaction involving the rendering of services can be estimated reliably, revenue associated with the transaction is recognized by reference to the stage of completion of the transaction at the end of the reporting period. The outcome of a transaction can be estimated reliably when all the following conditions are satisfied:

(i)	the amount of revenue can be measured reliably;

(ii)	it is probable that the economic benefits associated with the transaction will flow to the entity;

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

(iii)	the stage of completion of the transaction at the end of the reporting period can be measured reliably; and

(iv)	the costs incurred for the transaction and the costs to complete the transaction can be measured reliably.

When the outcome of the transaction involving the rendering of services cannot be estimated reliably, revenue is recognized only to the extent of the expenses recognized that are recoverable.

The stage of completion for research and development services is generally determined on the basis of internal records of execution of the performed tasks of the respective work plan.

For practical purposes, when services are performed by an indeterminate number of acts over a specified period of time, revenue is recognized on a straight-line basis over the specified period unless there is evidence that some other method better represents the stage of completion.

When a specific act is much more significant than any other acts, the recognition of revenue is postponed until the significant act is executed.

c) Licenses and royalties

Licenses and royalties are recognized when it is probable that the economic benefits associated with the transaction will flow to the Group; and the amount of revenue can be measured reliably.

Fees and royalties paid for the use of the Group’s assets are normally recognized in accordance with the substance of the agreement.

When a licensee has the right to use certain technology for a specified period of time, revenue is recognized on a straight-line basis over the life of the agreement.

An assignment of rights for a fixed fee or non-refundable guarantee under a non-cancellable contract which permits the licensee to exploit those rights freely and the licensor has no remaining obligations to perform is, in substance, a sale. In such cases, revenue is recognized at the time of sale.

In some cases, whether or not a license fee or royalty will be received is contingent on the occurrence of a future event. In such cases, revenue is recognized only when it is probable that the fee or royalty will be received, which is normally when the event has occurred.

4.15. Government grants

Government grants are recognized where there is reasonable assurance that the grant will be received and all attached conditions will be complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the periods that the related costs, for which it is intended to compensate, are expensed. When the grant relates to an asset, it is recognized as income in equal amounts over the expected useful life of the related asset. Management elected this accounting policy because the Group determined it better shows the financial effect of government grants in the Combined financial statements.

When the Group receives grants of non-monetary assets, the asset and the grant are recorded at nominal amounts and released to profit or loss over the expected useful life of the asset.

The difference between the money obtained under government loans at subsidized rates and the carrying amount of those loans is treated as a government grant, in accordance with IAS 20.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

4.16. Borrowing costs

Borrowing costs, either generic or specific, attributable to the acquisition, construction or production of assets that necessarily take a substantial period of time to get ready for their intended use or sale (qualifying assets) are included in the cost of the assets until the moment that they are substantially ready for use or sale. Income earned on the temporary investments of funds generated in specific borrowings still pending use in the qualifying assets, are deducted from the total of financing costs potentially eligible for capitalization.

All other loan costs are recognized under financial costs, through profit and loss.

4.17. Income tax and minimum presumed income tax

Deferred tax assets and liabilities are recognized where the carrying amount of an asset or liability in the Combined statement of financial position differs from its tax base, except for differences arising on:

●	The initial recognition of goodwill;

●	The initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting or taxable profit; and

Investments in subsidiaries and jointly controlled entities where the Group is able to control the timing of the reversal of the difference and it is probable that the difference will not reverse in the foreseeable future.

Recognition of deferred tax assets is restricted to those instances where it is probable that taxable profit will be available against which the difference can be utilized.

The amount of the asset or liability is determined using tax rates that have been enacted or substantively enacted by the end of the reporting period and are expected to apply when the deferred tax liabilities / (assets) are settled / (recovered).

Deferred tax assets and liabilities are offset when the Group has a legally enforceable right to offset current tax assets and liabilities and the deferred tax assets and liabilities relate to taxes levied by the same tax authority on either:

●	The same taxable entity within the Group, or

●	Different entities within the Group which intend either to settle current tax assets and liabilities on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax assets or liabilities are expected to be settled or recovered.

Minimum presumed income tax applies to assets of the entities domiciled in Argentina. The tax is only applicable if the total value of the assets is above ARS 200,000 at the end of the fiscal year, and is levied at a rate of 1% on the total value of such assets. The amount of the tax paid on minimum presumed income tax is allowed as a credit toward income tax. Furthermore, to the extent that this tax cannot be credited against normal corporate income tax, it may be carried forward as a credit for the following ten years. Shares and other capital participations in the stock capital of entities subject to the minimum presumed income tax are exempted from the tax on minimum presumed income.

The Group determined on the basis of current jurisprudence that the aforementioned tax is not applicable in the year ended June 30, 2018, as the Group has both accounting and fiscal losses.

4.18. Share-based payments

Certain executives and directors of the Group are granted incentives in the form of shares and options to purchase Bioceres S.A. shares as consideration for services.

The cost of these share-based transactions is determined based on their fair value at the date upon which such incentives are granted using a valuation model that is appropriate in the circumstances.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

This cost is recognized as an expense together with an increase in equity throughout the period in which the service or performance conditions are satisfied (i.e., the vesting period). The accumulated expense recorded in connection with these transactions at the end of each year until the vesting date reflects the time elapsed between the vesting period and Management’s best estimate of the number of equity instruments that will vest. The charge to income/loss for the period represents the variation in the accumulated expense recorded between the beginning and the end of the year.

Non-market related service and performance conditions are not taken into account when determining the grant date fair value of the equity instruments, but the probability that the conditions are fulfilled is assessed as part of Management’s best estimate of the number of equity instruments that will vest. Market-related performance conditions are reflected in the grant date fair value. Any other conditions related to equity-settled share-based payment transactions but without a service requirement are considered as non-vesting conditions. Non-vesting conditions are reflected in the fair value of the equity instruments and are charged to income/loss immediately unless there are service and/or performance conditions as well.

No amount is recognized for transactions that will not vest because non-market related performance conditions and/or service conditions were not satisfied. When transactions include market-related conditions or non-vesting conditions, the transactions are considered to be vested, irrespective of whether a market-related condition or the non-vesting condition is satisfied, provided that all the other performance and/or service conditions are met.

When the terms and conditions of an equity-settled share-based payment transaction are modified, the minimum expense recognized is the grant date fair value, unmodified, provided that the original terms have been complied with. An additional expense, measured at the date of modification, is recognized for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee.

When the transaction is settled by the Bioceres S.A. or by the counterparty, any remainder of the fair value is charged to income immediately.

The dilutive effect of current options is considered in the calculation of the diluted earnings per share.

Estimates

The estimate of the fair value of equity-settled share-based payment transactions requires a determination to be made of the most adequate option pricing model to apply depending on the terms and conditions of the arrangement. This estimate also requires a determination of those factors most appropriate to the pricing model, including the expected life of the option and the expected volatility of the share price upon the basis of which hypotheses are made. The Group measures the fair value of these transactions at the grant date applying the Black-Scholes formula adjusted to consider the possible dilutive effect of the future exercise of the share options granted on their estimated fair value at grant date, as established in paragraph B41 of IFRS 2. The hypotheses used for the estimate of the fair value of these transactions are disclosed in Note 17 and will not necessarily take place in the future.

5. CRITICAL ACCOUNTING JUDGMENTS AND ESTIMATES

The Group makes certain estimates and assumptions regarding the future. Estimates and judgments are continually evaluated based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. In the future, actual experience may differ from these estimates and assumptions. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

5.1. Critical judgments

●	Determination of the percentage of equity interest in Rizobacter (Note 4.4)

5.2. Critical estimates

●	Estimate of the trade receivables impairment provision (Note 4.2)

●	Estimate of the inventory obsolescence allowance (Note 4.3)

●	Capitalization and impairment testing of development costs (Notes 4.5 and 6.7)

●	Impairment of goodwill (Notes 4.5 and 6.8)

●	Recoverability of investments in joint ventures (Note 4.6)

●	Fair value of land and buildings (Note 4.7)

●	Identification and fair value of identifiable intangible assets arising in a business combination (Note 4.9 y 6.7)

●	Fair value of financial liabilities measured at fair value through profit or loss (Note 4.10)

●	Share-based payments (Notes 4.18 and 17)

●	Recognition and recoverability of deferred tax assets and credit for minimum presumed income tax (Note 4.17 and Note 8)

6. INFORMATION ABOUT COMPONENTS OF COMBINED STATEMENTS OF FINANCIAL POSITION

6.1. Cash and cash equivalents

	06/30/2018	06/30/2017	12/31/2016
Cash and banks	2,215,103	1,679,478	982,897
	2,215,103	1,679,478	982,897

6.2. Other financial assets

	06/30/2018	06/30/2017	12/31/2016
Current
Other marketable securities	12,526	4,275	4,474
Restricted short-term deposit	4,538,321	4,260,517	—
	4,550,847	4,264,792	4,474

	06/30/2018	06/30/2017	12/31/2016
Non-current
Shares of Bioceres S.A.	240,920	676,762	708,378
Other marketable securities	2,438	90,237	3,989
	243,358	766,999	712,367

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

6.3. Trade receivables

	06/30/2018	06/30/2017	12/31/2016
Trade debtors	44,641,053	34,121,040	45,608,293
Allowance for impairment of trade debtors	(3,212,170)	(2,873,688)	(2,949,214)
Shareholders and other related parties (Note 15)	571,216	1,025,903	1,918,321
Allowance for impairment of related parties (Note 15)	(23,126)	(205,960)	(8,210)
Allowance for return of goods	(1,517,361)	(1,393,059)	(658,958)
Trade debtors - Parent company (Note 15)	361,606	—	—
Trade debtors - Joint ventures (Note 15)	209,039	217,963	216,078
Discounted and deferred checks	11,858,170	10,783,719	11,924,319
	52,888,427	41,675,918	56,050,629

Variations in the allowance for uncollectible trade receivables are reported in Note 6.17.

6.4. Other receivables

	06/30/2018	06/30/2017	12/31/2016
Current
Taxes	664,926	1,904,592	191,513
Insurance to be accrued	9,219	13,210	4,095
Other receivables - Shareholders and other related parties (Note 15)	119,677	67,753	928,144
Other receivables - Parent Company (Note 15)	103,251	—	—
Other receivables - Joint ventures (Note 15)	1,962,459	3,085,056	1,307,665
Prepayments to suppliers	516,742	1,210,070	957,299
Reimbursements over exports	362,815	151,107	133,301
Prepaid expenses and other receivables	—	265,972	99,342
Loans receivable	1,360	5,732	7,834
Miscellaneous	499,756	404,727	657,717
	4,240,205	7,108,219	4,286,910

	06/30/2018	06/30/2017	12/31/2016
Non-Current
Taxes	295,924	484,572	339,423
Reimbursements over exports	346,575	472,276	245,051
Other receivables - Joint ventures (Note 15)	4,337,008	1,213,053	1,792,123
Miscellaneous	—	13,343	13,965
	4,979,507	2,183,244	2,390,562

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

6.5. Inventories

	06/30/2018	06/30/2017	12/31/2016
Agrochemicals	94,486	183,822	495,992
Seeds and grains	514,000	1,273,515	2,072,067
Microbiological resale products	8,389,191	13,749,668	8,756,902
Microbiological products produced	6,383,263	8,931,124	15,741,253
Goods in transit	776,869	482,185	1,272,168
Supplies	3,978,934	7,424,825	5,496,929
Allowance for obsolescence	(770,742)	(707,105)	(1,157,997)
	19,366,001	31,338,034	32,677,314

The roll-forward of allowance for obsolescence is in Note 6.17.

6.6. Property, plant and equipment

Property, plant and equipment as of June 30, 2018, June 30, 2017 and December 31, 2016 included the following:

	06/30/2018	06/30/2017	12/31/2016
Gross carrying amount	44,764,394	48,520,889	47,276,088
Accumulated depreciation	(4,587,248)	(2,302,014)	(882,327)
Net carrying amount	40,177,146	46,218,875	46,393,761

1. Net carrying amount for each class of assets is as follows:

	Net Carrying	Net Carrying	Net Carrying
	Amount	Amount	Amount
Class	06/30/2018	06/30/2017	12/31/2016
Office equipment	194,819	220,698	207,388
Vehicles	1,099,603	1,849,887	1,992,556
Equipment and computer software	212,236	308,360	380,386
Fixtures and fittings	3,508,083	4,460,903	4,701,939
Machinery and equipment	4,466,293	8,405,441	9,105,953
Land and buildings	30,513,273	30,103,117	29,584,854
Buildings in progress	182,839	870,469	420,685
Total	40,177,146	46,218,875	46,393,761

2. Gross carrying amount as of June 30, 2018 is as follows:

	Gross Carrying Amount
	As of the				Foreign
	Beginning of				Currency		As of the End
Class	Year	Additions	Transfers	Disposals	Translation	Revaluation	of Year
Office equipment	252,220	119,623	—	—	(127,895)	—	243,948
Vehicles	2,223,102	388,856	—	(131,746)	(819,918)	—	1,660,294
Equipment and computer software	426,529	189,094	47,744	(14,726)	(229,003)	—	419,638
Fixtures and fittings	4,665,074	6,178	1,646,914	(1,632)	(2,489,869)	—	3,826,665
Machinery and equipment	9,152,269	197,840	—	(23,010)	(3,923,070)	—	5,404,029
Land and buildings	30,931,226	26,017	651,662	—	(13,146,785)	14,564,861	33,026,981
Buildings in progress	870,469	1,864,186	(2,346,320)	—	(205,496)	—	182,839
Total	48,520,889	2,791,794	—	(171,114)	(20,942,036)	14,564,861	44,764,394

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

3. Accumulated depreciation as of June 30, 2018 is as follows:

	Depreciation
	Accumulated
	as of the			Foreign		Accumulated
	Beginning of			Currency		as of the End
Class	Year	Disposals	of the Year	Translation	Revaluation	of Year
Office equipment	31,522	—	41,740	(24,133)	—	49,129
Vehicles	373,215	(42,928)	434,632	(204,228)	—	560,691
Equipment and computer software	118,169	(13,641)	195,386	(92,512)	—	207,402
Fixtures and fittings	204,171	—	286,024	(171,613)	—	318,582
Machinery and equipment	746,828	—	741,508	(550,600)	—	937,736
Land and buildings	828,109	—	531,591	(516,056)	1,670,064	2,513,708
Total	2,302,014	(56,569)	2,230,881	(1,559,142)	1,670,064	4,587,248

4. Gross carrying amount as of June 30, 2017 is as follows:

	Gross Carrying Amount
	As of the				Foreign
	Beginning of				Currency		As of the End
Class	Period	Additions	Transfers	Disposals	Translation	Revaluation	of Period
Office equipment	235,301	32,138	—	—	(15,219)	—	252,220
Vehicles	2,136,823	441,478	—	(183,170)	(172,029)	—	2,223,102
Equipment and computer software	460,518	20,637	—	(32,074)	(22,552)	—	426,529
Fixtures and fittings	4,770,076	—	127,475	—	(232,477)	—	4,665,074
Machinery and equipment	9,492,852	18,513	73,717	(10,678)	(422,135)	—	9,152,269
Land and buildings	29,759,833	15,508	(428,844)	(197,467)	(1,461,403)	3,243,599	30,931,226
Buildings in progress	420,685	167,393	227,652	—	54,739	—	870,469
Total	47,276,088	695,667	—	(423,389)	(2,271,076)	3,243,599	48,520,889

5. Accumulated depreciation as of June 30, 2017 is as follows:

	Depreciation
	Accumulated			Foreign		Accumulated
	as of Beginning		Of the	Currency		as of the End
Class	of Period	Disposals	Period	Translation	Revaluation	of Period
Office equipment	27,913	—	5,452	(1,843)	—	31,522
Vehicles	144,267	(95,792)	334,019	(9,279)	—	373,215
Equipment and computer software	80,132	(31,486)	77,461	(7,938)	—	118,169
Fixtures and fittings	68,137	—	145,044	(9,010)	—	204,171
Machinery and equipment	386,899	(10,678)	408,975	(38,368)	—	746,828
Land and buildings	174,979	—	283,706	(21,947)	391,371	828,109
Total	882,327	(137,956)	1,254,657	(88,385)	391,371	2,302,014

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

6. Gross carrying amount as of December 31, 2016 is as follows:

	Gross Carrying Amount
	As of the				Foreign
	Beginning of		Additions		Currency	As of the End of
Class	Year	Additions	for PPA	Disposals	Translation	Year
Office equipment	5,830	4,811	234,221	—	(9,561)	235,301
Vehicles	160,895	225,459	1,878,400	(49,179)	(78,752)	2,136,823
Equipment and computer software	14,283	13,945	450,785	—	(18,495)	460,518
Fixtures and fittings	1,608	118,638	4,848,110	—	(198,280)	4,770,076
Machinery and equipment	310,504	35,170	9,533,037	—	(385,859)	9,492,852
Land and buildings	—	210,038	30,792,604	—	(1,242,809)	29,759,833
Buildings in progress	—	—	430,837	—	(10,152)	420,685
Total	493,120	608,061	48,167,994	(49,179)	(1,943,908)	47,276,088

7. Accumulated depreciation as of December 31, 2016 is as follows:

	Depreciation
	Accumulated			Foreign	Accumulated
	as of Beginning		Of the	Currency	as of the End
Class	of Year	Disposals	Year	Translation	of Year
Office equipment	3,555	—	18,901	5,457	27,913
Vehicles	119,177	(49,179)	75,633	(1,364)	144,267
Equipment and computer software	14,283	—	59,548	6,301	80,132
Fixtures and fittings	1,126	—	153,424	(86,413)	68,137
Machinery and equipment	132,669	—	134,648	119,582	386,899
Land and buildings	—	—	142,139	32,840	174,979
Total	270,810	(49,179)	584,293	76,403	882,327

The depreciation charge is included in Notes 7.3 and 7.4.

The Group has no commitments to purchase property, plant and equipment items.

A detail of restricted assets is provided in Note 18.

Revaluation of Property, Plant and Equipment

At a minimum, the Group updates their assessment of the fair value of its land and buildings at the end of each reporting year (after the revaluation policy was adopted), taking into account the most recent independent valuations and market data. Valuations were performed at June 30, 2018. Management determined the property, plant and equipment’s value within a range of reasonable fair value estimates.

All resulting fair value estimates for properties are included in level 3.

The following are the carrying amounts that would have been recognized had the assets been carried under the cost model.

Class of Property	Value at Cost
At June 30, 2018
Land and buildings	18,244,100

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

6.7. Intangible assets

Intangible assets as of June 30, 2018, June 30, 2017 and December 31, 2016 included the following:

	06/30/2018	06/30/2017	12/31/2016
Gross carrying amount	29,155,315	43,903,217	42,890,018
Accumulated amortization	(2,497,970)	(1,844,326)	(521,692)
Net carrying amount	26,657,345	42,058,891	42,368,326

Seed and Integrated Products

The Group’s seed and integrated product activities concentrate primarily on the development and commercialization of seeds and technologies and products that increase yield per hectare, with a focus on providing seed and integrated crop protection and crop nutrition technologies designed to control weeds, insects or diseases, enhance quality traits of the seeds produced and improve nutritional value and other benefits. The Group has sought to develop integrated products that combine three distinct and complementary components, seed traits, germplasms and seed treatments in order to deliver a superior agronomic experience to customers.

The Group`s technologies which are capitalized based on an advanced stage of development (phase 4 or higher), are set forth in the table below:

Technologies
Crop	Germplasm	Protection	Yield	Quality	R&D Phase	Entity
Soybean	MG III-VIII(1)	GT(2)	HB4	—	Advanced Develop.	Bioceres INC
Wheat	Spring / Winter	GluT(2)	HB4	—	Advanced Develop.	Trigall Genetics(3) (Note 11)
____________________

Notes:

(1)

Soybean germplasms are categorized by maturity groups (MG) from III to VIII. Non-dormant germplasms are alfalfa elite breeding materials without winter dormancy. A. cruentus germplasms are amaranth varieties of the A. cruentus species.

(2)

GT means glyphosate tolerance. GluT means glufosinate tolerance. Genuity is the glyphosate tolerance technology developed by Monsanto and Forage Genetics International for alfalfa. ALS means ALS-inhibitor herbicide tolerance.

(3)	Included in Trigall`s financial statements. Reflected in the Combined financial statements through the equity method investment.

The soybean HB4 technology was approved by the Argentine Ministry of Agriculture, Livestock and Fishing on October 6, 2015, under Resolution N° 397/15.

In the case of HB4 wheat, although favorable opinions have already been obtained from both CONABIA and of SENASA, is awaiting the decision of the National Directorate of Agricultural Markets, that analyzes the commercial impact of being the first country in the world to release a wheat of these characteristics.

The U.S. FDA completed its full review of the safety evaluation for HB4 soybeans, clearing it for use in human food and animal food (pending USDA approval) on August 10, 2017.

Interaction with the regulatory authorities of China continues because the commercialization of the product in Argentina is subject to approval in that country. Specifically, in May of this year, all additional consultations made by the Ministry of Agriculture of the Republic of China (MOA) were answered. Interaction with the regulatory authorities of the United States was also important with the objective of obtaining approval for its cultivation.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

Crop Nutrition

The Group’s crop nutrition activities include the development of and investment in microbiological products that have been incorporated as part of the integration of Rizobacter into the Group, including the following microbiological assets incorporated as intangible assets measured at fair value:

●	TOP Technologies: The TOP Osmo Protection Technology promotes high metabolic and physiological performance of bacteria and ensures bacterial survival and concentration in seeds and packages, reducing the impact of fungicides and insecticides on bacteria and substantially improving inoculants performance and their incidence in crop yields.
●	Signum Technologies: Signum bio-inductor generates molecular signals which early activate bacterial and plant metabolic processes, thus maximizing the development of leguminous plants. Furthermore, it stimulates the interrelation with different soil beneficial microorganisms that provide additional advantages to inoculation, activates mechanisms of resistance to abiotic stress factors (low temperatures, droughts and soil acidity), and induces defensive responses in the interaction with harmful microorganisms.
●	LLI Technologies: This technology marks a turning point in inoculation. The time of disposal to maintain living bacteria on seeds, a prerequisite for an effective nodulation. Ready-to-use (RTU) seed allows to reduce costs, simplify the sowing operation, minimize the risks normally associated with on farm treatments, and achieve the precise positioning of bacteria through the inoculant. This treatment provides for a higher number of healthier plants with outstanding root development to reach the soybean crop’s full yield potential.

Other Intangible Assets

Other intangible assets identified in the business combination with Rizobacter:

●	Product registration: In accordance with regulations set by certain regulatory agencies such as the National Agri-Food Safety and Quality Service (SENASA), Rizobacter has been required to register products with regulatory authorities to be able to sell them both in the domestic and international markets (jointly referred to as “Product Registration”). Some of the registered products have been developed by third parties.
●	Brand: Rizobacter offers a wide variety of proprietary and third-party products, which are commercialized under the Rizobacter brand name. This intangible has been designated with an indefinite useful life.
●	Customer loyalty: Rizobacter’s sales to distributors of agrochemicals and to special accounts, mainly large retailers and wholesalers, whether inside or outside the Argentine territory are included. They are recognised at their fair value at the date of acquisition and are subsequently amortised on a straight-line based on the timing of projected cash flows of the clients over their estimated useful lives.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

1. Net carrying amount of each class of intangible assets is as follows:

	Net Carrying	Net Carrying	Net Carrying
	Amount	Amount	Amount
Class	06/30/2018	06/30/2017	12/31/2016
Seed and integrated products
Soybean HB4	4,927,853	3,111,253	1,421,707
Crop nutrition
Microbiology products	2,122,484	3,491,269	3,625,827
Other intangible assets
Trademarks and patents	5,574,682	10,402,764	11,265,234
Software	949,310	1,392,769	799,904
Customer loyalty	13,083,016	23,660,836	25,255,654
Total	26,657,345	42,058,891	42,368,326

2. Gross carrying amount as of June 30, 2018 is as follows:

	Gross Carrying Amount
				Foreign
	as of the			Currency	As of the
Class	Beginning of Year	Additions	Disposals	Translation	End of Year
Seed and integrated products
Soybean HB4	3,111,253	1,816,600	—	—	4,927,853
Crop nutrition
Microbiology products	3,782,238	484,825	—	(1,761,199)	2,505,864
Other intangible assets
Trademarks and patents	10,906,317	—	—	(4,627,611)	6,278,706
Software	1,787,925	614,529	—	(957,851)	1,444,603
Customer loyalty	24,315,484	—	—	(10,317,195)	13,998,289
Total	43,903,217	2,915,954	—	(17,663,856)	29,155,315

3. Accumulated amortization as of June 30, 2018 is as follows:

	Amortization
	Accumulated			Foreign	Accumulated
	as of Beginning			Currency	as of the End
Class	of Year	Disposals	Of the Year	Translation	of Year
Crop nutrition
Microbiology products	290,969	—	321,887	(229,476)	383,380
Other intangible assets
Trademarks and patents	503,553	—	617,478	(417,007)	704,024
Software	395,156	—	399,311	(299,174)	495,293
Customer loyalty	654,648	—	802,800	(542,175)	915,273
Total	1,844,326	—	2,141,476	(1,487,832)	2,497,970

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

4. Gross carrying amount as of June 30, 2017 is as follows:

	Gross Carrying Amount
	As of the			Foreign
	Beginning of			Currency	As of the
Class	Period	Additions	Disposals	Translation	End of Period
Seed and integrated products
Soybean HB4	1,421,707	1,689,546	—	—	3,111,253
Crop nutrition
Microbiology products	3,755,094	194,743	—	(167,599)	3,782,238
Other intangible assets
Trademarks and patents	11,415,829	—	—	(509,512)	10,906,317
Software	845,954	979,728	—	(37,757)	1,787,925
Customer loyalty	25,451,434	—	—	(1,135,950)	24,315,484
Total	42,890,018	2,864,017	—	(1,850,818)	43,903,217

5. Accumulated amortization as of June 30, 2017 is as follows:

	Amortization
	Accumulated			Foreign	Accumulated
	as of Beginning		Of the	Currency	as of the End
Class	of Period	Disposals	Period	Translation	of Period
Crop nutrition
Microbiology products	129,267	—	176,523	(14,821)	290,969
Other intangible assets
Trademarks and patents	150,595	—	379,115	(26,157)	503,553
Software	46,050	—	370,018	(20,912)	395,156
Customer loyalty	195,780	—	492,873	(34,005)	654,648
Total	521,692	—	1,418,529	(95,895)	1,844,326

6. Gross carrying amount as of December 31, 2016 is as follows:

	Gross carrying amount
	As of the				Foreign
	Beginning		Additions		Currency	As of the
Class	of Year	Additions	for PPA	Disposals	Translation	End of Year
Seed and integrated products
Soybean HB4	1,421,707	—	—	—	—	1,421,707
Crop nutrition
Microbiology products	—	175,527	3,733,981	—	(154,414)	3,755,094
Other intangible assets
Trademarks and patents	—	—	11,896,495	—	(480,666)	11,415,829
Software	9,368	420,254	442,607	—	(26,275)	845,954
Customer loyalty	—	—	26,523,073	—	(1,071,639)	25,451,434
Total	1,431,075	595,781	42,596,156	—	(1,732,994)	42,890,018

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

7. Accumulated amortization as December 31, 2016 is as follows:

	Amortization
	Accumulated			Foreign	Accumulated
	as of Beginning		Of the	Currency	as of the End
Class	of Year	Disposals	Year	Translation	of Year
Crop nutrition
Microbiology products	—	—	21,316	107,951	129,267
Other intangible assets
Trademarks and patents	—	—	153,698	(3,103)	150,595
Software	6,105	—	49,348	(9,403)	46,050
Customer loyalty	—	—	199,817	(4,037)	195,780
Total	6,105	—	424,179	91,408	521,692

The depreciation charge is included in Notes 7.3 and 7.4.

There are no intangible assets whose use has been restricted or which have been delivered as a guarantee. The Group has not assumed any commitments to acquire new intangibles.

Estimates

There is an inherent material uncertainty related to Management’s estimation of the ability of the Group to recover the carrying amounts of internally generated intangible assets related to biotechnology projects because it is dependent upon Group`s ability to raise sufficient funds to complete the projects development, the future outcome of the regulatory process, and the timing and amount of the future cash flows generated by the projects, among other future events.

Management’s estimations about the demonstrability of the recognition criteria for these assets and the subsequent recoverability represent the best estimate that can be made based on all the available evidence, existing facts and circumstances and using reasonable and supportable assumptions in cash flow projections. Therefore, the Combined financial statements do not include any adjustments that would result if the Group were unable to recover the carrying amount of the above-mentioned assets through the generation of enough future economic benefits.

6.8. Goodwill

The Group is required to test whether goodwill has suffered any impairment on an annual basis. The recoverable amount is determined based on value in use calculations. The use of this method requires the estimation of future cash flows and the determination of a discount rate in order to calculate the present value of the cash flows.

After the business combinations that occurred in 2016, goodwill has been generated for Rizobacter CGU. This CGU is composed of all revenues collected through Rizobacter from the production and sale of proprietary and third-party products, both in the domestic and international markets, except for Synertech and Semya operations. Additionally, Rizobacter generates revenue from the formulation, fragmentation and resale of third party products.

Among the main groups of products are i) microbiological products (bio-inductors/inoculants, biological fertilizers and bio-controllers); ii) crop and seed protection (treatments, adjuvants, baits, stored grains and seed treatment); and iii) crop nutrition (fertilizers). Packs are generally a combination of a microbiological product (bio-inductors/inoculants) with a crop and seed protection product (treatments).

The variations in goodwill occurred during the years / period combined correspond to translation differences. There have been no goodwill impairment indicators.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

Carrying amount of goodwill as of June 30, 2018, June 30, 2017 and December 31, 2016 is as follows:

	06/30/2018	06/30/2017	12/31/2016
Rizobacter	14,438,027	25,079,324	26,250,959
Total	14,438,027	25,079,324	26,250,959

The Rizobacter brand intangible with an indefinite useful life has been allocated to the Rizobacter CGU.

Management has made the estimates considering the cash flow projections projected by the management of Rizobacter and third-party valuation reports on the assets, intangible assets and liabilities assumed.

The key assumptions utilized are the following:

Key Assumption	Management’s Approach
Discount rate

The discount rate used ranges was 15%.

The weighted average cost of capital (“WACC”) rate has been estimated based on the market capital structure. For the cost of debt, the indebtedness cost of the CGU was taken.

For the cost of equity, the discount rate is estimated based on the Capital Asset Pricing Model (CAPM).

The value assigned is consistent with external sources of information.

Budgeted market share of joint ventures and other customers

The projected revenue from the products and services of the CGU has been estimated by Rizobacter’s management based on market penetration data for comparable products and technologies and on future expectations of foreseen economic and market conditions.

The value assigned is consistent with external sources of information.

Budgeted product prices

The prices estimated in the revenue projections are based on current and projected market prices for the products and services of the CGU.

The value assigned is consistent with external sources of information.

Growth rate used to extrapolate future cash flow projections to terminal period	The growth rate used to extrapolate the future cash flow projections to terminal period is 2%. The value assigned is consistent with external sources of information.

Management believes that any reasonably possible change in any of these key assumptions would not cause the aggregate carrying amount of the CGU to exceed its recoverable amount.

6.9. Trade and other payables

	06/30/2018	06/30/2017	12/31/2016
Trade creditors	22,222,872	19,779,461	32,388,807
Shareholders and other related parties (Note 15)	365,994	633,700	1,694,909
Trade creditors - Parent company (Note 15)	—	218,744	154,966
Trade creditors - Joint ventures (Note 15)	3,493,113	1,649,367
Taxes	35,391	372,990	1,640,107
Miscellaneous	1,591,460	140,454	127,728
	27,708,830	22,794,716	36,006,517

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

6.10. Borrowings

	06/30/2018	06/30/2017	12/31/2016
Current
Bank overdraft	532,912	46,511	1,353,631
Bank borrowings	44,061,555	18,594,823	30,198,035
Corporate bonds	3,262,924	4,644,621	4,627,296
BAF Loans	5,112,222	—	—
Discount checks	10,243,204	9,638,789	9,888,196
Other loans - Parent Company (Note 15)	1,816,084	646,538	6,610,739
Finance lease	280,027	466,689	457,613
	65,308,928	34,037,971	53,135,510
Non-current
Bank borrowings	25,253,940	36,383,297	4,453,711
Corporate bonds	—	3,889,874	6,273,911
Finance lease	454,265	678,993	824,354
	25,708,205	40,952,164	11,551,976

Further information about finance leases is in Note 14.1.

The carrying value of some borrowings as of June 30, 2018 measured at amortized cost differ from their fair value. The following fair values measured are based on discounted cash flows (Level 3) due to the use of unobservable inputs, including own credit risk.

	06/30/2018
	Amortized
	Cost	Fair Value
Current
Bank borrowings	44,061,555	42,633,227
Corporate bonds	3,262,924	3,126,570
Discount checks	10,243,204	9,209,508

Non-current
Bank borrowings	25,253,940	20,610,018

Corporate Bonds (CB) - Rizobacter Debt

a) Issuance of corporate bonds (Principal Market)

With the goal of consolidating its financial situation and obtaining funds for investments and working capital, on March 31, 2015 the Shareholders’ Meeting of Rizobacter approved the establishment of a global program of corporate bonds (“CB”) in the Argentine principal market (“the Program”) for the issue of one or more series of simple CB through public offering, for their future listing on stock exchanges and other markets, up to a revolving outstanding amount of USD 40,000,000 or the equivalent in other currencies, or a lower amount to be determined by the Board of Directors, with a maximum term of five years.

Series I: On August 13, 2015, CNV approved the Program and the issue of Series I of the Negotiable Obligations for USD 10,000,000 (increasable to a maximum of USD 17,000,000 or the equivalent in Argentine pesos), through Resolution N° 17737, according to the main terms and conditions summarized in the Prospectus Supplement dated August 13, 2015, which Prospectus Supplement was published in the Daily Gazette of the Buenos Aires Stock Exchange and the Rosario Stock Exchange on the same date.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

Series I (USD)

Amount of the Issue: USD 7,786,327

Date of Issue and Subscription: August 31, 2015

Applicable rate: 6% annual nominal rate

Maturity: August 31, 2018

Initial Exchange rate: ARS 9.28 / USD

Amortization: The principal will be amortized in five semiannual instalments as from the twelfth month following the Date of Issue. The first four instalments will be identical, each representing 17.50% of the principal amount issued, and the last instalment will be equal to 30% of the principal amount issued.

Date of Payment of Services: Interest will be paid on a quarterly basis at a fixed annual nominal rate of 6%. If any service payment date is not a business day, payment will be made on the immediately subsequent business day without any interest accruing on this payment in respect of the days that elapse from the date of payment to the actual payment date.

As of June 30, 2018, the principal due under Series I (Class USD) reached USD 2,355,898.

Series I (Class I – Pesos)

Amount of the Issue: ARS 84,115,789 (equivalent to USD 5,592,805)

Date of Issue and Subscription: August 31, 2015

Applicable rate (initial): 26.50% annual nominal rate

Maturity: August 31, 2018

Amortization: The principal will be amortized in 5 half-yearly instalments as from the twelfth month following the Date of Issue. The first four instalments will be identical, each representing 17.50% of the principal amount issued, and the last will be equivalent to 30% of the principal amount issued.

Date of Payment of Services: Interest will be paid on a quarterly basis at a mixed annual nominal rate as follows: (a) from the Date of Issue up to an including the expiry of the ninth (9) month, interest will accrue at the Fixed Rate for NOs Series I Class I Pesos, and (b) from the start of the tenth (10) month up to the Maturity Date, interest will accrue at a Variable Rate equal to the Reference Rate plus a Differential Rate of 550 (five hundred and fifty) points. The Fixed Rate for NOs Series I Class I Pesos cannot exceed 35%. The Variable Rate for CB Series I Class I Pesos cannot be lower than an annual nominal 16% rate or exceed a 32% annual nominal rate. On June 15, 2015 the National Insurance Superintendency (“SSN”) issued Communication No. 4568 establishing that CB Series I Class I Pesos constitute productive investments under the framework of paragraph k) of item 35.8.1 of the General Regulation Governing Insurance Activities (Resolution SSN No. 21.523/1992).

Series I (Class II – Pesos)

Amount of the Issue: ARS 1,377,882 (equivalent to USD 91,614)

Date of Issue and Subscription: August 31, 2015

Applicable rate (initial): 27% annual nominal rate

Maturity: August 31, 2018

Amortization: The principal will be amortized in five semiannual instalments as from the twelfth month following the Date of Issue. The first four instalments will be identical, each representing 17.50% of the principal amount issued, and the last instalment will be equivalent to 30% of the principal amount issued.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

Date of Payment of Services: Interest will be paid on a quarterly basis at a mixed annual nominal rate as follows: (a) from the Date of Issue up to an including the expiry of the ninth (9) month, interest will accrue at the Fixed Rate for CB Series I Class II Pesos, and (b) from the start of the tenth (10) month up to the Maturity Date, interest will accrue at a Variable Rate equal to the Reference Rate plus a Differential Rate of 550 (five hundred and fifty) points.

In compliance with the law governing Negotiable Obligations, the net funds obtained from the issue of each Series and/or Class of Negotiable Obligations will be used by the Company for one or more of the following purposes: (i) as working capital (provided that the funds obtained for any such purposes must be subscribed in the country); (ii) to refinance liabilities; (iii) to fund investments in tangible assets located in the country; and/or (iv) for the subscription of capital contributions in controlled or related companies of the Company (the proceeds from the subscription will be applied exclusively to the destinations specified in article 36 of the Law governing Negotiable Obligations).

On August 31, 2018 the fifth payment of services on the principal, and the twelfth interest payment were made corresponding to the Negotiable Obligations from Series I Class I Pesos, Series I Class II Pesos, and Series I Class USD.

After these payments there are no more outstanding Corporate bonds.

b) Syndicated loan

With the objective of financing working capital and improving its capital structure, Rizobacter consummated a USD 45 million syndicated loan with Banco de Galicia y Buenos Aires S.A. as administrator, together with Banco Santander Río S.A., Banco BBVA Francés S.A., Banco Ciudad de Buenos Aires, Banco Provincia de Córdoba S.A., Banco Hipotecario S.A. and Banco Mariva S.A. acting as lenders. This loan was funded in two disbursements, the first of which was made on March 15, 2017 for the amount of USD 22,000,000, and the second of which was made on April 25, 2017 for the amount of USD 23,000,000.

Amount: USD 45,000,000

Amortization: The principal will be amortized in 13 quarterly instalments as from the twelfth month following the date of Issue.

Applicable rate: 6.50%

Collaterals: Cash and short-term bank deposits collaterals and Bioceres guarantees.

Covenants: Under the terms of the syndicated loan, Rizobacter is required to comply with the following financial covenants:

1.	Restrictions on assets dispositions
2.	Restrictions on the payment of dividends
3.	Restriction on loans to related parties, including Joint Ventures (USD 5 million per entity)
4.	Maintenance the following ratios:
a)	Net Debt to EBITDA ratio must be less than 3x,
b)	EBITDA to interest ratio must be more than (i) 1.2x for 2017, (ii) 1.5x for 2018 and (iii) 2x for the years 2019 and 2020, and
c)	Liabilities to assets ratio less than (i) 0.85x for 2017, (ii) 0.825 for 2018 and (iii) 0.8 for 2019 and 2020.

As of June 30, 2018, Rizobacter did not comply with ratios (a) and (c) of point 4 mentioned above. However, Rizobacter got waivers from the majority of the banks (major than 50%). The terms of the debts established that if Rizobacter gets consents for more than 50% of the lenders, the debt is not considered in default.

Covenant compliance is required to be measured annually.

On September 15, 2018, the company paid the third instalments of the loan.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

6.11. Employee benefits and social security

	06/30/2018	06/30/2017	12/31/2016
Salaries and social security	3,146,583	1,871,710	2,977,814
Staff incentives and vacations	1,265,130	3,175,335	638,664
	4,411,713	5,047,045	3,616,478

6.12. Deferred revenue and advances from customers

	06/30/2018	06/30/2017	12/31/2016
Advances from customers	1,007,301	1,197,080	878,874
	1,007,301	1,197,080	878,874

6.13. Government grants

	06/30/2018	06/30/2017	12/31/2016	12/31/2015
At of the beginning of the year/period	118,545	155,919	152,792	205,177
Received during the year/period	103,382	64,106	144,902	53,311
Currency conversion difference	(137,114)	(69,539)	—	—
Released to the statement of profit or loss	(51,586)	(31,941)	(141,775)	(105,696)
At the end of year/period	33,227	118,545	155,919	152,792

	06/30/2018	06/30/2017	12/31/2016
Current	17,695	60,829	63,671
Non-current	15,532	57,716	92,248
Total	33,227	118,545	155,919

The Group receives government grants to fund research and development projects, some of which are related to the acquisition of property, plant and equipment while others are related to payment for certain expenses like salaries or inputs. Grants are generally implemented through direct payments to the supplier, delivery of cash or loans at subsidized rates.

There are neither unfulfilled conditions nor other contingencies attaching to government grants or government assistance.

6.14. Provisions

	06/30/2018	06/30/2017	12/31/2016
Provisions for contingencies	845,486	1,415,290	1,909,530
	845,486	1,415,290	1,909,530

The Group has recorded a provision for probable administrative, judicial and out-of-court proceedings that could arise in the ordinary course of business, based on a prudent criterion according to its professional advisors and on Management’s assessment of the best estimate of the amount of possible claims. These potential claims are not likely to have a material impact on the results of the Group’s operations, its cash flow or financial position.

Management considers that the objective evidence is not enough to determine the date of the eventual cash outflow due to a lack of experience in any similar cases. However, the provision was classified under current or non-current liabilities, applying the best prudent criterion based on Management’s estimates.

There are no expected reimbursements related to the provisions.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

The roll forward of the provision is in Note 6.17.

In order to assess the need for provisions and disclosures in its Combined financial statements, Management considers the following factors: (i) nature of the claim and potential level of damages in the jurisdiction in which the claim has been brought; (ii) the progress of the eventual case; (iii) the opinions or views of tax and legal advisers; (iv) experience in similar cases; and (v) any decision of the Group`s management as to how it will respond to the eventual claim.

6.15. Puttable instruments

	06/30/2018	06/30/2017	12/31/2016
Non-current
Puttable preferred shares	—	2,500,000	2,500,000
	—	2,500,000	2,500,000

Bioceres Inc. granted EQC a Put Option, giving EQC a right to sell its holdings in the preferred shares of RASA Holding that EQC acquires in the event of a mandatory conversion of its holdings of such preferred shares into ordinary shares of RASA Holding in 5 years’ time, or in the case of a public offering by RASA Holding or Rizobacter. The price of the Put Option is the nominal value of the preferred shares of RASA Holding or USD 10 nominal value.

In accordance with the participation rights of RASA Holding, the holders of Preferred Shares had the right to subscribe for common shares of Bioceres S.A. according to his position at the time of the financing event added to the accumulated dividends. At the date of the financing event that occurred on February 9, 2018, there were 1,409,848 Preferred Shares held by third parties, that accumulated an annual dividend of payment in kind of 12% and an additional dividend (which allowed them to acquire the same amount of shares that they would otherwise acquire at a price of subscription of USD 7.91 for each USD 10 value of each Preferred Share). It is so, that, on 9 February 2018, the holders of Preferred Shares had the right to subscribe up to 2,010,170 shares of Bioceres S.A.

Thus, on June 11, 2018, occurred the implementation of a second stretch of the capital increase in Bioceres S.A. approved and ratified by the Shareholder’s Assemblies held on December 17, 2014 and December 15, 2016. The 2,010,170 shares (including 421,180 shares for the conversion of the puttable RASA Holding preferred shares plus their accrued dividends) issued by Bioceres S.A. were delivered to the holders of Preferred Shares Series A RASA Holding.

The remeasurement of the liability for Puttable preferred shares as of June 11, 2018 generated a loss of USD 831,534 (Note 7.6).

6.16. Financed payment – Acquisition of business

	06/30/2018	06/30/2017	12/31/2016
Current
Purchase option	14,605,469	—	—
Financed payment to sellers	5,618,121	6,219,980	3,177,807
	20,223,590	6,219,980	3,177,807
Non-current
Financed payment to sellers	2,651,019	7,656,611	10,018,596
Purchase option	—	13,523,582	13,013,073
	2,651,019	21,180,193	23,031,669

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

Financing Payment to Sellers

The Group entered into an agreement with the selling shareholders of Rizobacter which entitled such selling shareholders to receive deferred payment in five non interest bearing installments, consisting of a payment of USD 3.6 million to be made 12 months from the transaction date, and the subsequent payments of USD 2.9 million to be paid within 18, 24, 30 and 36 months for a total of USD 15.3 million.

As of the date of issuance of these combined financial statements, the three installments that were due in October 2017, April 2018 and October 2018, have been fully paid for a value of USD 3.5 million, USD 2.9 million and USD 2.9 million, respectively. The funds for this payment was obtained through bank loans.

Purchase Option

The Group subscribed to an option to purchase a further 9.99% of Rizobacter for a nominal value of USD 14.9 million. Group Bioceres had the right to exercise this option over a term of two years since October 19, 2016. As from the second anniversary, or if Bioceres S.A. and/or its affiliates purchase a portion or all of the equity interests held by certain shareholders, Group Bioceres will have the obligation to purchase the percentage if the Sellers so require it.

In October 2018, an addendum to the purchase option was signed with the sellers extending the term of the exercise of the option by Group Bioceres to March 31, 2019. Additionally, this addendum increases the purchase option to 29.99 % of Rizobacter. The Group would have to pay USD 49.98 million, of which USD 34.995 million (nominal value of the purchase option for the additional 20% of Rizobacter equity interest) are subject to the successful completion of the business combination planed with Union.

The consideration payable will consist in: (i) USD 14,985,000 in cash (“Cash consideration”) and (ii) USD 34,995,000 in UAC shares redeemed in connection with the business combination, if any (“In-Kind Consideration”) provided that any deficiencies in the Cash Consideration will be set off with additional Redeemed Shares and any deficiencies in the In-Kind Consideration will be set off with additional cash.

6.17. Changes in allowances and provisions

				Currency
			Uses and	Conversion
Item	06/30/2017	Additions	Reversals	Difference	06/30/2018
DEDUCTED FROM ASSETS
Allowance for impairment of trade debtors	(2,873,688)	(1,362,720)	76,329	947,909	(3,212,170)
Allowance for impairment of related parties	(205,960)	—	27,264	155,570	(23,126)
Allowance for obsolescence	(707,105)	(822,135)	160,331	598,167	(770,742)
Total deducted from assets	(3,786,753)	(2,184,855)	263,924	1,701,646	(4,006,038)

INCLUDED IN LIABILITIES
Provisions for contingencies	(1,415,290)	(84,411)	38,308	615,907	(845,486)
Total included in liabilities	(1,415,290)	(84,411)	38,308	615,907	(845,486)
Total	(5,202,043)	(2,269,266)	302,232	2,317,553	(4,851,524)

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

				Currency
			Uses and	Conversion
Item	12/31/2016	Additions	Reversals	Difference	06/30/2017
DEDUCTED FROM ASSETS
Allowance for impairment of trade debtors	(2,949,214)	(154,818)	40,485	189,859	(2,873,688)
Allowance for impairment of related parties	(8,210)	(219,559)	402	21,407	(205,960)
Allowance for obsolescence	(1,157,997)	(289,248)	140,408	599,732	(707,105)
Total deducted from assets	(4,115,421)	(663,625)	181,295	810,998	(3,786,753)
INCLUDED IN LIABILITIES
Provisions for contingencies	(1,909,530)	(10,711)	259,438	245,513	(1,415,290)
Total included in liabilities	(1,909,530)	(10,711)	259,438	245,513	(1,415,290)
Total	(6,024,951)	(674,336)	440,733	1,056,511	(5,202,043)

			Additions		Currency
			for Business	Uses and	Conversion
Item	12/31/2015	Additions	Combination	Reversals	Difference	12/31/2016
DEDUCTED FROM ASSETS
Allowance for impairment of trade debtors	(346,515)	(490,374)	(2,722,575)	373,004	237,246	(2,949,214)
Allowance for impairment of related parties	—	(8,394)	—	—	184	(8,210)
Allowance for obsolescence	(167,989)	(982,351)	(418,498)	—	410,841	(1,157,997)
Total deducted from assets	(514,504)	(1,481,119)	(3,141,073)	373,004	648,271	(4,115,421)
INCLUDED IN LIABILITIES
Provisions for contingencies	(67,708)	(293,009)	(1,372,086)	—	(176,727)	(1,909,530)
Total included in liabilities	(67,708)	(293,009)	(1,372,086)	—	(176,727)	(1,909,530)
Total	(582,212)	(1,774,128)	(4,513,159)	373,004	471,544	(6,024,951)

7.	INFORMATION ABOUT COMPONENTS OF COMBINED STATEMENTS OF COMPREHENSIVE INCOME

7.1. Revenue

	06/30/2018	06/30/2017	12/31/2016	12/31/2015
Sale of goods	132,851,988	46,743,539	40,600,563	4,009,045
Rendering of services	196,441	7,652	77,151	737,232
Royalties	442,689	102,178	349,760	354,118
	133,491,118	46,853,369	41,027,474	5,100,395

Transactions of sales of goods and services with joint ventures and with shareholders and other related parties are reported in Note 15.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

7.2. Cost of sales

Item	06/30/2018	06/30/2017	12/31/2016	12/31/2015
Inventory as of the beginning of the year/period	31,338,034	32,677,314	2,835,909	744,173
Combined business	—	—	40,846,774	—
Purchases of the year/period	65,825,381	25,332,949	17,307,320	5,674,892
Production costs	14,002,049	5,322,615	3,737,400	254,086
Currency conversion difference	(14,704,912)	(2,381,686)	(1,451,133)	—
Subtotal	96,460,552	60,951,192	63,276,270	6,673,151
Inventory as of the end of the year/period	(19,366,001)	(31,338,034)	(32,677,314)	(2,835,909)
Cost of sales	77,094,551	29,613,158	30,598,956	3,837,242

7.3. R&D classified by nature

	Research and	Research and	Research and	Research and
	Development	Development	Development	Development
	Expenses	Expenses	Expenses	Expenses
Item	06/30/2018	06/30/2017	12/31/2016	12/31/2015
Amortization intangible assets	943,488	435,577	—	462
Import and export expenses	21,640	14,165	1,398	—
Depreciation property, plant and equipment	223,515	222,446	63,558	57,236
Freight and haulage	30	73,275	136	3,250
Employee benefits and social securities	1,435,028	481,326	360,760	42,454
Maintenance	86,112	42,373	47,055	—
Energy and fuel	78,570	49,785	22,703	—
Supplies and materials	844,372	107,678	107,436	122,783
Mobility and travel	87,628	66,865	29,822	7,359
Telephone and communications	—	100	211	833
Stock options based incentive	30,005	25,710	43,827	3,285
Professional fees and outsourced services	121,914	90,206	5,850	63,016
Office supplies	17,932	57,564	38,159	891
System expenses	8,851	1,697	—	—
Insurance	22,006	18,302	6,646	—
Miscellaneous	29,009	303,199	126,293	1,205
Total	3,950,100	1,990,268	853,854	302,774

	06/30/2018	06/30/2017	12/31/2016	12/31/2015
R&D Capitalized (Note 6.7)	2,301,425	1,884,289	175,527	—
R&D profit and loss	3,950,100	1,990,268	853,854	302,774
Total	6,251,525	3,874,557	1,029,381	302,774
% of total revenue	4.68%	8.26%	2.50%	5.82%

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

7.4. Expenses classified by nature and function

		Selling,
		General and
	Production	Administrative	Total
Item	Costs	Expenses	06/30/2018
Amortization intangible assets	—	1,197,988	1,197,988
Analysis and storage	1,225,756	225,462	1,451,218
Commissions and royalties	552,906	671,180	1,224,086
Bank expenses and commissions	—	51,471	51,471
Import and export expenses	131,558	725,479	857,037
Depreciation property, plant and equipment	1,208,699	798,667	2,007,366
Impairment of receivables	—	1,259,127	1,259,127
Freight and haulage	664,984	2,251,297	2,916,281
Employee benefits and social securities	7,582,440	14,265,650	21,848,090
Maintenance	597,497	408,960	1,006,457
Energy and fuel	419,716	610,376	1,030,092
Supplies and materials	169,674	1,577	171,251
Mobility and travel	48,068	1,373,119	1,421,187
Publicity and advertising	—	2,239,505	2,239,505
Contingencies	—	84,411	84,411
Telephone and communications	—	630	630
Professional fees and outsourced services	195	2,058,787	2,058,982
Professional fees related parties	—	759,149	759,149
Office supplies	17,790	549,359	567,149
Insurance	118,610	611,129	729,739
System expenses	19,057	601,955	621,012
Obsolescence	661,804	—	661,804
Taxes	105,104	4,019,515	4,124,619
Miscellaneous	478,191	498,895	977,086
Total	14,002,049	35,263,688	49,265,737

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

		Selling,
		General and
	Production	Administrative	Total
Item	Costs	Expenses	06/30/2017
Amortization intangible assets	—	982,952	982,952
Analysis and storage	20,745	46,781	67,526
Commissions and royalties	60,052	258,456	318,508
Bank expenses and commissions	—	67,094	67,094
Import and export expenses	76,818	(318,951)	(242,133)
Depreciation property, plant and equipment	384,019	648,192	1,032,211
Impairment of receivables	—	333,490	333,490
Freight and haulage	148,362	903,544	1,051,906
Employee benefits and social securities	3,554,197	6,661,622	10,215,819
Maintenance	426,634	297,924	724,558
Energy and fuel	185,379	258,704	444,083
Supplies and materials	160,069	—	160,069
Mobility and travel	15,980	723,117	739,097
Publicity and advertising	—	1,047,653	1,047,653
Contingencies	—	(248,727)	(248,727)
Telephone and communications	—	1,387	1,387
Professional fees and outsourced services	20,462	888,104	908,566
Professional fees related parties	—	447,723	447,723
Office supplies	2,418	466,154	468,572
Insurance	70,320	289,887	360,207
System expenses	10,072	74,084	84,156
Obsolescence	148,840	—	148,840
Taxes	23,850	1,697,783	1,721,633
Miscellaneous	14,398	162,625	177,023
Total	5,322,615	15,689,598	21,012,213

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

		Selling,
		General and
	Production	Administrative	Total
Item	Costs	Expenses	12/31/2016
Amortization intangible assets	—	424,179	424,179
Analysis and storage	67,052	71,126	138,178
Commissions and royalties	405,923	92,943	498,866
Bank expenses and commissions	—	73,991	73,991
Import and export expenses	21,435	232,402	253,837
Depreciation property, plant and equipment	240,638	280,097	520,735
Impairment of receivables	—	125,764	125,764
Freight and haulage	33,638	751,586	785,224
Employee benefits and social securities	1,781,605	2,888,707	4,670,312
Maintenance	3,358	148,583	151,941
Energy and fuel	87,063	126,305	213,368
Supplies and materials	29,885	—	29,885
Mobility and travel	7,540	272,191	279,731
Publicity and advertising	—	384,168	384,168
Contingencies	—	293,009	293,009
Telephone and communications	—	4,633	4,633
Professional fees and outsourced services	14,576	910,145	924,721
Professional fees related parties	—	183,393	183,393
Office supplies	5,813	160,938	166,751
Insurance	—	86,497	86,497
Obsolescence	982,351	—	982,351
Taxes	11,967	1,072,358	1,084,325
Miscellaneous	44,556	244,106	288,662
Total	3,737,400	8,827,121	12,564,521

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

		Selling,
		General and
	Production	Administrative	Total
Item	Costs	Expenses	12/31/2015
Amortization intangible assets	—	1,869	1,869
Analysis and storage	—	131,382	131,382
Commissions and royalties	—	24,733	24,733
Bank expenses and commissions	—	67,470	67,470
Depreciation property, plant and equipment	—	14,041	14,041
Impairment of receivables	—	177,705	177,705
Freight and haulage	29,587	61,584	91,171
Employee benefits and social securities	—	223,222	223,222
Maintenance	—	553	553
Supplies and materials	44,825	1,917	46,742
Mobility and travel	—	92,333	92,333
Publicity and advertising	—	91,492	91,492
Contingencies	—	3,108	3,108
Telephone and communications	—	3,422	3,422
Professional fees and outsourced services	11,685	127,518	139,203
Professional fees related parties	—	202,140	202,140
Office supplies	—	5,714	5,714
Insurance	—	4,344	4,344
Obsolescence	167,989	—	167,989
Taxes	—	166,490	166,490
Total	254,086	1,401,037	1,655,123

7.5. Finance income

	06/30/2018	06/30/2017	12/31/2016	12/31/2015
Exchange differences	25,710,957	1,186,264	—	1,510,601
Interest generated by assets	909,912	303,513	65,896	58,991
Interest generated by assets related parties	294,577	179,887	73,178	—
Changes in fair value of financial assets or liabilities	67,349	92,820	17,394	—
	26,982,795	1,762,484	156,468	1,569,592

7.6. Finance costs

	06/30/2018	06/30/2017	12/31/2016	12/31/2015
Exchange differences	(49,540,369)	(2,463,076)	(1,254,084)	—
Interest generated by liabilities related parties	(118,266)	(520,959)	(1,118,679)	(517,374)
Interest	(15,815,267)	(7,422,210)	(5,011,139)	(231,211)
Financial commissions	(1,628,075)	(1,032,366)	(885,351)	—
Changes in fair value of financial assets or liabilities	(831,534)	(517,136)	(136,792)	(131,184)
	(67,933,511)	(11,955,747)	(8,406,045)	(879,769)

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

8. INCOME TAX AND MINIMUM PRESUMED INCOME TAX

Tax reform in Argentina

On December 29, 2017, the Government promulgated Law 27430 - Income Tax. This law has introduced several changes regarding income tax; its key components are as follows:

Income tax rate: The income tax rates for Argentine companies will be gradually reduced from 35% to 30% for fiscal periods beginning from January 1, 2018 until December 31, 2019, and 25% for fiscal periods beginning on or after January 1, 2020, inclusive.

Tax on dividends: A tax is introduced on dividends or profits distributed, among others, by Argentine companies or permanent establishments with the following considerations: (i) dividends derived from the profits generated during fiscal years beginning on January 1, 2018 and until December 31, 2019 will be subject to a 7% withholding; and (ii) dividends arising from gains obtained for years beginning on or after January 1, 2020, will be subject to a 13% withholding tax.

Dividends arising from benefits obtained up to the year prior to that commenced on or after January 1, 2018 will continue to be subject, for all beneficiaries of the same, to the 35% withholding on the amount that exceeds taxable distributable taxable profits (transition period of the equalization tax).

Optional tax revaluation: The regulation establishes that, at the option of the Companies, the tax revaluation of certain assets located in the country and that are affected to the generation of taxable profits may be carried out. The special tax on the amount of the revaluation depends on the nature of the asset, being 8% for buildings that does not have the character of inventories for sale, 15% for the buildings that have the character of inventories for sale, and 10 % for the rest of the assets. Once the option for a certain property, plant or equipment is exercised, all other property, plant and equipment in the same category must be revalued. This tax is not deductible from income tax, and tax result that originated through the revaluation is not subject to it.

Adjustment of deductions: Acquisitions or investments made in fiscal years beginning on or after January 1, 2018 will be adjusted on the basis of the percentage variations of the Internal Wholesale Price Index (IPIM) provided by the National Institute of Statistics and Census (INDEC), situation that will increase the deductible amortization and its computable cost in case of sale.

The balances of income tax and minimum presumed income tax recoverable and payable are as follows:

	06/30/2018	06/30/2017	12/31/2016
Current assets
Income tax	2,082,269	1,701,382	—
	2,082,269	1,701,382	—
Non-current assets
Income tax	—	95,565	646,084
Minimum presumed income tax	126,653	220,000	233,296
	126,653	315,565	879,380

	06/30/2018	06/30/2017	12/31/2016
Liabilities
Income tax	2,569	29,788	2,932,777
	2,569	29,788	2,932,777

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

The breakdown of items making up deferred tax assets and liabilities as of June 30, 2018, 2017 and December 31, 2016:

Deferred Tax Assets	06/30/2018	06/30/2017	12/31/2016
Tax Loss-Carry Forward	3,638,269	1,059,746	753,359
Changes in fair value of financial assets or liabilities	35,944	96,394	87,467
Trade receivables	462,756	829,095	804,481
Allowances	370,930	805,375	935,415
Inventories	710,391	367,682	519,310
Intangible assets	15,098	38,241	48,426
Contingencies	—	13,612	—
Government grants	9,360	41,616	54,572
Others	359,073	120,340	1,446,474
Total deferred tax assets	5,601,821	3,372,101	4,649,504

Deferred Tax Liabilities	06/30/2018	06/30/2017	12/31/2016
Intangible assets	(5,071,808)	(12,633,408)	(13,609,901)
Property, plant and equipment depreciation	(8,497,756)	(12,923,320)	(12,738,676)
Borrowings	(19,372)	(39,257)	(27,482)
Contingencies	(2,709)	—	—
Others	(297)	(15,942)	(9,727)
Total deferred tax liabilities	(13,591,942)	(25,611,927)	(26,385,786)
Net deferred tax	(7,990,121)	(22,239,826)	(21,736,282)

The roll forward of deferred tax assets and liabilities as of June 30, 2018, 2017 and December 31, 2016 are as follows:

				Transfer from
	Balance	Income Tax	Rate Change	Deferred Tax	Change	Conversion	Balance
Deferred Tax Assets	06/30/2017	Provision	Adjustment	Liabilities	to OCI	Difference	06/30/2018
Tax Loss-Carry Forward	1,059,746	208,646	(845,461)	—	—	3,215,338	3,638,269
Changes in fair value of financial assets or liabilities	96,394	(14,763)	(13,109)	—	—	(32,578)	35,944
Trade receivables	829,095	(7,248)	(76,775)	—	—	(282,316)	462,756
Allowances	805,375	(44,968)	(116,437)	—	—	(273,040)	370,930
Inventories	367,682	(825,430)	(284,156)	—	—	1,452,295	710,391
Intangible assets	38,241	(4,965)	(6,605)	—	—	(11,573)	15,098
Contingencies	13,612	—	—	(13,612)	—	—	—
Government grants	41,616	(16,598)	(5,049)	—	—	(10,609)	9,360
Others	120,340	(39,034)	(57,768)	(23,952)	—	359,487	359,073
Total deferred tax assets	3,372,101	(744,360)	(1,405,360)	(37,564)	—	4,417,004	5,601,821

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

				Transfer from
	Balance	Income Tax	Rate Change	Deferred Tax	Charge	Conversion	Balance
Deferred Tax Liabilities	06/30/2017	Provision	Adjustment	Assets	to OCI	Difference	06/30/2018
Intangible assets	(12,633,408)	(490,290)	(557,149)	—	—	8,609,039	(5,071,808)
Property, plant and equipment depreciation	(12,923,320)	(59,002)	(104,104)	—	(4,507,311)	9,095,981	(8,497,756)
Borrowings	(39,257)	—	3,229	—	—	16,656	(19,372)
Contingencies	—	(15,442)	—	13,612	—	(879)	(2,709)
Others	(15,942)	(3,411)	(4,916)	23,952	—	20	(297)
Total deferred tax liabilities	(25,611,927)	(568,145)	(662,940)	37,564	(4,507,311)	17,720,817	(13,591,942)
Net deferred tax	(22,239,826)	(1,312,505)	(2,068,300)	—	(4,507,311)	22,137,821	(7,990,121)

				Transfer from
	Balance	Income Tax	Rate Change	Deferred Tax	Charge	Conversion	Balance
Deferred Tax Assets	12/31/2016	Provision	Adjustment	Liabilities	to OCI	Difference	06/30/2017
Tax Loss-Carry Forward	753,359	360,007	—	—	—	(53,620)	1,059,746
Changes in fair value of financial assets or liabilities	87,467	13,216	—	—	—	(4,289)	96,394
Trade receivables	804,481	60,520	—	—	—	(35,906)	829,095
Allowances	935,415	(83,964)	—	—	—	(46,076)	805,375
Inventories	519,310	(128,450)	—	—	—	(23,178)	367,682
Intangible assets	48,426	(8,577)	—	—	—	(1,608)	38,241
Contingencies	—	14,301	—	—	—	(689)	13,612
Government grants	54,572	(11,218)	—	—	—	(1,738)	41,616
Others	1,446,474	10,567	—	—	—	(1,336,701)	120,340
Total deferred tax assets	4,649,504	226,402	—	—	—	(1,503,805)	3,372,101

				Transfer from
	Balance	Income Tax	Rate Change	Deferred Tax	Charge	Conversion	Balance
Deferred Tax Liabilities	12/31/2016	Provision	Adjustment	Assets	to OCI	Difference	06/30/2017
Intangible assets	(13,609,901)	369,055	—	—	—	607,438	(12,633,408)
Property, plant and equipment depreciation	(12,738,676)	183,397	—	—	(936,029)	567,988	(12,923,320)
Borrowings	(27,482)	(13,002)	—	—	—	1,227	(39,257)
Contingencies	—	—	—	—	—	—	—
Others	(9,727)	(6,648)	—	—	—	433	(15,942)
Total deferred tax liabilities	(26,385,786)	532,802	—	—	(936,029)	1,177,086	(25,611,927)
Net deferred tax	(21,736,282)	759,204	—	—	(936,029)	(326,719)	(22,239,826)

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

	Balance	Income Tax	Rate Change	Business	Charge	Conversion	Balance
Deferred Tax Assets	12/31/2015	Provision	Adjustment	Combination	to OCI	Difference	12/31/2016
Tax Loss-Carry Forward	258,194	520,957	—	—	—	(25,792)	753,359
Changes in fair value of financial assets or liabilities	61,913	28,642	—	—	—	(3,088)	87,467
Trade receivables	—	—	—	804,481	—	—	804,481
Allowances	119,651	(9,559)	—	656,327	—	168,996	935,415
Inventories	(246,720)	935,283	—	(234,278)	—	65,025	519,310
Intangible assets	78,956	(41,366)	—	12,510	—	(1,674)	48,426
Contingencies	—	—	—	—	—	—	—
Government grants	53,477	29,362	—	—	—	(28,267)	54,572
Others	—	32,468	—	1,394,601	—	19,405	1,446,474
Total deferred tax assets	325,471	1,495,787	—	2,633,641	—	194,605	4,649,504

	Balance	Income Tax	Rate Change	Business	Charge	Conversion	Balance
Deferred Tax Liabilities	12/31/2015	Provision	Adjustment	Combination	to OCI	Difference	12/31/2016
Intangible assets	—	—	—	(13,609,901)	—	—	(13,609,901)
Property, plant and equipment depreciation	(53,679)	(18,703)	—	(12,699,878)	—	33,584	(12,738,676)
Borrowings	—	—	—	(27,482)	—	—	(27,482)
Contingencies	—	—	—	—	—	—	—
Others	—	13,696	—	(17,833)	—	(5,590)	(9,727)
Total deferred tax liabilities	(53,679)	(5,007)	—	(26,355,094)	—	27,994	(26,385,786)
Net deferred tax	271,792	1,490,780	—	(23,721,453)	—	222,599	(21,736,282)

The following table provides a reconciliation of the statutory tax rate to the effective tax rate. As the operations of the Group’s Argentine subsidiaries are the most significant source of profit or loss before tax, the following reconciliation has been prepared using the Argentine statutory tax rate:

	06/30/2018	06/30/2017	12/31/2016	12/31/2015
Loss before income tax-rate 35%	(21,621,007)	(11,195,800)	(8,042,536)	(503,285)
Loss before income tax-rate 30%	(3,618,756)	—	—	—
Income tax charge by applying tax rate to loss before tax:	8,652,979	3,918,530	2,814,888	176,150
Share of profit or loss of subsidies, joint ventures and associates	(486,864)	(779,824)	(977,061)	(687,913)
Stock options charge	(8,898)	(8,978)	(15,339)	—
Adjustment of the previous year’s income tax provision	(19,707)	31,292	18,010	(20,951)
Effect of the change in the applicable tax rate in the Deferred tax	3,768,518	—	—	—
Allowance for unused tax losses	(59,879)	—	(46,553)	(146,177)
Non-deductible expenses and untaxed gains	(712,735)	(343,769)	66,702	(11,835)
Representation expenses	(204,897)	—	—	—
Income tax	10,928,517	2,817,251	1,860,647	(690,726)

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

Results since July 1, 2017 to December 31, 2017 had a tax applicable rate of 35%, and the results since January 1, 2018 to June 30, 2018 had a tax applicable rate to 30%. Therefore, for the permanent differences disclosed in this Note for the first semester, the rate applicable was 35%, and in the second semester the rate applicable was 30%.

The charge for income tax charged directly to profit or loss includes the following:

	06/30/2018	06/30/2017	12/31/2016	12/31/2015
Current tax expense	6,236,393	325,149	(2,690,622)	(146,177)
Deferred tax	923,606	2,492,102	4,551,269	(544,549)
Effect of the change in the applicable tax rate in the Deferred tax	3,768,518	—	—	—
Total	10,928,517	2,817,251	1,860,647	(690,726)

The amount and expiry date of carry forward tax losses as of June 30, 2018 is as follows:

	Tax Loss-	Tax Loss-
Fiscal Year	Carry Forward	Carry Forward	Prescription
2015	136,508	34,127	2020
2016	776,173	194,043	2021
2017	1,643,802	410,951	2022
2018	259,184	64,796	2022
2018	8,383,863	2,934,352	2038
Total	11,199,530	3,638,269

The amount of tax losses for the fiscal year ended on June 30, 2018 is an estimate of the amount to be presented in the tax return.

The amount and expiry date of unused tax credits of Argentina minimum presumed income tax as of June 30, 2018 is as follows:

Fiscal Year	Amount	Prescription
2009	1,662	2019
2010	3,465	2020
2011	6,022	2021
2012	9,248	2022
2013	11,092	2023
2014	19,315	2024
2015	32,446	2025
2016	43,403	2026
Total	126,653

Estimates

There is an inherent material uncertainty related to Management’s estimation of the ability of the Group to use the deferred tax assets (both carryforward of unused tax losses and deductible temporary differences) and the credit of minimum presumed income tax because their future utilization depends on the generation of enough future taxable income by the entities within the Group during the periods in which those temporary differences are deductible or when the unused tax losses can be used.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

Based on the projections of future taxable income for the periods in which the deferred tax assets are deductible, the Group’s management estimates that, except for the part of deferred tax asset that were unrecognized, it is probable that the entities within the Group can utilize those deferred tax assets, which depends, among other factors, on the success of the current projects of agricultural biotechnology, the future market price of commodities and the market share of the entities within the Group.

The estimates of Management about the demonstrability of the recognition criteria for these deferred tax assets and their subsequent recoverability represent the best estimate that can be made based on all the available evidence, existing facts and circumstances and the use of reasonable and supportable assumptions in the projections of future taxable income. Therefore, the Combined financial statements do not include adjustments that could result if the entities within the Group would not be able to recover the deferred tax assets through the generation of enough future taxable income.

9. INFORMATION ABOUT COMBINED COMPONENTS OF EQUITY

9.1. Parent company investment

The Group has recognized the contribution made by Bioceres S.A. into the combined entity as Parent company investment as follows:

	06/30/2018	06/30/2017	12/31/2016	12/31/2015
Capital contributions	1,572,235	2,585,580	48,083,838	632,596
Intangible contributed	2,105,616	2,049,823	—	—
Preferred shares contributed / (sold to non-controlling interest)	3,331,534	(3,277,615)	—	—
Rizobacter acquisition consideration	(5,000,000)	—	—	—
Contingent payment to Rizobacter sellers	—	—	15,569,028	—
Financed payment to Rizobacter sellers	—	—	(13,182,575)	—
	2,009,385	1,357,788	50,470,291	632,596
9.2. Non-controlling interests

The subsidiaries whose non-controlling interest are significant as of June 30, 2018, June 30, 2017 and December 31, 2016 are:

a) Rizobacter Argentina

		% of Equity Interest and Votes of the NCI
Name	Country	06/30/2018	06/30/2017	12/31/2016
Rizobacter Argentina S.A.	Argentina	40%	40%	40%

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

Below is a detail of the summarized financial information of Rizobacter, prepared in accordance with IFRS, and modified due to fair value adjustments at the acquisition date and differences in accounting policies. The information is presented prior to eliminations between that subsidiary and other Group companies.

Summary financial statements:

	06/30/2018	06/30/2017	12/31/2016
Current assets	86,461,071	86,202,115	90,827,000
Non-current assets	48,295,110	113,906,651	120,428,870
Total assets	134,756,181	200,108,766	211,255,870

Current liabilities	88,270,487	60,192,036	86,958,449
Non-current liabilities	29,598,319	65,604,538	38,308,346
Total liabilities	117,868,806	125,796,574	125,266,795

Equity attributable to controlling interest	16,824,251	74,266,985	85,913,069
Equity attributable to non-controlling interest	63,124	45,207	76,006
Total equity	16,887,375	74,312,192	85,989,075

Total liabilities and equity	134,756,181	200,108,766	211,255,870

Summary statements of comprehensive income or loss

		Six-Month	Period from
	Year Ended	Period Ended	10/19/16 -
	06/30/2018	06/30/2017	12/31/2016
Revenues	129,798,271	44,458,442	36,739,496
Cost of sales	(71,699,144)	(27,494,324)	(26,818,086)
Gross margin	58,099,127	16,964,118	9,921,410

Research and development expenses	(2,902,235)	(1,711,089)	(555,676)
Selling, general and administrative expenses	(31,219,784)	(14,501,080)	(6,936,425)
Share of loss of joint ventures	(1,683,949)	(610,994)	(161,436)
Other income	524,672	53,928	—
Operating profit	22,817,831	194,883	2,267,873

Financial results	(37,989,573)	(8,619,703)	(4,014,402)
Loss before taxes	(15,171,742)	(8,424,820)	(1,746,529)

Income tax benefit (expense)	3,275,077	2,333,310	(1,836,968)
Loss for the year / period	(11,896,665)	(6,091,510)	(3,583,497)

Exchange differences on translation of foreign operations	(8,266,718)	202,981	(898,790)
Revaluation of property, plant and equipment, net of tax	14,079,875	2,032,872	—
Total comprehensive loss	(6,083,508)	(3,855,657)	(4,482,287)

There were no dividends paid to Rizobacter non-controlling interest (NCI) in the year ended June 30, 2018, in the six-month transition period ended June 30, 2017, and in the year ended December 31, 2016 after the acquisition of Rizobacter.

b) RASA Holding preferred shares

On October 14, 2016, RASA Holding issued 4,830,000 Class A preferred shares, with a par value of USD 10 per share and a subscription price of USD 8.696 per share, in order to raise USD 42 million to finance the cash payment required for the completion of the acquisition of Rizobacter.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

The Class A preferred shares in RASA Holding accrue an annual “pay in kind” (PIK) dividend coupon of 12% that accumulates as principal over a maturity term of five years, and carry (i) a mandatory participation right in the subscription to ordinary shares of Bioceres S.A. as part of a qualified public offering (i.e., an offering that is consummated for at least USD 50 million net of the proceeds received from the holders of the RASA Holding Class A preferred shares), and to participate in an optional manner in the case of a non-qualified public offering and/or a private capital increase occurring between December 17, 2017 and October 14, 2021; and (ii) a mandatory conversion right for holders of the RASA Holding Class A preferred shares to convert such preferred shares into common shares of RASA Holding after five years or in the case of a public offering made by RASA Holding or of Rizobacter.

In addition, this agreement grants liquidity preference rights to the Class A preferred shares, which give the holders a right to a cash option that can be exercised in the following situations: (i) sale or substantial transfer of the assets of RASA Holding or Rizobacter; (ii) mergers or reorganizations in which RASA Holding is involved; (iii) change of control of RASA Holding; or (iv) liquidation or dissolution of RASA Holding.

As of June 30, 2017, there were 1,409,848 preferred shares in the possession of third parties outside the Group.

Since there was no contractual obligation to pay cash in any situation, the preferences of liquidity are under the control of the Group and the agreement provides for the delivery of a fixed number of own equity instruments for a fixed amount of cash, preferred shares in possession of third parties outside of Group Bioceres are classified as non-controlling interests in the Combined financial statements as of June 30, 2017.

After the verification of the financing event that occurred on February 9, 2018 with a capitalization of USD 50.5 million, the holders of RASA Holding’s Preferred Stock, expressed their willingness to exercise the participation rights granted by the Bioceres S.A. on dates October 14, 2016, December 26, 2016 and May 18, 2017.

In this way, the holders of Preferred Shares of RASA Holding subscribed new ordinary shares of Bioceres S.A. in exchange for their RASA Holding preferred shares plus the accumulated dividends. At the date of the financing event that occurred on February 9, 2018, there was 1,409,848 Preferred Shares held by third parties, who accumulated an annual dividend payment in kind of 12% and an additional dividend (which allowed them to acquire the same number of shares that they would have otherwise acquired at a subscription price of USD 7.91 for every USD 10 of value of each Preferred Share). This transactions was accounted as an equity contribution for the Combined financial statements.

Thus, on June 11, 2018, the holders of Preferred Shares subscribed 2,010,170 of new actions of Bioceres S.A. according to his holding as of February 9, 2018, the date of the financing event.

As of June 30, 2018, all remaining preferred shares were in property of Group Bioceres and would be contributed to BCS Holding in consideration of the business combination with Union.

10. CASH FLOW INFORMATION

Significant non-cash transactions related to investing and financing activities are as follows:

	06/30/2018	06/30/2017	12/31/2016	12/31/2015
Investment activities
Investment in joint ventures	679,510	1,150,259	—	—
	679,510	1,150,259	—	—

Financing activities
Parent company investment	2,009,385	1,357,788	50,470,291	632,596
Transfer of preferred stocks	9,759,545	—	—	—
Issuance of shares	—	—	15,850,000	—
	11,768,930	1,357,788	66,320,291	632,596

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

As of June 30, 2018 and 2017 the investment in joint ventures is due to Synertech and corresponds to capitalization of debt.

Disclosure of changes in liabilities arising from financing activities:

	Financing Activities
		Financed Payment
		- Acquisition of
	Borrowings	Business	Total
As of 30 June, 2017	74,990,135	27,400,173	102,390,308
Cash income	55,899,157	—	55,899,157
Payments	(35,029,932)	(6,085,936)	(41,115,868)
Interest payment	(15,064,872)	—	(15,064,872)
Financial results	10,222,645	1,560,372	11,783,017
As of 30 June, 2018	91,017,133	22,874,609	113,891,742

11. JOINT VENTURES

Investments in joint ventures and related companies:

	06/30/2018	06/30/2017	12/31/2016
Assets
Semya S.A.	2,972,239	5,263,819	5,199,568
Synertech	16,099,816	26,844,410	27,676,095
	19,072,055	32,108,229	32,875,663

	06/30/2018	06/30/2017	12/31/2016
Liabilities
Trigall Genetics	2,012,298	1,527,286	1,569,160
	2,012,298	1,527,286	1,569,160

Changes in join ventures investments:
	06/30/2018	06/30/2017	12/31/2016
As of the beginning of the year / period	30,580,943	31,306,503	(1,188,483)
Monetary contributions	—	—	—
Non-monetary contributions	679,510	1,150,259	—
Parent company investment	121,479	82,872	162,012
Revaluation of property, plant and equipment	1,679,818	189,025	—
Business combinations - Synertech	—	—	29,000,000
Business combinations - Semya	—	—	4,317,619
Foreign currency translation	(13,865,192)	(1,498,641)	(277,603)
Share of profit or loss	(2,136,801)	(649,075)	(707,042)
As of the end of the year / period	17,059,757	30,580,943	31,306,503

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

Share of profit or loss of joint ventures:

	06/30/2018	06/30/2017	12/31/2016	12/31/2015
Trigall (i)	(606,491)	(38,081)	(545,606)	(858,158)
Semya (ii)	(55,872)	(14,140)	(6,120)	—
Synertech (iii)	(1,474,438)	(596,854)	(155,316)	—
	(2,136,801)	(649,075)	(707,042)	(858,158)

(i) Trigall Genetics S.A

This joint venture was formed in December 2013 with Florimond Desprez (a company from France with an internationally recognized track record in wheat breeding) through Bioceres Inc. Equity interest is equally shared between both participants.

Trigall is a separately structured vehicle incorporated and operating in Uruguay. The primary activity of Trigall is being engaged in the development and deregulation of conventional and GM wheat varieties in Latin America, which is in line with the Group’s core business.

This joint arrangement provides for each of the joint venture partners to exclusively license its trait and germplasm technologies to Trigall for use in wheat. The Group granted an exclusive, sub licensable license to Trigall for certain of Group`s technologies, including HB4, for use in wheat.

Both the Group and Florimond Desprez have agreed to make loans to Trigall in accordance with each party`s ownership interest in the joint venture to provide it funds needed for its operation and growth.

The first products in Trigall`s pipeline are conventional wheat varieties that will be sold through Bioceres Semillas, as well as through other Trigall licensees. The first Group`s GM product is HB4, which is now in the advanced development and deregulation phase. Trigall is currently seeking to add other market channel partners in the region.

The contractual arrangement provides the Group with only the rights to the net assets of the joint arrangement. The rights to the assets and obligation for liabilities of the joint arrangement rest primarily with Trigall. Under IFRS 11 this joint arrangement is classified as a joint venture and has been included in the Combined financial statements using the equity method. The shares of Trigall are not quoted.

Summarized financial information in relation to the joint venture is presented below:

Company	Date	Current Assets	Non Current Assets	Current Liabilities	Non Current Liabilities	Equity	Revenue	Profit/Loss
Trigall genetics	06/30/2018	111,014	9,793,200	849,063	8,022,703	1,032,448	104,037	(453,202)
	06/30/2017	71,895	7,580,170	550,255	5,859,121	1,242,689	21,041	(2,347)
	12/31/2016	82,526	6,892,810	773,017	5,277,741	924,579	—	(274,502)

There are no significant restrictions on the ability of the joint venture to transfer funds to the Group in the form of cash dividends, or to repay loans or advances made by the Group, except for the obligation to establish a legal reserve for 5% of the profit for the year until reaching 20% of the capital.

(ii) Semya

This joint venture was launched in 2012 and formed as a separate vehicle in August 2014 with Rizobacter and Bioceres S.A. Equity interest is equally shared between both participants.

The primary activity of Semya is being engaged in the development and deregulation of second generation agricultural biological products, in particular, seed treatments tailored for particular soil environments, which is in line with the Group’s core business.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

The joint venture agreement provides for each party to render the services required to advance a mutually agreed work plan and which each party agrees to fund in proportion to its equity interest.

Under the services agreements, both Bioceres S.A. and Rizobacter agree to provide to Semya the licenses required for product development and commercialization, while results obtained in the provision of the services are owned by Semya. Its creates customized seed treatments based on soil conditions on a given agricultural environment and on specific trait-germplasm combinations.

The summarized financial information relating to the joint venture is disclosed below:

		Current	Non Current	Current	Non Current
Company	Date	Assets	Assets	Liabilities	Liabilities	Equity	Revenue	Profit/Loss
Semya	06/30/2018	197	666,751	723,651	—	(56,702)	—	(391,187)
	06/30/2017	76	992,143	661,425	—	330,794	—	(58,193)
	12/31/2016	2,415	986,796	1,263,286	—	274,074	—	(392,102)

(iii) Synertech

Synertech has been included in the Group Bioceres after the acquisition of the majority interest in Rizobacter. This joint venture has arisen from the association between Synertech and De Sangosse, which jointly opened a new fertilizer manufacturing plant in Pergamino, Argentina, on June 28, 2017. Both parties’ equity interest is 50%.

Construction and start-up of the new plant required an investment of more than USD 30 million, and was conceived for research, production and commercialization of the Microstar PZ® microgranulated fertilizer, its byproducts and other possible developments in the agricultural fertilization area to supply both the domestic and export markets, such as Brazil, Paraguay, Bolivia, Uruguay, Chile, Central America and North America, among others, accompanying the exponential growth of Rizobacter in the world markets with a strong international insertion.

The contractual agreement sets forth that the Group only has rights over the net assets under the joint arrangement. The rights over the assets and obligations for the liabilities assumed under the joint arrangement primarily remain with Synertech. Under IFRS 11, this joint arrangement is classified as a joint venture and has been equity-accounted in the Combined financial statements. Synertech shares are not listed for trading in a public offering.

The summarized financial information relating to the joint venture is disclosed below:

		Current	Non Current	Current	Non Current
Company	Date	Assets	Assets	Liabilities	Liabilities	Equity	Revenue	Profit/Loss
Synertech	06/30/2018	7,221,995	9,673,421	7,456,076	5,882,133	3,557,207	9,759,001	(2,940,009)
	06/30/2017	5,964,181	16,929,407	6,587,205	8,277,661	8,028,722	1,386,728	(2,402,554)
	12/31/2016	3,462,818	17,725,922	3,770,535	9,399,364	8,018,841	—	(320,609)

There are no significant restrictions on the joint venture’s ability to transfer funds to the Group as cash dividends, or to repay loans or advances made by the Group, except for the obligation to set up a legal reserve for 5% of the profit for the fiscal year until 20% of capital is reached.

(iv) Verdeca LLC

This joint venture was formed in February 2012 with Arcadia (an USA based company that develops agricultural biotechnologies) through Bioceres Inc. Equity interest is equally shared between both participants.

Verdeca LLC is a separately structured vehicle incorporated and operating in USA. The primary activity of Verdeca is the development and deregulation of soybean traits with second generation technology, which is in line with the Group’s core business.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

This joint arrangement provides for each of the joint venture partners to license its trait technologies to Verdeca for use in soybeans. The Group will grant an exclusive, worldwide, sub licensable license to Verdeca for its technologies, including HB4, for use in soybeans. Both partners also will grant Verdeca a right of first offer to obtain a license to the intellectual property rights that are owned, licensed to, or acquired by the Group or Arcadia, as applicable, in the future and that are reasonably necessary or useful with respect to soybean traits.

The first product in Verdeca pipeline is the Group`s HB4 trait, a drought and salinity tolerance trait that is in the advanced development phase. Verdeca`s pipeline also includes Arcadia`s nutrient use efficiency and water use efficiency technologies, which are combined in a two-trait stack that will be further stacked with HB4. Verdeca has successfully negotiated favorable market access in South America and is growing its partnerships in USA, India and China.

The contractual arrangement provides the Group with only the rights to the net assets of the joint arrangement. The rights to the assets and obligation for liabilities of the joint arrangement rest primarily with Verdeca. Under IFRS 11 this joint arrangement is classified as a joint venture and has been included in the Combined financial statements using the equity method. The shares of Verdeca are not quoted.

There are no significant restrictions on the ability of the joint venture to transfer funds to the Group in the form of cash dividends, or to repay loans or advances made by the Group.

As of June 30, 2018, and until the date of issue of these Combined financial statements, the license had not been formalized, so the partners (Bioceres Inc and Arcadia) will grant Verdeca an exclusive license for use and commercialization of their HB4 Soybean and other technologies. Therefore, at those dates, Verdeca has not recorded any assets, liabilities or results because it does not have control over those technologies.

12. SEGMENT INFORMATION

The Group is organized into four main operating segments:

-	Seed and integrated products

The seed and integrated products segment focuses mainly on the development and commercialization of seed technologies and products that increase yield per hectare, with a focus on the provision of seed technologies and integrated crop protection and crop nutrition products designed to control weeds, insects or diseases, to increase their quality characteristics, to improve nutritional value and other benefits. The segment focuses on the commercialization of integrated products that combine three complementary components biotechnological events, germplasm and seed treatments—in order to increase crop productivity and create value for customers. While each component can increase yield independently, through an integrated technology strategy the segment offers biotechnological events, germplasm and treatments for seeds that complement and integrate with each other to generate higher yields in crops.

Currently the segment generates revenue from ordinary activities through the sale of seeds, integrated packs, royalties and licenses charged to third parties, among others.

-	Crop protection

The crop protection segment mainly includes the development, production and marketing of adjuvants, insecticides and fungicides. The adjuvants are used in mixtures to facilitate greater efficiency of the products to be applied (such as fertilizers and agrochemicals). Insecticides and fungicides can significantly reduce disease or insect problems during the germination period.

The segment currently generates revenue from ordinary activities through the sale of adjuvants, insecticides, fungicides and baits, among others.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

-	Crop nutrition

The crop nutrition segment focuses mainly on the development, production and commercialization of inoculants that allow the biological fixation of nitrogen in the crops, and of fertilizers including biofertilizers and microgranulated fertilizers that optimize the productivity and yield of the crops.

Currently the segment generates income from ordinary activities through the sale of inoculants, bio-inductors, biological fertilizers and microgranulated fertilizers, among others.

The measurement principles for the Group’s segment reporting structure are based on the IFRS principles adopted in the Combined financial statements. Revenue generated by products and services exchanged between segments and entities within the Group are calculated on the basis of market prices.

The following tables present information with respect to the Group’s reporting segments:

	Seed and
	Integrated	Crop	Crop
Year Ended June 30, 2018	Products	Protection	Nutrition	Combined
Revenues
Sale of goods	26,111,991	77,655,672	29,084,325	132,851,988
Rendering of services	196,441	—	—	196,441
Royalties	442,689	—	—	442,689
Government grants
Grants	51,586	—	—	51,586
Total revenue	26,802,707	77,655,672	29,084,325	133,542,704

Cost of sales	(13,413,758)	(49,453,167)	(14,227,626)	(77,094,551)
Gross margin per segment	13,388,949	28,202,505	14,856,699	56,448,153
%	50%	36%	51%	42%

	Seed and
	Integrated	Crop	Crop
Six-Month Transition Period Ended June 30, 2017	Products	Protection	Nutrition	Combined
Revenues
Sale of goods	8,911,341	31,191,970	6,640,228	46,743,539
Rendering of services	7,652	—	—	7,652
Royalties	102,178	—	—	102,178
Government grants
Grants	31,941	—	—	31,941
Total revenue	9,053,112	31,191,970	6,640,228	46,885,310

Cost of sales	(4,886,619)	(22,641,887)	(2,084,652)	(29,613,158)
Gross margin per segment	4,166,493	8,550,083	4,555,576	17,272,152
%	46%	27%	69%	37%

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

	Seed and
	Integrated	Crop	Crop
Year Ended December 31, 2016	Products	Protection	Nutrition	Combined
Revenues
Sale of goods	13,879,750	21,493,419	5,227,394	40,600,563
Rendering of services	77,151	—	—	77,151
Royalties	349,760	—	—	349,760
Government grants
Grants	141,775	—	—	141,775
Total revenue	14,448,436	21,493,419	5,227,394	41,169,249

Cost of sales	(8,953,929)	(16,825,572)	(4,819,455)	(30,598,956)
Gross margin per segment	5,494,507	4,667,847	407,939	10,570,293
%	38%	22%	8%	26%

	Seed and
	Integrated	Crop	Crop
Year Ended December 31, 2015	Products	Protection	Nutrition	Combined
Revenues
Sale of goods	4,009,045	—	—	4,009,045
Rendering of services	737,232	—	—	737,232
Royalties	354,118	—	—	354,118
Government grants
Grants	105,696	—	—	105,696
Total revenue	5,206,091	—	—	5,206,091

Cost of sales	(3,837,242)	—	—	(3,837,242)
Gross margin per segment	1,368,849	—	—	1,368,849
%	26%	—	—	26%

Income by similar group of products or services

	06/30/2018	06/30/2017	12/31/2016	12/31/2015
Seed and integrated products	26,802,707	9,053,112	14,448,436	5,206,091
Seeds, royalties & licenses	3,823,165	2,426,868	4,429,753	5,206,091
Packs	22,979,542	6,626,244	10,018,683	—

Crop protection	77,655,672	31,191,970	21,493,419	—
Adjuvants	39,931,915	15,008,963	12,526,504	—
Insecticides & fungicides	14,087,260	9,914,886	2,059,936	—
Other	23,636,497	6,268,121	6,906,979	—

Crop nutrition	29,084,325	6,640,228	5,227,394	—
Inoculants	14,352,761	4,245,712	2,098,826	—
Fertilizers	14,731,564	2,394,516	3,128,568	—

Total revenue	133,542,704	46,885,310	41,169,249	5,206,091

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

Geographical information

	06/30/2018	06/30/2017	12/31/2016
Non-current assets
Argentina	77,860,852	111,743,378	113,739,634
United States	2,411,673	631,063	495,187
Paraguay	605,491	589,418	538,831
Brazil	340,144	347,649	188,627
Bolivia	39,857	22,876	25,325
South Africa	14,423	22,706	25,442
India	78	—	—
Total	81,272,518	113,357,090	115,013,046

Revenue from external customers

	06/30/2018	06/30/2017	12/31/2016	12/31/2015
Argentina	106,077,922	41,292,402	37,815,878	4,357,367
Austria	470,849	8,400	319,237	—
Bolivia	2,090,758	—	300,084	—
Brazil	9,450,496	275,545	862,155	—
China	—	193,911	—	—
Lebanon	376,862	262,428	—	—
United States of America	1,395,438	380,310	16,737	730,513
Italy	10,879	—	80,512	—
Paraguay	5,584,861	1,052,088	590,176	—
United Kingdom	387,859	129,297	220,640	—
South Africa	3,711,852	1,931,908	8,369	—
France	270,878	—	—	—
Canada	3,553	—	—	—
Ukraine	344,401	822,976	145,433	—
Uruguay	3,197,974	447,248	667,237	12,515
Rest of the world	116,536	56,856	1,016	—
Total income (without grants)	133,491,118	46,853,369	41,027,474	5,100,395

13. FINANCIAL INSTRUMENTS – RISK MANAGEMENT

13.1. Principal financial instruments

The principal financial instruments used by the Group, from which financial instrument risk arise, are as follows:

●	Cash and cash equivalents
●	Financial assets at fair value through profit or loss

●	Trade receivables

●	Other receivables

●	Trade and other payables

●	Bank overdrafts

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

●	Other loans
●	Financed payment for the acquisition of business
●	Puttable instruments

The Group is exposed to the following financial risks that arise from its activities and from its use of financial instruments:

●	Credit risk
●	Liquidity risk
●	Currency risk
●	Interest rate risk
●	Market risk

This Note provides information on the Group’s exposure to each of the above risks, the Group’s objectives, policies and processes regarding the measurement and management of each risk.

The Group does not use derivative financial instruments to hedge any of the above risks.

13.2. Financial instruments by category

The following tables show additional information required under IFRS 7 on the financial assets and liabilities recorded as of June 30, 2018, June 30, 2017 and December 31, 2016.

				Mandatorily Measured at Fair Value
	Amortized Cost			Through Profit or Loss
Financial Asset	06/30/2018	06/30/2017	12/31/2016	06/30/2018	06/30/2017	12/31/2016
Cash and cash equivalents	2,215,103	1,679,478	982,897	—	—	—
Other financial assets	4,781,679	5,027,516	712,367	12,526	4,275	4,474
Trade receivables	52,888,427	41,675,918	56,050,629	—	—	—
Other receivables(*)	7,732,901	5,413,047	5,085,800	—	—	—
Total	67,618,110	53,795,959	62,831,693	12,526	4,275	4,474
____________________

(*)	Advances expenses and tax balances are not included.

				Mandatorily Measured at Fair Value
	Amortized Cost			Through Profit or Loss
Financial Liability	06/30/2018	06/30/2017	12/31/2016	06/30/2018	06/30/2017	12/31/2016
Trade Payables and other payables	27,708,830	22,794,716	36,006,517	—	—	—
Borrowings	91,017,133	74,990,135	64,687,486	—	—	—
Financed payment - Acquisition of business	22,874,609	27,400,173	26,209,476	—	—	—
Puttable Instruments	—	—	—	—	2,500,000	2,500,000
Total	141,600,572	125,185,024	126,903,479	—	2,500,000	2,500,000

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

13.3. Financial instruments measured at fair value

Fair Value by Hierarchy

According to the requirements of IFRS 7, the Group classifies each class of financial instrument valued at fair value into three levels, depending on the relevance of the judgment associated to the assumptions used for measuring the fair value.

Level 1 comprises financial assets and liabilities with fair values determined by reference to quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 comprises inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices);

Level 3 comprises financial instruments with inputs for estimating fair value that are not based on observable market data.

Measurement at Fair Value at 06/30/2018	Level 1	Level 2	Level 3
Financial assets at fair value
Other financial assets	12,526	—	—

Financial liabilities valued at fair value
Puttable Instruments	—	—	—

Measurement at Fair Value at 06/30/2017	Level 1	Level 2	Level 3
Financial assets at fair value
Other financial assets	4,275	—	—

Financial liabilities valued at fair value
Puttable Instruments	—	2,500,000	—

Measurement at Fair Value at 12/31/2016	Level 1	Level 2	Level 3
Financial assets at fair value
Other financial assets	4,474	—	—

Financial liabilities valued at fair value
Puttable Instruments	—	2,500,000	—

Estimation of fair value

The fair value of marketable securities is calculated using the market approach using quoted prices in active markets for identical assets (Level 1 of the fair value hierarchy).

The Group’s financial liabilities, which were not traded in an active market were determined using valuation techniques that maximize the use of available market information, and thus rely as little as possible on specific estimates of the entity. The rates applicable to similar loans in the market (Level 2 of the fair value hierarchy) were compared.

The Group’s policy is to recognize transfers between different categories of the fair value hierarchy at the time they occur or when there are changes in the circumstances that cause the transfer.

There were no transfers between levels of the fair value hierarchy. There were no changes in economic or business circumstances affecting fair value.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

13.4. Financial instruments not measured at fair value

The financial instruments not measured at fair value include cash and cash equivalents, trade accounts receivable, other accounts receivable, trade payables and other debts, borrowings, financed payments and instruments with a put option.

The carrying value of financial instruments not measured at fair value does not differ significantly from their fair value, except for borrowings (Note 6.10).

Management estimates that the carrying value of the financial instruments measured at amortized cost approximates their fair value.

13.5. General objectives, policies and processes

The Board of Directors has overall responsibility for establishing and monitoring the Group’s risk management objectives and policies and, whilst retaining ultimate responsibility for them, it has delegated the function to design and operate processes that ensure the effective implementation of the objectives and policies to the Group’s finance function that periodically reports to the Board of Directors on the evolution of the risk management activities and results. The overall objective of the Board of Directors is to set policies that seek to reduce risk as much as possible without unduly affecting the Group’s competitiveness and flexibility.

The Group’s risk management policy is established to identify and analyze the risks facing the Group, to set appropriate risk limits and controls and to monitor risks and adherence to limits. The risks and methods for managing the risks are reviewed regularly in order to reflect changes in market conditions and the Group’s activities. The Group, through training and management standards and procedures, aims to develop a disciplined and constructive control environment in which all the employees understand their roles and obligations.

The Group seeks to use suitable means of financing to minimize the Group’s capital costs and to manage and control the Group’s financial risks effectively. There have been no substantive changes in the Group’s exposure to financial instrument risks, its objectives, policies and processes for managing those risks or the methods used to measure them from previous periods unless otherwise stated in this Note.

The Group adopted a code of ethics applicable to its principal executive, financial and accounting officers and all persons performing similar functions.

The principal risks and uncertainties facing the business, set out below, do not appear in any particular order of potential materiality or probability of occurrence.

a) Credit Risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty fails to meet its contractual obligations, which derives mainly from trade and other receivables, as well as from cash and deposits in financial institutions.

The credit risk to which the Group is exposed is mainly defined in the Group’s accounts receivable followed by cash and cash equivalents, with the logical importance of being able to satisfy the Group’s needs in the short term.

Trade and other receivables

Credit risk is the risk of financial loss to the Group if a customer or counterparty fails to meet its contractual obligations, and derives mainly from trade receivables and other receivables generated by services and product sales, as well as from cash and deposits in financial institutions. The Group is also exposed to political and economic risk events, which may cause nonpayment of local and foreign currency obligations to the Group owed by customers, partners, contractors and suppliers.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

The Group sells seeds and integrated products, crop protection products, crop nutrition products, and other products and services to a diverse base of customers. Customers include multi-national and local agricultural companies, distributors, research and educational institutions and farmers who purchase the Group’s seed products, integrated products, crop protection products and crop nutrition products. Type and class of customers may differ depending on the Group’s business segments.

The Group’s finance function determines concentrations of credit risk by periodically monitoring the credit worthiness rating of existing customers and through a monthly review of the trade receivables’ aging analysis. In monitoring the customers’ credit risk, customers are grouped according to their credit characteristics.

The Group’s policy is to manage credit exposure to counterparties through a process of credit rating. The Group performs credit evaluations of existing and new customers, and every new customer is examined thoroughly regarding the quality of its credit before offering the customer transaction terms. The examination made by the Group includes outside credit rating information, if available. Additionally, and even if there is no independent outside rating, the Group assesses the credit quality of the customer taking into account its financial position, past experience, bank references and other factors. A credit limit is prescribed for each customer. These limits are examined annually. Customers that do not meet the Group’s criteria for credit quality may do business with the Group on a prepayment basis or by furnishing collateral satisfactory to the Group. The Group may still seek collateral and guarantees as it may consider appropriate regardless the credit profile of any customer.

In monitoring customer credit risk, the customers are grouped according to a characterization of their credit, based on geographical location, industry, aging of receivables, maturity, and existence of past financial difficulties. Customers defined as “high risk” are classified into the restricted customer list and are supervised by management. In a case of a doubtful debt, the Group records a provision for the amount of the debt less the value of the collateral provided and acts to realize the collateral.

To cover trade receivables related to Rizobacter, its subsidiaries and Bioceres Semillas, the Group has taken out credit insurance from Grupo Insur SRL, which periodically analyzes its customer portfolio and currently covers 50% of the portfolio.

The financial statements contain specific provisions for doubtful debts, which properly reflect, in Management’s estimate, the loss embedded in debts, the collection of which is doubtful.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset in the statement of financial position after deducting any impairment allowance.

Cash and deposits in banks

The Group is exposed to counterparty credit risk on cash and cash equivalent balances. The Group holds cash on deposit with a number of financial institutions. The Group manages its credit risk exposure by limiting individual deposits to clearly defined limits. The Group only deposits with high quality banks and financial institutions.

The maximum exposure to credit risk is represented by the carrying amount of cash and cash equivalents in the statement of financial position.

b) Liquidity Risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting its financial obligations when they come due.

The Group’s approach to managing its liquidity risk is to manage the profile of debt maturities and funding sources, maintaining sufficient cash, and ensuring the availability of funding from an adequate amount of committed credit facilities. The Group’s ability to fund its existing and prospective debt requirements is managed by maintaining diversified funding sources with adequate committed funding lines from high quality lenders.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

The liquidity risk of each of the Group entities is managed centrally by the Group’s finance function.

The cash flow forecast is determined at both an entity level and Combined level. The forecasts are reviewed by the Board of Directors in advance, enabling the Group’s cash requirements to be anticipated. The Group examines the forecasts of its liquidity requirements in order to ascertain that there is sufficient cash for the operating needs, including the amounts required in order to settle financial liabilities.

The following table sets out the contractual maturities of financial liabilities:

			Between	Between
	Up to 3	3 to 12	One and	Three and	Subsequent
As of June 30, 2018	Months	Months	Three Years	Five Years	Years
Trade Payables and other payables	27,352,381	356,449	—	—	—
Borrowings	26,927,533	39,047,778	27,190,055	—	—
Financed payment - Acquisition of business	2,937,500	17,922,500	2,937,500	—	—
Total	57,217,414	57,326,727	30,127,555	—	—

As of June 30, 2018, 2017 and December 31, 2016, the Group had no exposure to derivative liabilities.

c) Currency Risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rate. Currency on foreign exchange risk arises when the Group enters into transactions denominated in a currency other than its functional currency. A significant part of our business activities is conducted in Argentine pesos. However, some of our subsidiaries using the Argentine peso as their functional currency also have significant transactions denominated in U.S. dollars, mainly with respect to sales and financing activities.

Our policy is, where possible, to allow the Group entities to settle liabilities denominated in U.S. dollars with the cash generated from their own operations in U.S. dollars. We have liabilities denominated in U.S. dollars in entities utilizing the Argentine peso as functional currency, which expose us to foreign currency exchange risks. Such risks are partially mitigated by our revenues, which are also partly denominated in U.S. dollars (mainly exports) or Argentine pesos but adjusted to reflect changes in U.S. Dollars.

We do not use foreign exchange derivatives to hedge our foreign exchange rate exposure. We periodically evaluate the use of derivatives and other financial instruments to hedge our foreign exchange rate exposure, but do not have any exchange rate related financial instruments in place.

The table below sets forth our net exposure to currency risk as of June 30, 2018, June 30, 2017 and December 31, 2016.

Net Foreign Currency Position	06/30/2018	06/30/2017	12/31/2016
Amount expressed in USD	(28,861,129)	(17,917,954)	(11,643,706)

Considering only this net currency exposure at June 30, 2018, if an Argentine peso/US dollar revaluation or depreciation in relation to other foreign currencies with the remaining variables remaining constant, would have a positive or a negative impact on comprehensive income as a result of foreign exchange gains or losses.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

We estimate that a devaluation of the Argentine peso against the U.S. dollar of 20% during the year ended June 30, 2018 would have resulted in a net pre-tax loss of approximately USD 5.8 million. We estimate that an appreciation of the Argentine peso against the U.S. dollar of 20% during the same period would have resulted in a net pre-tax gain of approximately USD 5.8 million.

d) Interest rate risk

The Group’s financing costs may be affected by interest rate volatility. Borrowings under the Group’s interest rate management policy may be fixed or floating rate. The Group maintains adequate committed borrowing facilities and holds most of its financial assets primarily in cash or checks collected from customers that are readily convertible into known amounts of cash.

The Group’s interest rate risk arises from long-term borrowings. Borrowings issued at floating rates expose the Group to cash flow interest rate risk. Borrowings issued at fixed rates expose the Group to fair value interest rate risk.

The Group has not entered into derivative contracts to hedge this exposure.

The Group’s debt composition, consisting of the loans and the payment financed for the acquisition of Rizobacter, is set out below.

06/30/2018
Carrying Amount
Fixed-rate instruments
Current financial liabilities	(82,888,890)
Non-current financial liabilities	(27,168,905)

Variable-rate instruments
Current financial liabilities	(2,643,628)
Non-current financial liabilities	(1,190,319)

The Company does not use derivative financial instruments to hedge its interest rate risk exposure.

e) Capital risk management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern, in order to provide returns for shareholders and benefits for other stakeholders, and to maintain an optimal capital structure to reduce the cost of capital.

The Group manages its capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Group may adjust the amount of any dividends it could pay to shareholders, return capital to shareholders, issue new shares, or sell assets to reduce debt.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

14. LEASES

14.1. Finance lease - lessee

Detail of Leased Equipment:

Such contracts were classified as finance leases as the rental period amounts to the estimated useful economic life of the assets concerned and the Group has the right to purchase the assets outright at the end of the minimum lease term by paying a low nominal amount. The leases are payable in ARS.

Present value - Minimum payments of financial leases

	06/30/2018	06/30/2017	12/31/2016
Less than 1 year	418,933	701,025	767,105
1 year- 5 years	578,578	961,476	1,224,799
Total	997,511	1,662,501	1,991,904
Financial charges to be accrued	(263,219)	(516,819)	(709,937)
Debt for financial leases	734,292	1,145,682	1,281,967

There are no contingent rents related to finance leases and no subleases. There are no material restrictions imposed by lease arrangements.

14.2. Operating lease - lessee

The Group maintains leased land under operating leases.

The total lease payments recognized as expenses during the year ended June 30, 2018, the six-month transition period ended June 30, 2017 and the years ended December 31, 2016 and 2015 are:

	06/30/2018	06/30/2017	12/31/2016	12/31/2015
Minimum lease payments	44,269	31,089	67,673	71,264
Total	44,269	31,089	67,673	71,264

There are no subleases. There are no material restrictions imposed by lease arrangements.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

15. SHAREHOLDERS AND OTHER RELATED PARTIES BALANCES AND TRANSACTIONS

During the year ended June 30, 2018, the six-month transition period ended June 30, 2017, the years ended December 31, 2016 and 2015 the transactions between the Group and related parties, and the related balances owed by and to them, are as follows:

		Amount of the Transactions of the Year/Period Ended
Party	Transaction Type	06/30/2018	06/30/2017	12/31/2016	12/31/2015
Joint ventures	R&D sales and services	746,867	—	—	—
Joint ventures	Purchases of goods and services	(9,809,134)	(922,286)	—	—
Joint ventures	Equity contributions	800,989	1,233,131	162,012	632,596
Joint ventures	Business combination	—	—	33,317,619	—
Joint ventures	Loans granted	2,621,647	2,428,076	1,781,389	—
Key management personnel	Salaries, social security benefits and other benefits	(4,703,519)	(2,238,908)	(649,410)	—
Shareholders and other related parties	Dividends	(1,450,613)	(52,249)	—	—
Shareholders and other related parties	Sales of goods and services	1,057,325	781,830	1,761,128	2,235,300
Shareholders and other related parties	Interest gain	294,577	179,887	73,178	—
Shareholders and other related parties	Interest lost	(118,266)	(520,959)	(1,118,679)	(517,374)
Shareholders and other related parties	Purchases of goods and services	(986,217)	(875,257)	(1,414,998)	(3,647,852)
Parent company	Sales of goods and services	13,505	1,427	2,993	714
Parent company	Purchases of goods and services	(311,418)	(62,500)	(135,297)	(133,445)
Total		(11,844,257)	(47,808)	33,779,935	(1,430,061)

		Amounts Receivable from Related Parties
Party	Transaction Type	06/30/2018	06/30/2017	12/31/2016
Parent company	Trade receivables	361,606	—	—
Parent company	Other accounts receivable	103,251	—	—
Shareholders and other related parties	Trade receivables	571,216	1,025,903	1,918,321
Shareholders and other related parties	Allowance for impairment	(23,126)	(205,960)	(8,210)
Shareholders and other related parties	Other accounts receivable	119,677	67,753	928,144
Joint ventures	Trade receivables	209,039	217,963	216,078
Joint ventures	Other accounts receivable	6,299,467	4,298,109	3,099,788
Total		7,641,130	5,403,768	6,154,121

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

		Amounts Payable to Related Parties
Party	Transaction Type	06/30/2018	06/30/2017	12/31/2016
Parent company	Trade payables	—	(218,744)	(154,966)
Parent company	Loans payables	(1,816,084)	(646,538)	(6,610,739)
Key management personnel	Salaries, social security benefits and other benefits	(1,556,035)	(1,614,494)	(65,774)
Shareholders and other related parties	Trade payables	(365,994)	(633,700)	(1,694,909)
Joint ventures	Trade payables	(3,493,113)	(1,649,367)	—
Total		(7,231,226)	(4,762,843)	(8,526,388)

16. KEY MANAGEMENT PERSONNEL COMPENSATION

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Group.

The compensation of directors and other members of key management personnel, including social contributions and other benefits, was as follows for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017, and for the years ended December 31, 2016 and 2015.

	06/30/2018	06/30/2017	12/31/2016	12/31/2015
Salaries, social security and other benefits	4,703,519	2,238,908	649,410	—
Total	4,703,519	2,238,908	649,410	—

The Company entered into indemnification agreements with each of its directors and executive officers. These agreements generally provide that the relevant director or officer will be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him or her in connection with any claim, action, suit or proceeding which he or she becomes involved as a party or otherwise by virtue of his or her being or having been such a director or officer of the Company and against amounts paid or incurred by him or her in the settlement thereof.

The agreements are subject to certain exceptions, including that no indemnification will be provided to any director or officer against any liability to the Group or its shareholder (i) by reason of intentional fraudulent conduct, dishonesty, willful misconduct, or gross negligence on the part of the director or officer; or (ii) by reason of payment made under an insurance policy or any third party that has no recourse against the indemnitee director or officer.

The compensation of key executives is determined by the Board of Directors of Bioceres S.A. based on the performance of individuals and market trends.

The Group currently does not pay any compensation to any of its non-employee board members.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

17. SHARE-BASED PAYMENTS

On December 17, 2014, the shareholders of the Bioceres S.A. approved the incentive plan based on stocks and options, by issuing:

●	up to 1,264,000 ordinary shares under the “Options incentive Plan” and subject to the exercise of the option, of which, to date, a total of 808,960 have been granted individually to certain executives and reserved for future authorization a total of 455,040 options; and

●	Up to 1,264,000 ordinary shares under the “Plan of incentives through shares” of which to date, the granting of up to 902,487 new shares has been approved in favor of certain executives and reserved for future granting a total of 361,513 new shares. Of the total approved, and subject to certain conditions of irrevocability, have been assigned individually 551,148 shares. As of June 30, 2018, 2,148 shares corresponding to this plan have been issued as incentive.

Both incentive plans are administered by the Compensation Committee of Bioceres S.A. who has the power to grant the incentive plans in accordance with the terms and conditions and approved by the Shareholders’ Meeting and the Board of Directors and perform any action it deems necessary or advisable with respect to these, including, among others, the power to appoint beneficiaries, determine the number of shares and / or options to be granted, determine the price and time to exercise the options and resolve the controversies that involve the incentive plans.

Incentive payments based on options

On December 16, 2015, purchase options were granted with respect to 31,600 ordinary shares for certain executives of the Bioceres Semillas in accordance with the Capital Market Law of Argentina.

The exercise price of the stock options is USD 7.91 and they are consolidated when the beneficiaries have served a period of service since the grant date (December 16, 2015) until the expiration date (April 1, 2017) and under the condition of an initial public offering Successful Company.

The beneficiaries must remain in the Company or subsidiary as of the date of exercising the option to exercise it. The stock options can be exercised over a period of 2 years from the date of expiration (that is, until April 1, 2019).

The beneficiaries may request the Company to finance up to 100% of the exercise price of the option, to which end the Company will determine the term of the loan, interest, amortization, the form of payment of interest and amortization, the causes of acceleration of the loan (among which it will include the removal of the beneficiary in the eligible position) and the guarantees (including, without limitation, the issuance of a promissory note, deferred payment checks and / or the constitution of pledge in the first degree of privilege over the shares subject to the option).

The fair value of the stock options at the grant date is estimated using the “Black and Scholes” model considering the terms and conditions under which the options on actions were granted and adjusted to consider the possible dilutive effect of the future fiscal year the stock options granted on the estimated fair value at the grant date, in accordance with the provisions of paragraph B41 of IFRS 2.

The conditions of service and conditions of performance not related to the market are considered to determine the quantity of the instruments which will be Combined.

There are no cancellation alternatives in cash. There were no cancellations or modifications to the contracts during the year ended June 30, 2018, the six-month period ended June 30, 2017 and the year ended December 31, 2016.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

The following table shows the weighted average amount and exercise price and the movements of the stock options of executives and directors of the Group during the years ended June 30, 2018, the transition period ended June 30, 2017 and the fiscal year ended December 31, 2016.

	06/30/2018		06/30/2017		12/31/2016
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Options	Price	of Options	Price	of Options	Price
At the beginning	31,600	15.85	31,600	15.85	31,600	15.85
Granted during the year/period	—	—	—	—	—	—
Annulled during the year/period	—	—	—	—	—	—
Exercised during the year/period	—	—	—	—	—	—
Expired during the year/period	—	—	—	—	—	—
Effective at year/period	31,600	15.85	31,600	15.85	31,600	15.85

The Incentive Option Plan was calculated considering 50-1 split that was authorized by the shareholders of Bioceres S.A. on December 17, 2014. On April 27, 2017, the shareholders approved a modification to the split such that it is now a 100-1 split of the Bioceres S.A. ordinary shares and an increase of 24,000,000 shares of nominal value ARS 1.

For the stock purchase options in effect as of June 30, 2018, June 30, 2017 and December 31, 2016, the exercise price is USD 15.85 and the weighted average remaining contractual life is approximately 0.75 years, 1.75 years and 2.75 as of June 30, 2018, June 30, 2017 and December 31, 2016 respectively.

The following table shows the fair value of the share options granted during the year ended on June 30, 2018 and the factors used for its calculation:

Factor	Incentive Option Plan
Weighted average fair value at measurement date (per option)	USD 4.09
Value of the share (per share)	USD 15.85 (Split 1:50)
Expected dividend rate	0%
Expected volatility	47.92%
Risk-free interest rate	1,05%
Weighted average expected life of stock options	2 years
Weighted average exercise price (per share)	USD 15.85 (Split 1:50)
Model used	Black and Scholes (adjusted to consider the
possible dilutive effect of the future
exercise of options)

The expected life of the share options is estimated based on the contractual life of the option adjusted according to the expectations about early exercise of the options. To estimate the effect of early exercise of the options, Management considered the factors mentioned in paragraphs B16 to B21 of IFRS 2 as a whole and put forward the hypothesis that the options would be exercised, on the average, at a time somewhat earlier than the halfway point between the expiration date (April 1, 2017) and the cutoff date for exercising the option (April 1, 2019).

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

Expected volatility was estimated based on the historical volatility in similar public companies. The measure of volatility used is the annualized standard deviation of rates of return on the shares over a period similar to the expected life of the shares, calculated using continuous capitalization.

There are no market-related performance conditions or non-vesting conditions that should be considered for determining the fair value of options.

The Group estimates that 100% of the share options will be exercised, taking into account historical patterns of executives maintaining their jobs and the probability of the exercising the options. This estimate is reviewed at the end of each annual or interim period.

Incentive payments based on shares

On September 8, 2017, the Board of Directors of the Bioceres S.A. approved the granting of 225.000 shares subject to the incentive plan through actions to Rizobacter teams.

At the measurement date, the fair value has been determined based on a market price in transactions of the Company’s equity with independent third parties.

There are no conditions of returns referring to the market or conditions other than those of irrevocability of the concession that must be incorporated in the fair value determination of the shares. Expected dividends have not been included in the fair value determination.

The Company estimates that 100% of the shares will be delivered, taking into account historical stays in the employment of executives. This estimate is reviewed at each closing of annual or intermediate period.

The approved incentive based on shares is subject to the fulfillment of individual objectives and / or economic, as detailed below:

“Rizobacter Senior Management”: (i) 225,000 shares in a 3 to 4 year plan conditioned to the fulfillment of between 70% and 100% of the goals and a duty of permanence in the Group for 12 months following the fulfillment of the annual goals of the stretch correspondent; and (ii) 225,000 shares in a three-year plan conditioned between 70% and 100% of the goals and with a duty of permanence in the Group for 4 years following the moment of irrevocability.

Out of this total, the Compensation Committee allocated 360,000 shares individually. Half in three annual installments for the years ended June 30, 2017, 2018 and 2019 and conditioned to the fulfillment of goals. The other half in a three-year stretch, according to the exercises mentioned above and conditioned to the achievement of goals.

This plan of actions allows the incorporation, at the option of the beneficiary and in consent with the Group, of a new annual installment due to force majeure events that hinder compliance of the annual goals. In this case, this new annual tranche will be considered for the calculation base of the three-year plan.

The beneficiaries of this plan have the option of cash settlement.

As of June 30, 2017, the economic objectives of the first annual tranche have been met.

As of June 30, 2018, the economic objectives of the second annual tranche have not been met.

BIOCERES INC CROP BUSINESS & BIOCERES SEMILLAS S.A.
NOTES TO THE COMBINED FINANCIAL STATEMENTS
As of June 30, 2018, June 30, 2017, December 31, 2016, for the year ended June 30, 2018, for the six-month transition period ended June 30, 2017 and for the years ended December 31, 2016 and 2015
(Amounts in USD, except otherwise indicated)

18. CONTINGENCIES, COMMITMENTS AND RESTRICTIONS ON THE DISTRIBUTION OF PROFITS

BAF Loans obtained with BAF Latam Trade Finance Fund B.V. detailed in Note 6.10 have a pledge agreement with RASA Holding and the limitation of distributing dividends to the extent that such distribution will affect or could substantially affect the ability to comply with the loan obligations.

Pledged and restricted assets at June 30, 2018 are as follows:

Item	Asset Value	Type of Debt	Amount of Debt	Type of Restriction
IT equipment	91,441	Commercial	145,481	Leasing
Machinery and equipment	48,752	Bank	2,259	Leasing
Machinery and equipment	308,627	Bank	270,875	Leasing
Buildings	113,681	Bank	869,132	Mortgage security(a)
Vehicles	79,289	Bank	155,539	Leasing
Other financial assets	4,298,101	Bank	38,145,109	Collateral(b)
Total	4,939,891		39,588,395
____________________

a.

On September 29, 2015, Rizobacter jointly assumed all the obligations regarding the partial financing of the investments of the company Synertech Industrias S.A. Such loan is granted by Banco Provincia de Buenos Aires directly to Synertech Industrias S.A., in which Rizobacter Argentina S.A. holds 50% together with the French group De Sangosse which holds the other 50%, to complete the financing agreed upon to finish the construction works. The total approved amounts to $80,000,000 to be disbursed on different dates. 50% of it has been secured by De Sangosse through the granting of a standby loan from Banco Paribas, and a mortgage on the facilities where the plant of Synertech Industrias S.A. has been built.

b.

Rizobacter entered into a USD 45 million syndicated loan and signed a guarantee and pledge. On July 3, 2018 Rizobacter granted a pledge of a fixed-term certificate at Banco Galicia for an amount of USD 4,298,101.

19. EVENTS OCCURRING AFTER THE REPORTING PERIOD

In August 2018, the National Government announced the reduction of the reimbursements for export. Additionally, on September 3, 2018, changes were announced in the export rights for primary production and the application thereof for the rest of the exports. The Group is evaluating the impact of these measures on its operations.

Subsequent to June 30, 2018, there have been no other situations or circumstances that may require significant adjustments or further disclosure in these Combined financial statements that were not mentioned above.

ANNEX A – SHARE EXCHANGE AGREEMENT

Execution Version

SHARE EXCHANGE AGREEMENT

BY AND AMONG

UNION ACQUISITION CORP.

THE PRE-CLOSING UNION REPRESENTATIVE

AND

BIOCERES, INC.

DATED AS OF NOVEMBER 8, 2018

Exhibits

Exhibit A – Escrow Agreement
Exhibit B – Parent ROFR
Exhibit C – Form of Warrant
Exhibit D – Lock-Up Agreement
Exhibit E – Parent Joinder
Exhibit F – Rizobacter Call Option

Schedules

Schedule 2.5 – Closing Working Capital
Schedule 5.5 – Brokers
Schedule 6.1(b) – Conduct of Business of the Group Companies
Schedule 6.22(a) – Pre-Closing Reorganization Steps
Schedule 6.25(b)(i) – Internet Domain Name
Schedule 6.25(b)(ii) – Trademark Assignments
Schedule 6.26(a) – Remedial Actions
Schedule 6.26(b) – Notices and Acknowledgements

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of November 8, 2018, is made by and among UNION ACQUISITION CORP., an exempted company incorporated under the laws of the Cayman Islands (“Union”), Joseph J. Schena (the “Pre-Closing Union Representative”), solely in his capacity as representative of the holders of Union Ordinary Shares immediately prior to the Closing and their successors, and Bioceres, Inc., a Delaware corporation (“Bioceres”), and its successor. Union and Bioceres are, from time to time, referred to individually herein as a “Party”, and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in ARTICLE 1.

WHEREAS, Union is a blank check company incorporated to acquire one or more operating businesses through a Business Combination (as defined herein);

WHEREAS, as of the date hereof, the public shareholders of Union and the Founders (as defined herein) own beneficially and of record one hundred percent (100%) of the issued and outstanding Union Ordinary Shares (as defined herein);

WHEREAS, after the consummation of the Pre-Closing Reorganization (as defined herein), Bioceres will own beneficially and of record (a) one hundred percent (100%) of the issued and outstanding equity securities (the “Company Shares”) of New Bioceres Inc., a Delaware corporation to be formed and to accede to this Agreement prior to the Closing Date (the “Company”) and (b) 87.2739% of the issued and outstanding equity securities (the “Bioceres Semillas Shares”) of Bioceres Semillas S.A (“Bioceres Semillas”);

WHEREAS, Union desires to acquire the Company Shares and Bioceres Semillas Shares from Bioceres in exchange (the “Exchange”) for (a) newly issued Union Ordinary Shares and (b) warrants to purchase Union Ordinary Shares, subject to the terms and conditions set forth herein;

WHEREAS, in furtherance of the acquisition of the Company and of Bioceres Semillas by Union and in accordance with the terms hereof, Union shall provide holders of Public Shares (as defined herein) with the opportunity to elect to effect a Share Redemption (as defined herein); and

WHEREAS, the board of directors of Union (the “Union Board”) has, the board of directors of Bioceres has, and the sole member of Bioceres is anticipated to have, as of the Closing, approved and declared advisable this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1. Certain Definitions.

As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Union SEC Documents” has the meaning set forth in Section 5.10.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” means this Agreement together with all Schedules, Exhibits and Annexes hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.

“Ancillary Documents” means the Escrow Agreement, the Lock-Up Agreement, the Parent ROFR, the Parent Joinder and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Audited Combined Financial Statements” has the meaning set forth in Section 6.5(e).

“Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Basket” has the meaning set forth in Section 9.4.

“Bioceres” has the meaning set forth in the introductory paragraph to this Agreement.

“Bioceres Designated Contact” means Gloria Montaron and such other Persons as Bioceres may designate in writing from time to time.

“Bioceres Fundamental Representation” means those representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.12, Section 3.15, Section 3.16, Section 4.1, Section 4.2, Section 4.3 and Section 4.5.

“Bioceres Group” has the meaning set forth in Section 10.14(a)(ii).

“Bioceres Group Law Firms” has the meaning set forth in Section 10.14(a)(ii).

“Bioceres Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate with all other events, circumstances, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect on (i) the assets, liabilities, financial condition, business or results of operations of the Group Companies, taken as a whole, or (ii) the ability of Bioceres to timely consummate the transactions contemplated hereunder in accordance with the terms and subject to the conditions set forth herein; provided, however, that any adverse event, circumstance, change, development or effect arising from or related to (a) any national or international political or social conditions, including, engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack or otherwise, (b) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (c) changes in U.S. GAAP or IFRS (or in the interpretation thereof), (d) changes in (or in the interpretation of) any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or any action required to be taken under any Law or existing contract by which any Group Company (or any of their respective assets or properties) is bound, (e) any change that is generally applicable to the industries or markets in which the Group Companies operate, (f) the loss or departure of officers or other employees of the Group Companies (other than the loss or departure of Federico Trucco and Enrique Lopez Lecube) in connection with the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby or (g) the taking of any action contemplated by this Agreement or any Ancillary Document (including the completion of the transactions contemplated hereby or thereby) or with Union’s consent (but excluding effects resulting from the Closing), shall not be considered a Bioceres Material Adverse Effect; provided, however, that with respect to each of clauses (a) through (f), any event, circumstance, change, development or effect referred to above shall be taken into account in determining whether a Bioceres Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, circumstance, development, occurrence, fact, condition, or change has a materially disproportionate effect on the Group Companies taken as a whole compared to other participants in the industries in which such Group Companies primarily conduct their businesses.

“Bioceres Options” has the meaning set forth in Section 2.1(d).

“Bioceres Privileged Communications” has the meaning set forth in Section 10.14(b).

“Bioceres Semillas” has the meaning set forth in the recitals to this Agreement.

“Bioceres Semillas Shares” has the meaning set forth in the recitals to this Agreement.

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City and Buenos Aires, Argentina are open for the general transaction of business.

“Closing” has the meaning set forth in Section 2.2.

“Closing Adjustment” has the meaning set forth in Section 2.5(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Exchange Shares” means the number of Exchange Shares less the number of Escrow Shares delivered to Bioceres at the Closing.

“Closing Working Capital” means (a) the Current Assets of the Group Companies, less (b) the Current Liabilities of the Group Companies, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.6(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Patents” has the meaning set forth in Section 3.12(h).

“Company Shares” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means the Non-Disclosure and Confidentiality Agreement, dated as of May 9, 2018, by and between Parent and Union.

“Consents” has the meaning set forth in Section 6.7(a).

“Contract” has the meaning set forth in Section 3.6(a).

“Copyrights” means all Registered and unregistered works of authorship, Software (in source code and object code), databases, specifications and related items, mask work rights, and all registrations and applications for registration of any of the foregoing.

“Current Assets” means total current assets as presented in the Audited Financial Statements as of the Closing Date minus the following accounts: (a) cash and cash equivalents; and (b) other financial assets.

“Current Employee” means any individual who is employed or engaged by any Group Company as an employee or leased employee as of the date hereof.

“Current Liabilities” means total current liabilities as presented in the Audited Financial Statements as of the Closing Date minus Indebtedness.

“Disclosure Schedule” has the meaning set forth in the first paragraph of ARTICLE 3.

“Disputed Amounts” has the meaning set forth in Section 2.6(e).

“Employee Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA whether or not subject to ERISA) and all other retirement, bonus or incentive compensation, employment, share or stock option, restricted share or stock, share or stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe benefit or other employee benefit agreement, plan, policy and program in effect and covering one or more current or former employees, consultants, directors or shareholders of any Group Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored contributed to or required to be contributed to by any Group Company or under which any Group Company has or may have any Liability, but other than any Foreign Benefit Plan or Multiemployer Plan or any governmental or statutory program.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“Environmental Permit” means any authorization from a Governmental Entity, including a foreign government, required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 2.4(a).

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” means the Escrow Agreement among Bioceres, Union, the Pre-Closing Union Representative and the Escrow Agent in the form of Exhibit A attached hereto.

“Escrow Property” means, at any given time, the securities and other property held by the Escrow Agent in the Escrow Account in accordance with the terms and conditions of this Agreement and the Escrow Agreement, including the Escrow Shares and any dividends or distributions paid or payable on the Escrow Shares, giving effect to any disbursements or payments from the Escrow Account.

“Escrow Release Date” has the meaning set forth in Section 2.4(b).

“Escrow Shares” has the meaning set forth in Section 2.4(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.5(a).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.5(a).

“Exchange” has the meaning set forth in the recitals to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Shares” has the meaning set forth in Section 2.1(b)(i).

“Excluded Subsidiaries” means all subsidiaries of the Parent other than the Group Companies to be acquired by Union in connection with the transactions contemplated by this Agreement.

“Exclusivity Agreement” means that certain Offer No. 01/2018, dated August 7, 2018, made by Union and accepted by Bioceres as amended and supplemented from time to time.

“Export and Sanctions Regulations” has the meaning set forth in Section 3.19(b).

“Extraordinary General Meeting” has the meaning set forth in Section 6.6.

“FCPA” has the meaning set forth in Section 3.19(a).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each employee benefit plan maintained by any of the Group Companies for its employees located outside of the United States, other than any such plan to which contributions are mandated by a Governmental Entity.

“Founders” means the Persons who, prior to the initial public offering of Union, were record owners of Union Ordinary Shares and/or other equity securities of Union.

“General Liability Cap” has the meaning set forth in Section 9.5(b).

“Governing Documents” means, with respect to any entity, the charter, memorandum and articles of association, certificate of incorporation or formation, articles of incorporation, bylaws, partnership agreement, limited liability company agreement, operating agreement, declaration of trust, or other similar governing documents of such entity, including any documents designating or certifying the terms of any securities of such entity and the shareholders agreements entered into in respect of any entity.

“Government Official” has the meaning set forth in Section 3.19(a).

“Governmental Entity” means any U.S. or non-U.S. (a) federal, state, local, municipal, or other government or political subdivisions, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, commission, board, bureau, official, or entity and any court or other tribunal), including without limitation the SEC, the Argentine Comisión Nacional de Valores, and the Argentine Registro Público de Comercio or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group Companies” means, collectively, Bioceres Semillas, the Company and each of the Company’s direct and indirect Subsidiaries (whether existing as of the date of this Agreement or thereafter), including but not limited to (a) its direct subsidiaries (i) Verdeca LLC, (ii) RASA Holding LLC and (iii) Trigall Genetics S.A.; and (b) its indirect subsidiaries, (i) Rizobacter S.A. and (ii) Synertech Industrias S.A.

“Group Company Intellectual Property” has the meaning set forth in Section 3.12(c).

“Group Company Intellectual Property Licenses” has the meaning set forth in Section 3.12(i).

“Group Company Products” means all products, ingredients, treatments, traits or technologies tested, developed, commercialized, manufactured, produced, propagated, modified, customized, processed, distributed or sold by any Group Company.

“Group Company Tax” means any Tax, if and to the extent that any Group Company is or may be potentially liable under applicable Law, under contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of law) for any such Tax.

“Group Company Tax Return” means any Tax Return relating to or inclusive of any Group Company or any Group Company Tax.

“Hazardous Substances” means any substance or material or waste that (a) is regulated under any Environmental Law as a “pollutant,” “contaminant,” “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning and regulatory effect or (b) contains asbestos, petroleum or polychlorinated biphenyls.

“IFRS” means International Financing Reporting Standards as adopted by the International Accounting Standards Board.

“Inbound Licenses” has the meaning set forth in Section 3.12(h).

“Indebtedness” means, without duplication and with respect to any Group Company, (x) all (a) indebtedness for borrowed money, excluding discounted checks; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities); (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations that are required to be capitalized in accordance with IFRS; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions excluding duplication arising from any guarantee related to obligations included under (a) through (e); (g) guarantees made by any Group Company on behalf of any Third Party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g); provided that this clause (x) excludes Transaction Expenses; minus (y) (i) cash and cash equivalents and (ii) other financial assets.

“Indemnification Claim” has the meaning set forth in Section 9.3.

“Indemnified Party” has the meaning set forth in Section 9.3.

“Indemnitor” means the party that is required to provide indemnification pursuant to ARTICLE 9.

“Independent Accountant” has the meaning set forth in Section 2.6(e).

“Information Systems” has the meaning set forth in Section 3.12(r).

“Initial Holders” means the holders of Union Ordinary Shares immediately prior to the date of this Agreement, or their successors.

“Intellectual Property” means all Patents, Copyrights, Marks, Know-How, confidential information, and any other such intellectual property rights, in each case whether Registered or unregistered and including all applications for and the right to apply for, and renewals or extensions (for their full term) of, any such rights, and any similar or analogous rights anywhere worldwide.

“Interim Financial Statements” has the meaning set forth in Section 6.5(e).

“Know-How” means all clinical data, technical information, know-how, data and materials, including inventions (whether patentable or not), discoveries, Trade Secrets, specifications, instructions, processes, formulae, materials, cell banks and other cellular materials, expertise and other technology applicable to compounds, molecules, cell lines, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, and regulatory data rights, and instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.

“Knowledge of Bioceres” means the actual knowledge of Federico Trucco, Enrique Lopez Lecube, Gloria Montaron, Jorge Wagner, Ricardo Yapur, Carlos Camargo de Colón and Gerónimo Watson after reasonable inquiry of the management level employees who have administrative or operational responsibility for the particular subject matter in question.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law(s)” means any law, treaty, writ, injunction, statute, code, order, ordinance, decree, rule, regulation or guideline of any Governmental Entity, including any final writ, judgment, verdict, decree, injunction, award or similar final order of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.17(a).

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including, for the avoidance of doubt, all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim, option, easement, deed of trust, right-of-way, encroachment, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or charge of any kind, whether voluntary or involuntary, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of any Group Company Intellectual Property.

“Lock-Up Agreement” has the meaning set forth in Section 2.7.

“Losses” has the meaning set forth in Section 9.2.

“Marks” means all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Material Lease” has the meaning set forth in Section 3.17(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Party Affiliates” has the meaning set forth in Section 10.7.

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“NYSE” means The New York Stock Exchange.

“Ordinary Course Customer Licenses” has the meaning set forth in Section 3.12(i).

“Outbound Licenses” has the meaning set forth in Section 3.12(i).

“Outside Date” has the meaning set forth in Section 8.1(c).

“Owned Real Property” has the meaning set forth in Section 3.17(a).

“Owned Intellectual Property” is any and all Group Company Intellectual Property owned or purported to be owned by a Group Company.

“Parent” means Bioceres S.A.

“Parent ROFR” means a right of first refusal substantially in the form of Exhibit B.

“Parent Joinder” has the meaning set forth in Section 6.23.

“Parties”, and the correlative term “Party”, have the respective meanings set forth in the introductory paragraph to this Agreement.

“Patents” means all patents and applications therefor, including all substitutions, provisional applications, continuations, divisionals, continuations-in-part, reexaminations, reissues, renewals, registrations, utility models, design patents and extensions (including supplemental protection certificates), and all counterparts and similar rights arising under the Laws of any jurisdiction.

“Pending Claims” has the meaning set forth in Section 2.4(b).

“Permits” has the meaning set forth in Section 3.9(a).

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not, or would not reasonably be expected to, materially interfere with any Group Company’s present uses or occupancy of such real property, and (d) Liens securing the obligations of the Group Companies under any credit facility, except where such Liens result in the violation of any agreement entered into with any Third Party (e.g. any shareholders’ agreement).

“Person” means an individual, partnership, exempted company, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.6(b).

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Pre-Closing Reorganization” has the meaning set forth in Section 6.22(a).

“Pre-Closing Reorganization Consents” has the meaning set forth in Section 6.22(b).

“Pre-Closing Union Group Law Firms” has the meaning set forth in Section 10.14.

“Pre-Closing Union Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Proceeding” means any claim, action, suit, audit, arbitration, dispute, hearing, injunction, investigation, judgment, litigation, order, subpoena, suit, summons, testimony, or other proceeding involving or conducted by or on behalf of any Person, including without limitation any Governmental Entity.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Public Shares” means Union Ordinary Shares sold in connection with Union’s initial public offering, excluding Union Ordinary Shares held by the Founders.

“Record Date” has the meaning set forth in Section 6.5(b).

“Registered” with respect to any item of Intellectual Property, means such Intellectual Property to the extent issued by, filed with or recorded by any Governmental Entity; “registrable” has a correlative meaning.

“Registered Company Intellectual Property” means Owned Intellectual Property that has been Registered.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Union under the Securities Act with respect to the Exchange Shares and Union Warrants to be issued to Bioceres.

“Representatives” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Resolution Period” has the meaning set forth in Section 2.6(d).

“Review Period” has the meaning set forth in Section 2.6(c).

“Reviewable Document” means any press release or other public announcements or other statement with respect to the transactions contemplated by this Agreement.

“Rizobacter” has the meaning set forth in Section 6.24.

“Rizobacter Call Option” has the meaning set forth in Section 6.24.

“Rizobacter Injunction” means, without duplication, any and all (a) Proceedings including any amendments to such Proceedings, (b) claims, (c) cross claims or (d) other claims, whether currently existing or asserted in the future, associated with, arising out of, or resulting from the shares of Rizobacter’s capital stock that are subject to an injunction (including but not limited to the dividends that, since October 19, 2016 have been and are being directed to a judicially created escrow account) as more fully described in Parent’s Registration Statement on Form F-1 filed with the SEC on January 8, 2018.

“Rizobacter Injunction Cap” has the meaning set forth in Section 9.5(b).

“Schedule” means any schedule attached to this Agreement, including the Disclosure Schedule.

“SEC” means the United States Securities and Exchange Commission, and any successor Governmental Entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Redemption” means the election by a holder of Public Shares to redeem all or a portion of Public Shares held by such holder at a price equal to such holder’s pro rata share of the aggregate amount then on deposit in the Trust Account (net of Taxes payable), subject to the terms, conditions and limitations set forth in this Agreement and Union’s Governing Documents.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation related to any of the foregoing.

“Statement of Objections” has the meaning set forth in Section 2.6(d).

“Subsidiary” means, (a) with respect to any Person, any other Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by such Person or (ii) such Person is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body or (b) with respect to Bioceres, any Group Company. The term “Subsidiaries” has the meaning correlative to the foregoing.

“Survival Period” means the period beginning on the Closing Date and ending on the Escrow Release Date; provided, however, that the Survival Period for a breach of (a) a Bioceres Fundamental Representation (except for the representations and warranties in Section 3.15 (Tax Matters) which shall be governed by clause (b) hereof) shall mean the period beginning on the Closing Date and ending on the date that is four (4) years after the Closing Date and (b) the representations and warranties in Section 3.15 (Tax Matters) shall mean the period beginning on the Closing Date and ending on the date that is ninety (90) days after expiration of the applicable statute of limitations (as it may be extended or waived).

“Target Working Capital” means seventy million U.S. Dollars (US$70,000,000).

“Tax” means any U.S. federal, state and local, and all non-U.S. taxes, including, without limitation, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee, or withholding tax, including any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).

“Tax Return” means any return, form, declaration, report, claim for refund, information return, statement and similar items with respect to Taxes, including any schedule or attachment therefor or any amendment thereof.

“Term Sheet” means that certain Offer No. 02/2018, dated August 7, 2018, made by Union and accepted by Bioceres, Inc.

“Third Party” means any Person other than a party to this Agreement or an Affiliate of a party to this Agreement.

“Third Party Claim” means any claim for indemnification under Article IX arising from a claim of a Third Party (including any Governmental Entity).

“Trade Secrets” means information, including discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case to the extent such information is protectable as a trade secret under applicable Law.

“Transaction Expenses” means all fees and expenses of any of Union, Bioceres or any of the Group Companies incurred or payable as of the Closing and not paid prior to the Closing (a) in connection with the negotiation or consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of Union, Bioceres or any of the Group Companies, (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of Union, Bioceres, or any Group Company at or after the Closing pursuant to any agreement to which any of the foregoing is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (c) any Taxes imposed in connection with the transfer of the Exchange Shares that are imposed on Union, Bioceres, the Company or Bioceres Semillas.

“Transaction Proposals” has the meaning set forth in Section 6.6.

“Transfer Taxes” has the meaning set forth in Section 6.2.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Trust Account” means that certain trust account at JPMorgan Chase Bank, N.A. (with Continental Stock Transfer & Trust Company (“Trustee”) acting as trustee) established by Union into which substantially all of the proceeds received by Union as a result of its initial public offering plus additional funds have been deposited for the benefit of Union’s public shareholders.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 27, 2018, between Union and the Trustee, governing the funds held in the Trust Account, as amended from time to time in accordance with its terms.

“Trustee” has the meaning set forth in the definition of Trust Account.

“Unaudited Combined Financial Statements” has the meaning set forth in Section 3.4(a).

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Undisputed Amounts” has the meaning set forth in Section 2.6(e).

“Union” has the meaning set forth in the introductory paragraph to this Agreement.

“Union Articles” means the Amended and Restated Memorandum and Articles of Association of Union, dated February 27, 2018.

“Union Board” has the meaning set forth in the recitals to this Agreement.

“Union Designated Contact” means Kyle Bransfield and such other Persons as Union may designate in writing from time to time.

“Union Group” has the meaning set forth in Section 10.14.

“Union Indemnified Parties” has the meaning set forth in Section 9.2.

“Union Material Adverse Effect” means any event, circumstance, change, development or effect, individually or in the aggregate with all with all other events, circumstances, changes, developments or effects, has had a material adverse effect on the ability of Union to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Union Ordinary Share” means an ordinary share par value US$0.0001 in the share capital of Union.

“Union Privileged Communications” has the meaning set forth in Section 10.14(b).

“Union SEC Documents” has the meaning set forth in Section 5.10.

“Union Shareholder Approval” has the meaning set forth in Section 6.6.

“Union Tax Return” means any Tax Return relating to Union.

“Union Warrants” has the meaning set forth in Section 2.1(b)(ii).

“U.S. GAAP” means the United States generally accepted accounting principles.

ARTICLE 2
SHARE EXCHANGE AND RELATED MATTERS

Section 2.1. The Exchange.

(a) On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Bioceres shall assign, transfer and deliver, free and clear of all Liens, all of the Company Shares and Bioceres Semillas Shares to Union, with the objective of such Exchange being the acquisition by Union of 100% of the issued and outstanding shares of capital stock of the Company and 87.2739% of the issued and outstanding shares of capital stock of Bioceres Semillas.

(b) In consideration of the transfer of the Company Shares and the Bioceres Semillas Shares to Union, Union shall issue to Bioceres:

(i) twenty-seven million, one hundred sixteen thousand, one hundred seventy-four (27,116,174) newly issued Union Ordinary Shares (the “Exchange Shares”).

(ii) (A) two million, five hundred thousand (2,500,000) warrants to purchase Union Ordinary Shares, having a strike price of US$11.50, that will vest if and when the price of Union Ordinary Shares trades above US$15.00 for any twenty (20) trading days within any thirty (30) trading-day period; (B) two million, five hundred thousand (2,500,000) Union Warrants, having a strike price of US$15.00, which will vest upon issuance; and (C) two million, five hundred thousand (2,500,000) Union Warrants, having a strike price of US$18.00, which will vest upon issuance (the warrants described in clause (A) together with the warrants described in clauses (B) and (C), collectively, the “Union Warrants”, each of which is in the form of Exhibit C attached hereto).

(c) On the Closing Date, on surrender to Union of Bioceres’ certificate or certificates (if any) representing the Company Shares and the Bioceres Semillas Shares, Bioceres shall be entitled to receive (i) the Exchange Shares, subject to those Exchange Shares placed in escrow in accordance with the terms of Section 2.4 and the Escrow Agreement and (ii) the Union Warrants. On the Closing Date, the Escrow Shares (as defined herein) shall be delivered in book entry form by Union to the Escrow Agent to be held pending the terms of this Agreement and the Escrow Agreement and the Closing Exchange Shares and the Union Warrants shall be delivered in book entry form directly to Bioceres.

(d) Bioceres and Union agree that any and all options of Bioceres outstanding as of the date hereof (the “Bioceres Options”) shall, upon Closing, each convert, to the extent permitted by the relevant terms of issuance, into the right to receive one Union Ordinary Share; provided, however, except for the Exchange Shares, no Union Ordinary Shares will be issued in connection with the transactions contemplated hereby for which such Bioceres Options may be converted into. For the avoidance of doubt, this provision is solely intended to reflect the allocation of the Exchange Shares among the equity holders and option holders of Bioceres.

Section 2.2. The Closing.

Upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Arnold & Porter Kaye Scholer LLP at 250 West 55th Street, New York, NY 10019, at 10:00 a.m. (local time) or by exchange of the required documents by facsimile or email on the date that is two (2) Business Days following the satisfaction or waiver of all conditions to Closing set forth in ARTICLE 7 hereof (other than those conditions that by their nature can only be satisfied at Closing), or at such other time and place as the Parties may agree (the “Closing Date”). For purposes of this Agreement and the transactions contemplated hereby, the Closing shall be deemed to occur as of the open of business on the Closing Date.

Section 2.3. Deliveries at the Closing.

At the Closing, each Party shall deliver (or cause to be delivered) all of the certificates, instruments and other documents required to be delivered by such Party pursuant to ARTICLE 7.

Section 2.4. Escrow.

(a) At or prior to the Closing, Bioceres, Parent, Union, the Pre-Closing Union Representative and the Escrow Agent shall enter into the Escrow Agreement pursuant to which Union shall cause to be delivered to the Escrow Agent at the Closing five percent (5%) of the Exchange Shares (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”). The Escrow Shares, along with any dividends, distributions and other earnings thereon, shall be held by the Escrow Agent in a segregated escrow account (the “Escrow Account”, and as reduced by any disbursements of such Escrow Shares from the Escrow Account by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement, the “Escrow Property”) and disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. The Escrow Shares shall serve as a source of security after the Closing for Bioceres and Parent’s indemnification obligations under ARTICLE 9.

(b) The Escrow Property shall no longer be subject to any Indemnification Claim after the date that is the later of (i) October 31, 2019 and (ii) thirty (30) days after the date on which Bioceres delivers to Union the Group Companies’ financial statements for its 2019 fiscal year audited in accordance with IFRS (the “Escrow Release Date”); provided, however, with respect to any Indemnification Claim made in accordance with ARTICLE 9 hereof on or prior to the Escrow Release Date that remain unresolved as of the end of the Escrow Release Date (“Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved. After the Escrow Release Date, any Escrow Property remaining in the Escrow Account that is not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnified Party, shall be disbursed by the Escrow Agent to Bioceres. Promptly after the final resolution of all Pending Claims and the payment of all indemnification obligations in connection therewith, the Escrow Agent shall disburse any Escrow Property remaining in the Escrow Account to Bioceres.

(c) Notwithstanding the provisions of this Section 2.4 and consistent with the General Liability Cap set forth in Section 9.5(b), the aggregate Liability of Bioceres and Parent to the Union Indemnified Parties for Losses pursuant to Section 9.2(i) shall not exceed twenty million U.S. Dollars (US$20,000,000) in aggregate value irrespective of the value of the Escrow Shares at the time in which they are valued for purposes of satisfying Indemnification Claims. For the avoidance of doubt, the foregoing cap shall not apply to Losses of the Union Indemnified Parties arising directly or indirectly from or in connection with (i) any breach or inaccuracy of any Bioceres Fundamental Representation, (ii) any breach or non-fulfillment of any covenant, (ii) Section 9.2(iii), (iv) and (v), or (iii) fraud; provided, that, as also set forth in Section 9.5(b), the aggregate Liability of Bioceres and Parent to the Union Indemnified Parties for Losses in respect of clauses (i) and (ii) of this Section 2.4(c), shall not exceed the value of the Exchange Shares at Closing.

(d) For the avoidance of doubt, other than the Escrow Shares, which shall be set aside to cover Indemnification Claims under this Agreement, Union shall not be entitled to demand payment from Bioceres or Parent in the form of Union Ordinary Shares for any Losses under this Agreement. Furthermore, the cancellation of any Escrow Shares in accordance with Section 9.5(a) as a result of a payment resulting from an Indemnification Claim shall not reduce Bioceres’ post-Closing ownership of Union to amount that is below fifty-one percent (51%) of the then outstanding Union Ordinary Shares. In the event that a payment resulting from an Indemnification Claim would reduce Bioceres’ post-Closing ownership of Union to an amount that is below fifty-one percent (51%) of the then outstanding Union Ordinary Shares, Bioceres shall make up any shortfall in cash (subject to the caps on liability set forth herein).

Section 2.5. Working Capital Closing Adjustment.

(a) At least five (5) Business Days before the Closing, Bioceres shall prepare and deliver to Union a statement (the “Estimated Closing Working Capital Statement”) setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain (i) line items for estimated Current Assets of the Group the Group Companies, estimated Current Liabilities of the Group Companies and estimated Indebtedness of the Group Companies and (ii) a certificate of an authorized officer of Bioceres that the Estimated Closing Working Capital Statement was prepared in accordance with IFRS applied as of the date of such Estimated Closing Working Capital Statement. Schedule 2.5 sets forth an illustrative statement prepared in good faith by Bioceres in cooperation with Union, and their respective accountants, setting forth the various line items used (or to be used) in, and illustrating for sample purposes only as of the date hereof, the calculation of Closing Working Capital, prepared in accordance with this Agreement.

(b) The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus the Target Working Capital plus the difference, if positive, of (x) US$101,000,000 minus (y) the Group Companies’ Indebtedness at the time of the Estimated Closing Working Capital Statement. If the Closing Adjustment is a negative number, then either (A) Bioceres shall pay Union at the Closing an amount in cash by wire transfer of immediately available funds equal to the absolute value of the Closing Adjustment or (B) Parent shall assume one or more borrowings constituting Indebtedness representing an amount equal to the absolute value of the Closing Adjustment. For the avoidance of doubt, if the Closing Adjustment is a positive number, Union shall have no obligation to pay Bioceres any amount in cash or otherwise.

Section 2.6. Post-Closing Working Capital Adjustment.

(a) As soon as practicable, but not later than forty-five (45) days after the Closing Date, Union shall prepare and deliver to the Pre-Closing Union Representative a statement (the “Closing Working Capital Statement”) setting forth its calculation of Closing Working Capital, which statement shall contain (i) line items for Current Assets of the Group Companies as of the Closing Date, Current Liabilities of the Group Companies as of the Closing Date and Indebtedness of the Group Companies as of the Closing Date and (ii) a certificate of an authorized officer of Union that the Closing Working Capital Statement was prepared in accordance with IFRS applied as of the date of such Closing Working Capital Statement.

(b) The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital plus the difference, if positive, of (x) US$101,000,000 minus (y) the Group Companies’ Indebtedness at the time of the Closing Working Capital Statement. If the Post-Closing Adjustment is a negative number, then either (A) Bioceres shall pay Union an amount in cash by wire transfer of immediately available funds equal to the absolute value of the Post-Closing Adjustment or (B) Parent shall assume one or more borrowings constituting Indebtedness representing an amount equal to the absolute value of the Post-Closing Adjustment. If the Post-Closing Adjustment is a positive number, Union shall pay Bioceres an amount in cash by wire transfer of immediately available funds equal to the Post-Closing Adjustment, subject to a cap equal to the amount in cash Union may have received in connection with Section 2.5(b).

(c) After receipt of the Closing Working Capital Statement, the Pre-Closing Union Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Pre-Closing Union Representative, its accountants and their respective Representatives shall, upon advance notice, and, to the extent that they relate to the Closing Working Capital Statement, have reasonable access to (i) the books and records of the Group Companies, (ii) the personnel of Union and (iii) work papers prepared by Union and/ or Union’s accountants as the Pre-Closing Union Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided, that such access shall be during normal business hours and in a manner that does not interfere with the normal business operations of Union or the Group Companies.

(d) On or prior to the last day of the Review Period, the Pre-Closing Union Representative may object to the Closing Working Capital Statement by delivering to Union a written statement setting forth the Pre-Closing Union Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Pre-Closing Union Representative’s disagreement therewith (the “Statement of Objections”). If the Pre-Closing Union Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Pre-Closing Union Representative. If the Pre-Closing Union Representative delivers the Statement of Objections before the expiration of the Review Period, Union and the Pre-Closing Union Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Union and the Pre-Closing Union Representative, shall be final and binding.

(e) If the Pre-Closing Union Representative and Union fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Ernst & Young LLP (the “Independent Accountant”) and the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties to such dispute and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(f) The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties in dispute shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto absent manifest error.

(g) Except as otherwise provided herein, any payment or satisfaction of the Post-Closing Adjustment shall (A) be due (x) within ten (10) Business Days of acceptance of or agreement on the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within ten (10) Business Days of the resolution described in clause (f) above; and (B) be paid or satisfied in accordance with Section 2.6(b).

(h) All fees and expenses of the Independent Accountant and of the Pre-Closing Union Representative’s accountants and Representatives shall be paid by Union regardless of the Independent Accountant’s determination in Section 2.6(f).

Section 2.7. Sale Restriction.

Each of the Exchange Shares and Union Warrants issued to Bioceres in connection with the Exchange shall be subject to certain restrictions on transfer, in accordance with the terms of the Lock-Up Agreement (the “Lock-Up Agreement”) attached as Exhibit D executed as of the date hereof and effective as of the Closing Date. Certificates representing Exchange Shares and Union Warrants issued as a result of the Exchange shall bear a prominent legend to such effect.

Section 2.8. Bioceres Semillas Tag Along.

Within five (5) days of the approval of the transactions contemplated herein by the then-current holders of Union Ordinary Shares, Bioceres, directly or through one of its Affiliates, shall give notice of the transaction contemplated herein to the minority shareholders of Bioceres Semillas in accordance with the tag along provisions set forth in the Shareholders Agreement of Bioceres Semillas dated June 1, 2010. To the extent any minority shareholders of Bioceres Semillas exercise their tag-along rights, they shall receive consideration in exchange for their shares in the form of (a) Union Ordinary Shares redeemed prior to or concurrently with the Closing, (b) cash, or (c) any combination of items (a) and (b). The value of such consideration shall equal an amount not to exceed two million U.S. Dollars (US$2,000,000).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

Except as set forth in the disclosure schedule delivered by Bioceres to Union (the “Disclosure Schedule”), Bioceres and Parent hereby jointly and severally represent and warrant to Union as follows:

Section 3.1. Organization and Qualification; Subsidiaries.

(a) Each Group Company is a limited liability company, sociedad anónima, business company, corporation, partnership or other business association or entity, as the case may be, duly organized, validly existing and, if applicable in such jurisdiction, in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of formation or organization (as applicable). Each Group Company has the requisite corporate, limited liability company, partnership, limited company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

(b) Each Group Company is duly qualified or licensed to transact business and, is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had a Bioceres Material Adverse Effect.

(c) No Group Company is in default under or in violation of any material provision of such Group Company’s Governing Documents.

(d) Each Group Company is in compliance with all applicable requirements regarding capitalization and is neither subject to any mandatory capital increase or reduction nor is it subject to a mandatory dissolution.

Section 3.2. Capitalization of the Group Companies.

(a) The Company Shares comprise all of the Company’s authorized capital stock that are issued and outstanding and all of the Company Shares have been duly authorized and validly issued and are fully paid and non-assessable, and were issued free and clear of any preemptive rights (except to the extent provided by applicable Law), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or other Liens and are owned, beneficially and of record, by Bioceres free and clear of all Liens (other than Permitted Liens or restrictions under applicable federal, state or other securities laws). There are no outstanding (i) equity securities of the Company other than the Company Shares, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company, (iii) options or other rights to acquire from the Company, and no obligations of the Company to issue, purchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of the Company or (iv) proxies, voting agreements or other agreements or arrangements to which any Group Company is a party or is otherwise obligated relating to any equity securities of the Company.

(b) The Bioceres Semillas Shares comprise 87.2739% of Bioceres Semillas’ authorized capital stock that is issued and outstanding. All of the Bioceres Semillas Shares have been duly authorized and validly issued and are fully paid and non-assessable, and were issued free and clear of any preemptive rights (except to the extent provided by applicable Law), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or other Liens and are owned, beneficially and of record, by Bioceres free and clear of all Liens (other than Permitted Liens or restrictions under applicable federal, state or other securities laws). Except as set forth in Section 3.2(b) of the Disclosure Schedule, there are no outstanding (i) equity securities of Bioceres Semillas other than the Bioceres Semillas Shares and the remaining 12.7261% of Bioceres Semillas’s common stock not comprising Bioceres Semillas Shares, (ii) securities of Bioceres Semillas having the right to vote on any matters on which the holders of equity securities of the Bioceres Semillas may vote or which are convertible into or exchangeable for, at any time, equity securities of Bioceres Semillas, (iii) options or other rights to acquire from Bioceres Semillas, and no obligations of Bioceres Semillas to issue, purchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of Bioceres Semillas or (iv) proxies, voting agreements or other agreements or arrangements to which any Group Company is a party or is otherwise obligated relating to any equity securities of Bioceres Semillas.

(c) No Group Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person except as set forth in Section 3.2(c) of the Disclosure Schedule. Section 3.2(c) of the Disclosure Schedule sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company with respect to each Person of which such Group Company owns, directly or indirectly, any equity or equity-related securities. Except as set forth in the applicable Governing Documents, all outstanding equity securities of any Group Company, in each case, (except to the extent such concepts are not applicable under the applicable Law of such Group Company’s jurisdiction of formation) have been duly authorized and validly issued and are fully paid and non-assessable, and were issued free and clear of any preemptive rights (except to the extent provided by applicable Law and other such rights as may be held by any Group Company), restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or Liens other than Permitted Liens and are majority owned, beneficially and of record, by another Group Company. There are no outstanding (i) equity securities of any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company having the right to vote on any matters on which the holders of equity securities of such Subsidiary may vote or which are convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company, (iii) options or other rights to acquire from any Subsidiary of the Company and no obligation of any Subsidiary of the Company, to issue any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company or (iv) proxies, voting agreements or other agreements or arrangements to which any Group Company is a party or is otherwise obligated relating to any equity securities of any of the Company’s Subsidiaries.

(d) There are no outstanding phantom securities or other equity-based compensation arrangements, profit participation or other similar rights with respect to any Group Company except for the Incentive Plans set forth in Section 3.2(d) of the Disclosure Schedule.

Section 3.3. No Violation; Consents and Approval.

Except as set forth in Section 3.3(a) of the Disclosure Schedule, the execution and delivery of this Agreement and any Ancillary Document, does not, and the consummation of the transactions contemplated hereby and performance by the parties hereto of their obligations hereunder and thereunder will not: (a) result in any violation of any Group Company’s Governing Documents; (b) conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the termination, cancellation, acceleration or modification (whether after the giving of notice or the lapse of time or both) of any right or obligation of any Group Company under any Contract to which any Group Company is a party or by which it is bound or to which its assets or properties are subject; (c) violate or result in a breach of or constitute a default under any Law, judgment, order, injunction or decree applicable to any Group Company or by which any Group Company or its respective assets or properties is bound; (d) result in the creation or imposition of any Lien upon the Company Shares or Bioceres Semillas Shares or any assets or properties of any Group Company; or (e) trigger any change of ownership or change of control provisions in any Contract entered into by any Group Company. Except as set forth in Section 3.3(b) of the Disclosure Schedule, no Consent or Permit with respect to any Person or Governmental Entity is required on the part of any Group Company in connection with: (a) the execution and delivery of this Agreement and any of the Ancillary Document by the parties thereto, the performance of such party’s respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby; or (b) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of any Group Company.

Section 3.4. Financial Statements; Undisclosed Liabilities; Book and Records.

(a) Section 3.4(a) of the Disclosure Schedule sets forth true and complete copies of (i) Parent’s draft consolidated balance sheet as of September 30, 2018 (including the notes related thereto) as prepared by its management (the “Latest Balance Sheet”); (ii) the audited consolidated financial statements of Parent for the years ended June 30, 2018, the six (6) month transition period ended June 30, 2017, and the year ended December 31, 2016 (including the notes related thereto) (such financial statements, the “Audited Financial Statements”); (iii) the unaudited financial statements of Parent for the six (6) month transition period ended December 31, 2017 (including the notes related thereto) (the “Unaudited Financial Statements”), and (iv) the unaudited combined balance sheets of the Group Companies as of June 30, 2018, as of the six (6) months ended June 30, 2017 and as of the year ended December 31, 2016 and the related unaudited combined statements of operations, shareholders’ equity and cash flows for such periods (including the notes related thereto) (the “Unaudited Combined Financial Statements” together with the Latest Balance Sheet,

Audited Financial Statements and the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements (x) have been prepared from the books and records of the Group Companies in accordance with IFRS applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except for the absence of footnotes and subject to customary year-end adjustments (including year-end reserve, accrual and tax accounting adjustments), and (y) fairly present in all material respects, the consolidated financial position and the combined financial position, as applicable, of the Group Companies as of the dates thereof and their consolidated or combined, as applicable, results of operations for the periods then ended.

(b) Except for matters reflected or reserved against in the Financial Statements, no Group Company has any liabilities of any nature that would be required under IFRS, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Group Companies (including the notes thereto), except liabilities that (i) were incurred since the date of such balance sheet in the ordinary course of business (none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of applicable Law) or (ii) are incurred in connection with the transactions contemplated by this Agreement or the Ancillary Documents.

(c) The books and records of the Group Companies accurately and fairly, in all material respects, reflect the operations and conduct of business by the Group Companies. Each Group Company maintains a system of internal accounting controls sufficient, in all material respects, to provide reasonable assurance that (i) transactions are executed only in accordance with the respective management’s authorization, (ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance policies maintained by such Group Company; (iii) access to assets is permitted only in accordance with the respective management’s authorization; (iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences; and (v) all Proceedings against any of the Group Companies are adequately and sufficiently reserved for, including without limitation court costs and attorney fees.

Section 3.5. [RESERVED].

Section 3.6. Material Contracts.

(a) Section 3.6(a) of the Disclosure Schedule sets forth a list of all of the following oral or written agreements, contracts, arrangements, understandings and commitments (each, a “Contract”) (except for this Agreement and any Material Lease) to which any Group Company is a party or by which any Group Company is bound as of the date hereof and, in each case, where there are still remaining obligations on the part of any party thereto (collectively, the “Material Contracts”):

(i) any Contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual base salary or consulting fees in excess of fifty thousand U.S. Dollars (US$50,000), that are not terminable at will by the applicable Group Company;

(ii) any severance Contracts or employee termination Contracts with respect to any officer, individual employee or other Person on a full-time, part-time, consulting or other basis that are not terminable at will by the applicable Group Company and that are not covered by Section 3.6(a)(i);

(iii) any Contract under which any Group Company has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness, in each case, relating to amounts in excess of one million U.S. Dollars (US$1,000,000);

(iv) any Contract or lease under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any Contract or lease under which the aggregate annual rental payments do not exceed fifty thousand U.S. Dollars (US$50,000);

(v) any Contract or lease under which any Group Company is lessor of or permits any Third Party to hold or operate any tangible property (other than real property), owned or controlled by any Group Company, except for any Contract or lease under which the aggregate annual rental payments do not exceed fifty thousand U.S. Dollars (US$50,000);

(vi) all material partnership agreements, joint venture agreements, strategic alliances and similar Contract relating to the Group Companies;

(vii) all Contracts that require any Group Company to purchase its total requirements of any product or service from a Third Party or that contain “take or pay” provisions;

(viii) any Contract (other than in the ordinary course of business) with any customer or supplier;

(ix) any Contract containing any covenant materially limiting the ability of the either of any Group Company from engaging in any material line of business or to compete with any business or Person;

(x) any collective bargaining or other Contract with any labor union or similar employee organization;

(xi) any Contract related to the development or ownership (other than the sale, assignment, transfer or acquisition) of any Group Company Intellectual Property or agreement pursuant to which any Group Company grants or receives a license to use any Group Company Intellectual Property (other than non-exclusive licenses granted or received in the ordinary course of business and licenses acquired in connection with the acquisition of off-the-shelf or other commercially available software);

(xii) any Contract that relates to the future disposition or acquisition of material assets or properties by any Group Company, or any merger or business combination with respect to any Group Company, except for this Agreement;

(xiii) any Contract requiring or providing for any capital expenditure in excess of one hundred and fifty thousand U.S. Dollars (US$150,000);

(xiv) any material interest rate, currency, or other hedging Contract;

(xv) all Contracts with any Governmental Entity to which any Group Company is a party;

(xvi) any Contract that may not be terminated by the relevant Group Company at any time after Closing upon prior notice not exceeding four (4) months without requiring a payment of any penalty or compensation; or

(xvii) any Contract containing any provision pursuant to which any Group Company will be obligated to make a payment to any Person at the Closing as a direct result of the consummation of the transactions contemplated by this Agreement or any Ancillary Document.

(b) As of the date hereof, each Material Contract is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the Knowledge of Bioceres, each other party thereto (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The applicable Group Company has performed all material obligations required to be performed by it under such Material Contracts, and none of the Group Companies or, to the Knowledge of Bioceres, the other parties thereto are in material breach or material default thereunder and no event has occurred which would permit termination, modification or acceleration of any Material Contract by any party thereto. As of the date of this Agreement, no Group Company has received written notice of any current default under any Material Contract. None of the Group Companies has given a written notice of its intent to terminate, modify, amend or otherwise materially alter the terms and conditions of any Material Contract or has received any such written notice from any other party thereto.

Section 3.7. Absence of Changes.

During the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) to the Knowledge of Bioceres, there has not been any Bioceres Material Adverse Effect, (b) each Group Company has conducted its business in the ordinary course and (c) no Group Company has taken any action or omitted to take any action which, if taken or omitted to be taken after the date hereof, would require the consent of Union in accordance with Section 6.1(b).

Section 3.8. Litigation.

Except as set forth in Section 3.8 of the Disclosure Schedule, as of the date of this Agreement, (a) there is no Proceeding pending or, to the Knowledge of Bioceres, threatened against any Group Company or the shareholders of any Group Company in connection with their shareholding in such Group Company before any Governmental Entity, which and (b) no Group Company nor the shareholders of any Group Company is subject to any outstanding order, writ, injunction or decree that, in either case, would, if finally determined pursuant to a final nonappealable judgment, have an adverse effect which is material to the Group Companies, taken as a whole.

Section 3.9. Compliance with Applicable Law.

(a) Each Group Company has been granted and possesses in good standing all permits, licenses, registrations, qualifications, consents, approvals, certificates, concessions, notifications, franchises and any other authorizations under any Law necessary for and material to the conduct of the businesses of the Group Companies as presently conducted and as presently intended to be conducted or the ownership of material properties and assets of the Group Companies (collectively, “Permits”). Each such Permit is valid and is in full force and effect, and none of the Permits are impaired or in any way affected by the consummation of transactions contemplated hereby. There are no Proceedings pending, or, to the Knowledge of Bioceres, threatened with respect to the suspension, revocation or modification of any such Permit. Section 3.9(a) of the Disclosure Schedule contains a complete and accurate list of each Permit. The Group Companies are, and at all times since their respective formations have been, in compliance in all material respects with all terms and requirements of each Permit.

(b) The businesses of the Group Companies are operated in material compliance with, and, to the Knowledge of Bioceres, each of the officers, directors and key employees of such Persons are in compliance and, have complied, in all material respects, with all applicable Laws. There is no suit, claim or action pending or, to the Knowledge of Bioceres, threatened by any Governmental Entity with respect to any alleged material violation by any Group Company or officer, director or key employee of any of such Person, of any Law.

Section 3.10. Employee Benefit Plans.

(a) Section 3.10(a) of the Disclosure Schedule lists all Employee Benefit Plans and Foreign Benefit Plans.

(b) No Group Company has any Liability, contingent or otherwise, with respect to (i) a plan that is subject to Title IV of ERISA, (ii) any plan that provides post-retirement health or other welfare benefits coverage to former employees of any Group Company other than as required by COBRA or through the last day of the calendar month in which the date of retirement occurs, or (iii) a Multiemployer Plan.

(c) Each Employee Benefit Plan has, to the extent applicable, been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws including the Health Insurance Portability and Accountability Act, and all material contributions and premium payments required to have been paid with respect to each Employee Benefit Plan have been made. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is maintained pursuant to a volume submitter or prototype document for which it may properly rely on a favorable opinion letter or advisory from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Knowledge of Bioceres, there are no facts or circumstances that would be reasonably likely to materially and adversely affect the qualified status of any such Employee Benefit Plan.

(d) Each Employee Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(e) No Group Company has engaged in any transaction with respect to any Employee Benefit Plan that would subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA or the Code.

(f) With respect to each Employee Benefit Plan, Bioceres has made available to Union copies of (i) the current plan and trust documents and the most recent summary plan description provided to participants, (ii) the three most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent Internal Revenue Service determination letter.

(g) Each Foreign Benefit Plan has been maintained and administered in compliance in all material respects with its terms and the requirements of all applicable Laws. Each Group Company has complied in all material respects with its obligations under any such Foreign Benefit Plan and there are no contributions due from any Foreign Benefit Plan which have not been paid.

(h) The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Benefit Plan, Foreign Benefit Plan or employment agreement that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of any Group Company; (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Employee Benefit Plan, Foreign Benefit Plan or employment agreement, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Employee Benefit Plan, Foreign Benefit Plan or employment agreement, or (iv) directly or indirectly cause any Group Company to transfer or set aside any assets to fund or otherwise provide for benefits for any individual. There are no contracts or arrangements providing for payments that could subject any Person to Liability for tax under Section 4999 of the Code or cause the loss of a deduction to the any Group Company under Section 280G of the Code.

(i) There is currently no audit or investigation by any Governmental Entity or any action, suits or claims (other than routine, non-contested claims for benefits in the ordinary course) pending or threatened against or involving any Employee Benefit Plan or Foreign Benefit Plan or any administrator or fiduciary thereof.

(j) Since the date of the Latest Balance Sheet, other than in the ordinary course of business, no Group Company has communicated to any of its employees or formally adopted or authorized any additional Employee Benefit Plan or Foreign Benefit Plan or any material change in or termination of any existing Employee Benefit Plan or Foreign Benefit Plan.

(k) The Company has properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Employee Benefit Plan or Foreign Benefit Plan) all persons who have performed services for or on behalf of any Group Company.

(l) There have been no statements, either written or oral, or communications made or materials provided to any individual regarding offers of employment or terms and conditions of employment with Union following the Closing, other than benefits under the Employee Benefit Plans or Foreign Benefit Plans.

(m) There are no Employee Benefit Plans that grant to any employee of any Group Company equity in any Group Company and, for the avoidance of doubt, any and all Employee Benefit Plans of any Group Company only grant equity in entities that Union is not acquiring in connection with the transaction contemplated hereby.

Section 3.11. Environmental Matters.

Except as set forth in Section 3.11 of the Disclosure Schedule

(a) Each Group Company is currently and has been in compliance with all Environmental Laws in all material respects and has not received from any Third Party any: (i) written notice or claiming alleging a violation of Environmental Law; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b) Each Group Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.11(b) of the Disclosure Schedule) necessary for the ownership, lease, operation or use of the business or assets of the Group Companies and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through Closing in accordance with Environmental Law, and there is no condition, omission, event or circumstance that might prevent or impede, after the Closing, the renewal of or ongoing compliance with such Environmental Permits, or the ownership, lease, operation or use of the business or assets of the Group Companies as currently carried out.

(c) No real property currently or formerly owned, operated or leased by any Group Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list and to the Knowledge of Bioceres no real property formerly owned, operated or leased by any Group Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no release of Hazardous Substances in contravention of Environmental Law with respect to the business or assets of any Group Company or any real property currently or formerly owned, operated or leased by a Group Company, and no Group Company has received written notice that any real property currently or formerly owned, operated or leased in connection with the business of a Group Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Substance which could reasonably be expected to result in Liability under Environmental Law.

(e) No off-site treatment, storage, or disposal facilities or locations used by any Group Company and any predecessors as to which such Group Company may retain Liability, has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Group Company has received any written notice regarding potential liabilities with respect to such off-site treatment, storage, or disposal facilities or locations used by such Group Company.

(f) No Group Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g) Bioceres has provided or otherwise made available to Union, and listed in Section 3.11(g) of the Disclosure Schedule: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar and material documents with respect to the business or assets of any Group Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company, Bioceres, or any Group Company related to compliance with Environmental Laws, alleged or potential Liability under Environmental Law, the release of Hazardous Substances, or the physical condition of any Group Company property; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h) No Person set forth in the definition of “Knowledge of Bioceres” is aware of or reasonably anticipates, as of the Closing, any condition, event or circumstance concerning the release or regulation of Hazardous Substances that might, after the Closing, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of any Group Company as currently carried out.

(i) No Hazardous Substance have been disposed of, or identified on, under or at any Group Company property in violation of Environmental Laws. No Group Company has received written notice from any Person alleging a violation of Environmental Law.

Section 3.12. Intellectual Property.

(a) (i) The use, practice or other exploitation of the Group Company Intellectual Property owned, used, practiced or otherwise commercially exploited by any Group Company, (ii) the development, manufacturing, licensing, sublicensing, marketing, importation, offer for sale, sale or use of any Product as conducted and as proposed to be conducted and (iii) any of the Group Company’s business practices and methods and proposed business practices and methods, in each case, (A) have not infringed upon, misappropriated or otherwise constituted an unauthorized use of or otherwise violated the Intellectual Property of Parent or any Third Party, (B) do not infringe upon, misappropriate, constitute an unauthorized use of or otherwise violate the Intellectual Property of any Third Party, and (C) if any products of any Group Company in development were to be manufactured, licensed, marketed, imported, offered for sale, sold or used as of the date hereof, to the Knowledge of Bioceres, would not infringe upon, misappropriate, constitute an unauthorized use of or otherwise violate the Intellectual Property of any Third Party. As of the date hereof, no claim has been made to the Company or Bioceres Semillas or, to the Knowledge of Bioceres, any other Group Company nor has the Company or Bioceres Semillas or, to the Knowledge of Bioceres, any other Group Company, received any other notice alleging, that the conduct of the business of any Group Company as conducted and as proposed to be conducted (including the development, manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, and future manufacturing, sublicensing, licensing, marketing, importation, sale, offer for sale or use, of any Group Company Products, including in development) infringes upon, may infringe upon, misappropriates, constitutes an unauthorized use of or otherwise violates the Intellectual Property of Parent or any Third Party. As of the date hereof, no claim has been or could reasonably be made to any Representative or founder of any Group Company, nor has any Representative or founder of any Group Company received any other notice alleging, that such Representative or founder of such Group Company has misappropriated or otherwise engaged in an unauthorized use of Parent’s or a Third Party’s Intellectual Property in the development of Group Company Intellectual Property.

(b) The Group Company Intellectual Property includes all of the Intellectual Property used by any Group Company to conduct its business in the manner in which such business is being conducted and, to the Knowledge of Bioceres, includes all of the Intellectual Property used by any Group Company to conduct its business in the manner proposed to be conducted (including the research, manufacturing, licensing, marketing, importation, sale, offer for sale or use and future research, manufacturing, licensing, marketing, importation, sale, offer for sale or use, of any Product or any products of any Group Company in development).

(c) Except as set forth in Section 3.12(c)(i) of the Disclosure Schedule, the applicable Group Company (i) is the sole and exclusive owner of all right, title and interest in and to or (ii) has valid, exclusive and continuing rights to develop, manufacture, license, sublicense, market, import, sell, offer or use as the case may be, the Group Company Intellectual Property, in each case, free and clear of all Liens (other than Permitted Liens) or obligations to Parent or to any Third Party. “Group Company Intellectual Property” shall mean all Intellectual Property, which is owned, used, practiced or otherwise exploited by or licensed by or to, any Group Company in the conduct of their respective businesses as conducted on the date hereof (including the development, manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, and future development, manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, of any Group Company Products, including in development). Section 3.12(c)(ii) of the Disclosure Schedule contains a true and complete list of all Owned Intellectual Property that is Registered with or applied for Registration with any Governmental Entity.

(d) Except for patent applications abandoned or allowed to expire in the ordinary course of patent prosecution, as of the date hereof, all Registered Company Intellectual Property is pending, issued or Registered, as applicable, and, to the Knowledge of Bioceres, is valid, enforceable and in good standing (including, without regard to the Knowledge of Bioceres, the payment of all applicable maintenance fees and other fees, such that no such Registered Company Intellectual Property has been allowed to lapse or become abandoned due to failure to pay a maintenance fee or other fee). No Group Company has, and, to the Knowledge of Bioceres, neither Parent nor any Third Party that has granted to a Group Company rights to any Group Company Intellectual Property has, received any written or verbal notice challenging the validity or enforceability of any Group Company Intellectual Property.

(e) None of the Patents that constitute Group Company Intellectual Property is involved in any interference, reissue, reexamination, derivation, supplemental examination, inter partes review, post-grant review, conflict, opposition or other post-issuance proceeding, and, to the Knowledge of Bioceres, there has been no threat or other written indication that any such proceeding shall hereafter be commenced.

(f) As of the date hereof, no claim has been made to the Company or Bioceres Semillas or, to the Knowledge of Bioceres, any other Group Company, Parent or any Third Party alleging that any Group Company Intellectual Property is being licensed in conflict with the terms of any Third Party license or other agreement.

(g) To the Knowledge of Bioceres, no Person is engaging in any activity that infringes upon, violates, misuses or misappropriates any Group Company Intellectual Property or Group Company Products, or, that, with respect to products under development, would constitute an act of infringement if such products were manufactured, marketed, imported, offered for sale, sold or used as of the date hereof, and no such claims have been made against any Person by any Group Company.

(h) Section 3.12(h) of the Disclosure Schedule sets forth (i) all licenses, sublicenses and other agreements to which any Group Company is a party and pursuant to which any Group Company is granted any license or right in or to, or is otherwise authorized to use, exercise or receive any benefit from, any Intellectual Property of Parent or any Third Party (the “Inbound Licenses”) and (ii) a true and complete list of all Intellectual Property that is Registered, or Registerable, and which any Group Company is granted any license or right in or to, or is otherwise authorized to use, exercise or receive any benefit from pursuant to the Inbound Licenses. Each Group Company is in compliance in all material respects with the terms and conditions of the Inbound Licenses. The patents and patent applications listed (or which are required to be listed) in Section 3.12(h) of the Disclosure Schedule are referred to herein as the “Company Patents.”

(i) Section 3.12(i) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts to which any Group Company is a party (i) granting any Intellectual Property licenses by any Group Company to any other Person other than licenses granted to customers in the ordinary course of business solely to use a Product (the “Ordinary Course Customer Licenses”), (ii) containing exclusivity provisions or (iii) containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property (the “Outbound Licenses” and collectively with the Inbound Licenses, the “Group Company Intellectual Property Licenses”).

(j) Except as set forth in Section 3.12(j) of the Disclosure Schedule, no Group Company is (and with the passage of time, the giving of notice or both, will be) required, obligated, or under any Liability whatsoever, to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the business of the Group Companies as conducted or proposed to be conducted (including the development, manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, and future manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, of any Group Company Products, including in development).

(k) Each Group Company has taken all reasonable measures to protect and maintain the proprietary nature of each item of Group Company Intellectual Property. All employees, consultants and contractors of any Group Company involved in the creation or development of any Group Company Intellectual Property have assigned all of their right, title and interest in and to such Group Company Intellectual Property to such Group Company and are bound by confidentiality obligations through signed agreements containing intellectual property assignments and confidentiality provisions in favor of such Group Company.

(l) No Trade Secret of any Group Company used in its business as conducted or as proposed to be conducted (including the development, manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, and future manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, of any Group Company Products, including in development) has been authorized to be disclosed or has been actually disclosed by such Group Company to any employee, consultant or independent contractor or any Third Party, in each case, other than pursuant to a written non-disclosure agreement including restrictions on the disclosure and use of the Intellectual Property that constitutes such Trade Secret consistent with best practices in the industry in which such Group Company operates. Each Group Company has taken all reasonable adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of such Group Company, including invention disclosures that are not the subject of any issued patents owned by, or published patent applications owned by such Group Company, which measures are consistent with best practices in the industry in which such Group Company operates. Each employee, consultant and independent contractor of each Group Companies, and each former employee, consultant and independent contractor of each Group Companies, has entered into a written non-disclosure and invention assignment agreement with the applicable Group Company, and each such agreement includes restrictions on the disclosure and use of Intellectual Property consistent with best practices in the industry in which such Group Company operates. With respect to each Trade Secret of each Group Company, the documentation relating to such Trade Secret is accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Each Group Company has good title and an absolute right to use the Trade Secrets used in its business as conducted or as proposed to be conducted (including the development, manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, and the future manufacturing, licensing, sublicensing, marketing, importation, sale, offer for sale or use, of any Group Company Products, including in development). The Trade Secrets of any Group Company are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than such Group Company) or to the detriment of such Group Company. No Trade Secret of any Group Company is subject to any adverse claim or has been challenged or threatened in any way.

(m) Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, shall result in, or give any other Person the right to cause, (i) a loss of, or Lien or restriction on, any Group Company Intellectual Property; (ii) a material breach of any Group Company Intellectual Property Licenses including without limitation those resulting from a change of control; (iii) the grant, assignment or transfer to any other Person of any license or other rights or interest under any Group Company Intellectual Property; (iv) payment of any additional fees, or trigger any payment escalation under, any Inbound License, or (v) the loss or impairment, license revocation or Lien or restriction on, Union’s, any Group Company’s or their respective Affiliates’ right to own or use any of the Group Company Intellectual Property.

(n) There are no orders, injunctions, judgments, doctrines, decrees, arbitration awards, rulings, writs, assessments of any Governmental Entity to which any Group Company is a party or by which any Group Company is bound which restrict, in any material respect, the right to use any of the Group Company Intellectual Property.

(o) To the Knowledge of Bioceres, no employee, consultant or independent contractor of any Group Company is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by such Group Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(p) Section 3.12(p) of the Disclosure Schedule sets forth a complete and accurate list of (i) all Software that is owned by any Group Company and (ii) all Software that is used by any Group Company in the business of such Group Company that is not owned by the applicable Group Company, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than five hundred U.S. Dollars (US$500) per “seat” annually.

(q) Section 3.12(q) of the Disclosure Schedule lists all open source computer code contained or used in any product or service of any Group Company and describes (i) the applicable Software name and version number, (ii) the licensor, (iii) the license under which such code was obtained, (iv) the manner in which such code is used, (v) whether (and if so, how) such code was modified by or for the applicable Group Company, (vi) whether such code was distributed by or for such Group Company, and (vii) how such code is integrated with or interacts with any other Software. Except as disclosed on Section 3.12() of the Disclosure Schedule, no Product or any product or service of any Group Company constitutes, contains, or is dependent on any open source computer code, and neither any Product nor any product or service of any Group Company is subject to any contractual obligation that would require such Group Company to divulge to any Person any source code that is part of a Product or any product or service of such Group Company.

(r) Each Group Company owns, leases or licenses all Software, hardware, computer and telecommunications equipment and other information technology and related services (collectively, “Information Systems”) that are material to the operation of its respective businesses as conducted, including the capacity and ability to process peak volumes in a timely manner. In the last twelve (12) months, there have been no material failures, breakdowns, breaches, outages or unavailability of such Information Systems. Upon Closing, the Information Systems will be in the possession, custody or control of the relevant Group Companies, along with all tools, documentation, and other materials, as existing immediately prior to the Closing. The transactions contemplated by this Agreement and the Ancillary Documents will not adversely affect (i) any Product or the Information Systems, or (ii) any Group Company’s legal right and ability to continue (x) using any Product and the Information Systems and (y) operating the applicable Group Company’s business after the Closing Date, in each of (x) and (y), to the same extent as any Product and the Information Systems, respectively, are used or the applicable Group Company’s business is operated prior to the Closing Date.

Section 3.13. Labor Matters.

(a) Except as set forth in Section 3.13(a) of the Disclosure Schedule, since January 1, 2015, there have not been any actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the Knowledge of Bioceres, threatened against any Group Company by or before a Governmental Entity relating to any employee or former employee, leased employee or employment issue, (including but not limited to union, health care, social security and safety matters) and, since January 1, 2015, no Group Company has received any written notice regarding any breach of its legal obligations concerning the employment of any employees or former employees of any Group Company.

(b) Except as set forth in Section 3.13(b) of the Disclosure Schedule, no Group Company is party to or bound by any collective bargaining agreement. There is no labor dispute, grievance or unfair labor practice charge, or, to the Knowledge of Bioceres, union organizational activity pending with respect to any Group Company, nor, to the Knowledge of Bioceres, is any material labor dispute, work stoppage, lockout, grievance or unfair labor practice charge threatened against any Group Company.

(c) The Group Companies have been and are in compliance in all material respects with all applicable Laws relating to labor, labor relations, employment, including, without limitation, provisions thereof relating thereto, employment practices, terms, conditions and classifications of employment, employee safety and health, wages and hours, equal employment opportunity overtime regulation, and in each case with respect to employees, leased employees and independent contractors (i) are not liable in for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing (other than any arrearages in wages for the current payment cycle for employees), and (ii) are not liable for any past due payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Current Employees (as defined herein) or former employees. No Group Company has any unsatisfied Liability to any previously terminated employee or independent contractor.

(d) No Current Employee or former employee will receive additional vested employment rights or acquired rights (including the additional protection of existing employment terms and conditions) by virtue of the Exchange or transactions contemplated by this Agreement, and the employment of each Current Employee is terminable at will, except where prohibited by Law, and the employment of each such Current Employee can be terminated at any time for any lawful reason without any amounts being owed to such individual other than with respect to wages and benefits accrued before the termination.

(e) To the Knowledge of Bioceres, no key employee (i) has provided written notice of an intention to terminate his or her employment with any Group Company and (ii) is a party to or bound by any confidentiality agreement, noncompetition agreement or similar Contract (with any other Person) that would in any way adversely affect (A) such individual’s performance of his or her duties on behalf of any Group Company or (B) the ability of any Group Company to conduct its business.

(f) To the Knowledge of Bioceres, no key employee is in violation of any material term of any employment agreement, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such Current Employee to be employed by a Group Company because of the nature of the business conducted by such Group Company or proposed to be conducted by such Group Company or to the use of Trade Secrets or proprietary information of others.

Section 3.14. Insurance.

Section 3.14 of the Disclosure Schedule contains a list of all material policies of insurance owned or held by any Group Company as of the date of this Agreement. All such policies provide coverage sufficient for a business of the size and type operated by any of the Group Companies as customary for the industries in which they respectively operate. All such policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto covering all periods up to the Closing on the Closing Date will have been paid, and no notice of cancellation, termination, material reduction in coverage or disallowance of any material claim has been received by any Group Company with respect to any such policy.

Section 3.15. Tax Matters.

(a) Each Group Company has:

(i) duly and timely filed, or caused to be filed, in accordance with applicable Law all Group Company Tax Returns, each of which is true, correct and complete in all material respects, and

(ii) duly and timely paid in full, or caused to be paid in full, all Group Company Taxes (whether or not shown on any Group Company Tax Return).

(b) No extension of time to file any Group Company Tax Return, which Group Company Tax Return has not since been filed in accordance with applicable Law, has been filed. There is no power of attorney in effect with respect or relating to any Group Company, Group Company Tax or Group Company Tax Return.

(c) No Group Company has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than such a group including only other Group Companies) and has no Liability for the Taxes of any other Person (other than other Group Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state, U.S. local or non-U.S. law); by reason of any agreements, contracts or arrangements (other than customary provisions in commercial contracts the primary purpose of which is not Tax), as a successor or transferee.

(d) Each Group Company has complied in all material respects with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any Group Company Tax (including, but not limited to, Section 3402 of the Code).

(e) There is no Lien for any Tax upon any asset or property of any Group Company (except for Permitted Liens).

(f) There is no U.S. state, U.S. local or non-U.S. Proceeding related to Taxes that is pending or currently being conducted or, to the Knowledge of Bioceres, threatened or proposed in writing with regard to any Group Company, Group Company Tax or Group Company Tax Return. No Group Company has received from any U.S. federal, state or local, or non-U.S. taxing authority in the past three (3) years any written (i) notice indicating an intent to open a Proceeding related to Taxes, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against any of the Group Companies.

(g) No statute of limitations for any ongoing Proceeding relating to any Group Company Tax or any Group Company Tax Return has been modified, extended or waived.

(h) No jurisdiction where no Group Company Tax Return has been filed or no Group Company Tax has been paid has made a written claim for the payment of any Group Company Tax or the filing of any Group Company Tax Return.

(i) No Group Company is or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (i) change in or use of any improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) agreement entered into with any taxing authority (including a “closing agreement” as described in Section 7121 of the Code, or any corresponding or similar provision of U.S. state, U.S. local or non-U.S. Tax law) on or prior to the Closing Date; (iii) deferred intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at the Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, U.S. local or non-U.S. Tax law); (iv) installment sale or open transaction or disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vi) election (including a protective election) made under Section 108(i) of the Code (or any corresponding or similar provision of U.S. state, U.S. local or non-U.S. Tax law) on or prior to the Closing Date; (vii) current ownership interest in a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) owning “United States property” (as defined in Section 956(c) of the Code) acquired prior to the Closing, (viii) current ownership interest in a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) or “global intangible low-taxed income” (within the meaning of Section 951A of the Code) prior to the Closing, or (ix) application of Section 965 of the Code (including an election under Section 965(h) of the Code).

(j) No Group Company is or has ever been a beneficiary of or otherwise participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) No Group Company has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(l) No Group Company is a party to a gain recognition agreement under Section 367 of the Code, and no Group Company has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(m) No Group Company has any Liability for any unpaid Taxes which have not been accrued for or reserved in the audited combined financial statements of the Group Companies for the fiscal year ended June 30, 2018, whether asserted or unasserted, contingent or otherwise, other than any Liability for unpaid Taxes that may have accrued since the end of fiscal year ended June 30, 2018 in connection with the operation of the business of the Group Companies in the ordinary course of business.

(n) No Group Company is a party to any Tax allocation, Tax indemnity or Tax sharing agreement (other than (i) such an agreement involving only other Group Companies or (ii) pursuant to commercial agreements entered into in the ordinary course of business, the primary purpose of which is not Taxes).

(o) The Company is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the applicable period referred to in Section 897(c)(1)(A) (ii) of the Code.

(p) As of the date hereof, neither Parent nor Bioceres has any plan or intention of selling, transferring or otherwise disposing of (or causing such actions to occur) any Union Warrants or Union Ordinary Shares after the Closing Date, except in connection with the transactions contemplated in Section 2.8 and Section 6.24; provided, however, that Bioceres plans and intends to hold at least 51% of the Union Ordinary Shares.

(q) Each Group Company has complied in all material respects with applicable escheat and unclaimed property laws and no Group Company is subject to any levy or assessment for unclaimed property under applicable escheat or unclaimed property laws.

Section 3.16. Brokers.

No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Bioceres or Parent for which any Group Company or Union would become liable after the Closing.

Section 3.17. Real and Personal Property.

(a) Real Property. Section 3.17(a) of the Disclosure Schedule sets forth (i) a list of all real property owned as of the date hereof by any Group Company (such real property, the “Owned Real Property”) and (ii) whether as lessee or lessor, a list of all leases (each a “Material Lease”) of real property (such real property, the “Leased Real Property”) to which any Group Company is a party or by which any of them is bound, in each case, as of the date of this Agreement. The Company or, applicable Group Company, has good and marketable fee simple title to all of the Owned Real Property, in each case free and clear of all Liens other than Permitted Liens. Each Material Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Material Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). To the Knowledge of Bioceres, each of the Group Companies and each other party thereto, as applicable, has performed in all material respects all material obligations required to be performed by it under each Material Lease. With respect to each Material Lease, the other party to such lease is not an Affiliate of any Group Company. The Group Companies have not subleased or otherwise granted any Person the right to use or occupy any Owned Real Property or Leased Real Property. Except as set forth in Section 3.17(a)(ii), the Group Companies have not collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein. Except for Permitted Liens, there exist no Liens affecting the Leased Real Property created by, through or under the Group Companies.

(b) Personal Property. As of the date of this Agreement, the Group Companies collectively own or hold under valid leases all material machinery, equipment and other tangible personal property necessary for the conduct of their businesses as currently conducted, subject to no Lien except for Permitted Liens. Such personal property is reasonably suitable for its intended use, is in good operating condition and repair (subject to normal wear and tear) and is free from material defects and has been reasonably maintained.

Section 3.18. Transactions with Related Parties.

Section 3.18 of the Disclosure Schedule sets forth all Contracts between any Group Company, on the one hand, and Affiliates of any Group Company, on the other hand, that will not be terminated effective as of the Closing Date. To the Knowledge of Bioceres, none of the Group Companies and their respective Affiliates, directors, officers or employees possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any Group Company) which is a material client, supplier, customer, lessor, lessee, or competitor of any Group Company. Ownership of securities of a company whose securities are registered under the Exchange Act of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.18.

Section 3.19. Certain Business Practices.

(a) The Company, the other Group Companies and, to the Knowledge of Bioceres, their respective directors, officers, employees, consultants, sales representatives, distributors and agents have complied at all times since January 1, 2016, and are in compliance, with (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd1, et seq.) (“FCPA”), and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Group Companies operate or have operated and in which any agent thereof is conducting or has conducted business involving any Group Company. None of the Group Companies nor, to the Knowledge of Bioceres, any of their respective directors, officers, employees and agents have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation in any material respect of the FCPA and any Laws described in clause (ii) of the immediately preceding sentence. As used in this Agreement, the term “Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization. The Group Companies (x) have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Group Companies operates and (y) have maintained such policies and procedures in force.

(b) The Group Companies have at all times since January 1, 2016 been, and are, in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which such Group Companies do business or are otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, and U.S. sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (collectively, “Export and Sanctions Regulations”). No Group Company manufactures or exports any technology, product, technical data or any other material that is subject to U.S. Export and Sanctions Regulations (other than, with respect to the Export Administration Regulations, items designated as EAR99 on the Commodity Classification List). The Group Companies (i) have instituted policies and procedures reasonably designed to ensure compliance with the Export and Sanctions Regulations in each jurisdiction in which the Group Companies operate or are otherwise subject to jurisdiction and (ii) have maintained such policies and procedures in force.

(c) Except as disclosed in Section 3.19(c) of the Disclosure Schedule, no Group Company (i) has received, directly or, to the Knowledge of Bioceres, indirectly, material grants or similar funding from any Governmental Entity since January 1, 2016, (ii) is, or since January 1, 2016, has been, a party to any customer or supply Contract (whether classified or unclassified) with any Governmental Entity as a prime contractor or as a subcontractor, (iii) has received or placed, since January 1, 2015, any priority contracts or orders under the Defense Priorities and Allocation System, (iv) stores or accesses information that is classified for national security purposes under Executive Order 13526 (or any similar Law) or (v) has been granted a facility security clearance. To the Knowledge of Bioceres, no director or senior executive of any Group Company holds a personnel security clearance in relation to such director or senior executive’s job at such Group Company.

Section 3.20. Customers and Suppliers.

Section 3.20 of the Disclosure Schedule sets forth a list of the Group Companies’ fifteen (15) largest customers and the fifteen (15) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the fiscal year ending June 30, 2018, showing the approximate total sales by the Group Companies to each such customer and the approximate total purchases by the Group Companies from each such supplier, during each such period. No such customer or supplier listed in Section 3.20 of the Disclosure Schedule has (a) terminated its relationship with any of the Group Companies, (b) reduced its business with any of the Group Companies or adversely modified its relationship with the Group Companies as a whole, (c) notified any of the Group Companies in writing of its intention to take any of the actions described in clauses (a) or (b), and (d) to the Knowledge of Bioceres, become insolvent or subject to bankruptcy proceedings, in each case, that would be material to the Group Companies taken as a whole.

Section 3.21. Company Information.

None of the information supplied or to be supplied by Bioceres relating to the Group Companies and/or their respective shareholders, stockholders, members, control Persons and Representatives expressly for inclusion or incorporation by reference in (a) the filings with the SEC, (b) mailings to holders of Union Ordinary Shares with respect to the Transaction Proposals, and/or the redemption of Public Shares, and/or (c) any other document filed with any Governmental Entity in connection herewith (including the Proxy Statement and the Registration Statement) and any supplements thereto, will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Bioceres or that is included in such filings and/or mailings).

Section 3.22. State Takeover Statutes.

To the Knowledge of Bioceres, no state takeover statute or similar statute applies or purports to apply to any Group Company with respect to this Agreement, the Ancillary Documents, or any of the transactions contemplated hereby and thereby.

Section 3.23. Product Warranty; Product Liability.

(a) To the extent any warranties are implied or imposed by any Law, no Group Company Product sold, distributed, delivered or licensed by any Group Company or any of its licensees, partners, collaborators or joint venturers is subject to any guaranty or warranty from or on behalf of any Group Company. Section 3.23(a) of the Disclosure Schedule lists each claim exceeding the equivalent of thirty-five thousand U.S. Dollars (US$35,000) made, or to the Knowledge of Bioceres, threatened against any Group Company, during the three (3) years preceding the date of this Agreement, by a customer or any other Person alleging that (i) such Group Company Product (A) did not comply with any express or implied warranty regarding such Group Company Product, (B) contained an unintended Hazardous Substance, or (C) was otherwise contaminated, adulterated, mislabeled, defective or improperly packaged or transported, or (ii) a Group Company or any licensee, partner, collaborator, joint venturer, supplier, warehouse, distributor or seller of any Group Company Product breached any duty to warn, test, inspect or instruct of the risks, limitations, precautions or dangers related to the use, application, or transport of any such Group Company Product.

(b) No Group Company, nor, to the Knowledge of Bioceres, any of its licensees, partners, collaborators or joint venturers has developed, manufactured, commercialized, produced, formulated, propagated, modified, customized, processed, distributed or sold any Group Company Product that did not comply with any express or implied warranty regarding such Group Company Product or that contained any unintended Hazardous Substance or that was otherwise adulterated, contaminated, mislabeled, defective, off-specification or improperly packaged or transported.

(c) Each Group Company and, to the Knowledge of Bioceres, each of its licensees, partners, collaborators and joint venturers has in place policies and procedures that are reasonably designed to ensure that there is no presence of transformation events regulated by any relevant Governmental Entity in any Group Company Product produced, transferred to Third Parties for trialing or multiplication purposes, exported and/or commercialized by a Group Company or any of its licensees, partners, collaborators or joint venturers that is not in accordance with any Law. Each Group Company and, to the Knowledge of Bioceres, each of its licensees, partners, collaborators and joint venturers has obtained all Permits and have made all material declarations and filings required by any Law for the handling and delivery to Third Parties of Group Company Products and during the three (3) years preceding the date of this Agreement, each Group Company and, to the Knowledge of Bioceres, each of its licensees, partners, collaborators and joint venturers has complied with, and has reasonably monitored the compliance of their respective counterparties with, applicable industry standards and including without limitation, herbicide resistance management practices and insect resistance management practices.

(d) Except as set forth in Section 3.23(d) of the Disclosure Schedule there have been no recalls, market withdrawals or replacements (voluntary or involuntary) with respect to any Group Company Product or any similar actions, investigations, notices or threatened recalls by any Governmental Entity with respect to any Group Company Product and, to the Knowledge of Bioceres, no facts or circumstances exist that are reasonably likely to (i) result in the recall, market withdrawal or replacement of any Group Company Product sold or intended to be sold, or (ii) cause, as a result of any regulatory action by any Governmental Entity, (y) a material change in the labeling or packaging of any Group Company Product or (z) a termination or suspension of the marketing, distribution or sale of any Group Company Product.

(e) Except as set forth in Section 3.23(e) of the Disclosure Schedule, no Person has claimed or, to the Knowledge of Bioceres, alleged during the three (3) years preceding the date of this Agreement that any Group Company has committed any act, or failed to commit any act, which would result in, and there has been no occurrence which would reasonably give rise to, or form the basis of, whether or not covered by insurance, any (i) product Liability, (ii) Liability for injuries or damage to individuals or property (including without limitation any crops, animals or livestock) or (iii) Liability for economic damages or losses including, without limitation, claims relating to alleged crop failure or damage from insects or fungus, inadequate crop yield or inadequate biotic or drought tolerance.

Section 3.24. Pre-Closing Reorganization Contracts.

Section 3.24 of the Disclosure Schedule sets forth a list of all Contracts to which Bioceres is a party immediately prior to the Pre-Closing Reorganization. Set forth next to the title of each such Contract is reference to whether such Contract (i) is assignable without consent and therefore will be assigned to the Company in connection with the Pre-Closing Reorganization or (ii) requires the consent, approval or waiver (the “Pre-Closing Reorganization Consents”), whether of an Affiliate or Third Party, in order for it to be assigned to the Company prior to Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BIOCERES AND PARENT

Except as set forth in the Schedules, Bioceres and Parent hereby jointly and severally represent and warrant to Union as follows:

Section 4.1. Authority.

Bioceres and Parent have the requisite corporate and sociedad anónima power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Documents to which Bioceres and Parent, as applicable, are a party and Bioceres and Parent have, or prior to the Closing will have, the requisite limited liability company and sociedad anónima, power and authority, as applicable, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents by Bioceres and Parent, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, in the case of Bioceres (or limited liability company, in the case of Bioceres if after the Pre-Closing Reorganization) and all necessary sociedad anónima action, in the case of Parent. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which Bioceres and/or Parent will be a party will be, when delivered at the Closing) duly executed and delivered by Bioceres (and Parent, upon execution the Parent Joinder) and constitutes (and, with respect to each of the Ancillary Documents to which Bioceres and/or Parent will be a party when delivered at Closing, will constitute) a valid, legal and binding agreement of Bioceres and Parent, as applicable (assuming that this Agreement has been, and the Ancillary Documents to which Bioceres and/or Parent are/is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against Bioceres and Parent, as applicable, in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.2. No Violations; Consents and Approval.

The execution and delivery of this Agreement and any Ancillary Document by Bioceres and/or Parent, does not, and the consummation of the transactions contemplated hereby and performance by Bioceres and Parent, as applicable, of their respective obligations hereunder and thereunder will not: (a) result in any violation of Bioceres or Parent’s Governing Documents; (b) conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the termination, cancellation, acceleration or modification (whether after the giving of notice or the lapse of time or both) of any right or obligation of Bioceres or Parent under any Contract to which either is a party or by which either is bound or to which either’s assets or properties are subject; (c) violate or result in a breach of or constitute a default under any Law, judgment, order, injunction or decree applicable to Bioceres and/or Parent or by which either of their respective assets or properties is bound; (d) result in the creation or imposition of any Lien upon any assets or properties of Bioceres or Parent; or (e) trigger any change of ownership or change of control provisions in any Contract entered into by Bioceres or Parent. Except as set forth in Section 4.2(b) of the Disclosure Schedule, no Consent or Permit with respect to any Person or Governmental Entity is required on the part of Bioceres or Parent in connection with: (a) the execution and delivery of this Agreement and any of the Ancillary Documents by Bioceres or Parent, or the performance of such party’s respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby; or (b) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Bioceres or Parent.

Section 4.3. Title to the Company Shares and Bioceres Semillas Shares; Ownership of the Company and Bioceres Semillas.

(a) As of the date hereof, Bioceres owns beneficially and of record the Company Shares and has good and valid title to the Company Shares free and clear of all Liens (other than restrictions under applicable federal, state and other securities laws). As of immediately prior to the Closing, Bioceres will be the record and beneficial owner of the Company Shares and it will have good and valid title to the Company Shares, free and clear of all Liens (other than restrictions under applicable federal, state and other securities laws).

(b) As of the date hereof, Bioceres owns beneficially and of record the Bioceres Semillas Shares and has good and valid title to the Bioceres Semillas Shares free and clear of all Liens (other than (i) restrictions under applicable federal, state and other securities laws and (ii) Permitted Liens). As of immediately prior to the Closing, Bioceres will be the record and beneficial owner of the Bioceres Semillas Shares and it will have good and valid title to the Bioceres Semillas Shares, free and clear of all Liens (other than (i) restrictions under applicable federal, state and other securities laws and (ii) Permitted Liens).

Section 4.4. Litigation.

As of the date hereof, (a) there is no material Proceeding pending or, to the Knowledge of Bioceres, threatened against Bioceres or Parent before any Governmental Entity which, and (b) neither Bioceres nor Parent is subject to any material outstanding order, writ, injunction or decree that, if not complied with, in either case, would have a material adverse effect on Bioceres’ ownership of the Company Shares and the Bioceres Semillas Shares, or otherwise prevent or materially delay the Closing.

Section 4.5. Brokers.

Except as set forth in Section 4.5 of the Disclosure Schedule, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Bioceres or Parent for which any Group Company would become liable after the Closing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF UNION

Union hereby represents and warrants to Bioceres as follows:

Section 5.1. Incorporation.

Union is an exempted company, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby or the consummation of the transactions contemplated by the Ancillary Documents to which Union is a party. Union has delivered to Bioceres true, correct and complete copies of its Governing Documents in effect as of the date of this Agreement. Union is not in default under or in violation of any material provision of such Governing Documents.

Section 5.2. Authority.

Union has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which Union is a party and, except as contemplated by this Agreement and the Ancillary Documents, to consummate the transactions contemplated hereby and thereby. Except as contemplated by this Agreement and the Ancillary Documents, the execution and delivery of this Agreement and the Ancillary Documents to which Union is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Union and no other proceeding (including by its equityholders) on the part of Union is necessary to authorize this Agreement and the Ancillary Documents to which Union is a party or to consummate the transactions contemplated hereby. This Agreement has been (and the Ancillary Documents to which Union is a party will be when executed and delivered by Union at the Closing) duly and validly executed and delivered by Union and constitutes (and, with respect to each of the Ancillary Documents to which Union will be a party, will constitute) a valid, legal and binding agreement of Union (assuming this Agreement has been and the Ancillary Documents to which Union is a party will be duly authorized, executed and delivered by the other parties thereto), enforceable against Union in accordance with their respective terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3. No Violations; Consents and Approvals.

The execution and delivery of this Agreement and the Ancillary Documents do not, and the consummation of the Transaction by Union and performance by Union of its obligations hereunder and thereunder will not: (a) result in any violation of the Union Governing Documents; (b) conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the termination, cancellation, acceleration or modification (whether after the giving of notice or the lapse of time or both) of any right or obligation of Union under, any Contract to which Union is a party or by which it is bound or to which its assets or properties are subject; (c) violate or result in a breach of or constitute a default under any Law, judgment, order, injunction or decree applicable to Union or by which Union or its assets or properties are bound; and (d) require any Consent of any Governmental Entity or any party to any material Contract to which Union is a party or by which Union is bound or to which Union’s assets or properties are subject. No Consent or Permit with respect to any Person or Governmental Entity (except the SEC in connection with the Proxy Statement and Registration Statement to be filed with the SEC in connection with the transactions contemplated by this Agreement) is required on the part of Union in connection with the execution and delivery of this Agreement and the Ancillary Documents by Union, the performance of their respective obligations hereunder, and the consummation of the transactions contemplated hereby.

Section 5.4. Absence of Changes.

Between the date of Union’s formation and the date of this Agreement, (a) there has not been a Union Material Adverse Effect and (b) Union has conducted its business only in the ordinary course of business.

Section 5.5. Brokers.

Except as set forth on Schedule 5.5, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of such Party or any of its Affiliates for which Bioceres may become liable.

Section 5.6. Union Information.

None of the information supplied or to be supplied by Union or any of its Affiliates expressly for inclusion or incorporation by reference, if applicable, in (a) the filings with the SEC, including the Registration Statement (which contains the Proxy Statement in connection with the Transaction Proposals), (b) mailings to holders of Union Ordinary Shares with respect to the Transaction Proposals, and/or the redemption of Public Shares, and/or (c) any other document filed with any Governmental Entity in connection herewith and any supplements thereto, will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Union or that are included in the Union SEC Documents). No representation or warranty is made by Union with respect to statements made or incorporated by reference therein based on information supplied by, or on behalf of, Bioceres or any Group Company.

Section 5.7. Trust Account.

As of the date hereof, Union has approximately one hundred and seventeen million seventy-six thousand seventy-four U.S. Dollars (US$117,076,074) in the Trust Account and held in trust by the Trustee pursuant to the Trust Agreement.

Section 5.8. Listing.

The Union Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed on the NYSE. There is no Proceeding pending or, to Union’s knowledge, threatened in writing against Union by the SEC with respect to the deregistration of the Union Ordinary Shares under the Exchange Act. As of the date hereof, there is no Proceeding pending or, to Union’s knowledge, threatened in writing against Union by the NYSE with respect to the delisting of the Union Ordinary Shares on the NYSE. Union has taken no action that is designed to terminate the registration of the Union Ordinary Shares under the Exchange Act.

Section 5.9. Union Board Approval.

The Union Board, at a meeting duly called and held and acting upon the unanimous recommendation of the members of the Union Board, has, as of the date of this Agreement, (a) approved and declared the advisability of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including but not limited to the Proxy Statement and the Registration Statement and the filing thereof with the SEC; (b) determined that this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby are in the best interests of Union and the holders of Union Ordinary Shares, (c) determined that as of the date of this Agreement, the Group Companies will have a fair market value equal to at least 80% of the assets held in the Trust Account (excluding Taxes payable on the income earned on the Trust Account), and (d) approved the calling of the Extraordinary General Meeting.

Section 5.10. Union SEC Documents and Financial Statements.

Union has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Union with the SEC since Union’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Union SEC Documents”). Union has made available to Bioceres copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (a) Union’s Quarterly Reports on Form 10-Q for each fiscal quarter of Union beginning with the first quarter Union was required to file such a form, (b) its Current Reports on Form 8-K filed since the effectiveness of its registration statement on Form S-1, (c) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Bioceres pursuant to this Section 5.10) filed by Union with the SEC since Union’s formation (the forms, reports, registration statements and other documents referred to in clauses (a), (b), and (c) above, whether or not available through EDGAR, are, collectively, the “Union SEC Documents”). The Union SEC Documents were, and the Additional Union SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as amended, as the case may be, and the rules and regulations under each. The Union SEC Documents did not, and the Additional Union SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Union SEC Document or Additional Union SEC Document has been or is revised or superseded by a later filed Union SEC Document or Additional Union SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 5.10, the term “file” shall be shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 5.11. Litigation.

As of the date of this Agreement, (a) there is no Proceeding pending or, to Union’s knowledge, threatened against Union before any Governmental Entity, which, and (b) Union is not subject to any outstanding order, writ, injunction or decree that, in either case, would, if finally determined pursuant to a final nonappealable judgment, have an adverse effect which is material to Union, taken as a whole. Union has filed or intends to file any suit, litigation, arbitration, claim or action against any other Person.

Section 5.12. Absence of Certain Payments.

As of the date of this Agreement, to Union’s knowledge, neither Union, nor any Representative acting on Union’s behalf, has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

Section 5.13. Union Ordinary Shares.

Union has not granted any rights to convert any indebtedness into Union Ordinary Shares.

Section 5.14. Tax Matters.

(a) Union has:

(i) duly and timely filed, or caused to be filed, in accordance with applicable Law all Union Tax Returns required to be filed by or with respect to Union, each of which is true, correct and complete in all material respects, and

(ii) duly and timely paid in full, or caused to be paid in full, all Taxes required to be paid by or with respect to Union (whether or not shown on any Union Tax Return).

(b) No extension of time to file any Union Tax Return, which Union Tax Return has not since been filed in accordance with applicable Law, has been filed. There is no power of attorney in effect with respect or relating to any Union Tax Return.

(c) Union has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return and has no Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state, U.S. local or non-U.S. law); by reason of any agreements, contracts or arrangements (other than customary provisions in commercial contracts the primary purpose of which is not Tax), as a successor or transferee.

(d) Union has complied in all material respects with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any Group Company Tax (including, but not limited to, Section 3402 of the Code).

(e) There is no Lien for any Tax upon any asset or property of Union (except for Permitted Liens).

(f) There is no U.S. state, U.S. local or non-U.S. Proceeding related to Taxes that is pending or currently being conducted, or to the knowledge of Union, threatened or proposed in writing with regard to Union, any Union Tax or any Union Tax Return. Union has never received from any U.S. federal, state or local, or non-U.S. taxing authority any written (i) notice indicating an intent to open a Proceeding related to Taxes, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against Union.

(g) No statute of limitations for any ongoing Proceeding relating to Union Tax or any Union Tax Return has been modified, extended or waived.

(h) Union is resident for Tax purposes solely in the Cayman Islands. No jurisdiction where Union has not filed a Tax Return or paid Tax has made a written claim for the payment of any Tax by Union or the filing of any Tax Return by Union.

(i) Union is not and will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (i) change in or use of any improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) agreement entered into with any taxing authority (including a “closing agreement” as described in Section 7121 of the Code, or any corresponding or similar provision of U.S. state, U.S. local or non-U.S. Tax law) on or prior to the Closing Date; (iii) deferred intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at the Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, U.S. local or non-U.S. Tax law); (iv) installment sale or open transaction or disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vi) election (including a protective election) made under Section 108(i) of the Code (or any corresponding or similar provision of U.S. state, U.S. local or non-U.S. Tax law) on or prior to the Closing Date; (vii) current ownership interest in a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) owning “United States property” (as defined in Section 956(c) of the Code) acquired prior to the Closing, (viii) current ownership interest in a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) or “global intangible low-taxed income” (within the meaning of Section 951A of the Code) prior to the Closing, or (ix) application of Section 965 of the Code (including an election under Section 965(h) of the Code).

(j) Union is not and has never been a beneficiary of or otherwise participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Union has not distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(l) Union is not a party to a gain recognition agreement under Section 367 of the Code, and Union has never transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(m) Union does not have Liability for any unpaid Taxes which have not been accrued for or reserved on Union’s balance sheets included in Union’s audited consolidated financial statements, whether asserted or unasserted, contingent or otherwise, other than any Liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Union in the ordinary course of business.

(n) Union is not a party to any Tax allocation, Tax indemnity or Tax sharing agreement (other than pursuant to commercial agreements entered into in the ordinary course of business, the primary purpose of which is not Taxes).

(o) Union is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the applicable period referred to in Section 897(c)(1)(A)(ii) of the Code.

ARTICLE 6
COVENANTS

Section 6.1. Conduct of Business of Union and the Group Companies.

(a) Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), (i) Union shall, (ii) Bioceres shall cause the Group Companies to and (iii) prior to the Pre-Closing Reorganization, Parent shall cause Bioceres Semillas to, except as set forth herein or as consented to in writing by Union and Bioceres or Union and Parent, to the extent applicable, (in each case, which consent shall not be unreasonably withheld, conditioned or delayed), (A) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto) and (B) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business.

(b) Without limiting the generality of Section 6.1(a), except as otherwise contemplated by this Agreement, as required by applicable Law or as set forth in Schedule 6.1(b), Bioceres shall cause the Group Companies and, prior to the Pre-Closing Reorganization, Parent shall cause Bioceres Semillas, not to do or cause to be done any of the following without the prior consent of Union (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue (other than to any other Group Company) (A) any equity securities of or any equity interest in any Group Company; or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any equity securities of or any equity interest in any Group Company;

(ii) (A) obtain or incur any Indebtedness which, on a pro forma basis, would cause the Indebtedness of the Group Companies to exceed one hundred and one million U.S. Dollars (US$101,000,000) or (B) create any Lien on any assets or properties (whether tangible or intangible) of any Group Company, other than Permitted Liens;

(iii) sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the material fixed assets of any Group Company having a value in excess of four hundred and fifty thousand U.S. Dollars (US$450,000);

(iv) acquire (by merger, consolidation or combination, or acquisition of shares or stock or assets) any corporation, partnership or other business organization or division thereof;

(v) except in the ordinary course of business and would not qualify as a Material Contract or Material Lease under this Agreement, enter into, amend, terminate or extend (other than as a result of automatic renewals and extensions set forth therein) any Material Contract or Material Lease, or waive, release, assign or fail to enforce any material rights or claims under any such Material Contract or Material Lease;

(vi) (A) enter into or amend any employment, deferred compensation, severance or similar agreement, except any employment agreement providing for annual base salary of less than $250,000 per annum; (B) increase the compensation payable, or to become payable, by any Group Company to directors or officers of such Group Company; (C) pay or make provision for the payment of any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any employee of any Group Company, or any director or officer of any Group Company other than in the ordinary course of business; or (D) other than as required by applicable Law, increase the coverage or benefits available under any Employee Benefit Plan or Foreign Benefit Plan, payment or arrangement made to, for or with any director, officer, employee of any Group Company, agent or representative, other than, in the case of each of clauses (A) through (D), increases, payments or provisions which are made in the ordinary course of business consistent with past practice, or which are made pursuant to a contractual obligation in existence as of the date of this Agreement;

(vii) make any capital expenditures in excess of $350,000 individually;

(viii) adopt, terminate or change any method of financial or Tax accounting or financial or Tax accounting practice used by any Group Company, other than as required by IFRS or applicable Law;

(ix) make any material election relating to Taxes; alter, modify, change, terminate or revoke any election relating to Taxes; enter into any closing agreement or other Tax-related agreement with a taxing authority; settle any material Proceeding relating to Taxes; file any amended Tax Return relating to a material amount of Taxes; or take any affirmative action to surrender any right to claim a material Tax refund;

(x) allow any material insurance policy of the Group Companies to lapse uncured;

(xi) effect or agree to any change, other than in the ordinary course of business with regard to any material practices or terms, including payment terms, with respect to Group Company customers or suppliers listed in Section 3.20 of the Disclosure Schedule;

(xii) waive, release, assign, settle or compromise any material rights, claims or litigation (including relating to any confidentiality agreement) with a value in excess of $450,000;

(xiii) adopt or propose any amendment to the Governing Documents of any Group Company, other than in connection with the Pre-Closing Reorganization;

(xiv) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Group Company, other than the Pre-Closing Reorganization; or

(xv) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1(b) or publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

(c) Without limiting the generality of Section 6.1(a), except as otherwise contemplated by this Agreement or as required by applicable Law, Union shall not do or cause to be done any of the following without the prior consent of Bioceres (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue (A) any shares, capital stock or other equity or debt securities; or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating Union to issue, deliver or sell any shares, capital stock or other equity or debt securities;

(ii) adopt or propose any amendment to the Governing Documents of Union;

(iii) acquire any capital stock, membership interest, partnership interest, joint venture interest or other equity or other interest in any Person (except, for the benefit of doubt, the Group Companies), or merge, consolidate or adopt a plan or scheme of arrangement with, or purchase a substantial portion of the assets of any Person or any division or business thereof;

(iv) create, issue, deliver, pledge or sell, or propose or authorize the creation, issuance, delivery, pledge or sale of, or grant any options or other awards with respect to any capital stock or other equity or debt securities, or make any other agreements with respect to, any of its shares of capital stock or any other equity or debt securities or adopt or implement any shareholder, stockholder or member rights plan;

(v) as applicable, split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any Union Ordinary Shares or any other equity or debt securities of Union;

(vi) increase in any manner the compensation or benefits payable or to become payable to any Founder;

(vii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(viii) (A) obtain or incur any Indebtedness in excess of five hundred thousand U.S. Dollars (US$500,000) (other than pursuant to the Union’s credit facilities existing as of the date hereof up to an amount not to exceed the facility limit applicable to each such credit facility as of the date hereof) or (B) create any Lien on any assets or properties (whether tangible or intangible) of Union;

(ix) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than (A) pursuant to the terms of a material Contract in existence as of the date hereof or entered into in the ordinary course of business or (B) in connection with the engagement of legal counsel, tax or financial advisors or other consultants in connection with the transactions contemplated hereby; or

(x) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1(c) or publicly recommend, publicly propose or publicly announce an intention to do any of the foregoing.

Section 6.2. Certain Tax Matters.

All sales, use, value added, transfer, stamp, registration, real property transfer or similar Taxes (“Transfer Taxes”) arising in connection with the transfer of the Company Shares and the Bioceres Semillas Shares hereunder shall be borne by Union. Union shall file such Tax Return required to be filed to report Transfer Taxes imposed on or with respect to the transactions contemplated by this Agreement. The Parties shall use commercially reasonable efforts to avail themselves of any available exemptions from any such Taxes, and to cooperate with the other Party in providing any information and documentation that may be necessary to obtain such exemptions.

Section 6.3. Access to Information.

(a) During the Pre-Closing Period, upon reasonable notice, and subject to applicable Law and restrictions contained in the confidentiality agreements to which the Group Companies are subject, Bioceres shall cause the Group Companies to provide to Union, and its authorized Representatives, during normal business hours, reasonable access to all books and records of the Group Companies reasonably requested by Union (in a manner so as to not interfere with the normal business operations of any Group Company); provided that (i) such access shall occur in such a manner as Bioceres reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (ii) all requests for such access shall be directed to the Bioceres Designated Contact. All of such information provided to Union, or any of its Affiliates or representative shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein and expressly made applicable to and enforceable against Union.

(b) During the Pre-Closing Period, upon reasonable notice, Union shall provide to Bioceres, and its authorized Representatives during normal business hours reasonable access to all books and records of Union reasonably requested (in a manner so as to not interfere with the normal business operations of Union); provided that (i) such access shall occur in such a manner as Union reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement and (ii) all requests for such access shall be directed to the Union Designated Contact. All of such information provided to Bioceres, or any of its Affiliates or representative shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions and restrictions of which are by this reference hereby incorporated herein and expressly made applicable to and enforceable against Union.

Section 6.4. Efforts to Consummate; Regulatory Matters.

(a) Subject to the terms and conditions herein provided, the Parties shall cooperate with the one another and use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws, rules and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE 7).

(b) Each Party shall use reasonable best efforts to obtain all consents, Permits and other authorizations of all Governmental Entities (including all state securities law or “Blue Sky” permits and approvals) necessary to consummate the transactions contemplated by this Agreement.

(c) Each Party shall furnish each other with all information concerning itself, its Affiliates, its Representatives and shareholders and interest holders, and such other matters as may be reasonably necessary or advisable in connection with any schedule, statement, filing, notice or application made by or on behalf of any Party or its Affiliates to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Ancillary Documents. Each Party shall promptly advise the other Party upon their or, in the case of Bioceres, any of its Subsidiaries, receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement and the Ancillary Documents that causes Union to believe that there is a reasonable likelihood that any approval of such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed.

(d) In the event any Proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use their commercially reasonable efforts to defend against such Proceeding and, if an injunction or other order is issued in any such Proceeding, to use their commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

Section 6.5. Preparation of Proxy Statement/Registration Statement.

(a) As promptly as practicable after the execution of this Agreement (provided that Bioceres has provided to Union all of the information described in Section 6.5(e) hereof), Union and Bioceres shall use best efforts to jointly prepare and Union shall cause to be filed with the SEC, in preliminary form, the Registration Statement (which shall include the proxy statement/prospectus to be filed with the SEC (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement”)) in connection with the registration under the Securities Act of the Exchange Shares and Union Warrants to be issued in connection with the Exchange. Union shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC. Bioceres and their counsel shall be given a reasonable opportunity to review and comment on the Registration Statement (which includes the Proxy Statement) and any other document each time before any such document is filed with the SEC, and Union shall give reasonable and good faith consideration to any comments made by Bioceres and their counsel. Union shall provide Bioceres and their counsel with (i) any comments or other communications, whether written or oral, that Union or their counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement (which includes the Proxy Statement) promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Union to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(b) As soon as is reasonably practicable after the filing of the Registration Statement in preliminary form and the receipt by Union from Bioceres of all information contemplated under Section 6.5(a), Union shall prepare and file the Registration Statement in definitive form with the SEC under the Exchange Act, and with all other applicable regulatory bodies, all in accordance with and as required by any applicable rules and regulations of the SEC and the NYSE. Union shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Union shall set a record date (the “Record Date”) for determining the holders of Union Ordinary Shares entitled to attend the Extraordinary General Meeting. Union will cause the Proxy Statement to be mailed to each holder of Union Ordinary Shares as of the Record Date promptly after the Registration Statement is declared effective under the Securities Act.

(c) Union will advise Bioceres, promptly after Union receives notice thereof, of the time when the Registration Statement (which includes the Proxy Statement) has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Exchange Shares or the Union Warrants for offering or sale in any jurisdiction, of the initiation or written threat of any Proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement (which includes the Proxy Statement) or for additional information.

(d) Each of the Parties shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to holders of Union Ordinary Shares and at the time of the Extraordinary General Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any information relating to Bioceres, any Group Company or Union, or any of their respective Affiliates, directors or officers is discovered by either Party that is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Union Ordinary Shares.

(e) Bioceres acknowledges that a substantial portion of the Registration Statement will include disclosure regarding Bioceres, the Group Companies and their respective officers, directors and stockholders, and their business, management, operations and financial condition. Accordingly, Bioceres agrees to, and agrees to cause the Group Companies to, as promptly as reasonably practicable, use commercially reasonable efforts to provide Union with all such information that is required or reasonably requested by Union to be included in the Registration Statement or any other statement, filing, notice or application required to be made by or on behalf of Union to the SEC or the NYSE in connection with the transactions contemplated hereby, including but not limited to a correct and complete copy of (i) the audited combined balance sheets of the Group Companies for the year ended June 30, 2018, six (6) months ended June 30, 2017 and year ended December 31, 2016 and the related audited combined statements of operations, shareholders’ equity and cash flows for such periods (including the notes related thereto) (the “Audited Combined Financial Statements”) and (ii) the unaudited combined financial statements (including any related notes thereto) of the Group Companies at and for the three (3) months ended September 30, 2018 and 2017 (the “Interim Financial Statements”) complying as to form in all material respects, and prepared in accordance with IFRS, as modified by the rules and regulations of the SEC, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). Such Audited Combined Financial Statements and Interim Financial Statements shall fairly present in all material respects the financial position of the Group Companies at the respective dates thereof and the results of their operations and cash flows for the periods indicated.

Section 6.6. Transaction Proposals and the Union Shareholder Approval.

Union shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act (a) give notice of and (b) convene and hold an extraordinary general meeting (the “Extraordinary General Meeting”) in accordance with Union’s Governing Documents, for the purposes of (i) providing holders of Public Shares with the opportunity to elect to effect a Share Redemption and (ii) seeking a vote from the holders of Union Ordinary Shares in favor of (A) adopting and approving this Agreement, the Ancillary Documents and any related transactions contemplated hereby or thereby; (B) appointing seven (7) directors to the post-Closing Union Board, five (5) of whom shall be designated by Bioceres and two (2) of whom shall be designated by the pre-Closing Union Board; (C) amending the Union Articles to change the name of Union to Bioceres Crop Solutions Corp. and to amend certain other provisions that will no longer be relevant upon consummation of the transactions contemplated herein; (D) approving the issuance of more than 20% of the issued and outstanding Union Ordinary Shares to Bioceres for purposes of complying with applicable provisions of Section 312.03 of the NYSE Listed Company Manual; (E) adopting and approving any other proposals as the SEC (or staff members thereof) may indicate are necessary in its comments to the Registration Statement (which includes the Proxy Statement) or in correspondence related thereto, and of any other proposals reasonably agreed by the Parties as necessary or appropriate in connection with this Agreement and the transactions contemplated hereby; (F) adjourning the Extraordinary General Meeting (such proposals in (A) through (F), together, the “Transaction Proposals” and the approval in favor of such Transaction Proposals, the “Union Shareholder Approval”).

Section 6.7. Third Party Consents.

(a) Without limiting Bioceres’ obligations set forth in this Agreement, prior to the Closing, and as necessary, following the Closing, Bioceres shall, and shall prior to Closing cause each of the Group Companies to, use its commercially reasonable efforts to (i) notify any Third Parties who are required by any Material Contract or Material Lease to be notified of the transactions contemplated hereby; (ii) obtain all necessary consents, approvals or waivers from Third Parties (“Consents”) under any Material Contract or Material Lease (provided that grant of such Consent is not subject to any restrictions or other requirements that would adversely affect the business of the Company or other Group Company) so that none of the effects set forth in Section 3.3(b) or Section 4.2(b) have or will occur as a result of the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Bioceres or the consummation of the transactions contemplated hereby and (iii) satisfy any legal requirement necessary for the consummation of the transactions contemplated hereby as promptly as possible after the date hereof. In furtherance of the foregoing, Union shall cooperate and use all commercially reasonable efforts to assist Bioceres in obtaining such Consents and agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Third Party whose consent is sought hereunder.

(b) Without limiting Union’s obligations set forth in this Agreement, prior to the Closing, Union shall use its commercially reasonable efforts to (i) notify any Third Parties who are required to be notified of the transactions contemplated hereby and (ii) satisfy any legal requirement necessary for the consummation of the transactions contemplated hereby.

Section 6.8. Notice.

Prior to the Closing, (a) Bioceres shall promptly notify Union in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of any representation or warranty of Bioceres or regarding the Group Companies or breach of any covenant by Bioceres in this Agreement such that any of the conditions contained in Section 7.2(a) or Section 7.2(b) would not be satisfied and (b) Union shall promptly notify Bioceres in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would result in a breach of any representation or warranty or covenant of Union in this Agreement such that any of the conditions contained in Section 7.3(a) or Section 7.3(b) would not be satisfied.

Section 6.9. Public Announcements.

Union and Bioceres shall consult with one another and seek one another’s written approval before issuing any Reviewable Document, and shall not, and shall cause their respective Affiliates not to, issue any such Reviewable Document prior to such consultation and approval; provided that either Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of law or regulation or rule of any applicable national securities exchange, it being understood and agreed that either Party shall provide the other Party with copies of any such announcement in advance of such issuance; provided, further, that either Party may make internal announcements to their respective employees that are not inconsistent in any material respects with the Parties’ prior public disclosures regarding the transactions contemplated hereby. Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by the other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

Section 6.10. Exclusive Dealing.

(a) During the Pre-Closing Period, Bioceres and Parent, as applicable, shall not take, nor shall either permit any of their respective Representatives to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than with Union and/or its Affiliates) concerning any purchase of any of the Company’s or Bioceres Semillas’ equity securities (to the extent owned by Parent) or any merger, sale of substantial assets or similar transaction involving any Group Company.

(b) During the Pre-Closing Period, Union shall not take, nor shall it permit any of its respective Representatives to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than with Bioceres, Parent and/or their respective Affiliates) concerning any Business Combination or the acquisition of any operating business, merger, or acquisition of substantial assets or similar transaction involving Union.

Section 6.11. Documents and Information.

From and after the Closing Date, Union and Bioceres shall (and Bioceres shall cause the Group Companies to) retain all books and records relating to the Group Companies and their respective businesses, in each case, with respect to the period before the Closing, for a period of six (6) years after the Closing Date (or such longer period as may be required under applicable Law). The Parties shall cooperate in the defense of any action or inquiry relating to periods prior to the Closing Date and each shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by a Party in connection therewith.

Section 6.12. Contact with Customers, Suppliers and Other Business Relations.

During the Pre-Closing Period, Union hereby agrees that (other than with respect to the Bioceres Designated Contact) it is not authorized to and shall not (and shall not permit any of its Representatives or Affiliates to) contact any partner, member, equityholder (other than Bioceres), officer, director, employee, customer, supplier, distributor, joint-venture partner, lessor, lender or other material business relation of any Group Company regarding any Group Company, its business or the transactions contemplated by this Agreement, in each case, without the prior written consent of Bioceres, which shall not be unreasonably withheld.

Section 6.13. [RESERVED].

Section 6.14. No Ordinary Shares Transactions; Listing.

Neither Bioceres or Parent nor any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Company or of Bioceres Semillas, applicable, prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Bioceres and Parent shall use reasonable best efforts to require each of their respective Representatives, associates, clients and customers to comply with the foregoing sentence. From the date of this Agreement through the Closing, Union shall take all reasonable efforts which are necessary or reasonably desirable for Union to remain listed as a public company on, and for the Union Ordinary Shares to be tradable on the NYSE.

Section 6.15. No Claim Against Trust Account.

Notwithstanding anything else in this Agreement, Bioceres acknowledges that it has read the final prospectus of Union, dated February 28, 2018, prepared, filed and made available to the public in accordance with applicable securities law, rules and regulations and understands that Union has established the Trust Account for the benefit of holders of Public Shares and that prior to the Closing, Union may disburse monies from the Trust Account only in accordance with the express terms of the Trust Agreement. Bioceres further acknowledges that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, if the transactions contemplated by another Business Combination) are not consummated by December 2, 2019, Union will be obligated to return to its shareholders the amounts being held in the Trust Account, unless such date is otherwise extended pursuant to the terms of the Union Articles. Accordingly, Bioceres and each of its members, for each of itself, himself, herself and the Subsidiaries, affiliated entities, shareholders and Representatives of Bioceres and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind against Union to collect from the Trust Account any monies that may be owed to them by Union for any reason whatsoever, including a breach of this Agreement by Union or any negotiations, agreements or understandings with Union (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement (including the remedies provided in Section 10.13). This paragraph will survive the termination of this Agreement for any reason.

Section 6.16. Union Borrowings.

Through the Closing, Union shall be allowed to borrow funds from its directors, officers, shareholders and/ or their respective affiliates to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Union in due course on a non-interest bearing basis and repayable in cash at Closing; provided, however, that Union’s directors, officers, shareholders and their respective Affiliates may loan funds to Union for deposit in the Trust Account to fund the extension of the date by which Union must complete its initial business combination as long as such loans are repaid in cash upon or prior to Closing. The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of Union’s directors, officers or shareholders.

Section 6.17. Post-Closing Integration and Transition.

The Parties agree to cooperate with one another in the preparation of a post-Closing integration and transition plan.

Section 6.18. Amending Governing Documents.

Immediately following the Closing and subject to approval by the holders of Union Ordinary Shares at the Extraordinary General Meeting, Union shall amend the Union Governing Documents to change the name of Union to Bioceres Crop Solutions Corp. (among other things that Union deems necessary to reflect the consummation of the transactions contemplated by this Agreement). Immediately following the Closing and subject to the requisite approval, Bioceres’ Governing Documents shall be amended as Union deems necessary to reflect the consummation of the transactions contemplated by this Agreement.

Section 6.19. Post-Closing Union Board.

The Parties shall use commercially reasonable efforts to ensure that at the Closing the Union Board shall be comprised of seven (7) members, five (5) of whom shall be designated by Bioceres and two (2) of whom shall be designated by the pre-Closing Union Board. One director designated by the pre-Closing Union Board will serve in the second class of directors, whose term will expire at the second annual meeting and one director designated by the pre-Closing Union Board will serve in the third class of directors, whose term will expire at the third annual meeting. For the avoidance of doubt, any such directors designated by Union shall receive consideration for their duties as members of the Union Board commensurate with that which is received by the non-officer members of the Union Board that are not designated by Union.

Section 6.20. [RESERVED].

Section 6.21. D&O Insurance and Indemnification.

(a) After the Closing, the Parties agree that all rights to indemnification, advancement of expenses and exculpation by Union now existing in favor of each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, an officer or director of Union shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b) After the Closing, Union shall (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by Union immediately prior to the Closing Date (provided, that Union may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of Union when compared to the insurance maintained by Union as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of Union, in each case with respect to claims arising out of or relating to events that occurred on or prior to the Closing Date (including in connection with the transactions contemplated hereby).

Section 6.22. Pre-Closing Reorganization.

(a) Within five (5) days of the approval of the transactions contemplated herein by the then-current holders of the Union Ordinary Shares, (i) Bioceres shall be converted into a Delaware limited liability company and (ii) all of the assets and liabilities of Bioceres shall be transferred to the Company and (iii) all of the Bioceres Semillas Shares shall be transferred by the Parent to Bioceres (in exchange for limited liability company interests in Bioceres) such that Bioceres will be the owner of the Bioceres Semillas Shares. The foregoing clauses (i) through (iii) are referred to herein as the “Pre-Closing Reorganization”. For the avoidance of doubt, the steps that are necessary to effect the Pre-Closing Reorganization are set forth on Schedule 6.22(a).

(b) Notwithstanding the foregoing, Bioceres shall cause all documentation necessary to properly effect the Pre-Closing Reorganization as contemplated by the parties hereto to have been received, approved and authorized, as applicable, including but not limited to (i) the Pre-Closing Reorganization Consents, (ii) all documentation relating to the transfer of any equity ownership among the relevant Group Companies and its Affiliates and (iii) all documentation necessary to assign any Group Company Intellectual Property or other Intellectual Property rights owned, licensed or sublicensed by Bioceres or Parent, as applicable, which, for the avoidance of doubt shall include any Marks, to the Company in order for the management and operations of the business of the Group Companies to continue to be managed and operated as they were immediately prior to the Pre-Closing Reorganization. For the avoidance of doubt, all steps involved in the Pre-Closing Reorganization shall be effected in a manner such that the business of the Group Companies individually and collectively continues to be managed and operated in the same manner as it was managed and operated prior to the Pre-Closing Reorganization.

(c) On the Closing Date, Union shall file a registration before the Public Registry of Commerce of the City of Buenos Aires as a shareholder of Bioceres Semillas.

Section 6.23. Parent Joinder.

Simultaneously with the Closing, Parent shall sign a joinder to this Agreement (the “Parent Joinder”) in the form attached hereto as Exhibit E solely for the purposes set forth therein.

Section 6.24. Rizobacter Call Option.

(a) Simultaneously with the Closing, the option set forth in the Rizobacter call option agreement attached as Exhibit F hereto (the “Rizobacter Call Option”), shall be exercised in accordance with its terms, whereby the shares of Rizobacter Argentina S.A. (“Rizobacter”) shall be purchased by RASA Holding LLC (and not Parent) using (a) cash in the Trust Account, (b) Union Ordinary Shares redeemed prior to or concurrently with the Closing, (c) Exchange Shares or (d) any combination of items (a) through (c).

(b) The parties hereto agree that following the Closing, for so long as the Founders maintain any equity interest in Union, the Founders shall have information rights with respect to any and all matters (whether in person or in writing) that come before the boards of directors of RASA Holding LLC and Rizobacter.

Section 6.25. Intellectual Property.

(a) All Intellectual Property license and/or sublicense agreements which are necessary or convenient for the performance of each of the Group Companies’ businesses as currently conducted or as proposed to be conducted shall be in written form and shall be in full force and effect prior to the commercialization of the products of each Group Company, including but not limited to a perpetual, worldwide license from Parent to the Company, including the right of the Company to grant sublicenses to any other Group Company or to Third Parties in any country in the world, over any Intellectual Property owned by or licensed to Parent related to HAHB-4, HB4 Modified, HAHB-10, COXC5-1 and rGRF-3 technologies, as applied to, or in any way applicable to, wheat, soy and corn, and over any technology owned by or licensed to Parent that is related in any way to agriculture, including but not limited to crop productivity solutions such as seeds, seed traits, seed treatments, biologicals, high-value adjuvants and fertilizers.

(b) Prior to the Closing, Bioceres shall (i) file the assignments to the applicable Group Company with the Network Information Center of Argentina or its equivalent in another jurisdiction the internet domain names listed in Schedule 6.25(b)(i) and (ii) file the assignments to the applicable Group Company before the Argentine Patent and Trademark Office—Instituto Nacional de la Propiedad Industrial (INPI) all Marks listed in Schedule 6.25(b)(ii) and/or before any other pertinent trademark office.

(c) Prior to the Closing, Bioceres shall obtain from Parent a written undertaking that it will enter into a license agreement on the terms set forth in the IP Outline attached as Exhibit D to that certain LLC Agreement of Verdeca LLC, dated February 24, 2012, between ArcadiaBiosciences, Inc. and Bioceres, Inc. as Parent is not a party to such Letter Agreement.

(d) Notwithstanding the forgoing, prior to the Closing, (i) Parent shall grant to the applicable Group Company and (ii) Bioceres and Parent shall use best efforts to obtain from any Third Party all assignments, licenses, sublicenses, consents and/or any other authorizations or documents necessary or convenient to fully comply with the provisions of this Section 6.25.

(e) Prior to the Closing, Bioceres shall, or shall cause Parent or the applicable Group Company to, file all documents (whether physical, digital or otherwise) with, and/or perform any required procedures before, the applicable Governmental Entity in any country in the world in charge of the registration of Intellectual Property (such as the Argentine Patent and Trademark Office—Instituto Nacional de la Propiedad Industrial (INPI)) that may be necessary or required by applicable Law to (i) give effect to the provisions of this Section 6.25 or any other provision of this Agreement and (ii) to ensure Union receives the benefits it has bargained for hereunder.

Section 6.26. Pre-Closing Matters.

Prior to the Closing, Bioceres shall and shall cause Parent to (a) take the remedial actions set forth on Schedule 6.26(a) and (b) (i) deliver written notice to and (ii) use commercially reasonable efforts to obtain an acknowledgement of such notice from the Third Parties set forth on Schedule 6.26(b) in connection with the agreements set forth therein.

Section 6.27. Intellectual Property and Technology Rights.

Bioceres, Parent and Union agree that, following the Closing, Union will have a perpetual right to (i) obtain an exclusive license to use any Intellectual Property developed (whether in development as of the date of this Agreement or hereafter) by Bioceres or Parent (or any of their respective direct or indirect Subsidiaries, including but not limited to the Excluded Subsidiaries) or that comes into Bioceres or Parent’s (or any of their respective direct or indirect Subsidiaries’, including but not limited to the Excluded Subsidiaries’) possession and to (ii) obtain an exclusive right to commercialize any Intellectual Property or new technology that is developed (whether in development as of the date of this Agreement or hereafter) by Bioceres or Parent (or any of their respective direct or indirect Subsidiaries, including but not limited to the Excluded Subsidiaries) that is related in any way to agriculture, including but not limited to crop productivity solutions such as seeds, seed traits, seed treatments, biologicals, high-value adjuvants and fertilizers.

ARTICLE 7
CONDITIONS TO CONSUMMATION OF
THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1. Conditions to the Obligations of Union and Bioceres.

The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Parties) of the following conditions:

(a) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect and no Proceeding shall have been commenced by any Governmental Entity for the purpose of obtaining any such order, decree, injunction, restraint or prohibition; provided, however, that no Party shall be entitled to invoke this condition unless the Party shall have used commercially reasonable efforts to prevent the entry of any such injunction or other order or the commencement of any such Proceeding and to appeal as promptly as possible any injunction or other order that may be entered;

(b) the filings of the Parties required, if any, pursuant to any anti-competition Laws shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated;

(c) the Union Shareholder Approval shall have been obtained;

(d) each party hereto shall have executed and delivered, or caused to be executed and delivered, to the other parties hereto copies of each Ancillary Document to which such party or any of its respective Affiliates is a party;

(e) the Registration Statement shall have been declared effective; and

(f) Union shall have at least five million and one U.S. Dollars (US$5,000,001) of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

Section 7.2. Other Conditions to the Obligations of Union.

The obligations of Union to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Union of the following further conditions:

(a) the representations and warranties regarding the Group Companies set forth in ARTICLE 3 hereof and of Bioceres and Parent set forth in ARTICLE 4 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date);

(b) Bioceres and Parent, as applicable, shall have performed and complied in all material respects with all covenants required to be performed or complied with by Bioceres and/or Parent under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Bioceres Material Adverse Effect shall have occurred and be continuing;

(d) the Indebtedness of the Group Companies shall not be more than one hundred and one million U.S. Dollars (US$101,000,000);

(e) all Consents under the Contracts listed in Section 3.3(b) and Section 4.2(b) of the Disclosure Schedule shall have been obtained;

(f) the Pre-Closing Reorganization shall have been effected and the Pre-Closing Reorganization Consents shall have been obtained;

(g) the Rizobacter Call Option shall have been exercised;

(h) the Parent Joinder shall have been executed and delivered by Parent;

(i) the sole member of Bioceres shall have approved and declared advisable this Agreement and the transactions contemplated hereby; and

(j) prior to or at the Closing, Bioceres shall have delivered the following closing documents:

(i) certificates (if any) evidencing the Company Shares, duly executed by officers of the Company;

(ii) certificates (if any) evidencing the Bioceres Semillas Shares, duly executed by officers of Bioceres Semillas;

(iii) a certificate of an authorized officer of Bioceres, dated as of the Closing Date, certifying (A) that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied by Bioceres and (B) the resolutions of the sole member of Bioceres authorizing the execution and delivery of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby;

(iv) a properly executed certificate, dated as of the Closing Date, in a form reasonably acceptable to Union conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3), and a properly executed notice as described in Treasury Regulations Section 1.897-2(h). Union shall be authorized to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing; and

(v) the Escrow Agreement, duly executed by an authorized officer of Bioceres.

Section 7.3. Other Conditions to the Obligations of Bioceres.

The obligations of Bioceres to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Bioceres of the following further conditions:

(a) the representations and warranties of Union set forth in ARTICLE 5 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall be so true and correct as of the specified date);

(b) Union shall have performed and complied in all material respects with all covenants required to be performed or complied with by Union under this Agreement on or prior to the Closing;

(c) since the date of this Agreement, no Union Material Adverse Effect shall have occurred and be continuing;

(d) the NYSE shall have approved Union, post Business Combination, for listing on the NYSE, subject to round lot holder requirements and Union Ordinary Shares shall be listed on the NYSE; and

(e) prior to or at the Closing, Union shall have delivered the following closing documents:

(i) the Escrow Shares, in book entry form, to the Escrow Agent;

(ii) the Closing Exchange Shares, in book entry form, to Bioceres;

(iii) certificates representing the Union Warrants to Bioceres;

(iv) a certificate of an authorized officer of Union, dated as of the Closing Date, certifying (A) that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied and (B) the resolutions of the Union Board authorizing the execution and delivery of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby;

(v) the Escrow Agreement, duly executed by an authorized officer of Union.

Section 7.4. Frustration of Closing Conditions.

No Party may rely on the failure of any condition set forth in this ARTICLE 7 to be satisfied if such failure was caused by such Party’s failure to use the efforts to cause the Closing to occur required by Section 6.4.

ARTICLE 8
TERMINATION; AMENDMENT; WAIVER; EXPENSES

Section 8.1. Termination.

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Union and Bioceres;

(b) by either Union or Bioceres, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable;

(c) by either Union or Bioceres, if any of the conditions to Closing set forth in ARTICLE 7 shall not have been satisfied or waived on or prior to March 31, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to Union or Bioceres if the failure of the Closing to occur on or before the Outside Date is the result of a breach by Union or Bioceres of its representations, warranties, obligations or covenants under this Agreement;

(d) by either Union or Bioceres if the Union Shareholder Approval is not obtained at the Extraordinary General Meeting duly convened therefor (unless such Extraordinary General Meeting has been adjourned, in which case at the final adjournment thereof) at which a vote on the Transaction Proposals was taken;

(e) by Union, if there is a breach by Bioceres of (i) any of the representations or warranties regarding the Group Companies set forth in ARTICLE 3, (ii) any of the representations and warranties of Bioceres and Parent set forth in ARTICLE 4, (iii) any covenant or (iv) any other agreement contained in this Agreement, which would result in the failure of a condition to Closing set forth in Section 7.2(a) or Section 7.2(b) to be satisfied; provided, that prior to any termination of this Agreement under this Section 8.1(e), Bioceres and Parent, as applicable, shall be entitled to cure any such breach during a thirty (30) day period following receipt of written notice by Union to Bioceres or Parent, as applicable, of such breach (it being understood that Union may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by Bioceres or Parent, as applicable, is cured during such thirty (30) day period so that such condition to Closing would then be satisfied); or

(f) by Bioceres, if there is a breach by Union of (i) any of the representations and warranties of Union set forth in ARTICLE 5, (ii) any covenant or (iii) any other agreement contained in this Agreement, which would result in the failure of a condition to Closing set forth in Section 7.3(a) or Section 7.3(b) to be satisfied; provided, that prior to any termination of this Agreement under this Section 8.1(f), Union shall be entitled to cure any such breach during a thirty (30) day period following receipt of written notice by Bioceres to Union of such breach (it being understood that Bioceres may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by Union is cured during such thirty (30) day period so that such condition to Closing would then be satisfied).

Section 8.2. Notice of Termination.

Any Party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other Party, together with a brief description of the basis on which the Party is terminating this Agreement.

Section 8.3. Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of any Party, its Affiliates, or their respective officers, directors or equityholders) with the exception of the Confidentiality Agreement, the provisions of Section 6.3, Section 6.15, this Section 8.3, Section 8.6 and ARTICLE 10, which shall survive such termination; provided, however, that nothing in this Agreement shall relieve Union, Bioceres or Parent from Liability for any breach by such party of the terms and provisions of this Agreement prior to such termination or fraud.

Section 8.4. Amendment.

This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.4 shall be void.

Section 8.5. Extension; Waiver.

Subject to Section 8.1(c), at any time prior to the Closing, Bioceres may (a) extend the time for the performance of any of the obligations or other acts of Union contained herein, (b) waive any inaccuracies in the representations and warranties of Union contained herein or in any document, certificate or writing delivered by Union pursuant hereto or (c) waive compliance by Union with any of the agreements or conditions contained herein. Subject to Section 8.1(c), at any time prior to the Closing, Union may (i) extend the time for the performance of any of the obligations or other acts of Bioceres contained herein, (ii) waive any inaccuracies in the representations and warranties regarding the Group Companies or of Bioceres or Parent contained herein or in any document, certificate or writing delivered by Bioceres or Parent pursuant hereto or (iii) waive compliance by Bioceres or Parent with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument duly authorized and executed on behalf of such Party. No course of dealing or other failure of any Party to assert any of its rights hereunder shall constitute a waiver of such rights.

Section 8.6. Fees and Expenses.

Except as otherwise set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and all other matters related to the consummation of this Agreement, including the fees and expenses of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses; provided, however, if the Closing occurs, all Transaction Expenses shall be paid by Union.

ARTICLE 9
INDEMNIFICATION

Section 9.1. Survival of Representations, Warranties and Covenants.

All of the representations and warranties, covenants and agreements contained herein shall survive the Closing and remain in full force and effect for the Survival Period; provided, however, that (a) any Indemnification Claim made in writing prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and shall survive until final resolution thereof and (c) all covenants and agreements that contemplate performance following the Closing shall survive in accordance with their respective terms as provided in this Agreement. For the avoidance of doubt, all pre-Closing covenants will expire on the Closing Date.

Section 9.2. Indemnification.

Subject to the other provisions of this ARTICLE 9, from and after the Closing, Bioceres and Parent shall jointly and severally indemnify and defend Union and its Affiliates (other than Bioceres and Parent) and their respective Representatives, successors and assigns, as the case may be (the “Union Indemnified Parties”) and hold it and each of them harmless from and against, and reimburse and pay it and each of them as actually incurred with respect to any and all actual losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, penalties, diminutions in value, lost earnings, costs and expenses, including reasonable attorneys’ fees and costs of investigation, suffered or paid by them (collectively, “Losses”) as a result of, arising out of or associated with (whether or not involving a Third Party Claim):

(i) any breach or inaccuracy of any representation or warranty regarding the Group Companies or of Bioceres and Parent that Bioceres and Parent, as applicable, has made in ARTICLES 3 or 4 of this Agreement.

(ii) any non-fulfillment, breach, violation or default by Bioceres or Parent of any of their respective covenants, agreements or obligations contained in this Agreement;

(iii) Indebtedness of the Group Companies being more than one hundred and one million U.S. Dollars (US$101,000,000);

(iv) the Rizobacter Injunction, or any other Proceeding resulting from, arising out of, associated with or in connection with (A) the Rizobacter Injunction or (B) the facts or circumstances surrounding the litigation among historical shareholders of Rizobacter arising from a disputed transfer of Rizobacter shares (as more fully described in the Parent’s Registration Statement on Form F-1 filed with the SEC on January 8, 2018), whether or not existing as of the date of this Agreement or in the future, subject to the Rizobacter Injunction Cap; and

(v) the items set forth in Section 3.13(a), Section 3.23(a), and Section 3.23(e) of the Disclosure Schedule.

Section 9.3. Indemnification Claim Procedures.

If any Proceeding is commenced or threatened or Losses are incurred that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party will promptly give notice to the Indemnitor. The notice shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Indemnification Claim and the amount or good faith estimate of the amount arising therefrom. The failure of the Indemnified Party to provide prompt notice of any Indemnification Claim to the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnified Party except to the extent the defense of any such Proceeding is materially prejudiced by the Indemnified Party’s failure to give such notice. An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Proceeding subject to any such Indemnification Claim with counsel of the Indemnitor’s choice and to settle or compromise any such Proceeding, and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor and/or the settlement of such Proceeding by the Indemnitor; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Indemnification Claim without the Indemnified Party’s prior written approval (which shall not be unreasonably withheld or delayed), unless (a) there is no finding or admission of any violation of Laws or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, (b) the sole relief provided is monetary damages that are paid in full by the Indemnitor, and (c) there is an unconditional release of the Indemnified Party from all Liability or obligation with respect to the claims asserted in such Proceeding. If the Indemnified Party gives an Indemnitor notice of an Indemnification Claim and the Indemnitor does not, within sixty (60) days after such notice is given, give notice to the Indemnified Party of its election to assume the defense of the Proceeding or Proceedings subject to such Indemnification Claim, then the Indemnified Party may conduct the defense of such Proceeding; provided, however, that the Indemnified Party will not approve of the entry of any judgment or enter into any settlement or compromise with respect to the Indemnification Claim without the Indemnitor’s prior written approval (which shall not be unreasonably withheld or delayed). A claim for any matter not involving a Third Party may be asserted by written notice to the party from whom indemnification is sought; provided, however, that any assertion of an Indemnification Claim shall be subject to the limitations as to time set forth in this Agreement.

Section 9.4. Basket.

Notwithstanding any provision hereof to the contrary, the Union Indemnified Parties shall only be entitled to recover for Losses pursuant to this ARTICLE 9 to the extent the aggregate amount of all such Losses incurred by the Union Indemnified Parties for which the Union Indemnified Parties are entitled to indemnification hereunder exceeds in the aggregate two million seven hundred thousand U.S. Dollars ($2,700,000) (the “Basket”) in which event the Union Indemnified Parties shall be entitled to indemnification for the amount of such Losses from the first dollar. Notwithstanding the foregoing, the Basket shall not apply to Losses with respect to claims for indemnification by the Union Indemnified Parties arising directly or indirectly from or in connection with (a) any breach or inaccuracy of any Bioceres Fundamental Representation, (b) any breach or non-fulfillment of any covenant, (c) Section 9.2(iii), (iv) and (v), or (d) fraud, in which case, Bioceres and Parent will be liable for all such Losses from the first dollar.

Section 9.5. Other Limitations on Indemnification.

(a) Any indemnification obligations of Bioceres and Parent hereunder shall first be applied against the Escrow Shares and then against any other Escrow Property. Any Escrow Shares or other Union Ordinary Share received by Union as an indemnification payment shall be promptly cancelled by Union.

(b) The aggregate Liability of Bioceres and Parent to the Union Indemnified Parties (i) for Losses pursuant to Section 9.2(i) shall not exceed twenty million U.S. Dollars ($20,000,000) (the “General Liability Cap”) and (ii) for Losses pursuant to Section 9.2(iv) shall not exceed twenty-three million U.S. Dollars ($23,000,000), provided that the Rizobacter Call Option is exercised, or seventeen million three-hundred thousand U.S. Dollars ($17,300,000) in the event the Rizobacter Call Option is not exercised (in each case, the “Rizobacter Injunction Cap”); provided, however, that the General Liability Cap shall not apply to Losses of the Union Indemnified Parties arising directly or indirectly from or in connection with (A) any breach or inaccuracy of any Bioceres Fundamental Representation, (B) any breach or non-fulfillment of any covenant contained in this Agreement and (C) Sections 9.2(iii) and (v), or (d) fraud, provided, further, however, that the aggregate Liability of Bioceres and Parent to the Union Indemnified Parties for Losses pursuant to subclauses (A) and (B) of the foregoing proviso shall not exceed the value of the Exchange Shares at Closing. For the avoidance of doubt, Losses pursuant to Section 9.2(iv) shall not be applied towards the General Liability Cap, which is reserved solely for Losses pursuant to Section 9.2(i).

(c) Notwithstanding anything to the contrary contained herein, upon any Indemnified Party becoming aware of any Indemnification Claim, such Indemnified Party shall utilize all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Losses. For purposes of this ARTICLE 9, all Losses shall be computed net of (i) any insurance proceeds actually received, (ii) any amounts recovered by the Indemnified Party or any of its respective Affiliates from any Person with respect to such Losses (whether under any agreement for indemnification, contribution or otherwise) and (iii) the amount of any actual reduction in Taxes payable, in each case, by the Indemnified Party (as applicable, or any Affiliate thereof) that is attributable to the Losses to which such claim relates, and with respect to clause (iii) in the taxable period in which such Losses are incurred, treating any item of loss, deduction or credit as a result of such Losses as the last item used in such period, and taking into account any Tax detriment suffered by the Indemnified Party as a result of such Losses and the receipt of the related indemnity payment (in the case of clauses (i), (ii) and (iii), net of the cost and expense of obtaining any such benefits, proceeds, payments or reimbursements). The Indemnified Party shall use commercially reasonable efforts to pursue, and to cause their respective Affiliates to pursue, all insurance claims, other third party payments and Tax benefits to which it or they may be entitled in connection with any Losses incurred. If any Indemnified Party actually receives any insurance or other Third Party payment in connection with any claim for Losses for which it has already received a payment under this ARTICLE 9, it shall pay to the Indemnitor within thirty (30) days after such payment is received, an amount equal to the excess of (x) the amount previously received by such Indemnified Party with respect to such claim plus the amount of such insurance or other Third Party payment, less the costs of collection and, if insurance proceeds are received, any increase in premiums directly caused by the receipt of such insurance proceeds, over (y) the amount of Losses to which the Indemnitor has become entitled under this Agreement in connection with such claim.

(d) Notwithstanding anything in this Agreement to the contrary, for the purpose of calculating the amount of any Losses incurred as a result of any breach or inaccuracy of the representations and warranties contained in this Agreement, any qualification with respect to materiality or Bioceres Material Adverse Effect or other similar qualification shall be deemed made or given without such qualification and without giving effect to such words; provided that the foregoing disapplication of qualifiers shall not apply to qualifiers that define the scope of any scheduling or listing requirements of any representation or warranty made by Bioceres in this Agreement. For the avoidance of doubt, the materiality scrape in the foregoing sentence shall not apply for purposes of determining whether there has a been a breach of any representation or warranty under this Agreement.

(e) Notwithstanding anything else to the contrary set forth herein, the right to indemnification, payment of Losses or any other remedy based on representations, warranties or covenants will not be affected by any investigation conducted with respect to or any knowledge acquired (or capable of being acquired) at any time with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

(f) IN NO EVENT WILL BIOCERES BE LIABLE FOR PUNITIVE DAMAGES EXCEPT TO THE EXTENT PAID TO A THIRD PARTY.

Section 9.6. Adjustment to Consideration.

Amounts paid for indemnification under this ARTICLE 9 shall be deemed to be an adjustment to the consideration paid by Union to Bioceres for all income tax purposes, except as otherwise required by applicable Law.

Section 9.7. Exclusive Remedy.

From and after the Closing, indemnification pursuant to the provisions of this ARTICLE 9 shall be the sole and exclusive recourse and remedy of the Parties with respect to any claim arising from this Agreement or the transactions contemplated hereby, whether by contract, tort or otherwise, provided, however, the provisions of this ARTICLE 9 will not (a) limit a Party’s Liability for fraud, (b) restrict the right of any Party to seek specific performance or other equitable remedies in connection with any breach of any of the covenants contained in this Agreement, or (c) restrict the right of any Party to pursue any remedies for claims specifically relating to or arising under any agreement or instrument delivered pursuant to this Agreement that may be available under or pursuant to such agreements and not relating to or arising under this Agreement.

ARTICLE 10
MISCELLANEOUS

Section 10.1. Entire Agreement; Assignment.

This Agreement, the Ancillary Documents and the Confidentiality Agreement (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, including the Term Sheet, and (b) shall not be assigned by any Party (whether by operation of law or otherwise), without the prior written consent of Union and Bioceres.

Section 10.2. Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, scanned pages, E-mail or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Union (following the Closing):

Union Acquisition Corp.
400 Madison Avenue, Suite 11A
New York, NY 10017
Attention: Kyle Bransfield
Email: kbransfield@apcap.com

with a copy (which shall not constitute notice to Union) to:

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019-9710
Attention: Stephen Koval, Esq.
E-mail: stephen.koval@arnoldporter.com

Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
Attention: Matthew Poulter
E-mail: matthew.poulter@linklaters.com

To the Pre-Closing Union Representative

Joseph J. Schena
162 College Park Drive
Fairfield, CT 06824
Email: J.schena@sbcglobal.net

with a copy (which shall not constitute notice to Union) to:

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019-9710
Attention: Stephen Koval, Esq.
E-mail: stephen.koval@arnoldporter.com

To Bioceres (prior to the Closing):

1209 Orange St.,
Wilmington, DE 19801
Attention: Gloria Montaron Estrada
E-mail: gloria.montaron@bioceres.con.ar

with a copy to.

Ocampo 210bis, Predio CCT,
Rosario, 2000,
Santa Fe, Argentina
Attention: Gloria Montaron Estrada
E-mail: gloria.montaron@bioceres.con.ar

with a copy (which shall not constitute notice to Bioceres) to:

Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
Attention: Matthew Poulter
E-mail: matthew.poulter@linklaters.com

To Parent:

1209 Orange St.,
Wilmington, DE 19801
Attention: Gloria Montaron Estrada
E-mail: gloria.montaron@bioceres.con.ar

with a copy to.

Ocampo 210bis, Predio CCT,
Rosario, 2000,
Santa Fe, Argentina
Attention: Gloria Montaron Estrada
E-mail: gloria.montaron@bioceres.con.ar

with a copy (which shall not constitute notice to Parent) to:

Linklaters LLP
1345 Avenue of the Americas
New York, NY 10105
Attention: Matthew Poulter
E-mail: matthew.poulter@linklaters.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.3. Governing Law.

This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the Parties, the transaction leading to this Agreement or contemplated hereby and/or the interpretation and/or enforcement of the respective rights and duties of the Parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of New York applicable to agreements entered into and to be performed solely within such state, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

Section 10.4. Construction; Interpretation.

The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules, Exhibits and Annexes, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) references to a Person are also to its successors and permitted assigns; (v) the word “extent” in the phrase of “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (vi) any reference to any month or any day period shall mean the calendar month or the calendar day period unless expressly specified otherwise; and (vii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”.

Section 10.5. Exhibits and Schedules.

(a) All exhibits and Schedules, or documents expressly incorporated into this Agreement (including the terms of the Exclusivity Agreement), are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement (or in any certificate delivered pursuant to Section 7.2(j) or Section 7.3(e), as the case may be) or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 10.6. Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided herein, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this.

Section 10.7. No Recourse Against Non-Party Affiliates.

All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any Ancillary Document, or the negotiation, execution, or performance of this Agreement or any Ancillary Document (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any Ancillary Document), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement. No Person who is not a contracting party to this Agreement, including without limitation any director, officer, employee, incorporator, member, partner, manager, unitholder, shareholder, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any contracting party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any Ancillary Document or based on, in respect of, or by reason of this Agreement or any Ancillary Document or the negotiation, execution, performance, or breach thereof; and, to the maximum extent permitted by law, each party to this Agreement hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Party Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, (a) each party to this Agreement hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of any party to this Agreement or otherwise impose Liability of a party to this Agreement on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each party to this Agreement disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any Ancillary Document or any representation or warranty made in, in connection with, or as an inducement to this Agreement or Ancillary Document.

Section 10.8. Severability.

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. Notwithstanding the foregoing, to the extent that any representation, warranty, covenant or agreement of Bioceres or of Parent contained in this Agreement or the Schedules addresses a particular issue with specificity, and no breach by Bioceres or Parent, as applicable, exists under such specific provision, neither Bioceres nor Parent, as applicable, shall be deemed to be in breach of any other provision of this Agreement (with respect to such issue) that addresses such issue with less specificity than such specific provision and if such specific provision is qualified or limited by the Knowledge of Bioceres, or in any other manner, no other provision shall supersede or limit such qualification in any manner.

Section 10.9. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by scanned pages or any other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.10. WAIVER OF JURY TRIAL.

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.11. Jurisdiction and Venue.

Each of the Parties (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York, in any Proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such Proceeding may be heard and determined in any such court and (c) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Proceeding may be made on Union by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 10.12. Liability of Pre-Closing Union Representative.

(a) Union hereby irrevocably appoints the Pre-Closing Union Representative as their exclusive representative, agent, proxy and attorney-in-fact (coupled with an interest) for all purposes under this Agreement including the full power and authority on the behalf of the Initial Holders: to (i) consummate the transactions contemplated by this Agreement and the Ancillary Documents (including, for the avoidance of doubt, the matters described in Section 2.6) and (ii) negotiate claims and disputes arising under, or relating to, this Agreement and the Ancillary Documents (including, for the avoidance of doubt, the claims for indemnification under ARTICLE 9). The Pre-Closing Union Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement or any Ancillary Document. Should the Pre-Closing Union Representative resign or be unable to serve, a new Pre-Closing Union Representative shall be selected by majority vote of the Initial Holders (each voting in proportion to their respective economic interest in the Union Ordinary Shares at the time of such vote.)

(b) The Pre-Closing Union Representative and its Non-Recourse Parties shall be indemnified, held harmless and reimbursed by Union, against all costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid or incurred by the Pre-Closing Union Representative and its Non-Recourse Parties in connection with any claim, action, suit or proceeding to which the Pre-Closing Union Representative or such other Person is made a party by reason of the fact that it is or was acting as the Pre-Closing Union Representative pursuant to the terms of this Agreement, except in case of fraud, willful misconduct or gross negligence of the Pre-Closing Union Representative.

Section 10.13. Specific Performance.

Each Party hereby acknowledges and agrees that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms, and that in the event of breach of this Agreement by a Party, the non-breaching Party would not be adequately compensated in all cases by monetary damages alone. Accordingly, after such time as the Parties have agreed on the forms of each of the Ancillary Documents, in addition to any other right or remedy to which the non-breaching Party may be entitled, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 10.14. Conflicts; Privilege.

(a) The parties hereto acknowledge and agree, on their own behalf and on behalf of their respective directors, members, shareholders, stockholders, partners, officers, employees and Affiliates, as applicable, that:

(i) Arnold & Porter Kaye Scholer LLP, Mitrani Caballero and Ruiz Moreno and Graubard Miller (the “Pre-Closing Union Group Law Firms”) have acted as counsel to Union, the holders of Union Ordinary Shares and the Union Representative (individually and collectively, the “Union Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the applicable Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Parent and Bioceres agree, and shall cause the Group Companies to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of Union by the Pre-Closing Union Group Law Firms, or any successors thereto, shall not preclude the Pre-Closing Union Group Law Firms from serving as counsel to the Union Group or any director, member, shareholder, stockholder, partner, officer or employee of the Union Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. Neither Parent nor Bioceres shall, and each shall cause the Group Companies not to, seek to or have the Pre-Closing Union Group Law Firms disqualified from any such representation based upon the prior representation of Union by the Pre-Closing Union Group Law Firms. The parties hereto hereby consent thereto and waive any potential conflict of interest arising from such prior representation, and each of such parties shall cause any of their respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith.

(ii) Linklaters LLP and Marval O’Farral & Mairal (“Bioceres Group Law Firms”) have acted as counsel to Parent, Bioceres and the Group Companies (individually and collectively, the “Bioceres Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the applicable Ancillary Documents and the consummation of the transactions contemplated hereby and thereby. Union agrees, and shall cause the Group Companies to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Group Companies by the Bioceres Group Law Firms shall not preclude the Bioceres Group Law Firms from serving as counsel to the Bioceres Group or any director, member, shareholder, partner, officer or employee of the Bioceres Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. Union shall not, and shall cause the Group Companies not to, seek or have the Bioceres Group Law Firms disqualified from any such representation based upon the prior representation of the Group Companies by the Bioceres Group Law Firms. Each of the parties hereto hereby consents thereto and waives any potential conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any potential conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith.

(iii) The covenants, consents and waivers contained in this Section 10.14 shall not be deemed exclusive of any other rights to which the Pre-Closing Union Group Law Firms or the Pre-Closing Bioceres Group Law Firms are entitled whether pursuant to law, contract or otherwise.

(b) All communications between the Pre-Closing Union Group, on the one hand, and Pre-Closing Union Group Law Firms, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Union Privileged Communications”) and all communications between the Bioceres Group, on the one hand, and Bioceres Group Law Firms, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Bioceres Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Pre-Closing Union Group and the Bioceres Group, as applicable, and shall not pass to or be claimed by Parent, Bioceres or any Group Company (in the case of Union Privilege Communication) or the pre-Closing Union (in the case of Bioceres Privileged Communication). Accordingly, Parent, Bioceres and the Group Companies shall not have access to any Union Privileged Communications or to the files of the Pre-Closing Union Group Law Firms and Union shall not have access to the Bioceres Privileged Communications or to the files of the Bioceres Group Law Firms relating to the engagement of the Pre-Closing Union Group Law Firms by the Union Group and the Bioceres Group Law Firms by the Bioceres Group, as applicable, from and after Closing.

(c) Without limiting the generality of the foregoing, from and after the Closing, (i) (A) the Pre-Closing Union Group (and not Parent, Bioceres or any Group Company) shall be the sole holders of the attorney-client privilege with respect to the engagement of the Pre-Closing Union Group Law Firms, and none of Parent, Bioceres or any Group Company shall be a holder thereof and (B) the Bioceres Group (and not Union or the Group Companies) shall be the sole holders of the attorney-client privilege with respect to the engagement of the Bioceres Group Law Firms, and none of Union or any Group Company shall be a holder thereof, (ii) (A) to the extent that files of the Pre-Closing Union Group Law Firms in respect of their engagement by the Pre-Closing Union Group constitute property of the client, only the Pre-Closing Union Group (and not Parent, Bioceres nor any Group Company) shall hold such property rights and (B) to the extent that files of Bioceres Group Law Firm in respect of their engagement by the Bioceres Group constitute property of the client, only the Bioceres Group (and not Union nor any Group Company) shall hold such property rights and (iii) (A) the Pre-Closing Union Group Law Firms shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent, Bioceres or any Group Company by reason of any attorney-client relationship between the Pre-Closing Union Group Law Firms and Union or otherwise and (B) the Bioceres Group Law Firms shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Union or any Group Company by reason of any attorney-client relationship between the Bioceres Group Law Firms and the Group Companies or otherwise.

(d) Notwithstanding the foregoing, in the event that a dispute arises between Union or its Affiliates (including any Group Company), on the one hand, and a third party other than any of the Bioceres Group, on the other hand, Union and its Affiliates (including the Group Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Union nor any of its Affiliates (including any Group Company) may waive such privilege without the prior written consent of Bioceres, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Union or any of its Affiliates (including any Group Company) is legally required by order of a Governmental Entity or otherwise legally required to access or obtain a copy of all or a portion of the Bioceres Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Union’s counsel, then Union shall immediately (and, in any event, within five (5) Business Days) notify Bioceres in writing so that Bioceres can seek a protective order.

(e) This Section 10.14 is intended for the benefit of, and shall be enforceable by, the Union Group and the Bioceres Group. This Section 10.14 shall be irrevocable, and no term of this Section 10.14 may be amended, waived or modified, without the prior written consent of the Pre-Closing Union Group Law Firms or Bioceres Group Law Firms, as applicable.

* * * * *

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Union

Union Acquisition Corp.

By:	/S/ KYLE P. BRANSFIELD
Name: Kyle P. Bransfield
Title: Chief Executive Officer

Pre-Closing Union Representative

Joseph J. Schena

By:	/S/ JOSEPH J. SCHENA

Bioceres

Bioceres, Inc.

By:	/S/ FEDERICO TRUCCO
Name: Federico Trucco
Title: President and Chief Executive Officer

ANNEX A – AMENDMENT TO THE SHARE EXCHANGE AGREEMENT

Amendment to the Exchange Agreement

This AMENDMENT (this “Amendment”) TO THE EXCHANGE AGREEMENT (as defined herein) is made effective as of December 19, 2018 by and between Union Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands (“Union”), Joseph J. Schena, solely in his capacity as representative of the holders of Union Ordinary Shares immediately prior to the Closing (the “Pre-Closing Union Representative”) and Bioceres, Inc., a Delaware corporation (“Bioceres”). Reference is made to that certain SHARE EXCHANGE AGREEMENT (the “Exchange Agreement”), dated November 8, 2018, by and among Union, the Pre-Closing Union Representative and Bioceres. Capitalized terms used herein and not otherwise defined, shall have the meaning set forth in the Exchange Agreement.

WHEREAS, the parties hereto desire to amend the Exchange Agreement pursuant to Section 8.4 thereof.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.	The following shall be added to Section 1.1 of the Exchange Agreement after “Pre-Closing Reorganization Consents” and before “Pre-Closing Union Group Law Firms”:

“Pre-Closing Union Board” has the meaning set forth in Section 6.19.

2.	The following shall be added to Section 1.1 of the Exchange Agreement after “Union Designated Contact” and before “Union Group”:

“Union Directors” has the meaning set forth in Section 6.19.

3.	Section 6.19 of the Exchange Agreement shall be deleted in its entirety and replaced by the following paragraph:

6.19. Post-Closing Union Board

The Parties shall use commercially reasonable efforts to ensure that at the Closing the Union Board shall be comprised of seven (7) members, five (5) of whom shall be designated by Bioceres and two (2) of whom shall be designated by the Union Board in existence during the Pre-Closing Period (the “Pre-Closing Union Board”). All directors of the post-Closing Union Board will have one-year terms and will be appointed and removed by the majority vote of the holders of Ordinary Shares of the Company. For the avoidance of doubt, any such directors (“Union Directors”) designated by the Pre-Closing Union Board shall receive consideration for their duties as members of the post-Closing Union Board pursuant to a compensation program to be established for independent directors, which is expected to consist of an annual retainer and committee fees for their service as directors. Following the Closing, Bioceres will also cause Union (which, for the avoidance of doubt, shall following the Closing be renamed Bioceres Crop Solutions Corp.) to reimburse the Union Directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at board and committee meetings.

4.	Section 8.4 of the Exchange Agreement shall be deleted in its entirety and replaced by the following paragraph:

8.4. Amendment

Prior to the Closing Date, this Agreement may be amended or modified only by a written agreement executed and delivered by (a) a duly authorized officer of Bioceres, (b) a duly authorized officer of Union and (c) the Pre-Closing Union Representative. On or after the Closing Date, this Agreement may be amended or modified only by a written agreement executed and delivered by (a) a duly authorized officer of Bioceres and (b) the Pre-Closing Union Representative.

This Agreement may not be modified or amended except as provided in the immediately preceding paragraph and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 8.4 shall be void.

A-1-1

5.

For the avoidance of doubt, the Pre-Closing Union Representative, by signing this Amendment, acknowledges that it shall observe all the obligations applicable to it under the Exchange Agreement as amended by this Amendment.

6.	Section 3.12(c)(ii) of the Disclosure Schedule attached to the Exchange Agreement is hereby amended to include the schedule set forth in Annex A attached hereto.

7.	All other terms and conditions as contained in the Exchange Agreement, shall remain binding on the Parties and are incorporated by reference.

[Signature Page Follows]

A-1-2

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the day and year first above written.

Union

Union Acquisition Corp.

By:	/s/ KYLE P. BRANSFIELD
	Name:	Kyle P. Bransfield
	Title:	Chief Executive Officer

Bioceres

Bioceres, Inc.

By:	/s/ FEDERICO TRUCCO
	Name:	Federico Trucco
	Title:	President and Chief Executive Officer

Pre-Closing Union Representative

Joseph J. Schena

By:	/s/ JOSEPH J. SCHENA

[Signature Page to Amendment to Share Exchange Agreement]

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ANNEX A

Section 3.12(c)(ii) of the Disclosure Schedule

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ANNEX B – RIZOBACTER CALL OPTION AGREEMENT

Buenos Aires city, October 22, 2018

Attn.
María Marta Mac Mullen
Pedro Enrique Mac Mullen
International Property Services Corp.

Re: Proposed Addendum No. 1/2018

Dear sirs/madams,

This is in connection with Offer No. 4/5-C/2016 dated October 19, 2016 (the “Call Option Offer”), with respect to the granting of a call option on certain of your equity interests in Rizobacter Argentina S.A., an Argentine company domiciled at Dr. Arturo Frondizi 1150 (Parque Industrial Pergamino, Pergamino, Provincia de Buenos Aires (hereinafter, “RASA”) to submit to your consideration (the “Sellers” and/or “MMM” and/or “PMM” and/or “IPS”, as applicable and jointly with Bioceres S.A. and its subsidiary Rasa Holding LLC— the “Buyer” and/or “Bioceres”, the “Parties” and/or the “Party”, as appropriate) the following offer to amend the Call Option Offer (the “Proposed Addendum”).

In this sense, and considering the negotiations held in the current month between the Parties tending to modify the terms and conditions of the Call Option Offer, we submit to you this Proposed Addendum which, if accepted by you, shall be governed in accordance with the terms attached hereto as Appendix 1.

This Proposed Addendum shall be valid for three (3) business days and shall be deemed accepted if all Sellers send written notice to Buyer informing Buyer of their acceptance of the Proposed Addendum.

Yours sincerely,

/S/ FEDERICO TRUCCO
BIOCERES S.A.
Printed Name: FEDERICO TRUCCO
Capacity of: Legal Representative

/S/ FEDERICO TRUCCO
RASA HOLDING LLC
Printed Name: FEDERICO TRUCCO
Capacity of: Chairperson

APPENDIX 1
PROPOSED ADDENDUM TERMS AND CONDITIONS

WHEREAS:

A.

(i) International Property Services Corp., a corporation duly organized and lawfully in existence at this date pursuant to the laws of the Republic of Panama, with domicile at Almirante Brown 3185 Piso 4º Ofic. 6, Ciudad de Mar del Plata, Provincia de Buenos Aires (“IPS”) is the holder of 5,404,000 shares accounting for 13.51% of the capital stock and votes of Rizobacter Argentina S.A. (“RASA” or the “Company”); (ii) MMM is the holder of 3,256,000 shares accounting for 8.24% of the capital stock and votes of RASA; and (iii) PMM is the holder of 3,256,000 shares accounting for 8.24% of the capital stock and votes of RASA;

B.	Pursuant to the Call Option Offer, a copy of which is attached hereto as Appendix A, the Sellers granted Bioceres S.A. a Call Option on the Shares Subject to Option I (as defined below); and
C.	The Sellers have negotiated with Bioceres S.A. and its Affiliates in order to modify the terms of the Call Option.

NOW THEREFORE, if this Proposed Addendum is accepted, the Parties shall submit to the following terms and conditions.

FIRST: DEFINITIONS

I.A. Unless otherwise stipulated, words used here in capital letters shall have the meaning assigned to them below.

UAC Shares: Shares of UAC, valued at the redemption value resulting at the Closing of the Proyecto Harvest and/or the NYSE listing value under the symbol “LTN” on the day of Closing of Proyecto Harvest, as applicable.

Shares Subject to Option I: Means globally: (i) 1,404,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 3.51% of the capital stock and votes of RASA owned by IPS (the “IPS Shares Subject to Option I”); (ii) 1,296,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 3.24% of the capital stock and votes of RASA owned by MMM (the “MMM Shares Subject to Option I”); and 1,296,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 3.24% of the capital stock and votes of RASA owned by PMM (the “PMM Shares Subject to Option I”).

Shares Subject to Option II: Means globally: (i) 5,404,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 13.51% of the capital stock and votes of RASA owned by IPS (the “IPS Shares Subject to Option II”); (ii) 3,256,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 8.24% of the capital stock and votes of RASA owned by MMM (the “MMM Shares Subject to Option II”); and 3,256,000 non-endorsable registered common shares of $1 par value each and entitled to five (5) votes per share representing 8.24% of the capital stock and votes of RASA owned by PMM (the “PMM Shares Subject to Option II”).

Affiliate: With respect to a Party, any corporation or other legal entity that controls it, that is currently or in the future controlled, directly or indirectly, by that Party or that is subject to common control with that Party. In this sense, “controlled” companies are those in which another person or company, either directly or through another company that is also controlled: (a) holds an interest by any title that grants the votes necessary to form the social will, or (b) exercises a dominant influence due to the special links between them.

Bioceres LLC: A company incorporated under the laws of the State of Delaware, United States of America, continuation of Bioceres Inc.

Closing of Proyecto Harvest: The date on which the acts and transactions of Proyecto Harvest will be completed.

Shareholders’ Agreement: Has the meaning ascribed to it in Clause 5.2(iv).

Business Day: Any day other than Saturday, Sunday in the Argentine Republic or in the United States of America and in which the banks of both jurisdictions are authorized to operate.

Closing Date: The date of effective transfer of the Shares Subject to Option II to the Buyer (and/or any of its Affiliates).

Notice of Exercise of the Call Option: The written communication to be sent by the Buyer and/or any of its Affiliates to the Sellers, to the domiciles herein registered for such purposes, relative to its will to exercise the Call Option I or II, as the case may be, prior to the expiration of the Term of Exercise of Call Option I or II, as the case may be.

Call Option I: The right to purchase the Shares Subject to Option I granted in the Call Option Offer by MMM, PMM and IPS in favor of the Buyer and its Affiliates.

Call Option II: The right to purchase the Shares Subject to Option II granted in this Agreement by MMM, PMM and IPS in favor of the Buyer and its Affiliates.

Term of Exercise of Call Option I: From the acceptance of this Proposed Addendum until March 31, 2019, if the Closing of Proyecto Harvest does not occur.

Term of Exercise of Call Option II: From the acceptance of this Proposed Addendum to the day of Closing of Proyecto Harvest.

Purchase Price II: Has the scope established in Clause 4.

Proyecto Harvest: A transaction or series of transactions that will consist primarily of the possible reverse acquisition of UAC by Bioceres LLC (a subsidiary of Bioceres S.A.) contributing certain assets to UAC (100% of its interest in New Bioceres Inc.) in return for a majority interest in UAC.

UAC: Union Acquisition Corporation, a company incorporated in the Cayman Islands, whose shares are listed on the New York Stock Exchange (NYSE “LTN”) and which, after the Closing of the Proyecto Harvest will be controlled by Bioceres LLC.

USD: U.S. Dollars.

I.B. Interpretation.

(a) The titles used in this Proposed Addendum are purely indicative and in no way affect the extent and scope of the respective provisions or the rights and obligations assumed by the Parties under them.

(b) If the context so requires, words in the singular include the plural and vice versa, and words in the masculine or neuter gender in Spanish include the masculine, feminine, and neuter.

(c) References to Sections, Articles and Appendixes included in this Proposed Addendum shall be construed (unless otherwise indicated) as references to Sections, Articles and Appendixes of this Proposed Addendum.

I.C. Referral.

Unless otherwise stated, words used herein in capital letters shall have the meaning assigned to them in the Call Option Offer.

SECOND: GRANTING OF CALL OPTIONS. CALL OPTION I AND CALL OPTION II

2.1 Upon acceptance of this Proposed Addendum, the Sellers grant to the Buyer (and/or any of its Affiliates) the Call Option I on the Shares Subject to Option I and the Call Option II on the Shares Subject to Option II, under the terms set forth herein.

2.2 The Call Options I and II may be exercised indistinctly by the Buyer and/or any of its Affiliates, and must only notify such circumstance to the Sellers in the event of submission of the Notice of Exercise of Call Option I or II, as appropriate.

2.3 The Call Options I or II shall only be exercised by the Buyer (and/or its Affiliates) one time and on all of the Shares Subject to Option I or II, as applicable.

2.4 Call Options I and II are mutually exclusive. The Buyer may only exercise Call Option I during the Term of Exercise of Call Option I if as of March 31, 2019 the Closing of the Proyecto Harvest has not occurred. In this case, the provisions set forth in Clause Two of the Call Option Offer shall apply to Call Option I, including in the Purchase Price of Option I an interest of 4.5% per annum as of the acceptance of this Proposed Addendum on the price pending collection, as set forth in Section 4.2 (i). Otherwise, if before March 31, 2019 the Closing of the Proyecto Harvest has occurred, Call Option I shall lapse in its entirety and, therefore, Buyer and/or its Affiliates shall only be entitled to exercise Call Option II under the terms and conditions hereof. For the sake of clarity, it is established that in all cases the closing of the transactions contemplated under Call Option II shall be conditioned upon the Closing of Proyecto Harvest.

2.5 Call Options I and II will become a put option in favor of the Sellers to sell to the Buyer and/or its Affiliates the Shares Subject to Option I and II, as applicable, upon the expiration of the Terms of Exercise of Options I and II, respectively (the “Put Options I and II”). All the financial terms established herein will be applied to Put Options I and II. For greater clarity, once the Put Option I or II has been exercised, as the case may be and as agreed in this Proposed Addendum, the Buyer shall be obliged to acquire the Shares Subject to the various Call Options I or II, as the case may be, owned by IPS, PMM and MMM in accordance with the terms agreed upon under this Proposal.

THIRD: CALL OPTION II

3.1 The Buyer (and/or any of its Affiliates) may exercise Call Option II on the Shares Subject to Option II by giving the Sellers Notice of Exercise of the Call Option.

3.2 Given by the Buyer (and/or any of its Affiliates) the Notice of Exercise of the Call Option within a period not greater than ten (10) Business Days from the date of receipt of the last of the notices: (i) the Parties shall complete the purchase and sale of the Shares Subject to Option II; (ii) the Sellers shall transfer the Shares Subject to Option II to the Buyer (and/or its Affiliates); and (iii) the Buyer (and/or its Affiliates) shall pay or cause to be paid to the Sellers the Purchase Price II and shall perform the other acts provided in Clause Fifth (the “Closing”).

3.3 The terms of the purchase and sale of the Shares Subject to Option II shall follow the agreement herein and substantially reflect the terms and conditions of the Appendix I to the Call Option Offer.

FOURTH: PURCHASE PRICE OF THE SHARES SUBJECT TO OPTION II

4.1 The price of the Shares Subject to Option II (the “Purchase Price II”) will be USD 49,980,000 (forty-nine million nine hundred and eighty thousand U.S. Dollars), of which USD 22,020,000 (twenty-two million twenty thousand U.S. Dollars) correspond to IPS; (ii) USD 13,980,000 (thirteen million nine hundred and eighty thousand US Dollars) correspond to PMM; and (iii) USD 13,980,000 (thirteen million nine hundred and eighty thousand US Dollars) correspond to PMM.

4.2 Buyer (and/or any of its Affiliates) shall pay Purchase Price II on the Closing Date by payment to Sellers of: (i) the sum of USD 14,985,000 (fourteen million nine hundred and eighty-five thousand U.S. Dollars) to Sellers’ proprietary accounts as indicated by Sellers in writing to Buyer (and/or any of its Affiliates) payable in full and/or by way of advances, at Buyer’s discretion, prior to the Closing Date; and (ii) payment in UAC Shares equivalent to USD 34,995,000 (thirty-four million nine hundred and ninety-five thousand U.S. dollars); all in accordance with the proportions corresponding to the Sellers indicated in Appendix 4.2 hereof. Likewise, the Parties agree that in the event that the Closing of Proyecto Harvest does not occur as of March 31, 2019, any type of advances that may have been received in such respect shall be discounted from the Purchase Price of Option I.

4.3. Without prejudice to the proportions of payment of Purchase Price II set forth in 4.2 (i) and (ii), the Buyer (and/or any of its Affiliates) shall have the power, at its discretion, to alter such proportions by cancelling Purchase Price II by delivery to the Sellers of greater or lesser quantity of cash and/or UAC Shares. Notwithstanding the foregoing, in all cases, the Buyer (and/or any of its Affiliates) shall make payments in cash or in kind, as the case may be, on a pro rata basis among the Sellers in accordance with their shareholdings and communicate such circumstance in the Notice of Exercise of the Call Option.

4.4 If Buyer (and/or any of its Affiliates) elects to pay Sellers the Purchase Price II by payment in kind of an amount greater than the equivalent of USD 34,995,000 (thirty-four million nine hundred and ninety-five thousand U.S. Dollars, ) in UAC Shares, then the Sellers will have an irrevocable put option whereby the Sellers will have the right to sell and the Buyer (and/or any of its Affiliates) will be obligated to purchase from the Sellers the quantity of UAC Shares delivered in excess of the Purchase Price II set forth in Clause 4.2(ii), all on the terms of Appendix 4.4 hereof. Shares Subject to the Irrevocable Put Option under the terms of Appendix 4.4 shall be exempt from any transfer limitation and from the exercise of the Option as well as from the pledge agreed in Appendix 4.6.

4.5 If, on the contrary, Buyer (and/or any of its Affiliates) chooses to pay Sellers the Purchase Price II in cash in an amount greater than USD 14,985,000 (fourteen million nine hundred and eighty-five thousand U.S. Dollars), then Sellers will grant Buyer (and/or its Affiliates) an irrevocable put option under which Buyer (and/or any of its

Affiliates) will have the right to sell and Sellers will be obligated to purchase from Buyer (and/or any of its Affiliates) UAC Shares for the sum of U.S. Dollars paid in excess of Purchase Price II set forth in Clause 4.2 (i), as set forth in Appendix 4.5 hereof.

4.6 The particular provisions described in Appendix 4.6 hereof in relation to the payment of Purchase Price II under Purchase Option II shall apply to PMM and MMM.

FIFTH: CLOSING DATE OF CALL OPTION II

5.1 The Closing will take place at Av. Leandro N. Alem 882, piso 13, Ciudad de Buenos Aires, on the date indicated by the Buyer (and/or any of its Affiliates) in the Notice of Exercise of the Call Option.

5.2 On Closing Date:

(i)

The Sellers will perform all acts conducive to transferring the Subject Shares to Option II to the Buyer (and/or any of its Affiliates) substantially in accordance with the terms and conditions of Appendix I of the Call Option Offer;

(ii)

The Buyer (and/or any of its Affiliates) shall pay or cause to be paid in favor of the Sellers the Purchase Price II in UAC Shares, pursuant to their registration in the UAC Record Book, and/or in cash in the proportions indicated in the Notice of Exercise of Call Option;

(iii)

Subject to the proportions of payment of Purchase Price II in UAC Shares and/or cash, the Parties will subscribe irrevocable put options on terms substantially similar to those set forth in the Appendixes 4.4 and 4.5, as applicable;

(iv)

The Sellers shall enter into a Shareholder Agreement with the Buyer and/or its Affiliates in substantially the same terms as Appendix 5.2(iv) regulating their rights and obligations as shareholders of UAC and establishing limitations on the transfer of UAC Shares;

(v)

MMM and PMM shall grant to the Buyer and/or its Affiliates, as applicable, a first priority pledge on 75% of the UAC Shares they receive as part of the payment of Purchase Price II. This guarantee and its form of release shall be governed by the terms set out in Appendix 5.2(v) and record shall be kept that the UAC Shares paid in excess as agreed in clause 4.4 hereof are not included and are not within the stipulated percentage.

(vi)	The Parties shall perform all acts desirable or conducive to completing the transactions which are the purpose of Purchase Option II and this Proposed Addendum.

SIXTH: MISCELLANEOUS PROVISIONS

6.1 Notices

All notifications between the Parties shall be in writing and in a faithful manner, addressed to the following addresses:

To IPS:
Almirante Brown 3185 Piso 4º Ofic. 6,
Ciudad de Mar del Plata
Provincia de Buenos Aires
Argentina

CC (which shall not constitute a notification) to:
Andrea Capriotti
Pinto 1200, Ciudad de Pergamino
Provincia de Buenos Aires

To María Marta Mac Mullen:
25 de mayo 2974 UF 19 Barrio El Carmen,
Ciudad de Pergamino,
Provincia de Buenos Aires

To Pedro Enrique Mac Mullen:
Henrich 399, Barrio Las Marías,
Ciudad de Pergamino,
Provincia de Buenos Aires

CC (which shall not constitute a notification) to:
Andrea Capriotti
Carlos Gorordo
Av. de Mayo 380 – Planta Alta,
Ciudad de Pergamino,
Provincia de Buenos Aires

To the Buyer:
Ocampo 210 bis
Predio CCT, Rosario, Sta. Fe, ARG.
Tel.: +54 341 4861100
Attn.: Gloria Montaron Estrada

CC (which shall not constitute a notification) to:
Marval, O’Farrell & Mairal
Leandro N. Alem 882
Ciudad de Buenos Aires
Tel.: 54 11 4310 0100
Fax: 54 11 4310 0200
Attn.: Diego S. Krischcautzky

6.2 Confidentiality

All information exchanged by the Parties in connection with this Proposed Addendum is confidential and shall remain so except where it comes to the public’s knowledge by a third party not bound by an obligation of confidentiality or by the Party that provided the confidential information and/or where such information is required by administrative or judicial authority with proper authority to do so and/or in the event of a dispute between the Parties arising out of the interpretation, validity, performance and breach hereof.

6.3 Assignment

Neither Party shall be entitled to assign the rights and/or obligations arising hereunder without the prior express consent of the other, with the exception of the Buyer, which shall be entitled to assign its rights and obligations to an Affiliate.

6.4 Ratification

Except as modified herein, the Parties ratify all remaining terms and conditions of the Call Option Offer.

6.5 Governing Law and Dispute Settlement

(a)	This Proposed Addendum shall be governed by and construed in accordance with the laws of the Argentine Republic.
(b)

In the event of any disagreement, controversy or conflict arising with respect to the validity, interpretation, performance or resolution hereof, the Parties expressly agree to conduct an initial mediation process during a period of 30 days, submitting themselves to the Mediation and the Rules of Procedure and Code of Ethics of Centro Empresarial de Mediación y Arbitraje (Asociación Civil), based in the city of Buenos Aires, Argentina. The Parties may extend said term. In the event that they have not reached an agreement, the dispute or the unresolved partial aspects thereof shall be submitted to arbitration in accordance with the rules of the aforementioned center. For the execution of the award and all other cases outside the arbitration jurisdiction, the Parties submit to the ordinary jurisdiction of the Courts of the City of Buenos Aires. The corresponding award shall be final and non-appealable for the Parties who expressly establish that this arbitration clause shall be considered as an autonomous agreement independent of the other stipulations contained in this proposal; that the total or partial nullity thereof shall not imply the nullity of the arbitration clause, and that the arbitrator(s) shall have the power to decide on their own competence and on the existence or validity of the arbitration clause.

Appendix A
Copy of the Call Option Offer

Appendix 4.2
Allocation of Purchase Price II

Individual	Holdings	Total USD	USD Cash	USD in Shares
Pedro Mac Mullen	8.24%	13,980,000	4,860,000	9,120,000
María Marta Mac Mullen	8.24%	13,980,000	4,860,000	9,120,000
IPS	13.51%	22,020,000	5,265,000	16,755,000
Totals	29.99%	49,980,000	14,985,000	34,995,000

Appendix 4.4
Irrevocable Put Option Model (IPS /MM)

Appendix 4.5
Irrevocable Put Option Model (BIOX)

Appendix 4.6
Particular Provisions Applicable to PMM and MMMM

PMM and MMM state that on 10% of the MMM Shares Subject to Option II and the PMM Shares Subject to Option II there is an interim measure ordered in the case entitled “Harnan Miguel, Marcos y Martina c/Mac Mullen Jorge y otros s/ Medidas cautelares”, Case N° 76.745 filed at the Civil and Commercial Court No. 2 of San Nicolás, Buenos Aires Province (the “Interim Measure”), under which an embargo was placed on 44% of RASA’s share capital. The Interim Measure also placed an embargo on 30% of the dividends accruing from the liened RASA shares. Likewise, the MMM Shares Subject to Option II and the PMM Shares Subject to Option II could be affected by a nullity lawsuit in which the ownership of 80% of RASA’s share capital is argued in the proceedings “Harnan, Miguel, Marcos y Martina c/ Mac Mullen Jorge Enrique y otros s/ Acción de nulidad”, Case No. 76806, filed before the Civil and Commercial Court No. 5 of San Nicolás, Buenos Aires Province (the “Nullity Lawsuit”).

Accordingly, in the event of an unfavorable outcome (the procedural principles set out in the following paragraph apply) of the Interim Measure and/or the Nullity Lawsuit, PMM and MMM undertake to return to the Buyer and/or its Affiliates 75% of the UAC Shares received in payment in the event of the exercise of Call Option II, excluding shares received in excess of such calculation and which are subject to the irrevocable put option set forth in clause 4.4. As security for the fulfilment of their obligation, they undertake to pledge on the Closing Date such UAC Shares in substantially the same manner as the terms set out in Appendix 5.2 (v) in favor of the Buyer and/or its Affiliates.

The pledge on the UAC Shares will expire once the judicial proceedings listed above obtain a favorable result that completely rejects the claim of the plaintiff (in accordance with the modes of termination of the proceedings regulated in the Code of Civil and Commercial Procedure of the Province of Buenos Aires, including the transaction validated by final judgment) and are completed and, as long as there is no pending resolution or compliance with any claim, action or procedure directly or indirectly related to such legal proceedings, or which in any way could affect the peaceful ownership of and/or the exercise of the rights derived from the MMM Shares Subject to Option II and the PMM Shares Subject to Option II. It shall be understood that the conditions for the cancellation of the pledge have been met when: (i) the aforementioned conditions are met, (ii) the one-year limitation period for the autonomous action for review of the res judicata has elapsed (article 2564 Civil and Commercial Code), from the date on which the final judgement or decision on the merits which terminates the last of the legal proceedings referred to above becomes final (in accordance with the modes of termination of the proceedings regulated in the Civil and Commercial Procedural Code of the Province of Buenos Aires), and (iii) the termination of such proceedings has been notified in a reliable manner to the Buyer and/or its Affiliates.

PMM and MMM undertake to sustain and/or continue with the defense presented to date in the judicial proceedings mentioned above and not to perform any act that may affect the acquisition of MMM Shares Subject to Option II and PMM Shares Subject to Option II by the Buyer and/or its Affiliates.

Appendix 5.2(iv)
Shareholders’ Agreement Model

Appendix 5.2(v)
Pledge of Shares Contract Offer Model

PART II – INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The Companies Law of the Cayman Islands does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. The registrant’s amended and restated memorandum and articles of association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, or the SEC, indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit
No.	Description
2.1*	Share Exchange Agreement, dated as of November 8, 2018, by and among Union Acquisition Corp., Joseph J. Schena, in his capacity as the Pre-Closing Union Representative, and Bioceres, Inc. (Incorporated by reference to Exhibit 2.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on November 8, 2018, and also included as Annex A to the proxy statement/prospectus)
2.2*	Amendment to the Share Exchange Agreement, dated December 19, 2018 (Incorporated by reference to Exhibit 10.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on December 20, 2018, and also included as Annex A-1 to the proxy statement/prospectus)
3.1**	Amended and Restated Memorandum and Articles of Association of Bioceres Crop Solutions Corp.
4.1	Form of Shareholders Agreement, by and among Bioceres Crop Solutions Corp., Bioceres LLC and the shareholders named therein
4.2	Letter Agreement with respect to Private Placement Warrants by and between Union Acquisition Corp. and the holders named therein (Incorporated by reference to Exhibit 10.2 to UAC's Current Report on Form 8-K (File No. 001-38405), filed with the SEC on December 20, 2018)
4.3	Form of Amended and Restated Registration Rights Agreement by and among Bioceres Crop Solutions Corp. and the Investors named therein
4.4	Form of Warrant Agreement, by and between Bioceres Crop Solutions Corp. and Continental Stock Transfer & Trust Company
4.5	Specimen of Warrant Certificate (Incorporated by reference to Exhibit 2.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on November 8, 2018)
5.1**	Legal Opinion of Maples and Calder
10.1	Rizobacter Call Option Agreement, dated October 22, 2018 (Incorporated by reference to Exhibit 10.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on November 8, 2018, and included as Annex B to the proxy statement/prospectus)
10.2	Form of Escrow Agreement, by and among Union Acquisition Corp., Joseph J. Schena, in his capacity as the Pre-Closing Union Representative, Bioceres S.A. and Continental Stock Transfer & Trust Company (Incorporated by reference to Exhibit 2.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on November 8, 2018)
10.3	Lock-up Agreement, dated as of November 8, 2018, by and among Union Acquisition Corp., Joseph J. Schena, in his capacity as the Pre-Closing Union Representative, and Bioceres, Inc. (Incorporated by reference to Exhibit 2.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on November 8, 2018)
10.4	Form of Right of First Refusal Agreement, by and among Bioceres S.A., Juan Sartori, Kyle P. Bransfield, Gerald W. Haddock, Daniel W. Fink, Joseph J. Schena, Union Group International Holdings Limited, Union Acquisition Associates, LLC and Jim Manley (Incorporated by reference to Exhibit 2.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on November 8, 2018)

Exhibit
No.	Description
10.5	Form of Joinder Agreement (Incorporated by reference to Exhibit 2.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on November 8, 2018)
10.6**	Form of Indemnification Agreement
23.1**	Consent of Maples & Calder (included in Exhibit 5.1)
23.2	Consent of Price Waterhouse & Co. S.R.L., independent registered public accounting firm, with respect to Bioceres Inc. Crop Business and Bioceres Semillas S.A. Combined Financial Statements
23.3	Consent of Marcum LLP
24.1	Powers of Attorney (included in the signature page)
99.1	Form of Union Acquisition Corp. Proxy Card
99.2	Consent of Federico Trucco, Ph.D.
99.3	Consent of Enrique Lopez Lecube
99.4	Consent of Carlos Camargo de Colón
99.5	Consent of Ari Freisinger
99.6	Consent of Gloria Montaron Estrada
____________________

*	Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. UAC agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

**	To be filed by amendment.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post–effective amendment to this registration statement:

		(i)	To include any proxy statement/prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the proxy statement/prospectus any facts or events arising after the effective date of the registration statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of proxy statement/prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

		(i)	Any preliminary proxy statement/prospectus or proxy statement/prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

		(ii)	Any free writing proxy statement/prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing proxy statement/prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

		(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering proxy statement/prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)

The registrant undertakes that every proxy statement/prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)

The undersigned registrant hereby undertakes to supply by means of a post–effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on December 21, 2018.

UNION ACQUISITION CORP.

By:	/s/ Kyle P. Bransfield
Name:	Kyle P. Bransfield
Title:	Chief Executive Officer and Director

We, the undersigned officers and directors of Union Acquisition Corp., hereby severally and individually constitute and appoint Kyle P. Bransfield and Juan Sartori and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-4 and all instruments necessary or advisable in connection therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have the power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and instruments.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 21, 2018:

Signature	Title
/s/ Juan Sartori	Chairman of the Board
Juan Sartori

Chief Executive Officer and Director (Principal
Executive Officer and Principal Financial and
/s/ Kyle P. Bransfield	Accounting Officer)
Kyle P. Bransfield

/s/ Gerald Haddock	Director
Gerald Haddock

/s/ Daniel W. Fink	Director
Daniel W. Fink

/s/ Joseph J. Schena	Director
Joseph J. Schena